     As filed with the Securities and Exchange Commission on March 12, 2004
                                                           Registration No. 333-
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------


                                  FINDWHAT.COM
             (Exact name of Registrant as specified in its charter)

             Nevada                              7379                      88-0348835
  (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)      Identification No.)

                                     ------------------------


                     5220 Summerlin Commons Blvd., Suite 500
                            Fort Myers, Florida 33907
                                 (239) 561-7229
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                            ------------------------

Phillip R. Thune, Chief Operating Officer, Chief Financial Officer and Treasurer
                                  FindWhat.com
                     5220 Summerlin Commons Blvd., Suite 500
                            Fort Myers, Florida 33907
                                 (239) 561-7229

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------
                          Copies of Correspondence to:

     Philip S. Stamatakos, Esq.              Gregg J. Berman, Esq.
    Christopher M. Bartoli, Esq.            Joseph F. Daniels, Esq.
          Baker & McKenzie                Fulbright & Jaworski L.L.P.
       130 East Randolph Drive                  666 Fifth Avenue
       Chicago, Illinois 60601           New York, New York 10103-3198
      Telephone: (312) 861-8000            Telephone: (212) 318-3388
      Facsimile: (312) 861-2899            Facsimile: (212) 318-3400

                            ------------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the consummation of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------

 Title of Each Class of                             Proposed Maximum         Proposed Maximum          Amount of
    Securities to be          Amount to be         Offering Price Per       Aggregate Offering        Registration
       Registered              Registered                Unit(1)                 Price(1)                Fee(1)
------------------------------------------------------------------------------------------------------------------
Common stock, $0.001            7,000,000                $18.33                $128,310,000            $16,256.88
   par value........
------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933. Pursuant to Section 6(b) and Rule 457(c) and (o), the registration fee was calculated based on the average high and low prices for FindWhat.com common stock as quoted on the Nasdaq National Market on March 11, 2004.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.

                   Subject to completion, dated March 12, 2004

   MERGER PROPOSAL AND PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The boards of directors of FindWhat.com and Espotting Media Inc. have unanimously approved a merger designed to create an international leader in performance-based Internet marketing with combined operations in 12 countries across America, Europe and Asia. We believe the combined company will be able to create substantially more stockholder value than could be achieved by either company individually.

         If the merger is completed, Espotting stockholders will receive a total of 7,000,000 shares of common stock and approximately $20,000,000 of cash, subject to adjustment as described in the accompanying joint proxy statement/prospectus.

         Upon consummation of the merger, FindWhat's stockholders will own approximately 77% of the combined company on a fully diluted basis. The shares of the combined company will be traded on the Nasdaq National Market under the symbol "FWHT."

         In connection with the annual meeting, we are asking the FindWhat stockholders to approve:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;
         -        the FindWhat 2004 Stock Incentive Plan;
         -        the EMI Replacement Option Plan;
         - the election of eight directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;
         - the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of FindWhat common stock from 50,000,000 to 200,000,000; and
         - the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware.

         Approval of the issuance of FindWhat common stock pursuant to the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby. Additionally, approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan are each a condition to completion of the merger.

         FindWhat's annual meeting will be held at its headquarters:

                  FindWhat.com
                  5220 Summerlin Commons Blvd.
                  Suite 500
                  Fort Myers, Florida 33907

         After careful consideration, FindWhat's board of directors has unanimously approved the merger and concluded that it is advisable and fair to, and is in the best interests of, FindWhat and its stockholders. FindWhat's board of directors has also unanimously approved each of the other proposals. FindWhat's board of directors unanimously recommends that the FindWhat stockholders vote FOR each of the proposals. YOUR VOTE IS VERY IMPORTANT.

         In connection with the special meeting, Espotting stockholders are being asked to approve and adopt:

         -        the merger agreement and the merger;
         -        an amendment to the Espotting Share Option Plan; and
         -        an amendment to the Espotting European Share Option & Warrant
                  Plan.

         Espotting's special meeting will be held at its headquarters:

                  Espotting Media Inc.
                  The Old Truman Brewery
                  91, Brick Lane
                  London
                  E1 6QL
                  United Kingdom

         After careful consideration, Espotting's board of directors has unanimously approved the merger and concluded that it is advisable and fair to, and is in the best interests of, Espotting and its stockholders. Espotting's board of directors has also unanimously approved each of the other proposals. Espotting's board of directors unanimously recommends that Espotting stockholders vote FOR each of the proposals.

         We cannot complete the merger unless the stockholders of FindWhat approve:

         - the issuance of shares of FindWhat common stock pursuant to the merger;
         -        the FindWhat 2004 Stock Incentive Plan; and
         -        the EMI Replacement Option Plan

and the Espotting stockholders approve each of the proposals submitted to them. YOUR VOTE IS VERY IMPORTANT.

         We believe this merger will create a strong combined company that will deliver important benefits to its stockholders and customers.




Craig A. Pisaris-Henderson                Daniel Ishag
FindWhat.com                              Espotting Media Inc.
Chairman, Chief Executive Officer,        Founder and Chief Executive Officer
  President and Secretary

   CONSIDER THE RISKS DESCRIBED ON PAGES 25 THROUGH 45 OF THIS DOCUMENT.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED ______, 2004, AND IS FIRST BEING MAILED TO THE STOCKHOLDERS OF FINDWHAT AND ESPOTTING ON OR ABOUT _____, 2004.

                                  FINDWHAT.COM
                          5220 SUMMERLIN COMMONS BLVD.
                                    SUITE 500
                            FORT MYERS, FLORIDA 33907
                                 (239) 561-7229

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                     _____, 2004

To Our Stockholders:

         NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of FindWhat.com, a Nevada corporation, will be held at FindWhat's headquarters located at 5220 Summerlin Commons Blvd., Suite 500, Ft. Myers, Florida 33907 on __________, 2004, at _____ __.m., local time, for the following purposes:

                  1. To approve the issuance of 7,000,000 shares of FindWhat common stock pursuant to FindWhat's merger with Espotting;

                  2.       To approve the FindWhat 2004 Stock Incentive Plan;

                  3.       To approve the EMI Replacement Option Plan;

                  4. To elect eight directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

                  5. To approve the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of FindWhat common stock from 50,000,000 to 200,000,000;

                  6. To approve the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware; and

                  7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Approval of the issuance of FindWhat common stock pursuant to the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby. Additionally, approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan are conditions to completion of the merger.

         Owners of FindWhat common stock of record at the close of business on _____, 2004, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, WHICH WILL REVOKE A SIGNED PROXY IF YOU HAVE ALREADY SENT ONE IN. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. THANK YOU FOR YOUR COOPERATION.

                              By Order of the Board of Directors

                              Craig A. Pisaris-Henderson
                              Chairman, Chief Executive Officer, President
                               and Secretary


                  PLEASE SIGN AND MAIL THE ENCLOSED PROXY CARD
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

                              ESPOTTING MEDIA INC.
                             THE OLD TRUMAN BREWERY
                                 91, BRICK LANE
                                     LONDON
                                     E1 6QL
                               +44 (0)20 7539 0500

                               -----------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON ________, 2004

                               -----------------

TO THE STOCKHOLDERS OF ESPOTTING MEDIA INC.:

      A special meeting of stockholders of Espotting will be held on ___________, 2004, at ____ _.m., local time, at
_________________________________, for the following purposes:

         1. To consider and vote on a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of February 9, 2004, by and among FindWhat.com, a Nevada corporation, Who Merger Corp., a Delaware corporation and a wholly-owned subsidiary of FindWhat.com, and Espotting Media Inc., a Delaware corporation, a copy of which is attached as Appendix A to the accompanying joint proxy statement/prospectus, and to approve the merger as contemplated by the merger agreement.

         2. To consider and vote on a proposal to approve and adopt an amendment to the Espotting Share Option Plan to clarify that options granted thereunder do not lapse on completion of a change of control where a written notice of intention has been served on optionholders of Espotting's intention to procure the grant of new rights in substitution for their existing rights. A copy of the Espotting Share Option Plan, as amended, is attached as Appendix L.

         3. To consider and vote on a proposal to approve and adopt an amendment to the Espotting European Share Option & Warrant Plan to clarify that options granted thereunder do not lapse on completion of a change of control where a written notice of intention has been served on optionholders of Espotting's intention to procure the grant of new rights in substitution for their existing rights. A copy of the Espotting European Share Option & Warrant Plan, as amended, is attached as Appendix M.

         4. To transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

         Only stockholders of record of Espotting at the close of business on ______________, 2004 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the shares of Espotting common stock and a majority of the shares of Espotting preferred stock entitled to vote at the special meeting, voting as separate classes. The proposals to approve and adopt an amendment to the Espotting Share Option Plan and the Espotting European Share Option & Warrant Plan each will require the affirmative vote of the holders of a majority of the shares of Espotting common stock and a majority of the shares of Espotting Preferred Stock entitled to vote at the special meeting, voting together as one class.

         YOUR VOTE IS IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT

HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Daniel Ishag
                                            Founder and Chief Executive Officer
London, United Kingdom
______________, 2004

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                       REFERENCE TO ADDITIONAL INFORMATION

         This joint proxy statement/prospectus incorporates important business and financial information about FindWhat from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from FindWhat at:

                                  FindWhat.com
                          5220 Summerlin Commons Blvd.
                                    Suite 500
                            Fort Myers, Florida 33907
                              Attention: Secretary
                                 (239) 561-7229

         If you would like to request documents, please do so as soon as possible in order to receive them before the annual meeting.

         See "Where You Can Find More Information" beginning on page 224.

                                TABLE OF CONTENTS


                                   THE MERGER


QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY

                                                                                     PAGE NO.
                                                                                     --------
         The merger                                                                     1
         The companies                                                                  5
         Reasons for the merger                                                         6
         What Espotting stockholders will receive in the merger                         6
         Ownership of FindWhat after the merger                                         6
         Management of FindWhat after the merger                                        7
         Recommendations to stockholders                                                7
         Stockholder votes required in connection with the merger                       7
         Treatment of Espotting stock options                                           9
         Conversion of Espotting notes                                                  9
         Conditions to completion of the merger                                        10
         Termination of the merger agreement                                           10
         Escrow agreement                                                              11
         Sellers' representative agreement                                             11
         Employment agreements                                                         13
         Voting agreements                                                             13
         Registration rights agreement                                                 13
         Indemnity agreement                                                           13
         Loan agreement                                                                13
         Opinion of FindWhat's financial advisor                                       13
         Opinion of Espotting's financial advisor                                      14
         Material federal income tax consequences of the merger                        14
         Accounting treatment of the merger                                            14
         Appraisal rights                                                              15
         Interests of Espotting's officers and directors in the merger                 15
         Listing of FindWhat common stock                                              15
         Market prices for common stock                                                15
         Selected consolidated historical financial information of FindWhat            16
         Selected consolidated historical financial information of Espotting           18
         FindWhat unaudited pro forma condensed consolidated financial data            20
         Unaudited pro forma comparative per share data                                22
MARKET PRICE AND DIVIDEND INFORMATION                                                  23
         FindWhat market price data                                                    23
         Recent sales of unregistered securities                                       24
         Recent developments                                                           24
         Espotting stock                                                               24
RISK FACTORS                                                                           25
         Risks related to the merger                                                   25
         Risks related to Espotting's business                                         28
         Risks related to FindWhat's business                                          36
FORWARD-LOOKING STATEMENTS                                                             46
THE FINDWHAT STOCKHOLDER MEETING                                                       47
         Purpose of annual meeting                                                     47
         FindWhat board of directors' recommendation                                   47
         Record date and voting                                                        48
         Voting and revocation of proxies                                              49
         Voting agreements                                                             50
         Solicitation of proxies and expenses                                          50
         Appraisal rights                                                              50



                                                                                     PAGE NO.
                                                                                     --------
THE ESPOTTING STOCKHOLDER MEETING                                                      51
         Purpose of special meeting                                                    51
         Espotting board of directors' recommendation                                  51
         Record date and voting                                                        51
         Voting and revocation of proxies                                              52
         Voting agreements                                                             53
         Solicitation of proxies and expenses                                          53
         Appraisal rights                                                              53
THE MERGER                                                                             54
         General                                                                       54
         FindWhat proposals                                                            54
         Espotting proposals                                                           54
PROPOSAL 1                                                                             55
ISSUANCE OF SHARES OF FINDWHAT COMMON STOCK                                            55
         Background of the merger                                                      55
         FindWhat's reasons for the merger                                             61
         Factors considered by, and recommendations of, FindWhat's board of
            directors                                                                  61
         Consideration of the merger by Espotting's board of directors                 63
         Espotting's reasons for the merger                                            63
         Recommendation of Espotting's board of directors                              66
         Accounting treatment of the merger                                            66
         Material federal income tax consequences of the merger                        67
         Appraisal rights                                                              69
         Federal securities law consequences: stock transfer restriction
            agreements; registration rights                                            71
         Nasdaq listing                                                                72
THE COMPANIES                                                                          73
         FindWhat.com                                                                  73
         Espotting Media Inc.                                                          73
         Overview                                                                      73
         Industry overview                                                             73
         The Espotting solution                                                        74
         Strategy                                                                      75
         The Espotting service                                                         76
         Competition                                                                   77
         Technology                                                                    78
         Intellectual property                                                         78
         Government regulations                                                        79
         Employees                                                                     79
         Properties                                                                    79
         Legal proceedings                                                             80
         Espotting management's discussion and analysis of financial condition
            and results of operations                                                  81


                                                                                     PAGE NO.
                                                                                     --------
OPINIONS OF FINANCIAL ADVISORS                                                          92
         Opinion of FindWhat's financial advisor                                        92
         Opinion of Espotting's financial advisor                                       97
INTERESTS OF CERTAIN PERSONS IN THE MERGER                                             105
         Interests of Espotting's directors and executive officers in the merger       105
         Accelerated vesting of options                                                105
         New employment agreements and stock options for Daniel Ishag, Sebastian
            Bishop, and Jonathan Bunis                                                 105
         Indemnification and directors and officers insurance                          106
         Arrangements with directors                                                   106
THE MERGER AGREEMENT                                                                   107
         General                                                                       107
         Closing matters                                                               107
         Consideration to be received in the merger; escrow; treatment of stock
            options                                                                    107
         Exchange of certificates in the merger                                        109
         Distributions with respect to unexchanged shares                              109
         Fractional shares                                                             109
         Lost, stolen or destroyed certificates                                        110
         Stock transfer books                                                          110
         Listing of FindWhat stock                                                     110
         Appraisal rights                                                              110
         Representations and warranties                                                110
         Covenants                                                                     112
         Other covenants and agreements                                                116
         Conditions                                                                    117
         Termination of the merger agreement                                           118
         Termination fees                                                              120
         Amendments, extensions and waivers                                            121
         Registration rights agreement                                                 121
         Voting agreements                                                             121
         Indemnity agreement                                                           122
         Employment agreements                                                         122
         Loan agreement                                                                122
         Escrow agreement                                                              123
         Sellers' representative agreement                                             123
FINDWHAT UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA                     125
COMPARISON OF FINDWHAT/ESPOTTING STOCKHOLDER RIGHTS                                    132
DESCRIPTION OF FINDWHAT CAPITAL STOCK                                                  154
         Authorized capital stock                                                      154
         FindWhat common stock                                                         154
         FindWhat preferred stock                                                      154
PROPOSAL 2                                                                             155
FINDWHAT.COM 2004 STOCK INCENTIVE PLAN                                                 155
         General                                                                       155
         Eligibility to receive awards under the SIP                                   155
         Administration of the SIP                                                     155
         Term of the SIP                                                               155
         Amendment and termination of the SIP                                          155
         Stock options                                                                 155



                                                                                     PAGE NO.
                                                                                     --------
         Stock appreciation rights ("SARs")                                            156
         Restricted stock awards                                                       156
         Stock bonus awards                                                            157
         Deferred stock awards                                                         157
         Federal income tax consequences                                               157
         Required vote                                                                 158
PROPOSAL 3                                                                             159
EMI REPLACEMENT OPTION PLAN                                                            159
         Purpose of the plan                                                           159
         Options                                                                       160
         Administration of the plan                                                    160
         Term of the plan                                                              160
         Amendment                                                                     160
         Federal income tax consequences                                               160
         Benefits under the EMI replacement option plan                                161
         Required vote                                                                 161
OTHER FINDWHAT STOCKHOLDER MATTERS                                                     162
         Introduction                                                                  162
PROPOSAL 4                                                                             163
ELECTION OF DIRECTORS                                                                  163
         Meetings, committees, and compensation of the board of directors              165
         Officers of FindWhat                                                          168
         Section 16(a) beneficial ownership reporting compliance                       169
EXECUTIVE COMPENSATION                                                                 171
         Summary compensation table                                                    171
OPTION GRANTS IN LAST FISCAL YEAR                                                      172
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES                                                                                 173
EMPLOYMENT, NON-COMPETITION, AND CONFIDENTIALITY AGREEMENTS WITH CERTAIN
   EXECUTIVE OFFICERS                                                                  173
SECURITY OWNERSHIP OF MANAGEMENT                                                       175
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS                                        178
EQUITY COMPENSATION PLAN INFORMATION                                                   180
STOCK INCENTIVE PLAN TABLE                                                             180
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS                         182
         Compensation philosophy                                                       182
         Chief executive officer compensation                                          183
         Certain tax considerations                                                    183
PERFORMANCE GRAPH                                                                      184
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                                   185
         Compensation committee interlocks and insider participation                   185
AUDIT COMMITTEE REPORT                                                                 186
INDEPENDENT PUBLIC ACCOUNTANTS                                                         187
FEES OF THE INDEPENDENT AUDITORS                                                       187
         Appointment of auditors for fiscal 2004                                       188
PROPOSAL 5                                                                             189
INCREASE IN AUTHORIZED SHARES                                                          189
PROPOSAL 6                                                                             200
REINCORPORATION IN DELAWARE                                                            200
         Introduction                                                                  200
         General                                                                       201
         No exchange of certificates required                                          201
         Amendment                                                                     201
         Vote required                                                                 202
         Reasons for and advantages of reincorporation in Delaware                     202
         Disadvantages of reincorporation in Delaware                                  203
         Authorized capital stock                                                      203
         Comparative rights of stockholders                                            204



                                                                                     PAGE NO.
                                                                                     --------
         Number of directors; removal; filling vacancies                                204
         Business combinations                                                          205
         Limitation of liability of directors                                           206
         Indemnification of directors and officers                                      207
         Special meetings of stockholders                                               207
         Authorized capital                                                             208
         Amendment or repeal of the certificate of reincorporation                      208
         Amendments to bylaws                                                           208
         Inspection rights                                                              208
         Summary of certain other significant differences between Delaware and
           Nevada corporate laws                                                        208
         Merger with subsidiary                                                         209
         Committees of the board of directors                                           209
         Vote required for mergers                                                      209
         Stock redemptions and repurchases                                              209
         Proxies                                                                        210
         Consideration for stock                                                        210
         Stockholders' rights to examine books and records                              210
         Dividends                                                                      210
         Corporate action without a stockholder meeting                                 210
         Material U.S. federal income tax consequences of the reincorporation           210
         Securities act consequences                                                    211
         Appraisal and dissenters' rights                                               211
         Abandonment                                                                    212
         Recommendations of the FindWhat board                                          212
CODE OF ETHICS                                                                          213
STOCKHOLDER PROPOSALS                                                                   213
OTHER MATTERS                                                                           213
LEGAL MATTERS                                                                           213
EXPERTS                                                                                 213
CERTAIN ESPOTTING INFORMATION                                                           215
SECURITY OWNERSHIP OF ESPOTTING MANAGEMENT                                              215
SECURITY OWNERSHIP OF CERTAIN ESPOTTING BENEFICIAL OWNERS                               216
OTHER ESPOTTING STOCKHOLDER MATTERS                                                     217
AMENDMENT TO ESPOTTING MEDIA INC. SHARE OPTION PLAN (EMI PLAN)                          217
AMENDMENT TO ESPOTTING MEDIA INC. EUROPEAN SHARE OPTION & WARRANT PLAN                  220
WHERE YOU CAN FIND MORE INFORMATION                                                     224
INDEX TO ESPOTTING HISTORICAL FINANCIAL STATEMENTS


                                   APPENDICES



APPENDIX A        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
APPENDIX B        OPINION OF THOMAS WEISEL PARTNERS
APPENDIX C        OPINION OF UBS SECURITIES LLC
APPENDIX D        SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
APPENDIX E        FINDWHAT 2004 STOCK INCENTIVE PLAN
APPENDIX F        EMI REPLACEMENT OPTION PLAN
APPENDIX G        FINDWHAT REINCORPORATION MERGER AGREEMENT
APPENDIX H        FINDWHAT-DELAWARE AMENDED AND RESTATED CERTIFICATE OF
                  INCORPORATION
APPENDIX I        FINDWHAT-DELAWARE AMENDED AND RESTATED BYLAWS
APPENDIX J        FINDWHAT AUDIT COMMITTEE CHARTER
APPENDIX K        FINDWHAT NOMINATING COMMITTEE CHARTER
APPENDIX L        ESPOTTING SHARE OPTION PLAN
APPENDIX M        ESPOTTING EUROPEAN SHARE OPTION & WARRANT PLAN

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                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT ITEMS ARE TO BE CONSIDERED AT THE RESPECTIVE MEETINGS OF FINDWHAT
         AND ESPOTTING STOCKHOLDERS?

A: At the FindWhat annual meeting, FindWhat stockholders are being asked approve the following:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        the FindWhat 2004 Stock Incentive Plan;

         -        the EMI Replacement Option Plan;

         - the election of eight directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         - the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware.

         Approval of the issuance of FindWhat common stock pursuant to the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby. Additionally, approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option
         Plan are each a condition to completion of the merger. Approval of the other proposals is not a condition to completion of the merger.
         However, approval of the increase in the number of authorized shares is a condition to the reincorporation.

         At the Espotting special meeting, Espotting stockholders are being asked to:

         -        approve and adopt the merger agreement and the merger;

         -        approve and adopt an amendment to the Espotting Share Option
                  Plan; and

         -        approve and adopt an amendment to the Espotting European Share
                  Option & Warrant Plan.

Q:       HOW WILL THE MERGER BE STRUCTURED?

A: To combine the companies, an indirect wholly-owned subsidiary of FindWhat will be merged with and into Espotting, with Espotting being the surviving corporation to the merger. Following the merger, Espotting will be an indirect wholly-owned subsidiary of FindWhat.

Q:       WHAT WILL ESPOTTING STOCKHOLDERS RECEIVE IN THE MERGER?

A: Following the closing of the merger, Espotting stockholders will receive, in the aggregate, (i) 7,000,000 shares of FindWhat common stock, and (ii) $20,000,000, subject to certain adjustments. The stockholders of FindWhat immediately prior to the closing will own approximately 77% of FindWhat's common stock after the merger and the former stockholders of Espotting will own approximately 23% of FindWhat's common stock after the merger.

Q:       WILL FINDWHAT STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE
         MERGER?

A: No. FindWhat stockholders will continue to hold the FindWhat shares they currently own as a result of the merger. If the reincorporation of FindWhat from Nevada to Delaware is approved, however, FindWhat stockholders will receive instructions on exchanging their stock certificates for new ones.

Q:       WILL THE NUMBER OF SHARES OF FINDWHAT COMMON STOCK ISSUABLE TO
         ESPOTTING STOCKHOLDERS PURSUANT TO THE MERGER VARY AS THE STOCK PRICE
         OF FINDWHAT FLUCTUATES?


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
 A: No. The number of shares of FindWhat common stock to be issued pursuant to the merger agreement to Espotting stockholders is fixed at 7,000,000 shares, subject to certain adjustments.

Q:       WILL ESPOTTING STOCKHOLDERS BE ABLE TO TRADE FINDWHAT COMMON STOCK THAT
         THEY RECEIVE PURSUANT TO THE MERGER?

A: Yes. The FindWhat common stock issued pursuant to the merger will be registered under the Securities Act and will be listed on the Nasdaq
         National Market under the symbol "FWHT." All shares of FindWhat stock that Espotting stockholders receive pursuant to the merger will be freely transferable unless the stockholder is deemed to be an affiliate of Espotting at the time of the Espotting special meeting or the stockholder's shares are subject to contractual transfer restrictions.
         Affiliates of Espotting may, however, be able to freely sell the shares they receive pursuant to the merger, subject to an effective registration statement covering such shares.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger by July 31, 2004. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete it at all. We hope to complete the merger as soon as reasonably practicable.

Q:       ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR ANY
         PROPOSAL SUBMITTED TO ME?

A: Yes. The merger involves a variety of significant risks. You should carefully consider the factors discussed in the section entitled "Risk
         Factors" beginning on page 25.

Q:       DO ESPOTTING STOCKHOLDERS HAVE APPRAISAL RIGHTS IN THE MERGER?

A:       Yes. Espotting stockholders may seek appraisal of the fair value of the shares of Espotting by complying with all of the Delaware law procedures explained in the section entitled "The Merger - Appraisal
         Rights" beginning on page 69 and in Appendix D. Generally, each holder of Espotting common stock seeking to exercise such holder's appraisal rights must perfect the appraisal rights by:

         - sending a written demand to Espotting for appraisal in compliance with Delaware law before the vote on the merger;

         -        not voting in favor of the merger proposal; and

         - continuously holding the Espotting common stock from the date of the holder's written demand for appraisal through the closing of the merger.

         Merely voting against the merger will not perfect the appraisal rights of Espotting stockholders. Since the procedures for perfecting appraisal rights are complicated, Espotting stockholders are urged to read Appendix D in its entirety.

Q:       DO FINDWHAT STOCKHOLDERS HAVE APPRAISAL RIGHTS IN THE MERGER?

A: No. FindWhat stockholders do not have appraisal rights in connection with the share issuance or the merger.

Q:       WHAT IF THE MERGER IS NOT COMPLETED?

A: It is possible that the merger will not be completed. This could happen, for example, if FindWhat stockholders do not approve the issuance of FindWhat common stock pursuant to the merger, the FindWhat
         2004 Stock Incentive Plan and the EMI Replacement Plan or if Espotting stockholders do not approve and adopt the merger agreement and the merger, the Espotting Share Option Plan and the Espotting European
         Share Option & Warrant Plan. The closing of the merger is subject to a number of other conditions, which may not be satisfied or waived. If any of these events occur, neither FindWhat nor Espotting is under any obligation to make or consider any alternative proposal regarding the combination of FindWhat and Espotting. In


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

         certain circumstances, however, either FindWhat or Espotting may be obligated to pay the other a termination fee, as further described in the section entitled "The Merger Agreement - Termination Fees" beginning on page 20.

Q:       WHEN AND WHERE ARE THE MEETINGS?

A: The FindWhat annual meeting will take place on _________, __________, 2004, at FindWhat's headquarters, 5220 Summerlin Commons Blvd., Suite
         500, Fort Myers, Florida 33907, at _____ __.m. local time. The
         Espotting special meeting will take place on __________, ________ at Espotting's headquarters, Espotting Media Inc., The Old Truman Brewery,
         91, Brick Lane, London, E1 6QL, United Kingdom, at _____ __.m. local time.

Q:       WHAT DO I NEED TO DO NOW?

A: After you carefully read this document, mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q:       WHY IS MY VOTE IMPORTANT?

A: If you do not return your proxy card or vote in person at your meeting, it will be more difficult for FindWhat and Espotting to obtain the necessary quorum to hold their meetings. In addition, if you are a FindWhat stockholder, your failure to vote will have the same effect as a vote against the proposals on the share issuance, the FindWhat 2004
         Stock Incentive Plan, the EMI Replacement Option Plan, the increase in the number of authorized shares of FindWhat common stock and the reincorporation and will have no effect on the vote on the election of directors. If you are an Espotting stockholder, your failure to vote will have the same effect as a vote against the adoption of the merger agreement and the amendments to the Espotting Share Option Plan and the Espotting European Share Option & Warrant Plan.

Q:       IF I AM A FINDWHAT STOCKHOLDER AND MY SHARES ARE HELD IN "STREET NAME"
         BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you are a FindWhat stockholder and fail to instruct your broker to vote your shares, the resulting broker "non-vote" will be counted toward a quorum at the FindWhat annual meeting. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on any of the proposals in this joint proxy statement/prospectus. In such a case, your failure to vote will have the same effect as a vote against the proposals on the share issuance, the FindWhat 2004 Stock Incentive Plan, the EMI
         Replacement Option Plan, the increase in the number of authorized shares of FindWhat common stock and the reincorporation and will have no effect on the vote on the election of directors. You should, therefore, be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your company's meeting. You can do this in one of three ways:

         -        timely delivery of a valid, later-dated proxy by mail;

         - written notice to your company's Secretary before the meeting that you have revoked your proxy; or

         - attendance in person and voting by ballot at either the FindWhat annual meeting or the Espotting special meeting.

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

         If you are a FindWhat stockholder and have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. After the merger is completed, FindWhat will send Espotting stockholders written instructions for exchanging their stock certificates and receiving cash in exchange for their Espotting stock.
         If the reincorporation of FindWhat from Nevada to Delaware is approved, FindWhat stockholders will receive instructions on exchanging their stock certificates for new ones.

Q:       WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

A:       FindWhat stockholders may call Brenda Agius at (239) 561-7229.

         Espotting stockholders may call Jonathan Bunis at 011-44-20-7539-0500.


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
                                     SUMMARY

         This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger agreement, you should carefully read this entire document and the documents to which we refer you. See "Where
You Can Find More Information" on page 224.

         References in this joint proxy statement/prospectus to "we," "us" or "our" means both FindWhat and Espotting together, unless the context implies otherwise. References to FindWhat in this joint proxy statement/prospectus refer to FindWhat.com, a Nevada corporation, and each of its wholly-owned subsidiaries, unless the context implies otherwise. References in this joint proxy statement/prospectus to Espotting refer to Espotting Media Inc., a Delaware corporation, and each of its wholly-owned subsidiaries, unless the context implies otherwise.

THE COMPANIES

FindWhat.com
5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907
(239) 561-7229

         FindWhat creates and offers proprietary performance-based marketing and commerce enabling services that help online businesses of all sizes throughout the business cycle: finding, getting and keeping customers. Its marketing division creates online marketplaces where buyers are introduced to sellers when they are searching for products and services on the Internet. This introduction is based on a bid-for-position, pay-per-click, keyword-targeted advertising service. FindWhat offers this service directly to advertisers through the FindWhat.com Network(TM), and offers a private label version of this service to large companies and portals worldwide, including Lycos and Mitsui & Co., Ltd. In addition, FindWhat operates a merchant services division which includes Miva(R), a leading online platform of software and services for small to medium-sized enterprises (SMEs). With what it believes to be an easy-to-use, highly customizable and integrated browser-based point and click business creation software and a vast partner network, Miva is focused on helping to create and enhance online business and marketing services for SMEs.

Espotting Media Inc.
The Old Truman Brewery
91, Brick Lane
London
E1 6QL
United Kingdom
011-44-20-7539-0500

         Espotting operates an online marketplace where advertisers bid against each other for prominence within search listings that Espotting delivers. The higher an advertiser bids, the higher that advertiser is listed. An advertiser only pays for the traffic it receives - pay-per-click advertising that Espotting believes is cost-effective and accountable. Espotting currently has over 20,000 advertisers, including British Airways, Norwich Union Direct, eBay, and lastminute.com. Espotting is a network, not a destination site or a portal.
Through its search network Espotting powers over 1 billion queries each month across Europe. Espotting currently services 10 European territories - the UK,
France, Germany, Spain, Italy, Ireland, Switzerland, Sweden, Denmark, and
Norway.

THE MERGER (SEE PAGE 54)

         Under the terms of the merger, an indirect wholly-owned subsidiary of FindWhat, formed for the purpose of effecting the merger, will merge with and into Espotting. Espotting will survive the merger and will be an indirect wholly-owned subsidiary of FindWhat upon completion of the merger. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and fully as it is the legal document that governs the merger.

                                       5

REASONS FOR THE MERGER (SEE PAGES 61 AND 63)

         The boards of directors of FindWhat and Espotting believe that this merger will create an international leader in performance-based Internet marketing with combined operations in 12 countries across America, Europe and Asia and enable the combined company to take greater advantage of new opportunities.

         The boards of both companies believe that by combining our companies, we will be able to benefit from:

         - greater diversity among sources of traffic for our advertisers;

         -        the ability to share distribution partner relationships;

         -        the ability to offer a broader footprint for advertisers;

         -        expanded international reach for the combined operations;

         - increased scale, both in terms of increased traffic and number of advertisers, for a more compelling customer value proposition;

         -        increased visibility to the institutional investor community;
                  and

         -        synergies and efficiencies resulting from the merger.

WHAT ESPOTTING STOCKHOLDERS WILL RECEIVE IN THE MERGER

         Espotting stockholders will receive a total of 7,000,000 shares of FindWhat common stock and approximately $20,000,000 for all of the capital stock of Espotting, subject to adjustment. FindWhat will not issue fractional shares in the merger. The total number of shares of FindWhat common stock that each Espotting common stockholder will receive in the merger will be rounded down to the nearest whole number, and each Espotting stockholder will receive a cash payment for the remaining fraction of a share of FindWhat common stock that he or she would otherwise receive, if any. If the holders of Espotting's outstanding redeemable secured loan notes elect to convert these notes into common stock prior to the closing, the shares of Espotting preferred stock will be cancelled immediately prior to consummation of the merger and the holders of such shares will not receive any of the merger consideration to be paid by FindWhat. If the holders of these notes do not elect to convert these notes, the series A preferred stock will remain outstanding and will receive a pro rata share of the merger consideration.

         While the amount of merger consideration to be received by Espotting stockholders is fixed at 7,000,000 shares of FindWhat common stock and approximately $20,000,000, which amount is subject to adjustment as described in this joint proxy statement/prospectus, the exact amount of consideration to be paid to each Espotting stockholder will be unknown until after closing. If Espotting issues additional capital stock or the amount of cash to be received decreases pursuant to the terms of the merger agreement, the exchange ratio for the merger consideration will decrease. Additionally, the merger agreement contains certain means by which the merger consideration may be adjusted prior to and after closing. There can be no assurance that the amount of merger consideration payable to each Espotting stockholder will be the same on the date Espotting stockholders vote to adopt the merger agreement and on the closing date of the merger.

         As of March 11, 2004, Espotting had 11,501,692 shares of common stock and 60 shares of preferred stock outstanding, not including approximately 9.2 million shares of common stock issuable upon conversion of outstanding convertible notes. Assuming (i) conversion of the convertible notes, (ii) that no additional capital stock of Espotting is issued prior to the merger, and
(iii) that the cash consideration to be received by Espotting stockholders is $20,000,000, each share of Espotting common stock would represent the right to receive $0.97 in cash and 0.34 of a share of FindWhat common stock.

OWNERSHIP OF FINDWHAT AFTER THE MERGER

         FindWhat intends to issue 7,000,000 shares of FindWhat common stock to Espotting stockholders in the merger. Immediately following completion of the merger, it is expected that there will be approximately 33.5 million shares of FindWhat common stock outstanding on a fully-diluted basis. The shares of FindWhat common stock to be issued to Espotting stockholders in the merger will represent approximately 23% of the outstanding FindWhat common stock after the merger on a fully diluted basis. This information is based on the estimated number of FindWhat and Espotting shares, warrants and options outstanding at closing.

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

MANAGEMENT OF FINDWHAT AFTER THE MERGER

         After the merger is completed, FindWhat's board of directors will use reasonable efforts to add Sebastian Bishop, a director and officer of Espotting, and Charles Rothstein, a director of Espotting, or Mr. Rothstein's nominee, to the FindWhat board of directors.

RECOMMENDATIONS TO STOCKHOLDERS

To FindWhat stockholders: FindWhat's board of directors unanimously believes the merger is advisable, fair to you and in your best interests and recommends that you vote:

         - FOR the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        FOR approval of the FindWhat 2004 Stock Incentive Plan; and

         -        FOR approval of the EMI Replacement Option Plan.

         Approval of the issuance of FindWhat common stock in the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby. Additionally, approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan are conditions to completion of the merger.

         FindWhat's board of directors also unanimously recommends that you vote:

         - FOR the election of each of the following director nominees, Craig A. Pisaris-Henderson, Phillip R. Thune, Frederick E. Guest II, Kenneth E. Christensen, Lee Simonson, Daniel B. Brewster, Jr., Jerry Della Femina and David J. Londoner to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         - FOR the approval of the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - FOR the approval of the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware.

         Approval of these additional proposals is not a condition to completion of the merger. However, approval of the increase in the number of authorized shares is a condition to the reincorporation.

         To Espotting stockholders: Espotting's board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

         Espotting's board of directors also unanimously recommends that you vote:

         - FOR the adoption and approval of the amendment to the Espotting Share Option Plan; and

         - FOR the adoption and approval of the amendment to the Espotting European Share Option & Warrant Plan.

STOCKHOLDER VOTES REQUIRED IN CONNECTION WITH THE MERGER

         For FindWhat stockholders:  The proposals to:

         - issue 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        approve the FindWhat 2004 Stock Incentive Plan; and

         -        approve the EMI Replacement Option Plan

each require the affirmative vote of at least a majority of the shares represented at the meeting and entitled to vote as long as a quorum, which is a majority of the shares outstanding, is present at the meeting in person or by proxy.


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

Approval of the issuance of FindWhat common stock in the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby.

         The proposal to elect each of the eight director nominees requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present.

         The proposals to:

         - approve the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - approve the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware each require the affirmative vote of the majority of all outstanding shares entitled to vote regardless of whether the shares are represented and voted at the annual meeting.

         On the record date, directors and executive officers of FindWhat and
their affiliates had the right to vote            shares of FindWhat common
stock, representing approximately    % of the shares of FindWhat common stock
outstanding on the record date. To FindWhat's knowledge, directors and executive officers of FindWhat and their affiliates intend to vote their common stock FOR:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        the approval of the FindWhat 2004 Stock Incentive Plan;

         -        the approval of the EMI Replacement Option Plan;

         -        the election of each of the following director nominees, Craig
                  A. Pisaris-Henderson, Phillip R. Thune, Frederick E. Guest II, Kenneth E. Christensen, Lee Simonson, Daniel B. Brewster, Jr., Jerry Della Femina and David J. Londoner to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         - the approval of the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - the approval of the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware.

         For Espotting stockholders. The proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of a majority of the votes represented by the outstanding shares of Espotting common stock and Espotting preferred stock, voting as separate classes.

         The proposals to:

         -        approve and adopt an amendment to the Espotting Share Option
                  Plan; and

         - approve and adopt an amendment to the Espotting European Share Option & Warrant Plan

each require the affirmative vote of a majority of the votes represented by the outstanding shares of Espotting common stock and Espotting preferred stock, voting together as one class.

         On the Espotting record date, directors and executive officers of Espotting and their affiliates had the right to vote ___ shares of Espotting common stock and ___ shares of Espotting preferred stock, representing approximately ___% and ___% of the shares of Espotting common stock and Espotting preferred stock, respectively, outstanding and entitled to vote at the Espotting special meeting.

         To Espotting's knowledge, directors and executive officers of Espotting and their affiliates intend to vote their common stock and preferred stock FOR:

         - the adoption and approval of the merger agreement and the merger;

         - the adoption and approval of the amendment to the Espotting Share Option Plan; and


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


         - the adoption and approval of the amendment to the Espotting European Share Option & Warrant Plan.

TREATMENT OF ESPOTTING STOCK OPTIONS (SEE PAGE 108)

         After the effective time of the merger, each unexpired and unexercised option granted under the Espotting Share Option Plan will, with the option holder's agreement, be exchanged for an option to purchase shares of FindWhat common stock under the EMI Replacement Option Plan. The options issued under the Espotting Share Option Plan have all been issued to UK residents and are tax-approved, meaning that the option holders enjoy certain UK tax advantages. Each new FindWhat option will have (1) a total market value equal to the market value of the shares under the Espotting option being exchanged (rounded down to the nearest whole share), (2) an aggregate exercise price equal to the aggregate exercise price of the Espotting option being exchanged and (3) other terms substantially similar to those of the Espotting option being exchanged. The market value of a share underlying an Espotting option being exchanged will be determined by agreement between the U.K. Inland Revenue and FindWhat. The parties intend that the new FindWhat option granted will be a "replacement option" for purposes of Paragraph 41 of Schedule 5 to the U.K. Income Tax (Earnings and Pensions) Act 2003. If, however, the Espotting option holder does not agree to exchange his or her option, then such option will be converted as soon as reasonably practicable after the effective time into an option to purchase shares of FindWhat common stock under the FindWhat 2004 Stock Incentive Plan. Any new FindWhat options granted pursuant to the conversion will have (1) an aggregate exercise price equal to the aggregate exercise price of the Espotting option being converted (and which is no less valuable overall than the Espotting option being so converted), and (2) other terms substantially similar to those of the Espotting option being converted.

         In addition, as soon as reasonably practicable after the effective time, each unexpired and unexercised option and warrant granted under the Espotting European Share Option & Warrant Plan to any Espotting employee or consultant will be converted into an option or warrant, as applicable, to purchase shares of FindWhat common stock under the FindWhat 2004 Stock Incentive Plan. Each new FindWhat option will have (1) a total market value equal to the market value of the shares under the Espotting option being exchanged (rounded down to the nearest whole share and calculated based on the value of the merger on the closing date), and (2) an aggregate exercise price equal to the aggregate exercise price of the Espotting option being exchanged.

CONVERSION OF ESPOTTING NOTES (SEE PAGE 116)

         Espotting issued 15% convertible secured loan notes in the aggregate principal amount of approximately $5 million in September 2003. These notes have an interest rate of 15% per annum and are secured by all property, assets and rights of Espotting. Approximately $3 million in aggregate principal amount of these notes will convert automatically into common stock of Espotting upon the closing. Espotting and the holder of the remaining $2 million in principal amount of these notes are disputing whether the holder's note will automatically convert and the number of shares into which the holder's note converts at the closing, but if an agreement is reached with this holder, this holder's note may also convert into common stock of Espotting upon the consummation of the merger. If not converted, the $5 million notes will become fully due and payable at the earlier of: (1) 28 days after delivery, subsequent to termination of the merger agreement, of a notice of repayment by the holders of these notes and (2) September 14, 2004. Espotting has agreed to use its reasonable best efforts to cause the holders of these notes to convert them into shares of Espotting common stock in accordance with the terms of that instrument and related documents and agreements.

         Espotting's United Kingdom subsidiary, Espotting UK Media Ltd., issued redeemable secured loan notes in the aggregate principal amount of GBP 8.9 million in December 2001 and August 2002. These notes currently bear interest at a rate of 10% per annum, which rate increases by one percent as of December 31 of each successive fiscal year, subject to a maximum rate of 12%. These notes are secured by all property, assets and rights of Espotting, and become fully due and payable at the earlier of: (1) the closing of the sale of more than 50% of the capital stock of Espotting to any one person or the sale of substantially all of the assets of Espotting to any one person, and (2) December 31, 2006. As of December 31, 2003, the redeemable secured notes and all accrued but unpaid interest would convert into 8.5 million shares of Espotting common stock. Espotting has agreed to use its reasonable best efforts to cause the holders of the redeemable secured loan notes to convert the same into shares of Espotting common stock in accordance with the terms of (1) an option agreement, dated December 6, 2002, as amended by a deed of variation, dated August 19,

2002, among Espotting, Espotting UK and the holders, and (2) the B loan notes option agreement, dated August 19, 2002, by and among the parties thereto. As of March 11, 2004, holders of GBP 4.8 million of the notes have indicated their intent to convert their notes into common stock of Espotting prior to the merger.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 117)

         The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others, the following:

         - approval of the merger by the Espotting stockholders and the approval of the issuance of shares of FindWhat common stock pursuant to the merger by the FindWhat stockholders;

         - NASDAQ's approval of the listing application for FindWhat shares issued pursuant to the merger;

         - approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan by the FindWhat stockholders;

         - the SEC having declared effective the FindWhat registration statement, of which this joint proxy statement/prospectus forms a part;

         - agreement by each of FindWhat and Espotting on an estimated adjustment amount to the merger consideration;

         - FindWhat having at least $20 million in cash on the closing date;

         - the achievement by Espotting of certain monthly operating income targets prior to closing; and

         - material accuracy, as of the closing date, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 118)

         Right to Terminate. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

         -        by the mutual written consent of FindWhat and Espotting;

         -        by either FindWhat or Espotting, if:

                  - the completion of the merger is prohibited by any law or regulation;

                  - a court or other governmental authority enjoins or prohibits either party from completing the merger and such order is final and nonappealable, provided that the party seeking to terminate has used its reasonable best efforts to prevent the entry of and to remove such impediment to the merger;

                  - the merger has not been completed by July 31, 2004, if the cause of the merger not being completed is not the terminating party's (or its affiliate's) failure to perform any material covenant or obligation under the merger agreement;

                  - Espotting's stockholders fail to approve the merger and the transactions contemplated by the merger agreement at the Espotting stockholders' meeting, or if FindWhat's stockholders fail to approve the merger and the transactions contemplated by the merger agreement at the FindWhat stockholders' meeting; or

                  - the other party has materially breached any of its covenants or agreements contained in the merger agreement and such breach is incapable of being cured or has not been cured within thirty (30) days after notice of the alleged breach has been received by the party alleged to be in breach.

         -        by Espotting, if:

                  - prior to the approval of the merger by Espotting's stockholders, (1) Espotting's board of directors receives a superior proposal and determines that a failure to enter into such superior proposal would constitute a breach of its fiduciary duties, and (2) Espotting satisfies the notice requirements set forth in the merger agreement and pays a termination fee and costs to FindWhat as provided in the merger agreement;

                  - FindWhat, or its merger subsidiary, breaches any of its representations or warranties in the merger agreement and the failure of the representation and warranty to be true and correct could reasonably be expected to result in a material adverse effect on FindWhat;

                  - FindWhat's board of directors withdraws its recommendation to FindWhat's stockholders, or changes its recommendation to FindWhat's stockholders in a manner adverse to Espotting and fails to revise the recommendation in a manner not so adverse within a specified period;

                  - FindWhat's board of directors approves or recommends to FindWhat's stockholders a business combination with another person; or

                  - FindWhat fails to call the FindWhat stockholders meeting.

         -        by FindWhat, if:

                  - Espotting has breached any of its representations and warranties in the merger agreement and the failure of the representation and warranty to be true and correct could reasonably be expected to result in a material adverse effect on Espotting;

                  - Espotting's board of directors withdraws its recommendation to Espotting's stockholders, or changes its recommendation in a manner adverse to FindWhat and fails to revise the recommendation in a manner not so adverse within a specified period;

                  - Espotting's board of directors approves or recommends to Espotting's stockholders a competing transaction;

                  - Espotting willfully breaches any of its obligations under the non-solicitation provisions of the merger agreement;

                  - Espotting fails to call the Espotting stockholders meeting; or

                  - the monthly operating income targets through the closing date have not been met by Espotting.

         Termination Fees. The non-terminating party will pay the terminating party a termination fee of $7 million if the merger agreement is terminated under one of the following circumstances:

                  - a bona fide competing transaction has been publicly disclosed or has been made directly to Espotting's stockholders, or a person has announced an intention to make a bona fide proposal for a competing transaction and thereafter the merger agreement is terminated by FindWhat on the basis of (1) material breach by Espotting of its covenants (which breach cannot be cured or is not cured within thirty days after notice of breach is given to the breaching party), (2) breach of any of Espotting's representations and warranties which results in the failure of a certain closing condition to the merger being satisfied, or (3) Espotting's breach of the non-solicitation provision of the merger agreement, provided in the case of (1) or (2) that the breach or failure was willful and, within twelve months of termination either Espotting enters into a business combination, or a business combination is completed;

                  - a bona fide business combination has been publicly disclosed or has been made directly to FindWhat's stockholders, or a person has announced an intention to make a bona fide proposal for a business combination and thereafter the merger agreement is terminated by Espotting on the basis of (1) material breach by FindWhat of its covenants (which breach cannot be cured or is not cured within thirty days after notice of breach is given to the breaching party), or (2) breach of any of FindWhat's representations and warranties which results in the failure of a certain closing condition to the merger being satisfied, provided in either case that the breach or failure was willful and, within twelve months of termination either FindWhat enters into a business combination, or a business combination is completed;

                  - the merger agreement is terminated by Espotting because FindWhat's board of directors has withdrawn its recommendation of the merger to its stockholders or has changed or modified its recommendation in a manner adverse to Espotting and fails to revise the recommendation in a manner not so adverse within a specified period; or

                  - the merger agreement is terminated by FindWhat because Espotting's board of directors has withdrawn its recommendation of the merger to its stockholders or has changed or modified its recommendation in a manner adverse to FindWhat and fails to revise the recommendation in a manner not so adverse within a specified period.

         If the merger agreement is terminated as provided under "Right to Terminate" above, it will become void and of no further effect (except with respect to certain designated sections in the merger agreement), and there will be no liability on behalf of any party or its directors, officers, or stockholders, except for liabilities arising from a material breach of a provision of the agreement and except for the payment of a termination fee under the circumstances specified above. In addition, if a judicial determination is made that the merger agreement was terminated due to an intentional breach of the agreement, then the party found to have intentionally breached the merger agreement must reimburse the other party for all of its costs up to an aggregate of $5 million.

ESCROW AGREEMENT (SEE PAGE 123)

         At closing, FindWhat, Espotting, a representative of the Espotting stockholders and an escrow agent will enter into an escrow agreement pursuant to which 10% of the cash and stock purchase price will be placed in escrow. The escrow funds will be held by the escrow agent for up to two years following the closing date to secure any adjustment to the purchase price and FindWhat's potential right to reduce the purchase price for any damages it incurs resulting from a breach by Espotting of its representations, warranties and covenants or from certain other matters. The purchase price may be adjusted if the actual net asset value of Espotting on the closing date does not meet or exceed Espotting's estimated net asset value as determined five days prior to the closing. FindWhat's right to reduce the purchase price due to an Espotting breach is subject to a two-year survival period, a $500,000 minimum threshold payable from the first dollar, and a maximum recovery of 20% of the purchase price. Subject to certain criteria, 50% of the escrow funds may be released after one year and the remaining 50% of the funds may be released after two years to Espotting stockholders. Depending on the circumstances, it is possible that Espotting stockholders will receive all, none or a portion of the escrow funds.

SELLERS' REPRESENTATIVE AGREEMENT (SEE PAGE 123)

         On or before the closing date, Espotting's stockholders will enter into a sellers' representative agreement with Jeff Bocan, pursuant to which Mr. Bocan will serve as the representative of the Espotting stockholders. The sellers' representative agreement will appoint Mr. Bocan as each Espotting stockholders' representative, agent and attorney-in-fact to act on behalf of the Espotting stockholders in connection with:

         - all matters relating to the merger agreement and the escrow agreement;

         - all disputes under the merger agreement and the escrow agreement;

         - the execution, delivery and receipt by the sellers' representative on behalf of the Espotting stockholders of all notices, requests and communications under the merger agreement or the escrow agreement;

         - the receipt of disbursements and payments of escrow funds from the escrow agent and distribution of such funds to the Espotting stockholders; and

         - the taking of all other actions and making of all other decisions that the merger agreement or the escrow agreement requires or permits the sellers' representative to take or make on behalf of the Espotting stockholders.

EMPLOYMENT AGREEMENTS (SEE PAGE 122)

         Espotting has entered into employment agreements with each of Daniel Ishag, Sebastian Bishop, and Jonathan Bunis which will become effective at the time of the merger. If the merger is not completed, these agreements will become null and void.

VOTING AGREEMENTS (SEE PAGE 121)

         FindWhat stockholders collectively owning approximately 22.7% of FindWhat's outstanding common stock have entered into voting agreements with Espotting pursuant to which such FindWhat stockholder has irrevocably agreed to vote all of the shares of FindWhat common stock that he or she beneficially owns or controls in favor of approval of the merger and the transactions contemplated thereby.

         Espotting stockholders collectively owning approximately 49% of Espotting's outstanding common stock and 95% of Espotting's outstanding series A preferred stock have entered into voting agreements with FindWhat pursuant to which each such Espotting stockholder has irrevocably agreed to vote all of the shares of Espotting stock that he or she beneficially owns or controls in favor of adoption of the merger agreement and all transactions contemplated thereby.

REGISTRATION RIGHTS AGREEMENT (SEE PAGE 121)

         FindWhat has agreed to file a registration statement on or before the sixtieth (60th) day following the closing of the merger. The registration statement will provide for the resale of shares of FindWhat common stock received by affiliates of Espotting. The registration statement will be a "shelf" registration statement which means that the Espotting affiliates will be permitted to sell their shares from time to time in public transactions. FindWhat has agreed to keep the shelf registration statement effective until the earliest of the following events: (i) all of the shares subject to the shelf registration statement have been sold; (ii) all shares to which the shelf registration statement relates are eligible for resale pursuant to Rule 144(k) of the Securities Act; or (iii) all of the Espotting affiliates that continue to own shares eligible for sale under the shelf registration statement agree to terminate the shelf registration statement.

INDEMNITY AGREEMENT (SEE PAGE 122)

         Daniel Ishag and David Ishag, both stockholders of Espotting, have agreed to indemnify and hold harmless, severally and not jointly, on a limited basis and for a period of two years, FindWhat and its affiliates from any liabilities with respect to the issuance, sale or transfer of Espotting common stock or the future issuance of FindWhat stock options upon conversion of the Espotting stock options to FindWhat stock options from the date Espotting was incorporated until the closing of the merger.

LOAN AGREEMENT (SEE PAGE 122)

         At the time FindWhat signed the initial merger agreement on June 17, 2003, FindWhat advanced Espotting $2 million. That loan, as amended, is subject to a promissory note and bears interest at 5% per annum, and will become due and payable on the earliest of: (1) the closing date, (2) the date of termination of the merger agreement for any reason by Espotting, (3) 45 days after termination of the merger agreement for any reason by FindWhat or by mutual agreement of Espotting and FindWhat, and (4) July 31, 2004. However, if the merger is consummated, the cash consideration payable by FindWhat to Espotting's stockholders in the merger will be reduced by the outstanding principal and accrued but unpaid interest under the loan on the closing date.

OPINION OF FINDWHAT'S FINANCIAL ADVISOR (SEE PAGE 92)

         In connection with the merger, the FindWhat board of directors considered the opinion of Thomas Weisel Partners, FindWhat's financial advisors. The FindWhat board of directors received a written opinion from Thomas Weisel Partners as to the fairness, from a financial point of view, to FindWhat of the consideration to be paid by FindWhat pursuant to the merger agreement as of February 9, 2004. This opinion, which is attached as Appendix B, sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Thomas Weisel Partners in providing its opinion. We encourage you to read this opinion carefully and in its entirety. THIS OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF FINDWHAT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

OPINION OF ESPOTTING'S FINANCIAL ADVISOR (SEE PAGE 97)

         UBS Securities LLC delivered its opinion to the Espotting board of directors that, as of December 18, 2003, and subject to the factors and assumptions set forth therein, the consideration was fair from a financial point of view to the holders of Espotting common stock (other than affiliates of Espotting). The full text of the written opinion of UBS, dated December 18, 2003, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Espotting stockholders should read the opinion in its entirety. THE UBS OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF ESPOTTING AND IS NOT A RECOMMENDATION AS TO HOW ANY HOLDER OF ESPOTTING COMMON STOCK OR PREFERRED STOCK SHOULD VOTE WITH RESPECT TO SUCH TRANSACTION.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 67)

         FindWhat Stockholders. There will be no United States federal income tax consequences to a holder of FindWhat common stock as a result of the merger.

         Espotting Stockholders.

         U.S. Federal Income Tax and U.K. tax consequences. The receipt of FindWhat common stock and cash by a stockholder of Espotting in exchange for his or her Espotting stock pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes.

         For U.K. tax residents who are individuals, the sale of his or her Espotting stock will have U.K. capital gains tax, and in some cases, U.K. income tax consequences. For those individuals who have held Espotting stock as a capital investment and who are not officers or employees, the disposal of the Espotting stock will give rise to a capital gains tax liability, subject to taper relief which can reduce the chargeable gain. For U.K. tax resident corporate Espotting stockholders, the sale of the Espotting stock will have U.K. corporation tax implications. For corporate stockholders which have owned their shares as investments, the chargeable gain will be subject to corporation tax on chargeable gains, subject to indexation allowance.

         All Espotting stockholders are advised to seek their own professional advice on the tax consequences of their sale of Espotting stock.

         For a more detailed discussion of material federal income tax consequences of the merger, see the section captioned "The Merger - Material Federal Income Tax Consequences of the Merger" on page 67.

         BECAUSE TAX MATTERS ARE COMPLICATED, WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 66)

         FindWhat will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

APPRAISAL RIGHTS (SEE PAGES 69)

         The holders of FindWhat common stock will not have appraisal rights in connection with the merger.

         The holders of Espotting stock have appraisal rights for their shares if they comply with the procedures required under Delaware law.

INTERESTS OF ESPOTTING'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE ___)

         When Espotting stockholders consider their board of directors' recommendation that they vote in favor of the adoption of the merger agreement, Espotting stockholders should be aware that Espotting executive officers and directors may have interests in the merger that may be different from, or in addition to, other Espotting stockholders' interests.

         Espotting has entered into employment agreements with each of Daniel Ishag, Sebastian Bishop, and Jonathan Bunis which will become effective at the time of the merger. These employment agreements will pay Messrs. Ishag, Bishop and Bunis annual salaries of $350,000, $360,000 and $315,000, respectively. On completion of the merger, FindWhat will also grant to each of Messrs. Ishag, Bishop and Bunis 125,000 options to purchase FindWhat common stock with an exercise price set at the then-current market price. Such options will vest one year after the date of grant. Additionally, after the merger is completed, FindWhat's board of directors will use reasonable efforts to add Mr. Bishop, a director and officer of Espotting, and Charles Rothstein, a director of Espotting, or Mr. Rothstein's nominee, to the FindWhat board of directors.

         In addition, options to purchase approximately 672,000 shares of Espotting common stock held by Espotting's senior management at a weighted exercise price of $1.52 per share will become immediately exercisable. Under the terms of the merger agreement, FindWhat agreed to indemnify the officers, directors, employees and agents of Espotting and its subsidiaries against all judgments, fines, losses, claims, damages, costs or expenses or liabilities arising from their positions relating to any act or omission occurring at or prior to closing. FindWhat also agreed to continue to pay the insurance premiums on the directors and officers insurance policies for all of the current directors and officers of Espotting for six years for up to 300% of the current policy premiums.

LISTING OF FINDWHAT COMMON STOCK

         We expect that shares of FindWhat common stock to be issued in the merger will be listed on the Nasdaq National Market. FindWhat will file a listing application with Nasdaq covering these shares. Nasdaq's approval of this application is a condition to the completion of the merger.

MARKET PRICES FOR COMMON STOCK (SEE PAGE 23)

         FindWhat's common stock is traded on the Nasdaq National Market under the symbol "FWHT." See "Market Price and Dividend Information - FindWhat Market Price Data" for details about the high and low sales prices per share for each quarterly period for the two most recent fiscal years.

         On February 6, 2004, the last trading day prior to the announcement of the signing of the merger agreement, the closing price per share of FindWhat's common stock as reported by Nasdaq was $19.44. On _____________, 2004, the last trading day prior to printing the joint proxy statement/prospectus, the closing price per share of FindWhat's common stock as reported by Nasdaq was $_____. As of December 31, 2003, there were approximately 101 holders of record of FindWhat common stock.

         Because Espotting's common stock is not publicly traded, it is difficult to assess the value of the Espotting stock that Espotting stockholders own.

       SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF FINDWHAT
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the annual FindWhat historical information from the audited consolidated financial statements of FindWhat as of and for each of the years ended December 31, 1999 through 2003.

         The information is only a summary and should be read in conjunction with FindWhat's historical consolidated financial statements and related notes. FindWhat's historical consolidated financial statements and related notes contained in its annual report on Form 10-K for the year ended December 31, 2003 are being incorporated by reference herein. See "Where You Can Find More Information" on page 224 for information on where you can obtain copies of this information. Espotting's consolidated financial statements are contained in this joint proxy statement/prospectus beginning on page F-1. The historical results included below and elsewhere in this document may not be indicative of the future performance of FindWhat, Espotting or the combined company.

                                    FINDWHAT
             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                         2003            2002            2001            2000           1999
                                                   --------------  ---------------  -------------   ------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues                                                 $72,221          $42,805        $20,412       $  2,887       $    452
                                                   -------------   --------------   ------------    -----------    -----------
Operating expenses
Search serving                                             2,802            1,925          1,459          1,084            391
Marketing, sales and service                              40,963           23,597         14,130          6,544            369
General and administrative                                 8,604            5,797          3,936          3,684          1,476
Product development                                        1,520              589            289            434             54
Loss on sale of advertising contract                           -                -            996              -              -
                                                   -------------   --------------   ------------    -----------    -----------

Total operating expenses                                  53,889           31,908         20,810         11,746          2,290
                                                   -------------   --------------   ------------    -----------    -----------

Income (loss) from operations                             18,332           10,897           (398)        (8,859)        (1,838)
Interest income, net                                         532              210             51             54             49
                                                   -------------   --------------   ------------    -----------    -----------

Income (loss) before provision for income taxes           18,864           11,107           (347)        (8,805)        (1,789)

Income tax expense                                         7,106              371              -              -              -
                                                   -------------   --------------   ------------    -----------    -----------
Net income (loss)                                        $11,758          $10,736        $  (347)       $(8,805)       $(1,789)
                                                   =============   ==============   ============    ===========    ===========

Net income (loss) per share
Basic                                                    $  0.59          $  0.63        $ (0.02)       $ (0.63)       $ (0.17)
                                                   =============   ==============   ============    ===========    ===========
Diluted                                                  $  0.53          $  0.56        $ (0.02)       $ (0.63)       $ (0.17)
                                                   =============   ==============   ============    ===========    ===========

Weighted-average number of common
shares outstanding
Basic                                                     19,867           17,021         16,183         14,069         10,782
                                                   =============   ==============   ============    ===========    ===========
Diluted                                                   22,076           19,130         16,183         14,069         10,782
                                                   =============   ==============   ============    ===========    ===========

                                                      DECEMBER         DECEMBER        DECEMBER         DECEMBER       DECEMBER
                                                         31,               31,            31,             31,            31,
                                                        2003             2002            2001             2000           1999
                                                   -------------   --------------   ------------    -----------    ------------
CONSOLIDATED BALANCE SHEET DATA:
Current assets                                           $69,807          $24,024         $7,409         $1,241         $1,022
Total assets                                              74,658           27,312          8,325          2,102          1,267
Working capital                                           60,171           18,888          4,171            (56)           789
Stockholders' equity                                      64,307           22,168          5,082            790          1,028

       SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF ESPOTTING
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         We derived the following annual Espotting historical information from the audited consolidated financial statements of Espotting as of and for each of the years ended March 31, 2001, 2002, and 2003. Espotting was organized on February 28, 2000, and therefore, there is no earlier financial information. The data as of and for the nine months ended December 31, 2003 has been derived from the audited consolidated financial statements of Espotting. The data as of and for the nine months ending December 31, 2002 has been derived from unaudited interim consolidated financial statements of Espotting and which in the opinion of Espotting's management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period.

         The information is only a summary and should be read in conjunction with Espotting's historical consolidated financial statements and related notes. Espotting's consolidated financial statements are contained in this joint proxy statement/prospectus beginning on page F-1. The historical results included below and elsewhere in this document may not be indicative of the future performance of FindWhat, Espotting or the combined company.

                                   ESPOTTING
             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     For the nine months ended
                                                           December 31,                     For the year ended March 31,
                                                  --------------------------------    ------------------------------------------
                                                      2003              2002             2003           2002           2001
                                                  --------------    --------------    ------------    ----------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues                                          $    75,941       $    25,699       $   44,211      $  5,355      $      67
                                                  --------------    --------------    ------------    ----------    ------------

Operating Expenses
   Search serving                                       1,902             1,345            1,946           952            318
   Marketing, sales and service                        61,095            22,352           37,526         8,991            531
   General administrative                              18,523             9,208           14,284         1,866          2,040
   Financing costs                                      2,134               553            1,355           518              9
                                                  --------------    --------------    ------------    ----------    ------------

Total operating expenses                               83,654            33,458           55,111        12,327          2,898
                                                  --------------    --------------    ------------    ----------    ------------
Loss from operations                                   (7,713)           (7,759)         (10,900)       (6,972)        (2,831)

Other income (expense)
   Exchange rate gain (loss)                              (10)               52              114           (62)             -
   Interest expense                                    (1,484)           (1,183)          (1,292)         (197)            (6)
                                                  --------------    --------------    ------------    ----------    ------------

Loss before provision for income taxes                 (9,207)           (8,890)         (12,078)       (7,231)        (2,837)

Income tax expense                                          -                 -                -             -              -
                                                  --------------    --------------    ------------    ----------    ------------

Net loss                                          $    (9,207)      $    (8,890)      $  (12,078)     $ (7,231)     $  (2,837)
                                                  ==============    ==============    ============    ==========    ============

Loss per share
Basic and diluted                                 $     (0.80)      $     (0.78)      $    (1.05)     $  (0.78)     $   (0.53)
                                                  ==============    ==============    ============    ==========    ============

Weighted-average number of common shares
  outstanding
Basic and diluted                                      11,502            11,434           11,450         9,303          5,325
                                                  ==============    ==============    ============    ==========    ============

                                                  December 31,      December 31,       March 31,      March 31,      March 31,
CONSOLIDATED BALANCE SHEET DATA:                       2003              2002             2003           2002           2001
                                                  --------------    --------------    ------------    ----------    ------------
Cash and cash equivalents                         $     5,736       $     2,172       $      724      $  1,201      $       -
Working capital                                       (17,121)           (2,741)          (8,104)        2,072           (420)
Total assets                                           28,678            11,630           17,504         7,065            372
Long-term obligations                                  15,779            14,587           13,999         8,026             36
Total stockholders' equity (deficit)                  (28,356)          (14,574)         (16,881)       (5,066)          (245)

                     FINDWHAT UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 gives effect to the proposed merger of FindWhat.com (FindWhat) and Espotting Media Inc. (Espotting) as if the merger had occurred on January 1, 2003. The following unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives effect to the merger as if it had occurred on December 31, 2003. The unaudited pro forma condensed consolidated financial data was prepared from (1) FindWhat's audited historical consolidated financial statements as of and for the year ended December 31, 2003 and (2) Espotting's audited historical consolidated financial statements as of and for the year ended March 31, 2003 (its most recently completed fiscal year), audited historical consolidated financial statements as of and for the nine months ended December 31, 2003, and unaudited historical consolidated financial statements as of and for the nine months ended December 31, 2002.

         FindWhat and Espotting have different fiscal year-end dates. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003, FindWhat's most recently completed fiscal year, reflects Espotting's historical statement of income data for the twelve months ended December 31, 2003 using the three periods of financial statements described in (2) in the paragraph above.

         The unaudited pro forma condensed consolidated financial data includes all adjustments necessary for a fair presentation of the data and, in the opinion of management, has been prepared on the same basis as that of the underlying audited financial statements. The unaudited pro forma condensed consolidated financial data is a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the merger on the financial position and results of operations of FindWhat. The unaudited pro forma condensed consolidated financial data does not reflect the effects of any anticipated changes to be made by FindWhat to the operations, is presented for information purposes only, and should not be construed to be indicative of results of operations or financial position that actually would have occurred had the merger of FindWhat and Espotting been consummated as of the date indicated or the combined entity's future results of operations or financial position.

         The unaudited pro forma condensed consolidated balance sheet data has been prepared using the purchase method of accounting for the proposed merger. The acquired assets and assumed liabilities of Espotting are stated in the unaudited pro forma condensed consolidated balance sheet data at amounts representing an allocation of the purchase price based upon a preliminary estimate of the fair values of the acquired tangible and intangible assets and assumed liabilities at the assumed December 31, 2003 acquisition date.

         The unaudited pro forma condensed consolidated financial data is based upon the financial condition and operating results of Espotting during periods when it was not under the control, influence, or management of FindWhat. The information presented may not be indicative of the results of operations that would have actually occurred had the merger been completed as of January 1, 2003 or December 31, 2003, as applicable, nor is it necessarily indicative of the future financial condition or operating results of the combined entity. FindWhat expects to incur reorganization and integration expenses. The unaudited pro forma condensed consolidated financial data does not give effect to these expenses or any synergies that may occur due to the integration of Espotting and FindWhat and should be read in conjunction with the historical financial statements of FindWhat and Espotting and the related notes incorporated by reference in this joint proxy statement/prospectus.

         See page 125 for details and explanations of pro forma adjustments used to derive the following summary pro forma data.

                                    FINDWHAT
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      Year Ended
                                                                                   December 31, 2003
                                                                                  ------------------
         PRO FORMA STATEMENT OF OPERATIONS DATA:
         Net revenues                                                             $          166,674
         Income from operations                                                                8,044
         Income before income taxes                                                            8,082
         Net income                                                               $            1,056

         Net income per share - basic                                             $             0.04
         Net income per share - diluted                                           $             0.04

         Shares used in per share calculation - basic                                         26,867
         Shares used in per share calculation - diluted                                       29,747

                                                                                   December 31, 2003
                                                                                  ------------------
         PRO FORMA BALANCE SHEET DATA:
         Cash and cash equivalents                                                $           49,287
         Working capital                                                                      30,315
         Total assets                                                                        252,894
         Stockholders' equity                                                     $          204,440

                 UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

         The unaudited pro forma per share data assumes an exchange ratio of
0.34 shares of FindWhat common stock for each outstanding share of Espotting common stock. In arriving at this exchange ratio, we have assumed that all of the outstanding balance of principal and accrued interest of Espotting's loan notes A, B and C (totaling $20.7 million at December 31, 2003) will be converted to Espotting common stock prior to the merger. FindWhat will issue 7,000,000 shares of its common stock to effectuate this merger, regardless of the number of shares of Espotting common stock outstanding. We have based this exchange ratio on the number of shares of FindWhat common stock outstanding and the number of shares of Espotting common stock outstanding as of the closing date. You should note that this exchange ratio of FindWhat common stock to be issued in the merger may decrease or increase depending on the actual number of shares of Espotting common stock outstanding on the date of the merger.

         You should read this data along with the selected historical financial data for FindWhat and Espotting included in this joint proxy statement/prospectus, FindWhat's historical consolidated financial statements and related notes incorporated by reference in this joint proxy statement/prospectus, and Espotting's historical consolidated financial statements and related notes included in this joint proxy statement/prospectus. The unaudited pro forma data does not necessarily indicate the results of operations that actually would have been achieved had we been a single entity during 2003, nor does it necessarily indicate the results of operations we will obtain in the future as a combined entity.


                                                                            As of and for the year ended
                                                                                  December 31, 2003
                                                                            ------------------------------

         HISTORICAL PER SHARE DATA

         Net income (loss) per common share:

             Basic:
                 FindWhat                                                                  $ 0.59
                 Espotting                                                                 $(1.08)
             Diluted:
                 FindWhat                                                                  $ 0.53
                 Espotting                                                                 $(1.08)

         Book value (deficit) per share:
             FindWhat                                                                      $ 3.00
             Espotting                                                                     $(2.47)

         PRO FORMA PER SHARE DATA

         Pro forma net income per common share:

             Basic:
                 Per FindWhat share                                                        $ 0.04
                 Per equivalent Espotting share                                            $ 0.01

             Diluted:
                 Per FindWhat share                                                        $ 0.04
                 Per equivalent Espotting share                                            $ 0.01

         Pro forma book value per share:
             Per FindWhat share                                                            $ 7.19
             Per equivalent Espotting share                                                $ 2.44

         (1) Historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock outstanding.


         (2) The unaudited equivalent Espotting per share amounts are calculated by multiplying the unaudited pro forma per FindWhat share amounts by the assumed exchange ratio of 0.34 shares of FindWhat common stock for each outstanding share of Espotting common stock.


         (3) Pro forma book value per share is computed by dividing pro forma stockholders' equity (deficit) by the number of shares of FindWhat common stock outstanding plus the number of shares of FindWhat common stock assumed to be issued in the merger.

                      MARKET PRICE AND DIVIDEND INFORMATION

                           FINDWHAT MARKET PRICE DATA

         FindWhat's common stock has traded on the Nasdaq National Market under the symbol "FWHT" since April 17, 2003 and prior to that, on the Nasdaq SmallCap Market since April 10, 2000. The following table sets forth the high and low sales prices of FindWhat common stock for the periods indicated as reported by the Nasdaq National Market or, for periods prior to April 17, 2003, the Nasdaq SmallCap Market:

             QUARTER ENDED                                                                      HIGH              LOW
             -------------                                                                      ----              ---
December 31, 2003.......................................................................    $      19.74     $     13.50
September 30, 2003......................................................................    $      27.94     $     16.81
June 30, 2003...........................................................................    $      21.75     $      8.79
March 31, 2003..........................................................................    $      10.50     $      6.75
December 31, 2002.......................................................................    $       8.13     $      2.75
September 30, 2002......................................................................    $       5.30     $      3.30
June 30, 2002...........................................................................    $       6.35     $      2.74
March 31, 2002..........................................................................    $       5.75     $      3.11

         These prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         On February 6, 2004, the last trading day prior to the announcement of the signing of the merger agreement, the closing price per share of FindWhat's common stock as reported by Nasdaq was $19.44. On __________, 2004, the last trading day prior to printing the joint proxy statement/prospectus, the closing price per share of FindWhat's common stock as reported by Nasdaq was $__________. FindWhat's authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 500,000 shares of preferred stock, $.001 par value per share. As of January 31, 2004, there were 21,598,092 shares of FindWhat common stock outstanding. No shares of FindWhat preferred stock are outstanding. As of December 31, 2003, there were approximately 101 holders of record of FindWhat common stock.

         Because the market prices of FindWhat common stock may fluctuate, the market prices per share of the shares of FindWhat common stock that Espotting stockholders will be entitled to receive pursuant to the merger, as reported on the Nasdaq National Market, may increase or decrease prior to the merger.

         No assurances can be made as to what the market price of FindWhat common stock will be at the effective time of the merger. The number of shares to be issued by FindWhat pursuant to the merger will not fluctuate based on changes in the market price of FindWhat common stock. Accordingly, the market value of the shares of FindWhat common stock that Espotting stockholders will be entitled to receive may vary significantly from the prices shown above.

         FindWhat has not paid any cash dividends on its common stock and currently intends to retain any future earnings for use in its business. Accordingly, FindWhat does not anticipate that any cash dividends will be declared or paid on its common stock in the foreseeable future.

RECENT SALES OF UNREGISTERED SECURITIES

         On January 1, 2004 FindWhat issued 163,550 shares of common stock in connection with its acquisition of Miva Corporation. These shares were issued pursuant to an exemption from registration under section 3(a)(10) of the Act.


RECENT DEVELOPMENTS

         On January 1, 2004, FindWhat acquired all of the outstanding stock of Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses, based in San Diego, California. FindWhat issued Miva stockholders 163,550 shares of its common stock and paid them approximately $2.7 million in cash, and FindWhat assumed approximately $2.5 million in Miva liabilities.

         As of February 19, 2004, FindWhat entered into a $10 million revolving loan with a bank, which expires on June 30, 2005. Outstanding borrowings under the loan will bear interest at LIBOR plus 2.75 basis points per annum and are secured by substantially all of FindWhat's assets. The initial commitment fee was $25,000 and there are no other continuing fees.

         On February 23, 2004, FindWhat entered into an agreement to acquire Comet Systems, Inc., a leading provider of connected desktop consumer software. Under the terms of the acquisition agreement, Comet stockholders will receive approximately $8.5 million in cash, which is subject to adjustment based on the amount of Comet's closing date current net assets, plus $15 million in FindWhat common stock, and up to an additional $10 million in cash based on Comet's operating performance in 2004 and 2005. Closing of the transaction is conditioned upon approval from Comet's stockholders, the absence of a material adverse change in the companies' businesses, receipt of a favorable tax opinion, and other customary closing conditions. As a result, the acquisition may not be consummated or may be consummated on significantly different terms. Assuming the fulfillment or waiver of these conditions, FindWhat expects to close the acquisition within 60 days of February 23, 2004.

ESPOTTING STOCK

         There is no established public trading market for Espotting common stock or preferred stock. In the opinion of Espotting management, due to a lack of an established public trading market for shares of Espotting common stock and preferred stock, transactions in Espotting common stock and preferred stock of which Espotting is aware have not occurred frequently enough to provide representative prices.

         Espotting has never declared or paid any cash dividends on its common stock or its preferred stock. Espotting currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon Espotting's financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

                                  RISK FACTORS

         FindWhat and Espotting stockholders should carefully consider the following factors, in addition to those factors discussed in the documents that FindWhat has filed with the Securities and Exchange Commission and which FindWhat incorporated by reference into this document and the other information in this joint proxy statement/prospectus, before voting at their respective meetings.

                           RISKS RELATED TO THE MERGER

THE COMBINED COMPANY MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

         The success of the merger will depend, in part, on the combined company's ability to realize the anticipated growth opportunities and synergies from combining FindWhat and Espotting. To realize the anticipated benefits of this combination, the management team must develop strategies and implement a business plan that will:

         -        share distribution partner relationships;

         -        offer a broader footprint for advertisers;

         - increase scale, both in terms of increased traffic and number of advertisers;

         -        increase visibility to the institutional investor community;

         -        create synergies and efficiencies; and

         - while integrating the two companies' operations, maintain adequate focus on the core businesses of each company in order to take advantage of competitive opportunities and to respond to competitive challenges.

         If the management team is not able to develop strategies and implement a business plan that achieves these objectives, the combined company may not realize the anticipated benefits of the merger, which would have an adverse impact on FindWhat and the market price of its common stock.

THE MERGER MAY RESULT IN DISRUPTION OF FINDWHAT'S AND ESPOTTING'S EXISTING BUSINESS, DISTRACTION OF THEIR MANAGEMENT, AND DIVERSION OF OTHER RESOURCES.

         The integration of FindWhat's and Espotting's businesses may be difficult, time consuming and costly. The integration may divert management time and resources from the main businesses of both companies. The combined company will need to retain Espotting's operating management, employees, customers, distribution partners and other business partners. The integration of the combined companies is made more challenging because FindWhat's primary operations are conducted in the United States, while Espotting's primary operations are conducted in Europe. It is possible that these integration efforts will not be completed as planned, or will be more costly than anticipated, either of which could have an adverse impact on the operations and operating results of the combined entity.

FINDWHAT EXPECTS TO INCUR POTENTIALLY SIGNIFICANT MERGER-RELATED COSTS IN CONNECTION WITH THE TRANSACTION AND INTEGRATION OF ESPOTTING'S OPERATIONS.

         FindWhat expects to incur charges of approximately $3.0 million in outside costs, including legal, accounting and financial advisory fees, which are expected to be accounted for as part of the purchase price when the merger is completed. The actual transaction costs may be higher than this estimate. In addition, the combined company expects to incur integration costs associated with the merger. These integration costs could be charged to operations in the fiscal quarter in which they are incurred, which would adversely affect the combined company's financial condition, results of operations and cash flows.

FINDWHAT'S STOCKHOLDERS WILL BE SUBSTANTIALLY DILUTED AS A RESULT OF THE MERGER.

         FindWhat will issue 7,000,000 shares of its common stock in the merger. As of January 31, 2004, there were 21,598,092 shares of FindWhat common stock outstanding. Upon completion of the merger, Espotting stockholders will collectively own 23% of FindWhat's outstanding common stock on a fully-diluted basis.

Therefore, after the merger, the Espotting stockholders will have significant influence over matters of the combined company.

THE VALUE OF THE SHARES OF FINDWHAT COMMON STOCK AT THE TIME ESPOTTING STOCKHOLDERS RECEIVE THEM COULD BE LESS THAN AT THE TIME ESPOTTING STOCKHOLDERS VOTE IN FAVOR OF THE MERGER.

         In connection with the merger, FindWhat will issue up to 7,000,000 shares of common stock to Espotting stockholders, subject to adjustment. Although the number of shares Espotting stockholders may receive at closing may be adjusted for certain reasons, the number of shares of FindWhat common stock to be issued pursuant to the merger will not be adjusted as a result of any change in the market price of FindWhat common stock between the date of this joint proxy statement/prospectus and the date Espotting stockholders receive FindWhat common stock. In addition, neither FindWhat nor Espotting may terminate the merger agreement, walk away from the merger or resolicit the vote of its stockholders solely because of changes in the market price of FindWhat common stock.

         The market price of FindWhat common stock will likely be different on the date Espotting stockholders receive such shares than it is today. FindWhat's stock price has been extremely volatile, trading at a high of $27.94 per share and a low of $13.70 per share for the period from June 17, 2003, the date FindWhat and Espotting signed the original merger agreement, to March 11, 2004. FindWhat's stock price could dramatically decrease between the time that the Espotting stockholders approve the merger and the time the merger closes. We cannot assure you that the price of FindWhat's common stock at the time Espotting stockholders vote to approve the merger will be the same as the price of FindWhat's common stock when the transaction is closed. The volatility in FindWhat's stock price has been caused by, or in the future may be affected by:

         -        FindWhat's quarterly results;

         -        failure to meet analysts' expectations;

         - patents issued or not issued to FindWhat or FindWhat's competitors;

         - announcements by FindWhat or FindWhat's competitors regarding acquisitions or dispositions;

         -        loss of existing clients;

         -        new procedures or technology;

         -        litigation;

         - sales of substantial amounts of FindWhat's common stock, including shares issued upon the exercise of outstanding options or warrants; and

         - changes in general conditions in the economy and general market conditions.

Any of these factors, among others, could cause the market price of FindWhat's common stock to fluctuate substantially.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect FindWhat's business, assets, liabilities, results of operations, business prospects, or financial condition. Espotting stockholders are urged to obtain a current market quotation for FindWhat common stock. FindWhat cannot predict or give any assurances as to the market price of its common stock at any time before or after the completion of the merger.

ESPOTTING STOCKHOLDERS MAY RECEIVE A LOWER RETURN ON THEIR INVESTMENT AFTER THE MERGER.

         Although FindWhat and Espotting believe that the merger will create financial, operations and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of FindWhat's and Espotting's businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of FindWhat common stock pursuant to the merger may result in a decrease in the market price of FindWhat common stock.

IF THE MERGER IS NOT COMPLETED, FINDWHAT'S STOCK PRICE AND EACH PARTY'S FUTURE BUSINESS OPERATIONS COULD BE HARMED.

         If the merger is not completed for any reason, the price of FindWhat common stock may decline if the current market price reflects a positive market assumption that the merger will be completed. If the merger is not completed, each company would still be required to pay its respective costs related to the merger, including financial advisory, legal, accounting and other fees and expenses. To date, FindWhat has capitalized these costs; however, in the event the merger agreement is terminated, these and any additional expenses would be written off as a one time expense upon termination.

         Additionally, the merger agreement provides that if the agreement is terminated for certain reasons, including in connection with an acquisition proposal from a third party, the terminating party must pay the other party a termination fee of $7 million, plus up to $5 million of such party's costs and expenses. The termination fee could discourage another company from making a competing takeover proposal that could be more advantageous to Espotting's or FindWhat's stockholders. This fee may make the competing proposal more difficult or expensive and could deter Espotting or FindWhat from entering into an alternative transaction. Neither Espotting nor FindWhat is presently aware of any competing proposal.

         If the merger agreement is terminated, either company may also be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company's ability to pursue its strategic goals.

THE MERGER CONSIDERATION TO BE RECEIVED BY ESPOTTING STOCKHOLDERS WILL BE UNKNOWN UNTIL AFTER CLOSING.

         Espotting stockholders will not know the number of shares of FindWhat common stock or cash they will receive in the merger until after closing. The number of shares to be issued to each Espotting stockholder in the merger will be determined at closing based on the number of shares of Espotting outstanding at closing. The number of Espotting shares outstanding could increase if the Espotting note holders convert their notes or the holders of Espotting stock options or warrants exercise their options and/or warrants prior to the merger. Additionally, the amount of cash to be received by Espotting stockholders is subject to adjustment based upon a number of factors, including, the net assets and future tax benefits of Espotting's net operating loss carry-forwards and the outstanding amount of debt. We cannot assure Espotting stockholders that the number of shares of FindWhat common stock and cash that Espotting stockholders would be entitled to receive at the time Espotting stockholders vote on the transaction will be the same as the amount of shares and cash Espotting stockholders receive at or after closing.

ESPOTTING'S DIRECTORS AND OFFICERS HAVE DIFFERENT INTERESTS RELATING TO THE MERGER.

         Espotting's directors and officers have interests in the merger that are different from, or are in addition to, Espotting's stockholders. In particular, FindWhat currently expects to retain substantially all of Espotting's employees, including substantially all of Espotting's officers, after the merger. These employees will be entitled to participate in FindWhat's employee benefit plans, and may be granted stock options under FindWhat's stock option plans. Additionally, in connection with the merger, the vesting of all options held by Espotting employees will accelerate.

         Espotting has entered into employment agreements with each of Daniel Ishag, Sebastian Bishop, and Jonathan Bunis which will become effective at the time of the merger. These employment agreements will pay Messrs. Ishag, Bishop and Bunis annual salaries of $350,000, $360,000 and $315,000, respectively. On completion of the merger, FindWhat will also grant to each of Messrs. Ishag, Bishop and Bunis 125,000 options to purchase FindWhat common stock with an exercise price set at the then-current market price. The options will vest one year after the date of grant. Additionally, after the merger is completed, FindWhat's board of directors will use reasonable efforts to add Mr. Bishop, a director and officer of Espotting, and Charles Rothstein, a director of Espotting, or Mr. Rothstein's nominee, to the FindWhat board of directors.

         In addition, options to purchase approximately 672,000 shares of Espotting common stock held by Espotting's senior management at a weighted exercise price of $1.52 per share will become immediately exercisable. Under the terms of the merger agreement, FindWhat agreed to indemnify the officers, directors, employees and agents of Espotting and its subsidiaries against all judgments, fines, losses, claims, damages, costs or expenses or liabilities arising from their positions relating to any act or omission occurring at or prior to closing. FindWhat also agreed to continue to pay the insurance premiums on the directors and officers insurance policies for all of the current directors and officers of Espotting for six years for up to 300% of the current policy premiums.

AS A RESULT OF THE MERGER, THE COMBINED COMPANY WILL HAVE AN INCREASED INTERNATIONAL PRESENCE IN WHICH FINDWHAT HAS LIMITED OPERATING EXPERIENCE.

         Historically, FindWhat has not offered or sold its products and services internationally. If FindWhat is unable to successfully adapt its business operations to international regulations and local business customs and practices, it could have a material adverse effect on the combined company's business, assets, liabilities, results of operations, business prospects or financial condition.

                      RISKS RELATED TO ESPOTTING'S BUSINESS

         In determining whether to approve the proposals under consideration, FindWhat and Espotting stockholders should carefully read the following risk factors. The following matters may all harm the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of Espotting if the merger is not completed, or of the combined company if the merger is completed.

ESPOTTING HAS ONLY BEEN IN BUSINESS FOR A SHORT TIME, AND YOUR BASIS FOR EVALUATING ESPOTTING IS LIMITED.

         Espotting was formed in February 2000 and commenced its performance-based Internet marketing operations in September 2000. As a result, there is only a limited basis upon which you can evaluate Espotting's business and prospects. As a stockholder of Espotting or FindWhat, you should consider the unique challenges, expenses and difficulties that Espotting will face as a development stage company seeking to establish and sustain profitability.

ESPOTTING HAS A HISTORY OF LOSSES SINCE ITS INCEPTION, AND MAY SUFFER FUTURE LOSSES. IF ESPOTTING DOES NOT ESTABLISH AND MAINTAIN PROFITABILITY, IT MAY BE UNABLE TO CONTINUE ITS OPERATIONS.

         Espotting had a net loss in each quarter since its inception in 2000 and as of December 31, 2003, had an accumulated deficit of approximately $31.4 million. In order to implement its business strategy, Espotting will continue to incur a high level of fixed costs and operating expenses, including fixed minimum payments to some of its distribution partners, and plans to increase its operating expenses to continue its international expansion, increase its marketing and sales operations, promote and maintain its brands, increase the capacity of its network infrastructure, broaden its service, search monetization efforts and customer support capabilities, as well as diversify its product offerings. Espotting's ability to generate future revenues will depend upon a number of factors, including the volume of queries conducted on its service, the keywords in which users are interested, the amounts bid by advertisers for keyword ads through the service and the number of advertisers that bid on the service, each of which Espotting cannot control directly. If Espotting's revenues do not outpace the growth of its expenses, it will not reach or increase profitability in any particular quarter and may instead incur further losses. If Espotting does not reach and sustain its profitability, it may be unable to continue its operations if it is unable to obtain additional financing. Even if Espotting does reach and sustain its profitability, it may not experience the levels of revenue growth it has over recent periods.

ESPOTTING MAY SEEK TO RAISE ADDITIONAL CAPITAL TO CONTINUE ITS OPERATIONS, WHICH COULD DILUTE THE OWNERSHIP INTERESTS OF CURRENT STOCKHOLDERS, AND FINANCING MAY NOT BE AVAILABLE WHEN REQUIRED, OR ON ACCEPTABLE TERMS.

         Espotting may require substantial working capital to fund the fixed costs and expenses associated with its current business, and will likely require additional capital to repay certain borrowings and fees and to fund the growth necessary to its business strategy if the merger is not completed. Upon the signing of the initial merger agreement in June 2003, Espotting borrowed $2 million from FindWhat to assist in financing its operations prior to completion of the merger, and this amount will become due and payable on the earliest of: (1) the closing date, (2) the date of termination of the merger agreement for any reason by Espotting, (3) 45 days after termination of the merger agreement for any reason by FindWhat or by mutual agreement of Espotting and FindWhat, and (4) July 31, 2004. Espotting also issued 15% convertible secured loan notes in the aggregate principal amount of approximately $5 million in September 2003. Approximately $3 million in aggregate principal amount of these notes will convert automatically into common stock of Espotting upon the closing. Espotting and the holder of the remaining $2 million in principal amount of these notes are disputing whether the holder's note will automatically convert and the number of shares into which the holder's note converts at the closing, but if an agreement is reached with this holder, this holder's note may also convert into common stock of Espotting upon the consummation of the merger. If not converted, the $5 million notes will become fully due and payable at the earlier of: (1) 28 days after delivery, subsequent to termination of the merger agreement, of a notice of repayment by the holders of these notes, and (2) September 14, 2004. Espotting has agreed to use its reasonable best efforts to cause the holders of these notes to convert them into shares of Espotting common stock prior to the closing, but the holder of the $2 million note may elect not to convert. Also, the merger agreement provides that Espotting will pay FindWhat a $7 million fee if the merger agreement is terminated under certain circumstances.

         However, if the merger agreement is terminated, though Espotting believes it will have sufficient working capital to repay both its loan from FindWhat, which would come due shortly after such termination, and its 15% convertible secured loan notes, were the holders of these notes to make demand for payment, such repayment would significantly reduce Espotting's working capital available for operations. Espotting does not believe it will have sufficient working capital to repay this loan and these notes and then also pay the $7 million termination fee to FindWhat, which would become payable if the merger agreement is terminated under certain circumstances. Espotting has experienced negative cash flow from operations through December 31, 2003, and if the merger does not occur, Espotting may be required to raise additional funds in order to continue its operations as presently conducted. If Espotting raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock, and its stockholders may experience substantial additional dilution. Such additional financing may not be available to Espotting on favorable terms when required, if at all.

ESPOTTING FACES SUBSTANTIAL AND INCREASING COMPETITION IN ITS TARGET MARKETS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         Espotting currently competes with companies that provide performance-based Internet marketing services similar to its own, including Overture and Google. Other existing search services, including those among Espotting's current distribution partners, may enter its target markets in the future. These companies currently or will likely compete with Espotting in the future for distribution partner arrangements, which may make it more difficult for Espotting to obtain favorable terms in its distribution partner agreements, result in Espotting's loss of distribution partners or failure to acquire new distribution partners, reduce Espotting's shares of click-throughs, or increase the amount of revenue Espotting must share with its distribution partners, and so decrease Espotting's total revenues, which would harm Espotting's business, operating results and financial condition. Espotting also competes for click-throughs with providers of other types of search and retrieval-related services including, among others, Google, Yahoo, MSN, AOL, Ask Jeeves and Infospace.

         Espotting and its distribution partners also compete for a share of advertisers' total advertising budgets with Internet service providers, other Websites, advertising networks like ValueClick, Inc., 24/7 Media Inc., and traditional offline media such as television, radio, print and direct marketing companies. This competition can result in pricing pressure for the sale of advertisements and direct marketing opportunities, as well as a decrease in demand for Espotting's services, either of which could significantly harm Espotting's business, operating results and financial condition.

         Some of Espotting's existing and potential future competitors have longer operating histories, larger consumer and advertiser bases, greater brand recognition and significantly greater financial, marketing and other resources than it has. Many current and potential competitors can devote substantially greater resources to promotion and website and systems development than Espotting can. In addition, as the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of Web directories, search and information services or advertising solutions, and existing providers of Web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services who are affiliated with providers of Web directories and information services in competition with Espotting's service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition Espotting faces, reduce the demand for its services and could significantly harm its business, operating results and financial condition. For example, Yahoo! acquired Overture in October 2003, and Yahoo! Europe terminated its distribution partner agreement with Espotting soon thereafter.

BECAUSE CERTAIN ESPOTTING DISTRIBUTION PARTNERS ACCOUNT FOR AND MAY CONTINUE TO ACCOUNT FOR SUBSTANTIAL PORTIONS OF ESPOTTING'S REVENUE, ESPOTTING'S REVENUE MAY DECLINE IN FUTURE PERIODS IF THESE DISTRIBUTION PARTNERS TERMINATE THEIR RELATIONSHIPS WITH ESPOTTING.

         For the nine months ended December 31, 2003, expressed as a percentage of revenue, Internet traffic purchases from one distribution partner represented over 10% of total revenue. Because certain distribution partners can account for large percentages of Espotting's total revenue, Espotting's revenue may substantially decline in future periods if any significant distribution partners terminate their relationships with Espotting. Any such declines in revenue may harm Espotting's operating results.

ESPOTTING CURRENTLY DEPENDS HEAVILY UPON ACCEPTANCE OF ITS SERVICES BY ADVERTISERS AND CUSTOMERS IN EUROPE.

         Espotting's performance-based marketing services are currently used primarily by European advertisers and consumers. In order to maintain or increase the volume of transactions on its services and the amounts bid by its advertisers, Espotting must maintain or build a larger base of Internet advertisers and customers in Europe or internationally. Many potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. Espotting sometimes introduces new initiatives, service programs or rules that affect the bidding process, keyword selection rules, editorial policies and methodology or other components of its services. Advertisers may dislike the effect of these new initiatives, programs or changes which may cause advertisers to cease advertising with Espotting, or reduce their level of spending. Advertisers may dislike new traffic sources Espotting adds and cease advertising with it or reduce their level of spending. Advertiser attrition or reduction in advertiser spending could materially harm Espotting's business. Espotting's distribution partners may have specific rules that prohibit some advertisers from participating in its services, which may affect its ability to maintain and grow its advertiser base. For instance, Espotting's distribution partners may have rules that prohibit certain adult or gambling industry advertising, which rules may be equivalent to or more strict than existing regulations in the jurisdictions in which they operate. In addition, Espotting's services may not achieve significant acceptance by consumers. Among other things, because Espotting's performance-based marketing services prioritize paid listings based on advertising bids associated with keywords rather than other search and retrieval approaches, consumers may not use this service because they perceive Espotting's results to be less objective or not as relevant as those provided by other search methods. Failure to achieve and maintain a large and active base of advertisers and consumers could harm Espotting's business, operating results and financial condition.

ESPOTTING MUST CONTINUE TO MAINTAIN AND GROW ITS DISTRIBUTION PARTNER RELATIONSHIPS OR ITS BUSINESS WILL BE HARMED.

         Espotting believes that its success in penetrating its target markets depends in part on its ability to further develop and maintain relationships with distribution partners, which provide their users with Espotting's services on their sites or direct their traffic to the Espotting website. Espotting believes these relationships are important to facilitate broad market acceptance of its services and enhance its sales, and Espotting's ability to attract more users to its services is dependent upon the growth of its distribution partner network. As part of Espotting's ongoing relationship with its distribution partners, Espotting may introduce new services, new implementations and/or new variations of its services that its distribution partners may not want. In addition, Espotting's distribution partners may not regard Espotting as significant for their own businesses or they may regard Espotting as a competitor to their businesses, or find competitors to Espotting to be more attractive. For these reasons, Espotting distribution partners could attempt to negotiate higher payments for or reduce their commitment to Espotting, terminate their respective relationships with Espotting, pursue other partnerships or relationships or attempt to develop or acquire products or services that compete with Espotting's services. Espotting's success also depends in part on the success of its distribution partners and, in particular, their ability to generate targeted Internet traffic. New third party software developments and competition from companies with whom Espotting does not have a relationship may lead to deterioration of queries supplied to Espotting by its distribution partners. If Espotting is unable to successfully develop and maintain relationships with distribution partners and/or its distribution partners' businesses deteriorate, its business, operating results and financial condition will be harmed.

         Since Espotting relies on distribution partners for its paid introductions, consolidation among distribution partners or potential distribution partners, or among distribution partners and Espotting's competitors could harm its operating results, cause Espotting to lose its relationships with those distribution partners, and reduce its competitive position. For example, if an Espotting distribution partner consolidates with a third party that has an exclusive relationship with an Espotting competitor, or consolidates with the Espotting competitor, Espotting may lose its relationship with its distribution partner in favor of that competitor. For instance, in October 2003, Yahoo! acquired Overture, which is a competitor to both Espotting and FindWhat and soon thereafter Yahoo! Europe, a significant Espotting distribution partner, ended its relationship with Espotting. Also, if one of Espotting's existing distribution partners combined with another one of its distribution partners, it would likely increase the negotiating power of these distribution partners relative to Espotting and, as a result, Espotting's financial results may suffer. Espotting believes that consolidation among Internet sites will continue in the future, particularly as smaller firms have difficulty raising capital in an uncertain economic environment. This consolidation, particularly among search sites, coupled with the recent increase in competition, may place pressure on Espotting's margins, which would harm its business.

ESPOTTING RECENTLY EXPANDED INTO NINE EUROPEAN COUNTRIES FROM ITS BASE OF OPERATIONS IN THE UNITED KINGDOM, AND FACES NEW RISKS BOTH THERE AND IN OTHER INTERNATIONAL MARKETS IT ENTERS IN THE FUTURE.

         Espotting has recently expanded its geographic market beyond its base of operations in the United Kingdom by selling its services in nine additional European countries. For the nine months ended December 31, 2003, Espotting generated approximately 32% of its revenue from Continental Europe. For example, Espotting launched its services for France and Germany in December 2001, for Italy in October 2002, for Spain in June 2002, for Ireland in November 2002, for Sweden and Denmark in December 2002, for Norway in January 2003, and for Switzerland in April 2003. Espotting may launch in additional international locations, but has to date operated principally in only a few countries, and so may have difficulty executing on this aspect of its business model. Espotting expects to continue to experience higher costs as a percentage of revenues in its operations outside of the United Kingdom, and may not generate revenues in any particular country that exceed the cost and expense of operating there. The following are some of the additional risks Espotting faces in its operations and expansion outside of the United Kingdom, each of which could harm its business, operating results and financial condition:

         - lower per capita Internet usage or lower advertiser spending in many countries, due to factors such as lower disposable incomes, lack of telecommunications and computer infrastructure, concern about security in online e-commerce transactions, and less access to and use of credit cards;

         - relatively smaller Internet markets in some countries, which may prevent Espotting from aggregating sufficient traffic and advertising revenues in order for Espotting to scale its business model in those countries;

         - competition from local providers of online services, some of which may have substantial advantages over Espotting in attracting Internet traffic from consumers and businesses in their country due to their presence in the market before Espotting, greater knowledge with respect to the cultural differences of consumers and businesses in that country, or their focus on that country as their sole market;

         - international markets may have lower than expected click-through rates and bid prices per click so that Espotting's operations in those markets are not profitable;

         - Espotting's agreements with distribution partners located in international markets may require guaranteed minimum payments that exceed revenues it generates in those countries, either in the short term or for the longer term;

         - technological differences by marketplace, which Espotting may not be able to support;

         - foreign laws and regulations, which may vary from country to country, that may impact how Espotting's business is conducted and how it provides its services;

         - difficulty in recruiting qualified local employees and in building locally relevant products and services, which could limit Espotting's ability to aggregate a large local advertiser base;

         - Espotting may need to pay additional taxes, interest and penalties if taxing authorities in the jurisdictions where it operates disagree with its determinations as to the income and expenses attributable to these jurisdictions, and may also need to pay withholding taxes on transactions between or with its subsidiaries in these jurisdictions;

         - trade barriers and unexpected changes and differences in regulatory, tax and legal requirements applicable to Internet services; and

         -        longer payment cycles and local economic downturns.

CURRENCY FLUCTUATIONS CAN SIGNIFICANTLY AFFECT ESPOTTING'S RESULTS OF OPERATIONS AND OTHER FINANCIAL INFORMATION AS REPORTED IN DOLLARS.

         Espotting receives payment for its services in various European countries in Pounds Sterling, Euros and to a lesser extent, other currencies. Espotting pays for its costs and expenses in Pounds Sterling and Euros and to a lesser extent, other currencies. Changes in the exchange rates between Pounds Sterling and Euros, the principal currencies in which Espotting receives payment and pays costs and expenses, versus U.S. dollars, in which Espotting's financial statements are presented, may significantly affect the results of operations and other financial information concerning Espotting as presented in Espotting's financial statements. Espotting monitors exchange rate fluctuations between the Pound Sterling (in which form approximately 75% of Espotting's current revenues are received) and Euros (which are used for approximately 35% of Espotting's current purchases) and may seek to minimize the risk of such fluctuations when deemed appropriate by entering into hedge transactions in which dollars are bought forward to match obligations as they come due. If Espotting's business continues to expand internationally, to the extent its sales are denominated in currencies other than the Pound Sterling, Euro or U.S. dollar, Espotting may be required to adopt similar procedures to protect itself against risks of currency fluctuations.

ESPOTTING MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND INNOVATE NEW SERVICES TO REMAIN COMPETITIVE.

         New industry standards and practices may emerge in the Internet advertising and paid listings industry that make Espotting's existing services, technology and systems obsolete. The success of Espotting's business will likely require it to:

         -        continually enhance its existing services;

         - internally develop and license leading technologies useful to the Espotting business;

         - develop new services and technologies that address the increasingly sophisticated and varied needs of prospective advertisers, consumers and businesses; and

         - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         If Espotting does not achieve any of the above, its services may not sustain market acceptance, its marketing and sales efforts may not be successful and price expectations for its services may not be reached, any of which could harm its business, operating results and financial condition.

ESPOTTING DEPENDS ON THE GROWTH OF THE INTERNET AND INTERNET INFRASTRUCTURE FOR ITS FUTURE GROWTH.

         Espotting is completely dependent on online advertising and paid listings services. The failure of the Internet to develop as a commercial and business medium in some or all of the countries in which Espotting operates



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

would significantly harm Espotting's business, operating results and financial condition. The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and advertising is likely only if the Internet provides these businesses with greater efficiencies and improvements. The growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet's infrastructure may not be able to support these demands, and its performance and reliability may decline. Consequently, the emergence and growth of the market for Espotting's services depend upon improvements being made to the entire Internet, as well as to the individual networking infrastructures of its advertisers, consumers and distribution partners to alleviate overloading and delayed response times.

INCREASED SECURITY RISKS OF ONLINE COMMERCE MAY DETER FUTURE USE OF ESPOTTING SERVICES.

         Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Espotting's failure to prevent security breaches could significantly harm its business and results of operations. Anyone who is able to circumvent Espotting's security measures could misappropriate proprietary information, including advertiser credit card data, cause interruptions in Espotting's operations or damage its brand and reputation. Espotting believes that its data repositories, financial systems and other technology resources are sometimes subject to attempts at "hacking" or security breaches, and Espotting may be required to incur significant costs to continue to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of Espotting's security or the security of any other Internet provider or a change in industry standards, regulations or laws or an adverse judicial determination could result in liability or could deter people from using Espotting services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would harm the business of Espotting's advertisers and its business.

         In offering its current products and services, Espotting collects information from advertisers, users of its service, and advertisers' users. Although users are not required to provide personally identifiable information to initiate a query or view query results, Espotting does collect personally identifiable information from its advertisers as part of servicing their account. Espotting may also have access to personally identifiable information of advertisers' users, although does not at this time retain or store this personally identifiable information. Additionally, Espotting may change the way it collects, stores or uses information it collects from and about third parties as it introduces new products and services. Any well-publicized misuse of third party information that Espotting collected or that was collected by any other Internet provider, or a change in industry standards, regulation or laws, or an adverse judicial determination could result in liability or deter people from using its services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, or could cause Espotting to change the way it conducts its business, which would harm the business of Espotting's advertisers and, accordingly, Espotting's business.

ESPOTTING DEPENDS ON CERTAIN KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL MAY HARM ITS BUSINESS.

         Espotting's future success depends in large part on the continued service of its senior management and technical personnel and on its ability to continue to attract and retain other qualified employees. The competition for such personnel is intense, and the loss of the services of one or more key employees could harm Espotting's business, financial condition or operating results. In addition, although Espotting has employment agreements with its senior management which contain post-employment non-competition provisions, Espotting generally does not have such agreements with its other employees, and if one or more key employees join a competitor or form a competing company, any resulting loss of existing or potential business could harm Espotting's business, financial condition or operating results.

ESPOTTING IS EXPOSED TO RISKS ASSOCIATED WITH CREDIT CARD FRAUD, CREDIT PAYMENT AND SUDDEN LOSS OF ADVERTISERS.

         Espotting has suffered losses and may continue to suffer losses as a result of orders placed with fraudulent credit card data, even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions Espotting processes, that merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and may ultimately result in advertisers' inability to use credit cards as a means of payment, which would harm Espotting's business, operating results and financial condition.

         Some of Espotting's advertisers have limited operating histories, are operating at a loss, have limited cash reserves or have limited access to capital. If an advertiser experiences financial difficulties, the advertiser may stop advertising suddenly or may lack the ability to pay amounts owed. In addition, in some instances, Espotting extends credit to advertisers who may default on their accounts receivable. If any significant part of Espotting's advertiser base experiences financial difficulties, is not commercially successful or is unable to pay its advertising fees for any other reason, its business, operating results and financial condition will be significantly harmed.

ESPOTTING MAY INCUR LIABILITIES FOR THE ACTIVITIES OF USERS OF ITS SERVICE.

         The law relating to the liability of providers of online services for activities of their users and for the content of their advertisers' listings is currently unsettled and could damage Espotting's business. Espotting's insurance policies may not provide coverage for liability for activities of its users or advertisers for the content of its listings. Espotting may not successfully avoid civil or criminal liability for unlawful activities carried out by consumers of its service or for the content of its listings. Espotting's potential liability for unlawful activities of users of its service or for the content of its listings could require it to implement measures to reduce its exposure to such liability, which may require it, among other things, to spend substantial resources or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could significantly harm Espotting's business, operating results and financial condition.

BUSINESS INTERRUPTIONS COULD HARM ESPOTTING'S BUSINESS.

         Espotting's operations are vulnerable to interruption by fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of its network by unauthorized persons and "hackers" and other events beyond its control. Espotting has limited disaster recovery plans which likely do not address all such potential events. In addition, business interruption insurance may not be enough to compensate Espotting for losses that may occur and any losses or damages incurred by it as a result of business interruptions could significantly harm its business.

ESPOTTING DEPENDS HEAVILY UPON THIRD PARTY PROVIDERS OF DATA TRANSMISSION CAPACITY, AND ITS OWN HARDWARE AND SOFTWARE APPLICATIONS, SOME OF WHICH WERE INTERNALLY DEVELOPED, AND IF ANY OF THESE SYSTEMS FAIL, ITS BUSINESS WILL BE SIGNIFICANTLY HARMED.

         Espotting's business depends on its ability to provide high capacity data transmission without system downtime and upon its transaction processing systems and network infrastructure. Espotting relies on third parties to provide data transmission capacity. Consolidations within this industry could impact the availability of Espotting's systems and could harm its business. Espotting also has not implemented or contracted for any backup systems to provide data transmission capacity. Furthermore, Espotting relies on many different software applications, some of which have been developed internally. If these hardware and software systems fail, it would harm Espotting's business and results of operations. If Espotting receives a significant unexpected increase in usage and is not able to rapidly expand its transaction-processing systems and network infrastructure without any systems interruptions, it could seriously harm Espotting's business. Espotting has experienced occasional systems interruptions in the past and the interruptions may occur again in the future.

ESPOTTING MAY FACE THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT COULD BE COSTLY TO DEFEND AND RESULT IN LOSS OF SIGNIFICANT RIGHTS.

         Espotting's services operate in part by making Internet services and content available to users. This creates the potential for claims to be made against Espotting, either directly or indirectly through third parties. These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, passing off, invasion of privacy or other legal causes of action. Espotting is made aware of allegations from time to time concerning these types of claims and in particular in respect of trademark infringement claims. For instance, certain potential claimants currently allege that they have trademark rights in certain keywords and that Espotting violates these rights by allowing competitors of those potential claimants to bid on these keywords. Espotting believes it has defenses to such claims under appropriate trademark legislation in the United Kingdom and comparable laws and regulations in the other jurisdictions in which it operates. Advertisers who make bids on such trademark keywords also agree in their service agreements with Espotting that they will indemnify Espotting for any losses arising from their infringement of trademarks (or other intellectual property) of third parties.

         However, Espotting's defenses to such claims may not prevail in any litigation of these claims, and in the event Espotting was to lose such litigation and could not collect under the indemnification provisions of its service agreements from the appropriate advertisers, and Espotting is not adequately insured for any judgments awarded in connection with this litigation, Espotting may be required to pay damages, which may significantly harm Espotting's results of operations, cash flow or financial position. Further, if Espotting were to lose in such litigation or litigation upon similar claims on one or more occasions, or if a court should determine, in a case to which Espotting is not a party, that the sale of advertising related to certain keywords or that processes to create keyword ads via a business model similar to Espotting's constitutes trademark infringement or passing off or some other form of liability, Espotting might decide to change the general manner in which it accepts bids on certain keywords or change other practices, and this change might harm its results of operations, cash flows or financial position.

         Other aspects of Espotting's business activities may infringe upon the intellectual property rights of others, and these third parties may assert infringement claims against Espotting. Any such claims and resulting litigation could subject Espotting to significant liability for damages, or could result in the invalidation of its proprietary rights, either of which would significantly harm its business, prospects, financial condition and results of operations. Even if these claims are not meritorious, they could be time-consuming, expensive to defend and could result in the diversion of Espotting's management's time and attention. In addition, this diversion of managerial resources could significantly harm Espotting's business, prospects, financial condition and results of operations.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY DAMAGE ESPOTTING'S BUSINESS.

         The laws and regulations applicable to the Internet, Espotting's services and the territorial markets in which it operates are evolving. The application to Espotting's business is unclear and, depending on how these laws and regulations are changed or applied, could damage its business. There are currently relatively few laws or regulations directly applicable to Internet access, commerce or Internet commercial search activity. Due to the increasing popularity and use of the Internet, governments are currently proposing, and may in the future propose or adopt, additional laws and regulations regarding the Internet or the conduct of business on the Internet. These laws and regulations may cover issues such as user privacy, defamation, database and data protection, user protection, pricing, taxation, content regulation (including, for example, obscenity and gambling), quality of products and services and intellectual property ownership and infringement. In addition, Espotting might be required to comply with existing laws regulating or requiring licenses for certain businesses of its advertisers including, for example, distribution of pharmaceuticals, alcohol, tobacco or firearms, as well as insurance and securities brokerage and legal services. These laws and regulations could expose Espotting to substantial compliance costs and liability, as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium or require Espotting to incur significant expenses to comply with any new regulations. In response to these laws and regulations, whether proposed or enacted, as well as public opinion, Espotting may also elect to limit the types of advertisers or advertisements included in its keyword advertising service, which could in turn decrease the desirability of its service and reduce its revenues.

ESPOTTING MAY NOT BE ABLE TO PROTECT ITS INTERNET DOMAIN NAMES OR INTELLECTUAL PROPERTY RIGHTS UPON WHICH ITS BUSINESS RELIES.

         Espotting's success and ability to compete are substantially dependent upon internally developed technology and data resources, which Espotting protects through a combination of copyright, trade secret, patent and trademark law and rights to prevent passing off. Espotting also depends on its trade name and domain names. However, Espotting may not be able to adequately protect its technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult for Espotting to protect its intellectual property in some jurisdictions. Despite efforts to protect Espotting's proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use Espotting's services, technology and other intellectual property, which may result in confusion among consumers and advertisers. Espotting also depends upon confidentiality agreements with specific employees, consultants and subcontractors to maintain the proprietary nature of its technology. These measures might not provide Espotting sufficient or complete protection, and third parties may independently develop know-how and services similar to Espotting's, otherwise avoid its confidentiality agreements or produce patents and copyrights that would significantly harm its business, prospects, financial condition and results of operations. Legal standards relating to the validity, enforceability and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps Espotting takes to protect its intellectual property rights may not be adequate to protect its future intellectual property. Third parties may also infringe or misappropriate Espotting's copyrights, trademarks, service marks, trade dress and other proprietary rights. Any such infringement or misappropriation could harm Espotting's business, prospects, financial condition and results of operations.

                      RISKS RELATED TO FINDWHAT'S BUSINESS

FINDWHAT'S BUSINESS IS DIFFICULT TO EVALUATE BECAUSE IT HAS A LIMITED OPERATING HISTORY.

         FindWhat launched the FindWhat.com Network in September 1999. In September 2002, FindWhat launched its private label service. In September 2003, FindWhat announced a license agreement with Mitsui & Co., Ltd. to launch a bid-for-position keyword targeted advertising service in Japan. On January 1, 2004, FindWhat acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses. Accordingly, FindWhat has a limited relevant operating history upon which an investor can make an evaluation of the likelihood of FindWhat's success. An investor in FindWhat securities must consider the uncertainties, expenses and difficulties frequently encountered by companies such as FindWhat that are in the early stages of development. An investor should consider the likelihood of FindWhat's future success to be highly speculative in light of its limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as e-commerce. To address these risks, FindWhat must, among other things:

         -        maintain and increase its client base;

         - implement and successfully execute its business and marketing strategy;

         -        continue to develop and upgrade its technology;

         - continually update and improve its service offerings and features;

         -        provide superior customer service;

         -        find and integrate strategic transactions;

         -        respond to industry and competitive developments; and

         -        attract, retain and motivate qualified personnel.

         FindWhat may not be successful in addressing these risks. If FindWhat is unable to do so, its business, prospects, financial condition and results of operations would be materially and adversely affected.

ONE OF THE FINDWHAT.COM NETWORK'S PRINCIPAL COMPETITORS MAY HAVE PATENT RIGHTS WHICH COULD PREVENT FINDWHAT FROM OPERATING ITS SERVICES IN THEIR PRESENT FORM.

         One of the FindWhat.com Network's principal competitors, Overture Services, Inc., purports to be the owner of U.S. Patent No. 6,269,361, which was issued on July 31, 2001 and is entitled "System and method for influencing a position on a search result list generated by a computer network search engine." Additionally, Overture Services has announced it acquired an issued patent that may apply to FindWhat's current bid-for-position pay-per-click business model. Overture Services has advised FindWhat that they believe its current bid-for-position pay-per-click business model infringes their patents. However, FindWhat believes that it does not infringe any valid and enforceable claim of the patents. On January 17, 2002, FindWhat filed a complaint to challenge the `361 patent in the District Court for the Southern District of New York. Subsequently, Overture commenced litigation against FindWhat in the District Court for the Central District of California in Los Angeles, alleging that FindWhat is infringing the `361 patent. FindWhat's complaint has been transferred to the District Court for the Central District of California in Los Angeles. As a result, FindWhat has asserted its claims for declaratory judgment against Overture for invalidity, unenforceability, and non-infringement of the '361 patent in an answer FindWhat filed on March 25, 2003 in the California action, and simultaneously dismissed the transferred New York action without prejudice. This case is now pending before the District Court for the Central District of California in Los Angeles, and the litigation is ongoing. A trial is not expected before the second half of 2004. In addition, on January 23, 2004, FindWhat was named as a third party defendant by Overture in an action between Lycos, Inc. and Overture Services, Inc., in District Court for the District of Massachusetts (CV 03-12012 RWZ). In its third party complaint, Overture alleges that FindWhat infringes U. S. Patent 6,269,361, which is the same patent that is involved in the above-referenced litigation pending in the Central District of California.

         FindWhat's patent litigation with Overture Services may be time-consuming, expensive and result in the diversion of its time and attention. Accordingly, such patent litigation could negatively impact FindWhat's business, even if it prevails. If it is determined that FindWhat's bid-for-position business model infringes one or more valid and enforceable claims of the patents held by Overture Services, FindWhat's business prospects, financial condition and results of operations could be materially and adversely affected because FindWhat could be subject to damages and forced to obtain a license from Overture Services or revise its business model. FindWhat can offer no assurance that a license would be available on acceptable terms or at all, or that FindWhat will be able to revise its business model economically, efficiently or at all.

FINDWHAT FACES SUBSTANTIAL AND INCREASING COMPETITION IN THE MARKET FOR INTERNET-BASED MARKETING SERVICES.

         FindWhat may face increased pricing pressure for the sale of keyword-targeted advertisements, which could materially adversely affect its business, prospects, financial condition and results of operations. FindWhat's competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of its bid-for-position business model. The market for Internet-based marketing services is relatively new, intensely competitive, and rapidly changing. Portals and search engines that offer keyword-targeted ads on their websites or within their search engines include Primedia's About.com, Yahoo!/Inktomi/Alta Vista/FAST, AOL, Ask Jeeves's Ask.com/Direct Hit/Teoma, Google, Terra Lycos's Lycos/HotBot, MSN and InfoSpace's search properties (Excite/WebCrawler/MetaCrawler/Dogpile). Companies which provide primarily performance-based, keyword-targeted ads, and which seek to distribute those ads to a distribution network, include Yahoo!'s Overture, Google, Kanoodle, Value Click's Search 123, Enhance Interactive, and LookSmart. FindWhat's principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than FindWhat.

         FindWhat is not aware of any other company with an offering exactly similar to its private label service, although Enhance Interactive offers a "Guaranteed Inclusion" program, primarily on behalf of InfoSpace's search properties, which allows advertisers to pay a flat fee to submit their sites to be included in InfoSpace's various search engines. In the future, other companies with greater financial, marketing and other resources may offer directly competing services.

         FindWhat's merchant services division competitors include: Yahoo! Stores and eBay stores. Other competitors include companies who have shopping cart products and a few hosting companies that have their own products: AIT and Alabanza os commerce (open source), Mercantec, Shopsite, Lagaarde, AbleCommerce and Cart32. Some of FindWhat's principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than FindWhat.

         Additionally, in pursuing strategic transactions FindWhat may compete with other companies with similar growth strategies, certain of which may be larger and have greater financial and other resources than FindWhat. Competition for these acquisition targets likely also will result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

         FindWhat has filed applications for several patents, any of which could be rejected, and has only a limited amount of other proprietary technology that would preclude or inhibit competitors from entering the keyword-targeted advertising market. Therefore, FindWhat must rely on the skill of its personnel and the quality of its client service. The costs to develop and provide e-commerce services are relatively low. Therefore, FindWhat expects that it continually will face additional competition from new entrants into its markets in the future, and FindWhat is subject to the risk that its employees may leave and may start competing businesses, notwithstanding non-competition agreements. The emergence of these enterprises could have a material adverse effect on FindWhat's business, prospects, financial condition and the results of operations.

FINDWHAT'S BUSINESS IS DEPENDENT UPON ITS RELATIONSHIPS WITH ITS DISTRIBUTION PARTNERS.

         FindWhat's distribution partners are very important to its revenue and results of operations. Any adverse changes in FindWhat's relationship with key distribution partners could have a material adverse impact on its revenue and results of operations. FindWhat's agreements with its distribution partners vary in duration and generally are not long-term agreements, and depending on the agreement with any one particular distribution partner, may be terminable upon the occurrence of certain events, including FindWhat's failure to meet certain service levels, general breaches of agreement terms, and changes in control in certain circumstances. FindWhat may not be successful in renewing its existing distribution partnership agreements, or if they are renewed, any new agreement may not be on as favorable terms.

THE SUCCESS OF THE FINDWHAT.COM NETWORK IS DEPENDENT UPON FINDWHAT'S ABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH ITS ADVERTISERS.

         FindWhat's ability to generate revenue from the FindWhat.com Network is dependent upon its ability to attract new advertisers, maintain relationships with existing advertisers and generate traffic to its advertisers' websites. FindWhat's programs to attract advertisers include direct sales, agency sales, online promotions, referral agreements and participation in tradeshows. FindWhat attempts to maintain relationships with its advertisers through customer service and delivery of qualified traffic. If FindWhat is unable to attract additional advertisers to use its services or fails to maintain relationships with its current advertisers, it could have a material adverse effect on its business, prospects, financial condition and results of operations.

FINDWHAT PARTIALLY DEPENDS ON THIRD PARTIES FOR CERTAIN SOFTWARE AND INTERNET SERVICES TO OPERATE ITS BUSINESS.

         FindWhat depends on third-party software to operate its services. Although FindWhat believes that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on its business, prospects, financial condition and results of operations. FindWhat also is dependent upon third parties to provide Internet services to allow it to connect to the Internet with sufficient capacity and bandwidth so that FindWhat's business can function properly and its FindWhat.com website can handle current and anticipated traffic. FindWhat currently has contracts with Sprint, Internap, and KMC Telecom for these services. Any restrictions or interruption in FindWhat's connection to the Internet would have a material adverse effect on its business, prospects, financial condition and results of operations.

FINDWHAT'S PRIVATE LABEL AGREEMENTS ARE SUBJECT TO A NUMBER OF CONTINGENCIES AND RISKS.

         FindWhat has agreements to provide its private label services with its private label partners. Generally, under the terms of the agreements, FindWhat provides the technology and expertise to its partners to launch keyword-targeted paid listings services. These transactions are subject to numerous contingencies and risks including:

         - the failure of FindWhat's partners to successfully create and manage paid listings networks;

         - risk that development and implementation of the different versions of FindWhat's technology will be delayed or not completed when expected;

         - risk that development, implementation and integration costs will be higher than anticipated;

         - the inability of FindWhat's partners to leverage off their existing client base;

         - the failure of the paid listing services market to continue to grow;

         -        intense competition in the paid listing services market;

         - the potential of disagreements with FindWhat's partners regarding their relationship with FindWhat;

         - the potential that implementation of FindWhat's private label services violates intellectual property rights of third parties; and

         -        economic changes in the Internet industry generally.

FINDWHAT RELIES ON INTERNALLY DEVELOPED SYSTEMS WHICH MAY PUT IT AT A COMPETITIVE DISADVANTAGE.

         FindWhat uses internally developed systems for a portion of its keyword-targeted paid listing request processing software. FindWhat developed these systems primarily to increase the number of appropriate paid keyword-targeted ads for each related keyword request made on its network, for its private label partners and for customer service. A significant amount of manual effort may be required to update these systems if FindWhat's competitors develop superior processing methods. This manual effort is time-consuming and costly and may place FindWhat at a competitive disadvantage when compared to competitors with more efficient systems. FindWhat intends to upgrade and expand its processing systems and to integrate newly-developed and purchased modules with its existing systems in order to improve the efficiency of its paid listing methods and support increased transaction volume, although FindWhat is unable to predict whether these upgrades will improve its competitive position when compared to its competitors.

FINDWHAT'S MANAGEMENT TEAM IS RELATIVELY NEW; MANY OF ITS EMPLOYEES HAVE RECENTLY JOINED FINDWHAT AND MUST BE INTEGRATED INTO ITS OPERATIONS.

         Some of FindWhat's officers have no prior senior management experience in public companies. At December 31, 2003, FindWhat had 161 full time employees. Its new employees include a number of key managerial, technical, financial, marketing and operations personnel as December 31, 2003 who have not yet been fully integrated into FindWhat's operations, and FindWhat expects to add additional key personnel in the near future. FindWhat's failure to fully integrate its new employees into its operations could have a material adverse effect on its business, prospects, financial condition and results of operations.

FINDWHAT MAY HAVE DIFFICULTY ATTRACTING AND RETAINING QUALIFIED, HIGHLY SKILLED PERSONNEL.

         FindWhat expects the expansion of its business to place a significant strain on its limited managerial, operational and financial resources. FindWhat will be required to expand its operational and financial systems significantly and to expand, train and manage its work force in order to manage the expansion of its operations. FindWhat will need to attract and retain highly qualified, technical personnel in order to maintain and update its products and services and meet its business objectives. Competition for such personnel is intense. FindWhat may not be successful in attracting and retaining such qualified technical personnel on a timely basis, on competitive terms, or at all. FindWhat's inability to attract and retain the necessary technical personnel it would have a material adverse effect on its business, prospects, financial condition and results of operations.

CURRENT CAPACITY CONSTRAINTS MAY REQUIRE FINDWHAT TO EXPAND ITS NETWORK INFRASTRUCTURE AND CUSTOMER SUPPORT CAPABILITIES.

         FindWhat's ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of its computer and communications systems in order to accommodate any significant increases in the numbers of advertisers using its services and the queries and paid click-throughs FindWhat receives. FindWhat believes that it will be required to expand its network infrastructure and customer support capabilities to support an anticipated expanded number of queries and paid click-throughs. Any expansion will require FindWhat to make significant upfront expenditures for servers, routers, computer equipment and additional Internet and intranet equipment, and to increase bandwidth for Internet connectivity. Any expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand its network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect FindWhat's business, prospects, financial condition and results of operations.

FINDWHAT'S BUSINESS IS PARTIALLY SUBJECT TO SEASONALITY, WHICH MAY IMPACT ITS GROWTH RATE.

         FindWhat has historically experienced, and expects to continue to experience, seasonal fluctuations in the number of click-throughs received by typical distribution partners within its FindWhat.com Network. FindWhat expects that the first and fourth quarters of each calendar year will realize more activity than the second and third quarters, due to increased overall Internet usage during the first and fourth quarters related to colder weather and holiday purchases.

FINDWHAT'S TECHNICAL SYSTEMS ARE VULNERABLE TO INTERRUPTION AND DAMAGE.

         A disaster could interrupt FindWhat's services for an indeterminate length of time and severely damage its business, prospects, financial condition and results of operations. FindWhat's systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of its network by unauthorized computer users and "hackers" and similar events. The occurrence of a natural disaster or unanticipated problems at FindWhat's technical operations facilities could cause material interruptions or delays in its business, loss of data or render FindWhat unable to provide services to its customers. Failure to provide the data communications capacity FindWhat requires, as a result of human error, natural disaster, or other operational disruptions, could cause interruption in its services and websites. The occurrence of any or all of these events could materially adversely affect FindWhat's business, prospects, financial condition and results of operations.

FINDWHAT MAY BE UNABLE TO OBTAIN THE INTERNET DOMAIN NAMES THAT IT HOPES TO USE.

         The Internet domain name FindWhat is using for its paid keyword-targeted ad website is "FindWhat.com" and the Internet domain name it is using for its current merchant services business is "Miva.com." FindWhat believes that these domain names are an extremely important part of its business. FindWhat may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain-name registrars, or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to FindWhat's own. Also, FindWhat may be unable to acquire or maintain relevant domain names in all countries in which it will conduct business. In addition, there are other substantially similar domain names that are registered by companies which may compete with FindWhat. There can be no assurance that potential users and advertisers will not confuse FindWhat's domain name with other similar domain names. If that confusion occurs,

         -        FindWhat may lose business to a competitor; and

         - some users of FindWhat's services may have negative experiences with other companies on their websites that those users erroneously associate with FindWhat.

FINDWHAT MAY BE UNABLE TO PROMOTE AND MAINTAIN ITS BRANDS.

         FindWhat believes that establishing and maintaining the brand identities of its services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of its brands will depend largely on FindWhat's success in continuing to provide high quality service. If businesses do not perceive FindWhat's existing services to be of high quality, or if FindWhat introduces new services or enters into new business ventures that are not favorably received by businesses, FindWhat will risk diluting its brand identities and decreasing their attractiveness to existing and potential customers.

FINDWHAT'S INTELLECTUAL PROPERTY RIGHTS MAY NOT BE PROTECTABLE OR OF SIGNIFICANT VALUE IN THE FUTURE.

         FindWhat depends upon confidentiality agreements with specific employees, consultants and subcontractors to maintain the proprietary nature of its technology. These measures may not afford FindWhat sufficient or complete protection, and others may independently develop know-how and services similar to FindWhat's, otherwise avoid its confidentiality agreements or produce patents and copyrights that would materially adversely affect FindWhat's business, prospects, financial condition and results of operations.

         Legal standards relating to the validity, enforceability, and scope of the protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps FindWhat takes to protect its intellectual property rights may not be adequate to protect its future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress, and other proprietary rights

FindWhat may have. Any such infringement or misappropriation could have a material adverse effect on FindWhat's business, prospects, financial condition, and results of operations.

         FindWhat owns several domestic and foreign trade and service mark registrations related to its products or services, including U.S. Federal Registrations for FINDWHAT.COM(R) and Miva(R), and FindWhat has additional registrations pending. Additionally, FindWhat uses and has common law rights in several other marks. If other companies also claim rights to use the marks FindWhat uses in its business, FindWhat may be required to become involved in litigation or incur an additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which FindWhat's services are distributed or made available through the Internet.

         The process and technology FindWhat uses to operate its FindWhat.com Network is critical to the success of its business. In February 2000, FindWhat filed a patent application for its FindWhat.com Network with the United States Patent and Trademark Office. Subsequently, FindWhat has filed additional patent applications covering additional services and the evolution of its business model. These applications are currently pending. FindWhat's patent applications may be rejected and it may be unable to prevent third parties from infringing on its proprietary rights. Further, one of the FindWhat.com Network's principal competitors has been granted a patent which may cover FindWhat's business model and has acquired an issued patent that may be applicable to FindWhat's business model. See "One of the FindWhat.com Network's principal competitors may have patent rights which could prevent FindWhat from operating its services in their present form."

         In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. FindWhat may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights, which may result in the dilution of the brand identity of its services. See "FindWhat may be unable to promote and maintain its brands."

         FindWhat's current and future business activities may infringe upon the proprietary rights of others, and third parties may assert infringement claims against FindWhat. Any such claims and resulting litigation could subject FindWhat from time to time to significant liability for damages, could result in the invalidation of FindWhat's proprietary rights and have a material adverse effect on its business, prospects, financial condition and results of operations. Even if FindWhat were to prevail, such claims could be time-consuming, expensive to defend and could result in the diversion of FindWhat's management's time and attention. In addition, this diversion of managerial resources could have a material adverse effect on FindWhat's business, prospects, financial condition and results of operations.

FINDWHAT DEPENDS ON THE EFFORTS OF ITS KEY PERSONNEL.

         FindWhat's success is substantially dependent on the performance of its senior management and key technical personnel. In particular, FindWhat's success depends substantially on the continued efforts of Craig Pisaris-Henderson, its Chairman, Chief Executive Officer, and President, and Phillip Thune, its Chief Operating Officer and Chief Financial Officer. Currently, FindWhat does not have key person life insurance on Messrs. Pisaris-Henderson or Thune and may be unable to obtain such insurance in the near future due to high cost or other reasons. FindWhat believes that the loss of the services of any of its executive officers or other key employees could have a material adverse effect on its business, prospects, financial condition and results of operations.

FINDWHAT'S ARTICLES OF INCORPORATION AUTHORIZE IT TO ISSUE ADDITIONAL SHARES OF STOCK.

         FindWhat is authorized to issue up to 50,000,000 shares of common stock which may be issued by its board of directors for such consideration as they may consider sufficient without seeking stockholder approval. Additionally, FindWhat is seeking to approve an amendment to its articles of incorporation which would increase the number of authorized shares of common stock to 200,000,000. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

         FindWhat's articles of incorporation also authorize it to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by its board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could be used by the FindWhat board to impede a non-negotiated change in control, even though such a transaction may be beneficial to holders of FindWhat securities.

FINDWHAT DOES NOT INTEND TO PAY FUTURE CASH DIVIDENDS.

         FindWhat currently does not anticipate paying cash dividends on its common stock at any time in the near future. FindWhat may never pay cash dividends or distributions on its common stock. The loan agreement FindWhat entered into as of February 19, 2004 restricts FindWhat's ability to pay dividends. Whether FindWhat pays cash dividends in the future will be at the discretion of its board of directors and will be dependent on its financial condition, results of operations, capital requirements and any other factors that the board of directors decides are relevant.

THE MARKET PRICE OF FINDWHAT SECURITIES MAY BE VOLATILE.

         From time to time the market price of FindWhat common stock may experience significant volatility. FindWhat's quarterly results, failure to meet analysts' expectations, patents issued or not issued to FindWhat or its competitors, announcements by FindWhat or competitors regarding planned or failed mergers, acquisitions or dispositions, loss of existing clients, new procedures or technology, litigation, sales of substantial amounts of FindWhat's common stock, including shares issued upon the exercise of outstanding options or warrants, changes in general conditions in the economy and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect FindWhat's business, prospects, financial condition and the results of operations.

SIGNIFICANT ADDITIONAL DILUTION WILL OCCUR IF OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED.

         As of December 31, 2003, FindWhat has outstanding stock options under its 1999 Stock Incentive Plan to purchase approximately 3.8 million shares of common stock at a weighted average exercise price of $4.57 and warrants to purchase approximately 295,000 shares of common stock at a weighted average exercise price of $3.36 per share. To the extent these options or warrants are exercised, FindWhat's stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the conversion or exchange of these securities, investors may experience additional dilution.

FINDWHAT MAY NOT BE ABLE TO ADAPT AS THE INTERNET, ELECTRONIC COMMERCE, INTERNET ADVERTISING, AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

         FindWhat may not be able to adapt as the Internet, electronic commerce, Internet advertising and customer demands continue to evolve. FindWhat's failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on its business, prospects, financial condition and results of operations. The Internet e-commerce and the Internet advertising industry are characterized by:

         -        rapid technological change;

         -        changes in user and customer requirements and preferences;

         - frequent new product and service introductions embodying new technologies; and

         - the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

         FindWhat's success will depend, in part, on its ability to:

         - enhance and improve the responsiveness and functionality of its FindWhat.com Network, its private label service and its merchant services;

         - license, develop or acquire technologies useful in its business on a timely basis, enhance its existing services and develop new services and technology that address the increasingly sophisticated and varied needs of its prospective or current customers; and

         - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

INTERNET SECURITY POSES RISKS TO FINDWHAT'S ENTIRE BUSINESS.

         The process of e-commerce aggregation by means of FindWhat's hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of its clients, as well as its own confidential and proprietary information. FindWhat relies on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by FindWhat to protect client transaction data. Anyone who is able to circumvent FindWhat's security measures could misappropriate proprietary information or cause material interruptions in FindWhat's operations. FindWhat may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that FindWhat's activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage FindWhat's reputation and expose it to a risk of loss or litigation and possible liability. FindWhat's security measures may not prevent security breaches. FindWhat's failure to prevent these security breaches or a misappropriation of proprietary information may have a material adverse effect on its business, prospects, financial condition and results of operations.

A RECENT ACQUISITION AND AN ADDITIONAL PENDING ACQUISITION MAY RESULT IN A DISRUPTION OF FINDWHAT'S EXISTING BUSINESS, DISTRACTION OF MANAGEMENT, AND DIVERSION OF OTHER RESOURCES.

FindWhat recently acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses, and has entered into an agreement to acquire Comet Systems, Inc., a leading provider of connected desktop consumer software. The integrations of Miva and potentially Comet are made more challenging because FindWhat's historical business has focused on the paid search market and both Miva and Comet both represent new business lines for FindWhat. These integrations may divert management time and resources from the main businesses of FindWhat. It is possible that these integration efforts will not be completed as planned, will take longer to complete or will be more costly than anticipated, any of which could have a material adverse effect on the operations of the combined entity.

FINDWHAT'S FUTURE SUCCESS WILL DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET.

         FindWhat's future success will depend substantially upon continued growth in the use of the Internet to support the sale of FindWhat's advertising services and acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than FindWhat expects, or the Internet does not become a commercially viable marketplace, FindWhat's business, prospects, financial condition and results of operations would be materially adversely affected.

THE MARKET FOR FINDWHAT'S SERVICES IS UNCERTAIN AND IS STILL EVOLVING.

         Internet marketing and advertising, in general, and advertising through priority placement in keyword-targeted ads in particular, are at early stages of development, are evolving rapidly and are characterized by an increasing number of market entrants. FindWhat's future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. Rapid growth in the use of and interest in, the Internet, the Web and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for FindWhat's existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on FindWhat's business, prospects, financial condition or results of operations.

FINDWHAT WILL NEED TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE IN THE INTERNET SEARCH AND ADVERTISING INDUSTRIES.

         In order to remain competitive, FindWhat will be required continually to enhance and improve the functionality and features of its existing services, which could require FindWhat to invest significant capital. If FindWhat's competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, its existing services, technology and systems may become obsolete and FindWhat may not have the funds or technical know-how to upgrade our services, technology and systems. If FindWhat faces material delays in introducing new services, products and enhancements, its users may forego the use of FindWhat's services and select those of its competitors, in which event, FindWhat's business, prospects, financial condition and results of operations could be materially adversely affected.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM FINDWHAT'S BUSINESS.

         FindWhat is not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce and businesses. Due to the increasing popularity and use of the Internet and other online services, federal, state and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations or application of existing laws to the Internet generally or its industry may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for FindWhat's services and increase its cost of doing business, or otherwise have a material adverse effect on FindWhat's business, prospects, financial condition, and results of operations.

IMPLEMENTATION OF FINDWHAT'S FINDWHAT.COM NETWORK SERVICE OR ITS PRIVATE LABEL SERVICE FOR SOME CLIENTS MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         In implementing its services, FindWhat utilizes promotional material generated by its clients to promote websites. From time to time, third parties have alleged that the use of certain keywords in FindWhat's services have infringed on their intellectual property rights. Although the terms and conditions of FindWhat's services provide that its clients are responsible for infringement of intellectual property rights of others arising out of the use of keywords or content in their paid keyword ads and on their websites, FindWhat's involvement in disputes regarding these claims could be time consuming, expensive to defend and could result in the diversion of its management's time and attention, which could have a material adverse effect on its business, prospects, financial condition and results of operations.

FINDWHAT CANNOT PREDICT ITS FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

         Although FindWhat has no material long-term commitments for capital expenditures, it anticipates an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. FindWhat currently anticipates that its cash as of December 31, 2003, together with cash flows from operations, will be sufficient to meet the anticipated liquidity needs for working capital and capital expenditures over the next 12 months, including the cash to be used in FindWhat's announced merger with Espotting. Additionally, as of February 19, 2004, FindWhat secured a $10 million revolving loan from a bank. In the future, FindWhat may seek additional capital through the issuance of debt or equity depending upon results of operations, market conditions or unforeseen opportunities. FindWhat's future liquidity and capital requirements will depend on numerous factors. The pace of expansion of our operations will affect FindWhat's capital requirements. FindWhat may also have increased capital requirements in order to respond to competitive pressures. In addition, FindWhat may need additional capital to fund acquisitions of complementary products, technologies or businesses. FindWhat's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above. As

FindWhat requires additional capital resources, it may seek to sell additional equity or debt securities or obtain additional bank lines of credit. The sale of additional equity or convertible debt securities could result in additional dilution to existing stockholders. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to FindWhat, if at all.

                           FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often, although not always, include words or phrases like "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook," or similar expressions. We have based these forward-looking statements on our current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. The forward-looking statements contained in this joint proxy statement/prospectus include statements about the following:

         - our ability to integrate FindWhat's and Espotting's businesses and operations;

         -        statements addressing future financial and operating results;

         - statements relating to the magnitude, timing, effects, and any synergies that may result from the proposed acquisition;

         - statements concerning the outcome of any necessary regulatory and stockholder approvals required in connection with the proposed acquisition; and

         - the anticipated growth and growth strategies of FindWhat and Espotting.

         The following factors, among others, including those risks and uncertainties set forth under "Risk Factors," could cause actual results to differ materially from those described in the forward-looking statements:

         - the potential that the information and estimates used to predict anticipated revenues and expenses after the merger are not accurate;

         - either company's failure to retain clients after the announcement of the merger;

         - difficulties executing integration strategies or achieving planned synergies;

         - political and global economic risks attendant to a greater international presence;

         - other economic, business, and competitive factors generally affecting the business of the combined company;

         - risk that the conditions to closing will not be satisfied, including receipt of stockholder and regulatory approvals;

         - risk that transaction costs and integration costs will be higher than anticipated;

         - risk that the transaction will be delayed or not close when expected;

         - the risk that the businesses of the companies may suffer due to uncertainty;

         - the risk that the continuity of either company's operations will be disrupted in the event the transaction does not close;

         - the risk that Espotting will require more cash than anticipated prior to closing; and

         - fluctuations in the trading price and volume of FindWhat's common stock.

         For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see FindWhat's annual report on Form 10-K and other reports that FindWhat files from time to time with the SEC.

         In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

                        THE FINDWHAT STOCKHOLDER MEETING

         This joint proxy statement/prospectus is being furnished to the stockholders of FindWhat as part of the solicitation of proxies by the FindWhat board of directors for use at the annual meeting of stockholders of FindWhat to be held at FindWhat's headquarters located at 5220 Summerlin Commons Blvd., Suite 500, Ft. Myers, Florida on ________________, 2004 at _________ __.m.,
local time, or at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy card are first being mailed to stockholders of FindWhat on or about ________________, 2004.

PURPOSE OF ANNUAL MEETING

         The purpose of the FindWhat annual meeting is:

                  1. To approve the issuance of 7,000,000 shares of FindWhat common stock pursuant to FindWhat's merger with Espotting;

                  2.       To approve the FindWhat 2004 Stock Incentive Plan;

                  3.       To approve the EMI Replacement Option Plan;

                  4. To elect eight directors, each to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

                  5. To approve the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000;

                  6. To approve the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware; and

                  7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

FINDWHAT BOARD OF DIRECTORS' RECOMMENDATION

         The FindWhat board of directors, after careful consideration, has unanimously approved the merger, the merger agreement and the transactions contemplated thereby. The FindWhat board of directors believes that the terms of the merger are fair to, and in the best interests of, FindWhat and its stockholders and unanimously recommends that the FindWhat stockholders vote:

         - FOR the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        FOR approval of the FindWhat 2004 Stock Incentive Plan; and

         -        FOR approval of the EMI Replacement Option Plan.

         Approval of the issuance of FindWhat common stock in the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby. Additionally, approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan are conditions to completion of the merger.

         FindWhat's board of directors also unanimously recommends that you vote:

         - FOR the election of each of the following director nominees, Craig A. Pisaris-Henderson, Phillip R. Thune, Frederick E. Guest II, Kenneth E. Christensen, Lee Simonson, Daniel B. Brewster, Jr., Jerry Della Femina and David J. Londoner to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         - FOR the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - FOR the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware.

         Approval of these additional proposals is not a condition to completion of the merger. However, approval of the increase in the number of authorized shares is a condition to the reincorporation.

RECORD DATE AND VOTING

         In General. Holders of record of shares of FindWhat common stock at the close of business on __________, 2004, referred to in this joint proxy statement/prospectus as the FindWhat record date, are entitled to notice of and to vote at the FindWhat annual meeting. On the FindWhat record date, there were ____________ shares of FindWhat common stock outstanding, each of which is entitled to one vote. Shares of FindWhat common stock present in person or represented by proxy at the FindWhat annual meeting and entitled to vote, including broker non-votes and abstentions, will be counted for the purposes of determining whether a quorum is present. A quorum is present when the holders of record of a majority of the outstanding shares of FindWhat common stock entitled to vote at the meeting, are present in person or by proxy.

         The Share Issuance and the Plans. Pursuant to FindWhat's bylaws, the affirmative vote of at least a majority of the shares represented at the meeting and entitled to vote at which a quorum is present must approve the following proposals:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        the FindWhat 2004 Stock Incentive Plan; and

         -        the EMI Replacement Option Plan.

         Abstentions and broker non-votes will not be considered voted at the annual meeting for or against the approval of the share issuance, the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan. This has the same effect as a vote against these proposals. A broker non-vote occurs when a broker holding shares for a beneficial owner in "street name" does not vote on a proposal because the broker does not have discretionary authority to vote and has not received instructions from the beneficial owner with respect to the proposal.

         The election of directors. The proposal to elect eight directors requires the favorable vote of a plurality of all votes cast by the holders of common stock at any meeting at which a quorum is present. The effect of an abstention or broker non-vote is not counted toward a nominee's achievement of a plurality, and thus, will have no effect on the election of directors.

         The increase in capital stock and the reincorporation. Pursuant to Nevada law, the proposals to:

         - approve the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - approve the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware each require the affirmative vote of the majority of all outstanding shares entitled to vote regardless of whether the shares are represented and voted at the annual meeting. The effect of an abstention or broker non-vote in connection with each of the proposals on the increase in the number of authorized shares of common stock and the reincorporation will be the same as a vote against the proposal.

         On the FindWhat record date, directors and executive officers of FindWhat and their affiliates had the right to vote _______ shares of FindWhat common stock, representing approximately ____% of the shares of FindWhat common stock outstanding on the record date. To FindWhat's knowledge, directors and executive officers of FindWhat and their affiliates intend to vote their common stock FOR:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        the approval of the FindWhat 2004 Stock Incentive Plan;

         -        the approval of the EMI Replacement Option Plan;

         -        the election of each of the following director nominees, Craig
                  A. Pisaris-Henderson, Phillip R. Thune, Frederick E. Guest II, Kenneth E. Christensen, Lee Simonson, Daniel B. Brewster, Jr., Jerry Della Femina and David J. Londoner to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         - the approval of the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000; and

         - the approval of the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware.

VOTING AND REVOCATION OF PROXIES

         All shares of FindWhat common stock that are entitled to vote and are represented at the FindWhat annual meeting by properly executed proxies received by FindWhat prior to or at the meeting, and not revoked, will be voted at the meeting or any adjournment or postponement thereof in accordance with the instructions indicated on the proxies. If no instructions are indicated (other than broker non-votes), the proxies will be voted FOR approval of each of the proposals.

         The persons appointed as proxies of the FindWhat stockholders, Craig A. Pisaris-Henderson and Phillip R. Thune, may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitation of proxies in favor of each of the proposals, if FindWhat stockholders have granted such authority to the proxies by checking the appropriate box on the FindWhat proxy card.

         The FindWhat board of directors does not know of any matters other than those described in the notice of the FindWhat annual meeting that are to be presented for action at such meeting. If any other matters are properly presented at the FindWhat annual meeting for consideration, the persons appointed as proxies generally will have discretion to vote on such matters according to their judgment.

         A person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:

         - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of FindWhat before the taking of the vote at the FindWhat annual meeting;

         - filing with the Secretary of FindWhat, at or before the taking of the vote of the FindWhat annual meeting, a written notice of revocation bearing a later date than the proxy; or

         - attending the FindWhat annual meeting and voting by ballot in person, although attendance at the FindWhat annual meeting will not in and of itself constitute a revocation of a proxy.

         Any written notice of revocation or subsequent proxy should be sent to FindWhat.com, 5220 Summerlin Commons Blvd., Suite 500, Ft. Myers, Florida 33907,
Attention: Secretary, or hand delivered to the Secretary of FindWhat at or before the taking of the vote at the FindWhat annual meeting.

         If you are a FindWhat stockholder and have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

VOTING AGREEMENTS

         FindWhat stockholders collectively owning approximately 22.7% of FindWhat's outstanding common stock have entered into voting agreements with Espotting pursuant to which the FindWhat stockholder has irrevocably agreed to vote all of the shares of FindWhat common stock that he or she beneficially owns or controls in favor of approval of the merger and the transactions contemplated thereby.

SOLICITATION OF PROXIES AND EXPENSES

         In addition to solicitation by use of the mails, proxies may be solicited from FindWhat stockholders by the directors, officers and employees of FindWhat in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. All expenses of FindWhat's solicitation of proxies for the FindWhat annual meeting will be borne by FindWhat. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and FindWhat will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

APPRAISAL RIGHTS

         FindWhat stockholders are not entitled to appraisal rights in connection with the merger.

                        THE ESPOTTING STOCKHOLDER MEETING

         This joint proxy statement/prospectus is being furnished to the stockholders of Espotting as part of the solicitation of proxies by the Espotting board of directors for use at the special meeting of stockholders of Espotting to be held at Espotting's headquarters located at Espotting Media Inc., The Old Truman Brewery, 91, Brick Lane, London, E1 6QL, United Kingdom, on ________________, 2004 at _________ __.m., local time, or at any adjournment or postponement of such meeting. This joint proxy statement/prospectus and the enclosed form of proxy card are first being mailed to stockholders of Espotting on or about ________________, 2004.

PURPOSE OF SPECIAL MEETING

         The purpose of the Espotting special meeting is:

         1.       To approve and adopt the merger agreement and the merger;

         2.       To approve and adopt the amendment to the Espotting Share
                  Option Plan;

         3. To approve and adopt the amendment to the Espotting European Share Option & Warrant Plan; and

         4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

ESPOTTING BOARD OF DIRECTORS' RECOMMENDATION

         The Espotting board of directors, after careful consideration, has unanimously approved the merger, the merger agreement and the transactions contemplated thereby. It is contemplated by the terms of the merger agreement that the proposals to approve and adopt the amendment to the Espotting Share Option Plan and the amendment to the Espotting European Share Option & Warrant Plan will be presented to Espotting stockholders. The Espotting board of directors believes that the terms of the merger are fair to, and in the best interests of, Espotting and its stockholders and unanimously recommends that the Espotting stockholders vote FOR the approval and adoption of the merger agreement and the merger.

         The Espotting board of directors believes that the amendment to the Espotting Share Option Plan and the amendment to the Espotting European Share Option & Warrant Plan are fair to and are in the best interests of Espotting and its stockholders and unanimously recommends that the Espotting stockholders vote:

         - FOR the approval and adoption of the amendment to the Espotting Share Option Plan; and

         - FOR the approval and adoption of the amendment to the Espotting European Share Option & Warrant Plan.

RECORD DATE AND VOTING

         Holders of record of shares of Espotting common stock and preferred stock at the close of business on __________, 2004, referred to in this joint proxy statement/prospectus as the Espotting record date, are entitled to notice of and to vote at the Espotting special meeting. On the Espotting record date, there were ____________ shares of Espotting common stock and _____ shares of Espotting preferred stock outstanding. Each share of Espotting common stock and Espotting preferred stock is entitled to one vote. The presence at the Espotting special meeting, either in person or by proxy, of Espotting stockholders entitled to cast a majority of votes thereat is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the Espotting special meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Espotting capital stock represented at the Espotting special meeting but not voted, including shares of Espotting capital stock for which proxy cards have been received but for which the holders have abstained, will be treated as present at the Espotting special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

         For Espotting stockholders. The proposal to adopt and approve the merger agreement and the merger requires the affirmative vote of a majority of the votes represented by the outstanding shares of Espotting common stock and Espotting preferred stock, voting as separate classes.

         The proposals to:

         -        approve and adopt an amendment to the Espotting Share Option
                  Plan; and

         - approve and adopt an amendment to the Espotting European Share Option & Warrant Plan

each require the affirmative vote of a majority of the votes represented by the outstanding shares of Espotting common stock and Espotting preferred stock, voting together as one class.

         On the Espotting record date, directors and executive officers of Espotting and their affiliates had the right to vote ___ shares of Espotting common stock and ___ shares of Espotting preferred stock, representing approximately ___% and ___% of the shares of Espotting common stock and Espotting preferred stock, respectively, outstanding and entitled to vote at the Espotting special meeting.

         To Espotting's knowledge, directors and executive officers of Espotting and their affiliates intend to vote their common stock and preferred stock FOR:

         - the approval and adoption of the merger agreement and the merger;

         - the approval and adoption of the amendment to the Espotting Share Option Plan; and

         - the approval and adoption of the amendment to the Espotting European Share Option & Warrant Plan.

VOTING AND REVOCATION OF PROXIES

         All shares of Espotting capital stock that are entitled to vote and are represented at the Espotting special meeting by properly executed proxies received by Espotting prior to or at the meeting, and not revoked, will be voted at the meeting or any adjournment or postponement thereof in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted FOR approval of each of the proposals.

         A persons appointed as proxies of the Espotting stockholders, Daniel Ishag and Sebastian Bishop, may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitation of proxies in favor of each of the proposals, if Espotting stockholders have granted such authority to the proxies by checking the appropriate box on the Espotting proxy card.

         The Espotting board of directors does not know of any matters other than those described in the notice of the Espotting special meeting that are to be presented for action at such meeting. If any other matters are properly presented at the Espotting special meeting for consideration, the persons appointed as proxies generally will have discretion to vote on such matters according to their judgment.

         A person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:

         - duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Espotting before the taking of the vote at the Espotting special meeting;

         - filing with the Secretary of Espotting, at or before the taking of the vote of the Espotting special meeting, a written notice of revocation bearing a later date than the proxy; or

         - attending the Espotting special meeting and voting by ballot in person, although attendance at the Espotting special meeting will not in and of itself constitute a revocation of a proxy.

         Any written notice of revocation or subsequent proxy should be sent to Espotting Media Inc., The Old Truman Brewery, 91, Brick Lane, London E1 6QL,
Attention: Secretary, or hand delivered to the Secretary of Espotting at or before the taking of the vote at the Espotting special meeting.

VOTING AGREEMENTS

         Espotting stockholders collectively owning approximately 49% of Espotting's outstanding common stock and 95% of Espotting's outstanding series A preferred stock have entered into voting agreements with FindWhat pursuant to which each such Espotting stockholder has irrevocably agreed to vote all of the shares of Espotting stock that he or she beneficially owns or controls in favor of approval of the merger and all transactions contemplated thereby.

SOLICITATION OF PROXIES AND EXPENSES

         In addition to solicitation by use of the mails, proxies may be solicited from Espotting stockholders by the directors, officers and employees of Espotting in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. All expenses of Espotting's solicitation of proxies for the Espotting special meeting will be borne by Espotting.

         Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Espotting capital stock will be mailed to Espotting stockholders as soon as practicable after completion of the merger.

APPRAISAL RIGHTS

         Espotting stockholders who do not wish to accept FindWhat common stock pursuant to the merger have the right under Delaware law to receive a cash payment for the fair value of their shares as determined pursuant to Section 262 of the Delaware General Corporation Law. Such rights are more fully described in "The Merger - Appraisal Rights" on page 69.

                                   THE MERGER

THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF THE MERGER, INCLUDING THE MERGER AGREEMENT. ALTHOUGH THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO FINDWHAT STOCKHOLDERS AND ESPOTTING STOCKHOLDERS. YOU SHOULD CAREFULLY READ THE MERGER AGREEMENT AND THE OTHER DOCUMENTS TO WHICH YOU ARE REFERRED IN THEIR ENTIRETY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

GENERAL

         FindWhat's board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of FindWhat common stock for use at the FindWhat annual meeting. Espotting's board of directors is also using this document to solicit proxies from the holders of Espotting common stock and preferred stock for use at the Espotting special meeting.

FINDWHAT PROPOSALS

         At the FindWhat annual meeting, holders of FindWhat common stock are being asked to approve:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        the FindWhat 2004 Stock Incentive Plan; and

         -        the EMI Replacement Option Plan.

         Approval of the issuance of FindWhat common stock in the merger will constitute approval of the merger agreement, the merger, and the transactions contemplated thereby. Additionally, approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan are conditions to completion of the merger.

         Additionally, FindWhat stockholders are being asked to vote on three additional proposals unrelated to the merger. For more information about those proposals, FindWhat stockholders should carefully review Proposals 4, 5 and 6 of this joint proxy statement/prospectus.

         The merger will not be completed unless FindWhat's stockholders approve:

         - the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger;

         -        the FindWhat 2004 Stock Incentive Plan; and

         -        the EMI Replacement Option Plan.

ESPOTTING PROPOSALS

         At the Espotting special meeting, holders of Espotting common stock and preferred stock will be asked to vote upon the approval and adoption of the merger agreement and the merger.

         Additionally, holders of Espotting common stock and preferred stock will be asked to vote upon the approval and adoption of an amendment to the Espotting Share Option Plan and an amendment to the Espotting European Share Option & Warrant Plan.

         The merger will not be completed unless Espotting's stockholders approve and adopt the merger agreement and the merger, an amendment to the Espotting Share Option Plan and an amendment to the Espotting European Share Option & Warrant Plan.

                                   PROPOSAL 1
                   ISSUANCE OF SHARES OF FINDWHAT COMMON STOCK

BACKGROUND OF THE MERGER

         Over the past several years there has been increasing consolidation in the performance-based Internet advertising industry. We believe this consolidation has been fueled by, among other things, the benefits derived from the economies of scale, wider geographic coverage and greater efficiencies available to combined entities.

         In the cases of both FindWhat and Espotting, management has regularly reviewed with their respective boards of directors the possible benefits of a strategic business combination with another performance-based Internet advertising company. In each case, such a combination has been considered in light of various alternative means of increasing shareholder value and strengthening the company's market position in order to better compete in a consolidating market for Internet advertising services and products. In addition, both FindWhat's and Espotting's senior management teams regularly review market conditions with their counterparts at other Internet advertising companies.

         From February 2002 through December 2002, FindWhat senior management, in their regular reviews of market conditions with their Espotting counterparts, on a number of occasions raised the possibility of a strategic transaction between the two companies, but Espotting representatives did not actively pursue these overtures.

         On January 6, 2003, Espotting held a board of directors meeting that day at which the directors discussed the merits and drawbacks of a potential combination with other online advertising companies including FindWhat. The board of directors of Espotting directed Jonathan Bunis, Espotting's Chief Operating Officer, and Sebastian Bishop, Espotting's Co-Founder, to meet with FindWhat's senior management to discuss the potential merger of the two companies.

         On January 22, 2003, Messrs. Bunis and Bishop, met with Craig Pisaris-Henderson, FindWhat's Chairman, CEO and President, and Phillip Thune, FindWhat's Chief Operating Officer and Chief Financial Officer, in New York City to discuss the possibility of a strategic merger of equals between FindWhat and Espotting. The meeting was preliminary in nature and it was determined that the parties should meet again to determine if there was any interest in moving forward with a possible strategic combination. In connection with their meeting, FindWhat and Espotting signed a reciprocal nondisclosure agreement.

         On February 3, 2003, Espotting held a board of directors meeting to discuss whether to proceed with the discussions with FindWhat based on reports from Messrs. Bunis and Bishop about their meeting with FindWhat senior management. Since the proposed transaction would be structured as a merger of equals, the board noted in its discussions that it involved a valuation of Espotting of approximately $130 million. The board instructed Espotting management to conduct a business due diligence review of FindWhat at its corporate headquarters and to continue discussion of the merger with FindWhat senior management.

         Beginning on February 6, 2003, and continuing through February 11, 2003, Messrs. Bunis, Bishop, Daniel Ishag, Espotting's Founder and CEO, and Stephen McDonnell, Espotting's then Chief Financial Officer, and Messrs. Rae, Thune and Pisaris-Henderson met to discuss the benefits of a possible strategic combination and began a preliminary discussion of transaction terms.

         On February 10, 2003, Messrs. Pisaris-Henderson and Thune contacted Porter, Wright, Morris & Arthur LLP, FindWhat's counsel, regarding the proposed transaction with Espotting to discuss typical transaction terms, closing conditions and related matters.

         On February 25, 2003, FindWhat held a board of directors meeting. The meeting included a presentation by Messrs. Pisaris-Henderson and Thune regarding Espotting's financial performance and possible transaction structures. The board authorized FindWhat to engage Ernst & Young LLP to conduct financial due diligence on Espotting.

         Beginning on February 26, 2003, and continuing through March 2, 2003, Messrs. Thune and Rae, Mark Kahn, FindWhat's Director of Business Development, and Brenda Agius, FindWhat's then Vice President of Finance, met with Messrs. Daniel Ishag, Bishop, Bunis and McDonnell to conduct preliminary due diligence and to negotiate terms of the proposed transaction. Messrs. Thune and Bunis went to Espotting's office in Germany to enable Mr. Thune to conduct business due diligence. Messrs. Rae and Bishop went to Espotting's Paris office to enable Mr. Rae to conduct business due diligence.

         On March 4, 2003, Mr. McDonnell contacted Fulbright & Jaworski, L.L.P., Espotting's counsel, about the proposed transaction to discuss issues that had arisen in discussions with FindWhat, and to instruct Fulbright & Jaworski, L.L.P., to deliver a request for due diligence documents and information to FindWhat, which it did later that day. Mr. McDonnell also engaged Ernst & Young LLP as Espotting's independent auditor of its financial statements prepared under accounting principles generally accepted in the United States.

         Beginning on March 10, 2003, and continuing through March 11, 2003, Messrs. Bunis and Bishop met with Messrs. Pisaris-Henderson, Thune and Rae to continue negotiations regarding the proposed transaction.

         On March 12, 2003, FindWhat held a board of directors meeting. At the meeting Mr. Pisaris-Henderson reviewed the status of the discussions with Espotting and reviewed the terms of a proposed "no-shop" agreement between FindWhat and Espotting. FindWhat also engaged Baker & McKenzie as international legal counsel to assist FindWhat in connection with the proposed transaction with Espotting.

         Beginning on March 12, 2003 and continuing through March 14, 2003 Messrs. Bunis, Bishop and McDonnell and Daniel Ishag had conference calls with Messrs. Rae, Thune and Pisaris-Henderson during which terms of the merger and outstanding due diligence matters were discussed. The representatives of both companies agreed to proceed to negotiation of definitive agreements, which would initially be drafted by Porter, Wright, Morris & Arthur LLP, and exchanged an initial set of due diligence documents and information. Goldberg Linde, Espotting's United Kingdom counsel, also delivered the first set of Espotting's due diligence documents and information to Baker & McKenzie.

         On March 14, 2003, FindWhat formally engaged Ernst & Young LLP to conduct financial due diligence on Espotting.

         On March 21, 2003, on FindWhat's instructions, FindWhat's counsel, Porter, Wright, Morris & Arthur LLP, circulated the first draft of the merger agreement to Espotting's counsel.

         Between March 21, 2003 and execution of the merger agreement on June 17, 2003, the parties discussed the proposed merger, conducted due diligence on their respective operations and, with counsel, negotiated the terms of the merger agreement and related documents. During this period, significant negotiations were focused on the purchase price and adjustments, indemnification obligations and termination rights and fees. Messrs. Pisaris-Henderson and Thune and Ms. Agius and Messrs. Bishop, Bunis, McDonnell and Daniel Ishag also communicated on a regular basis regarding the potential merger, including the post-closing integration of the two companies.

         On March 24, 2003, Espotting held a board of directors meeting to discuss the terms of the proposed merger of equals as presented in the draft merger agreement with Fulbright & Jaworski, L.L.P. and Babcock & Brown Limited, Espotting's then financial advisor. The board of directors instructed Messrs. Bishop, Bunis, McDonnell and Daniel Ishag to continue discussions with FindWhat regarding the proposed merger.

         On March 26, 2003, Messrs. Pisaris-Henderson, Thune and Rae had conference calls with Messrs. Bishop, Bunis, McDonnell and Daniel Ishag to discuss issues in the most recent draft merger agreement. FindWhat and Espotting also executed the no-shop agreement.

         On March 28, 2003, FindWhat held a board of directors meeting. At the meeting, Mr. Pisaris-Henderson reviewed the status of the discussions with Espotting and the board requested that senior management obtain proposals from various financial advisors.

         Beginning on April 1 and continuing through April 3, 2003, Messrs. Pisaris-Henderson, Rae and Kahn met with Messrs. Bishop, Bunis, McDonnell and Daniel Ishag at Espotting's London headquarters to discuss business and legal issues relating to the potential merger.

         On April 7, 2003, FindWhat held a board of directors meeting. At the meeting, Mr. Pisaris-Henderson reviewed the status of the discussions with Espotting and reviewed proposals from potential financial advisors.

         On April 7, 2003, FindWhat engaged Thomas Weisel Partners as its financial advisor.

         From April 14, 2003 through April 16, 2003, Messrs. Pisaris-Henderson and Thune met with Messrs. Bishop, Bunis, McDonnell and Daniel Ishag to continue FindWhat's due diligence review of Espotting, particularly with regard to Espotting's financial condition and results of operations.

         On April 29, 2003, FindWhat held a board of directors meeting. At the meeting Mr. Pisaris-Henderson reviewed the status of discussions with Espotting, which included a general update of legal due diligence and financial due diligence, as well as potential transaction terms.

         Beginning on May 6, 2003 and continuing through May 9, 2003, Messrs. Bishop, Bunis, McDonnell and Daniel Ishag had conference calls with Messrs. Pisaris-Henderson and Thune regarding the basic structure of the transaction. In these calls FindWhat proposed that the transaction be structured as an acquisition of Espotting by FindWhat in a merger in which Espotting stockholders would receive approximately $160 million in cash and FindWhat common stock rather than a merger of equals. Messrs. Pisaris-Henderson and Thune explained they had come to the conclusion that this structure was more appropriate given the relative contribution of each company to the operating income of the combined entity under generally accepted accounting principles in the United States. On May 9, 2003, Espotting held a board of directors meeting to consider the new FindWhat proposal. The directors discussed the new proposed transaction with its legal and financial advisors, assuming the investment in the combined entity by the client of the investment bank would not occur since it appeared unlikely at the time that Espotting, FindWhat and this third party would come to agreement on the terms of this investment. After this discussion, the Espotting board of directors instructed Messrs. Bishop, Bunis, McDonnell and Daniel Ishag to continue negotiations with FindWhat regarding the new proposal.

         On May 15, 2003, FindWhat held a board of directors meeting. At the meeting Mr. Pisaris-Henderson reviewed the status of discussions with Espotting and the current terms under negotiation. Mr. Bunis gave a presentation to the board regarding Espotting and its business. Additionally, the board received presentations from Thomas Weisel Partners regarding the transaction from a financial point of view, Ernst & Young LLP regarding financial due diligence, Baker & McKenzie regarding non-U.S. legal due diligence, and Porter, Wright, Morris & Arthur LLP regarding material terms of the merger agreement and U.S. and other legal due diligence matters. The board discussed and considered the synergies, risks and opportunities of pursuing a possible transaction with Espotting.

         From May 28, 2003 through May 30, 2003 Messrs. Pisaris-Henderson, Thune and Porter, Wright, Morris & Arthur LLP met in London with Messrs. Bishop, Bunis, McDonnell and Daniel Ishag, and Espotting's legal advisors to negotiate the final business terms of the merger agreement and related documents.

         On June 12, 2003, Espotting held a board of directors meeting. At the meeting, Messrs. Bishop, Bunis, McDonnell and Daniel Ishag gave presentations regarding various benefits and drawbacks of the merger, and Fulbright & Jaworski, L.L.P. summarized the principal terms of and risks to Espotting associated with the merger agreement and related proposed agreements, and reviewed the responsibilities of the Espotting directors in connection with deciding whether to approve the merger. Babcock & Brown made a presentation to the board of directors regarding the proposed merger consideration, key transaction points, and valuation analysis, and rendered its oral opinion that the transaction was fair, from a financial point of view, to the stockholders of Espotting. Espotting's legal and financial advisors answered the directors' questions about various aspects of the transaction. The directors considered Espotting's prospects were it to remain an independent company, the likelihood that it would obtain needed financing on favorable terms, if at all, if it was to remain independent, the absence of alternative strategic transactions, and the business prospects of the combined entity. Following a discussion concerning these matters, the Espotting board of directors resolved unanimously that the merger was fair to the Espotting stockholders and approved the merger agreement and the transactions contemplated thereby.

         On June 12, 2003, FindWhat held a board of directors meeting. At the meeting Messrs. Pisaris-Henderson and Thune gave a detailed presentation regarding the proposed terms of the merger and FindWhat's legal advisors, financial due diligence team and financial advisor made presentations to the board. The board's questions regarding the agreement were answered and the significant risks involved with the merger were discussed. The board also considered the strategic benefits of the combination of the two companies. Following a discussion of the terms of the merger agreement, the fairness of the consideration to be paid by FindWhat and other matters, the FindWhat board unanimously approved the merger agreement and the transactions contemplated thereby.

         On June 17, 2003, FindWhat and Espotting entered into the merger agreement at approximately 6:30 PM Eastern Standard Time. The parties issued a joint press release on June 18, 2003 announcing execution of the merger agreement.

         Between June 17, 2003, and continuing through September 2, 2003, the parties discussed the proposed merger and began taking steps toward closing of the proposed transaction, including the preparation of Espotting's audited financial statements.

         Between August 30, 2003, and September 17, 2003, Mr. Thune and Ms. Agius conducted extensive discussions with Espotting's finance department, and operational managers regarding Espotting's financial statements and with Espotting's auditors regarding the status of their audit.

         On September 2, 2003, FindWhat held a board of directors meeting. At the meeting the board discussed the delay in finalization of Espotting's audited financial statements. Mr. Thune reported to the board that he was working with Espotting's auditors, finance department, and operational managers and would report back to the board on the results of his discussions.

         On September 16, 2003, Messrs. Pisaris-Henderson and Thune and Messrs. Ishag and Bishop, and each party's respective counsel, had a conference call to discuss the reasons for the audit of Espotting's financial statements not being finalized in a timely manner.

         On September 16, 2003, Messrs. Pisaris-Henderson and Thune contacted Baker & McKenzie to discuss concerns that they had about Espotting's financial statements and the affect of those concerns on previously announced statements FindWhat had made regarding Espotting's historical and projected financial performance, and pro forma financial expectations. After these consultations, FindWhat concluded that it should issue a press release to update its stockholders and the public regarding the status of the merger.

         Between September 16, 2003 and September 18, 2003, the parties and their respective counsel negotiated a consent and waiver agreement pursuant to which the parties agreed to the text of a press release issued on September 19, 2003, which stated that FindWhat and Espotting may negotiate to modify the terms of the merger agreement as a result of FindWhat's post-signing examination of Espotting's historical and projected financial performance, and that as a result of its examination, FindWhat was retracting all previous statements it had made regarding Espotting's historical and projected financial performance, and believed that, at a minimum, any successful renegotiation of the terms of the merger would include a reduction of the purchase consideration and other material changes to the merger agreement. In the consent and waiver agreement, the parties also agreed that each party reserved its respective rights under the merger agreement.

         On September 18, 2003, FindWhat held a board of directors meeting. Messrs. Pisaris-Henderson and Thune and FindWhat's counsel gave a presentation regarding the status of Espotting's audited financial statements and the consent and reservation of rights agreement, and the FindWhat board of directors approved that agreement. On the same day, Espotting held a board of directors meeting to consider the text of the September 19, 2003 FindWhat press release and the consent and waiver agreement. After discussing and asking Espotting's legal advisors questions about the press release, the Espotting board of directors approved the consent and waiver agreement.

         On September 19, 2003, Espotting and FindWhat entered into the consent and reservation of rights agreement, and FindWhat issued the press release.

         On September 24, 2003, FindWhat held an audit committee meeting. At the meeting the audit committee discussed with Ernst & Young LLP the status of its audit of Espotting's financial statements and a timeline for completion of the same.

         Between September 24, 2003, and October 24, 2003, Messrs. Pisaris-Henderson and Thune and Messrs. Ishag, Bishop and Bunis, and each party's respective counsel, had several conference calls and negotiated a first amendment to the merger agreement.

         On October 1, 2003, FindWhat held a board of directors meeting. At the meeting, the board and management discussed FindWhat's continued investigation into Espotting financial statements.

         On October 8, 2003, FindWhat held a board of directors meeting at which the board approved proposing to Espotting and entering into a first amendment to the merger agreement.

         Beginning on October 22, 2003, when Espotting first received FindWhat's proposed draft of the first amendment to the merger agreement, and continuing through October 24, 2003, Espotting and FindWhat negotiated the terms of the first amendment to the merger agreement. In its final form, the amendment eliminated provisions in the merger agreement which had prohibited FindWhat from entering into other transactions, revised those provisions which had permitted Espotting to terminate the agreement if FindWhat entered into transactions involving less than 50% of its stock or assets, and revised the termination fee provisions of the merger agreement. The amendment also added provisions to the merger agreement that expressly allowed Espotting to engage a new financial advisor and included the parties' consent to increases in the other's shares reserved for issuance under their respective stock option plans. On October 24, 2003, the directors of Espotting, after reviewing the first amendment to the merger agreement, acted by unanimous written consent to direct Espotting to enter into this amendment to the merger agreement.

         On October 27, 2003, FindWhat held a board of directors meeting at which the board approved a revised first amendment to the merger agreement, and later that day, the parties entered into the first amendment to the merger agreement.

         On November 13, 2003, Espotting engaged UBS as its financial advisor.

         Between November 17, 2003, and November 18, 2003, Messrs. Pisaris-Henderson, Thune and Rae, and Messrs. Ishag, Bishop and Bunis, and representatives from UBS, Espotting's financial advisor, held negotiations in London regarding certain modification of the terms in the merger agreement proposed by FindWhat.

         On November 25, 2003, FindWhat held a board of directors meeting during which the board and management discussed the parties' recent negotiations in London.

         Between December 4, 2003, and December 23, 2003, Messrs.
Pisaris-Henderson and Thune and Messrs. Daniel Ishag, Bishop and Bunis, and each party's respective counsel, attended several conference calls in which they negotiated the second amendment to the merger agreement, and the principal terms of the amended and restated merger agreement.

         On December 15, 2003, FindWhat held a board of directors meeting at which the directors discussed the merger.

         On December 18, 2003, Espotting held a board of directors meeting to consider the second amendment to the merger agreement, and the then current draft of the amended and restated merger agreement. At the meeting, Messrs. Bishop, Bunis and Daniel Ishag discussed the various benefits and drawbacks of the new merger terms, and Espotting's legal advisors summarized the principal terms of and risks to Espotting associated with the second amendment to the merger agreement, and the then current draft of the amended and restated merger agreement and related proposed agreements, and reviewed the responsibilities of the Espotting directors in connection with deciding whether to approve the merger. UBS made a presentation to the board of directors and rendered its opinion that, as of December 18, 2003, the consideration to be received by the holders of Espotting common stock (other than affiliates of Espotting) in the merger was fair, from a financial point of view, to such holders. Espotting's legal advisors answered the directors' questions about various aspects of the transaction. Following a discussion concerning these matters, the Espotting board of directors resolved unanimously that the merger was fair to the Espotting stockholders and approved the second amendment to the merger agreement, and the then current draft of the amended and restated merger agreement and the transactions contemplated thereby.

         On December 19, 2003, FindWhat held a board of directors meeting at which the directors discussed the merger and approved the second amendment to the merger agreement. The amendment was signed on December 24, 2003 and extended the date on which the parties had the right to terminate the merger agreement from December 31, 2003 until, in the case of FindWhat, January 31, 2004, and in the case of Espotting, 30 days from the date on which Espotting delivered certain audited financial statements to FindWhat. The directors also directed Messrs. Pisaris-Henderson and Thune to attempt to negotiate specific modifications to the most recent draft amended and restated merger agreement.

         On December 21, 2003, Espotting held a board of directors meeting at which the directors discussed the modifications proposed by FindWhat to the amended and restated merger agreement after its December 19, 2003 board of directors meeting. These revisions were deemed material by the Espotting Board of Directors, but did not affect the consideration to be received by Espotting stockholders. Espotting's legal advisors reviewed the changes and their ramifications with, and answered the questions of the directors regarding the proposed modifications. Following a discussion concerning these matters, the directors resolved unanimously to approve the then current amended and restated merger agreement.

         On January 12, 2004, FindWhat held a meeting of the audit committee of the board of directors. The audit committee discussed and reviewed Espotting's draft financial statements and directed FindWhat senior management that a prerequisite to FindWhat entering into the amended and restated merger agreement would be FindWhat's receipt of final audited financial statements and updated financial due diligence materials.

         Between January 31, 2004, and February 9, 2004, Messrs.
Pisaris-Henderson and Thune and Messrs. Daniel Ishag, Bishop and Bunis, and each party's respective counsel, had conference calls and finished negotiating an amended and restated merger agreement and related documents.

         On February 6, 2004, Espotting received audited financial statements as of March 31, 2003, 2002 and 2001 and for each of the three fiscal years ended March 31, 2001, 2002, and 2003 and as of December 31, 2003 and for the nine months then ended from Ernst & Young LLP.

         On February 6, 2004, Espotting held a board of directors meeting at which its directors discussed additional modifications proposed by FindWhat to the amended and restated merger agreement since the December 21, 2003 meeting of the Espotting board of directors. Espotting's legal advisors reviewed the changes and their ramifications with, and answered the questions of, the directors regarding the proposed modifications. Following a discussion concerning these matters, and the potential advantages and risks associated with the merger, the directors resolved unanimously to approve the amended and restated merger agreement.

         On February 6, 2004, FindWhat held a board of directors meeting at which Messrs. Pisaris-Henderson and Thune gave a detailed presentation regarding the proposed terms of the merger and FindWhat's legal advisors and financial advisor made presentations to the board. Following a discussion of the terms of the amended and restated merger agreement, the fairness of the consideration to be paid by FindWhat and other matters, the FindWhat board unanimously approved the merger agreement and the transactions contemplated thereby.

         On February 9, 2004, FindWhat and Espotting signed the amended and restated merger agreement and related agreements and issued a press release announcing the signing.

FINDWHAT'S REASONS FOR THE MERGER

         While each of FindWhat and Espotting believes it has growth potential and prospects for its immediate and long-term future as a stand-alone entity, we both believe that a combination of the two companies will create an international leader in performance-based Internet marketing with combined operations in 12 countries across America, Europe and Asia. Additionally, we believe the combined company will have greater diversity, breadth, and financial resources that will provide the opportunity to enhance stockholder value in ways that are unlikely to be achieved by FindWhat or Espotting alone. Specifically, we believe the combined company would be uniquely positioned to benefit from the following:

         - reduced reliance on any single or group of distribution partners as a source of traffic;

         -        ability to share distribution partners relationships;

         -        ability to offer a broader footprint for advertisers;

         - increased scale, both in terms of increased traffic and number of advertisers, potentially creating a more compelling customer value proposition;

         -        increased visibility to the institutional investor community;
                  and

         -        synergies and efficiencies savings resulting from the merger.

FACTORS CONSIDERED BY, AND RECOMMENDATIONS OF, FINDWHAT'S BOARD OF DIRECTORS

         At its meeting on February 6, 2004, FindWhat's board of directors unanimously:

         - determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, FindWhat and its stockholders;

         - directed that the proposal to issue 7,000,000 FindWhat shares in the merger be submitted for consideration to the FindWhat stockholders; and

         - recommended that the FindWhat stockholders vote FOR the proposal to issue 7,000,000 shares of FindWhat common stock pursuant to the merger.

         In the course of reaching its decision to approve the merger agreement, FindWhat's board of directors consulted with FindWhat's senior management, as well as its legal counsel, its auditors and its financial advisors, and considered the following material factors:

         (1) information concerning the financial performance and condition, results of operations, asset quality, prospects, and businesses of each of FindWhat and Espotting as separate entities and on a combined basis, including:

         - the historical and projected revenues and operating income of the companies, their complementary businesses, and the potential for efficiencies and revenue enhancement;

         - the recent and historical stock price performance of FindWhat common stock; and

         - the percentage of the combined company FindWhat's stockholders would own following the merger;

         (2) the importance of market position, increased scale and scope and financial resources to compete effectively in the changing environment of performance-based Internet marketing, and the view that the strategic combination of FindWhat's and Espotting's businesses would create an international leader in performance-based Internet marketing with combined operations in 12 countries across America, Europe and Asia;

         (3) the strategic nature of the transaction, which FindWhat's directors believe combines FindWhat's and Espotting's complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility, and increased opportunity for growth;

         (4) the potential benefits to be derived from a combination of the two companies as described under "-- FindWhat's Reasons for the Merger" on page 61, including potential efficiencies that could result from the merger;

         (5) the current industry, economic, and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the performance-based Internet marketing industry;

         (6) the nature and effectiveness of existing services to be sold by the combined company and the belief that the customer base to be served will be broader and more diverse;

         (7) the opportunity for the stockholders of FindWhat to participate in a larger company with what FindWhat's directors believe will be a broader and more diverse service area and potential benefits from future growth of the combined company;

         (8) the exchange ratio will enable FindWhat stockholders to own approximately 77% of the outstanding stock of the combined company on a fully-diluted basis;

         (9) the opinion of Thomas Wiesel Partners, which is described below, under "Opinions of Financial Advisors -- Opinion of FindWhat's Financial Advisor" on page 92, to the effect that, as of the date of its opinion and subject to the matters set out in its written opinion, the consideration to be paid by FindWhat pursuant to the merger agreement was fair, from a financial point of view, to FindWhat;

         (10) the fact that the transaction will not cause FindWhat stockholders to recognize gain for United States federal income tax purposes;

         (11) the terms of the indemnity agreement entered into between FindWhat and Daniel and David Ishag which provides for the indemnification of FindWhat in the event liabilities result against FindWhat due to a breach of Espotting's representations and warranties relating to capitalization;

         (12) the fact that Espotting stockholders have agreed to indemnify FindWhat in an amount up to 20% of the total merger consideration for certain breaches by Espotting of representations, warranties and covenants in the merger agreement;

         (13) the fact that 10% of the merger consideration is being placed in escrow to secure Espotting's representations, warranties and covenants in the merger agreement and to secure a certain net asset value of Espotting as of the effective time of the merger;

         (14) the fact that closing is conditioned upon the achievement by Espotting of certain monthly operating income targets;

         (15) the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement; and

         (16) the board of directors' continuing belief in the stockholder value opportunity represented by the strategic path the board had previously chosen and the unique implementation opportunity presented by the definitive transaction terms with Espotting.

         The FindWhat board of directors weighed these advantages and opportunities against:

         (1) the challenges inherent in the combination of two business enterprises of the size and scope of FindWhat and Espotting and the possible resulting diversion of management attention for an extended period of time;

         (2)      the risk that the merger would not be completed;

         (3) the risk that anticipated benefits, long-term as well as short-term, of the merger for FindWhat stockholders might not be realized;

         (4)      Espotting's historical operating losses;

         (5) the limited amount of indemnification provided to FindWhat for a breach of Espotting's representations and warranties that is discovered after closing;

         (6) the precise merger consideration would not be known until after closing; and

         (7) the risk that if the merger were terminated due a breach on the part of FindWhat, FindWhat could be required to pay a termination fee of $7 million and up to $5 million of Espotting's expenses.

         In view of the variety of factors and the amount of information considered, FindWhat's board of directors did not find it practicable to and did not quantify, rank, or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors both negative and positive, taken as a whole. In addition, individual members of FindWhat's board of directors may have given different weights to different factors.

         FindWhat's board of directors considered all these factors in reaching the conclusions and recommendations described above. It should be noted that this explanation of the FindWhat board's reasoning and certain information presented in this section is forward-looking in nature and, therefore, such information should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 46.

         The affirmative vote of a majority of the shares of FindWhat common stock represented at the meeting and entitled to vote as long as a quorum is present at the meeting, which is a majority of the outstanding shares of FindWhat common stock, in person or by proxy is required to approve the issuance of 7,000,000 shares of FindWhat common stock pursuant to the merger.

         THE FINDWHAT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, FINDWHAT AND ITS STOCKHOLDERS. THE FINDWHAT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ISSUE 7,000,000 SHARES OF FINDWHAT COMMON STOCK PURSUANT TO THE MERGER.

CONSIDERATION OF THE MERGER BY ESPOTTING'S BOARD OF DIRECTORS

ESPOTTING'S REASONS FOR THE MERGER

         The following discussion of Espotting's reasons for the merger contains a number of forward-looking statements that reflect the current views of Espotting with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed or incorporated by reference in the section entitled "Forward-Looking Statements" beginning on page 46 of this joint proxy statement/prospectus, and the section entitled "Risk Factors" beginning on page 25 of this joint proxy statement/prospectus.

         In evaluating and determining to approve the merger agreement and developing its opinion as to the fairness of the transactions contemplated by the merger agreement, the Espotting board of directors considered several potential benefits of the merger, including the following:

         Prospects in Remaining Independent. Espotting's board of directors considered Espotting's financial condition, results of operations and business and earnings prospects if it were to remain an independent entity, as well as the risks involved in achieving those prospects and objectives given industry and market conditions, the nature of the markets in which Espotting operates and Espotting's position in such markets. The Espotting board of directors also considered Espotting's need for financing, financing prospects and the range of acquisition consideration most likely to be offered by other prospective acquisition partners, the likelihood of obtaining such financing or obtaining such acquisition proposals, and the view of Espotting's management that the merger represented the best strategic alternative available to Espotting under the circumstances.

         Merger Consideration. The Espotting board of directors considered the financial terms of the merger, including:

         - the aggregate value of the consideration offered and the valuation of Espotting and FindWhat;

         - recent alternative valuations offered for Espotting or its stock;

         - the fact that a portion of the merger consideration will consist of cash so that Espotting's stockholders would gain liquidity with regard to a portion of the value of their shares;

         - the fact that the remaining merger consideration would consist of shares of FindWhat common stock, providing Espotting's stockholders a more liquid investment since FindWhat common stock is listed on the Nasdaq National Market, and the ability to participate in any growth of the combined company;

         - historical market prices and other information relating to FindWhat common stock; and

         - the fact that 10% of the purchase price will be placed in escrow to secure the purchase price adjustment and to allow for reduction in the purchase price for FindWhat's damages in the event of Espotting's breach of a representation, warranty or covenant or certain other matters in the merger agreement, which may result in Espotting stockholders receiving less than 7 million shares of FindWhat common stock and $20 million in cash for their shares of Espotting common stock.

         International Competitiveness and Sales Opportunities. The Espotting board of directors considered that the merger creates combined operations with the international scope Espotting believes will likely be required to compete effectively with other performance-based Internet marketing companies. It also considered that the merger may increase marketing and sales opportunities for each company's sales force in light of the distribution channels each company has developed in different geographical areas.

         Combined Entity Has Greater Resources. The Espotting board considered that the merger will afford Espotting stockholders the opportunity to exchange their shares for an ownership interest in a combined enterprise which will be larger and have greater financial and other resources than Espotting. It also considered that the combined entity will be more likely to obtain and have access to a wider array of additional financing where necessary, and should be better positioned to negotiate strategic acquisitions and relationships.

         Status of FindWhat. The Espotting board considered the current business and financial condition of FindWhat, FindWhat's business and financial prospects, the potential for increases in the price of FindWhat common stock, and the competence and experience of FindWhat and its management.

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

         Compatibility. The Espotting board considered the compatibility of the respective businesses and the management philosophies of FindWhat and Espotting, noting that the companies conducted virtually the same business in a similar manner, but in different geographical areas.

         Advice from Espotting's Financial Advisor. Espotting's board of directors considered the presentation made by UBS, Espotting's financial advisor, with respect to the proposed consideration to be offered to the holders of Espotting's common stock in the merger. The Espotting board of directors also considered UBS's written opinion, that, as of December 18, 2003, and based upon and subject to various considerations set forth in the opinion, the consideration was fair, from a financial point of view, to the holders of Espotting common stock (other than affiliates of Espotting). The full text of this opinion is attached to this joint proxy statement/prospectus as Appendix C.

         Effects on Employees and Clients. The Espotting board of directors considered the social and economic effects of the merger on Espotting and its employees and clients. The Espotting board of directors considered the terms of the FindWhat compensation structure and benefits to be received by Espotting's employees, and the commitment to quality and value that FindWhat would provide to Espotting's clients.

         Certain Terms of the Merger Agreement Relating to Alternative Transactions. In evaluating the adequacy of the consideration to be received, the Espotting board of directors determined that the merger agreement did not preclude an unsolicited written third party offer for Espotting. In particular, in connection with an acquisition proposal more favorable from a financial point of view than the merger, subject to restrictions and the potential payment of a termination fee discussed more fully in the section entitled "The Merger Agreement" beginning on page 107 of this joint proxy statement/prospectus, the merger agreement permits the Espotting board of directors, if required by its fiduciary duties, to:

         - provide information in response to a request for such information by, and engage in discussion or negotiations with, a third party that makes an unsolicited superior proposal (as defined in the merger agreement); and

         - fail to make, withdraw, modify or change, in a manner adverse to FindWhat, its recommendation that the stockholders vote in favor of adopting and approving the merger agreement and approving the merger.

         Closing Conditions. The Espotting board of directors considered the closing conditions included in the merger agreement, including the likelihood that the merger agreement would be approved by Espotting's stockholders and FindWhat's shareholders.

         Other Potential Benefits. The board of directors identified a number of other potential benefits, including:

         - Creation of a combined company with significant market share in the paid listings sector;

         - Creation of a combined company with relationships with over 100,000 online businesses;

         -        Greater intellectual property and technical resources; and

         - Better chance to establish an international leadership position.

         The Espotting board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

         - the possibility that the merger might not be completed in a timely manner, if at all, which includes, among other things, the risk that the conditions to FindWhat completing the merger are not satisfied and FindWhat decides not to proceed with the merger, or that conditions allowing FindWhat to terminate the merger agreement are satisfied, and FindWhat chooses to terminate the merger agreement, in either of which case Espotting would be required to repay a $2 million loan from FindWhat within 45 days of such termination and the principal amount of $5 million and accrued and unpaid interest thereon under its outstanding 15% convertible secured loan notes upon demand by the holders of these notes;

         - the merger agreement requires Espotting to pay a termination fee of $7 million to FindWhat if the merger agreement is terminated under some circumstances (See "-- The Merger Agreement - Termination of the Merger Agreement" on page __);

         - risks associated with fluctuations in FindWhat's stock price prior to and after the merger;

         - the possible difficulties involved in integrating the management, corporate cultures, products and technologies of Espotting and FindWhat;

         - the loss of control over the future operations of Espotting following the merger;

         - the risk of disruption of Espotting's business as a result of uncertainties created by the announcement of the merger, including the potential loss of key employees or customers;

         - the interests of the directors and officers that are different from, or in addition to, those of Espotting's stockholders generally;

         - other applicable risks described in the section of this joint proxy statement/prospectus entitled "Risk Factors" on page 25.

         The Espotting board of directors noted that the voting agreements and the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between Espotting and a third party. However, the board of directors concluded that the voting agreement, the amount of the fee that Espotting may be obligated to pay and the circumstances under which it may be payable are typical for transactions of this size and type, are not likely to discourage any such proposals and were necessary to induce FindWhat to enter into the merger agreement.

         The foregoing discussion of the information and factors considered by Espotting's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Espotting's board of directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. However, the Espotting board of directors believed that the potential benefits of the merger outweighed the potential negative factors and that, overall, the proposed merger had greater potential benefits for Espotting's stockholders than other strategic alternatives.

RECOMMENDATION OF ESPOTTING'S BOARD OF DIRECTORS

         After careful consideration of all of the factors set forth above, the Espotting board of directors unanimously determined that the proposed merger is advisable and fair to, and in the best interests of, Espotting and its stockholders. ACCORDINGLY, THE ESPOTTING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         The affirmative vote of a majority of the votes represented by the outstanding shares of Espotting common stock and Espotting preferred stock, voting as separate classes, is required to approve and adopt the merger agreement and the merger.

         IN CONSIDERING THE RECOMMENDATION OF ESPOTTING'S BOARD OF DIRECTORS WITH RESPECT TO THE MERGER AGREEMENT, ESPOTTING STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN DIRECTORS AND OFFICERS OF ESPOTTING HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR ARE IN ADDITION TO, THE INTERESTS OF ESPOTTING STOCKHOLDERS GENERALLY. SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER"
ON PAGE 105.

ACCOUNTING TREATMENT OF THE MERGER

         The merger will be accounted for as a purchase by FindWhat under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Espotting will be recorded, as of completion of the merger, at their respective fair values and added to those of FindWhat. Reported financial condition and results of operations of FindWhat issued after completion of the merger will reflect Espotting's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Espotting. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including in-process research and development write-offs and increased amortization and depreciation expense for acquired assets.

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

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion is a summary of the material United States federal income tax consequences of the merger to the stockholders of Espotting. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations promulgated thereunder, and applicable administrative rulings and judicial precedent, all as in effect on the date of this joint proxy statement/prospectus, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

         This summary is limited to beneficial owners that hold their Espotting stock as a "capital asset" within the meaning of the Code at the time of the merger. This summary does not apply to persons that hold options in Espotting stock. Moreover, this discussion does not address all aspects of federal income taxation that may be relevant to beneficial owners of Espotting stock in light of their particular circumstances or to beneficial owners subject to special treatment under United States federal income tax law such as:

         -        dealers, brokers or traders in securities or foreign currency;

         -        tax-exempt entities;

         -        banks and other financial institutions;

         -        insurance companies;

         -        traders in securities that elect to mark-to-market;

         - certain former citizens or former long-term residents of the United States;

         -        partnerships or other pass-through entities;

         -        holders subject to alternative minimum tax;

         - persons that hold Espotting stock as part of a straddle, a hedge against currency risk, a constructive sale, conversion transaction or other risk reduction transaction;

         - holders who acquired shares of Espotting stock through the conversion of notes; and

         - holders who acquired shares of Espotting stock through the exercise or cancellation of employee stock options or as compensation through other means.

         As used herein, the term "U.S. holder" means a beneficial owner of Espotting stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to exercise control over all of its substantial decisions, or (b) in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and elected under applicable treasury regulations to continue to be so treated. A "non-U.S. holder" is any beneficial owner that is not a partnership for U.S. federal income tax purposes or any other beneficial owner that is not a U.S. holder.

         If a partnership owns Espotting stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Espotting stock, you should consult your tax advisor.

Treatment of Espotting Stockholders

         The merger will be treated as a taxable transaction for U.S. federal income tax purposes. Upon the effective time of the merger, Espotting stockholders will be entitled to receive merger consideration consisting of: (i) 7,000,000 shares of FindWhat common stock ("stock consideration"); and (ii) $20,000,000 plus or minus the net asset value adjustment amount ("cash consideration"). As soon as practicable after the effective time of the merger, 10% of the stock consideration and 10% of the cash consideration will be held in escrow to satisfy certain potential indemnification obligations of Espotting. Subject to certain exceptions, the cash consideration and stock consideration will be released in two equal installments one year and two years after the effective time of the merger.

         Receipt of Merger Consideration. In general, a U.S. holder will recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (x) the amount of cash and the fair market value, on the effective date of the merger, of the stock consideration (including fractional shares to which a holder is entitled) received in connection with the merger and (y) the stockholder's adjusted tax basis in the Espotting shares surrendered in the merger.

         Gain or loss recognized generally will be a capital gain or loss, and will be a long-term capital gain or loss with respect to shares of Espotting stock with a holding period of more than 12 months at the effective time of the merger. If Espotting stock is considered to have been held for one year or less, any gain or loss will be short-term capital gain or loss. If a holder acquired Espotting stock in different lots, the amount and type of gain or loss generally will be computed separately for each lot.

         A stockholder's tax basis in FindWhat common stock received in the merger should be equal to the fair market value of such stock at the time of the merger, and the stockholder's holding period for such FindWhat common stock should begin on the day following the effective date of the merger.

         Exercise of Dissenters' Rights. The merger will also be a taxable event for U.S. holders who perfect their dissenters' rights of appraisal under Delaware law and receive solely cash in exchange for their Espotting shares. These stockholders should generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the Espotting shares surrendered for U.S. federal income tax purposes.

         U.S. Holders. For individuals, the federal income tax rates applicable to capital gains will depend on the stockholder's holding period for the stock, with a preferential long-term capital gains rate available for stock held for more than one year. Currently, capital gains recognized by corporations are not entitled to a more favorable rate of tax. Capital losses are currently deductible only to the extent of capital gains plus, in the case of individuals, $3,000 of ordinary income or $1,500 in the case of married individuals filing separate returns. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations, but may not be carried back. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years following the loss year, subject to certain limitations.

         Non-U.S. Holders. Espotting is not a United States Real Property Holding Company within the meaning of the Code. Accordingly, non-U.S. holders generally will not be subject to U.S. federal income tax on gain or income realized on the sale or exchange of Espotting stock unless: (1) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; or (2) such gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Backup withholding and information reporting

         U.S. Holders. In general, payments received by a U.S. holder in connection with the merger may be subject to information reporting requirements. In addition, a U.S. holder may be subject to "backup withholding" at a rate of 28% on payments received in connection with the merger unless such holder provides a correct taxpayer identification number (which, if the U.S. holder is an individual, is the holder's social security number) and any other required information, or is a corporation or is otherwise exempt from backup withholding and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

         If a U.S. holder does not provide a correct taxpayer identification number, the holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder's federal income tax liability provided that the required information is provided to the IRS.

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

         Non-U.S. Holders. Information reporting and backup withholding generally will apply to payments received in connection with the merger by a non-U.S. holder from FindWhat or its agent or through a United States office of any United States or foreign broker, unless FindWhat, its agent or the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met. In general, payments received by a non-U.S. holder in connection with the merger through a foreign office of a broker are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, or a foreign partnership with significant United States ownership, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met (and the broker has no actual knowledge to the contrary).

         Any amount paid as backup withholding does not constitute an additional income tax and will be creditable against the non-U.S. holder's federal income tax liability provided that the required information is provided to the IRS.

         TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU COULD VARY DEPENDING ON YOUR OWN SITUATION. MOREOVER, WE HAVE NOT SOUGHT, AND DO NOT INTEND TO SEEK, A RULING FROM THE IRS OR AN OPINION OF COUNSEL REGARDING THE TAX CONSEQUENCES OF THE MERGER. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF THEIR SHARES PURSUANT TO THE MERGER.

         This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, FINDWHAT AND ESPOTTING STRONGLY URGE EACH HOLDER OF ESPOTTING STOCK AND FINDWHAT COMMON STOCK TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE MERGER.

APPRAISAL RIGHTS

         Holders of FindWhat common stock do not have appraisal rights under Nevada law in connection with the merger.

         If the merger is consummated, a holder of record of Espotting stock who properly makes a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL, also referred to as Section 262, and to receive a cash payment for the "fair value" of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, an Espotting stockholder must (i) continue to hold his or her shares through the effective time of the merger; (ii) strictly comply with the procedures discussed under Section 262; and (iii) not vote in favor of the merger agreement. This joint proxy statement/prospectus is being sent to all holders of record of Espotting stock on the Espotting record date for the Espotting special meeting and constitutes notice of the appraisal rights available to those holders under
Section 262.

         THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER
SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262.

         The following summary is not a complete statement of Section 262, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint proxy statement/prospectus. A copy of
Section 262 is attached as Appendix D to this joint proxy statement/prospectus.

         A holder of Espotting stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares of Espotting prior to the vote on the merger agreement. A vote against the merger agreement does not constitute a demand for appraisal. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his or her shares. All demands should be delivered to Espotting Media Inc., The Old Truman Brewery, 91, Brick Lane, London, E1 6QL, United Kingdom, Attention: Corporate Secretary.

         Only a holder of shares of Espotting stock on the date of making a written demand for appraisal who continuously holds those shares through the effective time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Espotting stock. If Espotting stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Espotting stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

         A record holder such as a broker who holds shares of Espotting stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Espotting stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Espotting stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Espotting stock held in the name of the record owner.

         BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE ESPOTTING SPECIAL MEETING.

         Within 10 days after the effective date of the merger, the surviving corporation to the merger is required to send notice of the date that the merger has become effective to all stockholders who have provided notice to Espotting of their intent to exercise appraisal rights and who have not voted in favor of the merger agreement.

         Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Espotting stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

         Within 120 days after the effective date of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the total number of shares of Espotting stock not voted in favor of the merger agreement and with


                                       70
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respect to which demands for appraisal have been received by the surviving corporation and the aggregate number of holders of those shares. The statement must be mailed to any such stockholder within 10 days after the surviving corporation has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

         If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon Espotting, Espotting will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Espotting capital stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

         After determining the Espotting stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the shares, determining the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Espotting stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

         The Delaware Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Espotting stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

         Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote his, her or its Espotting stock for any purpose or receive payment of dividends or other distributions, if any, on the Espotting stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the effective date of the merger.

         A stockholder may withdraw a demand for appraisal and accept the consideration payable pursuant to the merger agreement at any time within 60 days after the effective date of the merger; provided that no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Delaware Court of Chancery's deeming the terms to be just. If, after the merger, a holder of Espotting stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they were converted into the consideration payable pursuant to the merger agreement at the time of the merger.

         IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATE LAW, ANY ESPOTTING STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

FEDERAL SECURITIES LAW CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS; REGISTRATION RIGHTS

         This registration statement of which this joint proxy statement/prospectus is a part does not cover any resales of the FindWhat common stock to be received by the stockholders of Espotting upon completion of the



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merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

         Except as described below, all shares of FindWhat common stock received by Espotting stockholders in the merger will be freely transferable, except that those shares of FindWhat common stock received by persons who are deemed to be "affiliates" of Espotting under the Securities Act of 1933, as amended, at the time of the Espotting special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Espotting for such purposes generally include individuals or entities that control, are controlled by or are under common control with, Espotting, as the case may be, and include directors, certain executive officers and certain significant stockholders of Espotting. The merger agreement requires that Espotting use reasonable best efforts to cause each affiliate to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of FindWhat common stock issued to them in the merger in violation of the Securities Act or the related SEC rules and regulations promulgated thereunder.

         FindWhat has agreed to file a registration statement on or before the sixtieth (60th) day following the closing of the merger. The registration statement will provide for the resale of shares of FindWhat common stock received by affiliates of Espotting. The registration statement will be a "shelf" registration statement which means that the Espotting affiliates will be permitted to sell their shares from time to time in public transactions. FindWhat has agreed to keep the shelf registration statement effective until (i) all of the shares subject to the shelf registration statement have been sold;
(ii) all shares to which the registration statement relates are eligible for resale pursuant to Rule 144(k) of the Securities Act; or (iii) all of the Espotting affiliates that continue to own shares eligible for sale under the shelf registration statement agree to terminate the shelf registration statement.

         FindWhat has agreed to pay all expenses related to the shelf registration statement, except for discounts, commissions, or other amounts payable to underwriters or brokers and fees and disbursements of counsel for the affiliates. FindWhat has also agreed that no other securities will be included for resale under the shelf registration statement.

         FindWhat has agreed to indemnify the affiliates from any liabilities under the securities laws which arise from untrue statements or material omissions made by FindWhat contained in the shelf registration statement and from other violations of the securities laws by FindWhat in connection with the shelf registration statement. Likewise, the affiliates have agreed to indemnify FindWhat from any liabilities under the securities laws which arise from untrue statements or material omissions made by the affiliates contained in the shelf registration statement and from other violations of the securities laws by the affiliates in connection with the shelf registration statement.

         Pursuant to the merger agreement, for any Espotting stockholder who receives 400,000 or more shares of FindWhat common stock in the merger, (1) up to 100,000 of those shares will be freely transferable (subject to the restrictions on affiliates described above); and (2) the remaining shares of FindWhat common stock owned by such stockholder may not be transferred during the first 90 days following the closing date of the merger and, thereafter, no more than 100,000 of such shares may be transferred in any one of the three successive thirty-day periods following the 90th day after the closing date.

NASDAQ LISTING

         We expect that shares of FindWhat common stock to be issued in the merger will be listed on the Nasdaq National Market. FindWhat will file a listing application with Nasdaq covering these shares. Nasdaq's approval of this application prior to the effective time is a condition to the completion of the merger.


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                                  THE COMPANIES

FINDWHAT.COM

         FindWhat creates and offers proprietary performance-based marketing and commerce enabling services that help online businesses of all sizes throughout the business cycle: finding, getting and keeping customers. Its marketing division creates online marketplaces where buyers are introduced to sellers when they are searching for products and services on the Internet. This introduction is based on a bid-for-position, pay-per-click, keyword-targeted advertising service. FindWhat offers this service directly to advertisers through the FindWhat Network(TM), and offers a private label version of this service to large companies and portals worldwide, including Lycos and Mitsui & Co., Ltd. In addition, FindWhat operates a merchant services division which includes Miva(R), a leading online platform of software and services for small to medium-sized enterprises (SMEs). With what it believes to be an easy-to-use, highly customizable and integrated browser-based point and click business creation software and a vast partner network, Miva is focused on helping to create and enhance online business and marketing services for SMEs.

ESPOTTING MEDIA INC.

OVERVIEW

         Espotting is a European leader in performance-based advertising on the Internet. Espotting develops keyword-targeted advertisements for members of its distribution partner network and the search engine it operates on its own websites. Espotting's listings for particular keywords are automatically ranked based on the amount advertisers bid for placement, in descending bid order. Advertisers pay Espotting the amount they bid for any actual traffic to their website from clicks on the advertiser's listings, or click-throughs. Espotting pays its distribution partners either a fixed amount per month, a fixed amount per query, or a percentage of its revenue from paid click-throughs to advertisers' sites.

         As of December 31, 2003, Espotting and its wholly-owned subsidiaries operate the Espotting service in the United Kingdom, Germany, France, Spain, Italy, Sweden, Norway, Denmark, Switzerland, and Ireland, and have distribution partner relationships with some of Europe's leading websites and search engines, such as the Lycos Network, Freenet.de, Dennis Publishing, EMAP, and the ITV.com network. Every week, Espotting delivers millions of qualified leads to its advertisers, such as eBay, Norwich Union Direct, British Airways, and Lastminute.com. Across all of its territories, through its distribution partner network, Espotting powers billions of queries a year.

         Espotting was incorporated on February 28, 2000 in the state of Delaware and officially launched its service in September 2000. Espotting's headquarters are in the United Kingdom, and it has additional offices in Germany, France, Italy, Spain, and Sweden. Espotting's approximately 194 employees work in eight languages to serve clients across Europe.

INDUSTRY OVERVIEW

         Use of the Internet continues to grow, and advertisers, especially those that rely on their websites for revenue or to disseminate information about their products and services, are constantly seeking to reach online users. More and more online advertisers are turning to performance-based advertising to fulfill their Internet marketing objectives. In January 2003, Jupiter Research stated that it expects European paid online search advertising spending to increase from Euro 140 million in 2002 to Euro 363 million in 2005. In March 2003, U.S. Bancorp Piper Jaffrey estimated that the online search segment of the Internet would be a $7 billion industry worldwide by 2007.

         Internet advertisers rely on websites providing Internet directories, search engines and content sites as one of the means of supplying an audience for their own websites and advertising message. These directories, search engines, and content sites enable Internet users to find websites with content or offers that are relevant to the keyword or phrase in which they are interested, and offer advertisers exposure to the Internet audience most likely to


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purchase their products or services. In order to attract and keep users, some search engines have evolved into "portals" that deliver a vast array of content and services. However, historically many directories and search engines have not derived revenue from click-throughs on their core content search result listings. Some of the challenges faced by Internet users, online advertisers and these directories, search engines and content sites include:

         - Inaccurate Search Results. Search engines that determine their results using human editors can suffer from links to sites that no longer exist, or that have materially changed their content. Search engines that determine their results through automated programs can have the same problem, and may also provide confusing listings because an automated process, without human review, has generated the titles and descriptions.

         -        Ineffectiveness of Traditional Internet Advertising.
                  Traditional Internet advertising is primarily in the form of banner or sponsorship advertising model, in which advertisers pay for viewers. Advertising with portals is expensive and available only to relatively large advertisers. Advertisers are increasingly shifting their online advertising expenditures toward the performance-based model, in which they only pay for click-throughs to their site.

         - Lack of Convergence between Effective E-commerce and Search Engines. Espotting perceives notable frustration and discontent among European consumers and businesses concerning the lack of comprehensive information regarding offers of commercial products and services in results offered by existing Internet search engines.

THE ESPOTTING SOLUTION

         Espotting believes it offers significant advantages over traditional Internet advertising and delivers substantial benefits to all participants in the online advertising market, some of which are described below.

Benefits to Advertisers

         Espotting delivers many benefits to advertisers using its service, primarily in the form of increased traffic to their sites, which can convert to sales for the advertisers. The key benefits are detailed below:

         - Relevancy. The most common objection marketers have when considering any advertising expenditure is that they are uncertain what return they will receive on their investment. Using Espotting's service, advertisers can bid solely on keywords that are relevant to their business. They can also assess the value of higher bids, because Espotting shows advertisers what their competitors are bidding for any specific keyword, allowing them to bid higher than some or all of their competition. The bidding for keywords is an automated, online and near real-time auction, so when an advertiser makes a bid, any resulting changes in the advertiser's position in Espotting's paid listings can be determined very quickly after the bid is entered. Through the Espotting service, advertisers can control and track their bids, the placement of their listings, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, advertisers using Espotting can easily determine, and work to improve, the return on their advertising investment.

         - High Conversion Rates. Based on responses from its advertisers who use multiple forms of online advertising, Espotting believes it achieves above average industry conversion rates of click-throughs to sales. Espotting believes this above average performance it attributable to its performance-based model, which enables a marketer to target its message directly at the people who are shopping for products or services in its category, and only pay for those people who read the marketer's message and choose to visit the marketer's website.

         - Ability to Offer Single Pan-European Solution. Espotting was the first performance-based advertising medium to offer advertisers a solution across ten countries in Europe, and today enables advertisers to reach most of Western Europe while working with only one company. The pan-European focus of Espotting provides customers the ability to advertise in local languages to generate localized sales, but manage their advertising through one vendor.

         - Reasonable Start-up Costs. Barriers to opening an account with Espotting are low. Participation in the system requires a minimum deposit of approximately Euro 100, varying slightly by country.

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                  The account is then charged for each visitor who clicks
                  through to the bidder's website. The minimum starting bid for a click-through on a specific keyword is pound sterling 0.10 for the United Kingdom and ranges between Euro 0.10 and Euro
                  0.25 for each of the marketplaces in Continental Europe.

         - Speed. Advertisers are listed and start receiving targeted traffic in a matter of days.

         - Online Branding. Company logos are displayed next to all listings using Espotting technology.

         - 24/7 Account Management. Espotting's reporting functionality allows advertisers to monitor their campaigns at any time, and make revisions quickly and easily so that they maximize the effectiveness of their advertising spending. Advertisers have the choice of managing their bids manually, or using Espotting's automated bid management systems.

Benefits for Internet Users

         The end users of Espotting's system are the Internet users that are targeted by advertisers. Espotting's principal benefits to the Internet user include:

         - Better Commercial Listings. The Espotting model delivers relevant e-commerce-oriented listings to Internet users, because companies actively promoting and selling the desired goods and services are positioned prominently in listings, and a click takes the user to the page or area of the advertiser site where the relevant offer is located. The occurrence of "dead links" is extremely rare because advertisers remove any of their listings that are inactive to avoid paying for traffic they cannot use. A dedicated team of Espotting editors for each country attempts to assure the commercial relevance and linguistic quality of each listing, as well as the appropriateness of the target page associated with the advertiser's offering.

         - Accessibility. Through Espotting's affiliate network, the Espotting database has wide accessibility for online users. This gives millions of users across Europe the opportunity to access Espotting's advertiser listings through the many websites that make up Espotting's distribution partner network.

Benefits for Distribution Partners

         Members of Espotting's distribution partner network enjoy the benefits of:

         - Revenue Generation. Distribution partners can earn a commission every time a visitor clicks-through to an Espotting advertiser's website from a listing shown on the partner's site. By including Espotting's listings, browser applications as well as websites which provide directories, search engines, or vertically focused content can earn revenue from the performance-based model.

         - Increased Customer Loyalty. By offering users high quality paid listings, and in certain cases, full search functionality, customers are more likely to return to a website to use its services.

         - More Varied Search Results. Historically, many search engines used automated programs (often called "spiders") or human editors to determine results to a user's search. By including listings from Espotting, these search engines add highly relevant results that they might not have shown, enabling the user to find relevant commercial offers and content more quickly and easily.

         - Customized Solutions. Espotting creates integrations of listings for the distribution partner which are customized to suit the style, content, and audience of the distribution partner's website.

STRATEGY

         Maintain Superior Relationship Management. Espotting is focused on relationship management, particularly with its advertisers and distribution partners. Espotting has dedicated client services and editorial personnel who are fluent in the national language of each country in which it operates. Espotting offers distribution partners a flexible reporting system to suit their needs, and provides partners with near real-time reporting that allows for access to detailed information on queries, click-throughs, revenue generated and other key metrics from Espotting's service.

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         Focus on Market Needs. Espotting not only concentrates on procuring traffic from search engines and high traffic websites, but has developed ways to work with any website that has the ability to provide a stream of quality traffic. Having the ability to serve a wide range of clients provides Espotting with a competitive advantage, as it can add more traffic from more sources to its distribution network.

         Secure Long Term Deals. Espotting has been successful to date in securing deals with certain distribution partners on an annual or multi-year basis, and plans to continue to seek out such long-term relationships. Many of Espotting's distribution partner agreements provide that Espotting will be the exclusive provider of paid listings to the distribution partner for one to four years. In addition, Espotting believes it has a high renewal rate for its distribution partner contracts.

         Expand into New Areas. Espotting has expanded across Western Europe, and believes it is capable of launching into new countries quickly. Espotting may expand its current and future services into new territories across Europe or other geographies as market and product opportunities develop.

THE ESPOTTING SERVICE

System Overview

         Espotting's system serves advertisers, distribution partners, and Internet users looking for commercial information, goods or services.

Advertiser Area

         Espotting advertisers are companies or brands that have an online presence and either provide or sell information, products and/or services. To appear in Espotting's paid listings, they bid on keywords that are relevant to their sites, and the higher they bid on individual keywords the higher they appear in the listings.

         Campaigns and Keywords. The advertiser information on the Espotting system can be represented in the form of campaigns which have individual keyword advertisements related to them. Each campaign has one or more keywords and each keyword ad has a bid price (the price the advertiser is charged when someone clicks on its listing). Each keyword ad has a title, description, company logo and a URL.

         Advertiser Registration. There are two basic online registration methods: Business and Economy, with variations on these options by market. If the advertiser wishes to use the online sign up system, they need only provide their company contact details and select a username and password to log into their account. The advertiser also supplies payment-related details during the sign up process. The page where the payment details are entered is hosted on the Espotting secure web server and the details are entered over Secure Socket Layer using 128 bit encryption. At the end of the registration process an email is sent to the advertiser confirming its registration, username and password.

Distribution Partner Area

         The distribution partner program allows Espotting listings to be integrated into the websites of its distribution partners. The distribution partners displaying the listings on their sites receive a commission for every query or paid click-through from their site, or in some cases, a fixed payment for including Espotting listings on their sites for a specified period. The commission rate for each distribution partner is individual and configurable without the need for any redevelopment. Currently, Espotting supports three types of distribution partner: basic, personalized and special.

         Basic Distribution Partners. Basic distribution partners are the distribution partners which are redirected to the Espotting website when a query is performed on their site. The results are displayed on the Espotting site, but the distribution partner still receives a revenue share for the paid click-throughs. This is a quick and easy way to integrate the Espotting listings into a website and does not require any programming knowledge by the distribution partner. This method of affiliation is most popular with smaller websites.

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         Personalized and Special Distribution Partners. Personalized and
special distribution partners are distribution partners who are served an XML string containing the Espotting listings, which they can incorporate into their own site with a customized look and feel. XML is a standard for electronic data transmission adopted by the World Wide Web Consortium and is designed to be easily processed on any platform, which makes XML results convenient for anyone wishing to incorporate Espotting's service on their websites.

         The difference between personalized and special distribution partners is that the personalized distribution partner also receives full web search results (provided by a third party supplier) as a backup to Espotting commercial results. Also, special distribution partners can specify the number of results to be returned, such as the top 10 commercial results, as opposed to only the top two or three listings in more conventional integrations. The special distribution partner option is ideal for sites which already have a web search engine, or vertically oriented content, but wish to create revenue from search traffic using sponsored links from Espotting.

         Personalized and special distribution partners have the additional ability to exclude keyword ads from selected categories by including specified parameters in their XML string. For instance, they can specify that adult or gambling sites will not be included in the paid listings they receive, or that competitor website advertising does not appear on their site. Any of Espotting's own result categories can also be excluded.

End-User Search and Click

         End users can make a request for Espotting listings either on the Espotting website or on an Espotting distribution partner's website. When a query is performed the system launches two asynchronous, or simultaneous and independent, queries: one on the Espotting database, and one on the third-party index search database. The queries are executed simultaneously and are independent of each other. If the index search query does not return any search results quickly, then only Espotting keyword advertisements are displayed, and in the case of a non-commercial query, Espotting may only show the index search listings in the results.

         When the Espotting database is queried, only active advertisers are included in the search parameter. Advertisers are "active", and therefore included in the results, only if the balance in their account is sufficient to cover the bid price of the click-through, which ensures that their accounts never go into a debit state.

         When a user clicks on an advertiser listing on a website, the website first sends the user's browser to the Espotting redirector, which in turn sends the browser to the advertiser website. This process is completely transparent to the user, but necessary in order for the Espotting database to track which advertiser account to charge and which distribution partner account to credit.

COMPETITION

         Espotting currently competes with companies that provide performance-based Internet marketing services similar to its own, including Overture, a division of Yahoo!, and Google. Other search services, including those among Espotting's current affiliates, may enter its target markets in the future. These companies currently or will likely compete with Espotting in the future for distribution partner arrangements, which may make it more difficult for Espotting to obtain favorable terms in its distribution partner agreements, result in Espotting's loss of distribution partners or failure to acquire new distribution partners, reduce Espotting's shares of click-throughs, or increase the amount of revenue Espotting must share with its distribution partners, and so decrease Espotting's total revenue and/or income, which would harm Espotting's business, operating results and financial condition. Espotting also competes for click-throughs with providers of other types of search and retrieval-related services including, among others, MSN, AOL, Ask Jeeves and Infospace.

         Espotting and its distribution partners also compete for a share of advertisers' total advertising budgets with Internet service providers, other websites, advertising networks like DoubleClick, Inc. and 24/7 Media Inc., and traditional offline media such as television, radio, print and direct marketing companies. This competition can result in pricing pressure for the sale of advertisements and direct marketing opportunities, as well as a decrease in demand for Espotting's services, either of which could significantly harm Espotting's business, operating results and financial condition.

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         Some of Espotting's existing and potential future competitors have longer operating histories, larger consumer bases, greater brand recognition and significantly greater financial, marketing and other resources than Espotting. Many current and potential competitors of Espotting can devote substantially greater resources to promotion and website and systems development than Espotting. As the use of the Internet and other online services increases, larger, well-established and well-financed entities may continue to acquire, invest in or form joint ventures with providers of web directories, search and information services or advertising solutions, and existing providers of web directories, search and information services or advertising solutions may continue to consolidate. In addition, providers of Internet browsers and other Internet products and services which are affiliated with providers of web directories and information services in competition with Espotting's service may more tightly integrate these affiliated offerings into their browsers or other products or services. Any of these trends would increase the competition Espotting faces, reduce the demand for its services and could significantly harm its business, operating results and financial condition.

TECHNOLOGY

         Espotting believes high traffic, keyword-targeted advertising networks, especially those that distribute their results to third-party websites, require a fast, reliable and secure infrastructure that can be easily expanded to maintain acceptable response times under the stress of growth. Espotting believes that it has created an infrastructure that provides it with a platform from which to grow its business, including the potential for expanding technical operations outside of London, England, where the infrastructure is currently located.

         Espotting believes its current infrastructure and operating environment are suitably sized and designed to provide Internet users, advertisers, distribution partners and private label clients a high level of confidence in the quality of their interaction with Espotting. The physical components of Espotting's infrastructure are comprised of equipment made by industry-leading manufacturers including Dell and Nortel. The software being used to power Espotting's services is a combination of industry standard commercial software and its internally developed proprietary software. Espotting believes that given its mix of industry standard equipment and software, it is positioned to sustain the effects of considerable growth.

         Early in its development, Espotting placed a firewall between the world wide web and its service. As currently configured, Espotting believes its firewall provides the ability to block out any illegitimate traffic that is not required to operate its services.

INTELLECTUAL PROPERTY

         Espotting's success and ability to compete are substantially dependent upon internally developed technology and data resources, which Espotting protects through a combination of copyright, trade secret, patent and trademark law and rights. Espotting has one patent application pending in the United Kingdom on its mechanism for delivering advertiser logos in search results. However, Espotting may not be able to adequately protect its technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult for Espotting to protect its intellectual property in some jurisdictions. Despite efforts to protect Espotting's proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use Espotting's services, technology and other intellectual property, which may result in confusion among consumers and advertisers.

         Espotting also depends upon confidentiality agreements with specific employees, consultants and subcontractors to maintain the proprietary nature of its technology. These measures might not provide Espotting sufficient or complete protection, and third parties may independently develop know-how and services similar to Espotting's, otherwise avoid its confidentiality agreements, or produce patents and copyrights that would significantly harm its business, prospects, financial condition and results of operations. Legal standards relating to the validity, enforceability and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps Espotting takes to protect its intellectual property rights may not be adequate to protect its future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress and other proprietary rights of Espotting. Any such infringement or misappropriation could harm Espotting's business, prospects, financial condition and results of operations.

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GOVERNMENT REGULATIONS

         The laws and regulations applicable to the Internet, Espotting's services and the territorial markets in which it operates are evolving. The application to Espotting's business is unclear and, depending on how these laws and regulations are changed or applied, could damage its business. There are currently relatively few consistent laws and regulations directly applicable to Internet access, commerce or Internet search activity. Due to the increasing popularity and use of the Internet, governments are currently proposing, and may in the future propose or adopt, additional laws and regulations regarding the Internet or the conduct of business on the Internet. These laws and regulations may cover issues such as user privacy, defamation, database and data protection, user protection, pricing, taxation, content regulation (including, for example, obscenity and gambling), quality of products and services and intellectual property ownership and infringement. In addition, Espotting might be required to comply with existing laws regulating or requiring licenses for certain businesses of its advertisers including, for example, distribution of pharmaceuticals, alcohol, tobacco or firearms, as well as insurance and securities brokerage and legal services. These laws and regulations could expose Espotting to substantial compliance costs and liability, as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium or require Espotting to incur significant expenses to comply with any new regulations. In response to these laws and regulations, whether proposed or enacted, as well as public opinion, Espotting may also elect to limit the types of advertisers or advertisements included in its search service, which could in turn decrease the desirability of its service and reduce its revenues.

EMPLOYEES

         As of December 31, 2003, Espotting had approximately 194 employees. Espotting had approximately 46 employees in sales, 37 in editorial, 5 in marketing, 16 in business development, 27 in technical infrastructure and implementation functions, 25 in client services, 26 in finance/general and administrative, and 12 in senior management. Since inception, employee growth has been rapid, and staff levels are expected to continue to grow in reflection of business demand.

         Sales and Marketing. Espotting has personnel engaged in local sales, marketing and business development in all of its offices. The sales departments work to secure new advertising clients by directing selling efforts at media agencies, other third parties who represent advertisers and the advertisers directly. The marketing department's function is to build Espotting's profile among potential distribution partners and advertisers, run campaigns to drive advertiser acquisition, and manage communication about the business and its market position both internally and externally. The business development departments focus on expanding or creating relationships with distribution partners.

         Editorial. Espotting's editorial department is based in its London, United Kingdom headquarters, and consists of personnel fluent in the languages of each country in which Espotting operates. The editorial department is responsible for checking that consumers are being sent to the correct page(s) when a link is clicked, and works to increase the amount of targeted traffic received by each advertiser by efficiently allocating relevant search terms and reviewing or optimizing campaigns over time to assure the advertiser maintains a strong return on investment.

         Client Services. Espotting's client services department also operates primarily from its London headquarters, though Espotting has at least one client services representative in each country in which it operates. The client services department works to ensure the satisfaction of registered advertisers with Espotting products and services in order to maximize advertiser retention and purchasing.

PROPERTIES

         Espotting's principal executive offices are located in London, United Kingdom, where Espotting leases approximately 1,138 square meters as a month-to-month tenant. As of December 31, 2003, Espotting leased space for seven other offices throughout Europe as set forth below:

COUNTRY                   CITY                   AREA (IN SQUARE METERS)                 EXPIRATION DATE OF LEASE
------------------------------------------------------------------------------------------------------------------
Germany                   Hamburg                          271                                       October 2008
Germany                   Munich                           80                                       December 2008
France                    Paris                            100                                          July 2006
Italy                     Milan                            25                                      Month-to-Month
Italy                     Castelfranco                     185                                          July 2008
Spain                     Madrid                           250                                         March 2005
Sweden                    Stockholm                        18                                      September 2006
------------------------------------------------------------------------------------------------------------------

LEGAL PROCEEDINGS

         Espotting is not a party to any legal proceedings that it believes could significantly harm its business, operating results or financial position.

ESPOTTING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated statements of operations data of Espotting for the years ended March 31, 2003, 2002 and 2001, as well as the nine-months ended December 31, 2003, and the selected consolidated balance sheet data as of March 31, 2003, 2002 and 2001, and as of December 31, 2003, are derived from Espotting's audited consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The following selected consolidated statement of operations data of Espotting as of and for the nine months ended December 31, 2002 was derived from Espotting unaudited consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.


                    (in thousands, except per share amounts)

                                                      For the nine months ended
                                                            December 31,                      For the year ended March 31,
                                                   --------------------------------    ------------------------------------------
                                                       2003              2002             2003           2002           2001
                                                   --------------    --------------    ------------    ----------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues                                           $    75,941       $    25,699       $   44,211      $  5,355      $      67
                                                   --------------    --------------    ------------    ----------    ------------

Operating Expenses
   Search serving                                        1,902             1,345            1,946           952            318
   Marketing, sales and service                         61,095            22,352           37,526         8,991            531
   General administrative                               18,523             9,208           14,284         1,866          2,040
   Financing costs                                       2,134               553            1,355           518              9
                                                   --------------    --------------    ------------    ----------    ------------

Total operating expenses                                83,654            33,458           55,111        12,327          2,898
                                                   --------------    --------------    ------------    ----------    ------------

Loss from operations                                    (7,713)           (7,759)         (10,900)       (6,972)        (2,831)

Other income (expense)
   Exchange rate gain (loss)                               (10)               52              114           (62)             -
   Interest expense                                     (1,484)           (1,183)          (1,292)         (197)            (6)
                                                   --------------    --------------    ------------    ----------    ------------

Loss before provision for income taxes                  (9,207)           (8,890)         (12,078)       (7,231)        (2,837)

Income tax expense                                           -                 -                -             -              -
                                                   --------------    --------------    ------------    ----------    ------------

Net loss                                           $    (9,207)      $    (8,890)      $  (12,078)     $ (7,231)     $  (2,837)
                                                   ==============    ==============    ============    ==========    ============

Loss per share
Basic and diluted                                  $     (0.80)      $     (0.78)      $    (1.05)     $  (0.78)     $   (0.53)
                                                   ==============    ==============    ============    ==========    ============

Weighted-average number of common shares
  outstanding
Basic and diluted                                       11,502            11,434           11,450         9,303          5,325
                                                   ==============    ==============    ============    ==========    ============

                                                   December 31,      December 31,       March 31,      March 31,      March 31,
                                                       2003              2002             2003           2002           2001
                                                   --------------    --------------    ------------    ----------    ------------
BALANCE SHEET DATA
Cash and cash equivalents                          $     5,736       $     2,172       $      724      $  1,201      $       -
Working capital                                        (17,121)           (2,741)          (8,104)        2,072           (420)
Total assets                                            28,678            11,630           17,504         7,065            372
Long-term obligations                                   15,779            14,587           13,999         8,026             36
Total stockholders' equity (deficit)                   (28,356)          (14,574)         (16,881)       (5,066)          (245)

ESPOTTING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

         Espotting is a European leader in performance-based advertising on the Internet. Espotting develops keyword-targeted advertisements for members of its distribution partner network and the search engine it operates on its own websites. Espotting's listings for particular keywords are automatically ranked based on the amount advertisers bid for placement, in descending bid order. Advertisers pay Espotting the amount they bid for any actual traffic to their website from clicks on the advertiser's listings, or click-throughs. Espotting pays its distribution partners either a fixed amount per month, a fixed amount per query, or a percentage of its revenue from paid click-throughs to advertisers' sites.

         As of December 31, 2003, Espotting and its wholly-owned subsidiaries operated the Espotting service in the United Kingdom, Germany, France, Spain, Italy, Sweden, Norway, Denmark, Switzerland, and Ireland, and have distribution partner relationships with some of Europe's leading websites and search engines, such as the Lycos Network, Freenet.de, Dennis Publishing, EMAP, and the ITV.com network. Every week, Espotting delivers millions of qualified leads to its advertisers, such as eBay, Norwich Union Direct, British Airways, and lastminute.com. Across all of its territories, through its distribution partner network, Espotting powers billions of queries a year.

         Espotting was incorporated on February 28, 2000 in the state of Delaware and officially launched its service in September 2000. Espotting's headquarters are in the United Kingdom, and it has additional offices in Germany, France, Italy, Spain, and Sweden. Espotting's approximately 194 employees serve clients across Europe in eight languages.

         On June 17, 2003, Espotting entered into an agreement to merge with FindWhat, a leading developer and provider of performance-based marketing and commerce enabling services for online businesses. On February 9, 2004, the merger agreement with FindWhat was amended. Under the amended terms of the FindWhat transaction, Espotting's stockholders will receive 7,000,000 shares of FindWhat common stock and approximately $20 million in cash, subject to adjustment. Additionally, the agreement calls for FindWhat to issue options and warrants to purchase approximately 742,000 shares of its common stock to Espotting's employees and affiliates. Closing of the transaction is subject to a number of conditions. Assuming the fulfillment of these conditions and the receipt of all approvals, the companies would expect to close the merger in the third quarter of 2004. On June 17, 2003, FindWhat loaned Espotting $2 million in exchange for a promissory note. The loan bears interest at 5% will become due and payable on the earliest of: (1) the closing date, (2) the date of termination of the merger agreement for any reason by Espotting, (3) 45 days after termination of the merger agreement for any reason by FindWhat or by mutual agreement of Espotting and FindWhat, and (4) July 31, 2004. If the merger is consummated, the cash consideration payable by FindWhat to Espotting's stockholders in the merger will be reduced by the outstanding principal and accrued but unpaid interest under the loan on the closing date.

         Espotting's revenue is recognized when earned, which is based on the actual click-through activity, and then only to the extent that the advertiser has deposited sufficient funds with Espotting, or if Espotting believes collection is probable.

         The largest component of Espotting's expenses relate to marketing costs incurred to attract consumers and businesses to its advertisers' websites through its distribution partners. In order to significantly increase revenues, Espotting will be required to incur a significant expansion of its operations, including hiring additional management and staff, and enhancing its overall technical infrastructure and facilities. The proposed increases in capital and expenditures will significantly increase future operating expenses.

ORGANIZATION OF INFORMATION

         Espotting's management's discussion and analysis provides a narrative on its financial performance and condition that should be read in conjunction with the accompanying Espotting financial statements. It includes the following sections:

         -        Results of operations

         -        Liquidity and capital resources

         -        Contractual obligations

         -        Use of estimates and critical accounting policies

         - Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

RESULTS OF OPERATIONS

Nine-Month Periods ended December 31, 2003 and 2002

REVENUE

         Espotting's revenue was approximately $75.9 million for the nine months ended December 31, 2003, compared to approximately $25.7 million for the nine months ended December 31, 2002. The increase primarily relates to adding new distribution partners; expanding Espotting's relationships with its existing distribution partners; and increasing the amount advertisers spend with Espotting for traffic from its distribution partners. The increase is also related to the expansion of its operations into new territories, some of which were not operational during the entire nine months ended December 31, 2002. Espotting launched its services for France and Germany in December 2001, for Italy in October 2002, for Spain in June 2002, for Ireland in November 2002, for Sweden and Denmark in December 2002, for Norway in January 2003 and for Switzerland in April 2003.

         During the nine months ended December 31, 2003 and 2002, no advertiser represented more than 10% of Espotting's total revenue. Espotting purchases Internet traffic from its distribution partners. Expressed as a percentage of revenue, Internet traffic purchases from one distribution partner represented over 10% of total revenue for both the nine months ended December 31, 2003 and 2002.

OPERATING EXPENSES

         Search Serving - Search serving expense consists primarily of costs associated with designing and maintaining the Espotting service, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with designing and maintaining the Espotting service include salaries of related technical personnel, co-location charges for the Espotting network equipment, and software license fees.

         Search serving expense increased to approximately $1.9 million for the nine months ended December 31, 2003, compared to approximately $1.3 million for the nine months ended December 31, 2002. The increase primarily relates to Internet connectivity fees, personnel costs and software license fees. The increase is also related to the expansion of Espotting's operations into new territories, some of which were not operational during the nine months ended December 31, 2002. Espotting anticipates search serving expense will continue to increase as its traffic and number of managed advertiser accounts increase.

         Marketing, Sales and Service - Marketing, sales and service expense consists primarily of:

         - revenue-sharing or other payment arrangements with Espotting distribution partners;

         - promotional expenditures such as sponsorships of seminars, trade shows and expos;

         - referral fees and other expenses to attract advertisers to Espotting's services;

         -        fees paid to outside service providers for unpaid listings;

         -        fees to marketing and public relations firms; and

         Espotting's marketing, sales and service expense was approximately $61.1 million for the nine months ended December 31, 2003, compared to $22.4 million for the nine months ended December 31, 2002.

         The increase in marketing, sales and service expense was related primarily to increases in:

         - revenue-sharing payments and other fees paid to Espotting distribution partners, which increase as revenue increases;

         - the fees paid to outside service providers for unpaid listings;

         - referral fees and other expenses to attract advertisers to Espotting's services;

         -        promotional and marketing expenditures; and

         - travel and other expenses related to its business development initiatives.

         The increase in many of these expenses is related in part to the expansion of its operations into new territories, some of which were not operational during the nine months ended December 31, 2002.

         Revenue sharing and other fees paid to distribution partners represent the largest component of marketing, sales and service expense. Espotting believes that continued investment in marketing, sales and service, including attracting advertisers to utilize the Espotting service and attracting distribution partners to display Espotting's keyword-targeted ads is critical to continued growth in revenue and attaining profitability. As a result, Espotting expects these costs to continue increasing in the future.

         General and Administrative - General and administrative expenses consist primarily of:

         - payroll and related expenses for executive and administrative and for personnel engaged in marketing, editorial, client services, business development, sales functions and affiliate relations;

         - costs related to leasing, maintaining and operating its facilities;

         -        insurance;

         -        recruiting fees;

         -        bad debt;

         - fees for professional services, including consulting, legal, and accounting fees;

         - expenses and fees associated with the reporting and other obligations of a company;

         -        travel costs;

         - depreciation of furniture and equipment for non-technical employees;

         - non-cash compensation expense for the issuance of stock and stock options to non-employees; and

         -        other general corporate expenses.

         General and administrative expenses increased to approximately $18.5 million for the nine months ended December 31, 2003, compared to approximately $9.2 million for the nine months ended December 31, 2002. The increase in general and administrative expenses was primarily due to increases in personnel costs due to expanding the number of editorial, client services, business development, sales functions, marketing and affiliate relations personnel, professional fees, bad debt expense, travel and entertainment, rent expense, depreciation on furniture and equipment, insurance and recruiting fees. The increase is also related to the expansion of Espotting's operations into new territories, some of which were not operational during the entire nine months ended December 31, 2002.

         Espotting expects additional increases in general and administrative expenses in the future as it continues to expand its staff and incurs costs related to the growth of its business, and as it evaluates and pursues new opportunities.

         Financing Costs - Financing costs consist primarily of costs related to the potential sale of the company and credit and fees.

         Financing costs were approximately $2.1 million for the nine months ended December 31, 2003, as compared to approximately $553,000 for the nine months ended December 31, 2002. The increase in financing costs was primarily due to increases in costs related to the potential sale of the company, specifically costs to pursue and negotiate the proposed merger with FindWhat, bank and credit card charges and costs related to funding the business also increased. Espotting believes that bank and credit card charges will increase as revenue increases, specifically revenue from advertisers which pay in advance. Espotting believes that most of the expenses related to the potential sale of the company and the funding of the business will cease upon the closing of the proposed merger with FindWhat.

EXCHANGE RATE LOSS

         Foreign currency transactions are recorded in the local currency at actual exchange rates at the date of the transaction. Any gain or loss arising from a change in exchange rates subsequent to the dates of the transaction is included as an exchange gain or loss in the statement of operations. The exchange rate gain or (loss) was approximately ($10,000) for the nine months ended December 31, 2003 compared to a gain of approximately $52,000 for the nine months ended December 31, 2002

INTEREST EXPENSE

         Interest expense consists primarily of interest accrued on outstanding convertible notes and factoring and other loans. Interest expense was approximately $1.5 million for the nine months ended December 31, 2003 compared to approximately $1.2 million for the nine months ended December 31, 2002. The increase in interest expense was due to an increase in the average amount of convertible notes outstanding and greater use of factoring and other loans.

INCOME TAX EXPENSE

         Deferred tax assets and liabilities are recognized based on differences between the financial statement carrying amount and the tax basis of assets and liabilities. Deferred tax assets are reviewed for recoverability based on projections of future operating results, which dictates Espotting's ability to realize its tax assets. To date, Espotting has recorded a valuation allowance on 100% of its net deferred tax assets, based on a presumption that such tax assets would not be realized due to recurring losses experienced since inception.

NET LOSS

         As a result of the factors described above, Espotting generated a net loss of approximately $9.2 million, or $0.80 per share, for the nine months ended December 31, 2003. This compares to a net loss of approximately $8.9 million, or $0.78 per share for the nine months ended December 31, 2002.

Years ended March 31, 2003, 2002 and 2001

         Espotting's fiscal year is from April 1 through March 31. Espotting commercially launched the Espotting service for France and Germany in December 2001, for Italy in October 2002, for Spain in June 2002, for Ireland in November 2002, for Sweden and Denmark in December 2002 and for Norway in January 2003. When making comparisons between the years ending March 31, 2003, 2002 and 2001, readers should note that Espotting does not anticipate its historical growth rates to continue.

REVENUE

         Revenue was approximately $44.2 million for fiscal 2003, compared to approximately $5.4 million for fiscal 2002 and $67,000 for fiscal 2001. The increase in Espotting's overall revenue over the three year period primarily relates to adding new distribution partners; expanding its relationships with its existing distribution partners; and increasing the amount advertisers spend with Espotting for traffic from its distribution partners. The increase is also related to the expansion of Espotting's operations into new territories over the course of the three year period.

         During the years ending March 31, 2003, 2002 and 2001, no advertiser represented more than 10% of Espotting's total revenue in any fiscal year. Espotting purchases Internet traffic from its distribution partners. Expressed as a percentage of revenue, Internet traffic purchases from one distribution partner represented over 10% of total revenue for each of fiscal 2003 and 2002, and Internet traffic purchases from no individual distribution partner represented over 10% of total revenue for fiscal 2001.

OPERATING EXPENSES

         Search Serving - Search serving expense consists primarily of costs associated with designing and maintaining the Espotting service, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with designing and maintaining the Espotting service include salaries of related technical personnel, depreciation of related computer equipment, co-location charges for Espotting's network equipment and software license fees.

         Search serving expense increased to approximately $1.9 million for fiscal 2003, compared to approximately $952,000 for fiscal 2002 and $318,000 for fiscal 2001. The increase from fiscal 2002 to fiscal 2003 was primarily due to increases in depreciation of equipment, Internet connectivity fees, personnel costs and software license fees. The increase is also related to the expansion of Espotting's operations into new territories over the course of the three year period. Espotting anticipates search serving expense will continue to increase as its traffic and number of managed advertiser accounts increase.

         Marketing, Sales and Service - Marketing, sales and service expense consists primarily of:

         - revenue-sharing or other payment arrangements with Espotting distribution partners;

         - promotional expenditures such as sponsorships of seminars, trade shows and expos;

         - referral fees and other expenses to attract advertisers to Espotting's services;

         -        fees paid to outside service providers for unpaid listings;

         -        fees to marketing and public relations firms; and

         Espotting's marketing, sales and service expense was approximately $37.5 million for fiscal 2003, compared to $9.0 million for fiscal 2002 and $531,000 for fiscal 2001.

         The increase in marketing, sales and service expense from fiscal 2001 to fiscal 2002, and from fiscal 2002 to fiscal 2003, was related primarily to increases in:

         - revenue-sharing payments and other fees paid to Espotting distribution partners, which increase as revenue increases;

         - the fees paid to outside service providers for unpaid listings;

         - referral fees and other expenses to attract advertisers to Espotting's services;

         -        promotional and marketing expenditures; and

         - travel and other expenses related to Espotting's business development initiatives.

         The increase in many of these expenses is also related to the expansion of Espotting's operations into new territories over the course of the three year period.

         Revenue sharing and other fees paid to distribution partners represent the largest component of marketing, sales and service expense. Espotting believes that continued investment in marketing, sales and service, including attracting advertisers to utilize the Espotting service and attracting distribution partners to display Espotting's keyword-targeted ads is critical to continued growth in revenue and attaining profitability. As a result, Espotting expects these costs to continue increasing in the future.

         General and Administrative - General and administrative expenses consist primarily of:

         - payroll and related expenses for executive and administrative and for personnel engaged in marketing, editorial, client services, business development, sales functions and affiliate relations;

         - costs related to leasing, maintaining and operating Espotting's facilities;

         -        insurance;

         -        recruiting fees;

         -        bad debt;

         - fees for professional services, including consulting, legal, and accounting fees;

         - expenses and fees associated with the reporting and other obligations of a company;

         -        travel costs;

         - depreciation of furniture and equipment for non-technical employees;

         - non-cash compensation expense for the issuance of stock and stock options to non-employees; and

         -        other general corporate expenses.

         General and administrative expenses increased to approximately $14.3 million for fiscal 2003, compared to approximately $1.9 million for fiscal 2002 and $2.0 million for fiscal 2001.

         The increase in general and administrative expenses was primarily due to increases in personnel costs, professional fees, bad debt expense, travel and entertainment, rent expense, depreciation on furniture and equipment, insurance and recruiting fees. The increase is also related to the expansion of Espotting's operations into new territories over the course of the three year period.

         Espotting expects additional increases in general and administrative expenses in the future as it continues to expand its staff and incur costs related to the growth of its business, and as it evaluates and pursues new opportunities.

         Financing Costs - Financing costs consist primarily of costs related to the potential sale of the company, bank and credit card charges, and costs related to funding the business. Costs related to the potential sale of the company and costs related to funding the business include primarily professional services from lawyers, accountants, tax advisors and other professionals.

         Financing costs were approximately $1.4 million in fiscal 2003, as compared to approximately $518,000 in fiscal 2002 and $9,000 for fiscal 2001. The increase in financing costs from fiscal 2002 to fiscal 2003 was primarily due to increases in costs related to funding the business, as well as expenses related to the potential sale of the company and bank and credit card charges. There were no financing costs in fiscal 2001 due to the start-up nature of the company. All expenses were classified as marketing, sales and service, or general and administrative. Espotting believes that bank and credit card charges will increase as revenue increases, specifically revenue from advertisers which pay Espotting in advance. Espotting believes that most of the expenses related to the potential sale of the company and the funding of the business will cease upon the closing of the proposed merger with FindWhat.com.

EXCHANGE RATE GAIN (LOSS)

         Foreign currency transactions are recorded in the local currency at actual exchange rates at the date of the transaction. Any gain or loss arising from a change in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the Statement of Operations. Exchange rate gain (loss) was approximately $114,000 for fiscal 2003 compared to approximately ($62,000) for fiscal 2002 and approximately $6,000 for fiscal 2001.

INTEREST EXPENSE

         Interest expense consists primarily of interest accrued on outstanding convertible notes and factoring and other loans. Interest expense was approximately $1.3 million for fiscal 2003 compared to approximately $216,000 for fiscal 2002 and approximately $6,000 for fiscal 2001. The increase in interest income was due to an increase in the average amount of convertible notes outstanding and the introduction and greater use of factoring and other loans.

INTEREST INCOME

         Interest income consists primarily of earnings on Espotting's cash and cash equivalents. Interest income was approximately $17,000 for fiscal 2003 compared to approximately $19,000 for fiscal 2002 and approximately $0 for fiscal 2001. The decrease in interest income from fiscal 2002 to fiscal 2003 was due to lower average cash and cash equivalent balances and lower interest rates.

INCOME TAX EXPENSE

         Deferred tax assets and liabilities are recognized based on differences between the financial statement carrying amount and the tax basis of assets and liabilities. Deferred tax assets are reviewed for recoverability based on projections of future operating results, which dictates Espotting's ability to realize its tax assets. To date, Espotting has recorded a valuation allowance on 100% of its net deferred tax assets, based on a presumption that such tax assets would not be realized due to recurring losses experienced since inception. Espotting has experienced net losses since inception; accordingly, Espotting has not recognized a net tax provision.

NET LOSS

         As a result of the factors described above, Espotting generated a net loss of approximately $12.1 million, or $1.05 per share, for the fiscal year ending March 31, 2003. This compares to a net loss of approximately $7.2 million, or $0.78 per share, for the fiscal year ending March 31, 2002, and a net loss of approximately $2.8 million, or $0.53 per share, for the fiscal year ending December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

         Espotting has incurred substantial operating losses and has funded its operations to date primarily through the private placement of convertible notes, and to a lesser extent factoring of trade accounts receivable, and other loans. Through December 31, 2003, Espotting has raised net proceeds of approximately $5.2 million and GBP 8.8 million through private placements of convertible notes, $1.7 million through factoring of trade accounts receivable, and $2.9 million through other loans.

         The $5.2 million of net proceeds received through private placements of convertible notes includes Espotting's most recent issuance of 15% convertible secured loan notes in the aggregate principal amount of approximately $5 million in September 2003. These notes have an interest rate of 15% per annum and are secured by all property, assets and rights of Espotting. Approximately $3 million in aggregate principal amount of these notes will convert automatically into common stock of Espotting upon the closing. Espotting and the holder of the remaining $2 million in principal amount of these notes are disputing whether the holder's note will automatically convert and the number of shares into which the holder's note converts at the closing, but if an agreement is reached with this holder, this holder's note may also convert into common stock of Espotting upon the consummation of the merger. If not converted, the $5 million notes will become fully due and payable at the earlier of: (1) 28 days after delivery, subsequent to termination of the merger agreement, of a notice of repayment by the holders of these notes and (2) September 14, 2004. Espotting has agreed to use its reasonable best efforts to cause the holders of these notes to convert them into shares of Espotting common stock in accordance with the terms of that instrument and related documents and agreements.

         The $2.9 million of net proceeds received through other loans includes borrowing of $2 million from FindWhat in exchange for a promissory note in June 2003. The promissory note bears interest at a rate of 5% per annum, and is secured by all property, assets and rights of Espotting. The promissory note also will become fully due and payable on the earliest of: (1) the closing date, (2) the date of termination of the merger agreement for any reason by Espotting, (3) 45 days after termination of the merger agreement for any reason by FindWhat or by mutual agreement of Espotting and FindWhat, and (4) July 31, 2004. If the merger is consummated, the cash consideration payable by FindWhat to Espotting's stockholders in the merger will be reduced by the outstanding principal and accrued but unpaid interest under the loan on the closing date.

         The GBP 8.9 million of net proceeds received through private placements of convertible notes also includes Espotting UK Media Ltd.'s issuance of outstanding redeemable secured loan notes in the aggregate principal amount of GBP 8.9 million in December 2001 and August 2002. These notes currently bear interest at a rate of 10% per annum, which rate increases by one percent as of December 31 of each successive fiscal year, subject to a maximum rate of 12%. These notes are secured by all property, assets and rights of Espotting, and become fully due and payable at the earlier of: (1) the closing of the sale of more than 50% of the capital stock of Espotting to any one person or the sale of substantially all of the assets of Espotting to any one person, and (2) December 31, 2006. As of December 31, 2003, the redeemable secured notes and all accrued but unpaid interest would convert into 8.5 million shares of Espotting common stock. Espotting has agreed to use its reasonable best efforts to cause the holders of the redeemable secured loan notes to convert the same into shares of Espotting common stock in accordance with the terms of (1) an option agreement, dated December 6, 2002, as amended by a deed of variation, dated August 19, 2002, among Espotting, Espotting UK and the holders, and (2) the B loan notes option agreement, dated August 19, 2002, by and among the parties thereto.

          At December 31, 2003, Espotting had $5.7 million in cash and cash equivalents as compared with $724,000 at March 31, 2003 and $2.2 million at December 31, 2002, which represents an increase of $5 million and an increase of $3.6 million, respectively. These increases in cash and cash equivalents resulted principally from the issue of convertible notes and other loans. At March 31, 2002, Espotting had $1.2 million in cash and cash equivalents, which represents an increase of $1.2 million as compared with $0 at March 31, 2001. This increase in cash and cash equivalents resulted principally from proceeds received from private placements.

         Espotting's net cash used in operating activities was $892,000 and $4.8 million for the nine-months ended December 31, 2003 and December 31, 2002, respectively, and $7.7 million and $8.9 million in the fiscal years ended March 31, 2003 and March 31, 2002, respectively. The primary use of cash in operating activities during these periods was to fund ongoing operations, and the decrease in cash used in operating activities resulted principally from an increase in accounts receivable.

         Espotting's net cash used in investing activities was $1.7 million and $539,000 for the nine-months ended December 31, 2003 and December 31, 2002, respectively, and $1 million and $221,000 in the fiscal years ended March 31, 2003 and March 31, 2002, respectively. The primary use of cash in investing activities during these periods was the purchase of equipment and furniture, most of which expenditures were made in the nine-months ended December 31, 2003.

         Espotting's net cash provided by financing activities was $7.2 million and $7.0 million for the nine-months ended December 31, 2003 and December 31, 2002, respectively. Espotting's net cash provided by financing activities in the fiscal years ended March 31, 2003 and March 31, 2002 was $8.8 million and $10.5 million, respectively. The primary source of net cash provided by financing activities during 2003 was the private placement of 15% convertible secured loan notes in the aggregate principal amount of $5.0 million in September 2003, and borrowing of $2.0 million from FindWhat in exchange for a promissory note in June 2003. The primary source of net cash provided by financing activities during 2002 was the private placement of redeemable secured loan notes in the aggregate principal amount of GPB 5.2 million in August 2002.

         Espotting anticipates that its cash and cash equivalents as of December 31, 2003, together with cash flow from operations, will be sufficient to meet its expected liquidity needs for working capital and capital expenditures over the next twelve months. However, if the merger agreement is terminated, though Espotting believes it will have sufficient working capital to repay both its loan from FindWhat, which would come due shortly after such termination, and its 15% convertible secured loan notes, were the holders of these notes to make demand for payment, such repayment would significantly reduce Espotting's working capital available for operations. Espotting does not believe it will have sufficient working capital to repay this loan and these notes and then also pay the $7.0 million termination fee to FindWhat, which would become payable if the merger agreement is terminated under certain circumstances. Espotting has experienced negative cash flow from operations through December 31, 2003, and if the merger does not occur, Espotting may be required to raise additional funds in order to continue its operations as presently conducted. If Espotting raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock, and its stockholders may experience substantial additional dilution. Such additional financing may not be available to Espotting on favorable terms when required, if at all.

CONTRACTUAL OBLIGATIONS

         The table below sets forth the amounts of Espotting payments under three specific categories of Espotting's contractual obligations, as of March 31, 2003, that are due within less than one year, one to three years, three to five years, and more than five years.

                        ESPOTTING CONTRACTUAL OBLIGATIONS

                              AS OF MARCH 31, 2003
                                 (IN THOUSANDS)

         -----------------------------------------------------------------------------------------------
                                                         Less than      1-3          3-5     More than
             Contractual Obligations         Total        1 Year       Years        Years     5 Years
         -----------------------------------------------------------------------------------------------
         Long Term Debt(1)                     $14,129      $   236       $    0   $13,893           $0
         -----------------------------------------------------------------------------------------------
         Capital Lease Obligations(2)          $   278      $   154       $  117   $     7           $0
         -----------------------------------------------------------------------------------------------
         Operating Leases                      $ 1,403      $   407       $  721   $   275           $0
         -----------------------------------------------------------------------------------------------
         Distribution Partners                 $42,005      $34,542       $7,453   $     0           $0
         -----------------------------------------------------------------------------------------------
         Total                                 $57,815      $35,339       $8,291   $14,175           $0
         -----------------------------------------------------------------------------------------------

         (1)  Excluding interest

         (2)  Including interest

         Espotting's largest ongoing cash payments pursuant to contractual obligations are to its distribution partners, which are funded by payments from its advertisers for the paid click-throughs, or visitors, delivered to the advertisers by Espotting distribution partners. Some of Espotting's agreements with its distribution partners include minimum or fixed payment obligations, which are presented in the table above.

USE OF ESTIMATES AND CRITICAL ACCOUNTING POLICIES

         This management's discussion and analysis of financial condition and results of operation is based upon Espotting's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing its consolidated financial statements, Espotting makes estimates and judgments that affect the reported amounts on its balance sheets and income statements, and its related disclosure about contingent assets and liabilities. Espotting continually evaluates its estimates, including those related to allowance for doubtful accounts and valuation allowance for deferred income tax assets. Espotting bases its estimates on historical experience and on various other assumptions which it believes to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or conditions are used.

         Revenue

         Revenues are recognized when an internet user clicks on a customer's listing on a website. Customers purchase priority placement on search results by making or committing to make a payment based on a fixed amount for each click through. Click through revenue is recorded gross and recognized when earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with the Company or collection is probable.

         Allowance for Doubtful Accounts

         The allowance for doubtful accounts is an estimate calculated based on an analysis of current business and economic risks, customer credit-worthiness, specific identifiable risks such as bankruptcies, terminations or discontinued customers, or other factors that may indicate a potential loss. The allowance is reviewed on a consistent basis to ensure that it adequately provides for all reasonably expected losses in the receivable balances. An account may be determined to be uncollectible if all collection efforts have been exhausted, the customer has filed for bankruptcy and all recourse against the account is exhausted, or disputes are unresolved and negotiations to settle are exhausted. This uncollectible amount is written off against the allowance.

         Income Taxes

         Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities, loss carry forwards, and tax credit carry forwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. This requires Espotting to evaluate its historical and future projected results when determining the necessary valuation allowance.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         Except for the historical information contained herein, the matters discussed in this S-4 include certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding Espotting and its management's intent, belief and expectations, such as statements concerning Espotting's future profitability, its operating and growth strategy, liquidity and expenses. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" included elsewhere in this Form S-4. One or more of these factors have affected, and in the future could affect Espotting's business and financial results and could cause actual results to differ materially from plans and projections. Although Espotting believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate. Therefore, there can be no assurance that the forward-looking statements included in this Form S-4 will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Espotting or any other person that its objectives and plans will be achieved. All forward-looking statements made in this Form S-4 are based on information presently available to Espotting's management. Espotting assumes no obligation to update any forward-looking statements.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF FINDWHAT'S FINANCIAL ADVISOR

         Thomas Weisel Partners LLC has acted as financial advisor to FindWhat in connection with the merger. On February 9, 2004, Thomas Weisel Partners delivered to the board of directors of FindWhat its opinion that, as of that date, the consideration to be paid by FindWhat pursuant to the amended and restated merger agreement was fair to FindWhat from a financial point of view.

         THE FULL TEXT OF THE THOMAS WEISEL PARTNERS OPINION IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. STOCKHOLDERS OF FINDWHAT ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. HOWEVER, WE HAVE INCLUDED THE FOLLOWING SUMMARY OF THE THOMAS WEISEL PARTNERS OPINION.

         THOMAS WEISEL PARTNERS HAS DIRECTED ITS OPINION TO THE BOARD OF DIRECTORS OF FINDWHAT. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE MERGER. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE PAID BY FINDWHAT FROM A FINANCIAL POINT OF VIEW. THOMAS WEISEL PARTNERS WAS NOT ASKED TO CONSIDER, AND ITS OPINION DOES NOT ADDRESS, THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVE BUSINESS STRATEGY OR TRANSACTION IN WHICH FINDWHAT MAY ENGAGE. FURTHER, IT DOES NOT ADDRESS FINDWHAT'S UNDERLYING DECISION TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN ADDITION, THOMAS WEISEL PARTNERS DID NOT EXPRESS AN OPINION REGARDING THE PRICE AT WHICH THE COMBINED COMPANY'S COMMON STOCK MAY TRADE AT ANY FUTURE TIME. IN FURNISHING ITS OPINION, THOMAS WEISEL PARTNERS DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE THOMAS WEISEL PARTNERS OPINION INCLUDES STATEMENTS TO THIS EFFECT.

         In connection with its opinion, Thomas Weisel Partners:

         (1) reviewed certain financial and other data with respect to FindWhat and Espotting, including the consolidated financial statements for recent years and interim periods to December 31, 2003 and certain other relevant financial and operating data relating to FindWhat and Espotting made available to Thomas Weisel Partners from published sources and from the internal records of FindWhat and Espotting;

         (2) reviewed the financial terms and conditions of the merger agreement;

         (3) reviewed certain publicly available information concerning the trading of, and the trading market for, FindWhat common stock;

         (4) compared FindWhat and Espotting from a financial point of view with certain other companies in the Internet search industry which Thomas Weisel Partners deemed to be relevant;

         (5) considered the financial terms, to the extent publicly available, of selected recent business combinations in the Internet search industry which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

         (6) reviewed and discussed with representatives of the management of FindWhat and Espotting certain information of a business and financial nature regarding FindWhat and Espotting, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions;

         (7) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with FindWhat's counsel; and

         (8) performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

         In connection with its review, Thomas Weisel Partners did not assume any obligation to independently verify the information referred to above. Instead, with FindWhat's consent, Thomas Weisel Partners relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with FindWhat's consent:

         - with respect to the financial forecasts for FindWhat and Espotting provided to Thomas Weisel Partners by management of FindWhat, Thomas Weisel Partners assumed for purposes of its opinion, upon the advice and with the consent of FindWhat, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of FindWhat at the time of preparation as to the future financial performance of FindWhat and Espotting, and these forecasts provide a reasonable basis upon which Thomas Weisel Partners could form its opinion;

         - that there will be no material adjustment to the purchase price under the terms of the merger agreement;

         - that there have been no material changes in FindWhat's or Espotting's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners, and that FindWhat can fund the merger and the operations of the combined company following the merger without obtaining additional financing;

         - that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations;

         - that the representations and warranties of each party contained in the merger agreement are true and correct;

         - that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement; and

         - that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without waiver by FindWhat of any of the conditions to its obligations thereunder.

         In addition, for purposes of its opinion:

         - Thomas Weisel Partners relied on advice of FindWhat's counsel and independent accountants as to all legal and financial reporting matters with respect to FindWhat, the merger and the merger agreement;

         - Thomas Weisel Partners assumed that in the course of obtaining the necessary regulatory approvals for the merger, no restrictions, including any divestiture requirements, will be imposed;

         - Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of FindWhat or Espotting, nor was Thomas Weisel Partners furnished with any such appraisals; and

         - the Thomas Weisel Partners opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

         The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of directors of FindWhat. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

         Contribution Analysis. Thomas Weisel Partners performed a contribution analysis in which it reviewed certain historical and estimated future operating and financial information for FindWhat, Espotting and the pro forma combined company. The analysis was based on the relative contributions of each party to the pro forma combined company's revenues, earnings before interest, taxes, depreciation and amortization, or EBITDA, operating income and net income for the year ended December 31, 2003 and estimated revenues, EBITDA, operating income and net income for the year ending December 31, 2004. The 2004 estimated financial information was based on projections of FindWhat management. The following table shows the percentage contributions of FindWhat and Espotting to the analyzed information for such periods:

                                                        Contribution                  Implied Espotting
                                           -------------------------------------      Enterprise Value
                                               FindWhat             Espotting            (millions)
---------------------------------------------------------------------------------------------------------
2003 Revenues                                   43.5%                 56.5%               $516.2
---------------------------------------------------------------------------------------------------------
2004 Revenues                                   41.0%                 59.0%               $572.0
---------------------------------------------------------------------------------------------------------
2004 EBITDA                                     69.6%                 30.4%               $173.4
---------------------------------------------------------------------------------------------------------
2004 Operating Income                           71.7%                 28.3%               $156.6
---------------------------------------------------------------------------------------------------------
2004 Net Income                                 71.5%                 28.5%               $158.5
---------------------------------------------------------------------------------------------------------

         Public Companies Analysis. Based on public and other available information, Thomas Weisel Partners calculated enterprise value, which Thomas Weisel Partners defined as market capitalization plus total debt less cash and cash equivalents, as a multiple of projected revenue and EBITDA, and calculated stock price as a multiple of earnings per share for the companies listed below in the Internet search industry for calendar years 2004 and 2005. Projected 2004 and 2005 information for FindWhat and Espotting was based on projections of FindWhat management. Projections for the other selected companies were based on Thomas Weisel Partners' research and other publicly available investment banking research. Thomas Weisel Partners believes that the nine companies listed below have operations similar to some of the operations of FindWhat and Espotting, but noted that none of these companies has the same management, composition, size or combination of businesses as FindWhat and Espotting:

         -        Ask Jeeves

         -        Autobytel

         -        Homestore

         -        InfoSpace

         -        Monster

         -        aQuantive

         -        Digitas

         -        DoubleClick

         -        ValueClick

         The following table sets forth the multiples indicated by this analysis:

                                    Enterprise
                                   Value/Revenue            Enterprise Value/EBITDA              Price/EPS
--------------------------------------------------------------------------------------------------------------------
                                2004E          2005E          2004E          2005E          2004E          2005E
--------------------------------------------------------------------------------------------------------------------
Third Quartile                     4.7x             4.3x         26.5x          17.7x          58.9x          42.1x
Mean                               4.4x             3.9x         22.8x          16.2x          54.3x          37.2x
Median                             4.0x             3.5x         22.0x          16.5x          55.4x          37.1x
First Quartile                     3.6x             3.3x         19.2x          15.0x          48.9x          33.0x

FindWhat                           4.4x             3.7x         16.6x          14.0x          31.0x          27.7x
Implied Espotting               $498.7            N/A          $216.5          N/A           $303.3          N/A
  Enterprise Value                to                             to                            to
  (millions)                    $657.3                         $298.6                        $363.9
--------------------------------------------------------------------------------------------------------------------

         Selected Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated enterprise value as a multiple of revenue and EBITDA for the last twelve months, or LTM, and for the next twelve months, or NTM, in 12 selected acquisitions of Internet companies that have been announced since December 5, 2002. For purposes of this analysis, enterprise value represented the total market capitalization plus total debt plus preferred stock less cash and cash equivalents. The acquisitions reviewed in this analysis were the following:

             Acquiror                               Target
-------------------------            -----------------------------
ValueClick                           Commission Junction
Yahoo! Inc.                          Overture
Telefonica                           Terra Networks
USA Interactive                      Lending Tree
USA Interactive                      Hotels.com
USA Interactive                      Expedia.com
Overture                             Fast Search and Transfer
Reuters                              Multex
Overture                             Alta Vista
Yahoo! Inc.                          Inktomi
USA Interactive                      UDate
Dun and Bradstreet                   Hoover's

         The following table sets forth the multiples indicated by this analysis:

                                            Enterprise
                                           Value/Revenue              Enterprise Value/EBITDA
                                        ------------------------      -------------------------
                                         LTM              NTM             LTM             NTM
                                        ------          --------      ----------       --------
Third Quartile                             5.1x             3.7x         28.9x            19.4x
Mean                                       4.4x             3.0x         22.0x            15.5x
Median                                     2.9x             2.2x         20.6x            15.0x
First Quartile                             2.2x             1.9x         12.1x            11.0x
Implied Espotting                       $203.9           $259.1         N/M             $123.9
  Enterprise Value (millions)             to               to                             to
                                        $481.9           $515.6                         $218.6

         No company or transaction used in the public company analysis or selected transactions analyses is identical to FindWhat, Espotting or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which FindWhat, Espotting and the merger are being compared.


         Discounted Cash Flow Analysis. Thomas Weisel Partners performed a discounted cash flow analysis based on the present value of projected future cash flows of FindWhat using projections provided by management of FindWhat. Thomas Weisel Partners derived the implied reference ranges by applying a range of EBITDA multiples of 5.0x to 11.0x and a range of discount rates of 15.0% to 30.0%. The multiples and discount rates used in the discounted cash flow analyses are those that in the professional judgment of Thomas Weisel Partners are appropriate for use in connection with companies like FindWhat. The following sets forth the range of the enterprise values resulting from the analyses:

                                ENTERPRISE VALUE
                             $185.8 - $281.6 million

         Pro Forma Analysis. Thomas Weisel Partners analyzed the potential pro forma effect of the merger on FindWhat's estimated diluted earnings per share, commonly referred to as EPS, on a calendar year basis for 2004, assuming the transaction closed on January 1, 2004, a foregone interest rate on cash of 1.3%, no revenue or cost synergies or expenses, that none of the purchase price is allocated to amortizable intangibles, no financing and no utilization of net operating loss carry forwards. Estimated financial data were based on publicly available Wall Street projections for FindWhat and FindWhat management projections for Espotting. This analysis indicated that the merger would be accretive to FindWhat's estimated EPS based on those assumptions in calendar year 2004.


         The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of FindWhat. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of implied values resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of FindWhat or Espotting.


         In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FindWhat. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be paid by FindWhat pursuant to the merger agreement, and were provided to the board of directors of FindWhat in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. The cash consideration provided for in the merger agreement is subject to adjustment and, accordingly, the total consideration to be paid by FindWhat pursuant to the merger may vary significantly. However, Thomas Weisel Partners has been advised by management of FindWhat, and has assumed with its consent, that there will not be any material adjustment to the cash component of the merger consideration.


         As described above, the Thomas Weisel Partners opinion and presentation were among the many factors that the board of directors of FindWhat took into consideration in making its determination to approve the merger and merger agreement, and to recommend that its stockholders approve the merger.


         FindWhat has agreed to pay Thomas Weisel Partners a customary fee for its services, none of which is contingent on the completion of the transaction. Further, FindWhat has agreed to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.


         In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of FindWhat for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

OPINION OF ESPOTTING'S FINANCIAL ADVISOR

                  On December 18, 2003, the Espotting Media Inc. ("Espotting") board of directors received the oral opinion of UBS Securities LLC ("UBS"), which was subsequently followed by a written opinion as of the same date that, as of that date and subject to the various considerations, assumptions, limitations and qualifications described in the opinion, the consideration to be received by the holders of the common stock of Espotting (other than affiliates of Espotting) in the merger was fair, from a financial point of view, to such holders.

                  The UBS opinion was directed only to the fairness, from a financial point of view, of the merger consideration and did not address any other aspect of the merger or any related transactions. The UBS opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Espotting, or Espotting's underlying business decision to effect the merger. The UBS opinion did not constitute a recommendation to any holder of Espotting common stock as to how such holder should vote with respect to the merger. At the direction of the board of directors, UBS was not asked to, and did not, offer any opinion either as to the material terms of the merger agreement or the form of the merger (including all the conditions to FindWhat's obligation to consummate the merger), or as to the arrangements for the merger agreement to be held in escrow pending completion of the audit of certain financial statements of Espotting and such audited financial statements being acceptable to FindWhat. UBS expressed no opinion as to what the value of FindWhat common stock will be when issued pursuant to the merger or the prices at which it would trade in the future. In rendering this opinion, UBS assumed, with the consent of the board of directors, that the final executed form of the merger agreement did not differ in any material respect from the draft that UBS examined, and that FindWhat and Espotting would comply with all the material terms of the merger agreement. UBS was not authorized to solicit, and did not solicit, from any party indications of interest in a business combination with, or acquisition of, Espotting.

                  The following summary of the UBS opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by UBS and is attached as Appendix C to this document and incorporated in this document by reference. We encourage you to read carefully the UBS opinion in its entirety.

                  In arriving at its opinion, UBS, among other things:

                  o reviewed certain publicly available business and historical financial information relating to FindWhat;

                  o reviewed the unaudited statement of the results of operations for the nine months ended September 30, 2003 and the related unaudited balance sheet as at September 30, 2003 (each without footnotes), and the financial forecast for the twelve months ending December 31, 2004, in each case prepared by management of Espotting, that were provided to UBS by Espotting;

                  o conducted discussions with certain members of the senior management of Espotting concerning the business and financial prospects of Espotting;

                  o had a limited discussion with the Chief Financial Officer of FindWhat regarding FindWhat's prospects through December 31, 2004;

                  o reviewed publicly available financial and stock market data with respect to certain other companies in similar industries to those of FindWhat and Espotting;

                  o compared the financial terms of the merger with the publicly available financial terms of certain other transactions which UBS believed to be generally relevant;

                  o considered certain pro forma effects of the merger on FindWhat's financial statements;

                  o reviewed drafts of the merger agreement up to and including December 17, 2003; and

                  o conducted such other financial studies, analyses, and investigations, and considered such other information as UBS deemed necessary or appropriate.

                  In connection with its review, UBS:

                  o with the board of directors' consent did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of this opinion and, with the board of directors' consent, relied on such information being complete and accurate in all material respects;

                  o at the board of directors' direction, did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Espotting or FindWhat, nor was UBS furnished with any such evaluation or appraisal, nor was UBS afforded the opportunity to perform due diligence with respect to FindWhat;

                  o at the board of directors' direction, conducted only limited due diligence with respect to Espotting and had only one conversation with the Chief Financial Officer of FindWhat regarding FindWhat's prospects;

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


                  o at the board of directors' direction, assumed that any adjustment to the consideration pursuant to the terms of the merger agreement will be immaterial;

                  o with respect to the financial forecast and limited discussion referred to above, UBS assumed, with the board of directors' consent, that such financial forecast had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Espotting as to the future performance of Espotting and that the limited discussion reflected the best currently available estimates and judgments of the management of FindWhat as to the future performance of FindWhat;

                  o assumed further that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Espotting and/or FindWhat and the merger; and

                  o was not provided with any financial projections for Espotting beyond 2004, nor was UBS provided with any financial projections for FindWhat, and accordingly, UBS did not perform any discounted cash flow valuation analyses.

                  UBS' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date thereof. Accordingly, although subsequent developments may affect its opinion, UBS has not assumed any obligation to update, revise or reaffirm its opinion.

                  The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

                  In performing its analyses, UBS made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Espotting and/or FindWhat. No company, transaction or business used in those analyses as a comparison is identical to Espotting and/or FindWhat or its businesses or the transaction, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

                  The estimates contained in the analyses performed by UBS are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

                  The following is a summary of the material financial analyses used by UBS in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

                  PUBLIC COMPANY ANALYSIS. Using publicly available information, UBS compared multiples of certain financial criteria for the Espotting multiples implied by the merger to multiples based upon market trading values at the time for certain other companies which, in UBS' judgment, were generally involved in the internet search provider industry. UBS believes the six companies below have certain operations similar to the operations of Espotting, but noted that none of these companies are identical to Espotting.

                  o  Ask Jeeves

                  o  FindWhat

                  o  InfoSpace

                  o  LookSmart

                  o  Terra Networks

                  o  Yahoo!

                  UBS reviewed, among other information, the companies' multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company's equity plus the total debt, minus cash and cash equivalents to: estimated revenue, EBITDA and EBIT for the year ended December 31, 2003 and estimated revenue, EBITDA and EBIT for the year ended December 31, 2004. For purposes of this analysis, UBS utilized internal estimates of the management of Espotting and publicly available Wall Street research analyst estimates for the other companies.

                  For the following table, nm means not meaningful as operating results for the period indicated were negative. The analysis indicated the following multiples:


                                                              PUBLIC          IMPLIED
                                                             COMPANY          ESPOTTING
                                                             MULTIPLE         MERGER
MEASURE OF FINANCIAL PERFORMANCE                              RANGES          MULTIPLES          FINDWHAT
--------------------------------                            ----------        ----------         --------
TEV/2003E Revenue.......................................    0.6x-18.8x           1.6x              5.0x
TEV/2004E Revenue.......................................    1.5x-12.4x           1.2x              3.7x
TEV/2003E EBITDA........................................    4.3x-62.1x           nm                17.5x
TEV/2004E EBITDA........................................    11.6x-41.2x          11.6x             11.6x
TEV/2003E EBIT..........................................    9.5x-98.1x           nm                19.9x
TEV/2004E EBIT..........................................    14.3x-55.1x          12.4x             14.3x


         PRECEDENT TRANSACTION ANALYSIS. UBS reviewed publicly available financial information relating to the following selected transactions (acquiror/ target):

         o  Yahoo!/ 3721 Network Software

         o  Pivotal Private Equity/ Network Solutions

         o  InterActiveCorp/ Hotwire.com

         o  Yahoo!/ Overture

         o  InterActiveCorp/ LendingTree

         o  Overture/ Fast Search & Transfer unit

         o  Overture/ AltaVista

         o  Reuters/ Multex

         o  Yahoo!/ Inktomi

         o  InteractiveCorp/ uDate.com

         o  Dun & Bradstreet/ Hoovers

                  For the following table, LTM means Latest Twelve Months, NTM means estimated Next Twelve Months based on publicly available information and nm means not meaningful as operating results for the period indicated were negative. The analysis indicated the following multiples:


                                                             PRECEDENT          IMPLIED
                                                            TRANSACTION        ESPOTTING
                                                               RANGES           MERGER
MEASURE OF FINANCIAL PERFORMANCE                              MULTIPLE          MULTIPLES
--------------------------------                           -------------       ---------
TEV/LTM Revenue............................................   0.5x-6.2x           1.6x
TEV/NTM Revenue............................................   0.6x-4.4x           1.2x
TEV/LTM EBITDA.............................................   11.8x-33.8x         nm
TEV/NTM EBITDA.............................................   7.5x-22.7x          11.7x
TEV/LTM EBIT...............................................   19.0x-46.5x         nm
TEV/NTM EBIT...............................................   8.7x-27.7x          12.4x


                  CONTRIBUTION ANALYSIS. UBS reviewed certain historical and estimated future financial information for Espotting and FindWhat and the contributions of Espotting and FindWhat to the combined company. For purposes of this analysis, UBS utilized internal estimates of the management of Espotting and publicly available Wall Street research analyst estimates for FindWhat. The analysis was based on the relative contribution to the combined company's revenue, EBITDA and EBIT for the nine months ended September 30, 2003, referred to as YTD 2003, and the estimated revenue for the year ended December 31, 2003 and the estimated revenue, EBITDA and EBIT for the year ended December 31, 2004.



MEASURE OF FINANCIAL PERFORMANCE                                  FINDWHAT             ESPOTTING
--------------------------------                                  --------             ---------
YTD 2003 Revenue...........................................         43.7%                56.3%
2003E Revenue..............................................         43.0%                57.0%
2004E Revenue..............................................         43.9%                56.1%
YTD 2003 EBITDA............................................        182.8%               (82.8)%
2004E EBITDA...............................................         70.3%                29.7%
YTD 2003 EBIT..............................................        217.4%              (117.4)%
2004E EBIT.................................................         67.1%                32.9%
TEV implied by the merger..................................         70.2%                29.8%

                  PRO FORMA ANALYSIS. UBS analyzed the potential pro forma effect of the merger on FindWhat's estimated 2004 earnings per share assuming the merger had been completed on December 31, 2003. For purposes of this analysis, UBS utilized internal estimates of the management of Espotting and publicly available Wall Street research analyst estimates for FindWhat. For purposes of this analysis, UBS assumed no synergies. UBS also assumed cases where Espotting was not required to pay income tax and where Espotting was required to pay income tax at a 30% income tax rate. UBS also assumed cases which included and excluded amortizable intangible assets resulting from the merger. For purposes of this analysis, "accretive" means an increase in and "dilutive" means a decrease in the relevant metric. This analysis indicated in the case that included the amortizable intangible assets that the merger was accretive to FindWhat's estimated 2004 earnings per share assuming Espotting was not required to pay income tax and dilutive to FindWhat's estimated 2004 earnings per share assuming Espotting was required to pay income tax at a 30% income tax rate. This analysis indicated in the case that excluded the amortizable intangible assets that the merger was accretive to FindWhat's estimated 2004 earnings per share assuming whether Espotting was not required to pay income tax or Espotting was required to pay income tax at a 30% income tax rate.

                  The actual results achieved by the combined company may vary from projected results and the variations may be material. The above analysis was reviewed by UBS not as an indicator of value, but rather as a point of reference to provide an additional perspective in its evaluation of the merger consideration.

                  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances. Therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, UBS believes that its analysis must be considered as a whole and that selecting only portions of its analysis and the factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying the opinions. UBS did not assign any particular weight to any analyses or factors it considered. Rather, UBS made qualitative judgments based on its experience in rendering these opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, UBS assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond Espotting and FindWhat's control. Any estimates contained in UBS' analyses do not necessarily indicate actual value, which may be significantly more or less favorable than those suggested by such estimates. Estimates of the financial value of companies do not purport to be appraisals or to reflect necessarily the prices at which companies or their securities actually may be sold.

                  UBS is an internationally recognized investment banking firm. As part of its investment banking business, UBS is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Espotting's board of directors selected UBS on the basis of the firm's expertise and reputation.

                  In the ordinary course of business, UBS, its successors and affiliates, have traded or may trade securities of FindWhat for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

INTERESTS OF ESPOTTING'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         When Espotting stockholders are considering the recommendation of Espotting's board of directors that they vote in favor of the adoption of the merger agreement, Espotting stockholders should be aware that some of the directors and executive officers of Espotting have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Espotting stockholders generally. The Espotting board of directors was aware of these interests and considered them, among other matters, when it adopted and approved the merger agreement and approved the merger. These interests include the following:

ACCELERATED VESTING OF OPTIONS

         Options to purchase approximately 672,000 shares of Espotting common stock held by Espotting's senior management at a weighted exercise price of $1.52 per share will become fully vested and exercisable immediately prior to consummation of the merger.

NEW EMPLOYMENT AGREEMENTS AND STOCK OPTIONS FOR DANIEL ISHAG, SEBASTIAN BISHOP, AND JONATHAN BUNIS

         Pursuant to the service agreement, dated February 9, 2004, between Espotting Media (UK) Limited and Daniel Ishag, a director, co-founder and Chief Executive Officer of Espotting, which is conditioned upon the closing of the merger, Mr. Ishag will serve Espotting as Interim Chief Executive Officer for 120 days following closing and thereafter as Senior Vice President. The agreement provides for a minimum base salary of $350,000 and has a term of one year. The agreement is terminable by Espotting on one month written notice and by Mr. Ishag on one month written notice. In the event Mr. Ishag terminates his employment for "good reason" he would be entitled to receive his base salary through the date of termination and until the one-year anniversary of the effective date of the service agreement, any amounts or benefits owing to him under any applicable employee benefit, long term incentive or equity programs of Espotting and any benefits which he would have been eligible to receive as an Espotting employee through the date of termination and until the one-year anniversary of the effective date of the service agreement. Good reason means a change in the executive's status, position or responsibilities which does not represent a promotion or is undertaken without his consent, a breach by Espotting of the material terms of the service agreement or a reduction in his base salary. Additionally, Mr. Ishag may terminate his employment for good reason if he delivers notice to Espotting within 30 days of the date that his title changes from Interim Chief Executive Officer to Senior Vice President. Espotting may terminate Mr. Ishag's employment without additional compensation for theft, engaging in conduct contrary to the best interests of Espotting, refusal to perform assigned duties, insubordination, breach of the service agreement, substance abuse, incapacitation or criminal conviction. Additionally, upon closing of the merger and in connection with Mr. Ishag's continued employment, FindWhat has agreed to issue Mr. Ishag nonqualified stock options to purchase 125,000 shares of FindWhat common stock exercisable at the fair market value on the date of grant. Subject to early termination and continuation provisions, the options will vest and become exercisable one year after grant.

         Pursuant to the service agreement, dated February 9, 2004, between Espotting Media (UK) Limited and Sebastian Bishop, a director and co-founder of Espotting, which is conditioned upon the closing of the merger, Mr. Bishop will serve Espotting as Senior Vice President. The agreement provides for a minimum base salary of $360,000 and has a term of eighteen months. The agreement is terminable by Espotting on one month written notice and by Mr. Bishop on one month written notice. In the event Mr. Bishop terminates his employment for "good reason" he would be entitled to receive his base salary through the date of termination and continuing until the one-year anniversary of the effective date of the service agreement, any amounts or benefits owing to him under any applicable employee benefit, long term incentive or equity programs of Espotting and any benefits which he would have been eligible to receive as an Espotting employee through the date of termination and until the one-year anniversary of the effective date of the service agreement. Good reason means a change in the executive's status, position or responsibilities which does not represent a promotion or is undertaken without his consent, a breach by Espotting of the material terms of the service agreement or a reduction in his base salary . Espotting may terminate Mr. Bishop's employment without additional compensation for theft, engaging in conduct contrary to the best interests of Espotting, refusal to perform assigned duties, insubordination, breach of the service agreement, substance abuse, incapacitation or criminal conviction. Additionally, upon closing of the merger and in connection with Mr. Bishop's continued employment, FindWhat has agreed to issue Mr. Bishop nonqualified stock options to purchase 125,000 shares of FindWhat common stock exercisable at the fair market value on the date of grant. Subject to early termination and continuation provisions, the options will vest and become exercisable one year after grant.

         Pursuant to the service agreement, dated February 9, 2004, between Espotting Media (UK) Limited and Jonathan Bunis, a director and Chief Operating Officer of Espotting, which is conditioned upon the closing of the merger, Mr. Bunis will serve Espotting as Senior Vice President and Chief Operating Officer
- Europe for 120 days following closing and thereafter as Senior Vice President. The agreement provides for a minimum base salary of $315,000 and has a term of one year. The agreement is terminable by Espotting on one month written notice and by Mr. Bunis on one month written notice. In the event Mr. Bunis terminates his employment for "good reason" he would be entitled to receive his base salary through the date of termination and continuing until the one-year anniversary of the effective date of the service agreement, any amounts or benefits owing to him under any applicable employee benefit, long term incentive or equity programs of Espotting and any benefits which he would have been eligible to receive as an Espotting employee through the date of termination and until the one-year anniversary of the effective date of the service agreement. Good reason means a change in the executive's status, position or responsibilities which does not represent a promotion or is undertaken without his consent, a breach by Espotting of the material terms of the service agreement or a reduction in his base salary. Additionally, Mr. Bunis may terminate his employment for good reason if he delivers notice to Espotting within 30 days of the date that his title changes from Senior Vice President and Chief Operating Officer to Senior Vice President. Espotting may terminate Mr. Bunis's employment without additional compensation for theft, engaging in conduct contrary to the best interests of Espotting, refusal to perform assigned duties, insubordination, breach of the service agreement, substance abuse, incapacitation or criminal conviction. Additionally, upon closing of the merger and in connection with Mr. Bunis's continued employment, FindWhat has agreed to issue Mr. Bunis nonqualified stock options to purchase 125,000 shares of FindWhat common stock exercisable at the fair market value on the date of grant. Subject to early termination and continuation provisions, the options will vest and become exercisable one year after grant.

INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE

         FindWhat will cause Espotting, in its capacity as the "surviving corporation" in the merger, to assume all existing indemnification obligations of Espotting's current and former directors, employees, and officers for acts or omissions occurring at or prior to the effective time by reason of the fact that the person was a director, officer or employee of Espotting, to the extent provided in Espotting's certificate of incorporation, bylaws, or any indemnification agreement between the person and Espotting. In addition, FindWhat will indemnify all past and present directors, officers and employees of Espotting (including its subsidiaries) to the extent permitted by Espotting's or its subsidiary's certificate of incorporation, bylaws, or indemnification agreement between the director, officer or employee for acts or omissions occurring at or prior to the effective time by reason of the fact that the person was a director, officer or employee of Espotting or Espotting's subsidiary. FindWhat also will cause Espotting, in its capacity as the "surviving corporation" in the merger, to maintain Espotting's current directors', officers' and employees' liability insurance with regard to acts or omissions occurring at or prior to the effective time for a period of six years after the effective time for up to 300% of the current policy premiums.

ARRANGEMENTS WITH DIRECTORS

         After the merger is completed, FindWhat's board of directors will use reasonable efforts to add Sebastian Bishop, a director and officer of Espotting, and Charles Rothstein, a director of Espotting, or Mr. Rothstein's nominee, to the FindWhat board of directors.

                              THE MERGER AGREEMENT

         The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all of the terms of the merger agreement and is qualified in its entirety by reference to the complete merger agreement which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference. The provisions of the merger agreement are complicated and not easily summarized. All stockholders of FindWhat and Espotting are urged to read the merger agreement carefully and in its entirety. In the event of any discrepancy between the terms of the merger agreement or related agreements and the following summary, the merger agreement and related agreements will control.

GENERAL

         Under the merger agreement, an indirect wholly-owned subsidiary of FindWhat will merge with and into Espotting, with Espotting continuing as the surviving corporation. As a result of the merger, Espotting will be an indirect wholly-owned subsidiary of FindWhat.

CLOSING MATTERS

         Closing. Unless the parties agree otherwise, the closing of the merger will take place as soon as practicable (but in any event within twenty business days) after all closing conditions that are capable of being satisfied prior to the closing have been satisfied or waived, unless the merger agreement has been terminated or another time or date is agreed to by the parties. See "The Merger Agreement -- Conditions" on page 117 for a more complete description of the conditions that must be satisfied or waived prior to closing.

         Completion of the Merger. As promptly as possible on the closing date (as described above), FindWhat and Espotting will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law and make all other required filings and recordings. The merger will become effective when the merger certificate is filed or at such later time as FindWhat and Espotting agree and specify in the certificate of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER; ESCROW; TREATMENT OF STOCK OPTIONS

         Merger consideration. The merger agreement provides that, at the effective time, each share of Espotting common stock issued and outstanding immediately prior to the effective time, other than shares as to which appraisal rights have been exercised and shares held in the treasury of Espotting, will be converted into and represent the right to receive:

         - FindWhat common stock equal to 7,000,000 shares (as adjusted to reflect the effect of any stock split, reverse split, stock dividend, dividend or distribution of securities convertible into FindWhat common stock, reorganization or recapitalization with respect to FindWhat's common stock occurring before the effective time) divided by the number of outstanding shares of Espotting common stock as of the effective time, other than shares held in the treasury of Espotting; and

         - Cash consideration equal to the sum of $20,000,000 and a net asset value adjustment amount divided by the number of outstanding shares of Espotting common stock as of the effective time, other than shares held in the treasury of Espotting. The net asset value adjustment amount may be a positive or negative number, and will be determined according to the following formula:

                  A = B + C - D, where

                  A =      adjustment amount
                  B =      Espotting's closing date net asset value
                  C =      US$1,500,000 + 50% of Espotting's investment banking
                           costs related to the merger (not to exceed $850,000)
                  D =      The aggregate amount of principal and interest owed
                           by Espotting to FindWhat as of the effective time.

         - The adjustment amount will be calculated initially based on an estimated unaudited consolidated balance sheet of Espotting as of the closing date compiled by Ernst & Young LLP, Espotting's independent auditors, or an accounting firm acceptable to FindWhat, and the total cash amount payable to Espotting stockholders shall be increased if and to the extent that the estimated adjustment amount agreed upon by the parties is a positive number, or decreased if and to the extent that the estimated adjustment amount agreed upon by the parties is a negative number, and such adjusted total cash amount shall be deposited with the exchange agent.

         - After the closing date, FindWhat will prepare an unaudited consolidated balance sheet of Espotting as of the closing date, including a calculation of Espotting's closing date net asset value and the adjustment amount. If the sellers' representative does not dispute the closing date balance sheet, then the closing date net asset value reflected in the closing date balance sheet and the adjustment amount submitted by FindWhat will be conclusive and binding, and sellers' representative or FindWhat, as appropriate, will be entitled to disbursement of the difference between the adjustment amount and the estimated adjustment amount. FindWhat and sellers' representative will act in good faith to resolve between themselves any objections to the closing date balance sheet. If they are unable to do so within 30 days then the issues in dispute will immediately be submitted to PricewaterhouseCoopers LLP, independent certified public accountants, for resolution.

         Escrow. Ten percent of the purchase price will be placed in escrow to secure the purchase price adjustment and FindWhat's right to reduce the purchase price by FindWhat's damages resulting from Espotting's breach of its representations, warranties and covenants or from certain other matters. FindWhat's right to reduce the purchase price on account of an Espotting breach is subject to a $500,000 minimum threshold for the aggregate value of all matters asserted, and a maximum recovery of 20% of the purchase price. The escrow period lasts 2 years. Subject to certain criteria, 50% of the funds may be released after one year, and the remaining 50% of the funds are to be released after two years.

         Stock Options. After the effective time of the merger, each unexpired and unexercised option granted under the Espotting Share Option Plan will, with the option holder's agreement, be exchanged for an option to purchase shares of FindWhat common stock under the EMI Replacement Option Plan. The options issued under the Espotting Share Option Plan have all been issued to UK residents and are tax-approved, meaning that the option holders enjoy certain UK tax advantages. Each new FindWhat option will have (1) a total market value equal to the market value of the shares under the Espotting option being exchanged (rounded down to the nearest whole share), (2) an aggregate exercise price equal to the aggregate exercise price of the Espotting option being exchanged and (3) other terms substantially similar to those of the Espotting option being exchanged. The market value of a share underlying an Espotting option being exchanged will be determined by agreement between the U.K. Inland Revenue and FindWhat. The parties intend that the new FindWhat option granted will be a "replacement option" for purposes of Paragraph 41 of Schedule 5 to the U.K. Income Tax (Earnings and Pensions) Act 2003. If, however, the Espotting option holder does not agree to exchange his or her option, then such option will be converted as soon as reasonably practicable after the effective time into an option to purchase shares of FindWhat common stock under the FindWhat 2004 Stock Incentive Plan. Any new FindWhat options granted pursuant to the conversion will have (1) an aggregate exercise price equal to the aggregate exercise price of the Espotting option being converted (and which is no less valuable overall than the Espotting option being so converted), and (2) other terms substantially similar to those of the Espotting option being converted.

         In addition, as soon as reasonably practicable after the effective time each unexpired and unexercised option and warrant granted under the Espotting European Share Option & Warrant Plan to any Espotting employee or consultant will be converted into an option or warrant, as applicable, to purchase shares of FindWhat common stock under the FindWhat 2004 Stock Incentive Plan. Each new FindWhat option will have (1) a total market value equal to the market value of the shares under the Espotting option being exchanged (rounded down to the nearest whole share and calculated based on the value of the merger on the closing date), and (2) an aggregate exercise price equal to the aggregate exercise price of the Espotting option being exchanged.

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EXCHANGE OF CERTIFICATES IN THE MERGER

         Before the effective time of the merger, FindWhat will appoint an exchange agent (which must be reasonably acceptable to Espotting) to handle (1) the exchange of certificates representing shares of Espotting common stock for certificates representing shares of FindWhat common stock, (2) the payment of cash consideration, and (3) depositing a portion of the merger consideration with the escrow agent. As soon as practicable after the effective time, the exchange agent will send a letter of transmittal to each former Espotting stockholder for his or her stockholder's exchange of certificate(s) for new certificates representing FindWhat common stock. The letter of transmittal will be accompanied by instructions explaining the procedure for surrendering Espotting stock certificates. Espotting stockholders should not return certificates with the enclosed proxy card.

         Espotting stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive (1) a certificate or certificates representing 90% of the whole shares of FindWhat common stock into which their shares of Espotting common stock were converted, and (2) payment by wire transfer of immediately available funds in U.S. dollars representing 90% of (a) the cash consideration that the Espotting stockholder is entitled to receive in exchange for such stockholder's surrendered Espotting shares, and (b) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such stockholder has the right to receive under the merger agreement. A certificate or certificates representing 10% of the whole shares of FindWhat common stock into which their shares of Espotting common stock were converted will be deposited with the escrow agent, and payment by wire transfer of immediately available funds in U.S. dollars representing 10% of (a) the cash consideration that the Espotting stockholder is entitled to receive in exchange for such stockholder's surrendered Espotting shares, and (b) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such stockholder has the right to receive under the merger agreement will be deposited with the escrow agent.

         After the merger, each certificate that previously represented shares of Espotting common stock will only represent the right to receive (1) shares of FindWhat common stock into which those shares of Espotting common stock have been converted, (2) cash as part of the merger consideration and (3) cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any. If the holders of Espotting's outstanding redeemable secured loan notes elect to convert these notes into common stock prior to the closing, the shares of Espotting preferred stock will be cancelled immediately prior to consummation of the merger and the holders of such shares will not receive any of the merger consideration to be paid by FindWhat. If the holders of these notes do not elect to convert these notes, the series A preferred stock will receive a pro rata share of the merger consideration.

         After the effective time, FindWhat will not register any transfers of the shares of Espotting common stock or Espotting preferred stock.

         FindWhat stockholders will not exchange their stock certificates in connection with the merger.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

         FindWhat will not pay dividends or distributions with a record date that is after the effective time to any holder of any Espotting stock certificates, and will not pay any cash as part of the merger consideration or in lieu of fractional shares until the holder surrenders his or her Espotting stock certificates. Following the surrender of such certificates, the holder of such certificates representing full shares of FindWhat common stock will receive in exchange (i) without interest, the amount of dividends or other distributions with a record date after the effective time payable with respect to such full shares of FindWhat common stock and not paid, less any required withholding taxes, (ii) the amount of cash to which the holder was entitled under the merger agreement and (iii) at the appropriate payment date subsequent to surrender, the amount of dividends or distributions with a record date after the effective time but prior to surrender and a payment date subsequent to surrender payable with respect to the full shares of FindWhat common stock, less any required withholding taxes.

FRACTIONAL SHARES

         No fractional shares of FindWhat common stock will be issued in the merger and fractional share interests will not entitle the holder to vote or have any rights of a holder of FindWhat common stock. Instead, the exchange

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agent will pay to each of those stockholders who would have otherwise been entitled to a fractional share of FindWhat common stock an amount in cash equal to the value of such interest (as determined as part of the exchange ratio set forth above for Espotting shares). The fractional share interests of each Espotting stockholder will be aggregated, and no Espotting stockholder will receive cash in an amount greater than the value of one full share of FindWhat common stock for such fractional share interest.

LOST, STOLEN OR DESTROYED CERTIFICATES

         If an Espotting stockholder's stock certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if required by FindWhat, the posting by such person of a bond in a reasonable amount as FindWhat may direct as indemnity against any claim that may be made against it with respect to such stock certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed stock certificate, a certificate representing the proper number of shares of FindWhat common stock, together with a check for the cash to be paid as part of the merger consideration, and for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Espotting's capital stock formerly represented by it, and unpaid dividends and distributions on shares of FindWhat common stock, if any, as provided in the merger agreement.

STOCK TRANSFER BOOKS

         At the effective time of the merger, the stock transfer books of Espotting shall be closed and there will be no further registration of transfers on the stock transfer books of Espotting of shares of Espotting's capital stock outstanding immediately prior to the effective time.

LISTING OF FINDWHAT STOCK

         FindWhat has agreed to use its reasonable best efforts to cause (1) its shares of common stock to be issued in the merger, (2) its shares of common stock to be reserved for issuance upon the exercise of new FindWhat stock options granted to Espotting stockholders in exchange for their Espotting stock options, and (3) the other shares of FindWhat common stock as are required to be reserved for issuance in connection with the merger, to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the merger. FindWhat's current symbol "FWHT" will be used for such shares, assuming the listing application is approved. Approval for listing on the NASDAQ of the shares of FindWhat common stock issuable to Espotting stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of FindWhat and Espotting to complete the merger.

APPRAISAL RIGHTS

         Holders of Espotting stock who do not consent to the adoption of the merger agreement and approval of the merger and who demand appraisal rights with respect to their stock may be entitled to appraisal rights under Delaware General Corporation Law, or DGCL, in connection with the merger. If the merger is consummated, a holder of record of shares of Espotting stock who complies with the statutory procedures will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL and to receive payment for the appraised value of those shares instead of the consideration provided for in the merger agreement. See "The Merger - Appraisal Rights" on page 69.

REPRESENTATIONS AND WARRANTIES

         FindWhat and Espotting each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

         FindWhat and Espotting made representations and warranties about the following topics:

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       -        corporate existence, qualification to conduct business and corporate standing;

       - corporate authority to enter into, and perform the obligations under, the merger agreement and the enforceability of the merger agreement;

       -        capital structure;

       - absence of a breach of the articles or certificate of incorporation, bylaws, law or agreements as a result of the merger or the transactions contemplated by the merger agreement;

       - the payment of fees to finders or brokers in connection with the merger agreement or the transactions contemplated by the merger agreement;

       -        financial statements;

       - information supplied for use in this joint proxy statement/prospectus;

       -        compliance with applicable laws;

       -        litigation;

       - absence of material adverse change or event that would reasonably be expected to have a material adverse effect;

       -        tax matters;

       -        intellectual property matters;

       - title to and condition of properties used for the conduct of business;

       -        employee benefit plans;

       - the validity of, and absence of default under, certain contracts;

       -        labor matters;

       -        the absence of undisclosed liabilities;

       - operation of the business and relationships with customers and suppliers;

       -        permits necessary for the operation of the business;

       -        environmental matters;

       -        inapplicability of anti-takeover statutes;

       -        board of directors approval and recommendation;

       -        required stockholder votes;

       -        accounts receivable;

       -        insurance policies;

       -        opinions of financial advisors; and

       - compliance with the Foreign Corrupt Practices Act and international trade sanctions.

       FindWhat made representations and warranties about the following topics:

       -        filings with the SEC;

       -        books and records of FindWhat;

       - its subsidiary formed for the purpose of the merger, Subcorp's, subsidiaries;

       -        Subcorp's organization;

       -        Subcorp's corporate authorization;

       -        Subcorp's capital structure;

       - absence of a breach of Subcorp's articles of incorporation and Subcorp's bylaws; and

       -        absence of prior business activities on behalf of Subcorp.

       Espotting made representations and warranties about the following topics:

       -        Espotting's subsidiaries;

       -        employment agreements with certain key Espotting employees;


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         -        option agreements pursuant to the Espotting Share Option Plan;
                  and

         -        data protection matters.

         The representations and warranties in the merger agreement are lengthy and detailed and not easily summarized. We urge stockholders to read carefully the entire merger agreement and specifically Article III of the merger agreement, entitled "Representations and Warranties of FindWhat and Subcorp," and Article IV of the merger agreement, entitled "Representations and Warranties of Espotting."

         As used in the merger agreement, the term "material adverse effect" means, with respect to either Espotting or FindWhat, as applicable, any event, change or effect that has occurred which has a material adverse effect on:

         - the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such company and its subsidiaries, other than any event, change or effect arising out of or attributable to:

         (1) any decrease in the market price of shares of FindWhat common stock;

         (2) the economies of the United States, United Kingdom, or continental Europe in general;

         (3) the industries and market sectors in which such company operates in general;

         (4) in the case of Espotting (or any key Espotting subsidiary), the loss of any of its business prospects or customers, suppliers or employees due primarily to the announcement of the merger agreement or the transactions contemplated by the merger agreement; or

         - the ability of each company to complete the merger and the other transactions contemplated by the merger agreement.

COVENANTS

         Espotting has undertaken certain covenants in the merger agreement concerning the conduct of its business between the date the merger agreement was signed and the completion of the merger. The following summarizes the more significant of these covenants.

         No Solicitation. Espotting will not, and will not permit its officers, employees, agents or representatives to:

         - solicit, initiate, encourage or knowingly facilitate, furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may reasonably be expected to lead to, or the making of any proposal or offer with respect to a "competing transaction" of the type described below;

         - negotiate, explore, or otherwise engage in discussions with respect to a competing transaction;

         - enter into any letter of intent or similar agreement contemplating or otherwise relating to any competing transaction; or

         - enter into any agreement or understanding requiring it to abandon, terminate, or fail to complete the merger or any other transactions contemplated by the merger agreement.

         Notwithstanding the foregoing, Espotting (including its board of directors) may, at any time before its stockholders have voted to approve the merger, provide information in response to a request by entering into discussions with, or entering into a confidentiality agreement or non-disclosure agreement with, a person who has made an unsolicited bona fide written proposal for a competing transaction, if:

         - Espotting has not violated any of the restrictions set forth above;

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         -        the board of directors of Espotting determines in good faith, after consulting with its outside counsel, that the failure to take action would likely constitute a breach of its fiduciary duties under applicable law;

         - the board of directors of Espotting determines, after consulting with its financial advisors, that the proposed competing transaction is a superior proposal;

         - before providing any information or entering into any discussions with the proposing party in connection with the superior proposal, Espotting (1) gives FindWhat notice of the identity of the proposing party and of its intention to provide information to and enter into discussions with the proposing party, and (2) the proposing party has executed and delivered to Espotting a confidentiality agreement or non-disclosure agreement limiting the use of the written and oral information provided to the proposing party; and

         - before providing any information to the proposing party, Espotting provides the information to FindWhat.

         A "competing transaction" for purposes of the merger agreement includes any proposal or offer with respect to:

         - a merger, reorganization, share exchange, consolidation, or similar transaction involving Espotting;

         - a purchase of five percent (5%) or more of the assets or equity of Espotting (or any of their subsidiaries); or

         - any other business combination involving Espotting or FindWhat.

         A "superior proposal" means a proposal more favorable to Espotting stockholders from a financial viewpoint than the transactions contemplated by the merger agreement, including any adjustment to the terms and conditions proposed by FindWhat in response to the competing transaction.

         Board of Directors' Covenant to Recommend. Espotting has agreed that its board of directors will recommend adoption of the merger agreement to the Espotting stockholders. Similarly, FindWhat has agreed that its board of directors will recommend approval of the merger, the merger agreement and related agreements, the issuance of shares of FindWhat common stock in connection with the merger, the FindWhat 2004 Stock Incentive Plan, and the EMI Replacement Option Plan to its stockholders.

         Espotting's board may, however, fail to make, withdraw, modify, or amend its recommendation in a manner adverse to FindWhat before the adoption of the merger agreement by Espotting's stockholders if it:

         - receives a superior proposal that was not solicited or encouraged after the merger agreement was executed;

         - determines in good faith after consultation with its outside counsel that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law; and

         - gives FindWhat three business days prior written notice of its intention not to make, or to withdraw, modify or amend its recommendation, as applicable, to the Espotting stockholders.

         Even if Espotting's board of directors fails to make, withdraws, modifies or amends its recommendation for adoption of the merger, Espotting must still present this proposal for adoption at the special meeting of its stockholders, unless the merger agreement has been terminated. See "The Merger Agreement - Termination of Merger Agreement" on page 118 for a discussion of each party's ability to terminate the merger agreement.

         Operations of Espotting Pending Closing. Espotting has undertaken covenants that restrict it and its subsidiaries from taking certain actions with respect to its business operations until the completion of the merger or the termination of the merger agreement. In general, during this period Espotting and its subsidiaries are required to conduct their operations in the ordinary course (except as expressly contemplated in the merger agreement) and to use their commercially reasonable efforts to preserve and maintain their present business organization, relationships with customers, suppliers, and other third parties, to maintain all operating assets in current condition, and to retain the services of their officers and key employees, such that their goodwill and ongoing business will not be materially impaired. More specifically, Espotting has agreed to restrictions which, except as required by law or expressly contemplated in the merger agreement, prohibit it and its respective subsidiaries from doing the following without FindWhat's prior written consent:

         - adjusting, splitting, combining or reclassifying capital stock;

         - declaring or paying any dividends on, redeeming, purchasing or acquiring any shares of its capital stock or any securities convertible into shares of its capital stock;

         - granting any rights or options to purchase shares of its capital stock (except for grants of stock options to employees in the ordinary course of business consistent with past practice, provided that Espotting consults with FindWhat other prior to making the grants);

         - issuing, delivering or selling any additional shares of capital stock or securities convertible into shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date of the merger agreement);

         - entering into any agreement or understanding for the sale, voting, registration or repurchase of capital stock;

         - selling, transferring, leasing, pledging, mortgaging, encumbering or otherwise disposing of any of its property or assets other than in the ordinary course of business;

         - making or proposing any changes to its articles or certificate of incorporation or bylaws;

         -        merging or consolidating with another person;

         - acquiring a material amount of assets or capital stock of another person outside the ordinary course of business consistent with past practice;

         - incurring, assuming, or otherwise becoming liable for any indebtedness other than in the ordinary course of business consistent with past practice beyond specified limits (except pursuant to credit facilities existing on the date of the merger agreement);

         -        creating any subsidiaries;

         - entering into or modifying any employment or similar agreement with, or granting any bonuses, salary increases, severance, or termination pay to, any officer, director, consultant or employee other than as required by applicable law or under existing contractual arrangements in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increasing the compensation or benefits to any officer, consultant or employee, or granting, re-pricing or accelerating the exercise or payment of any stock options or other equity-based awards;

         -        adopting or amending any employee benefit plan;

         - taking any action that could cause severance benefits to be payable to an officer or director as a result of the completion of the transactions contemplated by the merger agreement;

         - changing any method or principle of accounting except in a manner contemplated by the merger agreement;

         - settling any action exceeding (individually or in the aggregate) specified limits, other than in the ordinary course of business, regarding liabilities disclosed in Espotting's most recent financial statements or incurred since the date of such financial statements in the ordinary course of business;

         - modifying, terminating, releasing or assigning any material rights or claims with respect to any material contract or confidentiality agreement to which Espotting is bound, in a manner that would reasonably be expected to have a material adverse effect;

         - entering into any confidentiality agreements other than in the ordinary course of business consistent with past practice;

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

         - writing up, writing down, or writing off the book value of any assets in excess of specified limits (individually or in the aggregate), except for depreciation or amortization in accordance with GAAP;

         - incurring or committing to any capital expenditures in excess of specified limits, excluding those provided for or contemplated by the capital budget approved by the board of directors;

         - making any payment for directors' and officers' liability insurance policies other than premiums paid under current, renewed or replacement policies;

         - taking any action that could likely result in the representations and warranties made in the merger agreement becoming false or inaccurate in any material respect;

         - making or revoking any tax election, filing any material amended tax return, or settling or making any material audit or other proceeding with any tax authority;

         - agreeing to take any of the foregoing actions, or allowing any subsidiary to do or agree to do any of the foregoing; and

         - taking any action to make Espotting not exempt from or subject to Section 203 of the Delaware General Corporation Law or any other takeover law that purports to restrict business combinations.

         Indemnification. FindWhat will cause Espotting, in its capacity as the "surviving corporation" in the merger, to assume all existing indemnification rights of Espotting's current and former directors, employees, and officers for acts or omissions occurring at or prior to the effective time by reason of the fact that the person was a director, officer or employee of Espotting, to the extent provided in Espotting's certificate of incorporation, bylaws, or any indemnification agreement between such person and Espotting. In addition, FindWhat will indemnify all past and present directors, officers and employees of Espotting (including its subsidiaries) to the extent permitted by Espotting's or its subsidiary's certificate of incorporation, bylaws, or indemnification agreement between the director, officer or employee for acts or omissions occurring at or prior to the effective time by reason of the fact that the person was a director, officer or employee of Espotting or Espotting's subsidiary. FindWhat also will cause Espotting, in its capacity as the "surviving corporation" in the merger, to maintain Espotting's current directors', officers' and employees' liability insurance with regard to acts or omissions occurring at or prior to the effective time for a period of six years after the effective time for up to 300% of the current policy premiums.

         Affiliate Agreements. As of the closing date, FindWhat will have entered into affiliate agreements with certain officers, directors and significant stockholders of Espotting pursuant to which the stockholders agree not to transfer their shares except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the securities laws.

         Employees and Employee Benefits. FindWhat will cause Espotting, in its capacity as the "surviving corporation" in the merger, from and after the effective time to honor the obligations of Espotting and its subsidiaries incurred prior to the effective time under all of Espotting's benefit plans. To that end, FindWhat will:

         - treat all service by Espotting employees with Espotting prior to the effective time as service with FindWhat (except for purposes of benefit accrual under defined benefit pension plans or the extent such treatment would result in duplicative accrual on or after the closing date of benefits for the same period of service);

         - regarding any medical or dental benefit plan in which Espotting employees participate after the effective time, waive any pre-existing condition exclusions and actively-at-work requirements (with limited exceptions as set forth in the merger agreement); and

         - provide that any covered expenses incurred on or before the effective time during the plan year of the applicable Espotting plan in which the effective time occurs by an Espotting employee (or such person's covered dependent) will be taken into account for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions after the effective time to the same extent as FindWhat does for its own similarly situated employees.

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

         FindWhat Stock Option Plan. FindWhat will establish and submit to its stockholders for approval a new stock option plan that will be offered to certain FindWhat and Espotting directors, officers and employees after the closing date. See "Proposal 2 - FindWhat 2004 Stock Incentive Plan" beginning on page 155 for additional information regarding the new plan.

         Amendments to Espotting Share Option Plan and Espotting European Share Option and Warrant Plan. Prior to the effective time, Espotting will amend the rules of the Espotting Share Option Plan to clarify that options granted under the plan do not lapse upon a change in control where written notice has been served on the option holders of Espotting's intention to secure the grant of new rights in substitution for the option holders' existing rights. Further, after the Espotting Share Option Plan is amended and prior to the effective time, Espotting will serve written notice on the option holders of its intention to secure such rights. The terms of the amendment and of the notice are subject to FindWhat's prior approval. Espotting will also make similar amendments to the sections of the Espotting European Share Option and Warrant Plan as is necessary to ensure that the options and warrants do not lapse upon a change in control. The terms of all such amendments are subject to FindWhat's prior approval.

         Conversion of Espotting Notes. Espotting issued 15% convertible secured loan notes in the aggregate principal amount of approximately $5 million in September 2003. These notes have an interest rate of 15% per annum and are secured by all property, assets and rights of Espotting. Approximately $3 million in aggregate principal amount of these notes will convert automatically into common stock of Espotting upon the closing. Espotting and the holder of the remaining $2 million in principal amount of these notes are disputing whether the holder's note will automatically convert and the number of shares into which the holder's note converts at the closing, but if an agreement is reached with this holder, this holder's note may also convert into common stock of Espotting upon the consummation of the merger. If not converted, the $5 million notes will become fully due and payable at the earlier of: (1) 28 days after delivery, subsequent to termination of the merger agreement, of a notice of repayment by the holders of these notes and (2) September 14, 2004. Espotting has agreed to use its reasonable best efforts to cause the holders of these notes to convert them into shares of Espotting common stock in accordance with the terms of that instrument and related documents and agreements.

         Espotting's United Kingdom subsidiary, Espotting UK Media Ltd., issued redeemable secured loan notes in the aggregate principal amount of GBP 8.9 million in December 2001 and August 2002. These notes currently bear interest at a rate of 10% per annum, which rate increases by one percent as of December 31 of each successive fiscal year, subject to a maximum rate of 12%. These notes are secured by all property, assets and rights of Espotting, and become fully due and payable at earlier of: (1) the closing of the sale of more than 50% of the capital stock of Espotting to any one person or the sale of substantially all of the assets of Espotting to any one person, and (2) December 31, 2006. As of December 31, 2003, the redeemable secured notes and all accrued but unpaid interest would convert into 8.5 million shares of Espotting common stock. Espotting has agreed to use its reasonable best efforts to cause the holders of the redeemable secured loan notes to convert the same into shares of Espotting common stock in accordance with the terms of (1) an option agreement, dated December 6, 2002, as amended by a deed of variation, dated August 19, 2002, among Espotting, Espotting UK and the holders, and (2) the B loan notes option agreement, dated August 19, 2002, by and among the parties thereto. As of March 11, 2004, holders of $8.4 million of the notes have indicated their intent to convert their notes into common stock of Espotting prior to the merger.

OTHER COVENANTS AND AGREEMENTS

         Election to FindWhat Board of Directors. At or as soon as practicable after the merger is completed, FindWhat's board of directors has agreed to use commercially reasonable efforts to add Sebastian Bishop, a director and officer of Espotting, and Charles Rothstein, a director of Espotting, or Mr. Rothstein's nominee, to the FindWhat board of directors.

         Expenses. Espotting and FindWhat have agreed that each party will pay its own costs and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement, except that FindWhat, as calculated in the net asset adjustment amount, will pay 50% of Espotting's investment banking costs related to the merger, up to $850,000.

         Other Covenants. The merger agreement contains other covenants, including covenants relating to cooperation between Espotting and FindWhat in the preparation of this joint proxy statement/prospectus and other governmental filings, public announcements, and certain tax matters.

CONDITIONS

         The obligations of FindWhat and Espotting to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions:

         - the approval of the merger, merger agreement, and transactions contemplated by the merger agreement by the Espotting stockholders and the FindWhat stockholders, respectively, in the manner required by applicable law;

         - the receipt of all other governmental approvals necessary for the completion of the merger and the transactions contemplated by the merger agreement;


         - the absence of any law, judgment, order or injunction prohibiting the completion of the merger and the transactions contemplated by the merger agreement;

         - the SEC having declared effective the FindWhat registration statement, of which this joint proxy statement/prospectus forms a part, and no stop order or similar restraining order suspending the effectiveness of the registration statement being in effect;

         - the FindWhat shares of common stock to be issued in the merger, shares subject to FindWhat options issued to Espotting stockholders in exchange for their Espotting options, and other shares of FindWhat common stock to be reserved for issuance in connection with the merger having been approved for listing on the NASDAQ, subject to official notice of issuance;

         - the approval of the FindWhat 2004 Stock Incentive Plan by FindWhat's stockholders at the annual meeting;

         - the approval of the EMI Replacement Option Plan by FindWhat's stockholders at the annual meeting;

         - the receipt (without revocation) of the written consent of Beringea Ltd., or Beringea, or a majority of the outstanding principal amount of the loan notes and a majority of the outstanding shares of Espotting series A preferred stock adopting the merger agreement and the transactions contemplated by the merger agreement;

         - the cancellation simultaneous with the completion of the merger at the effective time of all outstanding shares of Espotting preferred stock pursuant to the terms of the loan notes and corporate governing documents of Espotting and to the reasonable satisfaction of FindWhat and its counsel; and

         - the agreement of FindWhat and Espotting to the estimated adjustment amount.

         In addition, individually, the respective obligations of Espotting and FindWhat to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

         - the representations and warranties of the other company contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger, except to the extent that such representation or warranty speaks as of another date;

         - the other party having performed or complied with all agreements and covenants required to be performed by it under the merger agreement which are qualified as to material adverse effect and the other party having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the merger agreement, in each case, at or prior to the effective time;

         - the other party having provided it with a certificate dated as of the closing date and signed by the other party's chairman, president or vice president to the effect that the above-listed conditions have been satisfied;

         - the other party and its respective subsidiaries not having suffered from any change in assets, liabilities, results of operations, business prospects or financial condition taken as a whole that would constitute a material adverse effect on the other party; and

         - the receipt of all required material consents and governmental authorizations.

         Espotting's obligation to effect the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

         - FindWhat having delivered to Espotting its unaudited balance sheet as of the closing date prepared in accordance with U.S. GAAP and showing at least $20,000,000 in cash; and

         - FindWhat having entered into (prior to the effective time) a registration rights agreement with each affiliate of Espotting who will not become an executive officer or director of FindWhat after the closing.

         In turn, FindWhat's obligation to effect the merger is also subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

         - Beringea, as security trustee for the holders of the loan notes, having executed and delivered to Espotting and Espotting UK deeds of release in a form satisfactory to Espotting, evidencing the release and discharge of all charges and security granted by Espotting or any of its subsidiaries to Beringea as security trustee for the holders of the loan notes, and the termination of all shareholder agreements, registration rights agreements and guarantees entered into by Espotting or any of its subsidiaries with Beringea or the other holders of the loan notes, provided that if only B loan notes remain outstanding after the effective time of the merger, it will not be a condition that Beringea deliver deeds of release with respect to the charges and security relating to the B loan notes;

         - the holders of certain 15% convertible secured loan notes issued by Espotting having converted their notes into Espotting common stock;

         - Espotting having met certain monthly operating income targets through December 2004;

         -        Espotting having resolved certain pending litigation;

         - Espotting having cured certain capital deficiencies with respect to its Spanish subsidiary;

         - Espotting having fully paid, discharged or settled certain fines, penalties and other liabilities concerning certain matters in the UK;

         - Espotting having fully paid, discharged or settled certain fines, penalties and other liabilities concerning certain matters in France, as approved in writing by FindWhat;

         - Espotting having fully paid, discharged or settled certain fines, penalties and other liabilities concerning certain disputes with certain third-parties, as approved in writing by FindWhat;

         - Espotting having fully paid, discharged or settled certain fines, penalties and other liabilities concerning certain tax matters, as approved in writing by FindWhat; and

         - Espotting having acquired all of the issued and outstanding capital stock of its Irish subsidiary.

TERMINATION OF THE MERGER AGREEMENT

         Right to Terminate. The merger agreement may be terminated at any time prior to the effective time in any of the following ways:


         -        by the mutual written consent of FindWhat and Espotting;

         -        by either FindWhat or Espotting:

         (1) if the completion of the merger is prohibited by any law or regulation;

         (2) if a court or other governmental authority orders, enjoins or prohibits FindWhat or Espotting from completing the merger and the order, judgment, injunction or decree is final and nonappealable, provided that the party seeking to terminate has used its reasonable best efforts to prevent the entry of and to remove the impediment to the merger;

         (3) if the merger has not been completed by July 31, 2004, except that a party may not terminate the merger agreement if the cause of the merger not being completed is that party's (or its affiliate's) failure to perform any material covenant or obligation under the merger agreement;

         (4) if Espotting's stockholders fail to approve the merger and the transactions contemplated by the merger agreement at the Espotting stockholders meeting, or if FindWhat's stockholders fail to approve the merger and the transactions contemplated by the merger agreement at the FindWhat stockholders meeting; or

         (5) if there has been a material breach by the other party of any of its covenants or agreements contained in the merger agreement and the breach is incapable of being cured or has not been cured within thirty (30) days after notice of the alleged breach has been received by the party alleged to be in breach.

         -        by Espotting, if:

         (1) prior to the approval of the merger by Espotting's stockholders, Espotting's board of directors determines in good faith after consultation with its financial and legal advisors that a written proposal for a competing transaction that was not solicited or encouraged by Espotting (or its subsidiaries or affiliates) is more favorable to Espotting's stockholders from a financial point of view than the transactions contemplated by the merger agreement and is in the best interest of Espotting's stockholders, and the board of directors further determines in good faith after consultation with its outside counsel that the failure to enter into the competing transaction would constitute a breach of its fiduciary duties under applicable law, provided that Espotting will not be entitled to terminate the merger agreement for this reason unless (1) prior to the termination Espotting provides FindWhat with written notice of its intent to terminate, identifying the competing transaction, and delivers along with the notice a copy of the acquisition agreement for the competing transaction in the form to be executed, (2) at least five (5) business days after Espotting has provided the notice, Espotting delivers to FindWhat written notice of termination of the merger agreement, a wire transfer of immediately available funds in an amount equal to the termination fee (defined below) and FindWhat's costs as provided in the merger agreement;

         (2) FindWhat, or its merger subsidiary, breaches any of its representations or warranties in the merger agreement, and the failure of the representation and warranty to be true and correct could reasonably be expected to result in a material adverse effect on FindWhat;

         (3) FindWhat's board of directors either fails to include in this proxy statement or withdraws its recommendation, or changes its recommendation in a manner adverse to Espotting, provided that Espotting will not be entitled to terminate the merger agreement because of a change in the recommendation unless it notifies FindWhat of its intention to terminate and within two business days after notifying FindWhat in writing of its intent to terminate the merger agreement for this reason, FindWhat has failed to revise the recommendation of its board of directors in a manner not so adverse;

         (4) FindWhat's directors have approved or recommended to FindWhat's stockholders a business combination with another person; or

         (5)      FindWhat fails to call the FindWhat stockholders meeting.

         -        by FindWhat, if:

         (1) Espotting has breached any of its representations and warranties in the merger agreement and the failure of the representation and warranty to be true and correct would reasonably be expected to result in a material adverse effect ton Espotting;

         (2) Espotting's board of directors either fails to include in this proxy statement or withdraws its recommendation, or changes its recommendation in a manner adverse to FindWhat, provided that FindWhat will not be entitled to terminate the merger agreement because of a change in the recommendation unless within two business days after notifying Espotting in writing of its intent to terminate the merger agreement for this reason, and Espotting has failed to revise the recommendation of its board of directors in a manner not so adverse;

         (3) Espotting's directors have approved or recommended to Espotting's stockholders a competing transaction;

         (4) Espotting willfully breaches any of its obligations under the non-solicitation provisions of the merger agreement;

         (5)      Espotting fails to call the Espotting stockholders meeting; or

         (6) Espotting fails to meet certain monthly operating income targets through the closing date.

TERMINATION FEES

         The non-terminating party will pay the terminating party a termination fee of $7 million if the merger agreement is terminated under one of the following circumstances:

         - a bona fide competing transaction has been publicly disclosed or has been made directly to Espotting's stockholders, or a person has announced an intention to make a bona fide proposal for a competing transaction and thereafter the merger agreement is terminated by FindWhat on the basis of (1) material breach by Espotting of its covenants (which breach cannot be cured or is not cured within thirty days after notice of breach is given to the breaching party), (2) breach of any of Espotting's representations and warranties which results in the failure of a certain closing condition to the merger being satisfied, or (3) Espotting's breach of the non-solicitation provision of the merger agreement, provided in the case of (1) or (2) that the breach or failure was willful and, in any case within twelve months of termination either Espotting enters into a business combination, or a business combination is completed; or

         - a bona fide business combination has been publicly disclosed or has been made directly to FindWhat's stockholders, or a person has announced an intention to make a bona fide proposal for a business combination and thereafter the merger agreement is terminated by Espotting on the basis of (1) material breach by FindWhat of its covenants (which breach cannot be cured or is not cured within thirty days after notice of breach is given to the breaching party), or (2) breach of any of FindWhat's representations and warranties which results in the failure of a certain closing condition to the merger being satisfied, provided in either case that the breach or failure was willful and, in any case within twelve months of termination either FindWhat enters into a business combination, or a business combination is completed.

         - the merger agreement is terminated by Espotting because FindWhat's board of directors has withdrawn its recommendation of the merger to its stockholders or has changed or modified its recommendation in a manner adverse to Espotting and fails to revise the recommendation in a manner not so adverse within a specified period; or

         - the merger agreement is terminated by FindWhat because Espotting's board of directors has withdrawn its recommendation of the merger to its stockholders or has changed or modified its recommendation in a manner adverse to FindWhat and fails to revise the recommendation in a manner not so adverse within a specified period.

         Effect of Termination and Costs. In the event of a termination as provided for above, the merger agreement will become void and of no further effect (except with respect to certain designated sections in the merger agreement), and there will be no liability on behalf of any party or its directors, officers, or stockholders, except for liabilities arising from a material breach of a provision of the agreement and except for the payment of a termination fee under the circumstances specified above. In addition, if a judicial determination is made that the merger agreement was terminated due to an intentional breach of the agreement, then the party found to have intentionally breached the merger agreement must reimburse the other party for all of its costs up to an aggregate of $5 million, which may include the other party's out-of-pocket expenses, fees and expenses of its counsel, accountants, financial advisors, and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the merger agreement and related documentation and stockholders' meetings and consents. These costs must be paid within five (5) business days of the final determination of costs between the parties (as set forth in the merger agreement).

AMENDMENTS, EXTENSIONS AND WAIVERS

         The merger agreement may be amended by the parties at any time before or after the stockholder meetings, except that any amendment after a stockholders' meeting which by law requires approval by stockholders or by agreement requires the consent of Beringea or a majority of the outstanding principal amount of the loan notes, may not be made without such approval or consent.

         At any time before the effective time, either party may, with respect to the other and to the extent legally allowed:

         - extend the time for the performance of any of the obligations or other acts of the party;

         - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

         - waive compliance with any of the agreements or conditions contained in the merger agreement.

         Any agreement by a party to any extension or waiver must be in writing and signed by that party to be valid.

REGISTRATION RIGHTS AGREEMENT

         FindWhat has agreed to file a registration statement on or before the sixtieth (60th) day following the closing of the merger. The registration statement will provide for the resale of shares of FindWhat common stock received by affiliates of Espotting. The registration statement will be a "shelf" registration statement which means that the Espotting affiliates will be permitted to sell their shares from time to time in public transactions. FindWhat has agreed to keep the shelf registration statement effective until the earliest of the following events: (i) all of the shares subject to the shelf registration statement have been sold; (ii) all shares to which the shelf registration statement relates are eligible for resale pursuant to Rule 144(k) of the Securities Act; or (iii) all of the Espotting affiliates that continue to own shares eligible for sale under the shelf registration statement agree to terminate the shelf registration statement.

         FindWhat has agreed to pay all expenses related to the shelf registration statement, except for discounts, commissions, or other amounts payable to underwriters or brokers and fees and disbursements of counsel for the affiliates. FindWhat has also agreed that no other securities will be included for resale under the shelf registration statement.

         FindWhat has agreed to indemnify the affiliates from any liabilities under the securities laws which arise from untrue statements or material omissions made by FindWhat contained in the shelf registration statement and from other violations of the securities laws by FindWhat in connection with the shelf registration statement. Likewise, the affiliates have agreed to indemnify FindWhat from any liabilities under the securities laws which arise from untrue statements or material omissions made by the affiliates contained in the shelf registration statement and from other violations of the securities laws by the affiliates in connection with the shelf registration statement.

VOTING AGREEMENTS

         Each of Messrs. Craig Pisaris-Henderson, Courtney P. Jones, Anthony Garcia and Frederick E. Guest II has entered into voting agreements with Espotting pursuant to which the FindWhat stockholder has irrevocably agreed to vote all of the shares of FindWhat common stock that he or she beneficially owns or controls in favor of approval of the merger and all transactions contemplated thereby. Collectively, these FindWhat stockholders own approximately 22.7% of FindWhat's outstanding common stock.

         Each of Messrs. Bishop, Doshi, Daniel and David Ishag, and Clinder Investments has entered into voting agreements with FindWhat pursuant to which the Espotting stockholder has irrevocably agreed to vote all of the shares of Espotting stock that he, she or it beneficially owns or controls in favor of adoption of the merger agreement and all transactions contemplated thereby. Collectively, these Espotting stockholders own approximately 49% of Espotting's outstanding common stock and 95% of Espotting's outstanding series A preferred stock.

INDEMNITY AGREEMENT

         Each of Daniel Ishag and David Ishag, both stockholders of Espotting, have entered into an indemnity agreement with FindWhat and its affiliates. Pursuant to the agreement, Daniel and David Ishag have agreed to indemnify and hold harmless, severally and not jointly, FindWhat and its affiliates from any liabilities with respect to the issuance, sale, or transfer of Espotting common stock or the future issuance of FindWhat stock options upon conversion of the Espotting stock options to FindWhat stock options from the date Espotting was incorporated until the closing of the merger. Pursuant to the agreement, the indemnification provided under the agreement is limited to (i) 75% of the merger consideration received by each stockholder during the first six months following closing; (ii) 50% of the merger consideration received by each stockholder during the next six months following closing; and (iii) 25% of the merger consideration received by each stockholder during the next twelve months following closing.

EMPLOYMENT AGREEMENTS

         Espotting has entered into employment agreements with each of Daniel Ishag, Sebastian Bishop, and Jonathan Bunis which shall become effective at the time of the merger if the merger is completed. If the merger is not completed, these agreements will become null and void.

         These employment agreements will pay Messrs. Ishag,. Bishop and Bunis annual salaries of $350,000, $360,000 and $315,000, respectively. On completion of the merger, FindWhat will also grant to each of Messrs. Ishag, Bishop and Bunis 125,000 options to purchase FindWhat common stock at an exercise price at the then-current market price. The options will vest one year after the date of grant. Additionally, after the merger is completed, FindWhat's board of directors will use reasonable efforts to add Mr. Bishop, a director and officer of Espotting, and Charles Rothstein, a director of Espotting, or Mr. Rothstein's nominee, to the FindWhat board of directors. The executives are also eligible for incentive compensation and bonuses as provided by FindWhat's compensation committee.

         The agreements are terminable by either party on one month prior written notice. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated: (1) by Espotting without "cause"; (2) by Espotting for "cause"; (3) involuntarily due to death or disability; or (4) by the executive.

LOAN AGREEMENT

         At the time FindWhat signed the initial merger agreement on June 17, 2003, FindWhat advanced Espotting $2 million. That loan, as amended, is subject to a promissory note and bears interest at 5% per annum. In the event the merger agreement is terminated, the full amount of the loan will become due and payable on the earliest of: (1) the closing date, (2) the date of termination of the merger agreement for any reason by Espotting, (3) 45 days after termination of the merger agreement for any reason by FindWhat or by mutual agreement of Espotting and FindWhat, and (4) July 31, 2004. However, if the merger is consummated, the cash consideration payable by FindWhat to Espotting's stockholders in the merger will be reduced by the outstanding principal and accrued but unpaid interest under the loan on the closing date.

ESCROW AGREEMENT

         At closing, FindWhat, a representative of the Espotting stockholders and an escrow agent will enter into an escrow agreement. Pursuant to the merger agreement, on or shortly after the closing, an exchange agent will pay into an escrow account managed by the escrow agent:

         - certificates representing 10% (rounded to the nearest share) of the whole number of FindWhat common stock which the Espotting stockholder has the right to receive pursuant to the merger agreement;

         - 10% of the amount of cash which the Espotting Stockholder has the right to receive pursuant to the merger agreement; and

         - 10% of the amount of cash in lieu of fractional shares and unpaid dividends and distributions which the Espotting stockholder has the right to receive pursuant to the merger agreement.

         Interest on the escrow cash will be attributed pro rata to FindWhat or the sellers' representative based on the party to whom the escrow cash is ultimately distributed.

         The merger consideration payable to the Espotting stockholders may be reduced by FindWhat if FindWhat incurs damages resulting from a breach of Espotting's representations, warranties and covenants in the merger agreement or from certain liabilities not reflected or reserved against in a closing date balance sheet to be delivered by Espotting to FindWhat. In disbursing any amount to satisfy a claim by FindWhat, the escrow agent will first satisfy the claim from escrow cash. If the value of a claim exceeds the amount of escrow cash held in the escrow account, then the escrow agent will satisfy the claim by disbursing the portion of the escrow shares with an aggregate value equal to the excess amount as determined as of the close of business on the last business day before the disbursement.

         The escrow agent is required to make a disbursement to FindWhat or Espotting, as applicable, if the adjustment amount is a negative or positive number, calculated in accordance with the merger agreement. The adjustment amount is defined as the sum of Espotting's closing date net asset value plus $1.5 million plus 50% of Espotting's investment banking costs in connection with the merger (not to exceed $850,000) less the amount of principal and interest owed by Espotting to FindWhat as of the effective time of the merger. If the adjustment amount is a negative number, then an amount equal to the adjustment amount, but not more than the escrow funds, will be paid to FindWhat. Any amounts paid to FindWhat to satisfy the adjustment amount will be paid first from the escrow cash and second, from the escrow shares.

         The escrow agent will release to the sellers' representative one year from the effective date of the merger:

         - 50% of the escrow cash less any amounts needed to pay claims and any adjustment amount to FindWhat; and

         - 50% of the escrow shares less shares needed to pay claims and any adjustment amount to FindWhat.

         The escrow agent will release to the sellers' representative two years from the effective date of the merger the remaining escrow cash and escrow shares less any amounts or shares needed to pay claims and any adjustment amount to FindWhat.

         Consequently, depending on the circumstances, the Espotting stockholders may receive all, none or a portion of the escrow funds.

SELLERS' REPRESENTATIVE AGREEMENT

         On or before the closing date, Espotting's stockholders will enter into a sellers' representative agreement with Jeff Bocan, pursuant to which Mr. Bocan will serve as the representative of the Espotting stockholders. The sellers' representative agreement will appoint Mr. Bocan as each Espotting stockholders' representative, agent and attorney-in-fact to act on behalf of the Espotting stockholders in connection with:

         - all matters relating to the merger agreement and the escrow agreement;

         - all disputes under the merger agreement and the escrow agreement;

         - the execution, delivery and receipt by the sellers' representative on behalf of the Espotting stockholders of all notices, requests and communications under the merger agreement or the escrow agreement;

         - the receipt of disbursements and payments of escrow funds from the escrow agent and distribution of such funds to the Espotting stockholders; and

         - the taking of all other actions and making of all other decisions that the merger agreement or the escrow agreement requires or permits the sellers' representative to take or make on behalf of the Espotting stockholders.

                                    FINDWHAT
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 gives effect to the proposed merger of FindWhat.com (FindWhat) and Espotting Media Inc. (Espotting) as if the merger had occurred on January 1, 2003. The following unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives effect to the merger as if it had occurred on December 31, 2003. The unaudited pro forma condensed consolidated financial data was prepared from (1) FindWhat's audited historical consolidated financial statements as of and for the year ended December 31, 2003 and (2) Espotting's audited historical consolidated financial statements as of and for the year ended March 31, 2003 (its most recently completed fiscal year), audited historical consolidated financial statements as of and for the nine months ended December 31, 2003 and unaudited historical consolidated financial statements as of and for the nine months ended December 31, 2002.

         FindWhat and Espotting have different fiscal year-end dates. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003, FindWhat's most recently completed fiscal year, reflects Espotting's historical statement of income data for the twelve months ended December 31, 2003 using the three periods of financial statements described in (2) in the paragraph above.

         The unaudited pro forma condensed consolidated financial data includes all adjustments necessary for a fair presentation of the data and, in the opinion of management, has been prepared on the same basis as that of the underlying audited financial statements. The unaudited pro forma condensed consolidated financial data is a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the merger on the financial position and results of operations of FindWhat. The unaudited pro forma condensed consolidated financial data does not reflect the effects of any anticipated changes to be made by FindWhat to the operations, is presented for information purposes only, and should not be construed to be indicative of results of operations or financial position that actually would have occurred had the merger of FindWhat and Espotting been consummated as of the date indicated or the combined entity's future results of operations or financial position.

         The unaudited pro forma condensed consolidated balance sheet data has been prepared using the purchase method of accounting for the proposed merger. The acquired assets and assumed liabilities of Espotting are stated in the unaudited pro forma condensed consolidated balance sheet data at amounts representing an allocation of the purchase price based upon a preliminary estimate of the fair values of the acquired tangible and intangible assets and assumed liabilities at the assumed December 31, 2003 acquisition date.

         The unaudited pro forma condensed consolidated financial data is based upon the financial condition and operating results of Espotting during periods when it was not under the control, influence, or management of FindWhat. The information presented may not be indicative of the results of operations that would have actually occurred had the merger been completed as of January 1, 2003 or December 31, 2003, as applicable, nor is it necessarily indicative of the future financial condition or operating results of the combined entity. FindWhat expects to incur reorganization and integration expenses. The unaudited pro forma condensed consolidated financial data does not give effect to these expenses or any synergies that may occur due to the integration of Espotting and FindWhat and should be read in conjunction with the historical financial statements of FindWhat and Espotting and the related notes incorporated by reference in this joint proxy statement/prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                    FINDWHAT
                                DECEMBER 31, 2003
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PAR VALUES)


                                                                                         PRO FORMA
                   ASSETS                                    FINDWHAT      ESPOTTING     ADJUSTMENTS         NOTES      PRO FORMA
                                                            ---------      ---------     -----------         -----      ---------
CURRENT ASSETS
   Cash and cash equivalents                                $  59,210      $   5,736      $ (15,659)           (a)      $  49,287
   Accounts receivable, net                                     5,051         16,322             --                        21,373
   Deferred tax asset                                             180             --             --                           180
   Note receivable                                              2,054             --         (2,054)           (b)             --
   Prepaid expenses and other current assets                    3,312          2,076         (2,089)           (c)          3,299
                                                            ---------      ---------      ---------                     ---------

     Total current assets                                      69,807         24,134        (19,802)                       74,139

EQUIPMENT AND FURNITURE - NET                                   4,695          2,804             --                         7,499

INTANGIBLE ASSETS
   Tradename/Trademarks                                            --             --            830            (d)            830
   Affiliate contracts                                             --             --         10,000            (d)         10,000
   Advertiser relationships                                        --             --            710            (d)            710
   Developed technology                                            --             --            430            (d)            430
   Goodwill                                                        --             --        153,513            (d)        153,513

DEFERRED TAX ASSETS, NET                                           --             --          3,877            (e)          3,877
OTHER ASSETS                                                      156          1,740             --                         1,896
                                                            ---------      ---------      ---------                     ---------

     Total assets                                           $  74,658      $  28,678      $ 149,558                     $ 252,894
                                                            =========      =========      =========                     =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                    $   7,770      $  26,227      $     (63)           (f)      $  33,934
   Deferred revenue                                             1,866          4,838             --                         6,704
   Accounts payable and accrued expenses to related party          --            298             --                           298
   Bank overdraft                                                  --             22             --                            22
   Due to factor                                                   --          1,684             --                         1,684
   Short-term debt                                                 --          7,839         (2,054)           (b)            835
                                                                                             (4,950)           (f)
   Current portion long-term debt                                  --              4             --                             4
   Current portion long-term debt to related party                 --            211             --                           211
   Current portion of capital lease obligations                    --            132             --                           132
                                                            ---------      ---------      ---------                     ---------

     Total current liabilities                                  9,636         41,255         (7,067)                       43,824

DEFERRED TAX LIABILITIES                                          600             --          3,877            (e)          4,477
LONG-TERM DEBT                                                     --         15,034        (15,030)           (f)              4
LONG-TERM DEBT TO RELATED PARTY                                    --            711           (711)           (f)             --
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION                    --             34             --                            34
OTHER LIABILITIES                                                 115             --             --                           115
                                                            ---------      ---------      ---------                     ---------

     Total liabilities                                         10,351         57,034        (18,931)                       48,454
                                                            ---------      ---------      ---------                     ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock                                                 --             --             --                            --
   Common stock                                                    21            115           (207)           (g)             28
                                                                                                 92            (f)
                                                                                                  7            (h)
   Additional paid-in capital                                  52,884          5,644        (26,306)           (g)        193,010
                                                                                            140,126            (h)
                                                                                             20,662            (f)
   Treasury stock                                                 (82)            --             --                           (82)
   Accumulated other comprehensive loss                            --         (2,762)         2,762            (g)             --

   Accumulated earnings (deficit)                              11,484        (31,353)        31,353            (g)         11,484
                                                            ---------      ---------      ---------                     ---------


     Total stockholders' equity (deficit)                      64,307        (28,356)       168,489                       204,440
                                                            ---------      ---------      ---------                     ---------

     Total liabilities and stockholders' equity (deficit)   $  74,658      $  28,678      $ 149,558                     $ 252,894
                                                            =========      =========      =========                     =========

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                    FINDWHAT
                          YEAR ENDED DECEMBER 31, 2003
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    PRO FORMA
                                                      FINDWHAT      ESPOTTING      ADJUSTMENTS     NOTES        PRO FORMA
                                                      --------      ---------      -----------     -----        ---------

Revenues                                             $  72,221      $  94,453       $      --                   $ 166,674
                                                     ---------      ---------       ---------                   ---------

Operating expenses
   Search serving                                        2,802          2,503              --                       5,305
   Marketing, sales and service                         40,963         86,111              --                     127,074
   General and administrative                            8,604         14,804              --                      23,408
   Product development                                   1,520             --              --                       1,520
   Merger expenses                                          --          1,889          (1,889)       (i)               --
   Amortization of intangible assets                        --             --           1,323        (j)            1,323
                                                     ---------      ---------       ---------                   ---------

Total operating expenses                                53,889        105,307            (566)                    158,630
                                                     ---------      ---------       ---------                   ---------

Income (loss) from operations                           18,332        (10,854)            566                       8,044
Other income (expense)
   Foreign currency translation loss                        --             52              --                          52
   Interest expense                                         --         (1,610)          1,258        (k)             (352)
   Interest income                                         532             17            (211)       (l)              338
                                                     ---------      ---------       ---------                   ---------

Income (loss) before provision for income taxes         18,864        (12,395)          1,613                       8,082

Income tax expense                                       7,106             --             (80)       (m)            7,026
                                                     ---------      ---------       ---------                   ---------

Net income (loss)                                    $  11,758      $ (12,395)      $   1,693                   $   1,056
                                                     =========      =========       =========                   =========

Net income (loss) per share
   Basic                                             $    0.59      $   (1.08)      $    0.24                   $    0.04
                                                     =========      =========       =========                   =========
   Diluted                                           $    0.53      $   (1.08)      $    0.22                   $    0.04
                                                     =========      =========       =========                   =========

Weighted-average number of common
   shares outstanding
   Basic                                                19,867         11,502           7,000                      26,867
                                                     =========      =========       =========                   =========
   Diluted                                              22,076         11,502           7,671                      29,747
                                                     =========      =========       =========                   =========


The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.       BASIS OF PRO FORMA PRESENTATION

         On February 9, 2004, FindWhat.com (FindWhat), a leading developer and provider of performance-based marketing and commerce enabling services for online businesses, announced the signing of an amended agreement to merge with privately owned Espotting Media Inc. (Espotting).

         Under the terms of the transaction, Espotting stockholders will receive
7.0 million shares of FindWhat common stock, subject to an escrow adjustment, and approximately $20.0 million in cash, subject to a net asset adjustment based upon Espotting's net assets on the closing date. FindWhat will also issue options and warrants to purchase an estimated 741,573 shares of FindWhat common stock to Espotting employees and affiliates in exchange for fully vested options and warrants of Espotting, with an average exercise price of $1.76, which is below the fair value of FindWhat's common stock on date of issuance. FindWhat's total acquisition costs are estimated to equal $3.0 million. As of December 31, 2003, FindWhat had incurred acquisition costs of $2.1 million, which are included in FindWhat's prepaid expenses and other current assets. The actual amount of acquisition costs could differ significantly upon close of the proposed merger.

         Espotting results for the year ended December 31, 2003 include $1.9 million in acquisition related charges, which were expensed as incurred as financing costs.

         The unaudited pro forma condensed consolidated statement of income data for the year ended December 31, 2003 gives effect to the proposed merger of FindWhat and Espotting as if the merger had occurred on January 1, 2003.

         The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives effect to the merger as if it had occurred on December 31, 2003.

         Certain amounts in Espotting's financial statements have been reclassified to conform to FindWhat's presentation. These include the reclassification of certain salaries related to sales, marketing and service from general and administrative expenses in Espotting's historical financial statements to sales and marketing expenses. Similarly, Espotting's bank and credit card fees were reclassified from financing costs to general and administrative expenses.

2.      PRELIMINARY PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

         The unaudited pro forma condensed consolidated financial statements reflect an estimated purchase price of approximately $157.4 million.

        Common stock (7 million shares at $18.27, assumed price per share)      $127,890
        Cash ($20 million less $2.1 million for outstanding note
          receivable, and less $3.2 million additional net asset
          adjustment)                                                             14,748
        Stock options and warrants (741,573 options and warrants at $18.27, assumed price per share, less the weighted average exercise
          price of $1.76 per share)                                               12,243
        Acquisition costs                                                          3,000
                                                                                --------
        Total                                                                   $157,881
                                                                                ========

         Under the purchase method of accounting, the total estimated purchase price is allocated to Espotting's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on FindWhat's final analysis, is as follows (in thousands):

         Cash                                                            $   5,736
         Accounts receivable, net                                           16,322
         Other current assets                                                2,076
         Property and equipment, net                                         2,804
         Deferred tax assets, net                                            3,877
         Other assets                                                        1,740
         Intangible assets
           Tradename/Trademarks                                                830
           Affiliate contracts                                              10,000
           Advertiser relationships                                            710
           Developed technology                                                430
           Goodwill                                                        153,513
         Accounts payable and accrued expenses                             (26,164)
         Deferred revenue                                                   (4,838)
         Accounts payable and accrued expenses to related party               (298)
         Bank overdraft                                                        (22)
         Due to factor                                                      (1,684)
         Short-term loan with certain shareholders                            (835)
         Long-term debt - advances payable                                    (211)
         Loan note payable to finance company                                   (8)
         Note payable to FindWhat                                           (2,054)
         Deferred tax liabilities                                           (3,877)
         Capital lease obligations                                            (166)
                                                                         ---------
         Total                                                           $ 157,881
                                                                         =========

PRO FORMA ADJUSTMENTS

         BALANCE SHEET

         (a) To reflect the estimated cash portion to be paid for the proposed merger of $14.7 million. The amount of cash Espotting stockholders will receive may vary based upon Espotting's net assets on the closing date, as described in the merger agreement. Using the net assets in Espotting's historical financial statements as of December 31, 2003, the cash would have been decreased by $5.9 million including the settlement of the note receivable and related interest described in (b) below. The cash was further decreased by the balance of direct acquisition costs to be paid of $911,000.

         (b) To reflect settlement in full, at closing of the merger, of the $2.0 million note receivable from FindWhat to Espotting and related interest receivable of $54,000.

         (c) To reclassify FindWhat's estimated direct merger costs of approximately $3.0 million to the purchase price, $2.1 million of which was incurred and included in prepaid expenses and other current assets as of December 31, 2003. The actual amount could differ significantly upon close of the proposed merger.

         (d) To record estimated values of amortizable intangible assets and non-amortizable goodwill and tradename/trademarks resulting from the proposed merger, with the estimated lives, as follows:

                                                                       Estimated Lives
                                                       Fair Value       of Intangible
                                                     (in thousands)        Assets
                                                     --------------    --------------
                        Tradename/Trademarks           $    830          Indefinite
                        Affiliate contracts              10,000              10
                        Advertiser relationships            710               3
                        Developed technology                430               5
                        Goodwill                        153,513          Indefinite


         (e) The increase in deferred income tax liabilities relates to the tax effect recorded in purchase accounting of the different book and tax basis of the acquired intangibles other than goodwill. The increase in deferred income tax assets relates to the reduction in the valuation allowance previously recorded by Espotting due to these new deferred income tax liabilities.

         (f) To reflect the expected conversion of all of Espotting's loan notes A, B and C and accrued interest payable into 9.2 million shares of Espotting common stock prior to the merger. Approximately $3 million in aggregate principal amount of these C notes will convert automatically into common stock of Espotting upon the closing. Espotting and the holder of the remaining $2 million in principal amount of these C notes are disputing whether the holder's note will automatically convert and the number of shares into which the holder's note converts at the closing, but if an agreement is reached with this holder, this holder's note may also convert into common stock of Espotting upon the consummation of the merger. The holders of the loan notes A and B of $15.7 million are expected to convert, and as of February 6, 2004 holders of $8.4 million of the loan notes A and B have indicated their intent to convert, in writing.

         (g) To eliminate the historical stockholders' equity of Espotting including the Loan Notes A, B and C conversion described in
                  (f) above.

         (h) To record the estimated fair value of FindWhat shares of common stock and options to be issued in the proposed merger. Assumes the market price of FindWhat stock equals $18.27 per share and the issuance of 7 million shares of common stock plus 741,573 options with a weighted average exercise price of $1.76 per share.

         STATEMENT OF OPERATIONS

         (i)      To eliminate Espotting's direct merger expenses.

         (j) To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed merger, with the estimated lives, as follows:

                                                   Estimated
                                                      Lives          Annual
                                  Fair Value     of Intangible    Amortization
                                (in thousands)       Assets      (in thousands)
                                 -------------   -------------   --------------
        Tradename/Trademarks       $    830        Indefinite        $   --
        Affiliate contracts          10,000            10             1,000
        Advertiser relationships        710             3               237
        Developed technology            430             5                86
        Goodwill                    153,513        Indefinite            --


         (k) To reflect the decrease of $54,000 in Espotting interest expense related to the settlement of the $2.0 million note payable to FindWhat and the $1.2 million decrease related to the conversion of loan notes A, B and C.

         (l) To reflect the decrease in interest income based on the following:

                  - $157,000 less interest income due to estimated cash consideration for the proposed merger of $14.7 million ($20 million gross consideration less an $5.3 million for the estimated net asset adjustment and $911,000 of direct acquisition costs not paid as of December 31, 2003) assuming an annual interest rate of 1%.

                  - $54,000 less interest income due to the elimination of the FindWhat note receivable from Espotting at an annual interest rate of 5% since July 17, 2003.

         (m) To adjust the provision for taxes to reflect the impact of the pro forma adjustments to FindWhat's results of operations using FindWhat's effective tax rate of 38%. As FindWhat and Espotting are in separate tax jurisdictions, no US tax benefit is expected from Espotting's European net operating losses.

3.       PRO FORMA NET LOSS PER SHARE

         Shares used to calculate unaudited pro forma basic and diluted net loss per share were computed by adding 7 million shares of FindWhat common stock assumed to be issued in the merger. In addition, the additional stock options and warrants issued to Espotting option and warrant holders have been considered in the diluted net loss per share calculation.

         Details of the calculations follow (in thousands):


                                                                              FindWhat  Adjustments  Pro Forma
                                                                              --------  -----------  ---------
  Weighted-average number of common shares outstanding - basic                 19,867       7,000      26,867
  Dilution from stock options and warrants                                      2,209         671       2,880

                                                                               ------      ------      ------
  Weighted-average number of common share equivalents outstanding - diluted    22,076       7,671      29,747
                                                                               ======      ======      ======

                        COMPARISON OF FINDWHAT/ESPOTTING
                               STOCKHOLDER RIGHTS

         The rights of Espotting stockholders under the Delaware General Corporation Law, Espotting's certificate of incorporation and Espotting's bylaws prior to the completion of the merger are similar to the rights that they will have as FindWhat stockholders following the completion of the merger under the Nevada Revised Statutes, FindWhat's articles of incorporation and FindWhat's bylaws. Additionally, the table below sets forth information regarding FindWhat assuming FindWhat's reincorporation from Nevada to Delaware is approved and consummated prior to closing of the merger with Espotting. The following table summarizes the material differences between the current rights of Espotting stockholders and the rights those stockholders will have as FindWhat stockholders following the merger.

         Copies of FindWhat's articles of incorporation and bylaws are incorporated herein by reference. The summary in the following chart does not identify all differences that may, under given situations, be material to stockholders and is subject in all respects, and is qualified by reference to the Delaware General Corporation Law, Nevada Revised Statutes, Espotting's certificate of incorporation, Espotting's bylaws, FindWhat's articles of incorporation and FindWhat's bylaws.

----------------------------------------------------------------------------------------------------------------------
                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
Authorized Capital   The authorized capital stock    FindWhat-Delaware's authorized   The authorized capital stock
Stock:               of FindWhat is set forth        capital stock consists of (i)      of Espotting consists of:
                     under "Description of           200,000,000 authorized shares
                     FindWhat Capital Stock" on      of common stock, $0.001 par      - 30 million shares of common
                     page 154.                       value, of which 1,000 shares       stock, par value $.01 per
                                                     are currently issued and           share; and
                     At the annual meeting,          outstanding to FindWhat, and     - 5 million shares of
                     FindWhat stockholders are       (ii) 500,000 authorized shares     preferred stock, par value
                     being asked to approve the      of preferred stock, $0.001 par     $.01 per share.
                     amendment of FindWhat's         value. All of the shares of
                     articles of incorporation to    FindWhat-Delaware common stock
                     increase the number of          issued in connection with the
                     authorized shares of common     reincorporation will be
                     stock from 50,000,000 to        validly issued, fully paid and
                     200,000,000.                    non-assessable.
----------------------------------------------------------------------------------------------------------------------
Board Authority to   The authority of FindWhat's     The authority of                 Espotting's Board may issue
Issue Capital Stock  Board to issue capital stock    FindWhat-Delaware's Board to     shares of common stock if they
                     of FindWhat is set forth        issue capital stock will be      first obtain the specific
                     under "Description of           the same as under FindWhat's     consent of the designee of the
                     FindWhat Capital Stock" on      current provisions.              majority of the holders of
                     page 154.                                                        Espotting's series A preferred
                                                                                      stock and the consent of a
                                                                                      majority of the holders of
                                                                                      Espotting's series A preferred
                                                                                      stock.

                                                                                      Espotting's Board may not
                                                                                      issue shares of preferred
                                                                                      stock without the consent of
                                                                                      the designee of the majority
                                                                                      of the holders of Espotting's
                                                                                      series A preferred stock and
                                                                                      the consent of a majority of
                                                                                      the holders of Espotting's
                                                                                      series A
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      preferred stock.
                                                                                      Subject to the above
                                                                                      restriction, Espotting's Board
                                                                                      has the authority to create
                                                                                      one or more classes or series
                                                                                      within a class of preferred
                                                                                      stock, to issue shares of
                                                                                      preferred stock up to the
                                                                                      maximum number of shares of
                                                                                      preferred stock authorized,
                                                                                      and to determine the
                                                                                      preferences, rights,
                                                                                      privileges and restrictions of
                                                                                      any such class or series,
                                                                                      including the dividend rights,
                                                                                      voting rights, the rights and
                                                                                      terms of redemption, the
                                                                                      rights and terms of
                                                                                      conversion, liquidation
                                                                                      preferences, the number of
                                                                                      shares constituting any such
                                                                                      class or series and the
                                                                                      designation of such class or
                                                                                      series.
----------------------------------------------------------------------------------------------------------------------
Dividends and        The NRS provides that           The DGCL provides that the       The provision of the DGCL
Stock Repurchases    dividends may be paid, unless   corporation may pay dividends    which govern dividends and
                     after giving effect to such     out of surplus, out the          stock repurchases also apply
                     distribution, the corporation   corporation's net profits for    to Espotting.
                     would not be able to pay its    the preceding fiscal year, or
                     debts as they come due in the   both provided that there         For any given year, Espotting
                     usual course of business, or    remains in the stated capital    may not declare any dividends
                     the corporation's total         account an amount equal to the   for its common stock unless
                     assets would be less than the   par value represented by all     dividends have also been
                     sum of its total liabilities,   shares of the corporation's      declared and paid on
                     plus (unless the                stock having a distribution      Espotting's series A preferred
                     corporation's articles of       preference.                      stock.  Subject to the above
                     incorporation permit                                             restriction, the holders of
                     otherwise) the amount needed    Under the DGCL, a Delaware       Espotting common and preferred
                     to satisfy preferential         corporation may purchase or      stock will be entitled to such
                     distributions.                  redeem its own shares of         dividends as may be declared
                                                     capital stock, except when the   from time to time by the
                     Subject to any restrictions     capital of the corporation is    Espotting Board from available
                     imposed by its articles of      impaired or when such purchase   funds.
                     incorporation, a Nevada         or redemption would cause any
                     corporation may make            impairment of the capital of
                     distributions to                the corporation.
                     stockholders, so long as,
                     after giving effect to such     Subject to any preferential
                     distribution: (i) the           rights of any outstanding
                     corporation would be able to    series of FindWhat-Delaware
                     pay its debts as they become    preferred stock designated by
                     due in the usual course of      the FindWhat-Delaware Board
                     business; or (ii) the           from time to time, the holders
                     corporation's total assets      of FindWhat-Delaware common
                     would not be less than the      stock will be entitled
                     sum of its total liabilities
                     plus (unless the articles of
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     incorporation permit            to such dividends as may be
                     otherwise), the amount that     declared from time to time by the
                     would be needed if the          FindWhat-Delaware Board from
                     corporation were to be          funds available therefore.
                     dissolved at the time of the
                     distribution to satisfy the
                     preferential rights upon
                     dissolution of stockholders
                     whose preferential rights are
                     superior to those receiving
                     the distribution.

                     The dividend rights of the
                     common stock of FindWhat is
                     set forth under "Description
                     of FindWhat Capital Stock" on
                     page 154.
----------------------------------------------------------------------------------------------------------------------
Liquidation Rights   The liquidation rights of the   Subject to any preferential      Espotting may not commence any
                     capital stock of FindWhat is    rights of any outstanding        voluntary liquidation
                     set forth under "Description    series of FindWhat-Delaware      proceedings without the
                     of FindWhat Capital Stock" on   preferred stock designated by    consent of ProVen Venture
                     page 154.                       the FindWhat-Delaware Board      Capital Plc, ProVen Media
                                                     from time to time, the holders   Venture Capital Trust Plc,
                                                     of FindWhat-Delaware common      Guinness Flight Venture
                                                     stock upon liquidation will be   Capital Trust and The Global
                                                     entitled to receive pro rata     Rights Fund II, or the
                                                     all assets of                    Beringea entities.  If
                                                     FindWhat-Delaware available      Espotting cannot obtain the
                                                     for distribution to such         consent of each of the
                                                     holders.                         Beringea entities, it may
                                                                                      commence a liquidation with
                                                                                      the consent of a majority of
                                                                                      the holders of Espotting's
                                                                                      series A preferred stock, if
                                                                                      notice is given to the
                                                                                      Beringea entities.

                                                                                      Subject to the above
                                                                                      restrictions, the holders of
                                                                                      Espotting common stock upon
                                                                                      liquidation will be entitled
                                                                                      to receive pro rata all assets
                                                                                      of Espotting available for
                                                                                      distribution to such holders.
----------------------------------------------------------------------------------------------------------------------
Voting Rights        The voting rights of the        The holders of                   The holders of Espotting
                     capital stock of FindWhat is    FindWhat-Delaware common stock   common stock and series A
                     set forth under "Description    will be entitled to one vote     preferred stock are entitled
                     of FindWhat Capital Stock" on   for each share on all matters    to one vote for each share on
                     page 154.                       voted on by stockholders,        all matters voted on by
                                                     including the election of        stockholders, including the
                                                     directors.  The holders of       election of directors.
                                                     FindWhat-Delaware common stock
                                                     will not have any cumulative     Without the consent of the
                                                     voting rights.                   Beringea entities or notice to
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      the Beringea entities and the
                                                                                      consent of a majority of the
                                                                                      holders of Espotting's series
                                                                                      A preferred stock, Espotting
                                                                                      may not take any of the
                                                                                      following actions: (i) Make
                                                                                      any change to its accounting
                                                                                      policies unless such change is
                                                                                      required by law or by virtue
                                                                                      of a new statement of standard
                                                                                      accounting practice;  (ii)
                                                                                      Make any material amendment to
                                                                                      any of it's annual business
                                                                                      plans or adopt any plan or
                                                                                      take any action materially
                                                                                      inconsistent with such annual
                                                                                      business plan;  (iii) Allow
                                                                                      any new borrowings to exceed
                                                                                      (pound)500,000;  (iv) Create or
                                                                                      issue any mortgage or charge
                                                                                      or standard security over any
                                                                                      assets save a future prior
                                                                                      change to be granted in favor
                                                                                      of an Espotting subsidiary's
                                                                                      bank which shall not exceed
                                                                                      (pound)500,000 and save as required
                                                                                      hereunder and save for charges
                                                                                      arising by operation of law in
                                                                                      the ordinary course of
                                                                                      business;  (v) Incur any
                                                                                      expenditure not provided for
                                                                                      in an annual business plan
                                                                                      which has been approved by the
                                                                                      Beringea entities or a
                                                                                      majority of the holders of
                                                                                      Espotting's series A preferred
                                                                                      stock, if as a result of so
                                                                                      doing the aggregate of all
                                                                                      such expenditure incurred by
                                                                                      Espotting in the immediately
                                                                                      preceding 12 months would
                                                                                      exceed (pound)150,000 net of any
                                                                                      underspend against any other
                                                                                      item of  expenditure referred
                                                                                      to in the annual business
                                                                                      plan.  For the purposes of
                                                                                      this paragraph, until the
                                                                                      adoption of the first annual
                                                                                      business plan, reference shall
                                                                                      be made to expenditure being
                                                                                      (pound)150,000 in excess of that
                                                                                      referred to in the business
                                                                                      plan;  (vi) Make any
                                                                                      alteration to its share
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      capital, including but not
                                                                                      limited to issuances of shares
                                                                                      of Espotting's common stock,
                                                                                      preferred stock or any
                                                                                      securities that may be
                                                                                      converted into common stock or
                                                                                      preferred stock;.  (vii)
                                                                                      Dispose of any share or
                                                                                      interest in any share in its
                                                                                      capital or any material part
                                                                                      of the business or undertaking
                                                                                      of Espotting;  (viii) Make any
                                                                                      material acquisitions or
                                                                                      disposals (relating to the
                                                                                      share capital, assets or
                                                                                      undertaking of any other
                                                                                      business entity or Espotting,
                                                                                      as the case may be) where the
                                                                                      consideration (or the
                                                                                      aggregate consideration in any
                                                                                      financial year) is in excess
                                                                                      of (pound)250,000, or where the
                                                                                      purchase consideration plus
                                                                                      net liabilities (if any) is in
                                                                                      excess of (pound)250,000 or form,
                                                                                      enter into, terminate or
                                                                                      withdraw from any partnership,
                                                                                      consortium, joint venture or
                                                                                      any other unincorporated
                                                                                      association carrying on a
                                                                                      trade or business or any other
                                                                                      similar arrangement whether or
                                                                                      not with a view to profit;
                                                                                      (ix) Incorporate any
                                                                                      subsidiaries;  (x) Grant any
                                                                                      option or other right to
                                                                                      subscribe for Espotting
                                                                                      shares;  (xi) Make any
                                                                                      material acquisition or
                                                                                      disposals of any asset where
                                                                                      if the result of so doing
                                                                                      would be that the aggregate
                                                                                      net book value of all such
                                                                                      assets acquired and disposed
                                                                                      of in all such transactions by
                                                                                      Espotting in the immediately
                                                                                      preceding 12 months would
                                                                                      exceed (pound)250,000;  (xii)
                                                                                      Acquire or dispose of any
                                                                                      freehold or leasehold property
                                                                                      or grant or surrender a lease
                                                                                      in respect of such property
                                                                                      which is material to its
                                                                                      business;  (xiii) Acquire or
                                                                                      dispose of any
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      intellectual property rights
                                                                                      whether absolutely or by way of
                                                                                      license or otherwise (save for
                                                                                      licenses to customers or from
                                                                                      suppliers in the ordinary
                                                                                      course of business) which has
                                                                                      a material effect on its
                                                                                      business;  (xiv) Make any
                                                                                      dividend payments or other
                                                                                      distributions;  (xv) Enter
                                                                                      into any service contract with
                                                                                      or contract for services for
                                                                                      any of their respective
                                                                                      directors or their connected
                                                                                      persons or vary any existing
                                                                                      service contract with or
                                                                                      contract for services for any
                                                                                      of their respective directors
                                                                                      or their connected persons;
                                                                                      (xvi) Enter into any
                                                                                      transaction, agreement or
                                                                                      arrangement with or for the
                                                                                      benefit of any of the member
                                                                                      of its respective directors,
                                                                                      or which is not on an arm's
                                                                                      length basis.  For the
                                                                                      purposes of paragraphs (xiv)
                                                                                      to (xvi) directors of
                                                                                      Espotting shall be deemed to
                                                                                      include persons connected with
                                                                                      any such director's connected
                                                                                      person;  (xvii) Capitalize any
                                                                                      reserves of the relevant
                                                                                      company or apply any amount
                                                                                      for the time being standing to
                                                                                      the credit of the share
                                                                                      premium account or capital
                                                                                      redemption reserve of the
                                                                                      relevant company for any
                                                                                      purpose;  (xviii) Make any
                                                                                      loan or advance (other than an
                                                                                      advance against expenses or
                                                                                      deposit of money with an
                                                                                      appropriate bank or normal
                                                                                      trade credit) exceeding (pound)1,000
                                                                                      in aggregate to any one person
                                                                                      or exceeding (pound)5,000 in
                                                                                      aggregate at any one time
                                                                                      outstanding to the Group or
                                                                                      grant any guarantee or
                                                                                      indemnity of the obligations
                                                                                      of any person (other than in
                                                                                      respect of the obligations of
                                                                                      any member of the Group);
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      (xix) Make any material change
                                                                                      in the nature of the its
                                                                                      business;  (xx) Make any
                                                                                      change or amendment to its
                                                                                      Second Amended and Restated
                                                                                      Certificate of Incorporation,
                                                                                      Amended and Restated Bylaws or
                                                                                      relevant incorporation
                                                                                      documentation;  (xxi) Enter
                                                                                      into any transaction out of
                                                                                      the ordinary course of
                                                                                      business;  (xxii) Make any
                                                                                      charitable contributions
                                                                                      exceeding (pound)25,000 in aggregate
                                                                                      per year or make any political
                                                                                      contribution;  (xxiii) Appoint
                                                                                      or remove auditors or bankers
                                                                                      to Espotting or alter its
                                                                                      accounting reference date;
                                                                                      (xxiv) Commence any litigation
                                                                                      or other legal proceedings
                                                                                      (other than actions to recover
                                                                                      debts in the ordinary course
                                                                                      of business);  (xxv) Commence
                                                                                      any voluntary liquidation,
                                                                                      dissolution, insolvency,
                                                                                      receivership, administration
                                                                                      or bankruptcy proceedings;
                                                                                      (xxvi) Make any application
                                                                                      for a listing; or (xxvii)
                                                                                      Remove or replace any of the
                                                                                      existing directors (including
                                                                                      the chairman) and to consult
                                                                                      with the holders of
                                                                                      Espotting's series A preferred
                                                                                      stock on all appointments and
                                                                                      removals of directors other
                                                                                      than the designee of the
                                                                                      Beringea entities .  For the
                                                                                      avoidance of doubt, the
                                                                                      maximum number of directors of
                                                                                      Espotting shall be 10.
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Redemption,          The redemption, exchange and    The holders of                   The holders of Espotting
Exchange and         conversion features of the      FindWhat-Delaware common stock   common stock and series A
Conversion Features  capital stock of FindWhat is    will not have any conversion,    preferred stock will not have
                     set forth under "Description    redemption or preemptive rights  any conversion, redemption or
                     of FindWhat Capital Stock" on                                    preemptive rights.
                     page 154.
----------------------------------------------------------------------------------------------------------------------
Special Meetings     Unless otherwise provided in    Under the DGCL, a special        Espotting's bylaws provide
of the Stockholders  the articles of incorporation   meeting of stockholders may be   that special meetings of
                     or bylaws, the NRS provides     called by the corporation's      stockholders may be called at
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     that the entire board of        board of directors or by such    any time by the chairman of
                     directors, any two directors    persons as may be authorized     the board, the chief executive
                     or the president of a           by the corporation's             officer, by a majority of the
                     corporation may call annual     certificate of incorporation     members of the board of
                     and special meetings of the     or bylaws. FindWhat-Delaware's   directors, by any holder of at
                     stockholders. FindWhat's        bylaws provide that a special    least 10 percent of
                     bylaws provide that a special   meeting may be called at any     Espotting's outstanding common
                     meeting of stockholders may     time by (i) the                  stock, or by any holder of
                     be called by the FindWhat       FindWhat-Delaware Board, (ii)    Espotting's series A preferred
                     Board, the President, or        the President, or (iii) the      stock. If a special meeting is
                     holders of not less than 51%    holders of not less than 51%     called by any person other
                     of the outstanding shares of    of all shares entitled to cast   than by a majority of the
                     stock of FindWhat entitled to   votes at the meeting, voting     members of the board of
                     vote at the meeting.            together as a single class.      directors, then such person
                                                                                      must call such meeting by
                                                                                      written request delivered to
                                                                                      the board of directors, and
                                                                                      the board of directors must
                                                                                      determine the time, date and
                                                                                      place of the special meeting,
                                                                                      which must be held not more
                                                                                      than 120 nor less than 35 days
                                                                                      after the written request is
                                                                                      delivered to each member of
                                                                                      the board of directors.
----------------------------------------------------------------------------------------------------------------------
Stockholder Action   The NRS permits corporate       The DGCL permits corporate       The provisions of the DGCL
by Written Consent   action without a meeting of     action without a meeting of      which permit corporate action
                     stockholders upon the written   stockholders upon the written    without a meeting of
                     consent of the holders of       consent of the holders of that   stockholders also apply to
                     that number of shares           number of shares necessary to    Espotting.
                     necessary to authorize the      authorize the proposed
                     proposed corporate action       corporate action being taken,    Espotting's bylaws and
                     being taken, unless articles    unless the certificate of        certificate are silent as to
                     of incorporation or the         incorporation expressly          stockholder actions by written
                     bylaws expressly provide        provides otherwise. In the       consent.
                     otherwise.                      event such proposed corporate
                                                     action is taken without a
                     FindWhat's bylaws provide       meeting by less than the
                     that any action which may be    unanimous written consent of
                     taken by the vote of the        stockholders, the DGCL
                     stockholders at a meeting may   requires that prompt notice of
                     be taken without a meeting if   the taking of such action be
                     consented to by the holders     sent to those stockholders who
                     of a majority of the shares     have not consented in writing.
                     entitled to vote or such
                     greater proportion as may be    FindWhat-Delaware's bylaws
                     required by the laws of the     provide that any action which
                     State of Nevada, FindWhat's     may be taken by the vote of
                     articles or its bylaws.         the shareholders at a meeting
                                                     may be taken without a meeting
                                                     if consented to by the holders
                                                     of a majority of the shares
                                                     entitled to vote or such
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                     greater proportion as may be
                                                     required by the laws of the
                                                     State of Delaware,
                                                     FindWhat-Delaware's
                                                     certificate or its bylaws.
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Quorum for Meeting   Under FindWhat's bylaws, a      Under FindWhat-Delaware's        The requirement for a quorum
of Stockholders      majority of the issued and      bylaws, the holders of a         at a meeting of Espotting's
                     outstanding shares of the       majority of the stock issued     stockholders is the same as
                     corporation represented in      and outstanding and entitled     FindWhat Delaware's quorum
                     person or by proxy              to vote thereat, present in      requirement.
                     constitutes a quorum.           person or represented by
                                                     proxy, shall constitute a
                                                     quorum at all meetings of the
                                                     stockholders except as
                                                     otherwise provided by statute
                                                     or by FindWhat-Delaware's
                                                     certificate.
----------------------------------------------------------------------------------------------------------------------
Stockholder          Under Nevada law, any           The DGCL provides that any       The provisions of the DGCL
Inspection Rights    stockholder who owns at least   stockholder of record may        regarding stockholder
                     15% of the outstanding shares   demand to examine the            inspection rights also apply
                     of the corporation's capital    corporation's books and          to Espotting.
                     stock or has been authorized    records for any proper
                     in writing by the holders of    purpose. If management of the    Espotting's bylaws provide
                     at least 15% of all its         corporation refuses, the         that, unless otherwise
                     issued and outstanding shares   stockholder can compel release   required by the DGCL,
                     may inspect, copy and audit     of the books by court order.     inspection rights shall only
                     the books of account and all    However, only a stockholder      apply if and when Espotting
                     financial records of the        whose demand is made with a      has a class of voting stock
                     corporation. However, only a    proper purpose may undertake     that is (i) listed on a
                     stockholder whose demand is     any such inspection or audit.    national securities exchange;
                     made with a proper purpose                                       (ii) authorized for quotation
                     may undertake any such                                           on an automated interdealer
                     inspection or audit.                                             quotation system of a
                     Furthermore, under Nevada                                        registered national securities
                     law, if any officer or agent                                     association; or (iii) held of
                     keeping records in Nevada                                        record by more than 2,000
                     refuses to allow a                                               stockholders; in all other
                     stockholder of a corporation                                     cases, observance of
                     to inspect or audit the                                          inspection rights shall be
                     corporation's books of                                           optional and at the discretion
                     account and financial                                            of Espotting.
                     records, the corporation and
                     the officer or agent will be
                     liable to the stockholder for
                     all damages incurred by the
                     stockholder, and the
                     corporation may be liable for
                     fines payable to the State of
                     Nevada.

                     FindWhat's bylaws contain a
                     provision  providing all
                     stockholders the right to
                     inspect books and records of
                     FindWhat on written demand
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     for a purpose reasonably
                     related to the stockholder's
                     interest as a stockholder.
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Number of Directors  FindWhat's bylaws provide       FindWhat-Delaware's              Espotting's board of directors
                     that the number of directors    certificate and bylaws provide   currently consists of seven 7
                     shall be not less than one      that, subject to any rights of   directors.  Espotting's bylaws
                     nor more than 9 which can be    holders of FindWhat-Delaware     and certificate of
                     modified only by the            preferred stock, the number of   incorporation provide that the
                     unanimous consent of the        directors will be fixed from     board of directors shall
                     Board or a majority of the      time to time by action of not    consist of not less than 1 and
                     stockholders.                   less than a majority of the      not more than 10 directors.
                                                     FindWhat-Delaware Board then
                                                     in office or by the
                                                     stockholders of 66 2/3% of the
                                                     voting power of
                                                     FindWhat-Delaware.
                                                     FindWhat-Delaware's
                                                     certificate and bylaws
                                                     currently provide that
                                                     initially there shall be 2
                                                     directors and upon the
                                                     effective time of the
                                                     reincorporation, the number of
                                                     directors may be fixed from
                                                     time to time by the board of
                                                     directors.
----------------------------------------------------------------------------------------------------------------------
Classification of    Nevada law provides that a      Under  the   DGCL,   classified  The holders of the Espotting's
Board of Directors   corporation's board of          boards  with  staggered   terms  series A preferred stock have
                     directors may be divided into   are                  permitted.  the exclusive right to
                     various classes with            FindWhat-Delaware's              nominate one of Espotting's
                     staggered terms of office.      certificate  and  bylaws do not  directors, and also have the
                     FindWhat's articles and         provide   for   a    classified  exclusive right to nominate
                     bylaws do not provide for a     board.      FindWhat-Delaware's  his or her successor.  Each
                     classified board.  FindWhat's   Board  will be  comprised  of a  holder of shares of
                     Board is currently comprised    single   class  of   directors.  Espotting's common stock must
                     of a single class of            FindWhat-Delaware's   directors  vote their shares in favor of
                     directors.  FindWhat            will be  elected  annually  for  the director nominated by a
                     directors are elected           terms  of one  year  and  until  majority of the holders of
                     annually for terms of one       their  successors  are  elected  Espotting's series A preferred
                     year and until their            and qualified.                   stock.
                     successors are elected and
                     qualified.
----------------------------------------------------------------------------------------------------------------------
Removal of           Under the NRS, stockholders     Under the DGCL, any director     The DGCL provisions regarding
Directors            may remove one or more          or the entire board of           removal of directors also
                     directors by the vote of the    directors may be removed, with   apply to Espotting, and
                     holders of not less than 66     or without cause, by the         Espotting's certificate of
                     2/3% of the voting power of     holders of a majority of the     incorporation and bylaws also
                     the voting stock, unless the    shares entitled to vote at an    do not provide for a
                     articles of incorporation       election of directors, except    classified board nor for
                     require a vote of a greater     where the board is classified    cumulative voting rights.
                     percentage of the voting        or shareholders have the right
                     stock. FindWhat's articles      to cumulate their votes for
                     does not require a greater      directors. FindWhat-Delaware's
                     percentage than the NRS.        certificate and bylaws do not
                                                     provide for a
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                     classified board
                                                     nor for cumulative voting
                                                     rights.
----------------------------------------------------------------------------------------------------------------------
Limitation on        The NRS permits a  corporation  The DGCL permits a  corporation  The DGCL provisions regarding
Personal Liability   to include  any  provision  in  to include a  provision  in its  limitation of personal
of Directors and     its articles of  incorporation  certificate  of   incorporation  liability for directors and
Officers             that are not  contrary  to the  eliminating   or  limiting  the  officers also apply to
                     laws of the  State of  Nevada;  personal    liability    of   a  Espotting.
                     there is no  restriction  on a  director   or  officer  to  the
                     corporation's    ability    to  corporation        or       its  Espotting's certificate
                     limit the  personal  liability  stockholders  for  damages  for  provides that a director or an
                     of a  director  or  officer to  certain    breaches    of   the  officer will not be personally
                     the  corporation.   Under  the  director's    fiduciary   duty.  liable to the corporation or
                     NRS,   a   director   is   not  However,  no such provision may  its stockholders for monetary
                     individually   liable  to  the  eliminate    or    limit    the  damages for breach of
                     corporation       or       its  liability  of a  director:  (i)  fiduciary duty as a director,
                     stockholders  for any  damages  for   any    breach    of   the  except for liability (i) for
                     as a  result  of  any  act  or  director's  duty of  loyalty to  any breach of the director's
                     failure    to   act   in   his  the    corporation    or    its  duty of loyalty to the
                     capacity   as  a  director  or  stockholders;  (ii) for acts or  corporation or its officer  unless  it is  proven  omissions  not in good faith or  stockholders, (ii) for acts or
                     that:  (i) his act or  failure  which    involve    intentional  omissions not in good faith or
                     to act  constituted  a  breach  misconduct    or   a    knowing  which involve intentional
                     of his  fiduciary  duties as a  violation  of  law;  (iii)  for  misconduct or a knowing
                     director or officer;  and (ii)  declaration     of     unlawful  violation of law, (iii) under
                     his  breach  of  those  duties  dividends       or      illegal  Section 174 of the DGCL, which
                     involved           intentional  redemptions       or      stock  concerns unlawful payments of
                     misconduct,    fraud    or   a  repurchases;  or  (iv)  for any  dividends, stock purchases or
                     knowing  violation of the law.  transaction   from   which  the  redemptions, or (iv) for any
                     There is no  requirement  that  director  derived  an  improper  transaction from which the
                     any    such    provision    be  personal               benefit.  director derived an improper
                     included  in the  articles  of  FindWhat-Delaware's              personal benefit.
                     incorporation to be effective.  certificate   and  bylaws  each
                                                     include  such a  provision,  in  While this provision provides
                     FindWhat's articles provides    each  case,   to  the   maximum  officers and directors with
                     that FindWhat's directors and   extent permitted by law.         protection from awards for
                     officers shall not be                                            monetary damages for breaches
                     personally liable for           FindWhat-Delaware's              of their duty of care, it does
                     monetary damages for any        certificate provides that a      not eliminate such duty.
                     breach of fiduciary duty        director or an officer will      Accordingly, this provision
                     except for (i) acts or          not be personally liable to      will have no effect on the
                     omissions which involve         the corporation or its           availability of equitable
                     intentional misconduct, fraud   stockholders for monetary        remedies such as an injunction
                     or a knowing violation of       damages for breach of            or rescission based on an
                     law, or (ii) for the payment    fiduciary duty as a director,    officers or director's breach
                     of dividends in violation of    except for liability (i) for     of his or her duty of care.
                     the NRS, in which cases a       any breach of the director's
                     director shall be liable to     duty of loyalty to the
                     the extent provided under       corporation or its
                     prior Nevada law.               stockholders, (ii) for acts or
                                                     omissions not in good faith or
                     While this provision provides   which involve intentional
                     officers and directors with     misconduct or a knowing
                     protection from awards for      violation of law, (iii) under
                     monetary damages for            Section 174 of the DGCL, which
                                                     concerns unlawful

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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     breaches of their duty of care, payments of dividends,
                     it does not eliminate such duty.stock purchases or
                     Accordingly, this provision     redemptions, or (iv) for any
                     will have no effect on the      transaction from which the
                     availability of equitable       director derived an improper
                     remedies such as an             personal benefit.
                     injunction or rescission
                     based on an officer's or        While this provision provides
                     director's breach of his or     officers and directors with
                     her duty of care. The NRS       protection from awards for
                     limits an officer's or          monetary damages for breaches
                     director's liability for        of their duty of care, it does
                     monetary damages, except for    not eliminate such duty.
                     breach of his duties under      Accordingly, this provision
                     certain circumstances.          will have no effect on the
                                                     availability of equitable
                                                     remedies such as an injunction
                                                     or rescission based on an
                                                     officers or director's breach
                                                     of his or her duty of care.
----------------------------------------------------------------------------------------------------------------------
Indemnification of   The NRS permits a  corporation  The DGCL permits a  corporation  The DGCL provisions which
Directors and        to     indemnify     officers,  to     indemnify      officers,  relate to indemnification of a
Officers             directors,    employees    and  directors,     employees    and  corporation's directors and
                     agents  for  actions  taken in  agents  for  actions  taken  in  officers also apply to good  faith  and  in a  manner  good  faith  and  in  a  manner  Espotting.
                     they  reasonably  believed  to  they reasonably  believed to be be in, or not  opposed to, the  in,  or  not  opposed  to,  the  Espotting's bylaws provide
                     best    interests    of    the  best     interests    of    the  that each person who is
                     corporation,  and with respect  corporation,  and with  respect  involved in any actual or to any criminal action,  which  to any criminal  action,  which  threatened action, suit or they had no  reasonable  cause  they  had no  reasonable  cause  proceeding, whether civil,
                     to   believe   was   unlawful.  to   believe   was    unlawful.  criminal, administrative or
                     Nevada   state  law   provides  Delaware   state  law  provides  investigative, by reason of
                     that   a    corporation    may  that a corporation  may advance  the fact that he or she is or
                     advance  expenses  of  defense  expenses   of   defense   (upon  was a director, officer,
                     (upon  receipt  of  a  written  receipt     of    a     written  employee or agent of the
                     undertaking  to reimburse  the  undertaking  to  reimburse  the  corporation, or is or was
                     corporation                 if  corporation if  indemnification  serving at the request of the
                     indemnification     is     not  is not  appropriate)  and  must  corporation as a director,
                     appropriate)      and     must  reimburse     a      successful  officer, employee or agent of
                     reimburse     a     successful  defendant     for     expenses,  another corporation or of a
                     defendant     for    expenses,  including    attorney's   fees,  partnership, joint venture,
                     including   attorney's   fees,  actually     and     reasonably  trust or other enterprise,
                     actually    and     reasonably  incurred,  and  Delaware  state  including service with respect
                     incurred,   and  Nevada  state  law  permits a  corporation  to  to an employee benefit plan,
                     law permits a  corporation  to  purchase      and      maintain  will be indemnified by the
                     purchase      and     maintain  liability   insurance  for  its  corporation to the full extent
                     liability  insurance  for  its  directors  and  officers.   The  permitted by the DGCL as the
                     directors  and  officers.  The  DGCL        provides       that  law exists or may hereafter be
                     NRS       provides        that  indemnification   may   not  be  amended.. The indemnification
                     indemnification   may  not  be  made  for any  claim,  issue or  rights to be conferred by made for any  claim,  issue or  matter  as to  which  a  person  Espotting's bylaws are not matter  as to  which a  person  has  been  adjudged  by a court  exclusive of any other right
                     has been  adjudged  by a court  of competent jurisdiction,  to   which a
                     of   competent   jurisdiction,  after exhaustion of all appeals
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     after    exhaustion   of   all  therefrom,    to   be             person seeking indemnification may be
                     appeals   therefrom,   to   be  liable   to  the   corporation,   entitled under any law, bylaw,
                     liable  to  the   corporation,  unless  and only to the  extent   agreement, vote of
                     unless  and only to the extent  a  court  determines  that  the   stockholders or disinterested
                     a court  determines  that  the  person    is     entitled    to   directors or otherwise.
                     person    is    entitled    to  indemnity  for such expenses as
                     indemnity  for  such  expenses  the court deems proper.
                     as the court deems proper.
                                                     FindWhat-Delaware's bylaws
                     Under   FindWhat's   articles,  provide that each person who
                     FindWhat  may  enter  into  an  is involved in any actual or agreement  of  indemnification  threatened action, suit or with its  directors to provide  proceeding, whether civil,
                     for   indemnification  to  the  criminal, administrative or
                     fullest extent  permitted,  as  investigative, by reason of currently  provided under NRS.  the fact that he or she is or
                     FindWhat's  articles  does not  was a director, officer,
                     preclude  indemnification when  employee or agent of the
                     a  suit  is   initiated  by  a  corporation, or is or was
                     director.                       serving at the request of the
                                                     corporation as a director,
                                                     officer, employee or agent of
                                                     another corporation or of a
                                                     partnership, joint venture,
                                                     trust or other enterprise,
                                                     including service with respect
                                                     to an employee benefit plan,
                                                     will be indemnified by the
                                                     corporation to the full extent
                                                     permitted by the DGCL as the
                                                     law exists or may hereafter be
                                                     amended (but, in the case of
                                                     any such amendment, only to
                                                     the extent that such amendment
                                                     permits the corporation to
                                                     provide broader
                                                     indemnification rights than
                                                     said law permitted prior to
                                                     such amendment) or by other
                                                     applicable laws then in
                                                     effect. However,
                                                     FindWhat-Delaware's bylaws do
                                                     not provide indemnification
                                                     for a director who initiates a
                                                     suit against
                                                     FindWhat-Delaware, except in
                                                     specified situations required
                                                     by law or authorized by the
                                                     FindWhat-Delaware Board, or if
                                                     the director brings suit to
                                                     enforce an indemnification
                                                     contract. The indemnification
                                                     rights to be conferred by
                                                     FindWhat-Delaware's bylaws are
                                                     not
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                     exclusive of any other
                                                     right to which a person
                                                     seeking indemnification may be
                                                     entitled under any law, bylaw,
                                                     agreement, vote of
                                                     stockholders or disinterested
                                                     directors or otherwise.
                                                     FindWhat-Delaware is
                                                     authorized to purchase and
                                                     maintain insurance on behalf
                                                     of its directors, officers,
                                                     employees and agents.
----------------------------------------------------------------------------------------------------------------------
Amendment to         Under the NRS, the board of     Under the DGCL, unless the       Espotting's bylaws provide
Articles or          directors of a Nevada           certificate of incorporation     that, subject to the
Certificate of       corporation that has already    otherwise provides, amendments   limitations set forth in the
Incorporation and    issued stock must approve any   to the certificate of            certificate of incorporation,
Bylaws               proposed amendment to its       incorporation generally          Espotting's board of directors
                     articles of incorporation and   require the approval of the      has the power to amended the
                     declare its advisability.       holders of a majority of the     bylaws.
                     The proposed amendments must    outstanding stock entitled to
                     be approved by a majority of    vote thereon, and if the         However, in its certificate of
                     all the votes entitled to be    amendment would increase or      incorporation Espotting has
                     cast by each voting group,      decrease the number of           undertaken to each  holder of
                     unless the articles of          authorized shares of any class   series A preferred stock that
                     incorporation require a         or series or the par value of    without the specific consent
                     greater or lesser vote with     such shares or would adversely   of the Beringea entities or
                     respect to specified            affect the rights, powers or     notice to the Beringea
                     amendments. FindWhat's          preferences of such class or     entities and the consent  of
                     articles requires approval by   series, a majority of the        a majority of  the holders of
                     a majority of the               outstanding stock of such        Espotting's series A preferred
                     stockholders to amend the       class or series also would       stock, Espotting shall not
                     articles.                       have to approve the amendment.   make any change or amendment
                                                     In addition, the proposed        to its certificate of
                     There is no provision in the    certificate of incorporation     incorporation or its bylaws.
                     NRS that proscribes             of FindWhat-Delaware requires
                     amendments by the board of      the affirmative vote of the
                     directors to a corporation's    holders of at least sixty-six
                     bylaws.  FindWhat's bylaws      and two-thirds percent (66
                     requires the unanimous          2/3%) of the voting power of
                     consent of the FindWhat         all of the outstanding shares
                     Board, or approval by the       of capital stock entitled to
                     holders of a majority of the    vote to amend provisions
                     issued and outstanding          regarding the Board of
                     capital stock with the          Directors and indemnification
                     authority to vote thereon, to   of officers and directors.
                     amend the bylaws.
                                                     Under the DGCL, directors may
                                                     amend the bylaws of a
                                                     corporation only if such right
                                                     is expressly conferred upon
                                                     the directors in its certificate
                                                     of FindWhat-Delaware's
                                                     certificate of
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                     incorporation
                                                     permits a majority of the
                                                     FindWhat-Delaware Board to
                                                     adopt, alter or amend
                                                     FindWhat-Delaware's bylaws,
                                                     and permits stockholders to
                                                     amend the bylaws, subject to
                                                     approval by a majority of the
                                                     issued and outstanding capital
                                                     stock with the authority to
                                                     vote thereon.
----------------------------------------------------------------------------------------------------------------------
Anti-takeover        The NRS prohibits certain       Section 203 of the DGCL          Section 203 of the DGCL also
Provisions           business combinations between   provides that, subject to        applies to Espotting.
                     a corporation and an            certain exceptions specified
                     "interested stockholder" (one   therein, a corporation shall
                     beneficially holding,           not engage in any business
                     directly or indirectly, at      combination with any
                     least 10% of the outstanding    "interested stockholder" for a
                     voting stock) for three years   three-year period following
                     after such person became an     the date that such stockholder
                     interested stockholder unless   becomes an interested
                     such interested stockholder,    stockholder unless (i) prior
                     prior to becoming an            to such date, the board of
                     interested stockholder,         directors of the corporation
                     obtained the approval of the    approved either the business
                     board of directors of either    combination or the transaction
                     the business combination or     which resulted in the
                     the transaction that resulted   stockholder becoming an
                     in such person becoming an      interested stockholder, (ii)
                     interested stockholder.         upon consummation of the
                     Notwithstanding the             transaction which resulted in
                     foregoing, the NRS permits      the stockholder becoming an
                     business combinations that      interested stockholder, the
                     meet all requirements of the    interested stockholder owned
                     corporation's articles of       at least 85% of the voting
                     incorporation and either (i)    stock of the corporation
                     are approved by the board of    outstanding at the time the
                     directors before the            transaction commenced
                     interested stockholder became   (excluding shares held by
                     an interested stockholder (or   directors who are also
                     as to which the purchase of     officers and employee stock
                     shares made by the interested   purchase plans in which
                     stockholder had been approved   employee participants do not
                     by the board of directors       have the right to determine
                     before the date of purchase),   confidentially whether plan
                     or (ii) are approved by the     shares will be tendered in a
                     affirmative vote of the         tender or exchange offer) or
                     holders of stock representing   (iii) on or subsequent to such
                     a majority of the voting        date, the business combination
                     stock (excluding voting stock   is approved by the board of
                     of the interested stockholder   directors of the corporation
                     and its affiliates and          and by the affirmative vote at
                     associates) at a meeting        an annual or special meeting,
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     called for such purpose no      and not by written consent, of
                     earlier than three years        at least 66 2/3% of the
                     after the interested            outstanding voting stock which
                     stockholder became an           is not owned by the interested
                     interested stockholder, or      stockholder. Except as
                     (iii) the form and amount of    specified in Section 203 of
                     consideration to be received    the DGCL, an interested
                     by stockholders (excluding      stockholder is defined to
                     the interested stockholder)     include (a) any person that is
                     of the corporation satisfy      the owner of 15% or more of
                     certain tests and, with         the outstanding voting stock
                     limited exceptions, the         of the corporation or is an
                     interested stockholder has      affiliate or associate of the
                     not become the beneficial       corporation and was the owner
                     owner of additional voting      of 15% or more of the
                     shares of the corporation       outstanding voting stock of
                     after becoming an interested    the corporation, at any time
                     stockholder and before the      within three years immediately
                     business combination is         prior to the relevant date and
                     consummated. A corporation      (b) the affiliates and
                     may expressly exclude itself    associates of any such person.
                     from application of the
                     foregoing business              Under certain circumstances,
                     combination provisions of the   Section 203 of the DGCL may
                     NRS, but FindWhat has not       make it more difficult for a
                     done so.                        person who would be an
                                                     "interested stockholder" to
                                                     effect various business
                                                     combinations with a
                                                     corporation for a three-year
                                                     period, although the
                                                     corporation's certificate of
                                                     incorporation or stockholders
                                                     may elect to exclude a
                                                     corporation from the
                                                     restrictions imposed
                                                     thereunder.
                                                     FindWhat-Delaware's
                                                     certificate does not exclude
                                                     FindWhat-Delaware from the
                                                     restrictions imposed under
                                                     Section 203 of the DGCL. It is
                                                     anticipated that the
                                                     provisions of Section 203 of
                                                     the DGCL may encourage
                                                     companies interested in
                                                     acquiring FindWhat-Delaware to
                                                     negotiate in advance with the
                                                     FindWhat-Delaware Board, since
                                                     the stockholder approval
                                                     requirement would be avoided
                                                     if a majority of the directors
                                                     then in office approve either
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                     the business combination or
                                                     the transaction which results
                                                     in the stockholder becoming an
                                                     interested stockholder.
----------------------------------------------------------------------------------------------------------------------
Stockholder Rights   FindWhat has not currently      FindWhat-Delaware has not        Espotting has not currently
Plan                 adopted a stockholder rights    currently adopted a              adopted a stockholder rights
                     plan.                           stockholder rights plan.         plan.
----------------------------------------------------------------------------------------------------------------------
Provisions           The NRS provides that the       The   DGCL   has  a   provision  The DGCL requires that either
Relating to Some     sale, lease, exchange or        similar to that of Nevada  law,  (i) no shares of common stock
Business             disposal of all of the assets   requiring  stockholder approval  of the surviving corporation
Combinations         of a Nevada corporation as      in the case of the  disposition  and no shares, securities or
                     well as any merger,             of  assets  or  a  merger  or a  obligations convertible into
                     consolidation or share          share   exchange.    The   DGCL  such stock are to be issued or
                     exchange generally must be      requires  that  either  (i)  no  delivered under the plan of
                     recommended by the Board of     shares of  common  stock of the  merger or (ii) the authorized
                     Directors and approved by the   surviving  corporation  and  no  unissued shares or the
                     affirmative vote of a           shares,      securities      or  treasury shares of common
                     majority of the shares of       obligations   convertible  into  stock of the surviving
                     each class of the stock of      such  stock are to be issued or  corporation to be issued or
                     the corporation entitled to     delivered  under  the  plan  of  delivered under the plan of
                     vote on such matters. Under     merger  or (ii) the  authorized  merger, plus those initially
                     the NRS, the vote of the        unissued    shares    or    the  issuable upon conversion of
                     stockholders of a Nevada        treasury   shares   of   common  any other shares, securities
                     corporation surviving a         stock    of    the    surviving  or obligations to be issued or
                     merger is not required if:      corporation  to  be  issued  or  delivered under such plan, do
                     (i) the articles of             delivered  under  the  plan  of  not exceed 20% of the shares
                     incorporation of the            merger,  plus  those  initially  of common stock of such
                     surviving corporation will      issuable  upon   conversion  of  constituent corporation
                     not substantially differ from   any  other  shares,  securities  outstanding immediately prior
                     its articles of incorporation   or  obligations to be issued or  to the effective date of the
                     before the merger, (ii) each    delivered  under such plan,  do  merger.
                     stockholder of the surviving    not  exceed  20% of the  shares
                     corporation before the          of   common   stock   of   such
                     effective date will hold the    constituent         corporation
                     same number of shares, with     outstanding  immediately  prior
                     identical designations,         to the  effective  date  of the
                     preferences, limitations and    merger.
                     relative rights immediately
                     after the merger, (iii) the
                     number of voting shares
                     outstanding immediately after
                     the merger, plus the number
                     of voting shares issued as a
                     result of the merger, will
                     not exceed by more than
                     twenty percent the total
                     number of voting shares of
                     the surviving entity
                     outstanding immediately
                     before the merger, and (iv)
                     the number of participating
                     shares outstanding
                     immediately after the merger,
                     plus the number of
                     participating shares issuable
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                     as a result of the merger
                     will not exceed by more than
                     twenty percent the total
                     number of participating
                     shares outstanding
                     immediately before the
                     merger.
----------------------------------------------------------------------------------------------------------------------
Appraisal Rights     The appraisal rights of         The appraisal rights of            The appraisal rights of
                     FindWhat stockholders are set   FindWhat-Delaware stockholders     Espotting stockholders are set
                     forth under The Merger -        are set forth under The Merger -   forth under The Merger -
                     Appraisal Rights on page 69.    Appraisal Rights on page 69.       Appraisal Rights on page 69.
----------------------------------------------------------------------------------------------------------------------
Rights of            The rights of preferred         FindWhat does not currently        Espotting's certificate of
Preferred            stockholders of FindWhat are    have any shares of preferred       incorporation authorizes the
Stockholders         set forth under "Description    stock issued and outstanding,      board of directors to issue up
                     of FindWhat Capital Stock -     and no shares of preferred         to 5 million shares of
                     FindWhat Preferred Stock" on    stock will be issued and           preferred stock. The board of
                     page 154.                       outstanding immediately            directors is authorized to
                                                     following the reincorporation.     designate and establish one or
                                                                                        more series of preferred
                                                                                        stock, to fix the number of
                                                                                        shares constituting each
                                                                                        series, and to fix the
                                                                                        designations, powers and other
                                                                                        special rights, and
                                                                                        qualifications, limitations or
                                                                                        restrictions thereof, of each
                                                                                        series and the relative rights
                                                                                        as between series and to
                                                                                        increase or decrease the
                                                                                        number of shares constituting
                                                                                        each series.

                                                                                        60 shares of Espotting
                                                                                        preferred stock have been
                                                                                        designated as series A
                                                                                        preferred stock.
----------------------------------------------------------------------------------------------------------------------
Restrictions on      None                            None                               Espotting's certificate of
Transfer                                                                                incorporation provides that
                                                                                        the Instrument Investors may
                                                                                        not transfer its Instrument
                                                                                        Investors Shares without the
                                                                                        consent of the majority of the
                                                                                        Instrument Investors.
                                                                                        A holder of Espotting's series
                                                                                        A preferred stock may only
                                                                                        accept a bona fide offer to
                                                                                        purchase its series A
                                                                                        preferred stock after
                                                                                        complying with the provisions
                                                                                        of Espotting's certificate of
                                                                                        incorporation regarding the
                                                                                        right of first refusal of the
                                                                                        remaining series A preferred
                                                                                        stockholders.

                                                                                        Pursuant to Espotting's
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                                      149
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      certificate of incorporation,
                                                                                      provided that a majority of
                                                                                      the holders of Espotting's
                                                                                      series A preferred stock  have
                                                                                      not given their specific
                                                                                      approval, if a holder of
                                                                                      common stock sells or
                                                                                      otherwise transfers any stock,
                                                                                      the transferee must offer to
                                                                                      purchase or accept a
                                                                                      percentage of the stock of the
                                                                                      other holders of Espotting's
                                                                                      series A preferred stock equal
                                                                                      to the percentage of the
                                                                                      transferring series A
                                                                                      preferred stockholders' stock
                                                                                      being purchased, on the same
                                                                                      terms and conditions as the
                                                                                      transferring series A
                                                                                      preferred stockholders' stock
                                                                                      is being purchased. The
                                                                                      transferring series A
                                                                                      preferred stockholders must
                                                                                      give the non-transferring
                                                                                      Instrument Investors 15 days
                                                                                      notice of any proposed
                                                                                      transfer and of their option
                                                                                      to participate.

                                                                                      Additionally, if a majority of
                                                                                      the series A holders give
                                                                                      their consent, and the holders
                                                                                      of 50.01% or more the common
                                                                                      stock of Espotting receive an
                                                                                      offer to purchase 100% of the
                                                                                      common stock of Espotting,
                                                                                      100% of the outstanding common
                                                                                      and series A preferred stock
                                                                                      of Espotting or any other
                                                                                      transaction designed to have a
                                                                                      similar effect, then Espotting
                                                                                      has the right to require all
                                                                                      of Espotting's stockholders to
                                                                                      participate in the offer on
                                                                                      the same terms and conditions,
                                                                                      including the per share price
                                                                                      and date of sale. Espotting's
                                                                                      certificate of incorporation
                                                                                      provides that the Instrument
                                                                                      Investors may not transfer its
                                                                                      Instrument Investors Shares
                                                                                      without the consent of the
                                                                                      majority of the Instrument
                                                                                      Investors.
                                                                                      A holder of Espotting's series
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                                      150

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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      A preferred stock may only
                                                                                      accept a bona fide offer to
                                                                                      purchase its series A
                                                                                      preferred stock after
                                                                                      complying with the provisions
                                                                                      of Espotting's certificate of
                                                                                      incorporation regarding the
                                                                                      right of first refusal of the
                                                                                      remaining series A preferred
                                                                                      stockholders.

                                                                                      Pursuant to Espotting's
                                                                                      certificate of incorporation,
                                                                                      provided that a majority of
                                                                                      the holders of Espotting's
                                                                                      series A preferred stock  have
                                                                                      not given their specific
                                                                                      approval, if a holder of
                                                                                      common stock sells or
                                                                                      otherwise transfers any stock,
                                                                                      the transferee must offer to
                                                                                      purchase or accept a
                                                                                      percentage of the stock of the
                                                                                      other holders of Espotting's
                                                                                      series A preferred stock equal
                                                                                      to the percentage of the
                                                                                      transferring series A
                                                                                      preferred stockholders' stock
                                                                                      being purchased, on the same
                                                                                      terms and conditions as the
                                                                                      transferring series A
                                                                                      preferred stockholders' stock
                                                                                      is being purchased. The
                                                                                      transferring series A
                                                                                      preferred stockholders must
                                                                                      give the non-transferring
                                                                                      Instrument Investors 15 days
                                                                                      notice of any proposed
                                                                                      transfer and of their option
                                                                                      to participate.

                                                                                      Additionally, if a majority of
                                                                                      the series A holders give
                                                                                      their consent, and the holders
                                                                                      of 50.01% or more the common
                                                                                      stock of Espotting receive an
                                                                                      offer to purchase 100% of the
                                                                                      common stock of Espotting,
                                                                                      100% of the outstanding common
                                                                                      and series A preferred stock
                                                                                      of Espotting or any other
                                                                                      transaction designed to have a
                                                                                      similar effect, then Espotting
                                                                                      has the right to require all
                                                                                      of Espotting's stockholders to
                                                                                      participate in
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                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                                                      the offer on the same terms and
                                                                                      conditions, including the per
                                                                                      share price and date of sale.
----------------------------------------------------------------------------------------------------------------------
Vacancies on the     Under FindWhat's bylaws,        FindWhat-Delaware's              Espotting's bylaws provide
Board of Directors   newly created vacancies are     certificate and bylaws provide   that, except with respect to
                     to be filled by affirmative     that, subject to any rights of   the Beringea designee to the
                     vote of the shareholders at     holders of FindWhat-Delaware     board of directors, if any
                     any special or regular          preferred stock, any vacancies   vacancy shall occur in the
                     meeting or by a majority of     (including newly-created         board of directors, or if the
                     the remaining directors,        directorships) will be filled    authorized number of directors
                     though less than a quorum       only by a majority of the        shall be increased, the
                     exists.                         remaining directors, though      directors then in office shall
                                                     less than a quorum. Directors    continue to act, and such
                                                     appointed to fill vacancies      vacancies may be filled by a
                                                     created by the resignation or    majority of the directors then
                                                     termination of a director will   in office, though less than a
                                                     serve until the expiration of    quorum.
                                                     the term for which elected.
                                                                                      If the Beringea designee is
                                                                                      removed for cause, resigns or
                                                                                      is otherwise unable to perform
                                                                                      his duties, the holders of
                                                                                      Espotting's series A preferred
                                                                                      stock shall have the exclusive
                                                                                      right to nominate his
                                                                                      replacement and all of the
                                                                                      holders of common stock shall
                                                                                      vote their shares in favor of
                                                                                      such replacement director as
                                                                                      nominated by the Instrument
                                                                                      Investors.
----------------------------------------------------------------------------------------------------------------------
Stockholders         The  bylaws  are   silent  on   FindWhat-Delaware's      bylaws  For a stockholder to properly
Proposals            stockholder   proposals.        provide    that  for   business  to  bring business before an
                                                     be  properly  brought  before a  annual meeting, the
                                                     meeting  of  stockholders  by a  stockholder must give timely
                                                     stockholder,   the  stockholder  notice in writing to
                                                     must have given  timely  notice  Espotting's  Secretary and
                                                     thereof   in   writing  to  the  such business must be a proper
                                                     Secretary                    of  matter for stockholder action.
                                                     FindWhat-Delaware.     To    be  To be timely, the stockholder
                                                     timely, a stockholder's  notice  must deliver its notice not must be  delivered to or mailed  later than the close of
                                                     and  received at the  principal  business on the 60th day nor
                                                     executive       offices      of  earlier than the close of
                                                     FindWhat-Delaware    not   less  business on the 90th day prior
                                                     than 70 days nor  more  than 90  to the first anniversary of days  prior  to the  date of an  the preceding year's annual annual meeting of  stockholders  meeting; provided that in the or, if a special  meeting,  not  event that the date of the
                                                     later   than   the   close   of  annual meeting is more than 30
                                                     business   on   the   7th   day  days before or more than 60
                                                     following  the  earlier  of (i)  days after such anniversary the day on  which  such  notice  date, the stockholder must






----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                      FINDWHAT NEVADA STOCKHOLDERS   FINDWHAT DELAWARE STOCKHOLDERS       ESPOTTING STOCKHOLDERS
                                 RIGHTS                          RIGHTS                         RIGHTS
----------------------------------------------------------------------------------------------------------------------
                                                     of the date of the  meeting was  deliver its notice not earlier mailed,  or  (ii)  the  day  on  than the close of business on which public  disclosure of the  the 90th day prior to such date  of  the  special  meeting  annual meeting and not later
                                                     was made.                        than the close of business on
                                                                                      the later of the 60th day
                                                                                      prior to such annual meeting
                                                                                      or the close of business on
                                                                                      the 10th day following the day
                                                                                      on which Espotting publicly
                                                                                      announces the date of such
                                                                                      meeting.

                                                                                      Only business brought before
                                                                                      the special meeting pursuant
                                                                                      to Espotting's notice of such
                                                                                      meeting shall be conducted.
----------------------------------------------------------------------------------------------------------------------
Holding Company      The NRS  does not  permit  the  Section   251(g)  of  the  DGCL  Section 251(g) of the DGCL
Structure            formation    of   a    holding  permits   a   corporation    to  also applies to Espotting.
                     company  structure without the  implement  a  holding   company
                     approval of the  corporation's  structure  without the approval
                     stockholders.                   of      the       corporation's
                                                     stockholders.
----------------------------------------------------------------------------------------------------------------------

                      DESCRIPTION OF FINDWHAT CAPITAL STOCK

         The following summary of the terms of the capital stock of FindWhat before and after the merger is not meant to be complete and is qualified by reference to FindWhat's articles of incorporation and bylaws. Copies of FindWhat's articles of incorporation and bylaws are incorporated herein by reference.

AUTHORIZED CAPITAL STOCK

         Prior to Completion of the Merger. Under FindWhat's articles of incorporation, FindWhat's authorized capital stock consists of 50,000,000 shares of FindWhat common stock, $.001 par value, and 500,000 shares of preferred stock, $.001 par value. As of January 31, 2004, there were issued and outstanding 21,598,092 shares of common stock and no shares of preferred stock were issued and outstanding.

         After the Annual Meeting. At the FindWhat annual meeting, holders of FindWhat common stock will be asked to approve an amendment of the articles of incorporation to increase the number of authorized shares of common stock to from 50,000,000 to 200,000,000.

FINDWHAT COMMON STOCK

         FindWhat Common Stock Outstanding. The outstanding shares of FindWhat common stock are, and the shares of FindWhat common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.

         Voting Rights. Each holder of FindWhat common stock is entitled to one vote for each share of FindWhat common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

         Dividend Rights; Rights Upon Liquidation. The holders of FindWhat common stock are entitled to receive, from legally available funds for the payment thereof, dividends at such times and in such amounts as the board of directors of FindWhat shall determine. Upon the dissolution, liquidation, or winding up of FindWhat, the holders of FindWhat common stock shall receive all remaining assets of FindWhat available for distribution to its stockholders ratably proportioned to the number of shares held by them.

         Preemptive Rights. Holders of FindWhat common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

FINDWHAT PREFERRED STOCK

         FindWhat Preferred Stock Outstanding. As of the date of this joint proxy statement/prospectus, FindWhat had not issued any shares of preferred stock.

         Blank Check Preferred Stock. Under FindWhat's articles of incorporation, FindWhat's board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

                                   PROPOSAL 2
                     FINDWHAT.COM 2004 STOCK INCENTIVE PLAN

         FindWhat's board of directors has approved the adoption of the FindWhat 2004 Stock Incentive Plan (the "SIP"), subject to approval of the SIP by FindWhat's stockholders. The following summary, which highlights the material features of the SIP, is qualified in its entirety by the full text of the SIP, attached hereto as Appendix E and incorporated herein by reference.

GENERAL

         The SIP provides for the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, stock bonus awards, deferred stock awards and other stock-based awards based on, or related to, the common shares of FindWhat. Under the SIP, 3,000,000 shares of FindWhat common stock, par value of $0.001, are reserved for issuance in connection with awards. As of March 11, 2004, the closing price of a share of FindWhat common stock was $17.79.

ELIGIBILITY TO RECEIVE AWARDS UNDER THE SIP

         Officers and other employees of FindWhat and its subsidiaries may be eligible to receive awards under the SIP, including employees who reside outside of the United States. In addition, awards (other than incentive stock options) may be granted to independent agents, consultants and attorneys. The number and identity of the individuals who will receive awards under the SIP cannot be determined at this time because eligibility for participation in the SIP is at the discretion of a committee to be set up by FindWhat's board. No participant may receive awards covering more than 2,000,000 shares during the term of the SIP.

ADMINISTRATION OF THE SIP

         The SIP will be administered by the board of directors of FindWhat or, at the board's discretion, a committee of the board. Among other things, the committee will have the authority to select individuals to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the SIP, prescribe, amend and rescind any rules or regulations relating to the SIP and to make all other determinations necessary or advisable for the administration of the SIP.

TERM OF THE SIP

         The SIP shall continue in effect until terminated by the board, except that awards may not be granted under the SIP after the expiration of ten (10) years from the effective date.

AMENDMENT AND TERMINATION OF THE SIP

         FindWhat's board may amend, suspend or terminate the SIP at any time, provided that stockholder approval is obtained where required by law or regulation. No amendment, suspension or termination of the SIP will adversely affect any previously granted award without the relevant participant's consent.

STOCK OPTIONS

         The SIP permits the award of incentive stock options to employees and non-qualified stock options to directors, officers, employees, consultants and advisors. The number of shares covered by each option, and the exercise price of each share, will be determined by the committee of FindWhat's board of directors. In the case of incentive stock options, the exercise price cannot be less than 100% (or 110% in the case of an employee stockholder holding more than 10% of FindWhat's stock) of the fair market value of such shares on the date the option is granted. The exercise price of shares subject to a non-qualified stock option will also be fixed by the committee and may be equal to, more than or less than 100% of the fair market value of such shares on the date of grant, but cannot be less than the par value of the stock. The participant must pay the exercise price in cash, by tendering previously acquired FindWhat shares that he or she already owns (or a combination of cash and previously owned shares) or using the cashless exercise method.

         An option will expire ten (10) years after its grant date, except that incentive stock options granted to a stockholder holding more than 10% of FindWhat's stock will terminate five (5) years after the grant date.

         If a participant's employment with FindWhat terminates by reason of death, disability or retirement, options held by the participant can be exercised, to the extent they were exercisable immediately prior to the participant's death, disability or retirement for a period of three (3) months or until the expiration of the stated term of such option, whichever period is shorter. In the event that a participant who has terminated employment by reason of disability or retirement dies within the three (3) month exercise period described above, any unexercised portion of his or her option will be exercisable (to the extent it was exercisable at the date of the participant's disability or retirement) for a period of three (3) months from the date of the participant's death.

         If a participant's employment terminates for any reason other than death, disability or retirement, options held by the participant may be exercised for a period of three (3) months from the date of such termination or until the expiration of the stated term of the option, whichever period is shorter; except that if a participant is terminated for cause, the option will automatically terminate.

STOCK APPRECIATION RIGHTS ("SARs")

         The SIP also permits the award of SARs, which may be granted separately or in tandem with an option granted prior to or simultaneously with the grant of SARs. The SARs will be evidenced by a written agreement in a form approved by the committee. The committee will have the authority to accelerate the exercise terms applicable to each SAR in such circumstances and subject to terms and conditions it deems appropriate.

         Upon exercise of an SAR, the participant will receive a payment equal to all or a portion of the excess of the fair market value of a specified number of shares of stock at the time of exercise, over a specified price not less than 100% of the fair market value of the stock at the time the right is granted. FindWhat will be able to pay this amount in cash, stock (valued at its then fair market value) or any combination of these. The committee will determine the number of shares covered by each SAR.

         If a participant's employment with FindWhat terminates by reason of death or disability, any SAR held by the participant can be exercised, to the extent it was exercisable immediately prior to the participant's death or disability, for a period of three (3) months or until the expiration of the stated term of such SAR, whichever period is shorter. If a participant's employment terminates for any reason, other than death or disability, any rights of the participant under any SAR will terminate immediately; except that if the participant is involuntarily terminated by FindWhat without cause, such SAR may be exercised for a period of three (3) months from the date of such termination or until the expiration of the stated term of the SAR, whichever period is shorter.

RESTRICTED STOCK AWARDS

         The SIP also permits the grant of restricted stock awards, which will be evidenced by a written agreement in a form approved by the committee. Restricted stock awards granted under the SIP will be subject to terms, conditions and restrictions as determined by the committee at the time of grant, including, but not limited to, prohibitions against transfer, substantial risks of forfeiture, and attainment of performance objectives. Restricted stock awards granted, and the right to vote underlying shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered during the restriction period, except under limited circumstances.

         If a participant's employment with FindWhat terminates by reason of death or disability, all shares of a restricted stock award, which are not subject to any unlapsed restrictions, will become vested. If the participant's employment terminates for any reason other than death or disability, any rights of the participant under any restricted stock award which are subject to unlapsed restrictions will immediately terminate and be forfeited to FindWhat without payment of any consideration.

STOCK BONUS AWARDS

         The SIP also permits stock bonus awards, which will consist of awards of FindWhat common stock and will be evidenced by a written agreement in a form approved by the committee. The committee will determine the terms and conditions of each stock bonus award and may condition such awards upon the attainment of performance objectives or impose other restrictions consistent with the terms of the SIP.

DEFERRED STOCK AWARDS

         The committee may also make deferred stock awards, which entitle participants to future payments of shares of stock upon the expiration of a specified time period ("deferral period") and upon the satisfaction of certain conditions during the deferral period. The committee will have complete discretion to determine the terms and conditions of the deferred stock award, which will be evidenced by a written agreement in a form approved by the committee. At the end of the deferral period, the participant will receive share certificates for the shares of stock covered by the deferred stock award.

         A participant may request to defer the receipt of all or part of a deferred stock award for an additional specified period of time or until a specified event. Except as otherwise specified by the committee, such requests must be made at least one (1) year prior to the expiration of the original deferral period.

         If a participant's employment with FindWhat terminates by reason of death or disability, the participant will be vested in his or her deferred stock award to the extent vested at the time of his or her termination of employment. If the participant's employment terminates for any reason other than death or disability, any rights of the participant under any deferred stock award that remain unvested will immediately terminate and be forfeited to FindWhat without payment of any consideration.

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. A participant will not recognize income upon the grant or exercise of an incentive stock option unless the alternative minimum tax rules apply. Upon the participant's disposition of the shares acquired under an option (assuming the disposition occurs no sooner than two years after the date of grant and at least one year after exercise of the option), any gain realized by the participant will be a capital gain. If a participant disposes of the shares prior to two years after the date of grant and one year after exercise of the option, the participant's gain, if any, will be characterized as ordinary income.

         Non-Qualified Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option. However, upon exercise of the option, the participant will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares over the exercise price. Upon the participant's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as a capital gain or loss and may be taxable at various preferential capital gains rates, depending on the amount of time the shares are held by the participant.

         Stock Appreciation Rights. A participant will not recognize taxable income upon the grant of an SAR. Tax is generally deferred until the SAR is exercised and payment is made to the participant. The entire payment is taxable to the participant as ordinary income upon receipt.

         Restricted Stock Awards. Unless the participant makes an election under
Section 83(b) of the Code, restricted stock will not be taxable when issued. Any dividends paid to the participant prior to the lapse of any restrictions are taxable to the participant as ordinary income. When the restrictions lapse, the participant will be treated as receiving ordinary taxable income in the amount of the excess of the then fair market value over the amount, if any, paid by the participant for the shares. If a participant makes an election under Section 83(b) of the Code, he or she will pay tax on the amount of the excess of the then fair market value over the amount, if any, paid by the participant for the shares at ordinary income tax rates, then pay capital gains tax when he or she actually sells the shares.

         Stock Bonus Awards. With respect to non-restrictive stock bonus awards, a participant will recognize taxable income on the fair market value of the stock as of the date the award. With respect to restrictive stock bonus awards, a participant will recognize ordinary income on the date applicable restrictions lapse and the stock is no longer subject to a substantial risk of forfeiture. The amount recognized as ordinary income is equal to the fair market value of the stock on the date that the applicable restriction lapses.

         Deferred Stock Awards. The award of a right to receive stock at a future date will not have any immediate tax consequences. Any dividends paid to the participant prior to the issuance of shares are taxable compensation income to the participant. At the time shares of stock are issued under a deferred stock award, the participant will be treated as having received taxable compensation. The amount of that income will be the fair market value of one share of stock times the number of shares received.

         Company Deduction. FindWhat generally will be entitled to a tax deduction in connection with an award made under the SIP only to the extent that the participant recognizes ordinary income from the award and FindWhat has complied with the necessary withholding and reporting requirements. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to FindWhat's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Section 162(m) of the Code.

         This summary is not intended to be a complete explanation of all of the federal income tax consequences of participating in the SIP. A participant should consult his or her personal tax advisor to determine the particular tax consequences of the replacement SIP, including the application and effect of foreign state and local taxes, and any changes in the tax laws after the date of this joint proxy statement/prospectus.

REQUIRED VOTE

         The affirmative vote of at least a majority of the shares of FindWhat common stock represented at the meeting and entitled to vote as long as a quorum is present at the meeting in person or by proxy is required to approve the SIP.

         FINDWHAT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE FINDWHAT 2004 STOCK INCENTIVE PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY FINDWHAT'S BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE FINDWHAT 2004 STOCK INCENTIVE PLAN.

                                   PROPOSAL 3
                          EMI REPLACEMENT OPTION PLAN

         FindWhat's board of directors has approved the adoption of the FindWhat EMI Replacement Option Plan, subject to approval of the plan by FindWhat's stockholders. The following summary, which highlights the material features of the EMI Replacement Option Plan, is qualified in its entirety by the full text of the EMI Replacement Option Plan, attached hereto as Appendix F and incorporated herein by reference.

PURPOSE OF THE PLAN

         FindWhat's board of directors adopted the EMI Replacement Option Plan to enable FindWhat to fulfill its obligation following consummation of the merger with Espotting to grant replacement stock options to employees of Espotting Media (U.K.) Limited, a U.K. subsidiary of Espotting, who hold options granted by Espotting as "qualifying options" under U.K. tax legislation Schedule 5 (Enterprise Management Incentives) to the Income Tax (Earnings and Pensions) Act 2003. U.K. qualifying options are subject to favorable U.K. income tax and social security treatment. The purpose of the EMI Replacement Option Plan is to grant options for commercial reasons in order to retain employees and will enable FindWhat to grant options to these employees that will replace their existing options and that will continue to be qualifying options for U.K. tax purposes.

         In order to preserve the qualification of the options for favorable U.K. income tax and social security treatment, the terms of the EMI Replacement Option Plan are substantially the same as the terms of the Espotting Share Option Plan under which the existing options were granted by Espotting.

OPTIONS

         Options will only be granted under the EMI Replacement Option Plan to employees and employed directors of Espotting Media (U.K.) Limited to replace existing U.K. qualifying options granted by Espotting. Only options which are granted to replace U.K. qualifying options may be granted under the EMI Replacement Option Plan.

         No options will be granted under the EMI Replacement Option Plan to the chief executive officer, the other named executive officers, employees or directors of FindWhat.

         Options issued under the EMI Replacement Option Plan will be to purchase shares of common stock of FindWhat, par value of $0.001. Options will only be granted over whole (and not fractional) shares. The number of shares subject to options granted under the EMI Replacement Option Plan are to be taken into account in determining the share limits of the FindWhat 2004 Stock Incentive Plan.

         Options granted under the EMI Replacement Option Plan will be granted on terms such that they continue to be qualifying options for U.K. purposes. The number of shares covered by each option and the exercise price applicable to the option will be determined in accordance with the requirements of the U.K. legislation. This requires that the option to be granted by FindWhat must be over the same overall market value of shares as the option which it replaces and subject to the same overall exercise price.

         Options granted under the EMI Replacement Option Plan will be fully vested and exercisable from the date of grant. The options will expire 10 years after the date of grant of the original options granted by Espotting which they replace, unless an earlier lapse event occurs. The options will lapse on completion of a sale or change in control of FindWhat (unless notice is served otherwise by FindWhat), on the participants committing any breach entitling their employer to terminate their employment without notice, one month after the participants cease to be eligible employees, or on the passing of an effective resolution or court order to wind up FindWhat.

         All options granted under the EMI Replacement Option Plan will be non-qualified options for U.S. purposes.

         The options will not be transferable by the participant, although following the death of the participant the option may be exercised by the participant's personal representatives.

ADMINISTRATION OF THE PLAN

         The EMI Replacement Option Plan will be administered by FindWhat's board of directors or by a committee established by it to whom it delegates its powers under the EMI Replacement Option Plan.

TERM OF THE PLAN

         The EMI Replacement Option Plan will terminate ten years after its adoption by FindWhat, unless earlier terminated by FindWhat's board of directors or the stockholders of FindWhat.

AMENDMENT

         FindWhat's board of directors may terminate, amend, or modify the EMI Replacement Option Plan at any time provided that any amendment which benefits participants requires the approval of FindWhat's stockholders.

         No amendment of the EMI Replacement Option Plan may adversely affect any options previously granted under the EMI Replacement Option Plan without the consent of the participants who, if all outstanding options were exercised in full, would be entitled to 75% of the shares to be transferred or issued under the plan in respect of such options.

FEDERAL INCOME TAX CONSEQUENCES

         Under current law, U.S. federal income and U.K. tax consequences related to stock options granted under the EMI Replacement Option Plan would generally be as set forth in the following summary. This summary does not purport to be a complete analysis of all relevant potential U.S. federal income tax, U.K. tax or other tax consequences, or to describe tax consequences based on particular circumstances. In addition, the summary does not discuss the income tax laws of any municipality, state or foreign country (other than the U.K.) in which any plan participant may reside or to which any plan participant may be subject.

         Generally, no U.S. taxable income will be recognized at the time of grant of a U.S. non-qualified stock option. Upon exercise of a U.S. non-qualified stock option, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the excess of the then fair market value of the shares over the exercise price. However, the options to be granted under the EMI Replacement Option Plan are to employees of Espotting Media (U.K.) Limited, a U.K. based company, and therefore it is not anticipated that the participants will be subject to U.S. federal income tax upon exercise.

         In the U.K., the grant of the option will not give rise to any tax liability to the participant. Generally, the exercise of a U.K. qualifying option will not give rise to any U.K. income tax or social security contributions unless it was granted at a discount to market value. The options granted by Espotting and which are to be replaced under the EMI Replacement Option Plan were not granted at a discount to market value. However, if a "disqualifying event" (as defined in the U.K. legislation) occurs and the option is exercised more than 40 days after this event, the increase in value of the shares from the date immediately before the disqualifying event will be subject to U.K. income tax and both employees' and employer's social security contributions.

         It will be a term of options granted under the EMI Replacement Option Plan that the participants agree to accept the transfer of the employer's liability to pay U.K. employer's social security contributions and to enter into a formal election approved by the U.K. tax authorities to accomplish this, so that any U.K. social security liability which may arise on exercise will be a liability of the participant and not the employer.

         Any tax or social security liability which arises on exercise may be paid by the participant directly in cash, by the employer withholding from other payments due to the participant or by the sale of shares otherwise due to the participant on exercise.

         Payment of Exercise Price. The exercise price must be paid by the participant in cash and may not be paid by the transfer of stock already owned by the participant.

         Company Deductions. FindWhat will not be entitled to a U.S. tax deduction in connection with the exercise of the options since the participants are employed by an indirect subsidiary of FindWhat and not FindWhat itself. Espotting Media (U.K.) Limited, as the employer of the participants, may be entitled to a statutory corporation tax deduction in the U.K. on the amount which would have been subject to U.K. income tax and social security contributions on the exercise of the options if they had not been qualifying options in the U.K.

         Holding Periods. Holders of shares acquired upon the exercise of options under the EMI Replacement Option Plan are not required to hold such shares for any period of time before they are permitted to transfer them.

         Other Tax Considerations. This summary is not intended to be a complete explanation of all of the federal or U.K. income tax consequences of participating in the EMI Replacement Option Plan. A participant should consult his or her personal tax advisor to determine the particular tax consequences of the EMI Replacement Option Plan, including the application and effect of foreign state and local taxes, and any changes in the tax laws after the date of this proxy statement.

BENEFITS UNDER THE EMI REPLACEMENT OPTION PLAN

         Options will be granted under the EMI Replacement Option Plan to replace the existing qualifying options granted by Espotting. Qualifying options are held by approximately 109 employees of Espotting Media (U.K.) Limited over approximately 1,413,084 shares of Espotting common stock with an aggregate exercise price of $2,359,787.50 (an average exercise price of $1.67 per share). The options granted by FindWhat to replace these qualifying options will be over the same aggregate value of shares (determined at consummation of the merger) and with the same aggregate exercise price ($2,359,787.50).

         The actual number of shares to be subject to options granted under the EMI Replacement Option Plan will depend upon the market value of FindWhat's common stock at consummation of the merger. As of March 11, 2004, the closing price of a share of FindWhat common stock was $17.79.

REQUIRED VOTE

         The affirmative vote of at least a majority of the shares of FindWhat common stock represented at the meeting and entitled to vote as long as a quorum is present in person or by proxy is required to approve the EMI Replacement Option Plan.

         FINDWHAT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE APPROVAL OF THE EMI REPLACEMENT OPTION PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY FINDWHAT'S BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE EMI REPLACEMENT OPTION PLAN.

                       OTHER FINDWHAT STOCKHOLDER MATTERS

INTRODUCTION

         In addition to Proposals 1 through 3, which relate to the merger, this joint proxy statement/prospectus is furnished to the stockholders of FindWhat, in connection with the solicitation by the board of directors of proxies on the following matters:

         -        the election of eight directors (Proposal 4);

         - the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000 (Proposal 5); and

         - the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware (Proposal 6).

The enclosed proxy is solicited by FindWhat's board of directors.

         FindWhat will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of FindWhat's common stock. Representatives of FindWhat may solicit proxies by mail, telegram, telephone or personal interview.

         All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors' unanimous recommendations, which are

         -        FOR the election of Craig A. Pisaris-Henderson, Phillip R.
                  Thune, Frederick E. Guest II, Kenneth E. Christensen, Lee Simonson, Daniel B. Brewster, Jr., Jerry Della Femina and David J. Londoner as directors of FindWhat to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

         - FOR the approval of the amendment of FindWhat's articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 200,000,000;

         - FOR the approval of the reincorporation of FindWhat as a Delaware corporation, thereby changing its domicile from Nevada to Delaware; and

         - at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

         A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to FindWhat (attention Craig A. Pisaris-Henderson) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

         A majority of the outstanding shares of FindWhat will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted for a particular nominee will be counted towards such nominee's achievement of a plurality. Abstentions and broker non-votes are not counted toward such nominee's achievement of a plurality and, thus, will have no effect on the election of directors.

         Approval of the proposals regarding the increase in the number of authorized shares (Proposal 5) and the reincorporation of FindWhat in Delaware (Proposal 6) requires the affirmative vote of the majority of all outstanding shares entitled to vote regardless of whether the shares are represented and voted at the annual meeting. The effect of an abstention or broker non-vote for any of these proposals will be, accordingly, the same as a vote against the proposal.

                                   PROPOSAL 4
                              ELECTION OF DIRECTORS

         The nominating committee of our Board of Directors has designated Craig
A. Pisaris-Henderson, Phillip R. Thune, Frederick E. Guest II, Kenneth E. Christensen, Lee Simonson, Dan Brewster, Jerry Della Femina and David Londoner as nominees for election as directors of FindWhat to serve for terms of one-year and until their successors are duly elected and qualified. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee at the discretion of those named as proxies. The board of directors has no reason to believe that any nominee will be unavailable. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted FOR the nominees listed below. The affirmative vote of a majority of the votes entitled to be cast by the holders of FindWhat's common stock present in person or represented by proxy is required to elect each nominee. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

         The following table sets forth the name, age, and business experience of the nominees for election as directors of FindWhat:

                                      NAME AND BUSINESS EXPERIENCE                                            AGE
                                      ----------------------------                                            ---
Craig A. Pisaris-Henderson                                                                                    34

Mr. Pisaris-Henderson has served as our chairman since June 2002, our chief executive officer since
March 2001, and our president and secretary and as one of our directors since we acquired BeFirst
Internet Corporation ("BeFirst") in June 1999. From June 1999 until March 2001, Mr. Pisaris-Henderson also served as our chief technology officer. Prior to that time, he served as vice president and secretary and a director of BeFirst from its inception in March 1998. He served as president and chief executive officer of Internet Services International, Inc. and its predecessor, H.E. Internet Services
(founded under the name Henderson Enterprises) from 1993 to May 1999. From May 1998 to September 2000, he served as chairman of the board of directors, president, and chief executive officer of E-troop.com, a provider of business-to-business multimedia Internet content, web site design, and distribution services. Mr. Pisaris-Henderson serves on the advisory board for the College of Business at Florida
Gulf Coast University as well as the board of directors of the YMCA of Lee County, Florida.  Mr.
Pisaris-Henderson is the brother of John Pisaris, a vice president of FindWhat.

Phillip R. Thune                                                                                              33

Mr. Thune has been a director since January 2002 and has served as our chief operating officer since
November 2000 and as our chief financial officer since April 2000. From 1996 to April 2000, he served as the chief financial officer and a director of Broadcasting Partners Holdings, L.P., which had controlling equity positions in five platform companies operating 38 radio stations in eleven markets.
The stations were sold to Citadel Communications Corporation in April 2000. Prior to Broadcasting
Partners Holdings, Mr. Thune worked in the Media & Communications group of Alex. Brown & Sons'
investment banking division, and was vice president of corporate development and strategic planning for
Broadcasting Partners, Inc., a publicly-traded radio broadcasting company that merged with Evergreen
Media in 1995. Mr. Thune serves on the board of directors of the United Way of Lee County, Florida.

Frederick E. Guest II                                                                                         66

Mr. Guest has served as one of our directors since April 2001. Mr. Guest has been the president and owner of Guest Capital LLC, a private fund investing in high-technology companies since 1997. From 1985 to 1996, Mr. Guest was the president and owner of Vinoy Development Company, a resort development company. Prior to Vinoy Development Company, Mr. Guest was the chairman of Bessemer Securities Corporation, a private $4 billion investment company; chairman of Bessemer Venture Partners, a private $1 billion venture capital company; chairman of Phipps Land Company; and vice-chairman of Bessemer
Trust Company, a private $37 billion bank.

Kenneth E. Christensen                                                                                        49

Mr. Christensen has been an independent consultant since February 2003. From May
2001 to February 2003, Mr. Christensen was the vice president/general manager of Hispanic Broadcasting Los Angeles, a five station radio cluster. From January
2001 until May 2001, he was an independent consultant. Prior to January 2001, he was the vice president/general manager of Viacom Broadcasting's "STAR 98.7", "B100.3" and KFI/KOST Los Angeles-based radio stations. Mr. Christensen joined
Viacom Broadcasting in August 1995.

Lee Simonson                                                                                                  55

Mr. Simonson has served as the president of Simonson Associates, an independent consulting firm, since 2000, and as an adjunct professor of media management at the New York Institute of Technology since 2002. From 1996 to April 2000, he served as chairman and chief executive officer of Broadcasting Partners
Holdings, L.P., which had controlling equity positions in five platform companies operating 38 radio stations in eleven markets. The stations were sold to Citadel Communications Corporation in April 2000. Prior to Broadcasting
Partners Holdings, Mr. Simonson was co-founder, and served as vice chairman and chief operating officer, of Broadcasting Partners, Inc., a publicly-traded radio broadcasting company that merged with Evergreen Media in 1995. Mr. Simonson serves on the board of directors of TheaterMania.com, a private Internet company, the March of Dimes, New York Division, and The Kids Foundation for
Developmental Disabilities.

Daniel B. Brewster, Jr.                                                                                       48

For more than the past five years, Mr. Brewster has been the chief executive officer of Topping Fund, LLC. Topping Fund is a private investment fund of funds. From May 2000 to January 2004, Mr. Brewster served as the president and chief executive officer of G+J USA, one of the largest consumer magazine publishers in the U.S. G+J USA's market-leading titles include Family Circle, Parents, Child, Fitness, YM, Inc., and Fast Company. Prior to joining G+J USA,
Mr. Brewster served as president and chief executive officer of American Express
Publishing beginning in 1993. Mr. Brewster served as a director of Doctors of the World-USA from 2000 to 2003, and in June 2003 he was appointed chair of the board. He also has served on the board of directors of the Magazine Publishers of America since 1994, and was elected Chairman in 2001. Mr. Brewster has been a trustee of the Arthur F. Burns Fellowship Program since March 2002, and he has been on the Board of Advisors of the New York University Center for Publishing since 2001.

Jerry Della Femina                                                                                            67

Mr. Della Femina has served as chairman and chief executive officer of Della
Femina Rothschild Jeary and Partners advertising agency since 1998. Della Femina
Rothschild Jeary and Partners client roster includes AT&T Wireless Services,
Coty Inc., Marsh, Inc., Newsweek, Standard & Poor's, and Purdue Pharma. Prior to forming Della Femina Rothschild Jeary and Partners, Mr. Della Femina was associated with Della Femina Travisano & Partners, an advertising agency he co-founded in 1967. Mr. Della Femina was recently named by Advertising Age as one of the 100 Most Influential Advertising People of the Century. In addition to his advertising responsibilities, Mr. Della Femina is a co-founder with Dr.
Gerald Imber of World Medical Leaders, an internet site which was recently chosen by Governor George Pataki of New York to provide an early warning bio-terrorism alert for New York State's 73,000 doctors. Mr. Della Femina serves on the boards of WNYC-Radio, Lighthouse International, The Children's Aid
Society, City Meals-On-Wheels, and The Brooklyn Public Library.

He is a Trustee of Brooklyn College.

David J. Londoner                                                                                             66

Mr. Londoner has served as general partner of The North River Company, a family investment partnership, since 1995. From 2000 to 2001, Mr. Londoner was a managing director, manager of media/entertainment research sector, of ABN AMRO, Inc., an investment banking firm. From 1996 to 2001, Mr. Londoner served as a managing director, director of media/entertainment research group, of Schroder &
Co., Inc. (successor to Wertheim & Co. Inc.), an investment banking firm, and prior to that and beginning in 1972, worked for Wertheim & Co. Inc. Mr. Londoner is a director of EMI Group plc and Meredith Corporation.

MEETINGS, COMMITTEES, AND COMPENSATION OF THE BOARD OF DIRECTORS

         Pursuant to the Nevada Revised Statutes and FindWhat's bylaws, FindWhat's business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of FindWhat's business through discussions with the chief executive officer and the officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. FindWhat currently has eight members of the Board.

         The board has three standing committees:

         -        The audit committee, the members of which are: Mr. Guest, Mr.
                  Christensen and Mr. Londoner;

         -        The compensation committee, the members of which are: Mr.
                  Simonson and Mr. Brewster; and

         -        The nominating committee, the members of which are: Mr.
                  Brewster and Mr. Della Femina.

         The board has determined that all of the directors other than Mr. Pisaris-Henderson and Mr. Thune, including those who serve on these committees, are "independent" for purposes of NASD Rule 4200(a)(15). The board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and discussions with the directors.

         The board has adopted a charter for each of the three standing committees. The board has also adopted a code of conduct that applies to all our employees, officers and directors. The code of conduct has been filed as an exhibit to FindWhat's annual report on Form 10-K for the fiscal year ended December 31, 2003.

         During FindWhat's fiscal year ended December 31, 2003, FindWhat's board of directors held seventeen meetings and took action one additional time by written consent. During fiscal 2003, each of FindWhat's directors attended 75% or more of the total number of (i) meetings of FindWhat's board, and (ii) meetings of committees of FindWhat's board on which the director served. Periodically, and usually on dates corresponding to meetings of the board of directors, the non-management directors meet in executive sessions without members of management.

         Audit Committee. In February 2000, FindWhat's board of directors created an audit committee. During certain portions of the fiscal year ended December 31, 2003, the audit committee members were Mr. Guest, Robert J. Mylod and Rupinder Sidhu. The audit committee focuses its efforts in the following six areas:

         - The results of the audit engagement with the independent auditors;

         - The adequacy, scope and results of the internal accounting controls and procedures;

         -        The degree of independence of the auditors;

         -        The auditors' fees;

         -        The engagement and evaluation of the independent auditors; and

         - FindWhat's financial statement and quarterly and annual SEC filings.

         The audit committee meets periodically with management to consider the adequacy of FindWhat's internal controls and the financial reporting process. It also discusses these matters with FindWhat's independent auditors and with appropriate company financial personnel. The audit committee reviews FindWhat's financial statements and discusses them with management and FindWhat's independent auditors before those financial statements are filed with the Securities and Exchange Commission. During the fiscal year ended December 31, 2003, the audit committee met 11 times.

         The audit committee regularly meets privately with the independent auditors. The audit committee has the sole authority and direct responsibility for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditors engaged by FindWhat for preparing or issuing an audit report or related work or performing other audit, review or attest services for FindWhat. The audit committee periodically reviews the auditors' performance and independence from management. The independent auditors have unrestricted access and report directly to the audit committee.

         Audit Committee Financial Expert. The board has determined that each of Mr. Guest, the Chairman of the committee, and Mr. Londoner is a "financial expert" as set forth in Section 401(h) of Regulation S-K promulgated by the SEC. The board has determined that all audit committee members are independent as independence is defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and that the audit committee composition meets the requirement of NASD Rule 4350(d)(2).

         Nominating Committee. The responsibilities of the nominating committee include:

         - Identifying, evaluating and recommending to the board of directors, prospective nominees for director;

         - Periodically reviewing FindWhat's corporate governance guidelines;

         - Periodically reviewing the performance of the board of directors and its members and making recommendations to the board of directors concerning the number, function and composition of the board of directors' committees; and

         - Making recommendations to the board of directors from time to time as to matters of corporate governance.

         The nominating committee met one time in 2003.

         The board of directors believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to the company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to company business.

         When considering candidates for director, the nominating committee takes into account a number of factors, including the following:

         -        Independence from management;

         -        Age, gender and ethnic background;

         -        Whether the candidate has relevant business experience;

         -        Judgment, skill, integrity and reputation;

         -        Existing commitments to other businesses;

         -        Potential conflicts of interest with other pursuits;

         -        Legal considerations such as antitrust issues;

         -        Corporate governance background;

         - Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership;

         - Executive compensation background, to enable the committee to determine whether the candidate would be suitable for compensation committee membership; and

         -        The size and composition of the existing board of directors.

         The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary and include:

         - A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee;

         -        The name of and contact information for the candidate;

         - A statement of the candidate's business and educational experience;

         - Information regarding each of the factors listed above, other than the factor regarding board of directors size and composition, sufficient to enable the committee to evaluate the candidate;

         - A statement detailing any relationship between the candidate and any customer, supplier or competitor of company;

         - Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

         - A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

         Before nominating a sitting director for re-election at an annual meeting, the nominating committee will consider:

         -        The director's performance on the board of directors; and

         - Whether the director's re-election would be consistent with the company's governance guidelines.

         When seeking candidates for director, the nominating committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the nominating committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management. If the nominating committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board of directors that candidate's election.

         This year, Mr. Londoner, who was appointed as a director by the board in January 2004 is standing for election by the stockholders for the first time. Mr. Londoner was recommended to the board by FindWhat's chief executive officer. Mr. Pisaris-Henderson believed that Mr. Londoner would make a valuable addition to our board based on Mr. Londoner's business and financial experience.

         Under FindWhat's bylaws, nominations for director may be made only by or at the direction of the board of directors, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the bylaws to the company's Corporate Secretary not less than 120 calendar days before the date of FindWhat's proxy statement released to stockholders in connection with the previous year's annual meeting. Alternatively, if FindWhat did not hold an annual meeting the previous year, or if the date of the current year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before FindWhat begins to print and mail its proxy materials. For FindWhat's annual meeting in the year 2005, FindWhat must receive this notice on or after _______________, 200_, and on or before _______, 200____.

         Compensation Committee. In July 2001, FindWhat's board of directors created a compensation committee. The compensation committee makes recommendations to the board on compensation for FindWhat's executive officers and directors and administers the 1999 Stock Incentive Plan. During the fiscal year ended December 31, 2003, the compensation committee had three meetings and took action an additional two times by written consent.

         Compensation of Directors. Directors who are our employees do not receive any compensation for services as Directors. For fiscal 2003, Messrs. Guest and Christensen each received options to purchase 12,500 shares of FindWhat common stock at the fair market value on the date of grant for service as directors, Mr. Mylod received a payment of $73,680 for service as a director, and Messrs. Brahms and Jones each received payments of $90,000 for their service as Vice Chairmen of the board of directors. Each director receives options to purchase 12,500 shares of FindWhat common stock at the fair market value on the date of grant upon the director's appointment to the board. Additionally, each non-employee director who serves as a committee member received $500 for each telephonic committee meeting or committee meeting held on the same day as a board meeting and $1,000 for each regular committee meeting.

         Communications with the Board of Directors. Our board of directors welcomes communications from our stockholders. Stockholders may send communications to the board of directors, or to any director in particular, c/o FindWhat.com 5220 Summerlin Commons Blvd., Suite 500, Ft. Myers, Florida 33907. Any correspondence addressed to the board of directors or to any one of our directors care of our offices is forwarded by FindWhat to the addressee without review by management.

         Resignations. Rupinder Sidhu resigned as a director in June 2003. Courtney Jones and Robert Brahms resigned as directors in October 2003. There have been no disagreements between the directors that resigned and FindWhat regarding operations, policies, and practices.

         Director Attendance at Annual Meetings. FindWhat typically schedules a board meeting in conjunction with its annual meeting and expect that the directors will attend, absent a valid reason, such as a schedule conflict. Last year, all of the individuals then serving as directors attended the annual meeting.

OFFICERS OF FINDWHAT

         In addition to Messrs. Pisaris-Henderson and Thune, the following individuals are officers of FindWhat.

         David Rae, age 48, has served as FindWhat's executive vice president since April 2002, and served as FindWhat's vice president of operations from January 2002 until April 2002. Prior to January 2002, Mr. Rae completed a variety of successful re-start, new strategy, and funding assignments through his consulting firm, Rae Enterprises. From January 1995 to October 1999, Mr. Rae was founder and CEO of Attitude Network, owner of the leading computer games sites on the Internet, and Hotel Discounts, which was sold to Hotel Reservations Network (now Hotels.com), and is one of the Internet's largest source of discount accommodations worldwide. From January 1984 to November 1994, Mr. Rae was president of SpectraFAX Corp., one of the leading designers of communications products for personal computers. Mr. Rae holds a U.S. Patent in facsimile communications technology.

         Anthony A. Garcia, age 24, has served as FindWhat's chief technology officer since April 2001. Prior to that time, he served as FindWhat's director of technology since June 1999. Prior to June 1999, he served as director of technology of BeFirst from its inception in May 1998. From 1997 to May 1998, Mr. Garcia served as founding partner and director of technology of Internet Services International.

         Brenda Agius, age 40, has served as FindWhat's senior vice president of finance since February 2004, and prior to that as vice president of finance since April 2002. From December 1999 to April 2002, Ms. Agius served as the chief financial officer of Preferred Medical Group Inc., a leader in the renal care industry. From May 1997 to February 2000, Ms. Agius was the Director of Finance for the Christian and Missionary Alliance Foundation, Inc. From January 1994 until April 1997, Ms. Agius was a public accountant, first with Deloitte & Touche and then with Coopers & Lybrand.

         Rick Szatkowski, age 48, has served as FindWhat's senior vice president/general manager FindWhat.com network/private label since February 2004 and prior to that as director of corporate development from April 2003 until February 2004. From September 2001 to April 2004, Mr. Szatkowski was co-founder and served as President and CEO of Alluna Group, Inc., a consulting firm focused on helping small and mid-sized companies maximize the value of their assets in the marketplace. From March 2000 to September 2001, Mr. Szatkowski served as executive vice president and general manager of the applications services division of NeoMedia Technologies, Inc., a public company. There he was in charge of strategic partnerships, marketing, sales and operations for the company's web linking infrastructure and comparative shopping portal. From January 1999 to March 2000, Mr. Szatkowski was president & CEO of Fischer International Systems Corporation, the global leader in enterprise messaging and security solutions. From April 1998 to December 1998, Mr. Szatkowski was senior vice president of product solutions for ALLTEL Information Services. From April 1995 to April 1998, he was senior vice president of engineering/product development for Checkmate Electronics, Inc., a public company. From 1985 to 1995, he held various vice president and director positions for Digital Communications Associates, a public company.

         Jason Williams, age 30, has served as FindWhat's senior vice president/general manager, merchant services since February 2004, and prior to that as vice president of strategic planning since April 2002, and as the managing director of FindWhat's BeFirst division since March 2000. From January 1999 to February 2000, Mr. Williams was a consultant at Electronic Data Systems. From March 1985 to December 1999, Mr. Williams built and operated a yacht management and brokerage business.

         Peter Neumann, age 40, has served as FindWhat's vice president of business development since April 2000. From August 1999 to April 2000, Mr. Neumann served as the manager of business development search and directory of Go2Net, Inc. Prior to joining Go2Net, Inc. and beginning in February 1997, Mr. Neumann was in sales for Design Intelligence, a software development publishing company.

         Daniel Ballister, age 40, has served as FindWhat's vice president of sales since November 2002. From October 1998 to October 2001, Mr. Ballister was the national director of sales for Go2Net, Inc. then subsequently the vice president of sales for Infospace (which merged with Go2Net in October 2000). From December 1994 to October 1998, Mr. Ballister held several sales management positions within Cendant Inc., including with the Cendant Interactive Services division. From December 1992 to December 1994, Mr. Ballister worked in business development for Hallmark Cards, and he served in the U.S. Navy in San Diego as a surface warfare officer from May 1986 to May 1991.

         Robert Protheroe, age 47, has served as FindWhat's vice president of technology since July 2003. From August 2001 to April 2003 Mr. Protheroe was co-founder and chief technology officer for Alluna Group, a consulting company. From March 1999 to July 2001 he was senior vice president of research and development for SmartDisk, a digital content company, and was part of the executive management team that took SmartDisk through its initial public offering. From November 1995 to March 1999 he held R&D management positions for Checkmate Electronics. From 1984 through 1995 he held positions of increasing responsibility in product development and R&D management positions at NCR. Mr. Protheroe is a registered patent agent with the U.S. Patent and Trademark Office.

         John Moran, age 32, has served as FindWhat's vice president of operations since April 2003, and served as FindWhat's director of business affairs from October 2001 until April 2003. Prior to October 2001, Mr. Moran provided business consulting services to several clients, including FindWhat, through Jupiter Consulting Services, Inc., of which he was the president. From February 1999 to September 2000, Mr. Moran was vice president and a director of E-Troop.com, Inc. From November 1997 to September 2001, Mr. Moran served as vice president of finance and a director of Country Club Sports, Inc. From February 1994 through October 1997, Mr. Moran was involved in investment brokerage and banking with Equity Securities Trading Company, Inc. and subsequently Equity Securities Investments, Inc.

         John Pisaris, age 38, has been a vice president of FindWhat since February 2004. From January 2002 to January 2004, Mr. Pisaris was a Partner in the corporate and securities group at the law firm of Porter, Wright, Morris & Arthur LLP. From March 1999 to January 2002, Mr. Pisaris was a Senior Associate at Porter, Wright, Morris & Arthur LLP and prior to March 1999 was an Associate at that firm since September 1993. Mr. Pisaris is the brother of FindWhat's chairman, chief executive officer and president, Craig A. Pisaris-Henderson.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires FindWhat's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of FindWhat's securities with the Securities and Exchange Commission. Copies of the reports are required by Securities and Exchange Commission regulation to be furnished to FindWhat. Based on its review of such reports and written representations from reporting persons, FindWhat believes that all filing requirements were complied with during fiscal 2003.

                             EXECUTIVE COMPENSATION

         The following tables and charts show for the last three years the compensation paid by FindWhat to its chief executive officer, and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2003.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                  FISCAL YEAR        ANNUAL COMPENSATION             COMPENSATION
   NAME AND PRINCIPAL               ENDED         -------------------------        -------------        ALL OTHER
       POSITION                   DECEMBER 31,       SALARY       BONUS              OPTIONS (#)       COMPENSATION
------------------------------ ------------------ -----------   -----------       ----------------- ------------------
Craig A. Pisaris-Henderson           2003         $ 283,077     $ 215,000             125,000              --
Chairman, Chief Executive            2002         $ 266,952     $  92,000             150,000              --
Officer, and President               2001         $ 197,855     $  55,200             250,000              --

Phillip R. Thune                     2003         $ 255,962     $ 200,000             100,000              --
Chief Operating Officer and          2002         $ 232,663     $  92,000             125,000              --
Chief Financial Officer              2001         $ 167,000     $  55,200             250,000              --

David Rae                            2003         $ 215,769     $ 165,000              80,000              --
Chief Strategy Officer (1)           2002         $ 162,923     $  90,000              80,000              --
                                     2001             --            --                     --              --

Anthony A. Garcia                    2003         $ 163,654     $ 100,000              40,000              --
Chief Technology Officer             2002         $ 154,077     $  48,500              50,000              --
                                     2001         $ 129,893     $  27,600             250,000              --


Brenda Agius                         2003         $ 136,538     $  95,000              40,000              --
Vice President of                    2002         $  93,750     $  35,500              40,000              --
Finance (2)                          2001               --             --                --                --

---------------
(1)      Mr. Rae's employment with FindWhat began on January 1, 2002.

(2)      Ms. Agius' employment with FindWhat began on April 1, 2002.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides certain information regarding stock options granted during 2003 to each of the executive officers named in the Summary Compensation Table.

                                             INDIVIDUAL GRANTS
                               -----------------------------------------------         POTENTIAL REALIZABLE VALUE
                                          % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                                            OPTIONS                                    OF STOCK PRICE APPRECIATION
                                          GRANTED TO                                       FOR OPTION TERM(1)
                               OPTIONS     EMPLOYEES   EXERCISE                  ------------------------------------
                                GRANTED    IN FISCAL   PRICE       EXPIRATION
         NAME                     (#)        YEAR      ($/SHARE)      DATE        0%($)       5%($)         10%($)
------------------------------ ---------- ------------ ----------  -----------   -------  ------------   ------------
Craig A. Pisaris-Henderson       125,000     17.2%        $11.70   4/17/2013       --        $919,758     $2,330,848

Phillip R. Thune                 100,000     13.8%        $11.70   4/17/2013       --        $735,807     $1,864,679

David Rae                         80,000     11.0%        $11.70   4/17/2013       --        $588,645     $1,491,743

Anthony A. Garcia                 40,000      5.5%        $11.70   4/17/2013       --        $294,323     $  745,871

Brenda Agius                      40,000      5.5%        $11.70   4/17/2013       --        $294,323     $  745,871

---------------
(1) The amounts under the columns labeled "5%($)" and "10%($)" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of FindWhat's common stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of FindWhat's common stock. The column headed "0%($)" is included to illustrate that the options were granted at fair market value and option holders will not recognize any gain without an increase in the stock price.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table provides certain information regarding the exercise of stock options during 2003, and the number and value of stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2003.

                            SHARES                   VALUE OF UNEXERCISED
                           ACQUIRED                  NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                             ON         VALUE      OPTIONS AT FISCAL YEAR END        FISCAL YEAR END ($)(1)
                           EXERCISE    REALIZED   ----------------------------   ------------------------------
  NAME                       (#)         ($)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------   -----------  ----------  ------------  --------------   -------------  ---------------
Craig A.
Pisaris-Henderson            --          --           418,167         237,500      $7,270,789       $2,718,750

Phillip R. Thune             --          --           357,499         377,501      $6,026,935       $5,481,502

David Rae                    --          --            20,000         140,000      $  324,800       $1,598,400

Anthony A. Garcia            --          --           462,500         137,500      $8,345,750       $1,958,250

Brenda Agius                 --          --            10,000          70,000      $  160,900       $  794,700

--------------
(1) Represents the total gain which would have been realized if all in-the-money options held at fiscal year-end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year-end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

           EMPLOYMENT, NON-COMPETITION, AND CONFIDENTIALITY AGREEMENTS
                         WITH CERTAIN EXECUTIVE OFFICERS

         FindWhat has entered into employment agreements with Messrs. Pisaris-Henderson, Thune, and Rae effective September 20, 2002. The agreements have an initial term of one year, after which each will renew automatically for additional one year periods on the same terms and conditions, unless either party to the agreement provides notice to the other of an intention not to extend it prior to the end of its term. The employment agreements provide for minimum annual base salaries, which may be increased but not decreased from time to time, of $282,500, $247,500, and $170,000, respectively, for each executive. The employment agreements require FindWhat to compensate the executives and provide them with certain benefits if their employment is terminated before the agreements expire. The compensation and benefits the executives are entitled to receive upon termination of employment vary depending on whether their employment is terminated: (1) by FindWhat with "cause"; (2) by FindWhat without "cause," or by the executive for "good reason"; (3) involuntarily due to death or disability; or (4) by the executive without "good reason."

         With respect to Mr. Pisaris-Henderson, in the event of a termination by FindWhat without "cause" or a termination by Mr. Pisaris-Henderson for "good reason," Mr. Pisaris-Henderson would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to two times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to Mr. Pisaris-Henderson during the four fiscal quarters prior to the date of termination, or, in the event of a change of control, the bonus paid to Mr. Pisaris-Henderson during the four fiscal quarters prior to the change of control, payable over the twelve month period following termination; (3) any other amounts or benefits owing to Mr. Pisaris-Henderson under the then applicable employee benefit, long term incentive or equity plans and programs of FindWhat, within the terms of such plans; and (4) benefits (including health, life, disability and pension) as if Mr. Pisaris-Henderson were still an employee during the twelve month period following termination. Included in the definition of "good reason," among other reasons, is a period of time from 180 to 210 days following a change of control, as defined in his employment agreement, during which Mr. Pisaris-Henderson may terminate his employment for any reason, in which case he will receive (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to Mr. Pisaris-Henderson during the four fiscal quarters prior to the date of the change of control, payable over the twelve month period following termination;
(3) any other amounts or benefits owing to Mr. Pisaris-Henderson under the then applicable employee benefit, long term incentive or equity plans and programs of FindWhat, within the terms of such plans; and (4) benefits (including health, life, disability and pension) as if Mr. Pisaris-Henderson were sill an employee during the twelve month period following termination. Finally, in the event of a termination without "cause" by FindWhat, with "good reason" by Mr. Pisaris-Henderson, or following a change of control, all stock options held by Mr. Pisaris-Henderson would immediately vest and become exercisable throughout the full term of such options as if Mr. Pisaris-Henderson were still employed by FindWhat.

         With respect to Mr. Thune, in the event of a termination by FindWhat without "cause" or a termination by Mr. Thune for "good reason," Mr. Thune would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to two times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to Mr. Thune during the four fiscal quarters prior to the date of termination, or, in the event of a change of control, the bonus paid to Mr. Thune during the four fiscal quarters prior to the change of control, payable over the twelve month period following termination; (3) any other amounts or benefits owing to Mr. Thune under the then applicable employee benefit, long term incentive or equity plans and programs of FindWhat, within the terms of such plans, payable over the twelve month period following termination; (4) benefits, (including health, life, disability and pension) as if Mr. Thune were still an employee during the twelve month period following termination; and (5) a one time grant of common stock in an amount ranging from 0 up to 281,250 shares, depending upon both (i) the average closing stock price of the stock as reported by Nasdaq for the 20 trading days prior to the date of termination, and (ii) the date of termination. Included in the definition of "good reason," among other reasons, is a period of time from 180 to 210 days following a change of control, as defined in his employment agreement, during which Mr. Thune may terminate his employment for any reason. Finally, in the event of a termination without "cause" by FindWhat, with "good reason" by Mr. Thune, or following a change of control, all stock options held by Mr. Thune would immediately vest and become exercisable throughout the full term of such options as if Mr. Thune were still employed by FindWhat.

         With respect to Mr. Rae, in the event of a termination by FindWhat without "cause" or a termination by Mr. Rae for "good reason," Mr. Rae would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to Mr. Rae during the four fiscal quarters prior to the date of termination, or, in the event of a change of control, the bonus paid to Mr. Rae during the four fiscal quarters prior to the change of control, payable over the twelve month period following termination; (3) any other amounts or benefits owing to Mr. Rae under the then applicable employee benefit, long term incentive or equity plans and programs of FindWhat, within the terms of such plans, payable over the twelve month period following termination; and (4) benefits, (including health, life, disability and pension) as if Mr. Rae were still an employee during the twelve month period following termination. Included in the definition of "good reason," among other reasons, is a period of time from 180 to 210 days following a change of control, as defined in his employment agreement, during which Mr. Rae may terminate his employment for any reason. Finally, in the event of a termination without "cause" by FindWhat, with "good reason" by Mr. Rae, or following a change of control, all stock options held by Mr. Rae would immediately vest and become exercisable throughout the full term of such options as if Mr. Rae were still employed by FindWhat.

         In the event of a termination by FindWhat with "cause," Messrs. Pisaris-Henderson, Thune and Rae, would be entitled to receive the earned but unpaid portion of such executive's basic salary through the date of termination. In the event of a termination by the executive "without good reason," or the termination of employment as a result of death or permanent disability, Messrs. Pisaris-Henderson, Thune and Rae would be entitled to receive the earned but unpaid portion of such executive's basic salary through the date of termination, and the earned but unpaid portion of such executive's vested incentive compensation under and consistent with plans adopted by FindWhat prior to the date of termination.

         FindWhat has also entered into an employment agreement with Mr. Garcia. This agreement is effective for the term of the executive's employment. Mr. Garcia's employment agreement provides for a minimum annual base salary of $140,000. The compensation and benefits Mr. Garcia is entitled to receive upon termination of employment varies depending on the manner in which his employment is terminated. In the event his employment is terminated by FindWhat without "cause," Mr. Garcia would be entitled to receive (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to one times the sum of his basic salary at the time of termination, payable over the twelve month period following termination; and (3) any executive benefits, (including health, life and disability) as if Mr. Garcia were still an employee during the twelve month period following termination. In the event his employment is terminated by FindWhat for "cause" or as a result of death or disability, he would be entitled to receive the earned but unpaid portion of his basic salary through the date of termination. If Mr. Garcia terminates his employment by written notice to FindWhat he would be entitled to receive his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date.

         FindWhat has also entered into an employment agreement with Ms. Agius. This agreement is effective for the term of her employment. Ms. Agius' employment agreement provides for a minimum annual base salary of $125,000. The compensation and benefits Ms. Agius is entitled to receive upon termination of employment varies depending on the manner in which her employment is terminated. In the event her employment is terminated by FindWhat without "cause," Ms. Agius would be entitled to receive her earned but unpaid basic salary through the termination date, plus a pro rata share of her bonus through the termination date. In the event her employment is terminated by FindWhat for "cause" or as a result of death or disability, she would be entitled to receive the earned but unpaid portion of her basic salary through the date of termination. If Ms. Agius terminates her employment by written notice to FindWhat she would be entitled to receive her earned but unpaid basic salary through the termination date, plus a pro rata share of her bonus through the termination date. Within 180 days following a change of control, as defined in her employment agreement, Ms. Agius may terminate her employment if her status, position or responsibilities are diminished or is she is given an additional status, position or responsibilities that are not representative of her then-current position. In the event of a termination of employment under such conditions, Ms. Agius shall receive her earned but unpaid basic salary through the termination date, plus a pro rata share of her bonus through the termination date and severance pay, consisting of her base salary and any applicable bonus, for a period of six months following termination.

         FindWhat also entered into Confidentiality, Assignment, and Noncompetition Agreements with Messrs. Pisaris-Henderson, Thune, Rae, and Garcia and Ms. Agius which prohibit the executives from becoming directly or indirectly connected with any business or entity that is engaged in the same "business" as FindWhat during the term of their employment with FindWhat and for a period of twelve months following employment separation. These agreements also provide FindWhat with protection for its confidential information and intellectual property.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding beneficial ownership of FindWhat's common stock, as of December 31, 2003, by (i) each director and nominee, (ii) each of FindWhat's executive officers, and (iii) the directors and executive officers of FindWhat as a group. At December 31, 2003, FindWhat had 21,420,528 common shares outstanding.

         Except as otherwise noted below, the address of each of the persons in the table is c/o FindWhat, 5220 Summerlin Commons Boulevard, Fort Myers, Florida 33907.

           NAME OF AND ADDRESS OF                      NUMBER OF SHARES                          PERCENTAGE
              BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)                        OF CLASS(2)
              ----------------                      ------------------                           -----------

Craig A. Pisaris-Henderson                              1,718,167  (3)                                 7.9%

Kenneth E. Christensen                                     38,000  (4)                                   **

Frederick E. Guest II                                     673,550  (5)                                 3.1%

Phillip R. Thune                                          382,499  (6)                                 1.8%

Anthony A. Garcia                                         602,188  (7)                                 2.8%

David Rae                                                  20,000  (8)                                   **

Lee Simonson                                               10,000  (9)                                   **

Daniel B. Brewster, Jr.                                         0                                        **

Jerry Della Femina                                              0                                        **

Brenda Agius                                               10,000  (9)                                   **

David Londoner                                              1,487                                        **

All  directors  and  executive  officers as a           3,455,891                                     15.1%
group (11 persons)

     ---------------------------

** Represents beneficial ownership of less than 1% of FindWhat's outstanding common stock.

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31, 2003. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 2003.

(3) Includes 418,167 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(4) Includes 35,000 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(5) Includes 87,150 and 471,400 shares of common stock owned by Mr. Guest and Guest Capital, LLC, respectively. Also includes 25,000 shares of common stock issuable to Mr. Guest pursuant to options granted under our Stock Incentive plan, and 15,000 and 75,000 warrants to purchase FindWhat's common stock owned by Mr. Guest and Guest Capital, LLC, respectively. Guest Capital, LLC is an affiliate of Mr. Guest.

(6) Includes 382,499 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(7) Includes 472,500 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(8) Includes 20,000 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(9) Includes 10,000 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding beneficial ownership of FindWhat's common stock, as of December 31, 2003 (except as noted below); by each person known by FindWhat to beneficially own five percent or more of any class of FindWhat's capital stock. At December 31, 2003, FindWhat had 21,420,528 common shares outstanding.

         Except as otherwise noted below, the address of each of the persons in the table is c/o FindWhat, 5220 Summerlin Commons Boulevard, Fort Myers, Florida 33907.

           NAME OF AND ADDRESS OF                      NUMBER OF SHARES                          PERCENTAGE
              BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)                        OF CLASS(2)
              ----------------                      ------------------                           --------

Craig A. Pisaris-Henderson                              1,718,167  (3)                                 7.9%

Courtney P. Jones                                       1,932,928  (4)                                 8.9%

Robert D. Brahms                                        1,999,698  (5)                                 9.2%

Andrew Lessman                                          1,857,538  (6)                                 8.6%

Peter V. Miller                                         1,275,000  (7)                                 6.0%

Capital Research and Management Company                 1,075,000  (8)                                 5.0%

     ---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership within 60 days of December 31 2003. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 2003.

(3) Includes 418,167 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(4) Based on a Schedule 13G/A that Courtney P. Jones filed with the SEC on February 12, 2004. Includes 225,667 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(5) Based on a Schedule 13G/A that Robert D. Brahms filed with the SEC on February 12, 2004. Includes 232,667 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan.

(6) Includes 125,000 shares to be issued upon the exercise of warrants. The address of Andrew Lessman is 430 Parkson Road, Henderson, NV 89015. Based on information received from the named shareholder as of March 4, 2004.

(7) Based on a Schedule 13G/A that Peter V. Miller filed with the SEC on February 17, 2004. Includes 25,000 shares of common stock issuable pursuant to options granted under FindWhat's Stock Incentive Plan. The address of Peter V. Miller is 40 East 84th Street, New York, New York 10028.

(8) Based on Schedule 13G that Capital Research and Management Co. filed with the SEC on February 13, 2004. The address of Capital Research Co. is 333 South Hope Street, Los Angeles, CA 90071.

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth additional information as of December 31, 2003, concerning shares of FindWhat's common stock that may be issued upon the exercise of options and other rights under FindWhat's existing equity compensation plans and arrangements, divided between plans approved by FindWhat's stockholders and plans or arrangements not submitted to FindWhat's stockholders for approval. The information includes the number of shares covered by and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.


                                                                                              Number of securities
                                                                                             remaining available for
                                 Number of securities to be    Weighted-average exercise      future issuance under
                                   issued upon exercise of       price of outstanding       equity compensation plans
                                    outstanding options,        options, warrants, and        (excluding securities
                                    warrants, and rights                rights              reflected in column (a))
Plan category                                (a)                          (b)                          (c)
                                 ---------------------------- ---------------------------- ----------------------------
Equity compensation plans
approved by security holders              3,806,501                      $4.57                      1,877,112

Equity compensation plans not
approved by security holders                295,000(1)                   $3.36                          -

Total                                     4,101,501                      $4.49                      1,877,112


(1) Comprises warrants granted to certain consultants and vendors of FindWhat in exchange for consideration in the form of goods and services.

STOCK INCENTIVE PLAN TABLE

         As of December 31, 2003, options to purchase an aggregate of approximately 4.3 million shares of FindWhat's common stock (net of options canceled) had been granted pursuant to the Stock Incentive Plan, options to purchase approximately 505,000 shares had been exercised, options to purchase approximately 3.8 million shares remained outstanding, and approximately 1.9 million shares remain available for future grant. As of December 31, 2003 the market value of all shares of FindWhat's common stock subject to outstanding options under the Stock Incentive Plan was approximately $71.4 million. Shares underlying presently exercisable, but unexercised, options will constitute outstanding shares of FindWhat's common stock for purposes of calculating FindWhat's net income per share on a fully-diluted basis.

         As of December 31, 2003, the following current directors and executive officers named in FindWhat's Proxy Statement had been granted options under the Stock Incentive Plan as follows:

                     NAME                          NUMBER OF OPTIONS            AVERAGE EXERCISE PRICE
                     ----                          -----------------            ----------------------
                                                        GRANTED                        PER SHARE
                                                        -------                        ---------
  Craig A. Pisaris-Henderson                            655,667                         $4.26
  Phillip Thune                                         735,000                         $3.84

                     NAME                          NUMBER OF OPTIONS            AVERAGE EXERCISE PRICE
                     ----                          -----------------            ----------------------
                                                        GRANTED                        PER SHARE
                                                        -------                        ---------
  Anthony A. Garcia                                     600,000                         $2.33
  Dave Rae                                              160,000                         $7.48
  Brenda Agius                                           80,000                         $7.56
  Kenneth E. Christensen                                 45,000                         $3.74
  Frederick E. Guest II                                  25,000                         $3.96
  Lee Simonson                                           20,000                         $3.38
  David J. Londoner                                          --                            --
  Daniel B. Brewster, Jr.                                    --                            --
  Jerry Della Femina                                         --                            --
  Executive Group                                     2,320,667                         $3.94
  Non-Executive Director Group                           90,000                         $3.72
  Non-Executive Officer Employee Group                1,594,009                         $5.24

         The information contained in the following Report of the Compensation Committee of the Board of Directors, Performance Graph, and Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         For the fiscal year ended December 31, 2003, the compensation committee of FindWhat's board of directors was composed of Messrs. Brewster and Simonson. The compensation committee establishes FindWhat's compensation program for all employees, including executives and directors. For executive officers, the compensation committee evaluates performance and determines compensation policies and levels. The compensation committee met six times in fiscal 2003.

COMPENSATION PHILOSOPHY

         The goals of the compensation program are to align compensation with business objectives and performance and to enable FindWhat to attract, retain, and reward executive officers and other key employees who contribute to FindWhat's long-term success and to motivate them to enhance long-term stockholder value. The key components of FindWhat's executive compensation include both short-term elements consisting of a base salary and annual bonuses and long-term equity based compensation consisting of stock option awards.

         Base Salary. The salary compensation for FindWhat's employees, including executive officers, is based upon the compensation of employees in similar positions in similar companies in the industry. Each of FindWhat's executive officers has entered into employment agreements with FindWhat which set the executive's annual base salary. When negotiating employment agreements, the compensation committee thoroughly reviewed the performance and results obtained by each such officer and such officer's contribution to FindWhat. The compensation committee annually reviews each executive officer's base salary and performance. When reviewing base salaries, the compensation committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, and competitive pay practices.

         Bonus Plan. At the start of each year, the compensation committee reviews and approves the bonus plan for that fiscal year. All full-time employees of FindWhat are eligible to participate in the plan. The bonus plan pays cash awards to FindWhat's employees based upon the achievement of earnings targets. The program is designed to motivate all employees to positively impact FindWhat's business results.

         Long-Term Incentives. The compensation committee provides for long-term incentives by issuing stock options under the 1999 Stock Incentive Plan. The purpose of the 1999 Stock Incentive Plan is to enable FindWhat to offer to its key employees and to key employees of its subsidiaries and other persons who are expected to contribute to the success of FindWhat, long-term performance-based stock and/or other equity interests in FindWhat, thereby enhancing its ability to attract, retain, and reward such key employees or other persons, and to increase the mutuality of interest between those employees or other persons and FindWhat's stockholders.

         Stock option awards are considered at the time of the hiring of key employees and annually for all key employees by the compensation committee. The value of the stock options awarded depends entirely on FindWhat's stock performance over a period of time. The number of shares of FindWhat common stock subject to the options granted during fiscal 2003 was determined based on a subjective evaluation of the past performance of the individual, the total compensation being paid to the individual, the individual's scope of responsibility, and the anticipated value of the individual's contribution to FindWhat's future performance. No specific weight was given to any of these factors. Options awarded to each executive officer during previous years were reviewed by FindWhat's compensation committee in determining the size of an option awarded for fiscal 2003.

         Each stock option awarded during fiscal 2003 had an exercise price equal to the fair market value of FindWhat's underlying common stock on the date of the grant. Generally, stock options granted to employees vest and become exercisable at the rate of 25% per year if the option holder remains employed at the time of vesting and terminate ten years from the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of FindWhat's chief executive officer, Mr. Pisaris-Henderson, is fixed pursuant to the terms of his employment agreement, which was negotiated by the compensation committee. In setting the total compensation payable to FindWhat's chief executive officer for the 2003 fiscal year, the compensation committee sought to make that compensation competitive with the compensation paid to the chief executive officers of similarly situated companies, while at the same time assuring that a significant percentage of compensation was tied to FindWhat's stock price appreciation through the grant of stock options. Mr. Pisaris-Henderson is also eligible to participate in FindWhat's bonus plan which provides for cash bonuses upon the attainment of earnings milestones.

CERTAIN TAX CONSIDERATIONS

         The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. Generally, FindWhat intends that compensation paid to covered employees shall be deductible to the fullest extent permitted by law. FindWhat.com's 1999 Stock Incentive Plan is intended to qualify under Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Daniel B. Brewster, Jr.
                                          Lee Simonson

                                PERFORMANCE GRAPH

                      COMPARISON OF CUMULATIVE TOTAL RETURN
      AMONG FINDWHAT, GOLDMAN SACHS INTERNET INDEX, AND NASDAQ MARKET INDEX

         The following Performance Graph compares FindWhat's performance with that of the Goldman Sachs Internet Index and Nasdaq Market Index. The comparison of the cumulative total return to stockholders for each of the periods assumes that $100 was invested on December 22, 1999 (the effective date FindWhat's common stock was registered under the Securities Exchange Act of 1934, as amended) through December 31, 2003, in FindWhat common stock, and the Goldman Sachs Internet Index and Nasdaq Market Index and that all dividends were reinvested.

                 [COMPARISON OF 4 YEAR CUMULATIVE RETURN GRAPH]

                                                                   Cumulative Total Return
                                      -------------------------------------------------------------------------------
                                      12/22/99      12/31/99      12/31/00      12/31/01      12/31/02      12/31/03
FindWhat.com                         $   100.00    $   110.34     $   10.34     $   74.48    $   110.21    $   258.62
NASDAQ Stock Market (U.S.)               100.00        103.40         62.36         49.50         34.22         51.16
Goldman Sachs Internet                   100.00        103.21         26.36         14.31          7.27         16.81


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Through February 2003, some of FindWhat's sales and general and administrative activities were conducted out of the Manhattan offices of WPI Advertising, a business owned and operated by Robert D. Brahms, FindWhat's former vice chairman and a former director. From FindWhat's inception through February 2003, FindWhat paid WPI for office space and support services. These expenses for the years ended December 31, 2003, 2002 and 2001 were approximately $16,000, $106,000 and $200,000, respectively.

         FindWhat utilizes Porter, Wright, Morris & Arthur LLP to provide various legal services. For the years ending December 31, 2003, 2002 and 2001, FindWhat incurred legal fees from Porter, Wright, Morris & Arthur LLP for services rendered of approximately $1,395,000, $445,000 and $298,000, respectively. John Pisaris, who joined FindWhat in February 2004 as a Vice President, is the brother of FindWhat's chairman, chief executive officer and president, Craig Pisaris-Henderson. John Pisaris was a partner at Porter, Wright, Morris & Arthur LLP during 2003 and 2002 and was an associate in 2001. In September 2003, FindWhat transitioned its primary corporate counsel from Porter, Wright, Morris & Arthur LLP to another firm.

         In February 2001, FindWhat issued a warrant to purchase 125,000 shares of common stock at $1.00 per share to Mr. Andrew Lessman, a greater than 5% stockholder of FindWhat, in exchange for consulting services. The fair market value of the warrant, as determined using an option pricing model, was $122,500 and was amortized over one year, the term of the consulting agreement. In February 2002, Mr. Lessman agreed to extend the consulting agreement in exchange for FindWhat waiving the $1.00 strike price on the original warrant.

         FindWhat believes that prior transactions with its officers, directors, and principal stockholders were on terms that were no less favorable than it could have obtained from unaffiliated third parties. FindWhat intends that all future transactions between it and its officers, directors, and stockholders beneficially owning 5% or more of its outstanding voting securities or their affiliates will be on terms no less favorable to it than it could obtain in arm's-length negotiations from unaffiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the compensation committee in the fiscal year ended December 31, 2003 were Mr. Simonson and Mr. Brewster. None of the members has ever been an officer or employee of FindWhat or any of its subsidiaries, and no "compensation committee interlocks" existed during fiscal 2003.

                             AUDIT COMMITTEE REPORT

         FindWhat has a standing audit committee. During fiscal 2003, the audit committee members were Messrs. Christensen and Guest, having served for the entire fiscal year, and Messrs. Mylod and Sidhu who served from January 1, 2003 to December 15, 2003 and June 6, 2003, respectively. Mr. Londoner joined the audit committee on January 9, 2004. Each of the directors serving on the audit committee was and is "independent" as defined in Rule 4200(a) of the NASD listing standards. The FindWhat board of directors has determined that Messrs. Guest and Londoner are "audit committee financial experts" as defined in Item 401(h) of Securities and Exchange Act Commission Regulation S-K. The audit committee operates pursuant to a charter approved and adopted by the FindWhat board of directors. A copy of the Audit Committee Charter is attached as Appendix J. The audit committee held 11 meetings during fiscal 2003 and acted by unanimous written consent one time.

         The audit committee, on behalf of the FindWhat board of directors, oversees FindWhat's financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for FindWhat's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. FindWhat's outside independent certified public accountants, Ernst & Young LLP, are responsible for performing an independent audit of FindWhat's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. In fulfilling its oversight responsibilities, the audit committee (i) reviewed and discussed the audited financial statements and the footnotes thereto in FindWhat's annual report on Form 10-K for fiscal 2003 with management and Ernst & Young LLP, and (ii) discussed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements with management and Ernst & Young LLP.

         FindWhat's outside independent certified public accountants are responsible for expressing an opinion on the conformity of FindWhat's audited financial statements, in all material respects, to accounting principles generally accepted in the United States. The audit committee reviewed and discussed with the independent certified public accountants their judgments as to the quality, not just the acceptability, of FindWhat's accounting principles and such other matters as are required to be discussed by the audit committee with FindWhat's independent certified public accountants under Statement on Auditing Standards No. 61, as amended. FindWhat's independent certified public accountants have expressed the opinion that FindWhat's audited financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The independent certified public accountants have full and free access to the audit committee.

         The audit committee discussed with FindWhat's independent certified public accountants their independence from management and FindWhat, and received from them the written disclosures and the letter concerning the independent certified public accountants' independence required by the Independence Standards Board Standard No. 1.

         The audit committee discussed with FindWhat's independent certified public accountants the overall scope and plans for their audit. The audit committee met with the independent certified public accountants to discuss the results of their audit, their evaluations of FindWhat's internal controls and the overall quality of FindWhat's financial reporting.

         In reliance on the reviews and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in FindWhat's annual report on Form 10-K for fiscal 2003 for filing with the SEC.

                                     MEMBERS OF THE AUDIT COMMITTEE

                                     Kenneth E. Christensen
                                     Frederick E. Guest, II
                                     David J. Londoner

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Grant Thornton LLP served as the independent auditors for FindWhat for the 2002 fiscal year and throughout the periods covered by FindWhat's financial statements included in its annual report filed on Form 10-KSB/A on April 30, 2003.

         On March 18, 2003, FindWhat's audit committee engaged Ernst & Young LLP as its independent auditors for fiscal year 2003. The company's audit committee dismissed Grant Thornton LLP as its independent auditors effective March 17, 2003.

         The reports of Grant Thornton LLP on the 2002 and 2001 financial statements contained no adverse opinion, disclaimer of opinion or modification of the opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         The decision to dismiss Grant Thornton LLP was ratified by FindWhat's audit committee and approved by its board of directors.

         During FindWhat's fiscal years ended December 31, 2002 and 2001, and for the interim period beginning January 1, 2003 and ending March 17, 2003, there were no disagreements with Grant Thornton LLP on any matter of accounting principles practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

         Grant Thornton LLP furnished FindWhat with a letter addressed to the SEC stating that it agrees with the above statements.

         During the two most recent fiscal years prior to our engagement of Ernst & Young LLP and through March 18, 2003, FindWhat did not consult with Ernst & Young LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on FindWhat's consolidated financial statements, and no written report or oral advice was provided to FindWhat by Ernst & Young LLP as it relates to an accounting, auditing, or financial reporting issue; or
(ii) any matter that was either the subject of disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

                        FEES OF THE INDEPENDENT AUDITORS

         The following table shows the aggregate fees billed to the Company by its independent certified public accountants, Ernst & Young LLP and Grant Thornton LLP, respectively, for services rendered during the fiscal years ended December 31, 2003 and 2002.

                                                                            2003                         2002
                                                                      ACTUAL FEES(3)               ACTUAL FEES(4)
-------------------------------------------------------------------------------------------------------------------
AUDIT FEES(1)

Audit of consolidated financial statements                                        $130,000                    $58,500
Timely quarterly reviews                                                            39,100                         --
SEC filings, including comfort letters, consents and comment
     letters                                                                         5,000                      7,000
Accounting consultations on matters addressed during the
     audit or interim reviews                                                       34,500
                                                                ---------------------------    -----------------------

Total Audit Fees                                                                  $208,600                    $65,500
                                                                ---------------------------    -----------------------

AUDIT-RELATED FEES (2)

Audits and accounting consultations in connection with
     acquisitions                                                                  201,000                     88,500
                                                                ---------------------------    -----------------------

Total Audit-Related Fees                                                           201,000                     88,500
                                                                ---------------------------    -----------------------

TAX FEES (2)

Mergers and acquisition tax service                                                 52,900
General tax planning and compliance                                                 16,800                     38,000
                                                                ---------------------------    -----------------------

Total Tax Fees                                                                      69,700                     38,000
                                                                ---------------------------    -----------------------

Total Fees                                                                        $479,300                   $192,000

(1) Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services rendered.

(2) Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

(3)      Represents fees to Ernst & Young LLP.

(4)      Represents fees to Grant Thornton LLP.

         Under policies it has adopted, the audit committee must pre-approve all engagements of FindWhat's independent auditor unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission. Each year, the independent auditor's retention to audit FindWhat's financial statements, including the associated fee, is approved by the committee before the filing of the preceding year's annual report on Form 10-K. At the beginning of the fiscal year, the audit committee will evaluate other known potential engagements of the independent auditor, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor's independence from management. At each subsequent audit committee meeting, the committee will receive updates on the services actually provided by the independent auditor, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the chairman so approves any such engagements, he will report that approval to the full committee at the next committee meeting.

         Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by the audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC's rules.

APPOINTMENT OF AUDITORS FOR FISCAL 2004

         The audit committee has not selected independent certified public accountants to audit FindWhat's financial statements for the fiscal year ended December 31, 2004 but expects to do so in the near future. The Audit Committee is meeting with representatives of Ernst & Young LLP on March 22, 2004 to discuss the 2004 engagement.

         Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                                   PROPOSAL 5
                          INCREASE IN AUTHORIZED SHARES

         FindWhat's articles of incorporation currently authorize 50,000,000 shares of common stock. At January 31, 2004, 21,598,092 of shares were outstanding (not including 7,000 shares of treasury stock), approximately 5.9 million shares were reserved for issuance under FindWhat's stock option plans or related to outstanding warrants and convertible securities, and approximately
27.6 million shares were not reserved for any specific use and were available for future issuances. If FindWhat's merger with Espotting is consummated, FindWhat will issue an additional 7,000,000 shares of common stock and reserve an approximate additional 800,000 shares for issuance under the FindWhat 2004 Stock Incentive Plan and EMI Replacement Option Plan.

         FindWhat's board of directors believes that, following the consummation of the Espotting merger, the approximately 14.6 million shares of common stock that will not be reserved and which will be available for issuance will not provide it with sufficient flexibility to act in a timely manner in meeting future stock needs. FindWhat anticipates that it may in the future need to issue additional shares in connection with one or more of the following:

         -        acquisitions;

         -        strategic investments;

         - corporate transactions, such as stock splits or stock dividends;

         - financing transactions, such as public offerings of common stock or convertible securities;

         -        incentive and employee benefit plans; and

         - otherwise for corporate purposes that have not yet been identified.

         In order to provide FindWhat's board of directors with certainty and flexibility to undertake such transactions to support FindWhat's future business growth, the board believes that it is in the best interests of FindWhat to amend FindWhat's articles of incorporation to increase the number of authorized shares of common stock to 200,000,000 shares.

         If this proposal is adopted, the additional authorized shares of common stock may be issued upon the approval of FindWhat's board of directors at such times, in such amounts, and upon such terms as FindWhat's board of directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies, or any exchange or quotation service on which FindWhat's common stock may then be listed. For example, such stockholder approval may be required for the issuance of shares of common stock in connection with certain types of acquisitions. In addition, the Nasdaq Stock Market requires stockholder approval in certain additional situations, including: (i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial shareholder, or from an entity in which one of such persons is a substantial stockholder, or from an entity in which one of such persons has a substantial direct or indirect interest, and the stock issuable in such transaction could result in an increase in the number of shares or voting power of the outstanding shares of 5% or more, (ii) in a transaction or a series of transactions (except for a public offering of common stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more, (iii) where the issuance of common stock would result in a change of control of FindWhat, or (iv) in connection with a stock option or purchase plan under which stock may be acquired by officers or directors. The ability of FindWhat's board of directors to issue shares from the additional authorized shares will allow the board, except under the limited circumstances discussed in this paragraph, to perform the functions for which they are currently empowered under FindWhat's articles of incorporation and bylaws in executing certain transactions, such as acquisitions, investments, or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

         FindWhat's stockholders do not have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of FindWhat common stock in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by existing stockholders will represent a smaller percentage ownership interest in FindWhat. For instance, a stockholder who currently owns 100,000 shares of FindWhat's common stock has 0.39% of FindWhat's total outstanding shares of common stock (determined on a fully diluted basis as of December 31, 2003, assuming the exercise of currently outstanding options and warrants). If, however, the proposal is approved and all of the additional shares of common stock are issued, the stockholder's 100,000 shares then would represent approximately 0.05% of FindWhat's total outstanding shares of common stock (without taking into account shares to be issued and reserved in connection with the merger with Espotting). In addition, the issuance of additional shares of FindWhat's common stock could result in a decrease in the trading price of FindWhat's common stock, depending on the price at which such shares are issued.

         FindWhat's board of directors does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure, but rather, as a means of providing greater flexibility as indicated above. Nevertheless, the proposed increase in FindWhat's authorized shares could enable the board to issue additional shares to render more difficult or discourage an attempt by another person or entity to obtain control of FindWhat, even if the holders of FindWhat's common stock deem such acquisition of control of FindWhat to be in their best interests. The issuance of additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares and thereby could dilute the proportionate interest of a party attempting to gain control of FindWhat. As of the date of this joint proxy statement/prospectus, FindWhat's board of directors and its management are not aware of any attempt or plan to take over or acquire FindWhat or FindWhat's common stock, and the proposal to increase the authorized shares of FindWhat common stock was not prompted by any specific takeover or acquisition effort or threat. Other than the amendment to FindWhat's articles of incorporation to increase the number of authorized shares of FindWhat's common stock, and changes that would result from the reincorporation in Delaware, FindWhat's board of directors does not currently contemplate recommending the adoption of any other proposals or amendments to FindWhat's articles of incorporation that could be construed to affect the ability of third parties to take over or change the control of FindWhat.

THE FINDWHAT BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES.

                                   PROPOSAL 6
                           REINCORPORATION IN DELAWARE

INTRODUCTION

         FindWhat is currently incorporated in Nevada. The Board of Directors has determined that it is in the best interests of FindWhat to change its state of incorporation from Nevada to Delaware by merging FindWhat into a wholly-owned subsidiary, FindWhat.com, Inc. ("FindWhat-Delaware"). Stockholder approval of the reincorporation merger will constitute approval of the reincorporation and all transactions relating to the reincorporation.

         The following discussion summarizes certain aspects of the reincorporation merger agreement. The summary is not intended to be complete and is qualified in its entirety by reference to the reincorporation merger agreement and to FindWhat-Delaware's certificate of incorporation ("Delaware Charter") and bylaws ("Delaware Bylaws"), attached hereto as Appendices G, H and I.

         The Delaware Charter authorizes 200,000,000 shares of common stock, while the Nevada Charter authorizes 50,000,000 shares. However, if Proposal 5 for the authorization in the increase in authorized shares of common stock is approved by stockholders, there will be no difference in the number of shares authorized under the Nevada and Delaware Charters. If stockholders do not approve the increase in authorized shares contained in Proposal 5, notwithstanding stockholder approval of the Delaware reincorporation proposal, the reincorporation of FindWhat in Delaware will not occur. Consequently, stockholders who are in favor of the Delaware reincorporation should also vote to approve Proposal 5.

GENERAL

         FindWhat's board of directors has proposed that the state of incorporation of FindWhat be changed from Nevada to Delaware, in accordance with the terms of the reincorporation merger agreement attached as Appendix G. The agreement provides for the merger of FindWhat with and into FindWhat-Delaware, with FindWhat-Delaware being the surviving corporation.

         On the effective date of the reincorporation, FindWhat-Delaware will succeed to all of the assets, liabilities and business of FindWhat and will possess all of the rights and powers of FindWhat. Under the terms of the reincorporation merger agreement, the current officers and directors of FindWhat will become the officers and directors of FindWhat-Delaware.

         The Delaware Charter and Delaware Bylaws will remain in full force and effect after the reincorporation, without amendment. FindWhat-Delaware will remain subject to the Delaware General Corporation Law. Differences between the Delaware Charter and Delaware Bylaws, on the one hand, and the articles of incorporation of FindWhat (the "Nevada Charter") and the Bylaws of FindWhat (the "Nevada Bylaws"), on the other hand, should be considered in the context of the differences between the Delaware and Nevada corporation laws. These differences are discussed in more detail in the sections below.

         On the effective date of the reincorporation, each issued and outstanding share of common stock of FindWhat, $0.001 par value per share, will be converted automatically into one share of FindWhat-Delaware common stock, $0.001 par value per share, and each issued and outstanding option and warrant of FindWhat will be converted automatically into one option or warrant, as the case may be, of FindWhat-Delaware. Each stock certificate representing issued and outstanding shares of FindWhat common stock will continue to represent the same number of shares of FindWhat-Delaware common stock.

NO EXCHANGE OF CERTIFICATES REQUIRED

         Stockholders may, but are not required to, surrender their present FindWhat common stock certificates so that replacement certificates representing shares of FindWhat-Delaware common stock may be issued in exchange therefor. Each stock certificate of FindWhat will continue to represent the same number of shares of FindWhat-Delaware after the reincorporation. FindWhat's transfer agent, Interwest Transfer Company, will act as transfer agent for FindWhat-Delaware after the reincorporation. Stockholders may consult their stockbrokers or FindWhat with respect to any questions regarding the mechanics of obtaining new stock certificates.

         FindWhat common stock is listed for trading on the Nasdaq Stock Market and, after the reincorporation, FindWhat-Delaware common stock will continue to be listed for trading on the Nasdaq Stock Market under the same symbol, FWHT, as the shares of FindWhat common stock are currently traded. There will be no interruption in the trading of FindWhat common stock as a result of the reincorporation.

AMENDMENT

         The reincorporation merger agreement provides that it may be amended at any time, whether before or after it is approved by the FindWhat stockholders, by agreement of the FindWhat board and the board of directors of FindWhat-Delaware, subject to any restrictions imposed by the Delaware and Nevada corporation statutes. Delaware law does not permit an amendment to the reincorporation merger agreement, absent stockholder approval, if such amendment would adversely affect the holders of any class of stock of either FindWhat or FindWhat-Delaware. Nevada law will permit amendment to the reincorporation merger agreement after approval by the FindWhat stockholders and prior to becoming effective, so long as any amendment does not alter or change the manner or basis for exchanging the FindWhat stockholders' interests and do not adversely affect the FindWhat stockholders. Neither the FindWhat board nor the FindWhat-Delaware board intends to make any material amendment to the reincorporation merger agreement, nor do they intend to amend the Delaware Charter or Delaware Bylaws should the reincorporation be approved by FindWhat's stockholders.

VOTE REQUIRED

         Under Nevada law, the affirmative vote of the majority of all outstanding shares of FindWhat entitled to vote regardless of whether they are represented and voting at the annual meeting is required for approval of the reincorporation merger agreement. The reincorporation merger agreement has been approved by the FindWhat directors, who unanimously recommend a vote in favor of the reincorporation. Even if approved by FindWhat's stockholders, however, the reincorporation may be abandoned by FindWhat's Board, in its discretion, either before or after FindWhat's stockholders have approved the reincorporation. As noted in the section above entitled "Introduction," even if the reincorporation is approved by FindWhat's stockholders, if the proposal to approve an increase in the number of authorized shares of common stock (Proposal 5) is not approved by FindWhat's stockholders, the reincorporation will not occur.

         FINDWHAT'S STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS SECTION OF THE PROXY STATEMENT, INCLUDING THE RELATED APPENDICES ATTACHED TO THE PROXY STATEMENT, BEFORE VOTING ON THE REINCORPORATION.

REASONS FOR AND ADVANTAGES OF REINCORPORATION IN DELAWARE

         The Board of Directors has requested stockholders to approve the reincorporation for a number of reasons. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. Furthermore, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations, thereby providing greater predictability with respect to legal affairs.

         Delaware law permits a corporation to adopt a number of measures, through amendment of the corporate certificate of incorporation or bylaws or otherwise, designed to reduce a corporation's vulnerability to unsolicited takeover attempts. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to such defensive measures with respect to the conduct of the Board of Directors under the business judgment rule with respect to unsolicited takeover attempts.

         In the opinion of FindWhat's board of directors, the latitude described above also affords Delaware corporations more opportunities to raise capital. The procedures and degree of stockholder approval required for Delaware corporations for the authorization of additional shares of stock, and for approval of certain mergers and other transactions, present fewer practical impediments to the capital raising process than those which apply to Nevada corporations. For example, a Delaware corporation has greater flexibility in declaring dividends, which can aid a corporation in marketing various classes or series of dividend paying securities. Under Delaware law, dividends may be paid out of surplus, or if there is no surplus, out of net profits from the corporation's previous fiscal year or the fiscal year in which the dividend is declared, or both, so long as there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock, if any, having a preference upon the distribution of assets. Under Nevada law, dividends may not be paid by the corporation if the corporation would not be able to pay its debts as they come due in the usual course of business, or (unless the corporation's articles of incorporation permit otherwise) if the corporation's total assets would be less than the sum of its total liabilities, plus amounts payable in dissolution to holders of shares carrying a liquidation preference over the class of shares to which a dividend is declared. These and other differences between Nevada and Delaware corporation laws are more fully explained below in the section entitled "--Comparative Rights of Stockholders."

         Delaware law also permits a corporation to adopt a holding company structure without requiring a meeting or vote of stockholders, provided that the certificate of incorporation and bylaws of the holding company do not differ materially from the certificate of incorporation and bylaws of the predecessor corporation that becomes the holding company's subsidiary, each share of the predecessor's capital stock outstanding immediately prior to the transaction is converted into a share of the holding company having the same designations, rights, powers and preferences, the directors remain the same, and the stockholders of the predecessor do not recognize gain or loss for federal income tax purposes. The board of directors has determined that a holding company structure would provide



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certain tax and legal advantages in managing multiple subsidiary corporations operating in various jurisdictions within and outside the United States.

         Finally, in the opinion of FindWhat's board, underwriters and other members of the financial services industry may be more willing and better able to assist in capital raising programs for corporations having the greater flexibility afforded by the DGCL.

DISADVANTAGES OF REINCORPORATION IN DELAWARE

         Despite the FindWhat board's belief as to the benefits and advantages of reincorporation in Delaware, some stockholders may find the reincorporation disadvantageous for several reasons. As discussed below, Delaware law, unlike any applicable provision of Nevada law, contains a statutory provision intended to discourage certain takeover attempts of Delaware corporations which are not approved by the board of directors. This anti-takeover provision could have the effect of lessening the possibility that stockholders of FindWhat-Delaware would be able to receive a premium above market value for their shares of FindWhat-Delaware common stock in the event of a takeover. This provision could also have an adverse effect on the market value of the shares of FindWhat-Delaware common stock. To the extent that this provision may restrict or discourage takeover attempts, it may render less likely a takeover opposed by the FindWhat-Delaware board of directors and may make removal of the board of directors or management less likely as well.

         As further discussed below, the Delaware Charter contains a provision limiting director liability under certain circumstances and the Delaware Bylaws contain provisions relating to indemnification of directors and officers. These provisions could operate to the potential disadvantage of the stockholders of FindWhat-Delaware. For example, their inclusion may have the effect of reducing the likelihood of FindWhat-Delaware recovering monetary damages from directors as a result of derivative litigation against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited FindWhat-Delaware and its stockholders. In addition, the stockholders of FindWhat-Delaware will forego potential causes of action for breach of duty of care involving grossly negligent business decisions, including those relating to attempts to change control of FindWhat-Delaware.

         Following the reincorporation, the authorized capital stock of FindWhat-Delaware will remain unchanged. No additional shares of FindWhat-Delaware common stock other than those shares issued in exchange for shares of FindWhat common stock will be issued by FindWhat-Delaware in connection with the reincorporation and no shares of FindWhat-Delaware preferred stock will be issued by FindWhat-Delaware in connection with the reincorporation. FindWhat's current directors will become the directors of FindWhat-Delaware. All employee benefit, stock option and employee stock purchase plans of FindWhat will become FindWhat-Delaware plans, and each option or right issued by such plans will automatically be converted into an option or right to purchase the same number of shares of FindWhat-Delaware common stock, at the same price per share, upon the same terms and subject to the same conditions. Stockholders should note that approval of the reincorporation will also constitute approval of these plans continuing as FindWhat-Delaware plans. Other employee benefit arrangements of FindWhat will also be continued by FindWhat-Delaware upon the terms and subject to the conditions currently in effect.

AUTHORIZED CAPITAL STOCK

         FindWhat-Delaware's authorized capital stock consists of (i) 200,000,000 authorized shares of common stock, $0.001 par value, of which 1,000 shares are currently issued and outstanding to FindWhat, and (ii) 500,000 authorized shares of preferred stock, $0.001 par value. All of the shares of FindWhat-Delaware common stock issued in connection with the reincorporation will be validly issued, fully paid and non-assessable. FindWhat's authorized capital stock currently consists of (i) 50,000,000 authorized shares of common stock, $0.001 par value, and (ii) 500,000 authorized shares of preferred stock, $0.001 par value, although in Proposal 5, we are asking FindWhat stockholders to approve the increase in authorized shares of common stock from 50,000,000 to 200,000,000. If Proposal 5 is approved, there will be no difference in the number of shares of capital stock authorized under the Nevada Charter and the Delaware Charter. If stockholders do not approve the increase in authorized shares contained in Proposal 5, notwithstanding stockholder approval of the Delaware reincorporation proposal, the reincorporation of FindWhat in Delaware will not occur.

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

         The holders of FindWhat-Delaware common stock will be entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. The holders of FindWhat-Delaware common stock will not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of FindWhat-Delaware preferred stock designated by the FindWhat-Delaware board of directors from time to time, the holders of FindWhat-Delaware common stock will be entitled to such dividends as may be declared from time to time by the FindWhat-Delaware board of directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of FindWhat-Delaware available for distribution to such holders.

         As of January 31, 2004, of the 50,000,000 shares of common stock presently authorized, 21,598,092 shares were outstanding (not including 7,000 shares of treasury stock), of which 21,591,092 were outstanding, approximately
5.9 million shares were reserved for issuance under FindWhat's stock option plans or related to outstanding warrants and convertible securities, and approximately 27.6 million shares were not reserved for any specific use and were available for future issuances. Additionally, if FindWhat's merger with Espotting is consummated, FindWhat will issue an additional 7,000,000 shares of common stock and reserve an approximate additional 800,000 shares for issuance under the FindWhat 2004 Stock Incentive Plan. If FindWhat's stockholders approve the reincorporation and the Espotting transaction is consummated, FindWhat will have approximately 164.6 million shares of common stock that are not reserved for any specific use and are available for future issuances.

         For further information concerning the increase in the number of shares of common stock that will be effected as part of the reincorporation, see "Other FindWhat Stockholder Items--Proposal 5-Increase in Authorized Shares," on page 189.

         FindWhat's articles of incorporation permits FindWhat's board of directors to issue up to 500,000 shares of preferred stock on terms established by FindWhat's board from time to time. The board, within the limitations and restrictions contained in the articles of incorporation and without further action by FindWhat's stockholders, has the authority to issue the preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of FindWhat by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of FindWhat. As of the date of this joint proxy statement/prospectus, no preferred stock has been issued.

COMPARATIVE RIGHTS OF STOCKHOLDERS

         As a result of the reincorporation, holders of FindWhat common stock will become holders of FindWhat-Delaware common stock and the rights of all such former FindWhat stockholders will thereafter be governed by the Delaware Charter, the Delaware Bylaws, and Delaware law. The rights of the holders of FindWhat common stock are presently governed by the Nevada Charter, the Nevada Bylaws, and Nevada law.

         The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of FindWhat-Delaware and FindWhat, sets forth certain differences between the corporation statutes of Delaware and Nevada, between the Delaware Charter and the Nevada Charter, and between the Delaware Bylaws and the Nevada Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents, the Delaware General Corporation Law ("DGCL") and the Nevada Revised Statutes ("NRS").

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

         The Delaware Charter and Bylaws provide that, subject to any rights of holders of FindWhat-Delaware preferred stock, the number of directors will be fixed from time to time by action of not less than a majority of the FindWhat-Delaware board then in office or by the stockholders of 66 2/3% of the voting power of FindWhat-Delaware. The Delaware Charter and Bylaws currently provide that initially there shall be 2 directors but that the number of directors may thereafter be fixed from time to time by the board of directors. The Nevada Bylaws provide that the number of directors shall be not less than one nor more than 9 which can be modified only by the


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

unanimous consent of the board or a majority of the stockholders. Accordingly, the FindWhat-Delaware board may be able to more easily prevent any stockholder from enlarging the FindWhat-Delaware board and filling the new directorships with such stockholder's own nominees.

         Under both the DGCL and the NRS, classified boards with staggered terms are permitted. The Nevada Charter and Nevada Bylaws do not provide for a classified board, nor do the Delaware Charter and Delaware Bylaws.

         Under the NRS, stockholders may remove one or more directors by the vote of the holders of not less than 66 2/3% of the voting power of the voting stock, unless the articles of incorporation require a vote of a greater percentage of the voting stock. The Nevada Charter does not require a greater percentage than the NRS. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except where the board is classified or shareholders have the right to cumulate their votes for directors. The Delaware Charter and Delaware Bylaws do not provide for a classified board nor for cumulative voting rights. Thus, if the Delaware reincorporation is approved, the vote of a smaller proportion (i.e., a majority) of the outstanding shares of common stock would be required to remove one or more directors of FindWhat.

         The Delaware Bylaws and Delaware Charter provide that, subject to any rights of holders of FindWhat-Delaware preferred stock, any vacancies (including newly-created directorships) will be filled only by a majority of the remaining directors, though less than a quorum. Directors appointed to fill vacancies created by the resignation or termination of a director will serve until the expiration of the term for which elected.

         Under the Nevada Bylaws, newly created vacancies are to be filled by affirmative vote of the shareholders at any special or regular meeting or by a majority of the remaining directors, though less than a quorum exists.

BUSINESS COMBINATIONS

         Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

         Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Delaware Charter does not exclude FindWhat-Delaware from the restrictions imposed under Section 203 of the DGCL. It is anticipated that the provisions of
Section 203 of the DGCL may encourage companies interested in acquiring FindWhat-Delaware to negotiate in advance with the FindWhat-Delaware board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

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

         The NRS also prohibits certain business combinations between a corporation and an "interested stockholder" (one beneficially holding, directly or indirectly, at least 10% of the outstanding voting stock) for three years after such person became an interested stockholder unless such interested stockholder, prior to becoming an interested stockholder, obtained the approval of the board of directors of either the business combination or the transaction that resulted in such person becoming an interested stockholder. Notwithstanding the foregoing, the NRS permits business combinations that meet all requirements of the corporation's articles of incorporation and either (i) are approved by the board of directors before the interested stockholder became an interested stockholder (or as to which the purchase of shares made by the interested stockholder had been approved by the board of directors before the date of purchase), or (ii) are approved by the affirmative vote of the holders of stock representing a majority of the voting stock (excluding voting stock of the interested stockholder and its affiliates and associates) at a meeting called for such purpose no earlier than three years after the interested stockholder became an interested stockholder, or (iii) the form and amount of consideration to be received by stockholders (excluding the interested stockholder) of the corporation satisfy certain tests and, with limited exceptions, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation after becoming an interested stockholder and before the business combination is consummated. A corporation may expressly exclude itself from application of the foregoing business combination provisions of the NRS, but FindWhat has not done so.

LIMITATION OF LIABILITY OF DIRECTORS

         The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for certain breaches of the director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware Bylaws and the Delaware Charter each include such a provision, in each case, to the maximum extent permitted by law.

         The Delaware Charter provides that a director or an officer will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         The NRS permits a corporation to include any provision in its articles of incorporation that are not contrary to the laws of the State of Nevada; there is no restriction on a corporation's ability to limit the personal liability of a director or officer to the corporation. Under the NRS, a director is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. There is no requirement that any such provision be included in the articles of incorporation to be effective.

         The Nevada Charter provides that FindWhat's directors and officers shall not be personally liable for monetary damages for any breach of fiduciary duty except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of the NRS, in which cases a director shall be liable to the extent provided under prior Nevada law.

         While these provisions provide officers and directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer's or director's breach of his or her duty of care. The NRS limits an officer's or director's liability for monetary damages, except for breach of his duties under certain circumstances.

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

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Both the NRS and the DGCL permit a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Both states' laws provide that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and both states permit a corporation to purchase and maintain liability insurance for its directors and officers. Both the DGCL and NRS provide that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

         The Delaware Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the full extent permitted by the DGCL as the law exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. However, the Delaware Bylaws do not provide indemnification for a director who initiates a suit against FindWhat-Delaware, except in specified situations required by law or authorized by the FindWhat-Delaware Board, or if the director brings suit to enforce an indemnification contract. The indemnification rights to be conferred by the Delaware Bylaws are not exclusive of any other right to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. FindWhat-Delaware is authorized to purchase and maintain insurance on behalf of its directors, officers, employees and agents.

         Under the Nevada Charter, FindWhat may enter into an agreement of indemnification with its directors to provide for indemnification to the fullest extent permitted, as currently provided under NRS, and is substantially similar to the indemnification of directors under the Delaware Bylaws except that the Nevada Charter does not preclude indemnification when a suit is initiated by a director.

         The members of the FindWhat Board have a personal interest in seeing that the reincorporation is approved and effected so that they are subject to the limitation on liability and indemnification provisions included in the Delaware Charter and the Delaware Bylaws.

SPECIAL MEETINGS OF STOCKHOLDERS

         Under the DGCL, a special meeting of stockholders may be called by the corporation's board of directors or by such persons as may be authorized by the corporation's certificate of incorporation or bylaws. The Delaware Bylaws provide that a special meeting may be called at any time by (i) the FindWhat-Delaware Board, (ii) the President, or (iii) the holders of not less than 51% of all shares entitled to cast votes at the meeting, voting together as a single class.

         Unless otherwise provided in the articles of incorporation or bylaws, the NRS provides that the entire board of directors, any two directors or the president of a corporation may call annual and special meetings of the stockholders. The Nevada Bylaws provide that a special meeting of stockholders may be called by the FindWhat Board, the President, or holders of not less than 51% of the outstanding shares of stock of FindWhat entitled to vote at the meeting.

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AUTHORIZED CAPITAL

         The preferred stock may be issued from time to time in one or more series, and the FindWhat-Delaware Board, without further approval of its stockholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of preferred stock. Such shares of preferred stock, if and when issued, may have rights, powers and preferences superior to those of the FindWhat-Delaware common stock. Similarly, the NRS provides that the articles of incorporation may prescribe, or vest authority in the board of directors to prescribe, the classes, series, voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock without further approval of its stockholders. While there are no current plans, commitments or understandings, written or oral, to issue any preferred stock, in the event of any issuances, the holders of FindWhat-Delaware common stock will not have any preemptive or similar rights to acquire any preferred stock.

AMENDMENT OR REPEAL OF THE CERTIFICATE OF REINCORPORATION

         Under the DGCL, unless the certificate of incorporation otherwise provides, amendments to the certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the rights, powers or preferences of such class or series, a majority of the outstanding stock of such class or series also would have to approve the amendment. In addition, the proposed Delaware Charter requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock entitled to vote to amend provisions regarding the Board of Directors and indemnification of officers and directors.

         Under the NRS, the board of directors of a Nevada corporation that has already issued stock must approve any proposed amendment to its articles of incorporation and declare its advisability. The proposed amendments must be approved by a majority of all the votes entitled to be cast by each voting group, unless the articles of incorporation require a greater or lesser vote with respect to specified amendments. The Nevada Charter requires approval by a majority of the stockholders to amend the Nevada Charter.

AMENDMENTS TO BYLAWS

         Under the DGCL, directors may amend the bylaws of a corporation only if such right is expressly conferred upon the directors in its certificate of incorporation. There is no provision in the NRS that proscribes amendments by the board of directors to a corporation's bylaws. The Delaware Charter permits a majority of the FindWhat-Delaware Board to adopt, alter or amend the Delaware Bylaws, and permits stockholders to amend the Delaware Bylaws, subject to approval by a majority of the issued and outstanding capital stock with the authority to vote thereon. The Nevada Bylaws requires the unanimous consent of the FindWhat Board, or approval by the holders of a majority of the issued and outstanding capital stock with the authority to vote thereon, to amend the Nevada Bylaws.

INSPECTION RIGHTS

         The NRS provides a right to inspect books and records of the corporation to any stockholder who owns at least 15% of the outstanding shares of the corporation's capital stock or who has been so authorized in writing by the holders of at least 15% of the outstanding shares. The Nevada Bylaws contain a provision providing all stockholders the right to inspect books and records of FindWhat on written demand for a purpose reasonably related to the stockholder's interest as a stockholder. While the Delaware Bylaws do not contain such a provision, all stockholders will have similar rights under Section 220 of the DGCL.

SUMMARY OF CERTAIN OTHER SIGNIFICANT DIFFERENCES BETWEEN DELAWARE AND NEVADA CORPORATE LAWS

         The following is a brief summary of certain other ways in which the NRS and DGCL differ and does not purport to be a complete statement of such laws.



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MERGER WITH SUBSIDIARY

         Under the DGCL, a parent corporation may merge into a subsidiary and a subsidiary may merge into its parent, without stockholder approval, where such parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary. The NRS permits such mergers without stockholder approval if 90% of each class of capital stock of the subsidiary is owned by the parent corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

         The NRS and DGCL both provide that the board of directors may delegate certain of their duties to one or more committees elected by a majority of the board. A Delaware corporation can delegate to a committee of the board of directors, among other things, the responsibility of nominating candidates for election to the office of director, to fill vacancies on the board of directors, to reduce earned or capital surplus, and to authorize the acquisition of the corporation's own stock. Moreover, if the corporation's certificate of incorporation or bylaws, or the resolution of the board of directors creating the committee so permits, a committee of the board of directors may declare dividends and authorize the issuance of stock. Under the NRS, unless it is otherwise provided in the articles of incorporation, a committee of the board of directors has and may exercise the powers of the board of directors in the management of the business and affairs of the corporation.

VOTE REQUIRED FOR MERGERS

         The NRS provides that the sale, lease, exchange or disposal of all of the assets of a Nevada corporation as well as any merger, consolidation or share exchange generally must be recommended by the Board of Directors and approved by the affirmative vote of a majority of the shares of each class of the stock of the corporation entitled to vote on such matters. Under the NRS, the vote of the stockholders of a Nevada corporation surviving a merger is not required if: (i) the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger, (ii) each stockholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, will not exceed by more than twenty percent the total number of voting shares of the surviving entity outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger will not exceed by more than twenty percent the total number of participating shares outstanding immediately before the merger. The DGCL has a similar provision requiring stockholder approval in the case of the disposition of assets or a merger or a share exchange. The DGCL requires that either (i) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger or (ii) the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

STOCK REDEMPTIONS AND REPURCHASES

         Both Delaware and Nevada corporations may generally purchase or redeem their own shares of capital stock. Under the DGCL, a Delaware corporation may purchase or redeem its own shares of capital stock, except when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation. Subject to any restrictions imposed by its articles of incorporation, a Nevada corporation may make distributions to stockholders, so long as, after giving effect to such distribution: (i) the corporation would be able to pay its debts as they become due in the usual course of business; or (ii) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise), the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.



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PROXIES

         Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years unless the proxy provides for a longer period. Under the NRS, a proxy is effective only for a period of six (6) months, unless it is coupled with an interest or unless otherwise provided in the proxy which duration may not exceed seven (7) years.

CONSIDERATION FOR STOCK

         Under the NRS, a corporation may issue its capital stock in return for consideration consisting of any tangible or intangible property or benefit to the corporation, including but not limited to cash, promissory notes, services performed, contracts for services to be performed, or other securities of the corporation. Under the DGCL, a corporation may accept as consideration for its stock a combination of cash, property or past services in an amount not less than the par value of the shares being issued, and a secured promissory note or other binding obligation executed by the subscriber for any balance, the total of which must equal at least the par value of the issued stock, as determined by the board of directors.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         The DGCL provides that any stockholder of record may demand to examine the corporation's books and records for any proper purpose. If management of the corporation refuses, the stockholder can compel release of the books by court order. Under the NRS, any stockholder who owns at least 15% of the outstanding shares of the corporation's capital stock or has been authorized in writing by the holders of at least 15% of all its issued and outstanding shares may inspect, copy and audit the books of account and all financial records of the corporation. However, only a stockholder whose demand is made with a proper purpose may undertake any such inspection or audit. Under the NRS, if any officer or agent keeping records in Nevada refuses to allow a stockholder of a corporation to inspect or audit the corporation's books of account and financial records, the corporation and the officer or agent will be liable to the stockholder for all damages incurred by the stockholder, and the corporation may be liable for fines payable to the State of Nevada. There is no such corresponding provision in the DGCL.

DIVIDENDS

         The DGCL provides that the corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock having a distribution preference. The NRS provides that dividends may be paid, unless after giving effect to such distribution, the corporation would not be able to pay its debts as they come due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities, plus (unless the corporation's articles of incorporation permit otherwise) the amount needed to satisfy preferential distributions.

CORPORATE ACTION WITHOUT A STOCKHOLDER MEETING

         The DGCL and the NRS both permit corporate action without a meeting of stockholders upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken, unless the certificate of incorporation or articles of incorporation, respectively, or the bylaws of a Nevada corporation expressly provide otherwise. In the event such proposed corporate action is taken without a meeting by less than the unanimous written consent of stockholders, the DGCL requires that prompt notice of the taking of such action be sent to those stockholders who have not consented in writing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION

         The following description of the material federal income tax consequences of the reincorporation is based on the Internal Revenue Code and applicable Treasury regulations, judicial authority and current administrative rulings and practices as in effect on the date of this joint prospectus/proxy statement, all of which are subject to differing interpretations and change, possibly with retrograde tax effect. This discussion should not be considered tax or investment advice, and the tax consequences of the reincorporation may not be the same for all stockholders. In particular, this discussion does not address the tax treatment of special classes of stockholders, such as financial institutions, insurance companies, tax-


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exempt entities, dealers in securities, holders of dissenting shares, holders as part of a hedge straddle, or conversion transaction, foreign persons and holders who acquired their shares as compensation, whether through employee stock options or otherwise. Stockholders desiring to know their individual federal, state, local and foreign tax consequences are encouraged to consult their own tax advisors.

         The reincorporation is intended to qualify as a tax-free reorganization under Section 368(a)(1)(F) or 368(a)(1)(A) of the Code. Assuming such tax treatment, the following U.S. federal income tax consequences will generally result:

         - No taxable income, gain, or loss will be recognized by FindWhat or the FindWhat stockholders upon consummation of the reincorporation.

         - The aggregate tax basis of the FindWhat-Delaware common stock received by each FindWhat stockholder in the reincorporation merger will be equal to the aggregate tax basis of the FindWhat common stock exchanged in the reincorporation merger.

         - The holding period of the FindWhat-Delaware common stock received by each FindWhat stockholder in the reincorporation will include the period for which such stockholder held the FindWhat common stock exchanged in the reincorporation merger, provided that such FindWhat common stock was held by such stockholder as a capital asset at the time of the reincorporation.

SECURITIES ACT CONSEQUENCES

         The shares of FindWhat-Delaware common stock to be issued in exchange for shares of FindWhat common stock are not being registered under the Securities Act of 1933, as amended. In that regard, FindWhat-Delaware is relying on Rule 145(a)(2) under the Securities Act, which provides that a merger which has "as its sole purpose" a change in the domicile of a corporation does not involve the sale of securities for purposes of the Securities Act, and on interpretations of the Rule by the Securities and Exchange Commission which indicate that the making of certain changes in the surviving corporation's charter documents which could otherwise be made only with the approval of the stockholders of either corporation does not render Rule 145(a)(2) inapplicable.

         After the reincorporation, FindWhat-Delaware will be a publicly-held company, FindWhat-Delaware common stock will be listed for trading on the Nasdaq National Market, and FindWhat-Delaware will file periodic reports and other documents with the SEC and provide to its stockholders the same types of information that FindWhat has previously filed and provided. Stockholders whose common stock is freely tradable before the reincorporation will have freely tradable shares of FindWhat-Delaware common stock. Stockholders holding restricted shares of common stock will have shares of FindWhat-Delaware common stock which are subject to the same restrictions on transfer as those to which their present shares of common stock are subject, and their stock certificates, if surrendered for replacement certificates representing shares of FindWhat-Delaware common stock, will bear the same restrictive legend as appears on their present stock certificates. For purposes of computing compliance with the holding period requirement of Rule 144 under the 1933 Act, stockholders will be deemed to have acquired their shares of FindWhat-Delaware common stock on the date they acquired their shares of FindWhat common stock. In summary, FindWhat-Delaware and its stockholders will be in the same respective positions under the federal securities laws after the reincorporation as were FindWhat and its stockholders prior to the reincorporation.

APPRAISAL AND DISSENTERS' RIGHTS

         Under the DGCL and the NRS, stockholders have appraisal or dissenter's rights, respectively, in the event of certain corporate actions such as a merger. These rights include the right to dissent from voting to approve such corporate action, and demand fair value for the shares of the dissenting stockholder. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders meeting, a stockholder who wishes to assert dissenter's rights (i) must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effected, and (ii) must not vote his shares in favor of the proposed action. If fair value is unsettled, the DGCL and the NRS provide for the dissenter and the company to petition the Court of Chancery or a Nevada state court, respectively. Although appraisal or dissenter's rights are substantially similar in Delaware and Nevada, this discussion is qualified in its entirety by reference to the DGCL and the NRS which provide more specific provisions and requirements for dissenting stockholders.

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

ABANDONMENT

         Notwithstanding a favorable vote of the stockholders, FindWhat reserves the right, by action of the FindWhat board, to abandon the reincorporation prior to effectiveness of the reincorporation if it determines that such abandonment is in the best interests of FindWhat. The FindWhat board has made no determination as to any circumstances which may prompt a decision to abandon the reincorporation.

RECOMMENDATION OF THE FINDWHAT BOARD

         Under the FindWhat bylaws and pursuant to the NRS, the proposal to reincorporate FindWhat in Delaware (Proposal 6) must be approved by the affirmative vote of at least a majority of the shares of FindWhat common stock present in person or by proxy at the annual meeting and entitled to vote at the meeting.

THE FINDWHAT BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE REINCORPORATION IN DELAWARE.

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
                                 CODE OF ETHICS

         FindWhat has adopted a code of ethics as part of its corporate compliance program. The code of ethics applies to all of FindWhat's officers and employees, including its chief executive officer, chief financial officer and controller. The code has been filed as an exhibit to FindWhat's annual report on Form 10-K for the fiscal year ended December 31, 2003. Any amendments to, or waivers from, this code of ethics will be posted on FindWhat's website.

                              STOCKHOLDER PROPOSALS

         Each year the board of directors submits its nominations for election of directors at the annual meeting of stockholders. Other proposals may be submitted by the board of directors or the stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the proxy statement for the annual meeting of stockholders to be held in 2005 must be received by FindWhat (addressed to the attention of the Secretary) on or before January 1, 2005. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of Nevada (or Delaware, if the reincorporation proposal is approved), and must otherwise conform to applicable requirements of the proxy rules of the Securities and Exchange Commission.

                                  OTHER MATTERS

         The only business which the management intends to present at the meeting consists of the matters set forth in this joint proxy statement/prospectus. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

         All duly executed proxies received will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to FindWhat or in person at the meeting, without affecting any vote previously taken.

                                  LEGAL MATTERS

         The validity of the shares of FindWhat common stock offered by this joint proxy statement/prospectus will be passed upon for FindWhat by Baker & McKenzie.

                                     EXPERTS

         The consolidated financial statements and schedule of FindWhat at December 31, 2003, and for the year then ended, appearing in FindWhat's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of FindWhat and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this joint proxy statement/prospectus from FindWhat's Form 10-KSB/A for the fiscal year ended December 31, 2002, in reliance upon the report of Grant Thornton LLP, independent accountants, which is also incorporated by reference to this joint proxy statement/prospectus, and upon the authority of Grant Thornton LLP as experts in accounting and auditing.

         The consolidated financial statements and schedule of Espotting as of December 31, 2003 and March 31, 2003, 2002, and 2001 and for each of the three years in the period ended March 31, 2003, and for the nine months ended December 31, 2003, appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the registration statement and are included in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

         Porter, Wright, Morris & Arthur LLP have provided legal services to FindWhat in connection with the reincorporation and will be advising FindWhat the U.S. federal income tax consequences of the reincorporation.

                          CERTAIN ESPOTTING INFORMATION

                   SECURITY OWNERSHIP OF ESPOTTING MANAGEMENT

         The following table sets forth information regarding beneficial ownership of Espotting's common stock, as of December 31, 2003, by (i) each director and nominee, (ii) each of FindWhat's executive officers, and (iii) the directors and executive officers of Espotting as a group. At December 31, 2003, Espotting had 11,501,752 common shares outstanding.

         Except as otherwise noted below, the address of each of the persons in the table is c/o The Old Truman Brewery 91, Brick Lane London E1 6QL United Kingdom.

    NAME OF AND ADDRESS OF          NUMBER OF SHARES         PERCENTAGE
       BENEFICIAL OWNER           BENEFICIALLY OWNED(1)      OF CLASS(2)
       ----------------           ---------------------      -----------
Daniel Ishag                          1,110,800  (3)            9.6%

David Ishag                           3,262,124                28.4%

Nicholas Bancroft Cooke                 207,000  (4)            1.8%

Sebastian Bishop                        600,000  (5)            5.2%

Jonathan Bunis                          116,666  (6)            1.0%

Stephen McDonnell                       180,001  (7)            1.5%

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership on March 1, 2004. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire on March 1, 2004.

(3) Includes 100,000 shares of common stock issuable pursuant to options granted under Espotting's EMI Incentive Plan.

(4) Includes 100,000 shares of common stock issuable pursuant to options granted under Espotting's EMI Incentive Plan and 7,000 shares of common stock issuable pursuant to options granted under Espotting's European Stock Incentive Plan.

(5) Includes 100,000 shares of common stock issuable pursuant to options granted under Espotting's EMI Incentive Plan.

(6) Includes 66,666 shares of common stock issuable pursuant to options granted under Espotting's EMI Incentive Plan and 50,000 shares of common stock issuable pursuant to options granted under Espotting's European Stock Incentive Plan.

(7) Includes 65,001 shares of common stock issuable pursuant to options granted under Espotting's EMI Incentive Plan and 115,000 shares of common stock issuable pursuant to options granted under Espotting's European Stock Incentive Plan.

           SECURITY OWNERSHIP OF CERTAIN ESPOTTING BENEFICIAL OWNERS

         The following table sets forth information regarding beneficial ownership of Espotting's capital stock, as of December 31, 2003; by each person known by Espotting to beneficially own five percent or more of any class of Espotting's capital stock. At December 31, 2003, Espotting had 11,501,752 common shares outstanding and 60 series A preferred shares outstanding.

         Except as otherwise noted below, the address of each of the persons in the table is c/o The Old Truman Brewery 91, Brick Lane London E1 6QL United Kingdom.

   NAME OF AND ADDRESS OF             TITLE                 NUMBER OF SHARES        PERCENTAGE
      BENEFICIAL OWNER                OF CLASS             BENEFICIALLY OWNED(1)    OF CLASS(2)
      ----------------             ---------------         ---------------------    -----------
Jeffrey Bocan
Beringea Limited Entities          Common Stock                4,750,000  (3)          29.2%
                                   Series A Preferred                 57  (4)          95.0%

Dr. Milan Sladek                   Common Stock                1,000,000  (5)           8.7%

Elie Dwek                          Common Stock                  650,292                5.6%

Caxton Investments                 Common Stock                  886,305                7.7%

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire the beneficial ownership on March 1, 2004. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire on March 1, 2004.

(3) Includes 5,150,000 shares of common stock issuable pursuant to Espotting's redeemable secured loan notes issued in December 2001 and August 2002 to Beringea Entities. Beringea Limited acts as the security trustee of each Beringea Entity. Jeffrey Bocan, one of our directors, is an investment manager at Beringea Limited. Share numbers include 333,000 shares held by ProVen Venture Capital Trust Plc., 250,000 shares held by ProVen Media Venture Capital Trust Plc. and 4,167,000 shares held by The Global Rights Fund II L.P. Jeffrey Bocan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The addresses of each of the Beringea entities is c/o Beringea Limited, 42 Craven Street, London WC2N 5NT United Kingdom.

(4) Share numbers include 4 shares held by ProVen Capital Trust Plc., 3 shares held by ProVen Media Venture Capital Trust Plc. and 50 shares held by The Global Rights Fund II L.P. Beringea Limited acts as the security trustee of each Beringea Entity. Jeffrey Bocan, one of our directors, is an investment manager at Beringea Limited. Jeffrey Bocan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

         Sebastian Bishop, age 29, has served as an Espotting director and co-founder since April 15, 2000 and has acted as Espotting's secretary since October 24, 2003. From 1995 to 1998, Mr. Bishop served as a senior art director at Publicis, one of the worlds leading advertising agencies. From 1995 to 1998, Mr. Bishop served as a senior creative at Rainey Kelly Campbell Rolfe/Y&R, an advertising agency. Mr. Bishop has been the recipient of industry awards, including Campaign's Faces to Watch in 1998, MediaWeek's 30 under 30, Media Marketing Europe's 40 under 40 and was named 27th in The Financial Times' Creative Business top 50 in 2002. Mr. Bishop is also a regular judge at many of the European Media awards.

         Charles Rothstein, age 44, is a Senior Managing Director and co-founder of Beringea, LLC, an international private equity and investment banking firm based in Farmington Hills. Beringea manages more than $200 million in private equity funds. These include InvestCare Partners, a healthcare venture capital fund, and the Global Rights Funds I and II, which target emerging companies in the media, technology and intellectual property rights sectors. In total, Beringea's portfolio consists of more than 60 companies in the United States and Europe. Prior to establishing Beringea in 1988, Mr. Rothstein was a Vice President of Corporate Finance at J.W. Korth and Company, a Michigan-based broker/dealer where he developed the Firm's public offerings, private placement and leveraged buyout activities. Mr. Rothstein is also a founding shareholder and was a member of the Board of Directors of European Gateway Acquisition Corp. He currently serves on Michigan Governor Jennifer Granholm's Council of Economic Advisors.

                       OTHER ESPOTTING STOCKHOLDER MATTERS

         AMENDMENT TO ESPOTTING MEDIA INC. SHARE OPTION PLAN (EMI PLAN)

Amendment to the EMI Plan

         The EMI Plan requires amendment to clarify that options granted thereunder do not lapse on a completion of a change of control where a written notice has been served on option holders of Espotting's intention to procure the grant of new rights in substitution for their existing rights under the EMI Plan.

         The amendment is required because if options lapsed immediately on completion of a change of control, there could not be a grant of replacement stock options by FindWhat under the EMI Replacement Option Plan. The UK tax legislation which governs the grant of options under the EMI Plan only permits the grant of replacement options on condition of the release of Espotting qualifying options, which must take place following completion of a change of control.

Summary of the EMI Plan

         The following summarizes the material features of the EMI Plan, including the amendment. Because it is not a complete description of all the terms and conditions of the EMI Plan, the summary is qualified in its entirety by the full text of the EMI Plan, a copy of which is set forth in Appendix L and is incorporated into this joint proxy statement/prospectus by reference.

Purpose of the EMI Plan

         The EMI Plan was adopted by the board of directors of Espotting in order to recruit and retain key directors and employees of Espotting Media (UK) Limited by granting options to them which are "qualifying options" under UK tax legislation Schedule 14 to the Finance Act 2000 (Enterprise Management Incentives) which has been re-enacted by Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003. Qualifying options are subject to favorable UK income tax and social security treatment.

Administration

         The EMI Plan is administered by Espotting's board of directors or by a committee established by it to whom it delegates its powers under the EMI Plan.

Options

         Under the EMI Plan, options may be granted to "Eligible Employees" which are defined as employed directors or any employees of Espotting or any qualifying subsidiary of Espotting who spend at least 25 hours per week, or if less, 75% of their working time (time spent on remunerative work as an employee or self employed person) on business of the Espotting group. Options have been granted under the EMI Plan to employees of Espotting Media (U.K.) Limited, a U.K. subsidiary of Espotting.

         Existing qualifying options are held over approximately 1,413,084 shares of Espotting common stock with an aggregate exercise price of $2,359,787.50 (an average exercise price of $1.67 per share). Approximately 109 individuals hold qualifying options under the EMI Plan.

Exercise Price

         The exercise price per share of common stock placed under a qualifying option under the EMI Plan, may be the market value of a share as determined in accordance with UK tax legislation (Part VIII Taxation of Chargeable Gains Act
1992) and agreed with the Inland Revenue Shares Valuation Division or the price determined by

Espotting's board of directors in good faith in its discretion, provided that it is not less than the par value of a share on the date of grant.

Time of Exercise and Lapse of Options

         Options granted under the EMI Plan vest as to one third on the first anniversary of the first date of employment of the option holder and thereafter as to one third on each of the following anniversaries. The board of directors of Espotting has absolute discretion to determine whether and to what extent an option may accelerate as to vesting upon the option holder becoming entitled to exercise an option or receive an exchange of options on a sale or change of control.

Options only become exercisable on the earliest of the following:

         - the Espotting board of directors serving written notice of the receipt of a third party arms length offer which will result in a sale of all or substantially all of the assets of Espotting and its subsidiaries; or

         - the Espotting board of directors serving written notice of the receipt of a third party arms length offer which will result in a change of control (a transfer, whether through a single transaction or a series of transactions, of shares to any person or persons connected with each other, or persons acting in concert with each other, who as a consequence of such transfer of shares would obtain control (as defined in UK tax legislation s.840 Income and Corporation Taxes Act 1988) of Espotting, or a merger or consolidation or takeover of Espotting);

         - the date on which an option holder ceases to be an eligible employee (see definition under Options section) of Espotting or any qualifying subsidiary for any reason other than where he so ceases as a result of termination on his committing any breach which would entitle Espotting or any associated company to terminate without notice the option holder's position as an eligible employee of Espotting or any associated company whether under the terms of that option holder's employment contract;

         - on each date that the option vests whether in whole or in part in accordance with the option agreement.

         Options do not become exercisable, where Espotting procures on a sale or change of control, that optionholders be granted new equally valuable rights in substitution for all or any part of the rights they hold as optionholders immediately prior to the event.

         Options lapse on the earliest of the following dates:

         -        the tenth anniversary of the date of grant;

         - immediately on completion or, if earlier, the expiration of the date specified in the written notice of the sale or change of control;

         - immediately upon the date on which an option holder commits any breach which would entitle Espotting or any associated company to terminate without notice the employment of the option holder as an eligible employee of Espotting or any associated company whether under the terms of that option holder's employment contract;

         - one month after the date on which an option holder ceases to be an eligible employee of Espotting or any associated company; or

         - the passing of an effective resolution or the making of an order by the court, for the winding up of Espotting.

         The amendment to the EMI Plan will ensure that where an intention notice is served on option holders, options will conditionally vest but not become exercisable. New rights must in the opinion of Espotting's auditors (acting as experts) be no less valuable overall than the prior rights.

The amendment to the EMI Plan will ensure that where an intention notice is served on option holders, options will vest but not become exercisable.

         The amendment to the EMI Plan will cause options to lapse at the expiration of six months from the date of sale or change of control (as applicable) or earlier at the date, if any specified in the intention notice, where an intention notice has been served under the EMI Plan. This will enable replacement options to be granted to option holders by FindWhat under the EMI Replacement Option Plan in exchange for the release of Espotting options.

Transferability

         Options granted under the EMI Plan are not transferable.

Termination

         The EMI Plan will terminate ten years after its adoption unless earlier terminated by Espotting's board of directors or stockholders.

         Following the effective time of the merger, options can no longer be granted under the EMI Plan.

Amendment

         Espotting's board of directors may amend the EMI Plan at any time save that no amendment or addition may be made to the advantage of option holders or to the rules of the EMI Plan unless it is a minor amendment to benefit the administration of the EMI Plan.

         No amendment can be made to adversely affect any subsisting rights of option holders without the consent of option holders who, if all outstanding options were exercised in full, would be entitled to 75% of shares to be transferred or issued under the EMI Plan.

U.K. Tax Consequences

         The amendment to the EMI Plan should not constitute a chargeable event under the U.K. tax legislation (Part 7 Chapter 9 Income Tax (Earnings and Pensions) Act 2003) and so there should be no U.K. income tax or social security consequences for option holders or social security consequences for their employer company on the amendment to the EMI Plan. Neither should the amendment to the EMI Plan constitute the grant of new qualifying options under the U.K. tax legislation.

Required Vote

         The affirmative vote of a majority of the outstanding shares of Espotting common stock and Espotting preferred stock, voting together as one class, is required to adopt and approve the amendment to the EMI Plan.

         ESPOTTING'S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE AMENDMENT TO THE ESPOTTING SHARE OPTION PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY ESPOTTING'S BOARD OF DIRECTORS WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF THE AMENDMENT TO THE ESPOTTING SHARE OPTION PLAN.

     AMENDMENT TO ESPOTTING MEDIA INC. EUROPEAN SHARE OPTION & WARRANT PLAN
                                (EUROPEAN PLAN)

Amendment to the European Plan

         The European Plan requires amendment to clarify that options and warrants granted thereunder do not lapse on a completion of a change of control where a written notice has been served on option holders of Espotting's intention to procure the grant of new rights in substitution for their existing rights under the European Plan.

         It is then intended that following the effective time of the merger, outstanding options and warrants granted under the European Plan will be exchanged for options and warrants to purchase shares of FindWhat common stock under the FindWhat 2004 Stock Incentive Plan.

Summary of the European Plan

         The following summarizes the material features of the European Plan, including the amendment. Because it is not a complete description of all the terms and conditions of the European Plan, the summary is qualified in its entirety by the full text of the European Plan, a copy of which is set forth in Appendix M and is incorporated into this joint proxy statement/prospectus by reference.

Purpose of the European Plan

         The European Plan was adopted by the board of directors of Espotting in order to recruit and retain employees of Espotting or any associated company, and consultants contracted to provide services to Espotting or any associated company, and to reward or recognize consultants or any persons who have assisted Espotting in obtaining venture capital or other financing, by granting to these persons options or warrants (as appropriate) to acquire or subscribe for Espotting common stock.

Administration

         The European Plan is administered by Espotting's board of directors or by a committee established by it to whom it delegates its powers under the European Plan.

Options

         Under the European Plan options may be granted to eligible employees which are defined as any employees of Espotting or any associated company.

         Warrants may be granted to any consultants contracted to provide services to Espotting or any associated company or to any other persons who have assisted Espotting in obtaining venture capital or other financing.

         Existing options are held over approximately 517,500 shares of Espotting common stock with an aggregate exercise price of $989,825 (an average exercise price of $1.91 per share). Approximately twenty three individuals hold options under the European Plan.

         Existing warrants are held over approximately 258,430 shares of Espotting common stock with an aggregate exercise price of $494,724 (an average exercise price of $1.91 per share). Approximately one individual holds warrants under the European Plan.

Exercise Price

         The exercise price per share of common stock placed under an option or warrant under the European Plan shall be the price determined by Espotting's board of directors in good faith in its discretion, provided that it is not less than the par value of a share on the date of grant.

Time of Exercise and Lapse of Options and Warrants

         Options granted under the European Plan vest as to one third on the first anniversary of the first date of employment of the participant and thereafter as to one third on each of the following anniversaries. The board of directors of Espotting has absolute discretion to determine whether and to what extent an option may accelerate as to vesting upon the participant becoming entitled to exercise an option or receive an exchange of options on a sale or change of control.

         Warrants granted under the European Plan vest as to one third on the first anniversary of the first date on which the participant provides services as a consultant or the first anniversary of the date of the warrant agreement between Espotting and the participant, as appropriate, and thereafter as to one third on each of the following anniversaries. The board of directors of Espotting has absolute discretion to determine whether and to what extent a warrant may accelerate as to vesting upon the participant becoming entitled to exercise a warrant or receive an exchange of warrants on a sale or change of control.

         Under the European Plan, options and warrants only become exercisable on the earliest of the following:

         - the Espotting board of directors serving written notice of the receipt of a third party arms length offer which will result in a sale of all or substantially all of the assets of Espotting and its subsidiaries;

         - the Espotting board of directors serving written notice of the receipt of a third party arms length offer which will result in a change of control (a transfer, whether through a single transaction or a series of transactions, of shares to any person or persons connected with each other, or persons acting in concert with each other, who as a consequence of such transfer of shares would obtain control (as defined in UK tax legislation s.840 Income and Corporation Taxes Act 1988) of Espotting, or a merger or consolidation or takeover of Espotting);

         - the Espotting board of directors serving written notice on all participants that tag along or drag along rights contained in part D.(c) or D.(e) of the fourth article of Espotting's certificate of incorporation have been invoked;

         - the date on which a participant ceases to be an eligible employee or a consultant of Espotting or any associated company for any reason other than where he so ceases as a result of termination on his committing any breach which would entitle Espotting or any associated company to terminate without notice the participant's position as an eligible employee or consultant of Espotting or any associated company whether under the terms of that participant's employment contract or contract for services or otherwise; or

         - on each date that the option or warrant vests whether in whole or in part in accordance with the option or warrant agreement, as appropriate.

         Options and warrants do not become exercisable where Espotting procures on a sale, change of control, or following service of written notice that tag along or drag along rights have been invoked, that participants are to be granted new equally valuable rights in substitution for the rights they hold as participants immediately prior to the event.

         Options or warrants lapse on the earliest of the following dates:

         -        the tenth anniversary of the date of grant;

         - immediately on completion or, if earlier, the expiration of the date specified in the written notice of the sale or change of control;

         - immediately on the expiration of the time limit for exercise specified in the written notice served on participants that tag along or drag along rights have been invoked or if earlier the day falling four days before the expiration date in any notice served on shareholders in this regard;

         - immediately upon the date on which a participant commits any breach which would entitle Espotting or any associated company to terminate without notice the employment or contract or other relationship with the participant;

         - one month after the date on which a participant ceases to be an eligible employee or consultant Espotting or any associated company; or

         - the passing of an effective resolution or the making of an order by the court for the winding up of Espotting.

         The amendment to the European Plan will ensure that where an intention notice is served on participants, options or warrants, as appropriate, will conditionally vest but not become exercisable. New rights must in the opinion of Espotting's auditors (acting as experts) be no less valuable overall than the prior rights. The amendment to the European Plan will ensure that where an intention notice is served on participants, options or warrants, as appropriate will vest but not become exercisable.

         The amendment to the European Plan will cause options and warrants to lapse at the expiration of six months from the date of sale or change of control (as applicable) or earlier at the date, if any specified in the intention notice, where an intention notice has been served under the European Plan. This will enable replacement options or warrants to be granted to participants by FindWhat under the FindWhat 2004 Stock Incentive Plan in exchange for the release of options and warrants granted under the European Plan.

Transferability

         Options and warrants granted under the European Plan are not transferable.

Termination

         The European Plan will terminate ten years after its adoption unless earlier terminated by Espotting's board of directors or stockholders.

         Following the effective time of the merger, options and warrants can no longer be granted under the European Plan.

Amendment

         Espotting's board of directors may amend the European Plan at any time save that no amendment or addition may be made to the rule concerning the number of shares over which options or warrants may be granted under the European Plan without obtaining approvals required in accordance with Espotting's certificate of incorporation, bylaws and shareholders' agreement.

         No amendment can be made to adversely affect any subsisting rights of participants without the consent of participants who, if all outstanding options or warrants were exercised in full, would be entitled to 75% of shares to be transferred or issued under the European Plan.

U.K. Tax Consequences

         The amendment to the European Plan should not constitute a chargeable event under U.K. tax legislation (Part 7 Chapter 5 Income Tax (Earnings and Pensions) Act 2003) and so there should be no U.K. income tax or social security consequences for optionholders or social security consequences for their employer company on the amendment to the European Plan. Neither should the amendment to the European Plan constitute the grant of new options or warrants for U.K. tax purposes.

Required Vote

         The affirmative vote of a majority of the outstanding shares of Espotting common stock and Espotting preferred stock, voting together as one class, is required to adopt and approve the amendment to the European Plan.

         ESPOTTING'S BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION AND APPROVAL OF THE AMENDMENT TO THE ESPOTTING EUROPEAN SHARE OPTION & WARRANT PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY ESPOTTING'S BOARD OF DIRECTORS WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF THE AMENDMENT TO THE ESPOTTING EUROPEAN SHARE OPTION & WARRANT PLAN.

                       WHERE YOU CAN FIND MORE INFORMATION

         FindWhat must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Securities Exchange Act of 1934, FindWhat must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

         Public Reference Room
         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of FindWhat's materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at www.sec.gov.

         FindWhat's common stock is listed on the Nasdaq National Market. Accordingly, reports and other information concerning FindWhat should be available for inspection and copying at the offices of:

         The Nasdaq Stock Market
         1735 K Street, N.W.
         Washington, D.C. 20006-1504

         FindWhat has filed a registration statement on Form S-4 to register with the SEC the FindWhat common stock to be issued to Espotting stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FindWhat in addition to being a proxy statement of FindWhat and Espotting for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows FindWhat to "incorporate by reference" information into this joint proxy statement/prospectus, which means that FindWhat can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that FindWhat has previously filed with the SEC. These documents contain important information about FindWhat and its finances.

         The following documents, which have been filed by FindWhat with the Securities and Exchange Commission (SEC file number 0-30428), are incorporated by reference into, and considered to be a part of, this joint proxy statement/prospectus:

         - FindWhat's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 5, 2004;

         - the description of FindWhat's common stock which is contained in FindWhat's Form 10 (file no. 0-30428) filed with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description.

         FindWhat is also incorporating by reference additional documents that it files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the meetings.

         All information contained or incorporated by reference in this joint proxy statement/prospectus relating to FindWhat has been supplied by FindWhat, and all information about Espotting has been supplied by Espotting.

         If you are a FindWhat stockholder, FindWhat may have sent you some of the documents incorporated by reference, but you can obtain any of them through FindWhat or the SEC. Documents incorporated by reference are available from FindWhat without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. FindWhat stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at:

         FindWhat.com
         5220 Summerlin Commons Blvd.
         Suite 500
         Fort Myers, Florida 33907
         (239) 561-7229
         Attention:  Secretary

         If you are a FindWhat stockholder and would like to request documents from FindWhat, please do so as soon as possible in order to receive them before the FindWhat special meeting. You can also get more information by visiting FindWhat's web site at www.findwhat.com. Web site materials are not part of this joint proxy statement/prospectus.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS TO FINDWHAT'S AND ESPOTTING'S STOCKHOLDERS IN CONNECTION WITH THE MERGER, AS THE CASE MAY BE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED ________, 2004. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF FINDWHAT COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                              ESPOTTING MEDIA INC.

                                                                                                               Page

Report of Independent Auditors                                                                                  F-1

Consolidated Balance Sheets as of December 31, 2003 and 2002 (unaudited)                                        F-2

Consolidated Statements of Operations for the nine months ended December 31, 2003 and 2002 (unaudited)          F-3

Consolidated Statements of Stockholders' Deficit for the nine months ended
December 31, 2003 and 2002 (unaudited)                                                                          F-4

Consolidated Statements of Cash Flows for the nine months ended December 31, 2003 and 2002 (unaudited)          F-5

Notes to Consolidated Financial Statements                                                                      F-6

Report of Independent Auditors                                                                                  F-19

Consolidated Balance Sheets as of March 31, 2003, 2002 and 2001                                                 F-20

Consolidated Statements of Operations for the years ended March 31, 2003, 2002 and 2001                         F-21

Consolidated Statement of Stockholders' Equity for the years ended March 31, 2003, 2002 and 2001                F-22

Consolidated Statements of Cash Flows for the years ended March 31, 2003, 2002 and 2001                         F-23

Notes to Consolidated Financial Statements                                                                      F-24

REPORT OF INDEPENDENT AUDITORS

To: The Board of Directors and Shareholders of Espotting Media Inc.

We have audited the accompanying consolidated balance sheet of Espotting Media Inc. as of December 31, 2003 and the related consolidated statement of income, shareholders' deficit, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Espotting Media Inc. at December 31, 2003 and the consolidated results of its operations and its consolidated cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Espotting Media Inc. will continue as a going concern. As more fully described in Note C, the Company has incurred recurring operating losses, negative operating cash flows, has a working capital deficiency, and a deficit on total stockholders' funds. In addition, the Company has substantial loans from third parties, which may become repayable on demand in the near future. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note C. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.




                                             Ernst & Young LLP
London, England
February 6, 2004

                              ESPOTTING MEDIA INC.
                           CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT SHARES AND PAR VALUES)

                                                                      DECEMBER 31           DECEMBER 31
                                                                      -----------           -----------
ASSETS                                                                       2003                  2002
                                                                             ----                  ----
Current assets                                                                              (UNAUDITED)
   Cash and cash equivalents                                             $  5,736              $  2,172
   Accounts receivable, less allowance for doubtful accounts
     of $3,724 and $667 at December 31, 2003 and 2002,
     respectively                                                          16,322                 6,394
   Prepaid expenses and other current assets                                2,076                   310
                                                                      -----------           -----------
Total current assets                                                       24,134                 8,876

Equipment and furniture - net                                               2,804                 1,098

Deferred financing costs, net of accumulated amortization of
   $316 and $125 at December 31, 2003 and 2002, respectively                  564                   682

Other assets                                                                1,176                   974
                                                                      -----------           -----------
Total assets                                                             $ 28,678              $ 11,630
                                                                      ===========           ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
   Bank overdraft                                                        $     22              $     93
   Accounts payable and accrued expenses                                   26,227                 9,327
   Accounts payable and accrued expenses to related party                     298                   306
   Due to factor                                                            1,684                   240
   Deferred revenue                                                         4,838                 1,427
   Short-term debt                                                          7,839                    80
   Current portion long-term debt                                               4                     6
   Current portion long-term debt to related party                            211                     -
   Current portion of capital lease obligations                               132                   138
                                                                      -----------           -----------
Total current liabilities                                                  41,255                11,617

Long-term debt                                                             15,034                13,558
Long-term debt to related party                                               711                   882

Capital lease obligations, less current portion                                34                   147
                                                                      -----------           -----------
Total liabilities                                                          57,034                26,204

Commitments and contingencies

STOCKHOLDERS' DEFICIT
   Preferred stock, $.01 par value: authorized 5,000,000
     shares as of December 31, 2003 and 2002; 0 shares issued or
     outstanding on December 31, 2003 and 2002                                  -                     -
   Common stock, $.01 par value; authorized, 30,000,000 and
     shares at December 31, 2003 and 2002; issued and
     outstanding 11,501,692                                                   115                   115
   Additional paid-in capital                                               5,644                 5,644
   Accumulated other comprehensive loss                                    (2,762)               (1,376)
   Accumulated deficit                                                    (31,353)              (18,957)
                                                                      -----------           -----------

Total stockholders' deficit                                               (28,356)              (14,574)
                                                                      -----------           -----------
Total liabilities and stockholders' deficit                              $ 28,678              $ 11,630
                                                                      ===========           ===========

The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                                                              FOR THE NINE        FOR THE NINE
                                                              MONTHS ENDED        MONTHS ENDED
                                                               DECEMBER 31         DECEMBER 31
                                                                      2003                2002
                                                                      ----                ----
                                                                                   (UNAUDITED)
Revenues                                                       $    75,941         $    25,699
                                                      -----------------------------------------

Operating expenses
   Search serving                                                    1,902               1,345
   Marketing, sales and service                                     61,095              22,352
   General and administrative                                       18,523               9,208
   Financing costs                                                   2,134                 553
                                                      -----------------------------------------

Total operating expenses                                            83,654              33,458
                                                      -----------------------------------------

Loss from operations                                               (7,713)             (7,759)

Other income (expense)
   Exchange rate gain (loss)                                          (10)                  52
   Interest expense                                                (1,484)             (1,183)
                                                      -----------------------------------------

Loss before provision for income taxes                             (9,207)             (8,890)

Income tax expense                                                       -                   -
                                                      -----------------------------------------

Net loss                                                       $   (9,207)         $   (8,890)
                                                      =========================================

Loss per share
Basic and diluted                                                   $(.80)              $(.78)
                                                      =========================================

Weighted-average number of common
shares outstanding
Basic and diluted                                               11,501,692          11,433,724
                                                      =========================================

The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                            Common Stock        Additional   Accumu-      Accumulated
                                                                                 Paid-In       lated       Other Comp
                                                          Shares      Amount     Capital      Deficit     Income (loss)     Total
                                                       -----------------------------------------------------------------------------
BALANCE AT APRIL 1, 2002                                10,709,094      $107     $ 4,081     $(10,067)    $   813         $ (5,066)

Comprehensive income (unaudited)
--------------------------------
Net loss (unaudited)                                                                           (8,890)                      (8,890)
Foreign currency translation adjustment,
  net (unaudited)                                                                                          (2,189)          (2,189)
                                                                                                                          --------
Total comprehensive income (unaudited)                                                                                     (11,079)
                                                                                                                          --------

Issuance of common stock and warrants in connection
  with private placement net (unaudited)                   792,598         8       1,563                                     1,571
                                                       -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002 (UNAUDITED)                11,501,692      $115     $ 5,644     $(18,957)    $(1,376)        $(14,574)
                                                       =============================================================================

BALANCE AS AT APRIL 1, 2003                             11,501,692      $115     $ 5,644     $(22,146)    $  (494)        $(16,881)

COMPREHENSIVE INCOME
--------------------
Net Loss                                                                                       (9,207)                      (9,207)
Foreign currency translation adjustment, net                                                               (2,268)          (2,268)
                                                                                                                          --------
Total Comprehensive Income                                                                                                 (11,475)
                                                                                                                          --------

                                                       -----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2003                            11,501,692      $115     $ 5,644     $(31,353)    $(2,762)        $(28,356)
                                                       =============================================================================

The accompanying notes are an integral part of this statement.

                              ESPOTTING MEDIA INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                               FOR THE NINE     FOR THE NINE
                                                               MONTHS ENDED     MONTHS ENDED
                                                                DECEMBER 31      DECEMBER 31
                                                                    2003           2002
                                                                  -------        -------
Cash Flows from Operating Activities                                            (UNAUDITED)
    Net loss                                                      $(9,207)        $(8,890)
    Adjustments to reconcile net loss to net cash
    used in operating activities
          Depreciation and amortization                               824             306
          Bad debt expense                                          2,150             663
          Loss on disposal of fixed assets                             --             (38)
       Changes in operating assets and liabilities                    (98)
          Accounts receivable                                      (7,068)         (4,002)
          Prepaid expenses and other current assets                                 1,655
          Deferred charges                                             --            (311)
          Other assets                                              2,813            (145)
          Accounts payable and accrued expenses                     8,463           4,664
          Deferred revenue                                          1,231           1,327
                                                                  -------------------------
    Net Cash Used in Operating Activities                            (892)         (4,771)
                                                                  -------------------------

Cash Flows from Investing Activities

    Proceeds from sale of equipment and furniture                      --              22
    Purchase of equipment and furniture                             (1670)           (561)
                                                                  -------------------------

    Net Cash Provided by (Used in) Investing Activities            (1,670)           (539)
                                                                  -------------------------

Cash Flows from Financing Activities

    Net bank overdraft                                             (1,184)             93
    Net proceeds on factor credit facility                            662             235
    Proceeds from issuance of loan notes                            5,229           6,042
    Proceeds from issue of loans                                    2,912              --
    Proceeds from issuance of loan notes to related party              --              --
    Payments made on loans                                           (308)           (859)
    Net proceeds from private placements                               --           1,571
    Principal payments made on capital lease obligations             (134)           (128)
                                                                  -------------------------

    Net Cash Provided by Financing Activities                       7,177           6,954
                                                                  -------------------------

    Effect of exchange rate changes on cash                           397            (672)
                                                                  -------------------------

Increase (decrease) in Cash and Cash Equivalents                    5,012             972

Cash and Cash Equivalents, Beginning of Period                        724           1,201
                                                                  -------------------------

Cash and Cash Equivalents at End of Period                        $ 5,736         $ 2,173
                                                                  =========================

Interest Paid                                                     $   632         $   405

Taxes Paid                                                        $    --         $    --

The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

NOTE A - NATURE OF BUSINESS

         Espotting was organized under the laws of the State of Delaware on February 28, 2000 under the name of Espotting.com Inc. On March 28, 2001 the Company changed its name from Espotting.com Inc. to Espotting Media Inc. (Espotting).

         Espotting and its subsidiaries (collectively, the "Company") are developers and providers of performance-based marketing services for the Internet. Espotting currently offers performance based services through the Espotting network, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model. The Company has operations in France, Germany, Spain, Italy, Ireland and Scandinavia. The Company operates in one reportable business segment.

NOTE B - STOCK INCENTIVE PLAN

         In May 2001, the Board of Directors of the Company adopted the Espotting Share Option Plan. While the plan does not limit the number of shares reserved and available for distribution, to keep the plan tax compliant with United Kingdom Inland Revenue requirements, the Company limits the market value of the awards to (pound)100,000 at the time of the grant. Awards under the Plan consist only of qualified stock options.

         In April 2002, the Board of Directors of the Company adopted the Espotting European Share Option and Warrant Plan. While the plan does not limit the number of shares reserved and available for distribution, to keep the plan tax compliant with the United Kingdom Inland Revenue requirements, the Company limits the market value of the awards to (pound)100,000 at the time of the grant. Awards under the Plan consist of qualified stock options and warrants.

         During the nine months ended December 31, 2003 and 2002, the Company granted options to employees and directors totaling approximately 114,500 and 994,182 (unaudited) respectively, and granted no options to non-employees. The options issued to employees in 2003 and 2002 vest one-third on the anniversary of the first date of employment and thereafter as to one-third on each of the following anniversaries and expire in ten years.

         The fair value of the Company's stock options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                     For the nine months
                                                      ended December 31
                                                     2003                2002
                                                                     (UNAUDITED)
         Volatility                                   1%                  1%
         Risk-free rate                            4.0860%             4.0860%
         Expected life                             10 years            10 years
         Annual forfeiture rate                       0%                  0%
         Expected dividends                           0%                  0%

         The weighted-average fair value of the options granted during the nine months ended December 31, 2003 and 2002 was $1.21 and $0.56 (unaudited), respectively, and the weighted-average exercise price was $1.76 and $1.64 (unaudited) respectively.


         Stock option activity under the Plans during the nine months ended December 31, 2003 and 2002 is summarized below:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                                  Weighted-averag
                                                                   Options        exercise price

       Balance March 31, 2002                                       1,046,832              $1.45
          Granted (unaudited)                                         994,182               1.84
                                                                      -------

       Balance December 31, 2002 (unaudited)                        2,041,014               1.64

       Balance April 1, 2003                                        2,074,514               1.65
         Granted                                                      114,500               3.79
                                                                      -------

       Balance December 31, 2003                                    2,189,014              $1.76

         The following table summarizes information concerning currently outstanding and exercisable stock options under the Plans:


         As of December 31, 2002 (unaudited):

                                                  Weighted
                                                   average
                                                  remaining           Weighted                           Weighted
                                                 contractual          average                             average
             Range of           Number              life              exercise            Number         exercise
          exercise price      outstanding          (years)             price           exercisable         price
         -----------------   --------------      ------------       -------------      -------------    ------------
            $1.45 - $1.97        1,467,847               8.7               $1.45            303,067           $1.45
            $1.98 - $2.00          211,667               9.4                2.00                               2.00
                                                                                                334
            $2.01 - $2.20          359,500               9.7                2.20                  -               -
            $3.61 - $4.00            2,000               9.6                4.00                  -               -
                             --------------      ------------       -------------      -------------    ------------

                    Total        2,041,014               9.0               $1.64            303,401           $1.45
                                 =========               ===               =====            =======           =====

         As of December 31, 2003:

                                                  Weighted
                                                   average
                                                  remaining           Weighted                           Weighted
                                                 contractual          average                             average
             Range of           Number              life              exercise            Number         exercise
          exercise price      outstanding          (years)             price           exercisable         price
         -----------------   --------------      ------------       -------------      -------------    ------------
            $1.45 - $1.97        1,467,847               7.7               $1.45            792,341           $1.45
            $1.98 - $2.00          211,667               8.4                2.00             70,905            2.00
            $2.01 - $2.20          406,500               8.8                2.20            119,846            2.20
            $3.61 - $4.00          103,000               9.8                4.00                667            4.00
                              -------------                                            -------------

                    Total        2,189,014               8.1               $1.76            983,759           $1.58
                                 =========               ===               =====            =======           =====

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.       Basis of Presentation

         The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

2.       Issues Affecting Liquidity and Management's Plans

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


         The Company incurred net operating losses and negative operating cash flows since inception and has deficits in both working capital and shareholders' equity of $17,023 and $28,356, respectively, as of December 31, 2003. As of December 31, 2003, the Company has current and long-term borrowings of $7,839 and $15,960, respectively, which include $8,049 which may become due and payable on a current or demand basis upon the occurrence of certain future events as described below.

         On 18 June 2003, the Company announced it had entered into negotiations with FindWhat.com for the sale of the Company. On January 31, 2004, FindWhat.com agreed to and amended the terms of its $2,000 loan to the Company to require the loan principal and interest to become payable by the Company on the earlier of the closing date of a merger with FindWhat.com, the termination of the proposed merger, or February 28, 2004.

         On June 4, 2003, the Company entered into a loan with certain of its shareholders for $814 ((pound)500). The principal and interest became payable on demand on June 19, 2003 and remains outstanding.

         On September 15, 2003, a subsidiary, Espotting Media (UK) Limited, issued $4,950 of variable rate redeemable secured loan notes (Loan Notes C). If no merger has occurred between the Company and FindWhat.com, noteholders have the option at the earlier of one year from the date of the C Loan note agreement or termination of the merger with FindWhat.com to either demand the repayment of the loan or convert the amounts due into the Company's common stock at par value.

         These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. Although there can be no assurances, the Company's plans for continuing as a going concern include:

         -        to complete a merger with FindWhat.com as described above

         - to improve cash flow from operations including if necessary restricting spending on capital expenditure, marketing and staff training

         - to seek, if necessary, additional funding from current investors

         The financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or classification of liabilities that may result from the inability of the Company to continue as a going concern.

3.       Cash and Cash Equivalents

         Cash equivalents consist of highly liquid investments with original maturities of three months or less.

4.       Accounts Receivable

         Accounts receivable are recorded at face value, less an allowance for doubtful accounts. Accounts receivable includes credit card receipts not yet processed at the year end. The allowance for doubtful accounts is an estimate calculated based on an analysis of current business and economic risks, customer credit-worthiness, specific identifiable risks such as bankruptcies, terminations or discontinued customers, or other factors that may indicate a potential loss. The allowance is reviewed on a consistent basis to ensure that it adequately provides for all reasonably expected losses in the receivable balances. An account may be determined to be uncollectible if all collection efforts have been exhausted, the customer has filed for bankruptcy and all recourse against the account is exhausted, or disputes are unresolved and negotiations to settle are exhausted. This uncollectible amount is written off against the allowance.

5.       Equipment and Furniture

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


         Equipment and furniture are stated at cost and depreciated using the straight-line method over the estimated useful lives for the respective assets, which range from three to five years. Depreciation expense consists of depreciation of office equipment, computer equipment, fixture & fittings, and leased assets.

6.       Revenues

         Revenues are recognized when an internet user clicks on a customer's listing on a website. Customers purchase priority placement on search results by making or committing to make a payment based on a fixed amount for each click through. Click through revenue is recorded gross and recognized when earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with the Company or collection is probable.

7.       Operating Expenses

         Search serving expenses consist primarily of costs associated with designing and maintaining the Espotting network, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with maintaining the network include salaries of related technical personnel, depreciation of related computer equipment, co-location charges for our network equipment, and software license fees.

         Marketing, sales and service expenses consist primarily of amounts paid to third parties as commissions for distributing our search results, advertising and promotional expenditures.

         General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel;
         payroll and related expenses to personnel engaged in marketing, customer service, editing, credit transactions, business affairs, affiliate group, business development, and sales functions; credit card fees; costs related to leasing, maintaining and operating our facilities; insurance; recruiting fees; bad debt; fees for professional services, including consulting, legal, and accounting fees; expenses and fees associated with the reporting and other obligations of a company; and travel costs; depreciation of furniture and equipment for non-technical employees.

8.       Use of Estimates

         The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

9.       Deferred finance costs

         Costs relating to obtaining Loan A and B are capitalized and amortized over the term of the related debt using the straight-line method, which is not materially different than the interest method. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to operations. Amortization of prepaid loan expenses were $132 for the nine months ended 31 December, 2003.

10.      Deferred Revenue

         Deferred revenue represents advance deposits made by customers against future click-throughs for keyword advertisements.

11.      Foreign currency translation

         The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars from their functional currency in the accompanying consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Generally, the functional currency

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         of the Company's international subsidiaries is the local currency. Balance sheet accounts are translated at period-end exchange rates while income and expenses are translated at the average of the exchange rates in effect during the period. Translation gains or losses that related to the net assets of the subsidiaries are shown as a separate component of stockholders' deficit and comprehensive loss.

12.      Accounting for Stock-Based Compensation

         The Company follows Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for employee stock options. As opposed to SFAS No. 123, which is a fair value-based method, APB No. 25 provides that compensation expense related to the Company's employee stock options be measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that elect to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

         In January 2003, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS 148 amends current disclosure requirements and requires prominent disclosures on both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. See Note B for the disclosures required by this standard at December 31, 2003.

         If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed by SFAS No. 123, then the Company's net loss and net loss per share would be increased to the pro forma amounts indicated below:

                                                                2003             2002
                                                                ----             ----
                                                                             (Unaudited)
        Net loss, as reported                                 $(9,207)         $(8,890)
        Deduct:  Total stock-based employee compensation
        expense determined under fair value based method for
        all awards, net of related tax effects                   (246)            (657)
                                                              --------         ----------
        Pro forma net loss                                    $(9,453)         $(9,547)
                                                              ========         ==========
        Loss per share:
            Basic and diluted--as reported                      $(.80)           $(.78)
                                                                ======           ======
            Basic and diluted--pro forma                        $(.82)           $(.83)
                                                                ======           ======

13.      Advertising Costs

         Advertising costs are expensed when incurred. Advertising expense for the nine months ended December 31 2003 and 2002 were approximately $341 and $409 (unaudited), respectively.

14.      Income Taxes

         Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities, loss carry forwards, and tax credit carry forwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

15.      Impairment of Long Lived Assets

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

NOTE D - EQUIPMENT AND FURNITURE

         Equipment and furniture at December 31 consisted of the following:

                                                                      2003            2002
                                                                      ----            ----
                                                                                  (UNAUDITED)
       Office equipment                                               $   105          $   38
       Computer equipment                                               2,935             804
       Fixture & fittings                                                 485             150
       Leased assets - computer equipment                                 478             429
                                                                --------------- --------------

                                                                        4,003           1,421

       Less accumulated depreciation and amortization                  (1,199)           (323)
                                                                --------------- --------------

                                                                      $ 2,804          $1,098
                                                                =============== ==============


         Depreciation charges were approximately, $636 and $205 (unaudited), in 2003 and 2002, respectively.


         Accumulated amortization of the leased computer equipment at December 31, 2003 and 2002 was approximately $268, and $126 (unaudited), respectively. Amortization of assets under capital leases included in depreciation expense at December 31, 2003 and 2002 was $89 and $95 (unaudited), respectively.

NOTE E - OTHER ASSETS

         Other assets at December 31 consisted of the following:

                                                                    2003            2002
                                                                    ----            ----
                                                                                 (Unaudited)
       Prepayments greater than one year                              $  885            $692
       Rent deposits                                                     291             282
                                                               --------------- --------------

                                                                      $1,176            $974
                                                               =============== ==============

NOTE F - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses at December 31, consisted of the following:

                                                     2003               2002
                                                     ----               ----
                                                                   (unaudited)
         Trade creditors                              $16,597         $3,968
         Affiliation fees                                 610          4,011
         Accrued interest payable                       1,809              -
         Other tax and social security                    709            188
         Value added tax payable                        3,607          1,147
         Accrued bonus                                  1,129              -
         Other current liabilities                      1,766             13
                                                  ---------------------------

                                                      $26,227         $9,327
                                                  ===========================

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


NOTE G - DUE TO FACTOR

         On October 4, 2002, a subsidiary, Espotting Media (UK) Ltd, entered into an asset securitization program with a large finance company to sell all its trade accounts receivable subject to approval of the finance company. The transaction does not qualify as a sale under the terms of Financial Accounting Standards Board Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Advances for securitized receivables are made pursuant to a credit facility with a $1,779 ((pound)1,000 fixed in pounds) limit. The contract and credit facility expire upon certain termination events. The discount charge is 2% over the Bank of Scotland base rate. As of December 31, 2003 gross accounts receivable of $11,970 were transferred to the finance company and $1,684 was outstanding on the credit facility.


NOTE H - SHORT TERM LOAN

         In May 2002, the Company entered into a short-term loan with a finance company and a shareholder for $876 ((pound)500 fixed in pounds). The loan is guaranteed by the founder investors. Interest of 14% was payable monthly with the payable due upon the termination date of December 31, 2002. The balance was paid in June 2003.

         On June 4, 2003, the Company entered into a loan with certain of its shareholders for $814 ((pound)500 fixed in pounds), interest free until June 18, 2003, at $8 per week ((pound)5 fixed in pounds) thereafter. The principal and interest became payable on demand on June 19, 2003 and remains outstanding.

         On September 15, 2003, a subsidiary, Espotting Media (UK) Limited, approved up to $5,000 in variable rate redeemable secured loan notes (Loan Notes C) and issued $4,950. Upon completion of the potential merger with FindWhat.com each note shall automatically be converted into certificates representing that number of shares of common stock equal to the greater of (i) the difference between the number of shares of Espotting Capital Stock divided by 0.9993 multiplied by the fraction of the repayment amount divided by $100,000 and the number of shares of Espotting Media capital stock and (ii) the repayment amount multiplied by 1.15 divided by the sum of the per share stock consideration and the per share cash consideration. If no merger has occurred between the Company and FindWhat.com, note holders have the option at the earlier of one year from the date of the C Loan note agreement or termination of the merger with FindWhat.com to either demand the repayment of the loan or convert the amounts due into the Company's common stock at par value.

         On June 18, 2003, the Company entered into a loan with FindWhat.com for $2,000. On January 31, 2004, FindWhat.com agreed to and amended the terms of its $2,000 loan to the Company to require the loan principal and interest to become payable by the Company on the earlier of the closing date of a merger with FindWhat.com, the termination of the proposed merger, or February 28, 2004.


NOTE I - LONG-TERM DEBT

         On December 6, 2001, a subsidiary, Espotting Media (UK) Limited, approved and issued $7,792 ((pound)5,500 fixed in pounds) in variable rate redeemable secured loan notes (Loan Notes A). On August 19, 2002, Espotting Media (UK) Limited, approved an additional $7,636 ((pound)5,000 fixed in pounds) variable rate redeemable secured loan notes (Loan Notes B) and issued $5,155 ((pound)3,326 fixed in pounds). Investors have

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

the option at their discretion to transfer the notes to the parent for Espotting Media Common stock. At the investor's election, they can subscribe for shares of common stock of the parent at a price per share equal to the then applicable exchange rate (defined in the loan document) which varies over time. At the date of issuance the exchange rate for A Loan Notes was (pound)1.047979 fixed in pounds of notes for each share of common stock and for the B Loan Notes (pound)1.4304291 fixed in pounds of notes for each share of common stock. For both A and B loan notes the exchange rate from loan to shares in common stock can be varied depending (i) on the nature of any sale of the company; (ii) changes in issued shares in common stock or share options.

Long-term debt consists of the following at December 31, 2003 and December 31, 2002:

                                                                           2003           2002
                                                                                       (UNAUDITED)
Loan  Notes A payable  to  individuals  and  entities  on or after        $9,827         $8,858
December 31, 2006,  including interest of 8% from December 6, 2001 to December 31, 2002, and for each  subsequent year interest of 1%
higher than for the preceding year, not to exceed 12%

Loan Notes B payable to individuals and entities on or after               5,915          5,335
December 31, 2006, including interest of 8% from August 19, 2002 to December 31, 2002, and for each subsequent year interest of 1%
higher than for the preceding year, not to exceed 12%

Advances  payable to Mary  McDonnell on demand,  or in the absence           211            240
of any formal demand not later than  December 31, 2004,  including interest  at the rate of 5%  above  prevailing  Barclays  Bank Plc base lending rate, unsecured

Loan note payable to finance  company with monthly  principal  and             8             13
interest  payments  through November 2005. The note bears interest at 10%
                                                                        --------       --------

Subtotal debt                                                             15,961         14,446
Less:
  Related party portion of loan notes A and B                               (712)          (642)
  Related party loan to Mary McDonnell                                      (211)          (240)
  Short-term portion                                                          (4)            (6)
                                                                        --------       --------
Long term debt                                                           $15,034        $13,558
                                                                        ========       ========

Future maturities of long-term debt are as follows as of December 31, 2003:

                      2004                    $   215
                      2005                          4
                      2007                     15,742
                                              --------
                                              $15,961
                                              --------


NOTE J -CAPITAL LEASES

The Company leases certain machinery and equipment under agreements that are classified as capital leases. The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2003, are as follows:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                    YEAR ENDING
                                                                    DECEMBER 31

                                                                        2004             $ 152
                                                                        2005                31
                                                                        2006                11
                                                                        2007                 8
                                                                                   ------------
         Total minimum lease payments                                                      202
                                                                                   ------------
         Less: Amount representing interest                                                (36)
                                                                                   ------------
         Present value of net minimum lease payments                                       166
                                                                                   ------------
         Less: Current maturities of capital lease obligations                            (132)
                                                                                   ------------
         Long-term capital lease obligations                                            $   34
                                                                                   ============

NOTE K - RELATED PARTY TRANSACTIONS

         The Company has received loans from immediate family members of the board and management. In addition, the Company has a loan with a company owned by an immediate family member of a board member.

         The Company utilizes Goldberg Linde Solicitors to provide various legal services. Stephen Goldberg is a board member of the Company and a partner in Goldberg Linde. The following schedule summarizes the related party transactions:

                                                                                      2003                 2002
                                                                                      ----                 ----
                                                                                                       (unaudited)
        Loans from family members of board members (included in long term debt in Note I ):

          Loan proceeds received for the nine months ending December
          31                                                                         $156                   $219
          Interest paid for the nine months ending December 31                          -                    109
          Loans payable as of December 31                                             922                    882
          Accrued interest payable as of December 31                                   72                     45

        Legal services provided by related party
          Expense for the nine months ending December 31                              894                    392
          Accounts payable as of December 31                                          298                    306

NOTE L - COMMITMENTS

1.       Operating Leases

         The company leases office space and equipment on behalf of its subsidiaries for various terms under long-term, non-cancelable operating lease agreements. Rental leases expire for various periods through December 2008.

         All leases contain provisions requiring the subsidiaries to pay their share of service expenses. For the nine months ended December 31, 2003 and 2002, the Company recorded approximately $795 and $417 (unaudited), respectively, as rent expense under its leasing arrangements.


         Future minimum payments under non-cancelable operating leases consisted of the following at December 31, 2003:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                2004                                $   468
                2005                                    383
                2006                                    279
                2007                                    144
                2008                                    122
                                                    -------
                Total                               $ 1,396
                                                    =======

2.       Employment Agreements

         The Company has issued employment agreements to key executives containing various terms and conditions. In accordance with certain limitations, the employment agreements contain minimum salary requirements, accelerated option vesting terms and severance pay packages. As of December 31, 2003, in the event of a change of control triggered by the merger, one director is not covered by pre-agreed waivers of rights which relate to future employment with FindWhat.com. On the consummation of the merger, if this director has not agreed a waiver a potential liability for termination of employment will be triggered.

3        Indemnifications

         The Company indemnifies officers and/or directors against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual has acted in the capacity of director and/or officer of the Company. The officer and/or director must have conducted him or herself in good faith, and reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests. In a criminal action he or she must not have had a reasonable cause to believe his or her conduct was unlawful. Costs not covered by the Company's directors and officers liability insurance will be covered by the Company. This indemnification is ongoing and does not include a limit on the maximum potential future payments; nor are there any recourse provisions or collateral that may offset the cost. As of December 31, 2003, the Company has not recorded a liability for any obligations arising as a result of these indemnifications.

NOTE M - CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high quality credit financial institutions.

         During the nine months ended December 31, 2003, and December 31, 2002 (unaudited) no customer represented 10% or more of total revenue.

NOTE N - PER SHARE DATA

         Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the nine months ending December 31, 2003 and 2002 there were 439,425 and 315,563 (unaudited) outstanding options respectively at a price range of $1.45 - $4.00 and loan notes potentially convertible into shares, which were excluded from the dilutive earnings per share calculation because the effect would be anti-dilutive

NOTE O - INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                        2003              2002
                                                        ----              ----
                                                                      (unaudited)
         Deferred tax assets

         Net operating loss carry forwards             $  7,982        $ 2,994
         Other                                            2,515            -

         Deferred tax liability

         Other                                              (65)           (57)
                                                       --------       --------

         Net deferred tax assets before valuation
         allowance                                       10,432          2,937
         Valuation allowance                            (10,432)        (2,937)
                                                       ========       ========
           Net deferred tax liability                  $      0        $     0

         The recognition of deferred tax assets is appropriate if realization of such assets is more likely than not. Accordingly, based on current and projected taxable income over the periods which the deferred tax assets are deductible, management cannot be assured that the Company will realize the benefits of these deductible differences. Such potential future benefits have therefore been fully reserved, and accordingly, there are no net deferred tax assets.

         The income tax expense in the consolidated statements of operations consisted of the following during the nine months ended December 31:

                                               2003        2002
                                              ------      ------
                                                       (Unaudited)
         Current provision
           Domestic                          $     -     $     -
           Foreign                                 -           -
                                             -------     -------
                                                   -           -
                                             -------     -------
         Deferred provision (benefit):
           Domestic                          $     -     $     -
           Foreign                             3,016       3,823
                                             -------     -------
                                               3,016       3,823
           Change in valuation allowance      (3,016)     (3,829)
                                             -------     -------
            Total                            $     -     $     -
                                             =======     =======


         The reconciliation of the Company's statutory tax rate to the effective tax rate is as follows for the nine months ended December 31:

                                                             2003           2002
                                                             ----           ----
                                                                        (unaudited)
        Statutory rate                                         30%            30%
        Deferred tax asset valuation allowance                (33)           (45)
        Difference in foreign tax rates                         3             15
                                                             ----            ---
                                                                0%            0%
                                                             ====            ===

         Net operating losses in foreign countries generally have indefinite carryforward lives subject to certain limitations by country and are composed of the following:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                  2003                    CARRY FORWARD LIMITATIONS
                                  ----                    -------------------------
        United Kingdom           $2,655                           Indefinite
        Germany                   1,409                           Indefinite
        France                    2,098                              5 years
        Spain                       711                             15 years
        Italy                       954                              5 years
        Scandinavia                 156                           Indefinite

NOTE P- LITIGATION

         During August 2003, a subsidiary, Espotting Media (UK), was notified of the intent of a supplier to rescind its contract. During October 2003, a subsidiary, Espotting France, was also notified of a supplier's intent to terminate its contract. Both subsidiaries have engaged legal counsel and are planning to vigorously defend their position. The subsidiaries have already received injunctions and are currently back on the suppliers' search engines. Management believes, based upon the advice of the legal counsel, that pursuing legal action could result in a finding in favor of the subsidiaries. During August 2003, the Company and a subsidiary, Espotting Media (UK) were notified of a claim from a claimant for 1/3 of all shares in Espotting and the domain names "espotting.com" and "e-spotting.com". The claim was settled during January 2004 in a hearing whereby the Company is to pay the claimant $87.

         The Company expenses all legal fees as incurred. It is a defendant and prosecutor in various legal proceedings from time to time, regarded as normal to its business and, in the opinion of management, the ultimate outcome of such proceedings, is not expected to materially affect the Company's financial position or the results of its operations. Accordingly, no accruals have been made related to the Company's legal proceedings.

NOTE Q - SUBSEQUENT EVENTS

         On June 18, 2003, the Company entered into negotiations with FindWhat.com for the sale of the Company. FindWhat.com is seeking a 100% purchase of the capital of Espotting The result will mean Espotting will be a wholly owned direct subsidiary of FindWhat.com. The transaction has not been completed at the date of the report.

         On January 22, 2004, the Company repaid in full the advance to Mary McDonnell, including all interest accrued.

NOTE R - SEGMENT INFORMATION

         The Company operates in a single business segment that includes providing keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model. The following table summarizes the Company's revenues and long-lived assets in different geographic locations:

                                                                 2003          2002
                                                                -------    -----------
        External revenue                                                   (unaudited)
          United Kingdom                                        $51,729      $19,082
          United States                                               -            -
          Germany                                                11,892        3,542
          France                                                  7,878        2,726
          Other European markets                                  4,442          349
                                                                -------      -------
                                                                $75,941      $25,699
                                                                =======      =======
        Long-lived assets
          United Kingdom                                        $ 2,504      $   965
          Germany                                                    47           19
          France                                                    116           41
          Other European markets                                    137           73
                                                                -------      -------
                                                                $ 2,804      $ 1,098
                                                                =======      =======

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         Geographic area is based on the country in which the customer places their order. The geographic summary of long-lived assets is based on physical location.

                         REPORT OF INDEPENDENT AUDITORS

To: The Board of Directors and Shareholders of Espotting Media Inc.

We have audited the accompanying consolidated balance sheets of Espotting Media Inc. as of March 31, 2003, 2002 and 2001, and the related consolidated statements of income, shareholders' deficit, and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Espotting Media Inc. at March 31, 2003 2002, and 2001 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Espotting Media Inc. will continue as a going concern. As more fully described in Note C, the Company has incurred recurring operating losses, negative operating cash flows, has a working capital deficiency, and a deficit on total stockholders' funds. In addition, the Company has substantial loans from third parties, which may become repayable on demand in the near future. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note C. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                             Ernst & Young LLP
London, England
February 6, 2004

                              ESPOTTING MEDIA INC.
                           CONSOLIDATED BALANCE SHEETS
                          MARCH 31, 2003, 2002 AND 2001
                  (IN THOUSANDS, EXCEPT SHARES AND PAR VALUES)

                                                                                                2003           2002         2001
                                                                                              --------       --------     --------

         ASSETS
         Current assets
             Cash and cash equivalents                                                        $    724       $  1,201      $     -
             Accounts receivable, less allowance for doubtful accounts of $1,187, $37
             and $4 at March 31, 2003, 2002 and 2001, respectively                               9,134          2,224          160
             Prepaid expenses and other current assets                                           2,424          2,752            1
                                                                                              --------       --------     --------
         Total current assets                                                                   12,282          6,177          161
         Equipment and furniture - Net                                                           1,484            558          182
         Deferred Financing Costs, net of accumulated amortization
            of $168, $20 and $0 at March 31, 2003, 2002 and 2001, respectively                     624            288            -
         Other assets                                                                            3,114             42           29
                                                                                              --------       --------     --------
         Total assets                                                                         $ 17,504       $  7,065      $   372
                                                                                              ========       ========     ========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
         Current liabilities
             Bank overdraft                                                                   $  1,153       $      -      $     9
             Accounts payable and accrued expenses                                              14,762          3,721          552
             Accounts payable and accrued expenses to related party                                126             13            -
             Due to factor                                                                         824              -            -
             Deferred revenue                                                                    3,071            265            -
             Short-term debt                                                                        79              -            -
             Current portion long-term debt, related party                                         236              -            -
             Current portion of capital lease obligations                                          135            106           20
                                                                                              --------       --------     --------
         Total current liabilities                                                              20,386          4,105          581
         Long-term debt                                                                         13,265          7,304            -
         Long-term debt to related party                                                           628            570
         Capital lease obligations, less current portion                                           106            152           36
                                                                                              --------       --------     --------
         Total liabilities                                                                      34,385         12,131          617
                                                                                              --------       --------     --------
         Commitments and contingencies
         STOCKHOLDERS' DEFICIT
            Preferred stock, $.01 par value: authorized 5,000,000 shares as of March 31,
                2003, 2002 and 2001; 0 shares issued or outstanding on March 31, 2003,
                2002, 2001                                                                           -              -            -
            Common stock, $.01 par value; authorized, 15,000,000 shares; issued and outstanding 11,501,692, 10,709,094 and 8,333,994 shares on March 31,
               2003, 2002 and 2001                                                                 115            107           83
            Additional paid-in capital                                                           5,644          4,081        1,502
            Accumulated other comprehensive (loss) income                                         (494)           814        1,007
            Accumulated deficit                                                                (22,146)       (10,068)      (2,837)
                                                                                              --------       --------     --------
         Total stockholders' deficit                                                           (16,881)        (5,066)        (245)
                                                                                              --------       --------     --------
         Total liabilities and stockholders'  deficit                                         $ 17,504       $  7,065      $   372
                                                                                              ========       ========     ========

The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT PER SHARES AND SHARE AMOUNTS)

                                                         2003                2002               2001
                                                      -----------         ----------         ----------
         Revenues                                     $    44,211         $    5,355         $       67
                                                      -----------         ----------         ----------
         Operating expenses
            Search serving                                  1,946                952                318
            Marketing, sales and service                   37,526              8,991                531
            General and administrative                     14,284              1,866              2,040
            Financing costs                                 1,355                518                  9
                                                      -----------         ----------         ----------
         Total operating expenses                          55,111             12,327              2,898
                                                      -----------         ----------         ----------
         Loss from operations                             (10,900)            (6,972)            (2,831)
         Other income (expense)
         Exchange rate gain (loss)                            114                (62)               -
         Interest expense                                  (1,309)              (216)                (6)
         Interest income                                       17                 19                -
                                                      -----------         ----------         ----------
         Loss before provision for income taxes           (12,078)            (7,231)            (2,837)
         Income tax expense                                   -                  -                  -
                                                      -----------         ----------         ----------
         Net loss                                     $   (12,078)        $   (7,231)        $   (2,837)
                                                      ===========         ==========         ==========
         Loss per share
         Basic and diluted                            $     (1.05)        $     (.78)        $     (.53)
                                                      ===========         ==========         ==========
         Weighted-average number of common
         Shares outstanding
         Basic and diluted                             11,450,484          9,303,449          5,325,070
                                                      ===========         ==========         ==========

The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED MARCH 31, 2003, 2002 AND 2001 (IN THOUSANDS, EXCEPT SHARES)

                                                         Common Stock        Additional   Accumu-     Accumulated
                                                                              Paid-In       lated       Other Comp
                                                       Shares      Amount     Capital      Deficit    Income (loss)      Total
                                                   --------------------------------------------------------------------------------
Balance at April 1, 2000                             1,130,800      $ 11         $    -    $      -      $     -         $     11

Comprehensive income
--------------------
Net loss                                                                                     (2,837)                       (2,837)
Foreign currency translation adjustment, net                                                               1,007            1,007
                                                                                                                       ------------
Total comprehensive income                                                                                                 (1,830)
                                                                                                                       ------------
Issuance of common stock and
warrants in connection with private placement net    7,203,194        72          1,502                                     1,574
                                                   --------------------------------------------------------------------------------
Balance at March 31, 2001
                                                     8,333,994        83          1,502      (2,837)       1,007             (245)
                                                   --------------------------------------------------------------------------------
Comprehensive income
--------------------
Net loss                                                                                     (7,231)                       (7,231)
Foreign currency translation adjustment, net                                                                (193)            (193)
                                                                                                                       ------------
Total comprehensive income                                                                                                 (7,424)
                                                                                                                       ------------
Issuance of common stock and warrants in
connection with private placement net                2,375,100        24          2,579                                     2,603
                                                   --------------------------------------------------------------------------------

Balance at March 31, 2002                           10,709,094       107          4,081     (10,068)         814           (5,066)
                                                   --------------------------------------------------------------------------------

COMPREHENSIVE INCOME
--------------------

NET LOSS                                                                                    (12,078)                      (12,078)
FOREIGN CURRENCY TRANSLATION ADJUSTMENT, NET                                                              (1,308)          (1,308)
                                                                                                                       ------------
TOTAL COMPREHENSIVE INCOME                                                                                                (13,386)
                                                                                                                        -----------

ISSUANCE OF COMMON STOCK AND WARRANTS IN
CONNECTION WITH PRIVATE PLACEMENT NET                  792,598         8          1,563                                     1,571
                                                   --------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2003                           11,501,692      $115         $5,644    $(22,146)       $(494)        $(16,881)
                                                   ================================================================================

The accompanying notes are an integral part of this statement.

                              ESPOTTING MEDIA INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MARCH 31, 2003, 2002 AND 2001
                                 (IN THOUSANDS)

                                                                           2003           2002           2001
                                                                         --------       --------       --------
         Cash Flows from Operating Activities
             Net loss                                                    $(12,078)       $(7,231)       $(2,837)
             Adjustments to reconcile net loss to net cash
             used in operating activities
                   Depreciation and amortization                              476            121             37
                   Bad debt expense                                           938             30              4
                   Loss on disposal of fixed assets                             8              -              -
                 Changes in operating assets and liabilities
                   Accounts receivable                                     (6,957)        (2,338)          (177)
                   Prepaid expenses and other current assets                  281         (2,492)           (24)
                   Deferred charges                                          (320)          (309)           -
                   Other assets                                            (2,982)          (169)           -
                   Accounts payable and accrued expenses                   10,064          3,487            563
                   Deferred revenue                                         2,850            (19)            19
                                                                         --------       --------       --------
              Net Cash Used in Operating Activities                        (7,720)        (8,919)        (2,415)
                                                                         --------       --------       --------
         Cash Flows from Investing Activities
              Purchase of equipment and furniture                          (1,025)          (221)          (186)
                                                                         --------       --------       --------
         Cash Flows from Financing Activities
              Net bank overdraft                                            1,152             (9)             -
              Net proceeds on factor credit facility                          824              -              -
              Proceeds from issuance of loan notes                          6,192          7,323              -
              Proceeds from issuance of loan notes to related party           219            567              -
              Payments made on loans                                         (864)             -              -
              Net proceeds from private placements                          1,437          2,603          1,574
              Principal payments made on capital lease obligations           (132)           (24)           (16)
                                                                         --------       --------       --------
              Net Cash Provided by Financing Activities                     8,828         10,460          1,558
                                                                         --------       --------       --------
             Effect of exchange rate changes on cash                         (560)          (119)         1,032
                                                                         --------       --------       --------
         (Decrease) increase in Cash and Cash Equivalents                    (477)         1,201            (11)
         Cash and Cash Equivalents, Beginning of Period                     1,201              -             11
                                                                         --------       --------       --------
         Cash and Cash Equivalents at End of Period                      $    724        $ 1,201        $     -
                                                                         ========       ========       ========
         Interest Paid                                                   $    405        $   170        $     -
         Taxes Paid                                                      $      -        $     -        $     -

The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


NOTE A - NATURE OF BUSINESS

         Espotting was organized under the laws of the State of Delaware on February 28, 2000 under the name of Espotting.com Inc. On March 28, 2001 the Company changed its name from Espotting.com Inc. to Espotting Media Inc. (Espotting).

         Espotting and its subsidiaries (collectively, the "Company") are developers and providers of performance-based marketing services for the Internet. Espotting currently offers performance based services through the Espotting network, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model. The Company has operations in France, Germany, Spain, Italy, Ireland, Denmark, Norway and Sweden. The Company operates in one reportable business segment.

NOTE B - STOCK INCENTIVE PLAN

         In May 2001, the Board of Directors of the Company adopted the Espotting Share Option Plan. While the plan does not limit the number of shares reserved and available for distribution, to keep the plan tax compliant with United Kingdom Inland Revenue requirements, the Company limits the market value of the awards to (pound)100,000 at the time of the grant. Awards under the Plan consist only of qualified stock options

         In April 2002, the Board of Directors of the Company adopted the Espotting European Share Option and Warrant Plan. While the plan does not limit the number of shares reserved and available for distribution, to keep the plan tax compliant with United Kingdom Inland Revenue requirements, the Company limits the market value of the awards to (pound)100,000 at the time of the grant. Awards under the Plan consist of qualified stock options and warrants.

         During the years ended March 31, 2003 and 2002, the Company granted options to employees and directors totaling approximately 1,046,832 and 1,027,682, respectively, and granted no options to non-employees. The options issued to employees in 2003 and 2002 vest one-third on the anniversary of the first date of employment and thereafter as to one-third on each of the following anniversaries and expire in ten years.

         The fair value of the Company's stock options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                    For the year
                                                   ended March 31
                                                 2003           2002
                                               -------       ---------
         Volatility                               1%             1%
         Risk-free rate                        4.0860%         4.0860%
         Expected life                         10 years       10 years
         Annual forfeiture rate                   0%             0%
         Expected dividends                       0%             0%

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         The weighted-average fair value of the options granted during the years ended March 31, 2003 and 2002 was $0.56 and $0.48, respectively, and the weighted-average exercise price was $1.45 and $1.45 respectively.

         Stock option activity under the Plans during the years ended March 31, 2003 and 2002 is summarized below:

                                                                                 Weighted-average
                                                                   Options        exercise price
                                                                  -----------    ----------------

       Balance April 1, 2001                                                -
         Granted                                                    1,046,832         $1.45
                                                                    ---------
       Balance March 31, 2002                                       1,046,832          1.45
          Granted                                                   1,027,682          1.85
                                                                    ---------

       Balance March 31, 2003                                       2,074,514         $1.65
                                                                    =========


         The following table summarizes information concerning currently outstanding and exercisable stock options under the Plans:

         As of March 31, 2002:

                                                  Weighted
                                                   average
                                                  remaining           Weighted                           Weighted
                                                 contractual          average                             average
             Range of           Number              life              exercise            Number         exercise
          exercise price      outstanding          (years)             price           exercisable         price
          --------------      ------------       -----------        -----------        -----------       ---------
            $1.45 - $1.97        1,038,332         9.3                $1.45                  -             $
            $1.98 - $2.00            8,500         9.8                 2.00                  -               -
                                 ---------

                    Total        1,046,832         9.3                $1.45                  -             $ -
                                 =========         ===                =====                                 ==

         As of March 31, 2003:

                                                  Weighted
                                                   average
                                                  remaining           Weighted                           Weighted
                                                 contractual          average                             average
             Range of           Number              life              exercise            Number         exercise
          exercise price      outstanding          (years)             price           exercisable         price
          ---------------     ------------       -----------          --------         -----------      ----------
            $1.45 - $1.97        1,467,847          8.5               $1.45            346,144           $1.45
            $1.98 - $2.00          211,667          9.1                2.00              2,835            2.00
            $2.01 - $2.20          393,000          9.5                2.20                  -               -

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


            $3.61 - $4.00            2,000          9.6                4.00                  -               -
                              -------------                                       -------------
                    Total        2,074,514          8.7               $1.65            348,979           $1.45
                                 =========          ===               =====            =======           =====

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.       Basis of Presentation

         The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

2.       Issues Affecting Liquidity and Management's Plans

         The Company has incurred net operating losses and negative operating cash flows since inception and has deficits in both working capital and shareholders' equity of $8,104 and $16,881, respectively, as of March 31, 2003. As of March 31, 2003, the Company has current and long-term borrowings of $79 and $14,129, respectively.

         Furthermore as of December 31, 2003, the Company has current and long-term borrowings of $7,839 and $15,960, respectively.

         On June 18, 2003, the Company announced it had entered into negotiations with FindWhat.com for the sale of the Company. On January 31, 2004, FindWhat.com agreed to and amended the terms of its $2,000 loan to the Company to require the loan principal and interest to become payable by the Company on the earlier of the closing date of a merger with FindWhat.com, the termination of the proposed merger, or February 28, 2004.

         On June 4, 2003, the Company entered into a loan with certain of its shareholders for $814 ((pound)500). The principal and interest became payable on demand on June 19, 2003 and remains outstanding.

         On September 15, 2003, a subsidiary, Espotting Media (UK) Limited, issued $4,950 of variable rate redeemable secured loan notes (Loan Notes C). If no merger has occurred between the Company and FindWhat.com, noteholders have the option at the earlier of one year from the date of the C Loan note agreement or termination of the merger with FindWhat.com to either demand the repayment of the loan or convert the amounts due into the Company's common stock at par value.

         These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the ordinary course of business. Although there can be no assurances, the Company's plans for continuing as a going concern include:

         -        to complete a merger with FindWhat.com as described above

         - to improve cash flow from operations including if necessary restricting spending if necessary on capital expenditure, marketing and staff training

         - to seek, if necessary, additional funding from current investors

         The financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or classification of liabilities that may result from the inability of the Company to continue as a going concern.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

3.       Cash and Cash Equivalents

         Cash equivalents consist of highly liquid investments with original maturities of three months or less.

4.       Accounts Receivable

         Accounts receivable are recorded at face value, less an allowance for doubtful accounts. Accounts receivable includes credit card receipts not yet processed at the year end. The allowance for doubtful accounts is an estimate calculated based on an analysis of current business and economic risks, customer credit-worthiness, specific identifiable risks such as bankruptcies, terminations or discontinued customers, or other factors that may indicate a potential loss. The allowance is reviewed on a consistent basis to ensure that it adequately provides for all reasonably expected losses in the receivable balances. An account may be determined to be uncollectible if all collection efforts have been exhausted, the customer has filed for bankruptcy and all recourse against the account is exhausted, or disputes are unresolved and negotiations to settle are exhausted. This uncollectible amount is written off against the allowance.

5.       Equipment and Furniture

         Equipment and furniture are stated at cost and depreciated using the straight-line method over the estimated useful lives for the respective assets, which range from three to five years. Depreciation expense consists of depreciation of office equipment, computer equipment, fixture & fittings, and leased assets.

6.       Revenues

         Revenues are recognized when an internet user clicks on a customer's listing on a website. Customers purchase priority placement on search results by making or committing to make a payment based on a fixed amount for each click through. Click through revenue is recorded gross and recognized when earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with the Company or collection is probable.

7.       Operating Expenses

         Search serving expenses consist primarily of costs associated with designing and maintaining the Espotting network, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with maintaining the network include salaries of related technical personnel, depreciation of related computer equipment, co-location charges for our network equipment, and software license fees.

         Marketing, sales and service expenses consist primarily of amounts paid to third parties as commissions for distributing our search results, advertising and promotional expenditures, and payroll.

         General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel; and related expenses to personnel engaged in marketing, customer service, editing, credit transactions, business affairs, affiliate group, business development, and sales functions; credit card fees; costs related to leasing, maintaining and operating our facilities; insurance; recruiting fees; bad debt; fees for professional services, including consulting, legal, and accounting fees; expenses and fees associated with the reporting and other obligations of a company; and travel costs; depreciation of furniture and equipment for non-technical employees.

8.       Use of Estimates

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

9.       Deferred finance costs

         Costs relating to obtaining Loan A and B are capitalized and amortized over the term of the related debt using the straight-line method, which is not materially different than the interest method.. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to operations. Prepaid loan costs at March 31, 2003, 2002 and 2001 were $526, $288 and $0, respectively.
         Amortization of prepaid loan expenses were $148, $20 and $0 in 2003, 2002 and 2001, respectively.

10.      Deferred Revenue

         Deferred revenue represents advance deposits made by customers against future click-throughs for keyword advertisements.

11.      Foreign currency translation

         The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars from their functional currency in the accompanying consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Generally, the functional currency of the Company's international subsidiaries is the local currency. Balance sheet accounts are translated at period-end exchange rates while income and expenses are translated at the average of the exchange rates in effect during the period. Translation gains or losses that related to the net assets of the subsidiaries are shown as a separate component of stockholders' deficit and comprehensive loss.

12.      Accounting for Stock-Based Compensation

         The Company follows Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for employee stock options. As opposed to SFAS No. 123, which is a fair value-based method, APB No. 25 provides that compensation expense related to the Company's employee stock options be measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that elect to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.


         In January 2003, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS 148 amends current disclosure requirements and requires prominent disclosures on both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. See Note B for the disclosures required by this standard at March 31, 2003.

         If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed by SFAS No. 123, then the

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         Company's net income (loss ) and net income (loss ) per share would be decreased or increased to the pro forma amounts indicated below:

                                                                     2003          2002            2001
                                                                   --------       -------       ---------
         Net loss, as reported                                     $(12,078)      $(7,231)        $(2,837)
         Deduct:  Total stock-based employee compensation
         expense determined under fair value based method for
         all awards, net of related tax effects                         448           225             -
                                                                   --------       -------       ---------
         Pro forma net loss                                        $(12,526)      $(7,456)        $(2,837)
                                                                   ========       =======       =========
         Loss per share:
             Basic and diluted--as reported                        $  (1.05)      $  (.78)        $  (.53)
                                                                   ========       =======       =========
             Basic and diluted--pro forma                          $  (1.09)      $  (.80)        $  (.53)
                                                                   ========       =======       =========

13.      Advertising Costs

         Advertising costs are expensed when incurred. Advertising expense for the years ended March 31 2003, 2002 and 2001, were approximately $211, $171 and $371, respectively.

14.      Income Taxes

         Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities, loss carry forwards, and tax credit carry forwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

15.      Impairment of Long Lived Assets

         Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

NOTE D - EQUIPMENT AND FURNITURE

         Equipment and furniture at March 31, consisted of the following:

                                                               2003          2002          2001
                                                             -------       -------       -------
         Office equipment                                        $78           $17            $2

         Computer equipment                                    1,077           305           138

         Fixture & fittings                                      353            77             7

         Leased assets - computer equipment                      421           295            72
                                                             -------       -------       -------

                                                               1,929           694           219

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


         Less accumulated depreciation and amortization         (445)         (136)          (37)
                                                             -------       -------       -------
                                                              $1,484          $558          $182
                                                             =======       =======       =======


         Depreciation charges were approximately, $328, $101 and $37, in 2003, 2002 and 2001 respectively.

         Accumulated amortization of the leased computer equipment at March 31, 2003, 2002 and 2001 was approximately $156, $27, and $9, respectively. Amortization of assets under capital leases included in depreciation expense in March 31, 2003, 2002 and 2001 was $129, $18 and $9,
         respectively.

NOTE E - OTHER ASSETS

         Other assets at March 31 consisted of the following:

                                                 2003        2002        2001
                                                ------      ------      ------
         Prepayments greater than one year      $2,888      $    -      $    -
         Rent deposits                             226          42          29
                                                ------      ------      ------
                                                $3,114      $   42      $   29
                                                ======      ======      ======

NOTE F - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses at March 31, consisted of the following:

                                             2003         2002         2001
                                            -------      -------      -------
         Trade creditors                     $8,034       $1,341         $369
         Affiliation fees                     3,314        1,401           48
         Accrued interest payable               956           53            7
         Other tax and social security          756          568          108
         Value added tax payable                585            -            -
         Accrued bonus                          311            -            -
         Other current liabilities              806          358           20
                                            -------      -------      -------
                                            $14,762       $3,721         $552
                                            =======      =======      =======

NOTE G - DUE TO FACTOR

         On October 4, 2002, a subsidiary, Espotting Media (UK) Ltd, entered into an asset securitization program with a large finance company to sell all its trade accounts receivable subject to approval of the finance company. The transaction does not qualify as a sale under the terms of Financial Accounting Standards Board Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         of Liabilities. Advances for securitized receivables are made pursuant to a credit facility with a $1,570 ((pound)1,000 fixed in pounds) limit. The contract and credit facility expire upon certain termination events. The discount charge is 2% over the Bank of Scotland base rate. As of March 31, 2003 gross accounts receivable of $6,574 were transferred to the finance company and $824 was outstanding on the credit facility.

NOTE H - SHORT TERM LOAN

         In May 2002, the Company entered into a short-term loan with a finance company and a shareholder for $876 ((pound)500 fixed in pounds). The loan is guaranteed by the founder investors. Interest of 14% was payable monthly with the payable due upon the termination date of December 31, 2002. As of March 31, 2003, the Company was in default on the note and had an outstanding balance of $79. Subsequent to year end the balance was paid in full.

NOTE I - LONG-TERM DEBT

         On December 6, 2001, a subsidiary, Espotting Media (UK) Limited, approved and issued $7,792 ((pound)5,500 fixed in pounds exchange rate of 1.41680) in variable rate redeemable secured loan notes (Loan Notes
         A). On August 19, 2002, Espotting Media (UK) Limited, approved an additional $7,636 ((pound)5,000 fixed in pounds) variable rate redeemable secured loan notes (Loan Notes B) and issued $5,155 ((pound)3,326 fixed in pounds). Investors have the option at their discretion to transfer the notes to the parent for Espotting Media Common stock. At the investor's election, they can subscribe for shares of common stock of the parent at a price per share equal to the then applicable exchange rate (defined in the loan document) which varies over time. At the date of issuance the exchange rate for A Loan Notes was (pound)1.047979 fixed in pounds of notes for each share of common stock and for the B Loan Notes (pound)1.4304291 fixed in pounds of notes for each share of common stock. For both A and B loan notes the exchange rate from loan to shares in common stock can be varied depending (i) on the nature of any sale of the company; (ii) changes in issued shares in common stock or share options.

         Long-term debt consists of the following at March 31, 2003, March 31, 2002 and March 31 2001:

                                                                 2003              2002              2001
                                                                 ----              ----              ----
       Loan notes A payable to  individuals  and  entities      $8,671            $7,874              $-
       on or after December 31, 2006,  including  interest
       of 8% from  December 6, 2001 to December  31, 2002,
       and for each  subsequent year interest of 1% higher
       than for the preceding year, not to exceed 12%

       Loan notes B payable to individuals and entities          5,222                 -               -
       on or after December 31, 2006, including interest
       of 8% from August 19, 2002 to December 31, 2002,
       and for each subsequent year interest of 1% higher
       than for the preceding year, not to exceed 12%

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)



       Advance payable to Mary McDonnell on demand,  or in            236               -             -
       the  absence  of any  formal  demand not later than
       December 31, 2004,  including  interest at the rate
       of 5%  above  prevailing  Barclays  Bank  Plc  base
       lending rate, unsecured.
                                                            ---------------- ----------------- -----------------
       Subtotal debt                                               14,129            7,874            -
       Less:
         Related party portion of loan notes A and B                 (628)            (570)           -
         Short-term portion due to related party                     (236)             --             -
                                                            ---------------- ----------------- -----------------
       Long-term debt                                            $(13,265)          $7,304          $ -
                                                            ================ ================= =================


         Future maturities of long-term debt are as follows as of March 31, 2003:

        2004                                                                $236
        2007                                                              13,893
                                                                     ------------
                                                                         $14,129

NOTE J -CAPITAL LEASES

         The Company leases certain machinery and equipment under agreements that are classified as capital leases. The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of March 31, 2003, are as follows:

                                                                   YEAR ENDING
                                                                     MARCH 31
                                                                        2004             $ 154
                                                                        2005               109
                                                                        2006                 8
                                                                        2007                 7
                                                                                   ------------
         Total minimum lease payments                                                      278
                                                                                   ------------
         Less: Amount representing interest                                                (37)
                                                                                   ------------
         Present value of net minimum lease payments                                       241
         Less: Current maturities of capital lease obligations                            (135)
                                                                                   ------------
         Long-term capital lease obligations                                             $ 106
                                                                                   ============

NOTE K - RELATED PARTY TRANSACTIONS

         The Company has received loans from immediate family members of the board and management. In addition, the Company has a loan with a company owned by an immediate family member of a board member.

         The Company utilizes Goldberg Linde Solicitors to provide various legal services. Stephen Goldberg is a board member of the Company and a partner in Goldberg Linde. The following schedule summarizes the related party transactions:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                                2003            2002           2001
                                                                                ----            ----           ----
        Loans from immediate family members of board members (included in long term debt in Note I ):

          Loan proceeds received for the year ending March 31                      $219             $567          $-
          Interest paid for the year ending March 31                                109                0           -
          Loans payable as of March 31                                              864              570           -
          Accrued interest payable as of March 31                                    79                7           -

        Legal services provided by related party
          Expense for the year ending March 31                                      405               25           -
          Accounts payable as of March 31                                           126               13           -

NOTE L - COMMITMENTS

1.       Operating Leases

         The company leases office space and equipment on behalf of its subsidiaries for various terms under long-term, non-cancelable operating lease agreements. Rental leases expire for various periods through December 2008.

         All leases contain provisions requiring the subsidiaries to pay their share of service expenses. For the years ended March 31, 2003, 2002 and 2001, the Company recorded approximately $534, $304 and 132 respectively, as rent expense under its leasing arrangements.

         Future minimum payments under non-cancelable operating leases consisted of the following at March 31, 2003:

                2004                                  $ 407
                2005                                    407
                2006                                    314
                2007                                    198
                2008                                     77
                                                 -----------
                Total                               $ 1,403
                                                 ===========

2.       Employment Agreements

         The Company has issued employment agreements to key executives containing various terms and conditions. In accordance with certain limitations, the employment agreements contain minimum salary requirements, accelerated option vesting terms and severance pay packages.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

3.       Indemnifications

         The Company indemnifies officers and/or directors against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual has acted in the capacity of director and/or officer of the Company. The officer and/or director must have conducted him or herself in good faith, and reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests. In a criminal action he or she must not have had a reasonable cause to believe his or her conduct was unlawful. Costs not covered by the Company's directors and officers liability insurance will be covered by the Company. This indemnification is ongoing and does not include a limit on the maximum potential future payments; nor are there any recourse provisions or collateral that may offset the cost. As of March 31, 2003, the Company has not recorded a liability for any obligations arising as a result of these indemnifications.

NOTE M - CONCENTRATIONS OF CREDIT RISK

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high quality credit financial institutions.

         During the years ended March 31, 2002 and March 31, 2003, no customer represented 10% or more of total revenue. For the year ended March 31, 2001, one affiliate partner represented 11% of total revenue.

NOTE N - PER SHARE DATA

         Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended March 31, 2003 and 2002 there were 204,368 and 758,211 outstanding options respectively with prices ranging from $1.45 - $4.00, and loan notes potentially convertible into shares which were excluded from the dilutive earnings per share calculation because the effect would be anti-dilutive.

NOTE O - INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at March 31 are as follows:

                                                        2003          2002          2001
                                                       -------       -------       -------
         Deferred tax assets

         Net operating loss carry forwards              $7,185        $2,934          $841
         Other                                             363            60

         Deferred tax liability

         Other                                             132            57            53
                                                       -------       -------       -------

         Net deferred tax assets before valuation
         allowance                                       7,416         2,937           788
         Valuation allowance                            (7,416)       (2,937)         (788)


                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


           Net deferred tax liability                       $0            $0            $0
                                                       =======       =======       =======


         The recognition of deferred tax assets is appropriate if realization of such assets is more likely than not. Accordingly, based on current and projected taxable income over the periods which the deferred tax assets are deductible, management cannot be assured that the Company will realize the benefits of these deductible differences. Such potential future benefits have therefore been fully reserved, and accordingly, there are no net deferred tax assets.

         The income tax expense in the consolidated statements of operations consisted of the following during the years ended December 31, 2002:

                                               2003        2002        2001
                                              ------      ------      ------
         Current provision
           Domestic                           $    -      $    -      $    -
           Foreign                                 -           -           -
                                              ------      ------      ------
                                                   -           -           -
                                              ------      ------      ------
         Deferred provision (benefit):
           Domestic                           $    -      $    -      $    -
           Foreign                             4,480       2,149         788
                                              ------      ------      ------
                                               4,480       2,149         788
           Change in valuation allowance      (4,480)     (2,149)       (788)
                                              ------      ------      ------
            Total                             $    -      $    -      $    -
                                              ======      ======      ======

         The reconciliation of the Company's statutory tax rate to the effective tax rate is as follows for the year ended March 31:

                                                     2003       2002       2001
                                                     ----       ----       ----
         Statutory rate                               30%        30%        30%
         Deferred tax asset valuation allowance      (29)       (34)       (28)
         Difference in foreign tax rates              (1)         4         (2)
                                                     ---        ---        ---
                                                       0%         0%         0%
                                                     ===        ===        ===

         Net operating losses in foreign countries generally have indefinite carryforward lives subject to certain limitations by country and are composed of the following:

                                        2003         2002         2001         CARRY FORWARD LIMITATIONS
                                        ----         ----         ----         -------------------------
       United Kingdom                   $2,968       $1,964        $841               Indefinite
       Germany                           1,098          539           -               Indefinite
       France                            1,718          431           -               5 years
       Spain                               574            -           -               15 years
       Italy                               610            -           -               5 years
       Sweden                              149            -           -               Indefinite
       Denmark                              67            -           -               Indefinite

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

NOTE P - NON-CASH INVESTING AND FINANCING ACTIVITIES

         The Company acquired fixed assets with capital leases in the amounts of $126, $223, and $72 for the years ended March 31, 2003, 2002, and 2001 respectively.

         The Company issued 66,795 shares of common stock in exchange for commission charged in the amount of $134 by a third party with respect to the loan notes issued during the year ended March 31, 2003.

NOTE Q - LITIGATION

         The Company expenses all legal fees as incurred. It is a defendant and prosecutor in various legal proceedings from time to time, regarded as normal to its business and, in the opinion of management, the ultimate outcome of such proceedings, is not expected to materially affect the Company's financial position or the results of its operations. Accordingly, no accruals have been made related to these legal proceedings.

NOTE R - SUBSEQUENT EVENTS

         During August 2003, a subsidiary, Espotting Media (UK), was notified of the intention of a supplier to rescind its contract. During October 2003, a subsidiary, Espotting France, was also notified of a supplier intend to terminate its contract. Both subsidiaries have engaged legal counsel to vigorously defend their position. The subsidiaries have already received injunctions and are they are currently back on the suppliers' search engines. Management believes, based upon the advice of the legal counsel, that pursuing legal action could result in a finding in favor of the subsidiaries.

         During August 2003, a subsidiary, Espotting Media (UK) were notified of a claim from a claimant for 1/3 of all shares in Espotting and the domain names "espotting.com" and "e-spotting.com". The claim was settled during January 2004 in a hearing whereby the Company is to pay the claimant $87. Since the litigation did not exist as of March 31, 2003, no accrual is included in the balance sheet.

         On June 18, 2003, the Company announced it had entered into negotiations with FindWhat.com for the sale of the Company. FindWhat.com is seeking a 100% purchase of the capital of Espotting The result will mean Espotting will be a wholly owned direct subsidiary of FindWhat.com. The transaction has not been completed at the date of the report.

         On June 4, 2003, the Company entered into a loan with certain of its shareholders for $814 ((pound)500). The principal and interest became payable on demand on June 19, 2003 and remains outstanding.

         On June 18, 2003, the Company entered into a loan with FindWhat.com for $2,000. On January 31, 2004, FindWhat.com agreed to and amended the terms of its $2,000 loan to the Company to require the loan principal and interest to become payable by the Company on the earlier of the closing date of a merger with FindWhat.com, the termination of the proposed merger, or February 28, 2004.

         On September 15, 2003, a subsidiary, Espotting Media (UK) Limited, approved up to $5,000 exchange rate of 1.41680 in variable rate redeemable secured loan notes (Loan Notes C) and issued $4,950. Upon completion of the potential merger with FindWhat.com each note shall automatically be converted into certificates representing that number of shares of common stock equal to the greater of (i) the difference between the number of shares of Espotting Capital Stock divided by
         0.9993 multiplied by the fraction of the repayment amount divided by $100,000 and the number of shares of Espotting Media capital stock and
         (ii) the repayment amount multiplied by 1.15 divided by the sum of the per share stock consideration and the per share cash consideration. If no merger has occurred between the Company and FindWhat.com,

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          MARCH 31, 2003, 2002 AND 2001
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

         noteholders have the option at the earlier of one year from the date of the C Loan note agreement or termination of the merger between FindWhat.com to either demand the repayment of the loan or convert the amounts due into the Company's common stock at par value.

         On January 22, 2004, the Company repaid in full the advance to Mary McDonnell, including all interest accrued.

NOTE S - SEGMENT INFORMATION

         The Company operates in a single business segment that includes providing keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model. The following table summarizes the Company's revenues and long-lived assets in different geographic locations:

                                        2003         2002         2001
                                       -------      -------      -------
         External revenue
           United Kingdom              $31,880       $4,976          $67
           Germany                       6,483          156            -
           France                        4,950          223            -
           Other European markets          898            -            -
                                       -------      -------      -------
                                       $44,211       $5,355          $67
                                       =======      =======      =======

         Long-lived assets
           United Kingdom               $1,321         $554         $182
           Germany                          24            2            -
           France                           45            2            -
           Other European markets           94            -            -
                                       -------      -------      -------
                                        $1,484         $558         $182
                                       =======      =======      =======

         Geographic area is based on the country in which the customer places their order. The geographic summary of long-lived assets is based on physical location.

                                                                     Appendix A

--------------------------------------------------------------------------------



                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                                  FINDWHAT.COM
                                WHO MERGER CORP.
                A WHOLLY OWNED DIRECT SUBSIDIARY OF FINDWHAT.COM

                                       AND

                              ESPOTTING MEDIA INC.






--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         This Amended and Restated Agreement and Plan of Merger (this "Agreement") is dated February 9, 2004 by and among FindWhat.com, a Nevada corporation ("FindWhat"), Who Merger Corp., a Delaware corporation and a wholly owned subsidiary of FindWhat ("Subcorp"), and Espotting Media Inc., a Delaware corporation ("Espotting").

                             PRELIMINARY STATEMENTS

A. This Agreement amends and restates in its entirety the Agreement and Plan of Merger dated June 17, 2003 by and among the parties hereto, the First Amendment to Agreement and Plan of Merger dated October 24, 2003 ("First Amendment"), and the Second Amendment to Agreement and Plan of Merger dated December 19, 2003 (the "Second Amendment") by and among the parties hereto and any additional amendments thereto prior to execution of this Agreement by each of FindWhat, Subcorp and Espotting.

B. The board of directors of FindWhat has reaffirmed its determination that a combination of its businesses with the businesses operated by Espotting through the merger of Subcorp with and into Espotting, with Espotting as the surviving corporation (the "Merger"), pursuant to which each share of Espotting Capital Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive the Merger Consideration (as defined in Section 2.1), is consistent with and in furtherance of the long-term business strategy of FindWhat and the holders of shares of FindWhat Common Shares (as defined in Section 3.3(a)) (the "FindWhat Stockholders"), all as more fully provided herein.

C. The board of directors of Espotting has reaffirmed its determination that the Merger is consistent with and in furtherance of the long-term business strategy of Espotting. Espotting desires to combine its businesses with the businesses operated by FindWhat and for the holders of shares of Espotting Capital Stock (as defined in Section 4.4) (the "Espotting Stockholders") to have a continuing equity interest in the combined FindWhat/Espotting businesses through the ownership of FindWhat Common Shares.

D. The respective Boards of Directors of FindWhat, Subcorp and Espotting have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

E. As a condition and inducement to FindWhat's willingness to enter into this Agreement, certain stockholders of Espotting (the "Designated Espotting Stockholders") are entering into an agreement dated as of the date hereof in the form of Exhibit A (the "Espotting Stockholder Voting Agreement") pursuant to which the Designated Espotting Stockholders have agreed, among other things, to vote their shares of Espotting Capital Stock in favor of the adoption of this Agreement.

F. As a condition and inducement to Espotting's willingness to enter into this Agreement, certain stockholders of FindWhat (the "Designated FindWhat Stockholders") are entering into an agreement dated as of the date hereof in the form of Exhibit B (the "FindWhat Stockholder

Voting Agreement") pursuant to which the Designated FindWhat Stockholders have agreed, among other things, to vote their shares of FindWhat Common Shares in favor of the adoption of this Agreement.

                                    AGREEMENT

         Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Espotting at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Espotting shall continue its existence under the laws of the State of Delaware. Espotting, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by FindWhat and Espotting and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 31st Floor, New York, New York 10103-3198, or such other place as the parties may agree on, within 20 business days following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as FindWhat and Espotting may agree; provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. 11:59:59 p.m. on the date on which the Closing takes place is referred to herein as the "Closing Date." For all Tax (as defined in Section 3.12(h) below) purposes, the Closing shall be effective at the start of the day on the Closing Date.

1.3 Effects of the Merger. At and after the Effective Time, the Merger will have the effect set forth in the DGCL.

1.4 Certificate of Incorporation and Bylaws. (i) The Restated Certificate of Incorporation of Espotting, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation in the Merger and (ii) the Bylaws of Espotting in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case, until amended in accordance with the DGCL.

1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Espotting shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On the Closing Date, Espotting shall deliver to FindWhat evidence satisfactory to FindWhat of the resignations of the directors of Espotting and each Espotting Subsidiary, such resignations to be effective as of the Effective Time. FindWhat shall cause the election of new directors, as determined by FindWhat, for Espotting and each Espotting Subsidiary as soon as practicable after the Effective Time.

1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Espotting, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized in the name of Espotting or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

2.1 Merger Consideration; Exchange Ratio; Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FindWhat, Subcorp or Espotting or their respective stockholders:

         (a) Each share of Espotting Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(d) hereof and Dissenting Shares (as defined in Section 2.6 below)) will be converted into and represent the right to receive cash and a number of FindWhat Common Shares equal to the Exchange Ratio (as defined in Section 2.1(c)) (the aggregate value of the cash and FindWhat Common Shares so received being the "Merger Consideration"). Notwithstanding anything in this Agreement to the contrary, a portion of such cash and stock consideration (i) shall be deposited in escrow by the Exchange Agent after the Effective Time in accordance with Section 2.3, (ii) shall be subject to the adjustment pursuant to Section 2.4 and the Escrow Agreement dated the date hereof ("Escrow Agreement"), by and among FindWhat, Espotting, the Sellers' Representative (as defined in Section 10.1) and the escrow agent which is party thereto ("Escrow Agent"), and attached hereto as Exhibit 2.1(a), and (iii) may be reduced from time to time in accordance with the purchase price adjustment provisions of Article IX and the Escrow Agreement.

         (b) The cash to be received for each share of Espotting Capital Stock, exclusive of Espotting treasury shares, shall be equal to the Total Cash Amount (as defined below) divided by the number of outstanding shares of Espotting Capital Stock as of the Effective Time, exclusive of Espotting treasury shares (as defined in Section 2.6). The Total Cash Amount shall equal the sum of $20,000,000 plus the Net Adjustment Amount (as defined in Section 2.4(d)), which may be a positive or negative number, and which shall be determined in accordance with Section 2.4.

         (c) Each share of Espotting Capital Stock, exclusive of Espotting treasury shares, shall also be entitled to receive such number of FindWhat Common Shares equal to the Exchange Ratio. The Exchange Ratio shall equal the quotient of (i) the Stock Consideration and (ii) the number of outstanding shares of Espotting Capital Stock as of the Effective Time, exclusive of Espotting treasury shares, expressed to four decimals.

         The Stock Consideration shall be 7,000,000 FindWhat Common Shares as adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into FindWhat Common Shares), reorganization or recapitalization with respect to FindWhat Common Shares, as the case may be, occurring after the date hereof and prior to the Effective Time.

         (d) Each share of Espotting Capital Stock held in the treasury of Espotting shall be cancelled and retired and no payment shall be made in respect thereof.

         (e) Each issued and outstanding share of capital stock of Subcorp then outstanding shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Fractional Shares; Adjustments.

         (a) No certificates for fractional FindWhat Common Shares shall be issued as a result of the conversion provided for in Section 2.1(a) and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of FindWhat Common Shares.

         (b) In lieu of any such fractional FindWhat Common Shares, the holder of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Espotting Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), upon presentation of such fractional interest represented by an appropriate certificate for Espotting Capital Stock to the Exchange Agent (as defined in Section 2.3(a)) pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (as determined as part of the Exchange Ratio) of such fractional interest. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of the same holder, the number of shares of Espotting Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the holders of shares of Espotting Capital Stock the same economic effect as contemplated by this Agreement. The fractional share interests of each Espotting Stockholder will be aggregated, and no Espotting Stockholder will receive cash in an amount greater than the value of one full FindWhat Common Share for such fractional share interest.

2.3 Exchange of Certificates.

         (a) Exchange Agent. As of the Effective Time, FindWhat shall deposit with a bank, trust company or such other exchange agent as may be designated by FindWhat (the "Exchange Agent") and which shall be reasonably acceptable to Espotting, for the benefit of Espotting

Stockholders, for exchange in accordance with this Section 2.3, for the Merger Consideration comprised of (i) certificates representing FindWhat Common Shares issuable pursuant to Section 2.1 in exchange, in part, for outstanding shares of Espotting Capital Stock, and (ii) pursuant to Section 2.1, $20,000,000 in cash, as increased or decreased pursuant to Section 2.4(b), in exchange, in part, for outstanding shares of Espotting Capital Stock (together with any dividends or distributions with respect to the cash portion thereof, the "Exchange Fund").

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate
(i) a letter of transmittal and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing such number of FindWhat Common Shares to which such Espotting Stockholder is entitled. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as FindWhat may reasonably specify, including, without limitation, provisions pursuant to which, among other things, each Espotting Stockholder agrees (A) that amounts payable to him or her are subject to all of the terms of this Agreement (including, without limitation, Section
2.4 and Articles IX and X) and the Escrow Agreement, and (B) to irrevocably confirm the appointment of the Sellers' Representative as the Espotting Stockholders' representative, agent and attorney-in-fact with exclusive authority to act on each Espotting Stockholders' behalf in connection with the Merger Agreement and Escrow Agreement including, without limitation, the right to dispute any Claims (as defined in Article IX) and retain legal counsel and outside advisors at the Espotting Stockholders' expense.

         Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal:

               (i) the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate or certificates representing 90% (rounded to the nearest share) of that whole number of FindWhat Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request, and (B) payment by wire transfer of funds in U.S. dollars representing 90% of (1) the amount of cash which such holder has the right to receive pursuant to the provisions of this
Article II, and (2) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax;

               (ii) FindWhat will cause the Exchange Agent to (A) deposit with the Escrow Agent a certificate or certificates representing 10% (rounded to the nearest share) of that whole number of FindWhat Common Shares which such holder has the right to receive pursuant to Section 2.1 in the name of such holder, and
(B) pay to the Escrow Agent by wire transfer of funds in U.S. dollars an amount representing 10% of (1) the amount of cash which such holder has the right to receive pursuant to the provisions of this Article II, and (2) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax; and

               (iii) FindWhat will cause the Exchange Agent, upon surrender to the Exchange Agent of each Certificate or group of Certificates by a holder of record, to promptly notify FindWhat and the Sellers' Representative of the identity of the holder of record of each Certificate or Certificates so surrendered, the total number of FindWhat Common Shares deposited with the Escrow Agent, and the total value of cash wire transferred to the Escrow Agent.

         The shares represented by all Certificates surrendered to the Exchange Agent shall forthwith be cancelled. All cash transferred by the Exchange Agent to the Escrow Agent shall be invested and may bear interest as described in the Escrow Agreement.

         In the event of a transfer of ownership of shares of Espotting Capital Stock that is not registered on the transfer records of Espotting, a certificate representing the proper number of FindWhat Common Shares, together with a check for the cash to be paid as part of the Merger Consideration and for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Espotting Capital Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing FindWhat Common Shares, cash as part of the Merger Consideration, and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FindWhat, the posting by such person of a bond in such reasonable amount as FindWhat may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of FindWhat Common Shares, together with a check for the cash to be paid as part of the Merger Consideration, and for the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Espotting Capital Stock formerly represented thereby, and unpaid dividends and distributions on FindWhat Common Shares, if any, as provided in this Article II.

         Subject entirely to the terms of the Escrow Agreement, 50% of the cash and FindWhat Common Stock transferred to or deposited with the Exchange Agent to the Escrow Agent for deposit in the Escrow Account may be released to the Sellers' Representative both 1 year and 2 years after the Effective Time.

         (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to FindWhat Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, no cash payment as part of the Merger Consideration and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this
Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole FindWhat Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole FindWhat Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, (ii) the amount of cash representing a portion of the Merger Consideration, and (iii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole FindWhat Common Shares, less the amount of any withholding taxes which may be required thereon.

         (d) No Further Ownership Rights in Espotting Capital Stock. All Merger Consideration issued and/or paid upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and/or paid in full satisfaction of all rights pertaining to such shares of Espotting Capital Stock represented thereby, and, as of the Effective Time, the stock transfer books of Espotting shall be closed and there shall be no further registration of transfers on the stock transfer books of Espotting of shares of Espotting Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Espotting Stockholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to FindWhat, upon demand thereby, and holders of Certificates who have not theretofore complied with this
Section 2.3 shall thereafter look only to FindWhat for payment of any claim to FindWhat Common Shares, cash as a portion of the Merger Consideration or cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

         (f) No Liability. None of FindWhat, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Espotting Capital Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Espotting Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(c)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of FindWhat, free and clear of all claims or interest of any person previously entitled thereto.

         (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by FindWhat, on a daily basis. Any interest and other income resulting from such investments shall be paid to FindWhat upon termination of the Exchange Fund pursuant to Section 2.3(e).

         (h) Withholding Rights. Each of the Surviving Corporation and FindWhat shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Espotting Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code ("Code"), or any provision of state, local or foreign Tax (as defined in Section 3.12(h)) law. To the extent that amounts are so withheld by the Surviving Corporation or FindWhat, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Espotting Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or FindWhat, as the case may be. Any Tax withheld by FindWhat or the Surviving Corporation shall be paid by FindWhat or the Surviving Corporation, as the case may be, to the appropriate Governmental Authority (as defined in Section 3.4(c)) when due in accordance with Applicable Law (as defined in Section 3.9) and FindWhat or the Surviving Corporation, as the case may be, shall within 30 days of the payment of such Tax deliver to the holder of the shares of Espotting Capital Stock evidence reasonably satisfactory to such holder that payment was duly remitted to the appropriate Governmental Authority.

         (i) Restrictive Legends. Except as provided in Section 5.1(g), each Espotting Stockholder entitled to receive 400,000 or more FindWhat Common Shares issued in connection with the Merger will receive certificates evidencing such FindWhat Common Shares, or any replacements or substitutions therefor, registered in the name of such Espotting Stockholder restricted as follows: (i) a certificate evidencing 100,000 FindWhat Common Shares will be delivered to such Espotting Stockholder without a legend restricting the transfer of such shares, (ii) the certificate delivered to the Escrow Agent pursuant to Section 2.3(b)(ii) shall be delivered without a legend restricting the transfer of such shares, provided such shares shall be subject to the terms of the Escrow Agreement, and (iii) the certificate evidencing FindWhat Common Shares other than as provided in (i) and (ii) above, shall be delivered to such Espotting Stockholder with a legend stating in substance that such FindWhat Common Shares may not be transferred by the Espotting Stockholder during the first 90 days following the Closing Date and, thereafter, no more than 100,000 of such FindWhat Common Shares may be transferred by the Espotting Stockholder in any one of the three successive thirty day periods following the 90th day after the Closing Date (the "Restrictive Period"). It is understood and agreed that stop transfer instructions will be given to all transfer agents of FindWhat Common Shares for purposes of this Section 2.3(i) and that the legend described herein shall be removed by delivery of a substitute certificate without such legend as of the first business day after the Restrictive Period.

2.4 Net Asset Value Adjustment Procedure.

         (a) No later than the fifth (5th) business day before the Closing Date, Espotting shall deliver to FindWhat an estimated unaudited consolidated balance sheet (the "Preliminary Closing Date Balance Sheet") of Espotting as of the Closing Date prepared by Ernst & Young, Espotting's independent, certified public accountants, or an accounting firm acceptable to FindWhat, including a calculation of Espotting's Closing Date Net Asset Value and an estimate of the Adjustment Amount (the "Estimated Adjustment Amount"), which amount shall be subject to FindWhat's review and agreement. The Estimated Adjustment Amount shall be determined using the formula and defined terms set forth in Section 2.4(c).

         (b) The Total Cash Amount payable to Espotting Stockholders pursuant to
Section 2.3(a) shall be increased if and to the extent that the Estimated Adjustment Amount agreed upon by the parties is a positive number, or decreased if and to the extent that the Estimated Adjustment Amount agreed upon by the parties is a negative number, and such adjusted Total Cash Amount shall be deposited with the Exchange Agent pursuant to Section 2.3(a).

         (c) After the Closing Date, FindWhat shall prepare an unaudited consolidated balance sheet (the "Closing Date Balance Sheet") of Espotting as of the Closing Date, including a calculation of Espotting's Closing Date Net Assets Value and the Adjustment Amount (as determined below).

         "Closing Date Net Asset Value" shall mean Espotting's consolidated net assets as of the Closing Date, determined in accordance with U.S. generally accepted accounting principles applied in a manner consistent with the preparation of the Espotting Audited Consolidated Financial Statements and the pro forma financials submitted to the Commission (as defined in Section 2.5(f)) along with the Registration Statement (as defined in Section 3.7(b)), excluding
(i) the value of any Loan Notes or C Loan Notes (as defined in Section 4.4) that have been converted into Espotting Common Stock on or before the Effective Time,
(ii) all charges relating to the acceleration of the vesting of any European Options (as defined in Section 2.5(a)) or EMI Options (as defined in Section 2.5(b)) pursuant to Section 2.5, and (iii) any deferred tax assets.

         The Adjustment Amount shall be determined according to the following formula:

                  A = B + C - D, where

                  A =   Adjustment Amount

                  B =   Espotting's Closing Date Net Asset Value

                  C = US$1,500,000 + 50% of Espotting's investment banking costs related to the Merger (not to exceed $850,000)

                  D = The aggregate amount of principal and interest owed by Espotting to FindWhat as of the Effective Time.

         (d) FindWhat shall deliver the Closing Date Balance Sheet to Sellers' Representative and Escrow Agent within 45 days after the Closing Date ("FindWhat Demand"). If within 30 days following the date on which the FindWhat Demand was sent, Sellers' Representative does not deliver to FindWhat and the Escrow Agent written notice of any objection to the Closing Date Balance Sheet (which notice must contain a reasonably detailed statement of the basis of all objections of Sellers' Representative), then the Closing Date Net Asset Value reflected in the Closing Date Balance Sheet and the Adjustment Amount submitted by FindWhat to Sellers' Representative in the FindWhat Demand will be conclusive and binding on the parties, and Sellers' Representative or FindWhat, as appropriate, shall be entitled to disbursement of the difference between the Adjustment Amount and the Estimated Adjustment Amount pursuant to 2.4(f). For purposes of this Agreement, the "Net Adjustment Amount" means the Adjustment Amount minus the Estimated Adjustment Amount.

         (e) FindWhat and Sellers' Representative shall act in good faith to resolve between themselves any objections to the Closing Date Balance Sheet. If they are unable to do so within

30 days after FindWhat's receipt of Sellers' Representative's notice of objection (the "Negotiation Period"), then the issues in dispute will immediately be submitted to PriceWaterhouse Coopers independent certified public accountants (the "Accountants"), for resolution. Within five (5) days of a request, each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants). Each party will be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants. The Accountants will deliver a notice to FindWhat and Sellers' Representatives which contains a resolution of the issues in dispute by the parties and this resolution of the disputed issues shall be conclusive and binding on the parties within thirty (30) days of expiration of the Negotiation Period. FindWhat shall deliver to Sellers' Representative a revised Closing Date Balance Sheet which reflects the resolution of the issues in dispute and any related changes to the Closing Date Net Asset Value and the Adjustment Amount within ten (10) days of resolution by the Accountants.

         If the Accountant does not modify the FindWhat Demand or determines that a modification is required, but such modification is less than 10% of the FindWhat Demand, Seller's Representative shall bear the Accountant's fees and expenses and FindWhat's reasonable expenses for the dispute. If the Accountant determines the FindWhat Demand should be modified 10% or more, FindWhat shall bear the Accountant's fees and expenses and the Selling Stockholder's reasonable expenses for the dispute.

         (f) On the tenth business day following (i) the expiration of the objection period in Section 2.4(d), if Sellers' Representative makes no objection, (ii) the resolution of all objections by FindWhat and Sellers' Representative pursuant to Section 2.4(e) or (iii) the date of the Accountants' notice pursuant to Section 2.4(e) (as the case may be), then:

               (i) if the Net Adjustment Amount is greater than zero, FindWhat shall pay the Net Adjustment Amount to the Sellers' Representative; or

               (ii) if the Net Adjustment Amount is less than zero, FindWhat and the Sellers' Representative shall provide the Escrow Agent with a joint notice ("Joint Demand") instructing the Escrow Agent to pay the Net Adjustment Amount to FindWhat in accordance with the terms of the Escrow Agreement.

2.5 Treatment of Stock Options and Warrants.

         (a) European Options. Prior to the Effective Time, the board of directors of Espotting shall take such action as is necessary to effect the vesting of all unexpired and unexercised outstanding warrants and options granted or issued by Espotting to an Espotting Employee (as defined in Section 4.15(a)) or Espotting Consultant (as defined in Section 4.17(b)) pursuant to the European Plan (as defined in Section 5.3(d)(xxiii) and in effect on the date hereof (each, a "European Option"), so that all unvested European Options become fully vested immediately prior to the Effective Time and, for purposes of
Section 6.3(e) of this Agreement, the failure of the board of directors of Espotting to take such action shall be a Material Adverse Effect with respect to Espotting. FindWhat and Espotting shall take all such actions as may be necessary to cause the European Options held by each holder of European Options (a "European Option

Holder") to be converted as soon as reasonably practicable following Closing into an option or warrant, as applicable (a "FindWhat European Exchange Option"), for such European Option Holder to purchase such number of FindWhat Common Shares as have a total market value equal to the market value of the Espotting Common Shares under the European Option being converted (rounded down to the nearest whole share as necessary). The aggregate exercise price of each such replacement option shall be equal to the aggregate exercise price of the European Option it replaces. Each FindWhat European Exchange Option will be vested and exercisable to the same extent that the European Option from which such FindWhat European Exchange ptions was converted was vested and exercisable under the European Plan. For purposes of this paragraph (a), the market value of an Espotting Common Share shall equal the quotient of (i) the Merger Consideration (expressed as a cash sum with the Stock Consideration being given its value by reference to the closing price of a FindWhat Common Share on the NASDAQ on the last day prior to Closing and the Total Cash Amount as adjusted by the Estimated Adjustment Amount, but not as adjusted by the Adjustment Amount), and (ii) the number of outstanding shares of Espotting Capital Stock as of the Effective Time, exclusive of Espotting Treasury Shares, expressed to four decimal places.

         (b) EMI Options. Prior to the Effective Time, the board of directors of Espotting shall take such action as is necessary to effect the acceleration of vesting of any unexpired and unexercised options issued to any Espotting Employee pursuant to the Espotting Share Option Plan (the "EMI Plan") and in effect on the date hereof (the "EMI Options"), so that all unvested EMI Options become fully vested immediately prior to the Effective Time and, for purposes of
Section 6.3(e) of this Agreement, the failure of the board of directors of Espotting to take such action shall be a Material Adverse Effect with respect to Espotting. Following the Effective Time and as soon as reasonably practicable following Closing, FindWhat shall contact each holder of EMI Options (an "EMI Option Holder"), at the last known address by Espotting, to obtain their consent for the release of their EMI Options in consideration for the grant by FindWhat of an option to purchase such number of FindWhat Common Shares as have a total market value equal to the market value of the Espotting Common Shares under the EMI Option being released (rounded down to the nearest whole share as necessary), with the intention that the options granted will be "replacement options" within the meaning of paragraph 41 of Schedule 5 to the U.K. Income Tax (Earnings and Pensions) Act 2003 (it being acknowledged that conversion on a total market value basis may result in such replacement options being in respect of a different number of shares of common stock, and/or having a different exercise price, than those currently pertaining to the EMI Options). The aggregate exercise price of each such replacement option shall be equal to the aggregate exercise price of the EMI Option it replaces. Each such replacement option will be vested and exercisable to the same extent that the EMI Option that it replaces was converted was vested and exercisable under the EMI Plan. For purposes of this paragraph (b), the market value of an Espotting Common Share shall be determined by agreement between the U.K. Inland Revenue and FindWhat. Should the agreement with an EMI Option Holder not be obtained to the release of his or her EMI Options in accordance with this Section 2.5(b), such EMI Option Holder's EMI Options shall be converted into an option for such EMI Option Holder to purchase such number of FindWhat Common Shares with an aggregate exercise price equal to the aggregate exercise price of the EMI Option it replaces and which is no less valuable overall than the EMI Options being so converted, and with other terms and conditions that are substantially similar to the terms and conditions of such EMI Options immediately before the Effective Time.

         (c) FindWhat Exchange Options. Espotting agrees to issue treasury shares of Espotting, to the extent available, upon the exercise of Espotting Options prior to the Effective Time. Any options to be issued for purchase of FindWhat Common Shares pursuant to paragraphs (a) and (b) above shall, for the remaining provisions of this Agreement, be referred to as "FindWhat Exchange Options."

         (d) Limitation on FindWhat Exchange Options. Notwithstanding paragraphs
(a) and (b) above or anything else in this Agreement to the contrary, in no case shall FindWhat be obligated to issue FindWhat Exchange Options to purchase more than 2,138,014 FindWhat Common Shares. If adhering to the obligations required by paragraphs (a) or (b) above were to cause the issuance of FindWhat Exchange Options to purchase more than 2,138,014 FindWhat Common Shares, then each Espotting Employee or Consultant eligible to receive FindWhat Exchange Options shall have the number of FindWhat Common Shares subject to his or her FindWhat Exchange Options reduced by multiplying that number by a fraction equal to 2,138,014 divided by the number of FindWhat Common Shares subject to FindWhat Exchange Options to be issued pursuant to paragraphs (a) and (b) above.

         (e) Reserve of FindWhat Common Shares. In connection with the issuance of FindWhat Exchange Options, FindWhat shall (i) reserve for issuance the number of FindWhat Common Shares that will become subject to the FindWhat Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of FindWhat Exchange Options, make available for issuance all FindWhat Common Shares covered thereby, subject to the terms and conditions applicable thereto.

         (f) Covered Persons. Prior to the Effective Time, the board of directors of FindWhat, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the Securities and Exchange Commission (the "Commission") so that the acquisition by any officer or director of Espotting who may become a covered person of FindWhat for purposes of Section 16 (together with the rules and regulations thereunder, "Section 16") of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") of FindWhat Common Shares pursuant to this Agreement and the Merger or FindWhat options or warrants as contemplated by this Agreement shall be an exempt transaction for purposes of Section 16. Following the Closing Date, FindWhat shall assist each such officer or director of Espotting who becomes a covered person of FindWhat for purposes of Section 16 in filing a Form 4 with the SEC.

         (g) Registration Statement. As soon as practicable but no later than 10 days after the Effective Time, FindWhat shall file a registration statement on Form S-1, Form S-3 or Form S-8 as the case may be (or any successor or other appropriate forms), with respect to FindWhat Common Shares subject to such FindWhat Exchange Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such FindWhat Exchange Options remain outstanding. Following the Effective Time, FindWhat shall use its reasonable best efforts to provide that holders of FindWhat Exchange Options do not experience delays in exercising and settling their FindWhat Exchange Options, subject to FindWhat's corporate policies on insider trading, which, from time to time, prohibit certain selling of FindWhat Common Shares acquired upon the exercise of employee options.

2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Espotting Capital Stock outstanding immediately prior to the Effective Time and held by an Espotting Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a) and instead such holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in exchange for the Dissenting Shares in accordance with the provisions of such Section 262 unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, upon the surrender in the manner provided in Section 2.3 of the certificate(s) which formerly represented shares of Espotting Capital Stock. Espotting shall give FindWhat prompt notice of any demands received by Espotting for appraisal of shares of Espotting Capital Stock and, prior to the Effective Time, FindWhat shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Espotting shall not, except with the prior written consent of FindWhat, make any payment with respect to, or settle or offer to settle, any such demands.

2.7 Board of Directors of FindWhat. At the Effective Time or as soon as practicable thereafter, FindWhat shall use its commercially reasonable efforts to cause the board of directors of FindWhat to include Sebastian Bishop and either Charles Rothstein or an individual nominated by Charles Rothstein who will qualify as an "independent director" as defined in Rule 4200 of the NASD, as amended and approved by the Commission on November 4, 2003.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF FINDWHAT AND SUBCORP

In order to induce Espotting to enter into this Agreement, FindWhat and Subcorp hereby represent and warrant to Espotting that the statements contained in this
Article III are true, correct and complete. The representations and warranties contained herein are made as of December 19, 2003, unless otherwise noted.

3.1 Organization and Standing. Each of FindWhat, Subcorp and each other subsidiary of FindWhat is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of FindWhat, Subcorp and each other subsidiary of FindWhat is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.2(b)) on FindWhat and its subsidiaries, taken as a whole. FindWhat is not in default in the performance, observance or fulfillment of any provision of the FindWhat Articles of Incorporation, as amended (the "FindWhat Articles"), or the FindWhat Amended and Restated Bylaws, as amended, as in effect on the date hereof (the "FindWhat Bylaws"), and Subcorp and each other subsidiary of FindWhat is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or Bylaws. FindWhat has heretofore furnished to Espotting complete and correct copies of the FindWhat Articles and the FindWhat Bylaws and the Certificate of Incorporation and Bylaws of Subcorp and each other subsidiary of FindWhat. Listed in Section 3.1 in the disclosure schedule delivered by FindWhat to Espotting and dated the date hereof (the "FindWhat Disclosure Schedule"), and incorporated herein by reference, is each jurisdiction in which FindWhat, Subcorp and each other subsidiary of FindWhat is qualified to do business and whether FindWhat, Subcorp or such subsidiary is in good standing as of the date of this Agreement.

3.2 Corporate Power and Authority. Each of FindWhat and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by FindWhat Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by FindWhat and Subcorp have been duly authorized by all necessary corporate action on the part of each of FindWhat and Subcorp, subject to approval of the Merger and the transactions contemplated hereby by FindWhat Stockholders. This Agreement has been duly executed and delivered by each of FindWhat and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and FindWhat enforceable against each of them in accordance with its terms.

3.3 Capitalization of FindWhat and Subcorp.

         (a) The authorized capital stock of FindWhat consists of 50,000,000 common shares (the "FindWhat Common Shares") and 500,000 preferred shares ("FindWhat Preferred Shares"). At the close of business on October 31, 2003, (i) 21,392,203 FindWhat Common Shares, par value of $.001, were issued and outstanding, (ii) 7,000 FindWhat Common Shares were held as treasury stock (which does not include FindWhat Common Shares reserved for issuance as set forth in clause (a)(iii) below), (iii) 295,000 FindWhat Common Shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by FindWhat, not including FindWhat's 1999 Stock Incentive Plan or the FindWhat Stock Option Plan (as defined in
Section 5.2(g)), (iv) 3,693,438 FindWhat Common Shares reserved for issuance under FindWhat's 1999 Stock Incentive Plan, not including the FindWhat Stock Option Plan, and (v) no FindWhat Preferred Shares, par value of $.001 were issued and outstanding. All FindWhat Common Shares are, and all FindWhat Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of FindWhat Common Shares has not been, and all FindWhat Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the second sentence hereof or in Section 3.3(a) in the FindWhat Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by FindWhat of any equity securities of FindWhat, nor are there outstanding any securities that are convertible into or exchangeable for any shares of FindWhat capital stock and neither FindWhat nor any subsidiary of FindWhat has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of FindWhat or any predecessor. The issuance and sale of all of the FindWhat Common Shares described in this Section 3.3(a) have been in compliance in all material respects with federal and state securities laws. Set forth in Section 3.3(a) in the FindWhat Disclosure Schedule is an accurate and complete list of the names of all holders of options to purchase FindWhat Common Shares, the number of shares issuable to each such holder upon exercise of such option, and the exercise price and vesting schedule with respect thereto. Except as set forth in Section 3.3(a) in the FindWhat Disclosure Schedule, as of the date hereof, FindWhat has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity (which rights are currently exercisable); complete and correct copies of all such agreements have previously been provided to Espotting.

         (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by FindWhat.

         (c) FindWhat does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 3.3(c) in the FindWhat Disclosure Schedule. Except as set forth in Section 3.3(c) in the FindWhat Disclosure Schedule, FindWhat is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 3.3(c) in the FindWhat Disclosure Schedule, FindWhat owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of FindWhat's subsidiaries. Each of the outstanding shares of capital stock of each of FindWhat's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by FindWhat free and clear of all Encumbrances ("Encumbrances" means any charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction). The following information for each subsidiary of FindWhat is set forth in Section 3.3(c) in the FindWhat Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 3.3(c) in the FindWhat Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of FindWhat, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary of FindWhat, and neither FindWhat nor any subsidiary of FindWhat has any obligation of any kind to issue any additional securities of any subsidiary of FindWhat or to pay for or repurchase any securities of any subsidiary of FindWhat or any predecessor thereof.

3.4 Conflicts; Consents and Approvals. Except as set forth in Section 3.4 in the FindWhat Disclosure Schedule, neither the execution and delivery of this Agreement by FindWhat or Subcorp nor the consummation of the transactions contemplated hereby or thereby will:

         (a) conflict with, or result in a breach of any provision of, the FindWhat Articles or the FindWhat Bylaws, the Subcorp Certificate of Incorporation or Bylaws or the governing documents of any other subsidiary of FindWhat;

         (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FindWhat or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which FindWhat or any of its subsidiaries is a party, including without limitation any Contract required to be listed in Section 3.16 in the FindWhat Disclosure Schedule;

         (c) violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority ("Governmental Authority" means any (A) nation, region, state, county, city, town, village, district or other jurisdiction, (B) federal, state, local, municipal, foreign or other government, (C) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission or (D) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature; (E) multi-national organization; (F) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (G) official of any of the foregoing) or arbitrator and any Contract with any Governmental Authority pertaining to compliance with any law; or (ii) Applicable Law relating to FindWhat or any of its subsidiaries or their respective properties or assets; or

         (d) require any action or consent or approval of, or review by, or registration or filing by FindWhat or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by FindWhat Stockholders, (ii) authorization for inclusion of the FindWhat Common Shares to be issued in the Merger and the transactions contemplated hereby on the Nasdaq National Market (the "NASDAQ"), subject to official notice of issuance, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (iv) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder and the expiration or termination of any applicable waiting period thereunder (collectively, the "HSR Act"), or (v) consents or approvals of any Governmental Authority set forth in Section 3.4 in the FindWhat Disclosure Schedule; except, in the case of clause (b) as set forth in Section 3.4 in the FindWhat Disclosure Schedule and which would not, individually or in the aggregate, have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

3.5 Brokerage and Finders' Fees. Except as set forth in Section 3.5 in the FindWhat Disclosure Schedule, neither FindWhat nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of FindWhat or any of its affiliates any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

3.6 FindWhat SEC Documents. FindWhat has timely filed with the Commission all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2000 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "FindWhat SEC Documents"). No subsidiary of FindWhat is required to file any form, report, registration statement, prospectus or other document with the Commission. The FindWhat SEC Documents, including, without limitation, any financial statements or schedules included in the FindWhat SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any FindWhat SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of FindWhat (including the related notes) included in the FindWhat SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any FindWhat SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of FindWhat and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in Section 3.6 in the FindWhat Disclosure Schedule, from the date of incorporation FindWhat has maintained its books of account in accordance in all material respects with Applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of FindWhat and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of FindWhat included in the FindWhat SEC Documents.

3.7 Books and Records; Registration Statement.

         (a) Except as set forth in Section 3.7(a) in the FindWhat Disclosure Schedule, from its date of incorporation FindWhat and its subsidiaries have, in all material respects, maintained their books of account, minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance in all material respects with Applicable Law, sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of FindWhat and its subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. The books of account of FindWhat and its subsidiaries are complete and correct in all material respects, have been maintained in accordance with Applicable Law, fairly and accurately reflect the income, expenses, assets and liabilities of FindWhat and its subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the FindWhat financial statements set forth in the FindWhat SEC Documents. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same, and copies thereof have been provided to Espotting.

         (b) None of the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by FindWhat under the Securities Act, including the prospectus relating to FindWhat Common Shares to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the proxy statement and form of proxies relating to the vote of FindWhat Stockholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the dates of the FindWhat Stockholders Meeting (as defined in Section 5.2(a)) and the Espotting Stockholders Meeting (as defined in Section 5.3(a)) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made (or incorporated by reference) therein based on information provided in writing by Espotting specifically for inclusion therein. The Registration Statement and Proxy Statement will each comply in all material respects with the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made with respect to statements made therein based on information provided in writing by Espotting specifically for inclusion or incorporation by reference therein.

3.8 Board Recommendation; Required Vote. The board of directors of FindWhat, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the FindWhat Stockholders, and (ii) resolved to recommend that the FindWhat Stockholders approve this Agreement and the transactions contemplated herein, including the Merger and the adoption of the FindWhat Stock Option Plan (as defined in Section 5.2(g) and EMI Replacement Option Plan (as defined in Section 5.2(a)) (the "FindWhat Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of FindWhat Stockholders to approve the Merger is the only vote of the holders of any class or series of FindWhat Capital Stock or third parties (except Governmental Authorities in connection with the HSR Act filing as described in Section 3.4(d)(iv)) necessary to adopt the Agreement and approve the transactions contemplated hereby.

3.9 Compliance with Law. Except as set forth in Section 3.9 in the FindWhat Disclosure Schedule, FindWhat and each of its subsidiaries is in compliance, in all material respects, and at all times since January 1, 2002 has been in compliance, in all material respects, with all applicable constitutions, laws, statutes, treaties, orders, rules, regulations, ordinances, notices, approvals, policies or guidelines promulgated, or judgments, decisions, decrees, or orders of any Governmental Authority, and all Contracts with any Governmental Authority relating to compliance with any of the foregoing (collectively, "Applicable Laws") relating to it, its subsidiaries or their respective businesses or properties except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of FindWhat and its subsidiaries taken as a whole. Except as set forth in Section 3.9 in the FindWhat Disclosure Schedule, no investigation or review by any Governmental Authority with respect to FindWhat or any of its subsidiaries is pending, or, to the knowledge of FindWhat, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

3.10 Litigation. Section 3.10 in the FindWhat Disclosure Schedule sets forth each instance in which FindWhat or a subsidiary of FindWhat is subject to any "Action" ("Action" means any action, arbitration, audit, examination, suit, proceeding, hearing, or litigation, whether formal or informal, and whether public or private commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) pending or, to the knowledge of FindWhat, threatened against FindWhat. Since January 1, 2002, neither FindWhat nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

3.11 No Material Adverse Change. Except as set forth in Section 3.11 in the FindWhat Disclosure Schedule, since January 1, 2002, there has been no material adverse change in the assets, liabilities, business prospects, results of operations or financial condition of FindWhat and its subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

3.12 Taxes.

         (a) Except as set forth in Section 3.12(a) in the FindWhat Disclosure Schedule, and except as would not have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole, FindWhat and its subsidiaries have timely filed all Tax Returns (as defined below) and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by FindWhat or its subsidiaries prior to the date hereof. All such Tax Returns and reports are true and correct (except for such inaccuracies which are individually, and in the aggregate, not material), and FindWhat and its subsidiaries have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. Except as disclosed on Section 3.12(a) in the FindWhat Disclosure Schedule, neither FindWhat nor any of its subsidiaries have any liability for Taxes that is materially in excess of the amount reserved on its most recent balance sheet. Neither FindWhat nor any subsidiary has requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. Neither FindWhat nor any of its subsidiaries has received notice of any deficiencies for any material Tax from any taxing authority, against FindWhat or any of its subsidiaries. Except as set forth in Section 3.12(a) in the FindWhat Disclosure Schedule, neither FindWhat nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made. Neither FindWhat nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of FindWhat or any of its subsidiaries (other than liens for Taxes not yet due). Except as set forth in Section 3.12(a) in the FindWhat Disclosure Schedule, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where none of FindWhat or its subsidiaries files Tax Returns that FindWhat or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

         (b) Except as set forth in Section 3.12(b) in the FindWhat Disclosure Schedule, neither FindWhat nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither FindWhat nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding FindWhat or any of its subsidiaries that (i) requires FindWhat or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of FindWhat or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to FindWhat or any of its subsidiaries, from any other person, in each case other than with respect to each other.

         (c) FindWhat and its subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (d) Neither FindWhat nor any of its subsidiaries has agreed to or is required to make any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by FindWhat or any of its subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of FindWhat or any of its subsidiaries.

         (e) Neither FindWhat nor any of its subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

         (f) Neither FindWhat nor any of its subsidiaries is or has been a party to any joint venture, partnership, or other agreement that is treated as a partnership for U.S. federal income tax purposes.

         (g) As used in this Agreement, "Tax Returns" means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

         (h) As used in this Agreement, "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

3.13 Intellectual Property.

         (a) Set forth in Section 3.13(a) in the FindWhat Disclosure Schedule is an accurate and complete list of (i) all material foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all material copyright applications and registrations and all other material Intellectual Property rights owned or used by FindWhat or any of its subsidiaries and (ii) all agreements to which FindWhat or any of its subsidiaries is a party which concern any of their material Intellectual Property ("Intellectual Property" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof) owned by or licensed to the party or related to or necessary for the business of such party, as such business is presently conducted. Other than the Intellectual Property set forth in Section 3.13(a) in the FindWhat Disclosure Schedule (the "FindWhat Intellectual Property"), no name, material internet domain name, know-how, patent, invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of FindWhat and its subsidiaries in substantially the same manner as such business is presently conducted). Except as set forth in
Section 3.13(a) in the FindWhat Disclosure Schedule (i) FindWhat or one of its subsidiaries owns, free and clear of any Encumbrances, including without limitation the moral rights of any third party (including without limitation any FindWhat Employees, as defined in Section 3.15(a)) or has sufficient rights to, the FindWhat Intellectual Property; (ii) no written claim of invalidity or ownership with respect to the FindWhat Intellectual Property has been made by a third party and such FindWhat Intellectual Property is not the subject of any pending or, to the knowledge of FindWhat, threatened Action; (iii) no person or entity has asserted in writing that, with respect to the FindWhat Intellectual Property, FindWhat or a subsidiary or licensee of FindWhat is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iv) all fees, annuities, royalties, honoraria and other payments which are due from FindWhat or one of its subsidiaries on or before the date of this Agreement for any of the FindWhat Intellectual Property and agreements related to the FindWhat Intellectual Property have been paid; (v) to the knowledge of FindWhat, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the FindWhat Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (vi) to the knowledge of FindWhat, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of FindWhat and its subsidiaries; (vii) to the knowledge of FindWhat there exists no (A) prior act that would void or invalidate any of the FindWhat Intellectual Property or (B) conduct or use by FindWhat or any of its subsidiaries or any third party that would void or invalidate any of the FindWhat Intellectual Property; and (viii) the execution, delivery and performance of this Agreement by FindWhat, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the FindWhat Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the FindWhat Intellectual Property or in any way impair the right of FindWhat or any of its subsidiaries, subject to Section 3.13(a)(v), to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any FindWhat Intellectual Property.

         (b) FindWhat and its subsidiaries have taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets and, to the extent required by Applicable Law, material patent applications and their related inventions prior to the issuance of a patent registration contained in the FindWhat Intellectual Property (including entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all appropriate officers, directors, employees and third-party consultants of FindWhat and its subsidiaries). FindWhat has taken reasonable and appropriate steps to safeguard and maintain ownership of all material trade secrets, copyrights and patents contained in the FindWhat Intellectual Property which it owns (including entering into appropriate agreements with all officers, directors, employees and third party consultants of FindWhat as necessary to safeguard, maintain and vest ownership of such rights in FindWhat).

3.14 Title to and Condition of Properties. Except as set forth in Section 3.14 in the FindWhat Disclosure Schedule, FindWhat or one of its subsidiaries owns or has the right to use under valid leases, subleases and licenses all real property, plants, machinery and equipment necessary for the conduct of the business of FindWhat and its subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

3.15 Employee Benefit Plans.

         (a) As used in this Agreement, the following terms have the meanings given below:

         "Benefit Obligation" means the employer's aggregate financial liability to provide all current, projected and contingent benefits to an employee, or his beneficiaries or dependents, as the case may be, under the terms of any of the FindWhat Plans (as defined below) or the Espotting Plans (as defined in Section 4.15(a) below), regardless of whether an amount less than such aggregate financial liability is reflected on the employer's financial statements under applicable Tax and accounting rules.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in
Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "FindWhat Employee" means a person who is, as of the Effective Time, an active or inactive employee of FindWhat or any of its subsidiaries.

         "FindWhat Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and
(v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the FindWhat Plans.

         "FindWhat Plans" means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to FindWhat or to any of its subsidiaries, and whether covering one person or more than one person, sponsored or maintained by FindWhat or any of its subsidiaries or to which FindWhat or any of its subsidiaries contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term "FindWhat Plans" includes each "employee pension benefit plan" as defined in Section 3(2) of ERISA, each "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

         "Multiemployer Plan" means a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

         "Multiple Employer Plan" means a plan that has two or more contributing sponsors at least two of whom are not under "common control" within the meaning of Section 4063 of ERISA.

         "Qualified Plan" means a "qualified plan" within the meaning of Section 401(a) of the Code.

         (b) Section 3.15(b) in the FindWhat Disclosure Schedule lists all FindWhat Plans. With respect to each FindWhat Plan, FindWhat has made available to Espotting a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such FindWhat Plan, including without limitation all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the documents made available to FindWhat pursuant to the preceding sentence, there are no amendments to any FindWhat Plan that have been adopted or approved nor has FindWhat or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new FindWhat Plan.

         (c) The Internal Revenue Service has issued a favorable determination letter with respect to each FindWhat Plan that is intended to be a Qualified Plan and, to the knowledge of FindWhat, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any FindWhat Plan that is a Qualified Plan or the related trust.

         (d) All material contributions required to be made by FindWhat or any of its subsidiaries or any of their respective ERISA Affiliates to any FindWhat Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FindWhat Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

         (e) Except as set forth in Section 3.15(e) in the FindWhat Disclosure Schedule, each FindWhat Plan has been maintained and administered in material compliance with its terms and Applicable Law, including ERISA and the Code. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a FindWhat Plan or the imposition of any lien on the assets of FindWhat or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code with respect to a FindWhat Plan. Any Benefit Obligations under any FindWhat Plan as of the Closing Date have been appropriately reflected on the books and records of the FindWhat Plan sponsor in accordance with Applicable Law, past practices and generally accepted accounting principles in the local jurisdiction. Except as set forth in Section 3.15(e) in the FindWhat Disclosure Schedule, all Benefit Obligations under any FindWhat Plans as of the Closing Date will, to the extent required by Applicable Law, be fully covered by cash, insurance contracts, or other assets set aside for this purpose, the fair market value of which shall be no less than the amount of such Benefit Obligations.

         (f) No FindWhat Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No FindWhat Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has FindWhat or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

         (g) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in any material FindWhat Controlled Group Liability that would be a liability of FindWhat or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither FindWhat nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

         (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law) and except as set forth in Section 3.15(h) in the FindWhat Disclosure Schedule, neither FindWhat nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of FindWhat, there has been no communication to employees of FindWhat or its subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits.

         (i) Except as disclosed in Section 3.15(i) in the FindWhat Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of FindWhat or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 3.15(i) in the FindWhat Disclosure Schedule, no amount paid or payable by FindWhat or any of its subsidiaries in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (j) Except as disclosed in Section 3.15(j) in the FindWhat Disclosure Schedule, there are no pending or to the knowledge of FindWhat threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the

FindWhat Plans, any fiduciaries thereof with respect to their duties to the FindWhat Plans or the assets of any of the trusts under any of the FindWhat Plans that would reasonably be expected to result in any material liability of FindWhat or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

         (k) Section 3.15(k) in the FindWhat Disclosure Schedule sets forth the names of all directors and officers of FindWhat or any of its subsidiaries, and the total current salary, bonus eligibility, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) for the FindWhat fiscal year ending December 31, 2003.
Section 3.15(k) in the FindWhat Disclosure Schedule also lists and describes the current compensation of any other employee of FindWhat or any of its subsidiaries whose total current salary and maximum bonus opportunity exceeds $150,000 annually. Section 3.15(k) in the FindWhat Disclosure Schedule also sets forth the liability of FindWhat and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 3.15(k) in the FindWhat Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of FindWhat. Except as set forth in
Section 3.15(k) in the FindWhat Disclosure Schedule, no officer, director, or employee of FindWhat or any other affiliate of FindWhat, or any immediate family member of any of the foregoing, provides or causes to be provided to FindWhat any material assets, services or facilities and FindWhat does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

         (l) Except as set forth in Section 3.15(l) in the FindWhat Disclosure Schedule, no FindWhat Plan is subject to the laws of any jurisdiction outside of the United States.

3.16 Contracts. Section 3.16 in the FindWhat Disclosure Schedule lists as of the date hereof, and FindWhat has provided Espotting with complete and accurate copies of, each Contract ("Contract" means all written or oral contracts, agreements, guarantees, leases, licenses and executory commitments), other than FindWhat Plans, to which FindWhat or any of its subsidiaries is a party and which falls within any of the following categories:

         (a) Contracts not entered into in the ordinary course of FindWhat's business and that involve expenditures or receipts by FindWhat or its subsidiaries of US$20,000 per month (or the equivalent foreign currency);

         (b) Joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

         (c) portal and like agreements which involve payments of more than US$20,000 in any one month during the past 6 months (or the equivalent foreign currency);

         (d) Contracts which are service contracts, (including without limitation outsourcing agreements, application service provider agreements, hosting agreements and data center management agreements) software license agreements or equipment leases or which require the delivery of goods or materials and which involve payments of more than US$20,000 in any one month during the past 6 months (or the equivalent foreign currency);

         (e) Contracts containing covenants purporting to limit the freedom of FindWhat or its subsidiaries to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit FindWhat or any subsidiary to use the applicable software only in particular business lines, languages or geographic areas);

         (f) Contracts which after the Effective Time would have the effect of limiting the freedom of Espotting or its subsidiaries (other than FindWhat and its subsidiaries) to compete in any line of business or in any geographic area or to hire any individual or group of individuals;

         (g) Contracts providing for the payments based on sales, revenue sharing, purchases or profits, other than direct payments for goods or services in excess of US$20,000 per month (or the equivalent foreign currency);

         (h) powers of attorney that are currently outstanding;

         (i) Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

         (j) Contracts which contain minimum purchase conditions in excess of US $100,000 (or the equivalent in foreign currency) or requirements or other terms that restrict or limit the purchasing relationships of FindWhat or its affiliates, or any customer, licensee or lessee thereof;

         (k) Contracts relating to any outstanding commitment for capital expenditures in excess of US$250,000 (or the equivalent foreign currency);

         (l) Contracts relating to the lease, sublease, occupancy, license, installment or conditional sale affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property involving any annual expense or price in excess of $100,000 and not cancelable by FindWhat or its subsidiaries (without premium or penalty) within one month;

         (m) Contracts with any labor organization, union, employee representative or group of employees;

         (n) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

         (o) Contracts providing for the creation of any Encumbrances upon any of the assets of FindWhat or its subsidiaries;

         (p) Contracts involving annual revenues to the business of FindWhat or its subsidiaries in excess of 2.5% of FindWhat's annual revenues during any of their respective past two fiscal years;

         (q) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments involving more than US$100,000 per year or US$500,000 over the term of the Contract (or the equivalent in foreign currency);

         (r) Contracts with or for the benefit of any affiliate of FindWhat or immediate family member of any shareholder, director or officer thereof;

         (s) Contracts involving payments by FindWhat or its subsidiaries of more than US$20,000 in any one month during the past 6 months (or the equivalent foreign currency);

         (t) to FindWhat's knowledge, any Contracts that purport to limit the ability of the directors, officers, agents or employees of FindWhat or its subsidiaries to engage in or continue any conduct, activity or practice relating to the business of FindWhat or its subsidiaries, or assign to FindWhat or its subsidiaries any rights to any invention, improvement or discovery;

         (u) any cost-sharing, tax sharing or transfer pricing agreements between and among FindWhat and/or any FindWhat subsidiary and/or any related or unrelated party; and

         (v) each amendment, supplement and modification with respect to any of the foregoing.

         Except as set forth in Section 3.16 in the FindWhat Disclosure Schedule, all such Contracts and all other contracts that are individually material to the business or operations of FindWhat or its subsidiaries are valid and binding obligations of FindWhat and, to the knowledge of FindWhat, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on FindWhat or any of its subsidiaries taken as a whole. Neither FindWhat nor, to the knowledge of FindWhat, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is individually material to the business or operations of FindWhat except such violations or defaults under or terminations which, individually or in the aggregate, would not have a Material Adverse Effect on FindWhat or its subsidiaries taken as a whole. As of the date hereof, except as set forth in Section 3.16 in the FindWhat Disclosure Schedule, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under such Contracts.

3.17 Labor Matters.

         (a) Section 3.17(a) in the FindWhat Disclosure Schedule sets forth an accurate and complete list of each works council, union or other labor organization which has to be notified or consulted or with which negotiations need to be conducted in connection with the transaction contemplated by this Agreement and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to FindWhat Employees. Where required by Applicable Laws, FindWhat or any of its subsidiaries, will have, prior to the Closing

Date, properly and timely notified, or where appropriate, consulted or negotiated with, the local works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by the Agreement.

         (b) Except as set forth in Section 3.17(b) in the Disclosure Schedule, FindWhat does not have any labor contracts, collective bargaining agreements or consulting agreements providing for compensation of any individual in excess of $100,000 with any persons employed by FindWhat or any persons otherwise performing services primarily for FindWhat. FindWhat and its subsidiaries have furnished or made available to Espotting complete and correct copies of all such agreements, contracts, commitments and understandings, whether written or oral (the "FindWhat Employment and Labor Agreements") covering the FindWhat Employees. Neither FindWhat nor any of its subsidiaries has materially breached or otherwise materially failed to comply with any provisions of any FindWhat Employment or Labor Agreement, and, to the knowledge of FindWhat and each of its subsidiaries, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the knowledge of FindWhat, threatened against FindWhat or any of its subsidiaries, and FindWhat and each of its subsidiaries has not experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees. To the knowledge of FindWhat, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of FindWhat or any of its subsidiaries.

         (c) FindWhat and its subsidiaries are in material compliance with Applicable Laws and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety and payroll and wage taxes, and any federal or local human rights act.

         (d) As of the date of this Agreement or, except as set forth in Section 3.17(d) in the FindWhat Disclosure Schedule or as required by Applicable Laws,
(i) neither FindWhat nor any of its subsidiaries is a party to any outstanding employment agreements or contracts with officers or FindWhat Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) neither FindWhat nor any of its subsidiaries is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly FindWhat Employees.

3.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the audited balance sheet of FindWhat as of December 31, 2002, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.18 in the FindWhat Disclosure Schedule, to FindWhat's knowledge, FindWhat and its subsidiaries do not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due.

3.19 Operation of FindWhat's Business; Relationships. Except as set forth in
Section 3.19(b) in the FindWhat Disclosure Schedule, since December 31, 2002, and as of the date of this Agreement, no material customer of FindWhat or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from FindWhat or any of its subsidiaries and no material supplier of FindWhat or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to FindWhat or any of its subsidiaries.

3.20 Permits. FindWhat and each of its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary in each jurisdiction to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "FindWhat Permits"), except where the failure to be in possession of such FindWhat Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole, and there is no Action pending or, to the knowledge of FindWhat, threatened regarding any of the FindWhat Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole. Neither FindWhat nor any of its subsidiaries is in conflict with, or in default or violation of any of the FindWhat Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

3.21 Environmental Matters. Except for matters disclosed in Section 3.21 in the FindWhat Disclosure Schedule, (a) the properties, operations and activities of FindWhat and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past noncompliance of FindWhat or any FindWhat subsidiary with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future obligation, cost or liability; (b) FindWhat and its subsidiaries and the properties and operations of FindWhat and its subsidiaries are not subject to any existing, pending or, to the knowledge of FindWhat, threatened Action by or before any court or Governmental Authority under any Environmental Law; (c) there has been no release, discharge or emission of any Hazardous Material (as defined below) into the environment in violation of applicable Environmental Law by FindWhat or its subsidiaries or in connection with their currently leased or formerly leased properties or operations that would have a Material Adverse Effect on FindWhat or its subsidiaries taken as a whole and there has been no release, discharge or emission of any Hazardous Material into the environment in violation of applicable Environmental Law in connection with their currently owned or formerly owned properties or operations; and (d) to the knowledge of FindWhat, there has been no material exposure in violation of applicable Environmental Law of any person or property to any hazardous substance, pollutant or contaminant in connection with the currently owned or leased, or formerly owned or leased, properties, operations and activities of FindWhat and its subsidiaries that could have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole. For purposes of this Agreement, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Environmental Permit, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. For purposes of this Agreement, the term "Environmental Permit" means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

3.22 Takeover Laws. Prior to the execution of this Agreement, the board of directors of FindWhat has taken all action necessary to exempt under or make not subject to any state or foreign takeover law or state or foreign law that purports to limit or restrict business combinations or the ability to acquire or vote shares regarding: (i) the execution of this Agreement and the FindWhat Stockholder Voting Agreement, (ii) the Merger, (iii) the FindWhat Stock Option Plan (as defined in Section 5.2(g)), and (iv) the transactions contemplated hereby and by the FindWhat Stockholder Voting Agreement.

3.23 Accounts Receivable. All accounts and notes receivable of FindWhat and its subsidiaries have arisen in the ordinary course of business and the accounts receivable reserve reflected in the balance sheet of FindWhat as of March 31, 2003 is as of such date adequate and established in accordance with generally accepted accounting principles consistently applied. Since March 31, 2003, there has been no event or occurrence which would cause such accounts receivable reserve to be inadequate and which would reasonably be expected to have a Material Adverse Effect on FindWhat and its subsidiaries taken as a whole.

3.24 Insurance. Section 3.24 in the FindWhat Disclosure Schedule lists all insurance policies (including information on the premiums payable in connection therewith and the amount of coverage provided thereunder) pursuant to which FindWhat and its subsidiaries are presently insured, and during each of the past three calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. FindWhat's and its subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, all premiums to date have been paid in full, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in all material respects in amounts which are customary, adequate and suitable in relation to the business, assets and liabilities of FindWhat and its subsidiaries and all premiums to date have been paid in full. FindWhat or its covered subsidiary is a "named insured" or an "insured" under such insurance policies. FindWhat and its subsidiaries have not been refused any insurance, nor has the coverage of FindWhat or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Except as set forth in Section
3.24 in the FindWhat Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of FindWhat and its subsidiaries provide adequate coverage against loss and may be continued by FindWhat without modification or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Section 3.24 in the FindWhat Disclosure Schedule. Set forth in
Section 3.24 in the FindWhat Disclosure Schedule is the amount of the annual premium currently paid by FindWhat for its directors' and officers' liability insurance.

3.25 Opinion of Financial Advisor. FindWhat has received the opinion of its financial advisors, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to FindWhat.

3.26 Foreign Corrupt Practices Act.

         (a) FindWhat and its subsidiaries have not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

               (i) an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

               (ii) any political party or official thereof;

               (iii) any candidate for political or political party office; or

               (iv) any other individual or entity;

         while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity in items (i) - (iv).

         (b) Except as set forth in Section 3.26(b) of the FindWhat Disclosure Schedule, FindWhat and its subsidiaries have made all payments to third parties by check mailed to such third parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

         (c) Each transaction is properly and accurately recorded on the books and records of FindWhat and its subsidiaries, and each document on which entries in FindWhat's and its subsidiaries' books and records are based is complete and accurate in all material respects. FindWhat and its subsidiaries maintain a system of internal accounting controls adequate to insure that they maintain no off-the-books accounts and that their assets are used only in accordance with their respective management's directives.

         (d) No product sold or service provided by FindWhat or its subsidiaries has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

3.27 Subcorp. Subcorp was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Subcorp has not, and at the Effective Time will not have, engaged in any activities or incurred any obligations or liabilities, except the activities relating to the transactions contemplated by this Agreement and obligations and liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ESPOTTING

In order to induce Subcorp and FindWhat to enter into this Agreement, Espotting hereby represents and warrants to FindWhat and Subcorp that the statements contained in this Article IV are true, correct and complete. Only for purposes of this Article IV and the covenants of Espotting set forth in Article V, any amount expressed in Dollars shall for purposes of application to an Espotting Subsidiary in its local jurisdiction be converted into the local currency at the local rate of exchange on the date when a determination of such amount is being made. The representations and warranties contained herein are made as of December 19, 2003, unless otherwise noted.

4.1 Organization and Standing. Espotting is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Espotting Subsidiaries (as defined in Section 4.2(a)) is duly organized and validly existing under the laws of its respective jurisdiction of organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Espotting and the Espotting Subsidiaries is duly qualified or licensed to do business and is in good standing or the local law equivalent in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing in such jurisdiction would not have a Material Adverse Effect on Espotting or the Key Espotting Subsidiaries (as defined in Section 4.2(c)). Espotting is not in default in the performance, observance or fulfillment of any provision of its Amended and Restated Certificate of Incorporation, as amended (the "Espotting Certificate"), or its Bylaws, as in effect on the date hereof (the "Espotting Bylaws"). Espotting has heretofore furnished to FindWhat complete and correct copies of the Espotting Certificate and the Espotting Bylaws and the certificate of incorporation and bylaws (or other comparable organizational documents) for each of the Espotting Subsidiaries ("Espotting Subsidiary Governing Documents"), each as in effect on the date hereof. Listed in Section 4.1 in the disclosure schedule delivered by Espotting to FindWhat and dated the date hereof (the "Espotting Disclosure Schedule"), and incorporated herein by reference, is each jurisdiction in which Espotting or an Espotting Subsidiary is qualified or licensed to do business and, whether Espotting (or any Espotting Subsidiary) is in good standing or the local law equivalent as of the date of the Agreement.

4.2 Subsidiaries.

         (a) Espotting does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Espotting Subsidiaries set forth in Section 4.2(a) in the Espotting Disclosure Schedule. "Espotting Subsidiary" means any subsidiary of Espotting, which, for purposes of this Agreement, also includes Espotting Media Ireland Limited. Except as set forth in Section 4.2(a) in the Espotting Disclosure Schedule, Espotting is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Espotting Subsidiary or any other person. Except as set forth in Section 4.2(a) in the Espotting Disclosure Schedule, Espotting owns, directly or indirectly, 100% of the capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Espotting

Subsidiary) of each of the Espotting Subsidiaries. Each of the outstanding shares of capital stock or other equity interests of the Espotting Subsidiaries is (in so far as is applicable) duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Espotting free and clear of all Encumbrances.

         (b) The following information for each Espotting Subsidiary is set forth in Section 4.2(b) in the Espotting Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or capital; and (iii) the number of issued and outstanding shares of capital stock or capital and the record (legal) or beneficial owner(s) thereof. Other than as set forth in Schedule 4.2(b) in the Espotting Disclosure Schedule, the ledgers, articles of association, stock records, share certificates or local equivalent for each Espotting Subsidiary are complete and up to date and reflect the persons listed in Schedule 4.2(b) in the Espotting Disclosure Schedule as the record (legal) or beneficial owner(s) of the outstanding shares of capital stock or capital of the relevant Espotting Subsidiaries. Other than as set forth in Section 4.2(b) in the Espotting Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Espotting Subsidiary, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any Espotting Subsidiary, and neither Espotting nor any Espotting Subsidiary has any obligation of any kind to issue any additional securities of any Espotting Subsidiary or to pay for or repurchase any securities of any Espotting Subsidiary or any predecessor thereof.

         (c) The "Key Espotting Subsidiaries" are the Espotting Subsidiaries in France, Germany and the United Kingdom.

         (d) Except as set forth in Schedule 4.2(d) in the Espotting Disclosure Schedule, (i) none of the Espotting Subsidiaries has granted powers of attorney or delegations of power or other local law equivalents to any persons, (ii) each Espotting Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has full power, authority and legal right to conduct its business as it is currently being conducted, (iii) each Espotting Subsidiary is duly qualified to do business, and is in good standing, in the respective jurisdictions where the nature of its business or the ownership or leasing of its properties makes such qualification necessary and (iv) all of the powers of each Espotting Subsidiary have been duly authorized by the directors or shareholders of the relevant Espotting Subsidiary and registered with the necessary Governmental Authorities, as required under local law or the governing documents of the Espotting Subsidiary.

         (e) Except as set forth in Section 4.2(e) in the Espotting Disclosure Schedule, (i) Espotting Scandinavia AB is not a party to any agreements with third parties in Denmark and Norway with respect to the advertising, marketing and referral of Espotting business in Denmark and Norway, (ii) the agreements listed in Schedule 4.2(e) in the Espotting Disclosure Schedule comprise the only arrangements in place regarding Espotting's business in Denmark and Norway,
(iii) there are no other arrangements in place regarding Espotting's business in Denmark and Norway, including but not limited to, lease agreements, employees or governmental registration and (iv) Espotting Sweden AB is not subject to direct taxation in Denmark and Norway.

         (f) Except as set forth in Section 4.2(f) in the Espotting Disclosure Schedule, (i) Espotting Media (DE) GmbH is not a party to any agreements with third parties in Switzerland, including without limitation, with respect to the advertising, marketing and referral of Espotting business in Switzerland, (ii) the agreements listed in Schedule 4.2(f) in the Espotting Disclosure Schedule comprise the only arrangements in place regarding Espotting's business in Switzerland, (iii) there are no other arrangements in place regarding Espotting's business in Switzerland, including but not limited to, lease agreements, employees or governmental registrations, and (iv) Espotting Media
(DE) GmbH is not subject to direct taxation in Switzerland.

4.3 Corporate Power and Authority. Except as set forth in Section 4.3 of the Espotting Disclosure Schedule, Espotting has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by Espotting Stockholders, to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.3 of the Espotting Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Espotting have been duly authorized by all necessary corporate action on the part of Espotting, subject to approval of the Merger and the transactions contemplated hereby by Espotting Stockholders and the consents described in Section 4.22 below. This Agreement has been duly executed and delivered by Espotting and constitutes the legal, valid and binding obligation of Espotting enforceable against it in accordance with its terms.

4.4 Capitalization of Espotting. The authorized capital stock of Espotting consists of 35,000,000 common shares (the "Espotting Common Stock") and 5,000,000 preferred shares (the "Espotting Preferred Stock"). At the date of this Agreement, (i) 11,501,692 shares of Espotting Common Stock, par value of $.01, are issued and outstanding, (ii) no shares of Espotting Common Stock are held as treasury stock (which does not include shares of Espotting Common Stock reserved for issuance as set forth in clause (iii) below), (iii) 9,785,683 shares of Espotting Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities (including the Loan Notes) granted or issuable by Espotting, and (iv) 60 shares of Espotting Preferred Stock designated Series A Preferred Stock, par value of $.01 are issued and outstanding. The Espotting Common Stock and the Espotting Preferred Stock are referred to herein collectively as the "Espotting Capital Stock." Each outstanding share of Espotting Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. As of the date hereof, and other than as set forth in the first sentence hereof, in the Option Schedule (as defined below), or in Section 4.4 in the Espotting Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Espotting of any securities of Espotting, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Espotting Capital Stock, and neither Espotting nor any Espotting Subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Espotting or any predecessor. The issuance and sale of all of the shares of Espotting Capital Stock described in this Section 4.4 have been in compliance in all material respects with applicable securities laws. Set forth in Section 4.4 in the Espotting Disclosure Schedule is an accurate and complete list of the names of all holders of issued and outstanding stock in the capital of Espotting, and the number and class of shares held by each such Espotting

Stockholder. Set forth in Section 4.4 in the Espotting Disclosure Schedule is an accurate and complete list (the "Option Schedule") of the names of all holders of options or warrants to purchase Espotting Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto. Espotting Media (UK) Limited ("Espotting UK") has issued redeemable secured loan notes in an aggregate principal amount of GBP 8,848,996 (the "Loan Notes") and 15% Convertible Secured Loan Notes in the aggregate principal amount of USD $4,950,000 (the "C Loan Notes"). Upon conversion of all the Espotting Loan Notes immediately prior to the Effective Time, the number of Espotting Common Stock to be issued by Espotting as a result of such conversion will be 7,596,836. Section
4.4 of the Espotting Disclosure Schedule sets forth a summary of the terms of all convertible debentures, notes and all other debt and security instruments to which Espotting has become a party since June 17, 2003. Except as set forth in
Section 4.4 in the Espotting Disclosure Schedule, Espotting has not agreed to register any securities of Espotting or of any of the Espotting Subsidiaries under the Securities Act or under any applicable securities law or granted registration rights to any person or entity (other than agreements with respect to registration rights that are no longer in effect as of the date of this Agreement); complete and correct copies of all such agreements have previously been provided to FindWhat.

4.5 Conflicts; Consents and Approvals. Except as set forth in Section 4.5 in the Espotting Disclosure Schedule, neither the execution and delivery of this Agreement by Espotting, nor the consummation of the transactions contemplated hereby or thereby will:

         (a) conflict with, or result in a breach of any provision of, the Espotting Certificate or the Espotting Bylaws or the Espotting Subsidiary Governing Documents;

         (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Espotting or any of the Espotting Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Espotting or any of the Espotting Subsidiaries is a party, including without limitation any Contract;

         (c) violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with any law; or (ii) Applicable Law relating to Espotting or any of the Espotting Subsidiaries or any of their respective properties or assets; or

         (d) require any action or consent or approval of, or review by, or registration or filing by Espotting or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by Espotting Stockholders, (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (iii) the filing of notification and report forms under the HSR Act and the expiration or termination of any applicable waiting period thereunder, and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 in the Espotting Disclosure Schedule; except, in the case of clause (b), as set forth in Section 4.5 in the Espotting Disclosure Schedule or which would not be material to the business and operations of Espotting or any Key Espotting Subsidiary, and in the case of clauses (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.6 Brokerage and Finders' Fees. Except as set forth in Section 4.6 in the Espotting Disclosure Schedule, neither Espotting nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Espotting or any of its affiliates, any brokerage, finders' or similar fee in connection with the transactions contemplated by this Agreement.

4.7 Registration Statement; Proxy Statement. None of the information provided or to be provided in writing by Espotting for inclusion or incorporation by reference in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the FindWhat Stockholders Meeting, will contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information provided by FindWhat specifically for inclusion or incorporation by reference therein.

4.8 Espotting Financial Statements.

         (a) Except as set forth in Section 4.8(a) in the Espotting Disclosure Schedule, from its date of incorporation Espotting and the Espotting Subsidiaries have, in all material respects, maintained their minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance with Applicable Law and sound business practices. The minute books of Espotting and the Espotting Subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. None of the Espotting Subsidiaries has taken any actions or engaged in any activities that required a shareholder or quotaholder resolution with respect to such Espotting Subsidiary approving the same under relevant local law. From April 1, 2003 Espotting and the Espotting Subsidiaries have, in all material respects, maintained their books of account in accordance with Applicable Law and sound business practices and have maintained an adequate system of internal controls. Such books of account of Espotting and the Espotting Subsidiaries are complete and correct in all material respects, and fairly and accurately reflect the income, expenses, assets and liabilities of Espotting and the Espotting Subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the Espotting Financial Statements. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same, and copies thereof have been provided to FindWhat.

         (b) Each of the Espotting Audited Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated and fairly present the financial condition and results of operations of Espotting and the Espotting Subsidiaries as of the dates thereof and for the periods indicated therein. The Espotting Audited Consolidated Financial Statements are attached on Schedule 4.8(b). For purposes of this Agreement, the term "Espotting Audited Consolidated Financial Statements" means (i) the consolidated audited balance sheets of Espotting and the Espotting Subsidiaries for the fiscal years ending as of March 31, 2001, 2002, and 2003, and the related audited statements of income, expenses, retained earnings and cash flow, and changes in stockholders' equity, (ii) the consolidated audited balance sheet and statement of operations for the nine months ending December 31, 2003.

         (c) Except as set forth in Section 4.8(c) in the Espotting Disclosure Schedule (i) none of the Espotting Subsidiaries suffers from capital impairment or local law equivalent and none of the Espotting Subsidiaries has any liability for any fees, penalties or fines resulting from its capital impairment, (ii) all of the Espotting Subsidiaries have, or will have prior to the Effective Time, taken such steps to cure their capital impairment or made such filings or notices to the relevant Governmental Authorities as required under local law, and (iii) none of the Espotting Subsidiaries will require a capital infusion under Applicable Law prior to the Effective Time with respect to their capital impairment.

4.9 Compliance with Law. Except as set forth in Section 4.9 in the Espotting Disclosure Schedule, Espotting and each of the Espotting Subsidiaries are in compliance, in all material respects, and at all times since January 1, 2002 have been in compliance, in all material respects, with all Applicable Laws relating to Espotting, the Espotting Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of Espotting or any Key Espotting Subsidiary. Except as disclosed in Section 4.9 in the Espotting Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Espotting or any of the Espotting Subsidiaries is pending, or, to the knowledge of Espotting, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.10 Litigation. Section 4.10 in the Espotting Disclosure Schedule sets forth each instance in which Espotting or an Espotting Subsidiary is subject to an Action pending, or to the knowledge of Espotting, threatened against Espotting or an Espotting Subsidiary. Since January 1, 2002, neither Espotting nor any of the Espotting Subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

4.11 No Material Adverse Change. Except as set forth in Section 4.11 in the Espotting Disclosure Schedule, since January 1, 2002, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of Espotting or any Key Espotting Subsidiary or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.12 Taxes.

         (a) Except as set forth in Section 4.12(a) in the Espotting Disclosure Schedule, and except as would not have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary, Espotting and the Espotting Subsidiaries have timely filed all Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Espotting or the Espotting Subsidiaries prior to the date hereof. All such Tax Returns and reports are true and correct (except for such inaccuracies which are individually, and in the aggregate, not material), and Espotting and the Espotting Subsidiaries have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. Except as disclosed in Section 4.12(a) in the Espotting Disclosure Schedule, neither Espotting nor any of the Espotting Subsidiaries have any liability for Taxes that is materially in excess of the amount reserved on its March 31, 2003 unaudited balance sheet, or any more recent balance sheet. Neither Espotting nor any Espotting Subsidiary has requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. Neither Espotting nor any of the Espotting Subsidiaries has received notice of any deficiencies for any material Tax from any taxing authority, against Espotting or any of the Espotting Subsidiaries. Except as set forth in Section 4.12(a) in the Espotting Disclosure Schedule, neither Espotting nor any of the Espotting Subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made. Neither Espotting nor any of the Espotting Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Espotting or any of the Espotting Subsidiaries (other than liens for Taxes not yet due). Except as set forth in
Section 4.12(a) in the Espotting Disclosure Schedule, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where none of Espotting or the Espotting Subsidiaries files Tax Returns that Espotting or any of the Espotting Subsidiaries is or may be subject to taxation by that jurisdiction.

         (b) Except as set forth in Section 4.12(b) in the Espotting Disclosure Schedule, neither Espotting nor any of the Espotting Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither Espotting nor any of the Espotting Subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Espotting or any of the Espotting Subsidiaries that (i) requires Espotting or any of the Espotting Subsidiaries to make any Tax payment to or for the account of any other person,
(ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Espotting or any of the Espotting Subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Espotting or any of the Espotting Subsidiaries, from any other person, in each case other than with respect to each other.

         (c) Except as set forth in Section 4.12(c) of the Espotting Disclosure Schedule, Espotting and the Espotting Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (d) Neither Espotting nor any of the Espotting Subsidiaries has agreed to or is required to make any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Espotting or any of the Espotting Subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of Espotting or any of the Espotting Subsidiaries.

         (e) Neither Espotting nor any of the Espotting Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

         (f) Neither Espotting nor any of the Espotting Subsidiaries is or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

         (g) Neither Espotting nor any of the Espotting Subsidiaries is or has been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

         (h) Section 4.12(h) in the Espotting Disclosure Schedule lists (i) each Espotting Subsidiary which has a Tax loss, (ii) with respect to such Espotting Subsidiary, the validity of the deductions giving rise to such Tax loss for Tax purposes, and (iii) the amount of each Tax loss in each jurisdiction.

         (i) Except for the group for which Espotting is presently a member, Espotting has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of the Espotting Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), except where Espotting was the common parent corporation of such affiliated group.

         (j) Neither Espotting nor any Espotting Subsidiary has any liability for the Taxes of any person other than any of Espotting or any Espotting Subsidiary, under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         (k) All material elections with respect to Taxes affecting Espotting or any Espotting Subsidiary as of the date of this Agreement are set forth in
Section 4.12(k) in the Espotting Disclosure Schedule.

         (l) Neither Espotting nor any Espotting Subsidiary has any excess loss account (as defined in Treasury Regulation Section 1.1502-19 or any similar provision of state, local or foreign law) with respect to the stock of any Espotting Subsidiary.

         (m) Neither Espotting nor any Espotting Subsidiary has participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

         (n) Espotting and each Espotting Subsidiary is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the Merger and the other transactions contemplated by this Agreement will not have any adverse effect on such compliance.

4.13 Intellectual Property.

         (a) Set forth in Section 4.13(a) in the Espotting Disclosure Schedule is an accurate and complete list of (i) all material foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all material copyright applications and registrations and all other material Intellectual Property rights owned or used by Espotting or any of the Espotting Subsidiaries and (ii) all agreements to which Espotting or any of the Espotting Subsidiaries is a party which concern any of their material Intellectual Property. Other than the Intellectual Property set forth in Section 4.13(a) in the Espotting Disclosure Schedule (the "Espotting Intellectual Property"), no name, material internet domain name, know-how, patent, invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Espotting and the Espotting Subsidiaries in substantially the same manner as such business is presently conducted. Except as set forth in Section 4.13(a) in the Espotting Disclosure Schedule (i) Espotting or one of the Espotting Subsidiaries owns, free and clear of any Encumbrances, including without limitation the moral rights of any third party (including without limitation any Espotting Employees or Espotting Consultants (as defined in Section 4.17(b)), or has sufficient rights to, the Espotting Intellectual Property; (ii) no written claim of invalidity or ownership with respect to the Espotting Intellectual Property has been made by a third party and such Espotting Intellectual Property is not the subject of any pending or, to the knowledge of Espotting, threatened Action; (iii) no person or entity has asserted in writing that, with respect to the Espotting Intellectual Property, Espotting or an Espotting Subsidiary or licensee of Espotting is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iv) all fees, annuities, royalties, honoraria and other payments which are due from Espotting or one of the Espotting Subsidiaries on or before the date of this Agreement for any of the Espotting

Intellectual Property and agreements related to the Espotting Intellectual Property have been paid; (v) to the knowledge of Espotting, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Espotting Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (vi) to the knowledge of Espotting, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Espotting and the Espotting Subsidiaries; (vii) to the knowledge of Espotting there exists no (A) prior act that would void or invalidate any of the Espotting Intellectual Property or (B) conduct or use by Espotting or any of the Espotting Subsidiaries or any third party that would void or invalidate any of the Espotting Intellectual Property; and (viii) the execution, delivery and performance of this Agreement by Espotting, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Espotting Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Espotting Intellectual Property or in any way impair the right of Espotting or any of the Espotting Subsidiaries, subject to Section 4.13(a)(v), to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Espotting Intellectual Property.

         (b) Espotting and the Espotting Subsidiaries have taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, and to the extent required by Applicable Law, material patent applications and their related inventions prior to the issuance of a patent registration contained in the Espotting Intellectual Property (including entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all appropriate officers, directors, employees and third-party consultants of Espotting and the Espotting Subsidiaries). Espotting has taken reasonable and appropriate steps to safeguard and maintain ownership of all material trade secrets, copyrights and patents contained in the Espotting Intellectual Property which it owns (including entering into appropriate agreements with all officers, directors, employees and third-party consultants of Espotting as necessary to safeguard, maintain and vest ownership of such rights in Espotting).

4.14 Title to and Condition of Properties. Except as set forth in Section 4.14 in the Espotting Disclosure Schedule, Espotting or one of the Espotting Subsidiaries owns or has the right to use under valid leases, subleases and licenses all real property, plants, machinery and equipment necessary for the conduct of the business of Espotting and the Espotting Subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Espotting or any of the Key Espotting Subsidiaries.

4.15 Employee Benefit Plans.

         (a) As used in this Agreement, the following terms have the meanings given below:

         "Espotting Controlled Group Liability" means any and all liabilities
(i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Espotting Plans.

         "Espotting Employee" means a person who is, as of the Effective Time, an active or inactive employee of Espotting or any of its subsidiaries.

         "Espotting Plans" means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to Espotting or to any of the Espotting Subsidiaries, and whether covering one person or more than one person, sponsored or maintained by Espotting or any the Espotting Subsidiaries or to which Espotting or any of the Espotting Subsidiaries contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term "Espotting Plans" includes each "employee pension benefit plan" as defined in Section 3(2) of ERISA, each "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

         (b) Section 4.15(b) in the Espotting Disclosure Schedule lists all Espotting Plans. With respect to each Espotting Plan, Espotting has made available to FindWhat a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Espotting Plan, including without limitation all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
(ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the documents made available to FindWhat pursuant to the preceding sentence and subject to the amendment to the EMI Plan specified in
Section 5.3(e) and the European Plan specified in Section 5.3(f), there are no amendments to any Espotting Plan that have been adopted or approved nor has Espotting or any of the Espotting Subsidiaries undertaken to make any such amendments or to adopt or approve any new Espotting Plan.

         (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Espotting Plan that is intended to be a Qualified Plan and, to the knowledge of Espotting, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Espotting Plan that is a Qualified Plan or the related trust.

         (d) All material contributions required to be made by Espotting or any of the Espotting Subsidiaries or any of their respective ERISA Affiliates to any Espotting Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

         (e) Except as set forth in Section 4.15(e) in the Espotting Disclosure Schedule, each Espotting Plan has been maintained and administered in material compliance with its terms and Applicable Law, including ERISA and the Code. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to an Espotting Plan or the imposition of any lien on the assets of Espotting or any of the Espotting Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code with respect to an Espotting Plan. Any Benefit Obligations under any Espotting Plan as of the Closing Date have been appropriately reflected on the books and records of the Espotting Plan sponsor in accordance with Applicable Law, past practices and generally accepted accounting principles in the local jurisdiction. Except as set forth in Section 4.15(e) in the Espotting Disclosure Schedule, all Benefit Obligations under any Espotting Plans as of the Closing Date will, to the extent required by Applicable Law, be fully covered by cash, insurance contracts, or other assets set aside for this purpose, the fair market value of which shall be no less than the amount of such Benefit Obligations.

         (f) No Espotting Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No Espotting Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has Espotting or any of the Espotting Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

         (g) There does not now exist, and there are no existing circumstances that could reasonably be expected to result in any material Espotting Controlled Group Liability that would be a liability of Espotting or any of the Espotting Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Espotting nor any of the Espotting Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in
Section 4069 or Section 4204 of ERISA.

         (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law) and except as set forth in Section 4.15(h) in the Espotting Disclosure Schedule, neither Espotting nor any of the Espotting Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Espotting, there has been no communication to employees of Espotting or the Espotting Subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits.

         (i) Except as disclosed in Section 4.15(i) in the Espotting Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Espotting or any of the Espotting Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.15(i) in the Espotting Disclosure Schedule, no amount paid or payable by Espotting or any of the Espotting Subsidiaries in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (j) Except as disclosed in Section 4.15(j) in the Espotting Disclosure Schedule, there are no pending or to the knowledge of Espotting threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Espotting Plans, any fiduciaries thereof with respect to their duties to the Espotting Plans or the assets of any of the trusts under any of the Espotting Plans that would reasonably be expected to result in any material liability of Espotting or any of the Espotting Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

         (k) Section 4.15(k) in the Espotting Disclosure Schedule sets forth the names of all directors and officers of Espotting or any of the Espotting Subsidiaries, and the total current salary, bonus eligibility, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) each will receive in the Espotting fiscal year ending March 31, 2004. Section 4.15(k) in the Espotting Disclosure Schedule also lists and describes the current compensation of any other employee of Espotting or any of the Espotting Subsidiaries whose total current salary and maximum bonus opportunity exceeds $150,000 annually. Section 4.15(k) in the Espotting Disclosure Schedule also sets forth the liability of Espotting and the Espotting Subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 4.15(k) in the Espotting Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Espotting. Except as set forth in Section 4.15(k) in the Espotting Disclosure Schedule, no officer, director, or employee of Espotting or any other affiliate of Espotting, or any immediate family member of any of the foregoing, provides or causes to be provided to Espotting any material assets, services or facilities and Espotting does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

         (l) Except as set forth in Section 4.15(l) of the Espotting Disclosure Schedule, no Espotting Plan is subject to the laws of any jurisdiction outside of the United States.

         (m) Except as set forth in Section 4.15(m) of the Espotting Disclosure Schedule, no Espotting Employee is a resident of the United States.

4.16 Contracts. Section 4.16 in the Espotting Disclosure Schedule lists as of the date hereof, and Espotting has provided FindWhat with complete and accurate copies of, each Contract, other than Espotting Plans, to which Espotting or any of the Espotting Subsidiaries is a party and which falls within any of the following categories:

         (a) Contracts not entered into in the ordinary course of Espotting's business and that involve expenditures or receipts by Espotting or the Espotting Subsidiaries of US$20,000 per month (or the equivalent in foreign currency);

         (b) Joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

         (c) portal and like agreements which involve payments of more than US$20,000 in any one month during the past 6 months (or the equivalent in foreign currency);

         (d) Contracts which are service contracts, (including without limitation outsourcing agreements, application service provider agreements, hosting agreements and data center management agreements) software license agreements or equipment leases or which require the delivery of goods or materials and which involve payments of more than US$20,000 in any one month during the past 6 months (or the equivalent in foreign currency);

         (e) Contracts containing covenants purporting to limit the freedom of Espotting or the Espotting Subsidiaries to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit Espotting or any Key Espotting Subsidiary to use the applicable software only in particular business lines, languages or geographic areas);

         (f) Contracts which after the Effective Time would have the effect of limiting the freedom of FindWhat or its subsidiaries (other than Espotting and the Espotting Subsidiaries) to compete in any line of business or in any geographic area or to hire any individual or group of individuals;

         (g) Contracts providing for the payments based on sales, revenue sharing, purchases or profits, other than direct payments for goods or services in excess of US$20,000 per month (or the equivalent in foreign currency);

         (h) powers of attorney that are currently outstanding;

         (i) Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

         (j) Contracts which contain minimum purchase conditions in excess of US$100,000 (or the equivalent in foreign currency) or requirements or other terms that restrict or limit the purchasing relationships of Espotting or its affiliates, or any customer, licensee or lessee thereof;

         (k) Contracts relating to any outstanding commitment for capital expenditures in excess of US$250,000 (or the equivalent in foreign currency);

         (l) Contracts relating to the lease, sublease, occupancy, license, installment or conditional sale affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property involving any annual expense or price in excess of US$100,000 (or the equivalent in foreign currency) and not cancelable by Espotting or the Espotting Subsidiaries (without premium or penalty) within one month;

         (m) Contracts with any labor organization, union, employee representative or group of employees;

         (n) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

         (o) Contracts providing for the creation of any Encumbrance upon any of the assets of Espotting or the Espotting Subsidiaries;

         (p) Contracts involving annual revenues to the business of Espotting or the Espotting Subsidiaries in excess of 2.5% of Espotting's annual revenues during any of their respective past two fiscal years;

         (q) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments involving more than US$100,000 per year or US$500,000 over the term of the Contract (or the equivalent in foreign currency);

         (r) Contracts with or for the benefit of any affiliate of Espotting or immediate family member of any shareholder, director or officer thereof;

         (s) Contracts involving payments by Espotting or the Espotting Subsidiaries of more than US$20,000 in any one month during the past 6 months (or the equivalent in foreign currency);

         (t) to Espotting's knowledge, any Contracts that purport to limit the ability of the directors, officers, agents or employees of Espotting or the Espotting Subsidiaries to engage in or continue any conduct, activity or practice relating to the business of Espotting or the Espotting Subsidiaries, or assign to Espotting or the Espotting Subsidiaries any rights to any invention, improvement or discovery;

         (u) any cost-sharing, tax-sharing or transfer pricing agreements between and among any of the Espotting Subsidiaries or any of the Espotting Subsidiaries and any related or unrelated party; and

         (v) each amendment, supplement and modification with respect to any of the foregoing.

         Except as set forth in Section 4.16 in the Espotting Disclosure Schedule, all such Contracts and all other contracts that are individually material to the business or operations of Espotting or the Espotting Subsidiaries are valid and binding obligations of Espotting and, to the knowledge of Espotting, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not have a Material Adverse Effect on Espotting or any of the Key Espotting Subsidiaries.. Neither Espotting nor, to the knowledge of

Espotting, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is individually material to the business or operations of Espotting except such violations or defaults under or terminations which would not have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary. As of the date hereof, except as set forth in Section 4.16 in the Espotting Disclosure Schedule, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable under such Contracts.

4.17 Labor Matters.

         (a) Section 4.17(a) in the Espotting Disclosure Schedule sets forth an accurate and complete list of each works council, union or other labor organization which has to be notified or consulted or with which negotiations need to be conducted in connection with the transaction contemplated by this Agreement and each collective bargaining agreement which has any impact on the terms and conditions of employment with respect to Espotting Employees. Where required by Applicable Laws, Espotting or any of the Espotting Subsidiaries, will have, prior to the Closing Date, properly and timely notified, or where appropriate, consulted or negotiated with, the local works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by the Agreement.

         (b) Except as set forth in Section 4.17(b) in the Espotting Disclosure Schedule, neither Espotting nor any Espotting Subsidiary has any labor union contracts, collective bargaining agreements or consulting agreements providing for compensation of any individual in excess of $100,000 with any persons employed by Espotting or any persons otherwise performing services primarily for Espotting or any Espotting Subsidiary ("Espotting Consultants"). Espotting and the Espotting Subsidiaries have furnished or made available to FindWhat complete and correct copies of all such agreements, contracts, commitments and understandings, whether written or oral (the "Espotting Employment and Labor Agreements") covering the Espotting Employees or the Espotting Consultants. Neither Espotting nor any of the Espotting Subsidiaries has materially breached or otherwise materially failed to comply with any provisions of any Espotting Employment or Labor Agreement, and, to the knowledge of Espotting or any Espotting Subsidiary, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the knowledge of Espotting, threatened against Espotting or any Espotting Subsidiary, and neither Espotting nor any Espotting Subsidiary has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees. To the knowledge of Espotting, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Espotting or any of the Espotting Subsidiaries.

         (c) Espotting and the Espotting Subsidiaries are in material compliance with Applicable Law and their own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety and payroll and wage taxes, and any foreign, federal or local human rights act.

         (d) As of the date of this Agreement or, except as set forth in Section 4.17(d) in the Espotting Disclosure Schedule or as required by Applicable Laws,
(i) neither Espotting nor any of the Espotting Subsidiaries is a party to any outstanding employment agreements or contracts with officers, managers and directors (or foreign equivalent) or Espotting Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) neither Espotting nor any of the Espotting Subsidiaries is a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly Espotting Employees.

4.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated, unaudited balance sheet of Espotting as of December 31, 2003, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.18 in the Espotting Disclosure Schedule, to Espotting's knowledge, Espotting and the Espotting Subsidiaries do not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due.

4.19 Operation of Espotting's Business; Relationships.

         (a) Since December 31, 2002, neither Espotting nor any Espotting Subsidiaries has, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects Section 5.3(d) except as set forth in Section 4.19(a) in the Espotting Disclosure Schedule.

         (b) Except as set forth in Section 4.19(b) in the Espotting Disclosure Schedule, since December 31, 2002, and as of the date of this Agreement, no material customer of Espotting or any of the Key Espotting Subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Espotting or any of the Key Espotting Subsidiaries and no material supplier of Espotting or any of the Key Espotting Subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Espotting or any of the Key Espotting Subsidiaries, in each case, the effect of which would reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.20 Permits. Espotting and each of the Espotting Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary in each jurisdiction to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Espotting Permits"), except where the failure to be in possession of such Espotting Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary, and there is no Action pending or, to the knowledge of Espotting, threatened regarding any of the Espotting Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary. Neither Espotting nor any of the Key Espotting Subsidiaries is in conflict with, or in default or violation of any of the Espotting Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.21 Environmental Matters. Except for matters disclosed in Section 4.21 in the Espotting Disclosure Schedule, (a) the properties, operations and activities of Espotting and the Espotting Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of Espotting or any Espotting Subsidiary with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Espotting and the Espotting Subsidiaries and the properties and operations of Espotting and the Espotting Subsidiaries are not subject to any existing, pending or, to the knowledge of Espotting, threatened Action by or before any court or Governmental Authority under any Environmental Law; (c) there has been no release, discharge or emission of any Hazardous Material into the environment in violation of applicable Environmental Law by Espotting or the Espotting Subsidiaries or in connection with their currently leased or formerly leased properties or operations that would have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary and there has been no release, discharge or emission of any Hazardous Material into the environment in violation of applicable Environmental Law in connection with their currently owned or formerly owned properties or operations; and (d) to the knowledge of Espotting, there has been no material exposure in violation of applicable Environmental Law of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Espotting and the Espotting Subsidiaries that could have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.22 Board Recommendation; Required Vote. The board of directors of Espotting, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of the directors then in office (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Espotting Stockholders,
(ii) resolved to recommend that the holders of the shares of Espotting Capital Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Espotting Board Recommendation"), and (iii) approved and directed the appropriate officers of Espotting to take the actions set forth in
Section 5.3(d)(vii) and Section 5.3(e). The affirmative vote of holders of a majority of the outstanding shares of Espotting Capital Stock to approve the Merger, the consent of Beringea or a majority of the outstanding principal amount of the Loan Notes and the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock of Espotting are the only votes of the holders of any class or series of Espotting Capital Stock or third parties necessary to adopt the Agreement and approve the transactions contemplated hereby.

4.23 Takeover Laws. Neither Espotting nor any Espotting Subsidiary is subject to any state or foreign takeover law or state or foreign law that purports to limit or restrict business combinations or the ability to acquire or vote shares regarding: (i) the execution of this Agreement and the Espotting Stockholder Voting Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and by the Espotting Stockholder Voting Agreement.

4.24 Accounts Receivable. All accounts and notes receivable of Espotting and the Espotting Subsidiaries have arisen in the ordinary course of business and the accounts receivable reserve reflected in the unaudited balance sheet of Espotting as of December 31, 2003 is as of such date adequate and established in accordance with generally accepted accounting principles consistently applied, subject to the absence of notes. Since December 31, 2003, there has been no event or occurrence which would cause such accounts receivable reserve to be inadequate, and which would reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

4.25 Insurance. Section 4.25 in the Espotting Disclosure Schedule lists all insurance policies (including information on the premiums payable in connection therewith and the amount of coverage provided thereunder) pursuant to which Espotting and the Espotting Subsidiaries are presently insured and during each of the past three calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Espotting's and the Espotting Subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, all premiums to date have been paid in full, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in all material respects in amounts which are customary, adequate and suitable in relation to the business, assets and liabilities of Espotting and the Espotting Subsidiaries and all premiums to date have been paid in full. Espotting or its covered Espotting Subsidiary is a "named insured" or an "insured" under such insurance policies. Espotting and the Espotting Subsidiaries have not been refused any insurance, nor has the coverage of Espotting or any of the Espotting Subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Except as set forth in Section 4.26 in the Espotting Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Espotting and the Espotting Subsidiaries provide adequate coverage against loss and may be continued by the Surviving Corporation without modification or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Section 4.25 in the Espotting Disclosure Schedule. Set forth in Section 4.25 in the Espotting Disclosure Schedule is the amount of the annual premium currently paid by Espotting for its directors' and officers' liability insurance.

4.26 Employment Agreements. As of the date hereof, Espotting has entered into conditional employment agreements with Messrs. Daniel Ishag, Seb Bishop, and Jonathan Bunis, which will become effective at the Effective Time and copies of which are set forth as Exhibits 4.26(a), (b) and (c), and has terminated all conditional employment agreements that it previously entered into with the individual listed on Section 4.26 of the Espotting Disclosure Schedule.

4.27 Opinion of Financial Advisor. Espotting has received the opinion of its financial advisors, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the holders of Espotting Capital Stock is fair from a financial point of view.

4.28 Data Protection Matters. Except for matters disclosed in Section 4.28 in the Espotting Disclosure Schedule:

         (a) the policies, operations and activities of Espotting and the Espotting Subsidiaries are in compliance in all material respects with all applicable Data Protection Laws and all past noncompliance of Espotting or any Espotting Subsidiary with any Data Protection Laws has been resolved without any pending, ongoing or future obligation, cost or liability.

         (b) Espotting and the Espotting Subsidiaries and the policies, operations and activities of Espotting and the Espotting Subsidiaries are not subject to any existing, pending or, to the knowledge of Espotting, threatened Action by or before any court or Governmental Authority under any Data Protection Law.

         (c) Espotting and the Espotting Subsidiaries are permitted under all applicable Data Protection Laws and written or oral contracts, agreements, commitments, policies, or other obligations or representations, to transfer and disclose any and all Personal Data (as defined below) to FindWhat and Subcorp as necessary or relevant in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, without obtaining any further consent or approval (whether explicit, unambiguous, express or implied) from an individual, labor organization, Governmental Authority, or other third party, without amending any filings or registrations with Governmental Authorities, and without taking any other steps prior to such disclosure, except that this Section 4.28(c) shall not apply to international transfers of Personal Data by Espotting or any Espotting Subsidiary to FindWhat and Subcorp unless FindWhat and Subcorp publicly declare compliance with the Safe Harbor Privacy Principles, or otherwise provide "adequate safeguards," as defined by the European Commission, for Personal Data.

         (d) The term "Data Protection Laws" means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data. "Personal Data" means any and all information that Espotting or the Espotting Subsidiaries maintain or otherwise process that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of Espotting or the Espotting Subsidiaries, and including any natural persons who are employees of or contractors to any of the foregoing.

4.29 Foreign Corrupt Practices Act.

         (a) Espotting and the Espotting Subsidiaries have not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

               (i) an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

               (ii) any political party or official thereof;

               (iii) any candidate for political or political party office; or

               (iv) any other individual or entity;

         while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity in items (i) - (iii).

         (b) Except as set forth in Section 4.29(b) of the Espotting Disclosure Schedule, Espotting and the Espotting Subsidiaries have made all payments to third parties by check mailed to such third parties' principal place of business or by wire transfer to a bank located in the same jurisdiction as such party's principal place of business.

         (c) Each transaction is properly and accurately recorded on the books and records of Espotting and the Espotting Subsidiaries, and each document on which entries in Espotting's and the Espotting Subsidiaries' books and records are based is complete and accurate in all material respects. Espotting and the Espotting Subsidiaries maintain a system of internal accounting controls adequate to insure that they maintain no off-the-books accounts and that their assets are used only in accordance with their respective management's directives.

         (d) No product sold or service provided by Espotting or the Espotting Subsidiaries has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

4.30 EMI Option Agreements. In respect of each option granted by Espotting under the EMI Plan, Espotting and the option holder are parties to an option agreement providing that (i) the board of directors of Espotting has absolute discretion to accelerate the vesting of the option upon the option holder becoming entitled to receive an exchange of options in the event of a transaction such as the Merger, (ii) the option holder will accept and pay for any liability for UK secondary Class 1 National Insurance Contributions ("Employer's NICs") which may arise on the exercise, assignment, release or cancellation of the option, (iii) Espotting may collect the Employer's NICs from salary payments due to the option holder, directly from the option holder or by selling some of the shares which the option holder is entitled to receive on the exercise of the option, and (iv) the option holder will provide any additional consents or formal elections required to accomplish the foregoing.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

The parties hereto agree that:

5.1 Mutual Covenants.

         (a) Reasonable Efforts; Notification. Each of FindWhat and Espotting shall cooperate with the other party in connection with any filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction. If applicable, the parties shall make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act, with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement, and comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions.

               (i) Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under any Antitrust Laws.

               (ii) Each of FindWhat and Espotting shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Antitrust Laws and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of FindWhat and Espotting shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement FindWhat and Espotting decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of FindWhat and Espotting shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under any Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

               (iii) Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on FindWhat or Espotting from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, the Prospectus and the Registration Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

               (iv) Notwithstanding anything to the contrary in this Agreement,
(A) neither FindWhat nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on FindWhat combined with the Surviving Corporation after the Effective Time,
(B) prior to the Effective Time, neither Espotting nor any of the Espotting Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Espotting or any Espotting Subsidiary, (C) neither party nor their respective subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized from consummation of the Merger and (D) neither party shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party.

         (b) Public Announcements. FindWhat and Espotting shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or public statements with respect to the transactions contemplated by this Agreement, including the Merger. Espotting shall not issue any press release or make any public statement without FindWhat's prior written consent, except as may be required by Applicable Law or court process.

         (c) [Reserved]

         (d) Access to Information; Confidentiality. Upon reasonable notice, each party shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any Applicable Law requires such party or its subsidiaries to restrict access to any properties or information,
(ii) providing such access would result in the loss of the attorney-client privilege, (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement or (iv) the documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable Antitrust Laws. The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Reciprocal Nondisclosure Agreement dated as of January 22, 2003, between FindWhat and Espotting (as it may be amended from time to time, the "Confidentiality Agreement") except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Each party shall make all reasonable best efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated. Any investigation by FindWhat or Espotting shall not affect the representations and warranties of Espotting or FindWhat, as the case may be.

         (e) Notices of Certain Events. Each party hereto shall promptly notify the other parties orally and in writing of:

               (i) the receipt by such party or any of such party's subsidiaries of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) subject to any applicable legal restrictions, the receipt by such party or any of such party's subsidiaries of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

               (iii) such party's obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting any of FindWhat, Subcorp or Espotting, as the case may be, or any of their respective subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

               (iv) such party's obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         (f) Preparation of Registration Statement. FindWhat shall, as soon as is reasonably practicable following the date of this Agreement, prepare and file with the Commission the Registration Statement, in which the Proxy Statement will be included as a prospectus. The Registration Statement shall register the issuance of FindWhat Common Shares in connection with the Merger. Subject to
Section 5.1, FindWhat shall use its reasonable best efforts to: (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (ii) cause the Proxy Statement to be mailed to the FindWhat Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and (iii) maintain the effectiveness of the Registration Statement through the Effective Time. FindWhat shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of FindWhat Common Shares in the Merger, upon the exercise of FindWhat Exchange Options, and upon the issuance of such other FindWhat securities in connection with the transactions contemplated by this Agreement. Subject to Section 5.1, Espotting shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Espotting Stockholders as promptly as practicable after the Registration Statement is declared effective, along with such other information as it deems appropriate to meet the requirements of Applicable Law in the solicitation of the approvals of its stockholders pursuant to Section 5.3(a). FindWhat and Espotting shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to, or requests for amendment of the Registration Statement received from the Commission. FindWhat shall provide Espotting with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the Commission, and shall provide Espotting with a copy of all such filings made with the Commission. Notwithstanding any other provision herein to the contrary, the Registration Statement shall not be filed, and no amendment or supplement to the Registration Statement or Proxy Statement shall be made without the approval of the information included by the party that supplied that information. If at any time prior to the Effective Time any information relating to FindWhat or Espotting, or any of their respective affiliates, officers or directors, should be discovered by FindWhat or Espotting which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of FindWhat and Espotting.

         (g) Rule 145. Prior to the Effective Time, Espotting shall deliver to FindWhat a list identifying persons who would, in its opinion, be deemed "affiliates" of Espotting for purposes of Rule 145 under the Securities Act (the "Espotting Affiliates"). Espotting shall cause each person who is identified as an Espotting Affiliate to deliver to FindWhat on or prior to the Effective Time a written agreement, in such form as set forth in Exhibit C, that he or she will not offer to sell, sell or otherwise dispose of any of the FindWhat Common Shares issued to him or her in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or pursuant to an exemption from the registration requirements under the Securities Act. FindWhat shall be entitled to place appropriate legends on the certificates evidencing the FindWhat Common Shares to be received by Espotting Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the FindWhat Common Shares, to the effect that the shares received or to be received by such Espotting Affiliate pursuant to this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his or her interest in or risks relating to such shares, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or pursuant to an exemption from registration provided under the Securities Act. The foregoing restrictions on the transferability of FindWhat Common Shares shall apply to all purported sales, transfers and other conveyances of the shares received or to be received by such Espotting Affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares, whether or not such Espotting Affiliate has exchanged the certificates previously evidencing shares of Espotting capital stock, into which such shares were converted.

5.2 Covenants of FindWhat.

         (a) FindWhat Stockholders Meeting. FindWhat shall take all action in accordance with Applicable Law and the FindWhat Articles and the FindWhat Bylaws necessary to duly call, give notice of, convene and hold a special meeting of FindWhat Stockholders (the "FindWhat Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Espotting to consider and vote upon approval of the Merger, this Agreement, the FindWhat Stock Option Plan, a plan, providing for rights equivalent to those currently pertaining under the EMI Plan, for the replacement options to be issued in respect of the EMI Options, as set forth in Section 2.5(b) (the "EMI Replacement Option Plan") and the transactions contemplated hereby. FindWhat shall take all lawful actions to solicit the approval of the Merger, this Agreement, the Escrow Agreement, the FindWhat Stock Option Plan, the EMI Replacement Option Plan, and the transactions contemplated hereby and thereby, by the FindWhat Stockholders, and the board of directors of FindWhat shall recommend approval of the Merger, this Agreement, the Escrow Agreement, the FindWhat Stock Option Plan, EMI Replacement Option Plan, and the transactions contemplated hereby by the FindWhat Stockholders, which recommendation shall be included in the Proxy Statement.

         (b) Indemnification, Exculpation and Insurance.

               (i) FindWhat shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or employees or officers of Espotting (each such person being an "Indemnified Party") by reason of the fact that he or she is or was a director or employee of Espotting as provided in Espotting's Certificate of Incorporation, Bylaws or any indemnification agreement between such directors or officers and Espotting (in each case, as in effect on the date hereof) to be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and such rights shall survive the Merger and shall continue in full force and effect in accordance with clause (iv) of this Section 5.2(b). Without limiting the foregoing, FindWhat shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Espotting and the Espotting Subsidiaries to the fullest extent permitted by Espotting's or an Espotting's Subsidiary's Certificate of Incorporation, Bylaws (or comparable governing document) or any indemnification agreement between such directors, officers and employees for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby) by reason of the fact that he or she was a director, officer or employee of Espotting or an Espotting Subsidiary. Nothing contained herein, however, shall require FindWhat to indemnify any Indemnified Party if a court of competent jurisdiction shall have determined that such indemnification is unenforceable or void as a matter of public policy, and such determination shall have become final and nonappealable.

               (ii) Any Indemnified Party wishing to claim indemnification under paragraph (i) of this Section 5.2(b) shall promptly notify the Surviving Corporation, upon learning of any such Action, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. The Surviving Corporation may, at its own expense: (i) participate in the defense of any Action; or (ii) at any time during the course of any such Action, assume the defense thereof, unless the Indemnified Parties (or any of them) determine in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict or any significant issue between the positions of FindWhat or the Surviving Corporation and any of such Indemnified Parties, provided that the Surviving Corporation's counsel shall be reasonably satisfactory to the Indemnified Parties. If the Surviving Corporation assumes such defense, the Indemnified Parties shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Surviving Corporation. Whether or not the Surviving Corporation chooses to assume the defense of any such Action, the Surviving Corporation and FindWhat shall cooperate in the defense thereof. If the Surviving Corporation fails to so assume the defense thereof, the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received; provided that the Indemnified Parties on whose behalf expenses are advanced provide (x) a written affirmation of their good faith belief that the standard of conduct necessary for indemnification under Section 145 of the DGCL has been met, and (y) an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification under Section 145 of the DGCL. Neither FindWhat nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, in the event that any claim or claims for indemnification are asserted or made within such a period of six years after the Effective Time, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claim or claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to a single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event FindWhat or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.2(b), proper provision shall be made so that the successors and assigns of FindWhat and the Surviving Corporation assume the obligations set forth in this Section 5.2(b), and none of the actions described in clause (i) or (ii) shall be taken until such provision is made. Nothing in this Section 5.2(b) is intended to modify adversely any existing rights to indemnification of an Indemnified Party from Espotting.

               (iii) For six years after the Effective Time, FindWhat shall cause the Surviving Corporation to maintain in effect Espotting's current officers', directors' and employees' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by Espotting's officers' and directors' liability insurance policy (a copy of which has been heretofore delivered to FindWhat), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that FindWhat may substitute therefor policies of FindWhat containing terms with respect to coverage and amount no less favorable to such directors and officers; provided, however, that in satisfying its obligation under this Section 5.2(b) FindWhat shall not be obligated to pay annual premiums in excess of 300% of the amount per annum paid by Espotting in its last full fiscal year; and provided further that if FindWhat is not able to obtain such coverage for such 300% amount, FindWhat shall nevertheless be obligated to provide such coverage as may be obtained annually for such 300% amount and provided further that notwithstanding the foregoing, the Surviving Corporation may satisfy its obligations under this Section 5.2(b) by purchasing a "tail" policy under Espotting's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered, or will be covered on or prior to the Effective Time, by Espotting's directors' and officers' insurance policy in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of Espotting's directors' and officers' insurance policy in effect on the date hereof.

               (iv) The provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation with respect to indemnification and exculpation as set forth in Section 5.2(b)(i) above shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

               (v) The obligations of FindWhat or the Surviving Corporation under this Section 5.2(b) are subject to the conditions that each Indemnified Party shall comply with the reasonable requests of the Surviving Corporation or FindWhat in defending or settling any action hereunder and that any Indemnified Party shall approve any proposed settlement of any such action if (i) such settlement involves no finding or admission of any liability by any Indemnified Party, and (ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or FindWhat.

               (vi) The provisions of this Section 5.2(b) are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. FindWhat hereby guarantees the performance by Surviving Corporation of its obligations under this Section 5.2(b).

         (c) Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to FindWhat or a subsidiary of FindWhat) or any material liabilities. On or before the Effective Time, FindWhat shall contribute all of the stock of Subcorp to a wholly-owned subsidiary of FindWhat.

         (d) NASDAQ Listing. FindWhat shall use its reasonable best efforts to cause the FindWhat Common Shares issuable pursuant to the Merger, subject to the FindWhat Exchange Options, and such other FindWhat Common Shares to be reserved for issuance in connection with the Merger or the other transactions contemplated by this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

         (e) Employees and Employee Benefits. From and after the Effective Time, FindWhat shall cause the Surviving Corporation to honor the obligations of Espotting and its subsidiaries incurred prior to the Effective Time under all Espotting Plans. From and after the Effective Time, FindWhat shall treat all service by Espotting Employees with Espotting (or any predecessor thereto) prior to the Effective Time for all purposes as service with FindWhat (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Espotting Employees participate after the Effective Time, FindWhat shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Espotting Employee who was, as of the Effective Time, excluded from participation in an Espotting Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Espotting Plan in which the Effective Time occurs by an Espotting Employee or an Espotting Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of FindWhat and subsidiaries of FindWhat.

         (f) [Reserved].

         (g) Stock Option Plan. FindWhat shall establish and submit to its stockholders for approval at the FindWhat Stockholders Meeting, a new stock option plan that shall be offered to certain FindWhat and Espotting directors, officers and employees after the Closing Date (the "FindWhat Stock Option Plan"), with such customary terms and conditions as shall allow FindWhat to meet its obligations under Section 2.5 hereof.

         (h) Notification. Between the date of this Agreement and the Closing Date, FindWhat shall promptly notify Espotting in writing if FindWhat becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties (without regard to any Material Adverse Effect qualifiers contained in any specific representation or warranty) as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the FindWhat Disclosure Schedule, FindWhat shall promptly deliver to Espotting a supplement to the FindWhat

Disclosure Schedule specifying such change. Such delivery will not affect any rights of Espotting under any other provision of this Agreement. During the same period, FindWhat shall promptly notify Espotting in writing of the occurrence of any breach of any covenant of FindWhat in this Article V or the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.

5.3 Covenants of Espotting.

         (a) Espotting Stockholders Meeting. Subject to Section 5.3(c), Espotting shall take all action in accordance with the DGCL and the Espotting Certificate and the Espotting Bylaws necessary to duly call, give notice of, convene and hold a special meeting of Espotting Stockholders (the "Espotting Stockholders Meeting") to be held on the earliest practicable date determined in consultation with FindWhat to consider and vote upon approval of (i) the Merger,
(ii) this Agreement, (iii) the Escrow Agreement, (iv) the appointment of the Sellers' Representative, (v) the other transactions contemplated hereby and thereby, and (vi) the actions to be taken by Espotting as set forth in Sections 5.3(e) and 5.3(f) below. Subject to Section 5.3(c), Espotting shall take all lawful actions to solicit the approval of the Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, by the Espotting Stockholders, and the board of directors of Espotting shall recommend approval of the Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby by the Espotting Stockholders (to the extent not previously withdrawn pursuant to Section 5.3(c)).

         (b) Information for the Registration Statement and Preparation of Proxy Statement. Espotting shall promptly furnish FindWhat with all information concerning it as may be required for inclusion in the Proxy Statement and the Registration Statement, provided, Espotting shall use commercially reasonable efforts to furnish to FindWhat the Espotting Financial Statements. For purposes of this Agreement, the term "Espotting Financial Statements" means the audited consolidated balance sheets of Espotting and the Espotting Subsidiaries as of March 31, 2001, 2002, and 2003, and the related audited statements of income, expenses, retained earnings, and cash flow and changes in stockholders' equity for such periods, including notes thereto, together with an accurate and correct copy of the reports on such information relating to Espotting and the Espotting Subsidiaries by Ernst & Young LLP, and the audited balance sheet and statement of operations for the nine month period ending December 31, 2003; provided, further, that the Espotting Financial Statements shall comply as to form with the applicable accounting requirements and rules and regulations of the Commission and shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto), and shall fairly present the financial condition and results of operations of Espotting and the Espotting Subsidiaries as at the date thereof and for the period indicated therein in accordance with United States generally accepted accounting principles. Espotting shall cooperate with FindWhat in the preparation of the Proxy Statement and the Registration Statement in a timely fashion and shall use its reasonable best efforts to assist FindWhat in having the Registration Statement declared effective by the Commission as promptly as practicable after its filing. Espotting shall use all reasonable efforts to cooperate with FindWhat in the preparation and filing of the Proxy Statement with the Commission. Consistent with the timing for the Espotting Stockholders Meeting as determined by Espotting in consultation with FindWhat, Espotting shall use all reasonable efforts to mail at the earliest practicable date to Espotting Stockholders the Proxy

Statement, which shall include the Espotting Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(c).

         (c) No Solicitation.

               (i) Espotting agrees that, during the term of this Agreement, it will not, and will not permit or cause any of its subsidiaries or any of the directors, officers, employees, agents or representatives of it or any of its subsidiaries, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, or the making of any proposal or offer with respect to merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 5% or more of the assets or any equity of, Espotting or any of its subsidiaries (except that such purchase percentage may be increased by up to 20% of the assets or any equity securities of Espotting or any of its subsidiaries solely for the limited purpose of satisfying or pursuing such venture capital financing as is necessary to satisfy Espotting's or its subsidiaries' current debt obligations, general operating requirements and/or payments to distribution partners) (collectively, a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than FindWhat) with respect to a Competing Transaction, or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

               (ii) Notwithstanding the foregoing, nothing shall prevent Espotting or its board of directors from, at any time prior to the approval of the Merger by the Espotting Stockholders, providing information in response to a request therefor by entering into a discussion with, or entering into a confidentiality agreement or non-disclosure agreement with, a person who has made an unsolicited bona fide written proposal for a Competing Transaction if and so long as:

                  (A) Espotting has not violated any of the restrictions set forth in this Section 5.3(c);

                  (B) the board of directors of Espotting determines in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law and determines that such a proposal is, after consulting with a nationally recognized investment banking firm, more favorable to the Espotting Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by FindWhat in response to such Competing Transaction) (a "Superior Proposal");

                  (C) prior to furnishing any information to, or entering into discussions with, such person, Espotting gives FindWhat written notice of the identity of such person and of Espotting's intention to furnish information to, or enter into discussions with, such person, and Espotting shall have received from such person an executed confidentiality agreement or non-disclosure agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person by or on behalf of Espotting; and

                  (D) prior to furnishing any information to such person, Espotting furnishes such information to FindWhat (to the extent such information has not been previously furnished by Espotting to FindWhat).

               (iii) Espotting will immediately cease and will cause its subsidiaries and the directors, officers, employees, agents or representatives of it and its subsidiaries to immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore and before the date of this Agreement with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding such party provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise. In the event that prior to the approval of the Merger by the Espotting Stockholders, the board of directors of Espotting receives a Superior Proposal that was not solicited or encouraged after the date of this Agreement and the board of directors of Espotting determines in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under Applicable Law, the board of directors of Espotting may (subject to this and the following sentences) fail to make, withdraw, modify or change, in a manner adverse to FindWhat, the Espotting Board Recommendation, provided that it gives FindWhat three business days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Espotting's right to terminate this Agreement pursuant to Section 7.1, at such time as the applicable requirements of Section
7.1 have been met). Any such failure to make, withdraw, modify or change the Espotting's Board Recommendation shall not change the approval of the board of directors of Espotting for purposes of causing any state or foreign takeover statute or other state or foreign law to be inapplicable to the transactions contemplated hereby, including the Merger or the Espotting Stockholder Voting Agreements or change the obligation of Espotting to present the Merger for approval at a duly called Espotting Stockholders Meeting on the earliest practicable date determined in consultation with FindWhat. From and after the execution of this Agreement, Espotting shall promptly, but in any event within one calendar day advise FindWhat in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to FindWhat a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, Espotting shall promptly, but in any event within one calendar day advise FindWhat, in writing, if the board of directors of Espotting shall make any determination as to any Competing Transaction as contemplated by this Section 5.3(c)(iii).

         (d) Conduct of Espotting's Operations. During the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by the parties, Espotting shall, and Espotting shall cause each of the Espotting Subsidiaries to, conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, Espotting shall not, and Espotting shall cause each of the Espotting Subsidiaries to not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(d) in the Espotting Disclosure Schedule, without the prior written consent of FindWhat:

               (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (except grants of Espotting options to Espotting employees in the ordinary course of business consistent with past practices (including the grants of options to purchase such number of shares of capital stock of Espotting as long as such grants are, in the aggregate, for no more than the number of Espotting shares subject to currently outstanding Espotting options that are exercised after the date hereof, and as long as such grants are made after such an exercise) provided that Espotting shall consult with FindWhat prior to making any such grants or making any recommendation to the Espotting board of directors with respect to such grants,), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Espotting options that are outstanding as of the date hereof or granted pursuant to Section 6.1(d)(i)(C)), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

               (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

               (iii) make or propose any changes in the Espotting Certificate or the Espotting Bylaws;

               (iv) merge or consolidate with any other person;

               (v) acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

               (vi) except for borrowings under existing credit facilities in the ordinary course of business consistent with past practices provided that Espotting shall consult with FindWhat prior to making any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice in excess of $100,000;

               (vii) create any subsidiaries; provided, prior to the Effective Time, Espotting shall cause all of the capital stock of any Espotting Subsidiary issued and outstanding to a nominee of Espotting and all of the capital stock of Espotting Media Ireland Limited, a corporation organized under the laws of Ireland, to be transferred to and owned by Espotting or a Key Espotting Subsidiary;

               (viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, or grant, re-price, or accelerate the exercise or payment of any Espotting options or other equity-based awards (except for grants to the extent permitted by Section 5.3(d)(i));

               (ix) enter into, adopt or amend any Espotting Plan, except as may be required by Applicable Law or Section 5.3(e) or 5.3(f);

               (x) take any action that could give rise to severance benefits payable to any officer or director of Espotting as a result of consummation of the transaction contemplated by this Agreement;

               (xi) change any method or principle of accounting in a manner that is inconsistent with past practice except as contemplated by this Agreement and to the extent required by generally accepted accounting principles as advised by Espotting's regular independent accountants;

               (xii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $250,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent Espotting Financial Statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

               (xiii) modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Section
4.16 in the Espotting Disclosure Schedule including without limitation the agreement between Espotting and Yahoo! Inc., any other material Contract to which Espotting is a party or any confidentiality agreement to which Espotting is a party in a manner that would reasonably be expected to have a Material Adverse Effect on Espotting;

               (xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(c));

               (xv) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $100,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

               (xvi) incur or commit to any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, excluding capital expenditures provided for or contemplated by the capital budget approved by Espotting's board of directors prior to the date hereof (copies of which have been provided to FindWhat);

               (xvii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

               (xviii) take any action to make Espotting or any Espotting Subsidiary not exempt from or subject to (x) the provisions of section 203 of the DGCL or any other state or foreign takeover law or state or foreign law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than FindWhat or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been not subject to the restrictive provisions thereof and exempt therefrom;

               (xix) take any action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

               (xx) enter into or carry out any other transaction other than in the ordinary and usual course of business;

               (xxi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

               (xxii) make or revoke any Tax election, file any material amended Tax Return, or settle any material audit or other proceeding with any material Tax authority; or

               (xxiii) serve notice on any individuals holding unexpired and unexercised options under the EMI Plan within the terms of Rule 6.1.2 of the EMI Plan, or under the Espotting European Share Option and Warrant Plan (the "European Plan") within the terms of Rule 7.1.2 of the European Plan, or cause that any such individuals are granted new rights in substitution for their existing rights otherwise than in accordance with this Agreement; or

               (xxiv) agree in writing or otherwise to take any of the foregoing actions.

         (e) Amendment of EMI Plan. Prior to the Effective Time, Espotting shall amend the rules of the EMI Plan to clarify that options granted thereunder do not lapse on completion of a change in control where a written notice of intention has been served on option holders of Espotting's intention to procure the grant of new rights in substitution for their existing rights, the terms of such amendment to be subject to the prior approval of FindWhat. Further, following such amendment and prior to the Effective Time, Espotting shall serve notice on the option holders of Espotting's intention to procure the grant of new rights in substitution for their existing rights, the terms of such notice to be also subject to the prior approval of FindWhat.

         (f) Amendment of European Plan. Prior to the Effective Time, Espotting shall amend the rules of the European Plan to clarify that options granted thereunder do not lapse on completion of a change in control where a written notice of intention has been served on option holders of Espotting's intention to procure the grant of new rights in substitution for their existing rights, the terms of such amendment to be subject to the prior approval of FindWhat. Further, following such amendment and prior to the Effective Time, Espotting shall serve notice on the option holders of Espotting's intention to procure the grant of new rights in substitution for their existing rights, the terms of such notice to be also subject to the prior approval of FindWhat.

         (g) Certificate Concerning Real Property Holding Company. On or before the Closing Date, an officer of Espotting shall provide a certificate to FindWhat, in a form that complies with Treas. Reg. 1.897-2(h) and Treas. Reg. 1.1445-2(c)(3), that it is not a U.S. real property holding corporation.

         (h) Notification. Between the date of this Agreement and the Closing Date, Espotting shall promptly notify FindWhat in writing if Espotting becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties (without regard to any Material Adverse Effect qualifiers contained in any specific representation or warranty) as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the Espotting Disclosure Schedule, Espotting shall promptly deliver to FindWhat a supplement to the Espotting Disclosure Schedule specifying such change. Such delivery will not affect any rights of FindWhat under any other provision of this Agreement. During the same period, Espotting shall promptly notify FindWhat in writing of the occurrence of any breach of any covenant of Espotting in this
Article V or the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.

         (i) Conversion of Loan Notes. Espotting shall use reasonable best efforts to cause the holders of the Loan Notes to convert the Loan Notes into shares of Espotting Common Stock in accordance with that certain (i) Option Agreement, dated December 6, 2002, as amended by a Deed of Variation, dated August 19, 2002, in each case by and among Espotting, Espotting UK and such holders, and (ii) the B Loan Notes Option Agreement, dated August 19, 2002, by and among the parties thereto. Espotting shall use its reasonable best efforts to cause the holders of the certain 15% Convertible Secured Loan Notes under which Peter V. Miller serves as Security Trustee to convert their notes into Espotting Common Stock in accordance with the terms of that instrument and related documents and agreements.

         (j) Delivery of 2004 Monthly Cumulative Operating Income Results. Within 20 days after each 2004 month ending 20 days or more before the Closing Date, Espotting shall deliver to FindWhat a consolidated income statement and balance sheet for such month prepared in accordance with U.S. generally accepted accounting principles (subject to the absence of notes) and a calculation of its operating income results for such month and its cumulative operating income results for 2004 through the end of such month. Such financial statements shall include backup materials as reasonably requested by FindWhat regarding Transaction Costs as defined on Section 6.3(h) of the Espotting Disclosure Schedule.

         (k) [Reserved]

         (l) Prior to Closing, Espotting shall have taken the actions described in Schedule 5.3(l) hereto.

         (m) Prior to Closing, Espotting shall have contributed capital sufficient to eliminate the capital impairment of Espotting Media Espana, S.L. described in Section 4.2(a) of the Espotting Disclosure Schedule, and shall have fully paid and discharged all fines, penalties and other liabilities owed by Espotting or Espotting Media Espana, S.L. with respect to such capital impairment.

         (n) Prior to Closing, Espotting shall have fully paid and, discharged, or obtained a full and binding release and waiver of all fines, penalties and other liabilities with respect to the matters described in Item 5 of Section 4.4 of the Espotting Disclosure Schedule.

         (o) Prior to Closing, Espotting shall have either fully paid and discharged or otherwise settled all fines, penalties and other liabilities claimed against Espotting UK with respect to the matters described in Item 2 of
Section 4.9 of the Espotting Disclosure Schedule.

         (p) Prior to Closing, Espotting shall have either fully paid and discharged or otherwise settled all fines, penalties and other liabilities that could be claimed against Espotting France with respect to the matters described in Item 3 of Section 4.9 of the Espotting Disclosure Schedule, on terms and conditions approved in writing by FindWhat.

         (q) Prior to Closing, Espotting shall have either fully paid and discharged or otherwise settled all fines, penalties and other liabilities claimed against Espotting with respect to the matters described in Item 2 of section 4.10 of the Espotting Disclosure Schedule, on terms and conditions approved in writing by FindWhat.

         (r) Prior to Closing, Espotting shall have fully paid and discharged all fines, penalties and other liabilities claimed against Espotting with respect to the matters disclosed in Section 4.12(a) of the Espotting Disclosure Schedule, on terms and conditions approved in writing by FindWhat.

         (s) Prior to Closing, Espotting shall have acquired all of the issued and outstanding capital stock of Espotting Media Ireland Limited.



                                   ARTICLE VI

                                   CONDITIONS

6.1 Conditions to the Obligations of Each Party. The obligations of Espotting, FindWhat and Subcorp to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

         (a) This Agreement, the Merger, and the transactions contemplated hereby shall have been approved and adopted by Espotting Stockholders and the FindWhat Stockholders, respectively, in the manner required by any Applicable Law.

         (b) Any applicable waiting periods under any Antitrust Laws, including without limitation, the HSR Act, relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated and any other approvals of any Governmental Authority shall have been obtained.

         (c) No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by FindWhat, Espotting or any of their respective subsidiaries of any material portion of the businesses or assets of FindWhat or Espotting.

         (d) There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Espotting and FindWhat under Section 5.1(a), seeking to prohibit or limit the ownership or operation by FindWhat, Espotting or any of their respective subsidiaries of, or to compel FindWhat, Espotting or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of FindWhat, Espotting or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of FindWhat to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit FindWhat or any subsidiary of FindWhat from effectively controlling in any material respect the business or operations of FindWhat or the subsidiaries of FindWhat.

         (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

         (f) The FindWhat Common Shares to be issued in the Merger, FindWhat Common Shares subject to FindWhat Exchange Options and such other shares of FindWhat Common Shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

         (g) The FindWhat Stock Option Plan and the EMI Replacement Plan shall have been approved and adopted by the FindWhat Stockholders at the FindWhat Stockholders Meeting in the manner required by any Applicable Law.

         (h) The written consent of Beringea Ltd. ("Beringea") or a majority of the outstanding principal amount of the Loan Notes and a majority of the outstanding shares of

Series A Preferred Stock of Espotting to adopt this Agreement and approve the transactions contemplated by this Agreement shall have been obtained and not revoked.

          (i) All outstanding shares of Espotting Preferred Stock shall, by virtue of consummation of the Merger and without any further action on the part of Espotting or any holder of Espotting Preferred Stock, be cancelled simultaneous with the consummation of the Merger at the Effective Time pursuant to the terms of the Loan Notes and the corporate governing documents of Espotting and to the reasonable satisfaction of FindWhat and its counsel.

         (j) The parties shall have agreed to the Estimated Adjustment Amount.

6.2 Conditions to Obligations of Espotting. The obligations of Espotting to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Espotting:

         (a) Each of the representations and warranties of each of FindWhat and Subcorp contained in this Agreement shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FindWhat.

         (b) Each of FindWhat and Subcorp (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not qualified as to Material Adverse Effect.

         (c) Each of FindWhat and Subcorp shall have furnished Espotting with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

         (d) Since the date of this Agreement, except to the extent reflected in
Section 3.11 of the FindWhat Disclosure Schedule on the date of this Agreement, there shall not have been any change in the assets, liabilities, results of operations, business prospects, or financial condition of FindWhat and its subsidiaries taken as a whole that, individually or in the aggregate, would constitute a Material Adverse Effect on FindWhat.

         (e) FindWhat shall have obtained each material consent and governmental authorization and shall have provided each material notice to any third party or Governmental Authority required to be obtained or provided in connection with this Agreement, the Merger and the transactions contemplated hereby and each such consent, authorization and notice shall be in full force and effect.

         (f) FindWhat shall deliver to Espotting an unaudited balance sheet of FindWhat dated as of the Closing Date prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the period involved showing at least $20 million in cash.

         (g) Immediately prior to the Effective Time, FindWhat shall enter into a Registration Rights Agreement, in such form as set forth in Exhibit D, with each Espotting Affiliate who is not an executive officer or director of FindWhat after the Closing.

6.3 Conditions to Obligations of FindWhat and Subcorp. The obligations of FindWhat and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by FindWhat:

         (a) Each of the representations and warranties of Espotting contained in this Agreement shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

         (b) Espotting (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Effective Time that are not qualified as to Material Adverse Effect.

         (c) Espotting shall have furnished FindWhat with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

         (d) Since the date of this Agreement, except to the extent reflected in
Section 4.11 of the Espotting Disclosure Schedule on the date of this Agreement, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of Espotting and or any Key Espotting Subsidiary, that would constitute a Material Adverse Effect on Espotting or any Key Espotting Subsidiary.

         (e) Espotting shall have obtained each material consent and governmental authorization and shall have provided each material notice to any third party or Governmental Authority required to be obtained or provided in connection with this Agreement, the Merger and the transactions contemplated hereby and each such consent, authorization and notice shall be in full force and effect.

         (f) Beringea, as security trustee for the holders of the Loan Notes, shall have executed and delivered to Espotting and Espotting UK deeds of release, in form satisfactory to Espotting, evidencing the release and discharge of all charges and security granted by Espotting or any Espotting Subsidiary to Beringea as security trustee for the holders of the Loan Notes, and the termination of all shareholders agreements, registration rights agreements and guarantees entered into by Espotting or by any Espotting Subsidiary with Beringea and the other holders of the Loan Notes; provided that if any Loan Notes issued pursuant to the instrument dated August 19, 2002 made by Espotting and Espotting UK and constituting up to Pound Sterling5,000,000 Loan Notes (the "B Loan Notes") remain in issuance after the Effective Time, it shall not be a condition that Beringea shall have executed and delivered to Espotting UK deeds of release in respect of those charges and security, and terminations of those guarantees as relate to the B Loan Notes. The holders of certain 15% Convertible Secured Loan Notes under which Peter V. Miller serves as Security Trustee shall have converted their notes into Espotting Common Stock in accordance with the terms of that instrument and related documents and agreements.

         (g) [Reserved].

         (h) For each calendar year 2004 month (other than January) that ends 20 days or more before the Closing Date, Espotting shall have obtained 90% of the consolidated, cumulative milestones for operating income set forth across from that month in the table set forth in Section 6.3(h) of the Espotting Disclosure Schedule on the date of this Agreement, as such operating income is determined in accordance with U.S. generally accepted accounting principles and as otherwise noted on Section 6.3(h) of the Espotting Disclosure Schedule.

         (i) Espotting shall have performed or complied with all agreements and covenants required to be performed by it under Sections 5.3(k), (l), (m), (n),
(o), (p), (q), and (r) of this Agreement at or prior to the Effective Time.

         (j) Espotting shall have performed the covenants described on Schedule 6.3(j).

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Espotting Stockholders or FindWhat Stockholders):

         (a) by mutual written consent of FindWhat and Espotting;

         (b) by either FindWhat or Espotting;

               (i) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining FindWhat or Espotting from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such impediment to the Merger; or

               (ii) if the Merger shall not have been consummated before July 31, 2004, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

               (iii) if at the Espotting Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Espotting Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

               (iv) if at the FindWhat Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the FindWhat Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained; or

               (v) if there shall have been a material breach by the other of any of its covenants or agreements contained in this Agreement and, if such breach (other than a breach of FindWhat's obligations in Section 2.3(a)) is capable of being cured, such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

         (c) By Espotting, if prior to the approval of the Merger by the Espotting Stockholders, the board of directors of Espotting shall determine in good faith, after consultation with its financial and legal advisors, that any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by Espotting or any Espotting Subsidiaries or affiliates in violation of this Agreement is more favorable to the Espotting Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by FindWhat in response to such Competing Transaction) and is in the best interest of the Espotting Stockholders, and the board of directors of Espotting has determined in good faith by resolution duly adopted after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to enter into such a Competing Transaction would constitute a breach of its fiduciary duties under Applicable Law, Espotting may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to, and recommend to the Espotting Stockholders such Competing Transaction, provided that, prior to any such termination, (i) Espotting has provided FindWhat written notice that it intends to terminate this Agreement pursuant to this Section 7.1(c), identifying the Competing Transaction then determined to be more favorable and the party thereto and delivering a copy of the Acquisition Agreement for such Competing Transaction in the form to be entered into, and
(ii) at least five full business days after Espotting has provided the notice referred to in clause (i) above, Espotting delivers to FindWhat (A) a written notice of termination of this Agreement pursuant to this Section 7.1(c), (B) a wire transfer of immediately available funds in the amount of the Termination Fee (as defined in Section 7.2(b)), as liquidated damages and not as a penalty, and (C) FindWhat's Costs in accordance with Section 7.2(d).

         (d) by FindWhat if Espotting has breached any of its representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3(a) could not be satisfied;

         (e) by Espotting if FindWhat and Subcorp shall have breached any of their representations and warranties in Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2(a) could not be satisfied;

         (f) by Espotting, if (i) the directors of FindWhat shall have failed to include in the Proxy Statement the FindWhat Board Recommendation, (ii) the directors of FindWhat shall have withdrawn the FindWhat Board Recommendation,
(iii) the directors of FindWhat shall have modified or changed the FindWhat Board Recommendation in a manner adverse to Espotting (it being agreed that any disclosure of information required by Applicable Law regarding FindWhat's operations shall not be deemed a modification or change of the FindWhat Board Recommendation in a manner adverse to Espotting), provided that Espotting shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless it has notified FindWhat in writing that it intends to terminate the Agreement pursuant to this clause (iii) and FindWhat has not, within two business days after receipt of Espotting's notice, revised the FindWhat Board Recommendation in a manner not so adverse, (iv) the directors of FindWhat shall have approved or recommended to the stockholders of FindWhat a Business Combination with another person other than Espotting, (v) FindWhat shall have materially breached its obligations under this Agreement by reason of a failure to call the FindWhat Stockholders Meeting in accordance with Section 5.2(a), or (vi) the directors of FindWhat shall have adopted a resolution to do any of the foregoing specified in clauses (i), (ii), (iii), (iv) or (v); or

         (g) by FindWhat, if: (i) the directors of Espotting shall have failed to make the Espotting Board Recommendation, (ii) the directors of Espotting shall have withdrawn the Espotting Board Recommendation, (iii) the directors of Espotting shall have modified or changed the Espotting Board Recommendation in a manner adverse to FindWhat (it being agreed that any disclosure of information required by Applicable Law regarding FindWhat's operations shall not be deemed a modification or change of the Espotting Board Recommendation in a manner adverse to FindWhat), provided that FindWhat shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless it has notified Espotting in writing that it intends to terminate the Agreement pursuant to this clause (iii) and Espotting has not, within two business days after receipt of FindWhat's notice, revised the Espotting Board Recommendation in a manner not so adverse,
(iv) the directors of Espotting shall have approved or recommended to the stockholders of Espotting a Competing Transaction, (v) Espotting willfully breaches any of its obligations under Section 5.3(c) of this Agreement, (vi) Espotting shall have materially breached its obligations under this Agreement by reason of a failure to call the Espotting Stockholders Meeting in accordance with Section 5.3(a), (vii) the directors of Espotting shall have adopted a resolution to do any of the foregoing specified in clauses (i), (ii), (iii),
(iv), (v), or (vi), (viii) the conditions set forth in Section 6.3(d) shall not have been fulfilled and shall not have been cured within 30 days of notice from FindWhat to Espotting of such non-fulfillment, or (ix) the conditions set forth in Section 6.3(h) shall not have been fulfilled.

7.2 Effect of Termination.

         (a) Termination Fee and Costs. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the second sentence of Section 5.1(d) and the provisions of Sections 7.2, 8.2, 8.3, 8.5, 8.6, 8.7, 8.9, 8.10, 8.11 and 8.12 shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement and provided, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party for its out-of-pocket costs, fees and expenses of its counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents, up to an aggregate of $5.0 million ("Costs").

         (b) Payment of Termination Fee. In the event that

               (1) a bona fide Competing Transaction shall have been publicly disclosed or has been made directly to the Espotting Stockholders or any person has announced an intention (whether or not conditional) to make a bona fide proposal for a Competing Transaction and thereafter this Agreement is terminated
(x) by FindWhat pursuant to Section 7.1(b)(v) or 7.1(d) (provided that the breach or failure to perform giving rise to FindWhat's right to terminate under
Section 7.1(b)(v) or Section 7.1(d) shall have been willful), or (y) by FindWhat pursuant to Section 7.1(g)(v) and, in any case, within twelve months of termination either Espotting enters into a definitive agreement with respect to a Business Combination, or a Business Combination is consummated,

               (2) a bona fide Business Combination shall have been publicly disclosed or has been made directly to the FindWhat Stockholders or any person has announced an intention (whether or not conditional) to make a bona fide proposal for a Business Combination and thereafter this Agreement is terminated by Espotting pursuant to Section 7.1(b)(v) or 7.1(e) (provided that the breach or failure to perform giving rise to Espotting's right to terminate under
Section 7.1(b)(v) or Section 7.1(e) shall have been willful), and within twelve months of termination either FindWhat enters into a definitive agreement with respect to a Business Combination, or a Business Combination is consummated, or

               (3) this Agreement is terminated (x) by Espotting pursuant to
Section 7.1(f) or (y) by FindWhat pursuant to Section 7.1(g) (other than Section 7.1(g)(v), 7.1(g)(viii) or 7.1(g)(ix))

         then the party not terminating pursuant to clause (1), (2) or (3) above (the "Competing Transaction Party") shall pay the other party (the "Terminating Party") a fee equal to $7 million (the "Termination Fee"), payable by wire transfer of immediately available funds, such payment to be made (A) in the case of the termination contemplated by clause (1) or (2), on the earlier of the date the Competing Transaction Party enters into a definitive agreement or a Competing Transaction or Business Combination is consummated, (B) in the case of a termination contemplated by clause (3), within five (5) business days of such termination. Within five (5) business days of the final determination of Costs pursuant to Section 7.2(d) below, the Competing Transaction Party shall reimburse the Terminating Party for all of its Costs. The parties acknowledge that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party shall successfully bring an action to enforce its rights under this
Section 7.2(b), the other party shall reimburse such party for its reasonable fees and expenses in connection therewith and shall pay such party interest on the Termination Fee and Costs from the date the Termination Fee becomes payable to the date of payment at the publicly announced prime rate of Citibank, N.A. in effect on the date the Termination Fee became payable.

         (c) Business Combination. For the purposes of this Article VII, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving a party hereto as a result of which that party's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of a party and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than the other party hereto or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the capital stock of such party whether by tender or exchange offer or otherwise.

         (d) Costs Determination. The Terminating Party will submit to the Competing Transaction Party, within 30 days after notice of termination is delivered to the Competing Transaction Party which termination would obligate the Competing Transaction Party to pay the Terminating Party's Costs pursuant to
Section 7.1(c) or Section 7.2(b), a written determination of its final Costs, detailing the calculation of such final Costs, which shall not exceed the limitation set forth in Section 7.2(a) above. The other party shall have 30 days after receipt of the determination of final Costs within which to object to such determination. If the non-terminating party fails to object by written notice to the other party within such 30-day period, the non-terminating party will be deemed to have accepted and agreed to such final Costs, whereupon such determination shall be final and binding upon the parties. If the non-terminating party objects to such determination, then the parties agree to meet within ten days after the other party has received written notice of the objection to discuss such objection. At the conclusion of such meeting, the parties will either (i) agree to accept the determination of final Costs, making such determination final and binding on all parties, (ii) agree to a revised amount of final Costs, whereupon such determination shall be final and binding on all parties, or (iii) direct the parties' accountants to review the determination of final Costs in light of specific calculations or methodologies in dispute, report to each party the results of such review, such accountants' conclusions with respect thereto, and a final determination of the amount of the Costs, whereupon such determination shall be final and binding on all parties. Any adjustment to the payment of the initial estimate of Costs which may have been paid pursuant to Section 7.1(b)(v) or the payment of Costs pursuant to this
Section 7.2 shall be paid in immediately available funds to an account designated by the Terminating Party.

7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of this Agreement by Espotting Stockholders and the FindWhat Stockholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Espotting Stockholders or the FindWhat Stockholders or by agreement requires the consent of Beringea or a majority of the outstanding principal amount of the Loan Notes without such further approval, authorization or consent. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver. At any time prior to the Effective Time, FindWhat (with respect to Espotting) and Espotting (with respect to FindWhat and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1 Survival of Representations and Warranties. Except as provided in Article IX hereof, the representations, warranties, covenants and agreements made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)      if to FindWhat or Subcorp.

         FindWhat.com
         5220 Summerlin Commons Blvd.
         Suite 500
         Ft. Myers, Florida 33907
         Attention:  Chairman and Chief Executive Officer
         Facsimile (239) 561-7224

with a copy to:

         Baker & McKenzie
         One Prudential Plaza
         Suite 3500
         130 East Randolph Drive
         Chicago, Illinois 60601
         Attention: Philip S. Stamatakos, Esq.
         Facsimile:  (312) 861-7975

(b)      if to Espotting:

         Espotting, Inc.
         91, Brick Lane
         London, United Kingdom
         E1 6QL
         Attention: President
         Facsimile: (44-20) 7530 0554

with a copy to:

         Fulbright & Jaworski L.L.P.
         666 Fifth Avenue, 31st Floor
         New York, New York 10103-3198
         Attention:  Gregg Berman, Esq.
         Facsimile: (212) 318-3400

(c)      if, after the Closing Date, to the Sellers' Representative:

         Jeff Bocan
         Investment Manager
         Beringea
         17-18 Henrietta Street
         London WC2E 8QH

8.3 Interpretation.

         (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any person shall be deemed to occur if any event, change or effect, has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such person, or a material adverse effect on the ability of such person to consummate Merger and the other transactions contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect:

               (i) with respect to any person, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to any decrease in the market price of FindWhat Common Shares (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on FindWhat);

               (ii) with respect to any person, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such person directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the economies of the United States, United Kingdom or continental Europe;

               (iii) with respect to any person, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such person directly or indirectly arising out of or attributable to the general state of industries and market sectors in which such person operates; and

               (iv) with respect to Espotting or any Key Espotting Subsidiary any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of Espotting or any Key Espotting Subsidiary directly or indirectly arising out of or attributable to the loss by Espotting or any Key Espotting Subsidiary of any of its business prospects or customers (including business of such business prospects or customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the or public announcement of this Agreement, in each case arising after the date of this Agreement, or arising out of or attributable to the status of Espotting's agreements and relationship with its largest distribution partner as of the date of this Agreement or Lycos, Inc. for any reason.

         (c) For purposes of this Agreement, a "subsidiary" when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

         (d) For purposes of this Agreement, "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, "control," including the terms "controlling" and "controlled," means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

         (e) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of such party's or such party's subsidiaries' executive officers, managers or directors (or foreign equivalent) having primary responsibility for such matter.

8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

8.5 Entire Agreement. This Agreement (including the exhibits, schedules, documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof, including, without limitation, (a) the Agreement and Plan of Merger dated June 17, 2003 by and among the parties hereto, (b) the First Amendment, (c) the Second Amendment,
(d) the Consent and Reservation of Rights dated September 19, 2003 ("Consent and Reservation of Rights") by and among the parties, and (e) the Agreement dated June 17, 2003 by and among the parties with respect to, among other things, the formation of an advisory board; provided, however, that nothing in this Agreement supercedes or replaces (a) Section 2 of the First Amendment, which section shall survive the execution of this Agreement, (b) Section 1 of the Consent and Reservation of Rights which section shall survive the execution of this Agreement, or (c) the Confidentiality Agreement which shall survive the execution of this Agreement, subject to any modifications thereto contained in the second sentence of Section 5.1(d) hereof (the terminated agreements or agreement provisions, collectively, the "Terminated Agreements").

         The parties no longer have any rights or obligations under, arising from and in connection with the Terminated Agreements and each party releases the other parties and all of their past, present and future administrators, "affiliates" (as that term is defined in Rule 12b-2 under the U.S. Securities Act of 1933, as amended), agents, assigns, beneficiaries, directors, employees, insurers, officers, stockholders and other representatives and related parties ("Related Parties"), from all claims which such party now has, has ever had or may hereafter have, arising contemporaneously with or before the date of this Agreement. The parties will not, directly or indirectly, assert any claim, or commence, institute or cause to be commenced, any proceeding of any kind against the other parties which they have released from claims pursuant to this Section
8.4 based upon or in connection with any released matter. Notwithstanding the foregoing, nothing contained in this Section 8.4 will release any party from claims for fraud.

8.6 Third-Party Beneficiaries. Except for the agreement set forth in Section 5.2(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.7 Governing Law; Venue.

         (a) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
Section 8.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

8.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, FindWhat is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law and assign this Agreement to the holding company or consummate the reincorporation of FindWhat into the State of Delaware.

8.10 Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

8.11 Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

8.12 Non-Solicitation Agreement. Upon this Agreement becoming effective, that certain Agreement dated March 26, 2003, by and between FindWhat and Espotting, with respect to the respective parties' covenants not to solicit, among other things, a Competing Transaction, is terminated and the relationship of the parties with respect to a Competing Transaction and related matters shall be governed by this Agreement.


                                   ARTICLE IX

                            PURCHASE PRICE ADJUSTMENT

9.1 Adjustment. From time to time after the Closing Date and subject to this
Article IX and the Escrow Agreement, FindWhat may assert a claim to reduce the Merger Consideration to be received by the Espotting Stockholders and Sellers' Representative by providing notice to the Sellers' Representative and Escrow Agent requesting that some or all of the Escrow Funds (as defined in the Escrow Agreement) be returned by the Escrow Agent to FindWhat.

9.2 Survival; Knowledge; Waiver.

         (a) All of Espotting's covenants and agreements, and its representations and warranties in Article IV, the Espotting Disclosure Schedule, the supplements to the Espotting Disclosure Schedule, the certificate delivered by Espotting pursuant to Section 6.2(c) and any other certificate or document delivered by Espotting pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to the limitations set forth in this Article IX; provided, however, that nothing in this Article IX shall in any way limit the parties' rights as described in
Section 7.2 should this Agreement be terminated.

         (b) The right of FindWhat to a reduction of the Merger Consideration payable hereunder and pursuant to the Escrow Agreement based on breaches of such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance or noncompliance with, any such representation, warranty, covenant or obligation. The waiver by FindWhat or Subcorp of any condition based on the accuracy of any of Espotting's representations or warranties, or on the performance of or compliance with any covenant or obligation of Espotting, shall not affect the right of FindWhat to a reduction of the Merger Consideration payable hereunder and pursuant to the Escrow Agreement based on breaches of such representations, warranties, covenants and obligations.

9.3 Bases for Reduction of Merger Consideration. The Merger Consideration payable to the Espotting Stockholders shall be reduced by the monetary value of, any liability, loss, damage, claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties and reasonable legal fees and costs), whether or not involving a third-party claim (collectively, "Adverse Consequences") incurred by FindWhat, Subcorp or their Related Parties ("FindWhat Parties") arising, directly or indirectly, from or in connection with the following matters (collectively, the "Reduction Matters"):

         (a) any breach of any representation or warranty made by Espotting in this Agreement (without giving effect to any Material Adverse Effect qualifier contained therein, and without giving effect to any supplement to Espotting Disclosure Schedule made after signing which relate to facts and circumstances existing on or before the date of this Agreement which were known or should have been known to Espotting), the Espotting Disclosure Schedule, the supplements to the Espotting Disclosure Schedule, the certificate delivered pursuant to Section 6.2(c) or any other certificate or document delivered by Espotting pursuant to this Agreement;

         (b) any breach by Espotting of any covenant or obligation in this Agreement;

         (c) any liabilities of Espotting existing at or arising out of a state of facts existing at or before the Closing Date, to the extent that such liabilities are not reflected or reserved against in the Closing Date Balance Sheet;

         (d) (i) any brokerage, finders' or similar fee claimed in connection with the transactions contemplated by this Agreement in excess of $1,700,000;
(ii) any breach by Espotting of the covenants and obligations in Section 5.3(k) of this Agreement; and (iii) the matters disclosed in the following sections of the Espotting Disclosure Schedule: Item 4 of Section 4.2(a), Item 5 of Section 4.4, Item 2 of Section 4.9, Item 3 of Section 4.9, Item 2 of Section 4.10, all of Section 4.12(a), and Item 10 of Appendix 4 to the Espotting Disclosure Schedule; and

         (e) any Proceeding, demand or assessment incidental to any of the matters set forth in Sections 9.3(a) through (d). "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

9.4 Claim Notices. On or before the second anniversary of the Closing Date, FindWhat may deliver to the Sellers' Representative and the Escrow Agent one or more notices which assert that the Merger Consideration should be reduced in an amount equal to the monetary value of Adverse Consequences incurred by the FindWhat Parties as a result of the Reduction Matters. Such notices will specify in reasonable detail the nature and dollar amount of any claim and the anticipated expenses and costs relating to such claim ("Claim") FindWhat may have for Reduction Matters ("Claim Notice").

9.5 Limitations on Amount. Except as provided below, on and after the Closing Date, FindWhat's sole monetary remedy with respect to any and all matters arising out of this Agreement shall be limited (a) to the right to assert a Claim for Reduction Matters and have recourse to the Escrow Funds (as defined in the Escrow Agreement) and (b) the Net Adjustment Amount. FindWhat shall not assert a Claim until the total monetary value of all Adverse Consequences with respect to the Reduction Matters exceeds $500,000, but then for the total monetary value of such Adverse Consequences. The maximum, aggregate amount by which the Merger Consideration may be reduced pursuant to this Article IX and
Section 2.4 shall be the value of 20% of the Merger Consideration, which reduction, if any, shall be pro rata among the Espotting Stockholders. Notwithstanding the foregoing, this Section 9.5 shall not (a) limit in any way any equitable remedy available to FindWhat, including, without limitation, specific performance, injunctive relief and rescission, or (b) apply to (i) breaches of Espotting's representations and warranties contained in Section 4.6,
(ii) breaches of any of its other representations and warranties of which breach Espotting had knowledge before the date on which Espotting made such representation and warranty, (iii) intentional breaches by Espotting of its covenants or obligations, (iv) any of the matters set forth in Section 9.3(d), or (v) any Reduction Matter based on a claim of fraud or deceit.


                                    ARTICLE X

                             SELLERS' REPRESENTATIVE

10.1 Appointment. On behalf of the Espotting Stockholders, Espotting hereby irrevocably confirms, designates and appoints Jeff Bocan as the Espotting Stockholders' representative, agent and attorney-in-fact ("Sellers' Representative").

10.2 Powers. The rights and obligations of the Sellers' Representative and those of the Espotting Stockholders relative to the Sellers' Representative are set forth in the Sellers' Representative Agreement ("Sellers' Representative Agreement") attached as Exhibit 10.1. The Sellers' Representative Agreement shall be submitted by Espotting to FindWhat and Subcorp before the date of this Agreement and must be in a customary form reasonably acceptable to FindWhat. At a minimum, the Sellers' Representative Agreement must contain provisions that do the following and place no limitations thereon:

         (a) appoint the Sellers' Representative as each Espotting Stockholders' representative, agent and attorney-in-fact with exclusive power and authority to act for and on behalf of each Espotting Stockholders' behalf after the Closing Date in connection with the Merger Agreement and Escrow Agreement, including, without limitation:

               (i) all matters arising under or relating to this Agreement and the Escrow Agreement;

               (ii) the adjustment procedure in Section 2.4 and all disputes and other matters relating thereto or arising there from;

               (iii) all matters governed by Article IX and all disputes or other matters relating thereto or arising there from;

               (iv) execution, delivery and receipt on behalf of the Espotting Stockholders of all notices, requests and other communications required or permitted to be given under this Agreement and the Escrow Agreement after the Closing Date;

               (v) receive disbursements and payments of Escrow Funds from the Escrow Agent, and distribute them to the Espotting Stockholders; and

               (vi) take all other actions and make all other decisions that this Agreement or the Escrow Agreement requires or permits the Sellers' Representative to take or make;

         (b) couple the appointment and grant of authority to the Sellers' Representative with an interest, such that it is irrevocable and may not be terminated by the act of any Espotting Stockholder or by operation of law, whether upon the death or incapacity of any Espotting Stockholder or by the occurrence of any other event;

         (c) provide a mechanism for the immediate appointment or election of a successor to the Sellers' Representative should he or she die or become incapacitated or refuses to continue to serve in that capacity; and

         (d) provide that the Espotting Stockholders shall bear, and shall not seek reimbursement or indemnification from FindWhat or Subcorp for, all fees, costs and expenses of the Sellers' Representative and his or her advisors in connection with the performance of his or her duties.

10.3 Reliance. After the Closing Date,

         (a) FindWhat and the Escrow Agent shall be entitled to rely upon any document delivered by Sellers' Representative as being genuine and correct and having been duly signed or sent by Sellers' Representative, and FindWhat and the Escrow Agent shall not be liable to any Espotting Stockholder for any action taken or omitted by FindWhat or the Escrow Agent in such reliance;

         (b) FindWhat and the Escrow Agent shall be entitled to direct all communications through and rely on decisions made by the Sellers'
Representative.



         IN WITNESS WHEREOF, FindWhat, Subcorp and Espotting have signed this Agreement as of the respective dates set forth below.

                                  FINDWHAT.COM

                                  By: /s/ CRAIG PISARIS-HENDERSON
                                      -----------------------------------------
                                  Name:  Craig Pisaris-Henderson
                                  Title: Chairman, Chief Executive Officer and
                                         President


                                  WHO MERGER CORP.

                                  By: /s/ CRAIG PISARIS-HENDERSON
                                      -----------------------------------------
                                  Name:  Craig Pisaris-Henderson
                                  Title: President

                                  ESPOTTING MEDIA INC.

                                  By: /s/ DANIEL ISHAG
                                      -----------------------------------------
                                  Name:  Daniel Ishag
                                  Title: President and Chief Executive Officer

                                                                    Appendix B


                                                 PRIVILEGED AND CONFIDENTIAL
                                                 DRAFT TO BE CIRCULATED FOR
                                                 COMMENTS SOLELY AS TO FORM


February 9, 2004


Board of Directors
FindWhat.com
5220 Summerlin Commons Blvd., Suite 500
Fort Myers, Florida 33907

Gentlemen:

         We understand that Espotting Media Inc., a Delaware corporation ("Seller"), and FindWhat.com, a Nevada corporation ("Buyer"), have entered into an Amended and Restated Agreement and Plan of Merger dated February 9, 2004 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Buyer will be merged with and into Seller, with Seller as the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Buyer, we understand that all of the outstanding shares of the capital stock of Seller will be converted into and exchangeable for an aggregate of 7,000,000 shares of the common stock, $0.001 par value per share ("Buyer Common Stock"), of Buyer, and $20,000,000 in cash, subject to certain adjustments (the "Consideration"). In addition, Buyer will issue options to purchase up to 2,138,014 shares of Buyer Common Stock to holders of Seller options and warrants. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

         You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Buyer with respect to alternatives to the Merger or Buyer's underlying decision to proceed with or effect the Merger.

         In connection with our opinion, we have, among other things: (i) reviewed certain financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to December 31, 2003 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the Internet search industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the Internet search industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with

Board of Directors
FindWhat.com
February 9, 2004
Page 2


Buyer's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by Buyer, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Buyer at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us, and that Buyer can fund the Merger and the operations of the combined company following the Merger without obtaining additional financing. We have relied on advice of counsel and independent accountants to Buyer as to all legal and financial reporting matters with respect to Buyer, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed. We have been advised by management of Buyer, and we have assumed with your consent, that there will not be any adjustment to the Purchase Price.

         We have been retained by Buyer to render an opinion in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
FindWhat.com
February 9, 2004
Page 3


         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

         This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement, prospectus or joint proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.


                                               Very truly yours,

                                                                      APPENDIX C

                                                               December 18, 2003


The Board of Directors of Espotting Media Inc.
The Old Truman Brewery
91, Brick Lane
London E1 6QL, United Kingdom


Dear Members of the Board of Directors:

         We understand that Espotting Media Inc., a Delaware corporation ("Espotting" or the "Company"), is considering a transaction with FindWhat.com, a Nevada corporation ("FindWhat"). Pursuant to the terms of a draft Amended and Restated Agreement and Plan of Merger dated December 17, 2003 (the "Purchase Agreement"), (i) the Company would become a wholly owned subsidiary of FindWhat (the "Transaction") (ii) all of the issued and outstanding shares of the common stock of the Company, par value of $.01 per share (the "Company Common Stock"), would be converted, in the aggregate, into 7,000,000 shares of common stock, par value of $.001 per share, of FindWhat (the "FindWhat Common Stock"), and $20 million in cash, subject to adjustment as described in the Purchase Agreement and (iii) options and warrants to acquire Company Common Stock would be converted on comparable terms into options and warrants for FindWhat Common Stock (collectively, the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

         You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock (other than affiliates of the Company) of the Consideration to be received by such holders in the Transaction.

         UBS Securities LLC ("UBS") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, which fee will be contingent on the closing of the Transaction. UBS will also receive a fee upon delivery of this opinion. In the ordinary course of business, UBS, its successors and affiliates may trade securities of FindWhat for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company, or the Company's underlying business decision to effect the Transaction.

Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion either as to the material terms of the Purchase Agreement or the form of the Transaction (including all the conditions to FindWhat's obligation to consummate the Transaction), or as to the arrangements for the Purchase Agreement to be held in escrow pending completion of the audit of certain financial statements of the Company and such audited financial statements being acceptable to FindWhat. We express no opinion as to what the value of FindWhat Common Stock will be when issued pursuant to the Transaction or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement does not differ in any material respect from the draft that we have examined, and that FindWhat and the Company will comply with all the material terms of the Purchase Agreement. We have not been authorized to solicit, and have not solicited, from any party indications of interest in a business combination with, or acquisition of, the Company.

         In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to FindWhat, (ii) reviewed the unaudited statement of the results of operations for the nine months ended September 30, 2003 and the related unaudited balance sheet as at September 30, 2003 (each without footnotes), and the financial forecast for the twelve months ending December 31, 2004, in each case prepared by management of the Company, that were provided to us by the Company, (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) had a limited discussion with the Chief Financial Officer of FindWhat regarding FindWhat's prospects through December 31, 2004; (v) reviewed publicly available financial and stock market data with respect to certain other companies in similar industries to those of FindWhat and the Company, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on FindWhat's financial statements, (viii) reviewed drafts of the Purchase Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

         In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or FindWhat, nor have we been furnished with any such evaluation or appraisal, nor have we been afforded the opportunity to perform due diligence with respect to FindWhat. At your direction, we have conducted only limited due diligence with respect to the Company and have had only one conversation with the Chief Financial Officer of FindWhat regarding FindWhat's prospects. In addition, at your direction, we have assumed that any adjustment to the Consideration pursuant to the terms of the Purchase Agreement will be immaterial. With respect to the financial forecast and limited discussion referred to above, we have assumed, with your consent, that such financial forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and that the limited discussion reflects the best currently available estimates and judgments of the management of FindWhat as to the future performance of FindWhat. We have assumed further that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or FindWhat and the Transaction. We have not been provided with any financial projections for the Company beyond 2004, nor have we been provided with any financial projections for FindWhat, and accordingly, we have not performed any discounted cash flow valuation analyses. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of Company Common Stock (other than affiliates of the Company) in the Transaction is fair, from a financial point of view, to such holders.


                                        Very truly yours,


                                        UBS SECURITIES LLC





By: /s/ Seth Ferguson                            By: /s/ Pierre-Patrice Guerin
    ------------------------                        ----------------------------
    Name: Seth Ferguson                              Name: Pierre-Patrice Guerin
    Title: Managing Director                         Title: Executive Director

                                                                      Appendix D

DELAWARE GENERAL CORPORATION LAW SECTION 262-- APPRAISAL RIGHTS

Section 262.     Appraisal rights


         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.


         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                    Appendix E


                                  FINDWHAT.COM
                            2004 STOCK INCENTIVE PLAN


        1.      PURPOSE.

        The purpose of the FindWhat.com 2004 Stock Incentive Plan (the "Plan") is to attract and retain outstanding directors, officers and other employees of FindWhat.com (the "Company"), a Delaware corporation, and its Subsidiaries, and to furnish incentives to such persons by providing opportunities to acquire common shares of the Company, or monetary payments based on the value of such shares or the financial performance of the Company, or both, on advantageous terms as herein provided and to further align such persons' interests with those of the Company's other shareholders through compensation that is based on the value of the Company's common shares. The Plan also provides for certain Awards to any person, including, but not limited to, independent agents, consultants and attorneys who the Company believes has contributed to or will contribute to the success of the Company.

        2.      DEFINITIONS.

                (a) Award. "Award" means an Option, Stock Appreciation Right, Restricted Stock Award, Stock Bonus Award, Deferred Stock Award or Other Stock-Based Award granted pursuant to the terms of the Plan.

                (b) Board. "Board" means the Board of Directors of the Company.

                (c) Change in Control. "Change in Control" means the occurrence of any one of the following events:

                        (i) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more, excluding in the calculation of beneficial ownership securities acquired directly from the Company, of the combined voting power of the Company's then outstanding voting securities;

                        (ii) any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the combined voting power of the Company's then outstanding voting securities;

                        (iii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the

                                Company's stockholders was approved or
                                recommended by a vote of at least two-thirds
                                (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

                        (iv) there is a consummated merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

                        (v) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                (d) Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                (e)     Committee. "Committee" means the Committee described in
        Section 4 of the Plan.

                (f) Deferred Stock Award. "Deferred Stock Award" means Stock to be received under an Award made pursuant to Section 10 of the Plan, at the end of a specified deferral period.

                (g) Disability. "Disability" means a disability as determined under procedures established by the Committee for purposes of this Plan.

                (h)     Effective Date. ____________, 2004.

                (i) Fair Market Value. "Fair Market Value" of a share of stock means, as of any given date: (i) if the stock is listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), the last sale price of a share of stock before the 4 p.m. ET closing time (or equivalent earlier time for partial trading days) on the last preceding day on which the common stock was traded, as reported by such exchange or NASDAQ, or on a composite tape reflecting transactions on such exchange or by NASDAQ, as the case may be; (ii) if the stock is not listed on a national securities exchange or quoted on the NASDAQ, but is traded in the over-the-counter market, the average of the high bid and asked prices for a share of stock on the last preceding day for which such quotations are reported by the National Quotation Bureau, Inc.; and
        (iii) if the fair market value of a share of stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors or the Committee, as the case may be, shall determine, which determination shall be conclusive as to the Fair Market Value of the stock.

                (j) Incentive Stock Option. "Incentive Stock Option" means an Option that is intended to be and is designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                (k) Non-Qualified Stock Option. "Non-Qualified Stock Option" means any Option that is not an Incentive Stock Option.

                (l) Option. "Option" means any option to purchase shares of Stock that is granted pursuant to the Plan.

                (m) Other Stock-Based Award. "Other Stock-Based Award" means an Award under Section 11 that is valued, in whole or in part, by reference to or is otherwise based upon Stock.

                (n) Restricted Stock Award. "Restricted Stock Award" means Stock received under an Award made pursuant to Section 8 of the Plan and subject to specified restrictions.

                (o) Stock. "Stock" means the common stock of the Company, par value $0.001 per share.

                (p) Stock Appreciation Right. "Stock Appreciation Right" means an Award made pursuant to Section 7 of the Plan.

                (q) Stock Bonus Award. "Stock Bonus Award" means Stock received under an Award made pursuant to Section 9 of the Plan.

                (r) Subsidiary. "Subsidiary" means any present or future (i) subsidiary corporation of the Company, as such term is defined in
        Section 424(f) of the Code, or (ii) unincorporated business entity in which the Company owns, directly or indirectly, 50% or more of the voting rights, capital or profits.

        3. SHARES RESERVED UNDER THE PLAN. Subject to adjustment as provided in Section 13, the total number of shares which may be issued and/or delivered under the Plan is three million (3,000,000), which includes shares issued under the EMI Replacement Plan. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Shares subject to an Award under the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant, including the number of shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will become available for Awards under the Plan. In addition, in the case of any Award granted in substitution for awards of a company or business acquired by the Company or a Subsidiary, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be deemed to be available under the Plan by virtue of the Company's assumption of the plan or arrangement of the acquired company or business.

        Subject to the provisions of Section 13, the maximum numbers of shares subject to Options, Restricted Stock Awards, Stock Bonus Awards, Deferred Stock Awards and Other Stock-Based Awards to any employee who is employed by the Company or any Subsidiary on the last day of any taxable year of the Company, shall be 2,000,000 shares during the term of the Plan.

        4.      ADMINISTRATION.

                (a) Committee's Authority. The Plan will be administered by the Board or, at its discretion, a committee comprised of at least two persons who are: (i) "Non-Employee Directors" as defined in Rule 16b-3 of the Securities and Exchange Commission; (ii) "Independent Directors" as defined in NASD Rule 4200; and (iii) "outside directors" as defined under Section 162(m) of the Code; as the Board may from time to time designate (the "Committee"). The Committee shall have the authority to interpret the Plan, prescribe, amend and rescind any rules or regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Any decision of the Board or Committee with respect to the interpretation or administration of the Plan shall be made in the Board or the Committee's sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Company, its Subsidiaries and participants and their beneficiaries or successors). A majority of the members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice of meeting of the Committee by a writing signed by all of the Committee members.

                (b) Manner of Exercise of Committee's Authority. The Committee may, from time to time, delegate any or all of its duties, powers and authority to any officer or manager of the Company or any Subsidiary or affiliate, except to the extent such delegation would be inconsistent with Rule 16b-3 of the Securities and Exchange Commission or other applicable law, rule or regulation. The Chief Executive Officer of the Company, on behalf of the Committee, shall have the authority to grant Awards under the Plan, other than to persons subject to Section 16 of the Securities Exchange Act of 1934; provided, however, that the Chief Executive Officer of the Company shall notify the Committee of any such Awards made pursuant to the delegated authority under this Section 4(b).

        5. ELIGIBILITY. Participants in the Plan will consist of such officers and other employees of the Company and its Subsidiaries as the Committee in its sole discretion may designate from time to time to receive Awards hereunder. The Committee's designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year. The Committee shall consider such factors as it deems appropriate in selecting participants and in determining the type and amount of their respective Awards, including without limitation (i) the financial condition of the Company; (ii) anticipated profits for the current or future years; (iii) contributions of participants to the profitability and development of the Company; (iv) prior Awards to participants; and (v) other compensation provided to participants. In addition, Awards (excluding Incentive Stock Options) may be granted under the Plan to any person, including, but not limited to, independent agents, consultants and attorneys who the Committee believes has contributed to or will contribute to the success of the Company.

        6. OPTIONS. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option. Only employees of the Company or any Subsidiary are eligible to receive Incentive Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Options may be granted alone or in addition to other Awards granted under the Plan. The terms and conditions of each Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written stock option agreement between the Company and the participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. No person shall have any rights under any Option granted under the Plan unless and until the Company and the person to whom such Option shall have been granted shall have executed and delivered an agreement expressly granting the Option to such person and containing provisions setting forth the terms and conditions of the Option. The terms and conditions of any Option granted hereunder need not be identical to those of any other Option granted hereunder. The stock option agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

                (a) Type of Option. Each stock option agreement shall identify the Option represented thereby as an Incentive Stock Option or a Non-Qualified Stock Option, as the case may be. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

                (b) Option Price. The Incentive Stock Option exercise price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an employee referred to in Section 6(f)(ii) below) of the Fair Market Value of the shares of Stock subject to the Incentive Stock Option on the date the Incentive Stock Option is granted. The Non-Qualified Stock Option exercise price shall be fixed by the Committee and may be equal to, more than or less than 100% of the Fair Market Value of the shares of Stock subject to the Non-Qualified Stock Option at the time the Option is granted, but in no event less than the par value of the Stock.

                (c) Exercise Term. Each stock option agreement shall state the period or periods of time within which the Option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no Option shall be exercisable after ten (10) years from the date of grant thereof (or, in the case of an Incentive Stock Option granted to an employee referred to in Section 6(f)(ii) below, such term shall in no event exceed five (5) years from the date on which such Incentive Stock Option is granted). The Committee shall have the power to permit an acceleration of previously established exercise upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

                (d) Payment for Shares. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the stock option agreement by the participant entitled to exercise the Option and full payment for the shares of Stock with respect to which the Option is exercised has been received by the Company. The Committee, in its sole discretion, may permit all or part of the payment of the exercise price to be made, to the extent permitted by applicable statutes and regulations, either: (i) in cash, (ii) in whole shares of Stock which are already owned by the holder of the Option, (iii) partly in cash and partly in such Stock, or
        (iv) in any other form of legal consideration as provided for under the terms of the stock option agreement. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to -------- ------- deliver certificates for shares of Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Payments in the form of Stock (which shall be valued at the Fair Market Value of a share of Stock on the date of exercise) shall be made by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. In addition to the foregoing, payment of the exercise price may be made by delivery to the Company by the optionee of an executed exercise form, together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares covered by the option and deliver the sale or margin loan proceeds directly to the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 13 of the Plan. Each exercise of an Option shall reduce, by an equal number, the total number of shares of Stock that may thereafter be purchased under such Option.

                (e)     Rights Upon Termination of Employment.

                        (i) Termination by Reason of Death. In the event that a participant's employment terminates by reason of death, any Option held by such participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee, in its sole discretion, may determine at or after the time of grant, for a period of three (3) months (or such other period as the Committee, in its sole discretion, may specify at or after the time of grant) from the date of death or until the expiration of the stated term of such Option, whichever period is the shorter.

                        (ii) Termination by Reason of Disability. In the event a participant's employment terminates by reason of Disability, any Option held by such participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee, in its sole discretion, may determine at or after the time of grant, for a period of three (3) months (or such other period as the Committee, in its sole discretion, may specify at or after the time of grant) from the date of such termination of employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the participant dies within such three (3) month period, any unexercised Option held by such participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of three (3) months from the date of death, or such other period as determined by the Committee in its sole discretion, but not later than the expiration of the term of the Option.

                        (iii) Termination by Reason of Retirement. In the event a participant's employment terminates by reason of retirement, any Option held by such participant may thereafter be exercised by the participant, to the extent it was exercisable at the time of termination, for a period of three
                                (3) months (or such other period as the Board or the Committee, as the case may be, may specify at or after the time of grant) from the date of such termination of employment or such other period as determined by the Committee in its sole discretion, but not later than the expiration of the term of the Option; provided, however, that if the participant dies within such three (3) months period, any unexercised Option held by such participant shall thereafter be exercisable to the extent to which it was exercisable at the time of retirement for a period of (3) months from the date of death, or such other period as determined by the Committee in its sole discretion, but not later than the expiration of the term of the Option.

                        (iv) Other Termination. Unless otherwise determined by the Committee, in its sole discretion, at or after the time of grant, if a participant's employment terminates for any reason other than death, Disability or retirement, such Option may be exercised for a period of three (3) months from the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter; except that if a participant is terminated for "Cause" (as defined below), the Stock Option shall thereupon automatically terminate. For purposes of this Plan, "Cause" shall mean (1) the conviction of the participant of a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty by the participant in the course of fulfilling his or her employment duties, or (3) the willful and deliberate failure on the part of the participant to perform his or her employment duties in any material respect; provided, however, that if a participant has entered into an employment agreement with the Company, any definition of "cause" contained in such employment agreement will supercede the definition provided for herein. The determination of Cause will be made by the Committee, in its sole discretion.

                (f) Special Incentive Stock Option Rules. Notwithstanding the foregoing, in the case of an Incentive Stock Option, each stock option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such Option as an Incentive Stock Option under the Code including, without limitation, the following:

                        (i) To the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of the Stock, with respect to which Incentive Stock Options granted under this Plan (and all other plans of the Company and its Subsidiaries) become exercisable for the first time by any person in any calendar year, exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options.

                        (ii) No Incentive Stock Option shall be granted to any employee if, at the time the Incentive Stock Option is granted, the employee (by reason of the attribution rules applicable under Section 424(d) of the Code) owns more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary unless at the time such Incentive Stock Option is granted the Option exercise price is at least 110% of the Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the shares of Stock subject to the Incentive Stock Option and such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

                        (iii) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option shall thereafter be treated as a Non-Qualified Stock Option.

        7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights entitle participants to increases in the Fair Market Value of shares of Stock. The terms and conditions of each Stock Appreciation Right granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

                (a) Award. Stock Appreciation Rights shall entitle the participant, subject to such terms and conditions determined by the Committee, to receive upon exercise thereof an award equal to all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise, over (ii) a specified price which shall not be less than 100% of the Fair Market Value of the Stock at the time the right is granted or, if connected with a previously issued Option, not less than 100% of the Fair Market Value of the Stock at the time such Option was granted. Such amount may be paid by the Company in cash, Stock (valued at its then Fair Market Value) or any combination thereof, as the Committee may determine. Stock Appreciation Rights may be, but are not required to be, granted in connection with a previously or contemporaneously granted Option. In the event of the exercise of a Stock Appreciation Right which is fully or partially settled in shares of Stock, the number of shares reserved for issuance hereunder shall be reduced by the number of shares issued upon exercise of the Stock Appreciation Right.

                (b) Term. Each agreement shall state the period or periods of time within which the Stock Appreciation Right may be exercised, in whole or in part, subject to such terms and conditions prescribed for such purpose by the Committee, provided that no Stock Appreciation Right shall be exercisable after ten (10) years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

                (c)     Rights Upon Termination of Employment.

                        (i) Termination by Reason of Death or Disability. Except as otherwise provided in the written agreement relating to the participant's Stock Appreciation Right, in the event that a participant's employment terminates by reason of death or Disability, any Stock Appreciation Right held by such participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee, in its sole discretion, may determine at or after the time of grant, for a period of three (3) months (or such other period as the Committee, in its sole discretion, may specify at or after the time of grant) from the date of death or Disability or until the expiration of the stated term of such Stock Appreciation Award, whichever period is the shorter.

                        (ii) Other Termination. Except as otherwise provided in the written agreement relating to the participant's Stock Appreciation Right, in the event that a participant's employment terminates for any reason, other than death or Disability, any rights of the participant under any Stock Appreciation Right shall immediately terminate; except that if the participant is involuntarily terminated by the Company without "Cause" (as defined in Section 6(e)(iv) above), such Stock Appreciation Award may be exercised for a period of three (3) months from the date of such termination or until the expiration of the stated term of such Stock Appreciation Award, whichever period is the shorter.

        8. RESTRICTED STOCK AWARDS. Restricted Stock Awards shall consist of shares of Stock restricted against transfer and subject to a substantial risk of forfeiture. The terms and conditions of each Restricted Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

                (a) Vesting Period. Restricted Stock Awards shall be subject to the restrictions described in the preceding paragraph over such vesting period as the Committee determines. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Restricted Stock Awards to any participant may also be subject to certain conditions with respect to attainment of one or more pre-established performance objectives which shall relate to corporate, Subsidiary, division, group or unit performance in terms of growth in gross revenue, earnings per share (or ratios of earnings to equity or assets), net profits, stock price, market share, sales or costs. In order to take into account unforeseen events or changes in circumstances, such objectives may be adjusted by the Committee in its sole discretion; provided, to the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such objectives may not be adjusted by the Committee to increase an Award but only to reduce or eliminate an Award.

                (b) Restriction Upon Transfer. Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, except as herein provided or as provided in any agreement entered into between the Company and a participant in connection with the Plan, during the vesting period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares, until such time as the participant disposes of the shares or forfeits the shares pursuant to the agreement relating to the Restricted Stock Award.

                (c)     Termination of Employment.

                        (i) Termination by Reason of Death or Disability. Except as otherwise provided in the written agreement relating to the participant's Restricted Stock Award, in the event that a participant's employment terminates by reason of death or Disability, all shares of a Restricted Stock Award which are not subject to any unlapsed restrictions as of the date of death or Disability shall become vested. Any rights of the participant or his or her legal representatives under any Restricted Stock Award that remain unvested shall immediately terminate and shall be forfeited to the Company without payment of any consideration.

                        (ii) Other Termination. Except as otherwise provided in the written agreement relating to the participant's Restricted Stock Award, in the event that a participant's employment terminates for any reason other than death or Disability, any rights of the participant or his or her legal representatives under any Restricted Stock Award that remain unvested shall immediately terminate and shall be forfeited to the Company without payment of any consideration.

        9. STOCK BONUS AWARDS. Stock Bonus Awards shall consist of awards of shares of Stock. To the extent the Committee deems necessary or appropriate to protect against the loss of deductibility pursuant to Section 162(m) of the Code, the Committee may, in its sole discretion, grant a Stock Bonus Award based upon corporate, division, Subsidiary, group or unit performance in terms of growth in gross revenue, earnings per share or ratios of earnings to equity or assets, net profits, stock price, market share, sales or costs or, with respect to participants not subject to Section 162(m) of the Code, such other measures or standards determined by the Committee in its discretion. In order to take into account unforeseen events or changes in circumstances, such performance objectives may be adjusted; provided, to the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to
Section 162(m) of the Code, such performance objectives may not be adjusted by the Committee to increase an Award but only to reduce or eliminate an Award.

        The terms and conditions of each Stock Bonus Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. In addition to any applicable performance goals, shares of Stock subject to a Stock Bonus Award may be: (i) subject to additional restrictions (including, without limitation, restrictions on transfer), or (ii) granted directly to a person free of any restrictions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

        10. DEFERRED STOCK AWARDS. Deferred Stock Awards under the Plan shall entitle participants to future payments of shares of Stock upon the expiration of a specified period of time ("Deferral Period") and upon the satisfaction of certain conditions during the Deferral Period. The terms and conditions of each Deferred Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

                (a) Vesting Period. Upon the expiration of the Deferral Period (or the Additional Deferral Period referred to in sub-section (b) below, where applicable) with respect to each Deferred Stock Award and the satisfaction of any other applicable limitations, terms or conditions, such Deferred Stock Award shall become vested in accordance with the terms of the agreement relating to the Deferred Stock Award. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Deferred Stock Awards to any participant may also be subject to certain conditions with respect to attainment of one or more pre-established performance objectives which shall relate to corporate, Subsidiary, division, group or unit performance in terms of growth in gross revenue, earnings per share or ratios of earnings to equity or assets, net profits, stock price, market share, sales or costs. In order to take into account unforeseen events or changes in circumstances, such performance objectives may be adjusted by the Committee in its sole discretion; provided, to the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such performance objectives may not be adjusted by the Committee to increase an Award but only to reduce or eliminate an Award. The Participant shall not be a stockholder with respect to any shares subject to a Deferred Stock Award until such shares vest and are issued to the participant in accordance with the terms of the Deferred Stock Award agreement.

                (b) Additional Deferral Period. A participant may request to defer (and, based thereon, the Committee may at any time defer) the receipt of all or any part of a Deferred Stock Award for an additional specified period or until a specified event ("Additional Deferral Period"). Except as otherwise agreed to by the Committee, such request must be made at least one (1) year prior to the expiration of the Deferral Period for such Deferred Stock Award or part thereof.

                (c)     Termination of Continuous Service.

                        (i) Termination by Reason of Death or Disability. Except as otherwise provided in the written agreement relating to the participant's Deferred Stock Award, in the event that a participant's employment terminates by reason of death or Disability, the participant shall be vested in his or her Deferred Stock Award to the extent vested at the time of such termination of employment. Any rights of the participant or his or her legal representatives under any Deferred Stock Award that remain unvested shall immediately terminate and shall be forfeited to the Company without payment of any consideration.

                        (ii) Other Termination. Except as otherwise provided in the written agreement relating to the participant's Deferred Stock Award, in the event that a participant's employment terminates for any reason other than death or Disability, any rights of the participant or his or her legal representatives under any Deferred Stock Award that remain unvested shall immediately terminate and shall be forfeited to the Company without payment of any consideration.

        11. OTHER STOCK-BASED AWARDS. Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, convertible or exchangeable debentures, or other rights convertible into shares of Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other awards under the Plan or any other plan of the Company. The terms and conditions of each Other Stock-Based Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time.

        To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Other Stock-Based Awards to any Participant may also be subject to certain conditions with respect to attainment of one or more pre-established performance objectives which shall relate to corporate, Subsidiary, division, group or unit performance in terms of growth in gross revenue, earnings per share (or ratio of earnings to equity or assets), net profits, stock price, market share, sales or costs. In order to take into account unforeseen events or changes in circumstances, such performance objectives may be adjusted; provided, to the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such performance objectives may not be adjusted by the Committee to increase an Award but only to reduce or eliminate an Award.

        12. INTERNATIONAL PARTICIPANTS. The Committee may, in its sole discretion, make Awards under the Plan to employees of the Company and its Subsidiaries who reside outside the United States. The Committee may amend the terms of the Plan or Awards or establish one or more sub-plans with respect to such participants in order to conform such terms with the requirements of local law or otherwise to further the interests of the Plan.

        13. ADJUSTMENTS UPON THE OCCURRENCE OF CERTAIN EVENTS. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, such substitutions or adjustments shall be made in the (a) aggregate number and kind of shares reserved for issuance under this Plan, (b) number, kind and exercise price of shares of Stock subject to outstanding Options granted under this Plan, and (c) number, kind, purchase price and/or appreciation base of shares of Stock subject to other outstanding Awards granted under this Plan, as may be determined to be appropriate by the Board or the Committee, as the case may be, in its sole discretion, in order to prevent dilution or enlargement of rights; provided, however, that the number of shares subject to any Award shall always be a whole number.

        14. CHANGE OF CONTROL. In the event of a Change of Control, Awards granted under this Plan shall be subject to the following provisions, unless the provisions of this Section 14 are suspended or terminated by the Board prior to the occurrence of such a "Change of Control":

                (a) all outstanding Options which have been outstanding for at least six (6) months shall become exercisable in full, whether or not otherwise exercisable at such time, and any such Option shall remain exercisable in full thereafter until it expires pursuant to its terms; and

                (b) all restrictions and deferral limitations contained in Restricted Stock Awards, Deferred Stock awards and Other Stock-Based Awards granted under the Plan shall lapse.

        15. TERM OF PLAN, AMENDMENT AND TERMINATION OF PLAN. The Plan shall continue in effect until terminated by the Board, except that no Award shall be granted more than ten (10) years after the date of adoption of this Plan. The Board may at any time, and from time to time, amend any of the provisions of this Plan, and may at any time suspend or terminate the Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of Stock if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of Rule 16b-3, Section 162(m) of the Code or any other applicable law, rule or regulation. The Board or the Committee, as the case may be, may amend the terms of any Option or other Award theretofore granted under the Plan; provided, however, that subject to Section 13 above, no such amendment may be made by the Board or the Committee, as the case may be, which in any material respect impairs the rights of the optionee or participant without the optionee's or participant's consent, except for such amendments which are made to cause this Plan to qualify for the exemption provided by Rule 16b-3 or to be in compliance with the provisions of Section 162(m).

        16.     GENERAL PROVISIONS.

                (a) Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation purposes. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those creditors of the Company.

                (b) Acceleration of Excercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

                (c) Compliance With Law. The obligations of the Company with respect to all Awards under this Plan shall, be subject to (i) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the rules and regulations of any securities exchange or association on which the Stock may be listed or quoted.

                (d) Shares Acquired for Investment Purposes. The Board or the Committee, as the case may be, may require each person acquiring granted Options or other Awards under this Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares for investment without a view towards the distribution thereof.

                (e) Effect on Other Plans. Any Award made under this Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

                (f) Implementation of Other Incentive Arrangements by Company. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock and cash otherwise than under this Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

                (g) Restrictions on Stock/Stock Legends. All certificates for shares of Stock delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Board or the Committee, as the case may be, may deem to be advisable in order to assure compliance with the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Board or the Committee, as the case may be, may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                (h) Award Agreements. The Board or the Committee, as the case may be, may terminate any Award made under this Plan if a written agreement relating thereto is not executed and returned to the Company within thirty (30) days after such agreement has been delivered to the optionee or participant for his or her execution.

                (i) Non-Assignability. No right or Award hereunder shall in any manner be subject to the debts, contracts, liabilities or torts of the person entitled to such right or Award. No Award under the Plan shall be assignable or transferable by the participant except by will, by the laws of descent and distribution and by such other means as the Committee may approve from time to time, and all awards shall be exercisable, during the participant's lifetime, only by the participant or the participant's guardian or legal representative. Any attempted assignment, sale, transfer, pledge, mortgage, encumbrance, hypothecation, or other disposition of an award under the Plan contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon an award under the Plan shall be null and void and without effect.

                (j) Withholding. The Company's obligations hereunder in connection with any Award shall be subject to applicable foreign, federal, state and local withholding tax requirements. Foreign, federal, state and local withholding tax due under the terms of the Plan may be paid in cash or shares of Stock (either through the surrender of already-owned shares of Stock that the participant has held for the period required to avoid a charge to the Company's reported earnings or the withholding of shares of Stock otherwise issuable upon the exercise or payment of such award having a Fair Market Value equal to the required withholding) and upon such other terms and conditions as the Committee shall determine;

        provided, however, the Committee, in its sole discretion, may require that such taxes be paid in cash; and provided, further, any election by a participant subject to Section 16(b) of the Securities Exchange Act of 1934 to pay his or her withholding tax in shares of Stock shall be subject to and must comply with Rule 16b-3 of the Securities Exchange Act of 1934.

                (k) Leave of Absence. A leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Any Option granted or Awards made under this Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Company or any Subsidiary.

                (l) Single or Multiple Agreements. Multiple forms of Awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

                (m) Rights of a Stockholder. The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until shares of Stock are issued to him.

                (n) No Right to Continued Employment. Nothing contained in this Plan or in any Award hereunder shall be deemed to confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

                (o) Indemnification. No member of the Board or the Committee, nor any officer or employee of the Company or a Subsidiary acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

                (p) Non-Uniform Determination. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

                (q) Additional Requirements May Be Imposed. Awards under the Plan may also be subject to other provisions (whether or not applicable to the Award provided to any other participant) as the Committee determines appropriate, including, without limitation, provisions for the purchase of Stock under Options in installments, provisions for the payment of the purchase price of Stock under Options by delivery of other Stock of the Company having a then market value equal to the purchase price of such shares, restrictions on resale or other disposition, such provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

                (r) Severability. If any of the terms or provisions of this Plan, or awards made under this Plan, conflict with the requirements of
        Section 162(m) or Section 422 of the Code with respect to Awards subject to or governed by Section 162(m) or Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Section 162(m) or Section 422 of the Code. With respect to an Incentive Stock Option, if this Plan does not contain any provision required to be included herein under Section 422 of the Code (as the same shall be amended from time to time), such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out herein.

                (s) Successors. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

                (t) Governing Law. This Plan and all agreements executed in connection with the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law doctrine.

                (u) Gender and Number. Words denoting the masculine gender shall include the feminine gender, and words denoting the feminine gender shall include the masculine gender. Words in the plural shall include the singular, and the singular shall include the plural.

                (v) Headings. The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

                (w) Plan Provisions Control. The terms of the Plan govern all Awards granted under the Plan, and in no event will the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan, the term in the Plan shall control.

                (x) No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any agreement executed in connection with the Plan, any Award granted under the Plan, or any rule, regulation or procedure established by the Committee.

                                                                      APPENDIX F




             ---------------------------------------------------

                                THE FINDWHAT.COM
                           EMI REPLACEMENT OPTION PLAN

               ---------------------------------------------------







                  DATE OF ADOPTION     [          ]
                  EXPIRY DATE          [          ]







                  NOTICE OF OPTIONS GRANTED UNDER THIS PLAN MUST BE SUBMITTED TO THE INLAND REVENUE WITHIN NINETY TWO
                  (92) DAYS OF THE DATE OF GRANT OF EACH OPTION












                                Baker & McKenzie
                              100 New Bridge Street
                                 London EC4V 6JA
                                     CJC/SYM

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Plan the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:

1.1.1    "ADOPTION DATE"            means the date on which this Plan is adopted
                                    by the Company;

1.1.2    "ASSOCIATED COMPANY"       means any firm, company or other
                                    organisation:

                                    (i)      which is directly or indirectly
                                             Controlled by the Company; or

                                    (ii)     which directly or indirectly
                                             Controls the Company; or

                                    (iii)    which is directly or indirectly
                                             Controlled by a third party who
                                             also directly or indirectly
                                             Controls the Company;

1.1.3    "AUDITORS"                 means the Company's auditors for the time
                                    being;

1.1.4    "THE BOARD"                means the Board of Directors or other
                                    governing body for the time being of the Company or, except in Rule 11.6, any duly authorised committee thereof;

1.1.5    "CHANGE OF CONTROL"        means the transfer (whether through a single
                                    transaction or a series of transactions) of Shares to any person (or persons connected with each other, or persons acting in concert with each other) who, as a consequence of such transfer of Shares would obtain Control (direct or indirect) of the Company, or a merger or consolidation or takeover of the Company;

1.1.6    "THE COMPANY"              means FindWhat.com, a Delaware corporation;

1.1.7    "CONTROL"                  has the same meaning as in section 840
                                    of the Income and Corporation Taxes Act
                                    1988;

1.1.8    "DATE OF GRANT"            means, in relation to the grant of a
                                    Replacement Option, the date the option
                                    being replaced was originally granted;

1.1.9    "ELIGIBLE EMPLOYEE"        means any employed director or any employee
                                    of the Company or any Qualifying Subsidiary whose committed time (as defined in paragraph 26(2) of Schedule 5) equals at least 25 hours per week or, if less, 75% of his working time (as defined in paragraph 27 of Schedule 5);

1.1.10  "EXERCISE PRICE"            means the price at which each Share subject
                                    to an Option may be acquired on the exercise of that Option, being a price determined by the Board in good faith in its discretion;

1.1.11  "MARKET VALUE"              means the market value of a Share determined
                                    in accordance with the provisions of Part
                                    VIII of the Taxation of Chargeable Gains Act
                                    1992 and agreed with the Inland Revenue's
                                    Shares Valuation;

1.1.12   "OPTION"                   means a right to acquire Shares pursuant to
                                    this Plan which is still subsisting;

1.1.13   "OPTION HOLDER"            means an individual to whom an Option has
                                    been granted or his personal
                                    representatives;

1.1.14   "THIS PLAN"                means the FindWhat.com EMI Replacement
                                    Option Plan as from time to time amended;

1.1.15   "QUALIFYING SUBSIDIARY"    means any company which falls within
                                    paragraph 11 of Schedule 5;

1.1.16   "REPLACEMENT OPTION"       has the meaning given in paragraph 41 of
                                    Schedule 5;

1.1.17   "RULES"                    means the Rules of this Plan;

1.1.18   "SALE"                     means a sale of all or substantially all the
                                    assets of the Company and its Subsidiaries, if any;

1.1.19   "SCHEDULE 5"               means Schedule 5 to the Income Tax (Earnings
                                    and Pensions) Act 2003;

1.1.20   "SHARES"                   means Common Stock with a par value of
                                    $0.001 each in the capital of the Company which comply with paragraph 35 of Schedule
                                    5.

1.2      Except insofar as the context otherwise requires:

1.2.1    words denoting the singular shall include the plural and vice versa;

1.2.2    words denoting the masculine gender shall include the feminine gender;

1.2.3 a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

2.       PURPOSE OF THE PLAN

2.1 The purpose of the Plan is to grant Options for commercial reasons in order to retain Eligible Employees, and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.

2.2 Only Options which are Replacement Options may be granted by the Board under this Plan.


3.       GRANT OF OPTIONS

3.1 Subject to the limits set out in these Rules and Schedule 5, the Board may, in its absolute discretion, at any time grant Options to Eligible Employees as it shall select. No further Options may be granted whilst there exist subsisting Options granted under the Plan where their grant would breach any limits set out in these Rules or Schedule 5.

3.2 An Option shall be personal to the Option Holder and may not, save as otherwise specifically provided in this Plan, be transferred, assigned or charged.

3.3 No Option shall be granted under the Plan to any person who is precluded by paragraph 28 (material interest) of Schedule 5 from eligibility.


4.       OPTION AGREEMENTS

4.1 Options granted pursuant to Rule 3.1 above will be evidenced by an Option Agreement signed by the Option Holder to indicate his or her acceptance of its terms. The Option Agreement shall state the Date of Grant of the Option, that it is granted pursuant to Schedule 5, the number, or maximum number, of Shares subject to the Option, the Exercise Price payable for each Share subject to the Option and any conditions or vesting provisions which attach to the exercise of the Option, and details of any restrictions (including risk of forfeiture provisions and any related conditions) attaching to the Shares subject to the Option.

4.2 The Option Agreement shall be in substantially the form attached to this Plan as Schedule I or in such other form as the Board may from time to time prescribe which complies with the requirements of Schedule 5.

4.3 An Option Holder may renounce any Option granted to him within 30 days after the Date of Grant and if an Option is so renounced it will be deemed never to have been granted to him.

5.       PLAN LIMITS

5.1 This Plan shall commence on the Adoption Date and shall (unless previously terminated by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the expiry of a period of 10 years from such date. Upon termination (however it occurs) no further Options shall be granted, but termination shall be without prejudice to any accrued rights in existence at the date of termination.

5.2 The power of the Board to grant Options under Rule 3 shall be limited and take effect so that following any grant of Options under the Plan, an Option Holder will not hold Options granted under the Plan or any UK Inland Revenue approved CSOP scheme operated by the Company or any Qualifying Subsidiary over Shares with an aggregate market value in excess of any limit as may apply from time to time under Schedule 5, determined on the basis of the Market Value of the Shares as at the Date of Grant of the relevant Option and the market value as at the date of grant of any options granted under any UK Inland Revenue approved CSOP scheme.

5.3 The number of Shares over which Options are granted under this Plan shall be taken into account when calculating the share limits contained in section 3 of the FndWhat.com 2003 Stock Incentive Plan, in accordance with the terms of that section.

6.       TIME OF EXERCISE

6.1 Options shall vest in accordance with the terms of the Option Agreement and shall only become exercisable (subject to Rule 6.2 or any contrary specific provision contained in the Option Agreement) on the earliest to occur of the following:

6.1.1 the Board serving written notice on all Option Holders of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Sale, other than in circumstances where the assets are sold to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Sale;

6.1.2 the Board serving written notice on all Option Holders of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Change of Control, other than in circumstances where the Change of Control is to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Change of Control;

6.1.3 the date on which an Option Holder ceases to be an Eligible Employee of the Company or any Qualifying Subsidiary for any reason other than where he so ceases as a result of termination on his committing any breach which would entitle the Company or any Associated Company to terminate without notice that Option Holder's position as an Eligible Employee of the Company or any Associated Company whether under the terms of that Option Holder's employment contract or otherwise;

6.1.4             on each date that the Option shall vest whether in whole or in part in accordance with the Option Agreement.

6.2 Options shall vest (but not become exercisable purely as a result of this Rule 6.2) if the Company serves a notice of intention to procure (an "Intention Notice") that Option Holders are to be granted new rights within six months of an event under Rule 6.1.1 or 6.1.2 in substitution for all or any part of the rights they hold as Option Holders. The Company has the right to revoke the Intention Notice prior to the said event to the effect that the Intention Notice had never been served and may instead serve notice under Rules 6.1.1 or 6.1.2.

6.3 Where new rights are granted in accordance with Rule 6.2, they must be, in the opinion of the Auditors (acting as experts and not as arbitrators) no less valuable overall than the prior rights.

7.       LAPSE OF OPTIONS

7.1      Options shall lapse on the earliest of the following dates:

7.1.1             the tenth anniversary of the Date of Grant;

7.1.2 subject to Rule 7.2, immediately on completion or, if earlier, the expiry of the date specified in the written notice of the Sale or Change of Control in accordance with Rule 6.1.1 or Rule 6.1.2 above;

7.1.3 immediately upon the date on which an Option Holder commits any breach which would entitle the Company or any Associated Company to terminate without notice the employment of the Option Holder as an Eligible Employee of the Company or any Associated Company whether under the terms of that Option Holder's employment contract or otherwise;

7.1.4 one month after the date on which an Option Holder ceases to be an Eligible Employee of the Company or any Associated Company in accordance with Rule 6.1.3 above;

7.1.5 the passing of an effective resolution or the making of an order by the Court for the winding-up of the Company.

7.2 Where an Intention Notice has been served under Rule 6.2 and has not been revoked, the Option shall lapse at the expiry of six months from the date of the Sale or Change of Control (as applicable) or earlier at the date (if any) specified in the Intention Notice.

8.       MANNER OF EXERCISE OF OPTIONS

8.1 An Option shall be exercised by notice in writing (in the form prescribed by the Company) given by the Option Holder, or as the case may be his personal representatives, to the Company and the notice of exercise of the Option shall be accompanied by:

8.1.1           the relevant Option Agreement; and

8.1.2           a remittance for the total Exercise Price payable.

8.2 The Option Holder shall also deliver a remittance for the tax and/or social security contributions, if required by the Company or an Associated Company pursuant to Rule 10.3, as a condition of receiving the Shares pursuant to Rule 8.3.

8.3 Within 30 days after receipt of a notice of exercise, the Option Agreement and the appropriate remittance (if any) required pursuant to Rule 8.1 above, the Board shall issue or procure the transfer to the Option Holder of the number of Shares in respect of which the Option has been validly exercised. Save for any rights determined by reference to a date on or before the date of issuance, any Shares which are issued shall rank pari passu and as one class with the other issued shares of the same class.

8.4 In respect of any Shares issued under this Plan at a time when the Shares are listed on a stock exchange, the Company shall make application to the stock exchange in question for such Shares to be admitted to listing.

9.       VARIATION OF SHARE CAPITAL

9.1 Subject to Rule 9.2 below, in the event of any variation in the share capital of the Company (whenever affected) by way of capitalisation or rights issue, sub-division, consolidation, reduction or otherwise, the Board may make such adjustments as it considers appropriate to:

9.1.1 the number of Shares in respect of which any Option may be exercised; and

9.1.2 the Exercise Price at which Shares may be acquired by the exercise of any such Option; or

9.1.3 where any such Option has been exercised but no Shares have been issued or transferred to such exercise, the number of Shares which may be so issued or transferred and the Exercise Price at which they may be so acquired, provided that the overall value of the Option is unchanged and provided that no alteration may be made to an Option which falls outside the provisions of Schedule 5.

9.2 As soon as reasonably practicable after making any adjustment under Rule 9.1 above, the Board shall give notice in writing thereof to any Option Holder affected thereby.


10.      WITHHOLDING

The Company or any Associated Company shall be entitled to withhold, and the Option Holder shall be obliged to pay, the amount of any tax and/or national insurance contributions (including if applicable the employer's secondary Class 1 national insurance contributions) attributable to or payable in connection with the grant or any vesting, exercise, release or assignment of any Option (i) by deduction from the Option Holder's salary or other earnings or payments due at any time, (ii) directly from the Option Holder and/or (iii) by selling some of the Shares the Option Holder is entitled to receive on the exercise of the Option. The Company may also withhold some or all of the Shares due to the Option Holder on the exercise of the Option until such tax and/or national insurance contributions have been so recovered.

11.      ADMINISTRATION AND AMENDMENT

11.1 The Board shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan or Schedule 5) for the implementation and administration of this Plan as it thinks fit.

11.2 The decision of the Board, or any committee appointed pursuant to Rule 11.6, shall be final and binding in all matters relating to this Plan (other than in the case of matters to be confirmed by the Auditors in accordance with these Rules).

11.3 The Rules may be altered from time to time by the Board save that no alteration or addition may be made to the advantage of Option Holders without the approval of the Company in general meeting unless it is a minor amendment to benefit the administration of the Plan in which case the approval of the Company in general meeting is not necessary. No amendment shall be made which would adversely affect any of the subsisting rights of Option Holders without the written consent of Option Holders who, if all Subsisting Options were to be exercised in full, would become entitled to not less than three-quarters of all the Shares which would fall to be transferred and/or allotted.

11.4 Written notice of any amendment to this Plan shall be given to all Option Holders.

11.5 The Company shall not be obliged to provide Eligible Employees or Option Holders with copies of any notices, circulars or other documents sent to shareholders of the Company.

11.6 The Board may establish a committee to which it may delegate its powers under this Plan. The Board may, at any time, alter or direct the manner in which the committee shall act.

11.7 In any matter in which they are required to act under this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and their determinations shall be final and binding on all parties.

12.      GENERAL

12.1 No person shall be treated for the purposes of this Plan as ceasing to be an Eligible Employee of the Company or any Associated Company until he ceases to be an Eligible Employee of the Company and all other Associated Companies.

12.2 Notwithstanding any provision of any other Rule, the rights and obligations of any individual under the terms of his office or employment with the Company or any Associated Company shall not be affected by his participation in this Plan or any right which he may have to participate therein. An individual who is granted any Options pursuant to this Plan shall have no rights to compensation or damages in consequence of the termination of his office or employment with the Company or an Associated Company for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Options under this Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If an individual did acquire any such rights, he would be deemed to have waived them irrevocably by not renouncing the Option pursuant to Rule 3.3.

12.3 Save as otherwise provided in this Plan any notice or communication to be given by the Company to any Eligible Employee or Option Holder may be personally delivered or sent by fax or by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped. Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Option Holder concerned and the Company shall have no liability to any such persons in respect of any notification, document, share certificate or other communication so given, sent or made.

12.4 Any notice to be given to the Company shall be faxed, delivered or sent to the Company at its registered office and shall be effective upon receipt.

12.5 Options granted under this Plan shall be governed by and construed in accordance with the laws of England.

                                                    SCHEDULE I

                                   THE FINDWHAT.COM EMI REPLACEMENT OPTION PLAN

                                                 OPTION AGREEMENT

Name of Option Holder:          ______________________________________

Address of Option Holder:       ______________________________________

                                ______________________________________

                                ______________________________________

Date of this Option Agreement:  ______________________________________

Number of Shares

subject to Option:              ______________________________________

Exercise Price:                 ______________________________________



1. Find.What.com (the "Company") hereby grants to the Option Holder named above an Option to acquire the specified number of Shares in the Company at the Exercise Price, subject to the terms and conditions set out below. This Option is granted under Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 to replace the option the Option Holder was previously granted by Espotting Media Inc. on [INSERT DATE OF GRANT OF ORIGINAL OPTION] which qualified as an Enterprise Management Incentives (EMI) option.

2. The Option shall be exercisable subject to and in accordance with the Rules of the FindWhat.com EMI Replacement Option Plan and this Option Agreement. In the event of any conflict between the Rules and the terms of this Option Agreement, the Rules will prevail. Capitalised terms in this Option Agreement, which are not otherwise defined, shall bear the same meaning as those set out in the Rules.

3. VESTING. The Option shall be fully vested as of the date of this Option Agreement.

4. TAX WITHHOLDING. The Company or any Associated Company shall be entitled to withhold any tax and/or National Insurance contributions payable in connection with the exercise, assignment, release or cancellation of the Option by deduction from the Option Holder's salary or other earnings or payments due at any time, directly from the Option Holder and/or by selling some of the Shares the Option Holder is entitled to receive on the exercise of the Option. The Option Holder also agrees that the Company may withhold some or all of the Shares due to him/her on the exercise of the Option until such tax and/or National Insurance contributions have been so recovered.

5. NO ENTITLEMENT ON TERMINATION OF EMPLOYMENT. The Option Holder hereby agrees that cessation of the Option Holder's rights or entitlement to exercise Options (or any diminution in value of the same) resulting from termination of the Option Holder's employment by the Company (for any reason whatsoever and whether or not in breach of contract) shall not give rise to a claim for damages and, if (notwithstanding the foregoing) any such claim is found by the court of competent jurisdiction to have arisen, then the Option Holder, by entering into this Option Agreement, shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

6. DATA PROTECTION. The Option Holder hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Option Holder understands that the Company and its Associated Companies hold certain personal information about him, including his name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in his favour ("Data"). The Option Holder further understands that the Company and its Associated Companies will transfer Data as necessary for the purposes of this Option and may further transfer Data to any third parties assisting the Company and/or its Associated Companies in relation to the Plan. The Option Holder understands that recipients of Data may be located in the European Economic Area or elsewhere. The Option Holder authorises recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom he may elect to deposit any Shares acquired pursuant to this Option of such Data as may be required for the subsequent holding of Shares on his behalf), in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan.

7. TRANSFER OF EMPLOYER'S NATIONAL INSURANCE LIABILITY. The Option Holder hereby agrees to accept any liability for secondary Class 1 National Insurance contributions which may be payable by the Company or any Associated Company which employs him/her in connection with the Option, in accordance with the Form of Election set out in the following paragraphs:

                                FORM OF ELECTION

         Purpose of Election

         (a) This Election relates to the employer's secondary Class 1 National Insurance Contributions (the "Employer's Liability") which may arise on:

                  (i)      the acquisition of securities pursuant to the Option;
                           and/or
                  (ii) the assignment or release of the Option in return for consideration; and/or
                  (iii) the receipt of any other benefit in money or money's worth in connection with the
                           Option,

                  (each, a "Taxable Event") pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992.

The Election

(b) The Option Holder and the Company, on behalf of Espotting Media (UK) Limited (the "Employer"), jointly elect that the entire liability of the Employer to pay the Employer's Liability on the Taxable Event is hereby transferred to the Option Holder. The Option Holder understands that by signing this Election he or she will become personally liable for the Employer's Liability covered by this Election.

Payment of the Employer's Liability

(c) The Option Holder hereby authorises the Company and/or the Employer to collect the Employer's Liability from the Option Holder at any time after the Taxable Event:

         (i) by deduction from salary or any other payment payable to the Option Holder at any time on or after the date of the Taxable Event; and/or

         (ii) directly from the Option Holder by payment in cash or cleared funds; and/or

         (iii) by arranging, on behalf of the Option Holder, for the sale of some of the securities which the Option Holder is entitled to receive in respect of the Option.

(d) The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Option Holder until full payment of the Employer's Liability is received.

(e) The Company agrees to remit the Employer's Liability to the Inland Revenue on behalf of the Option Holder within 14 days after the end of the UK tax month during which the Taxable Event occurs.

Duration of Election

(f) The Option Holder and the Company agree to be bound by the terms of this Election regardless of whether the Option Holder is transferred abroad or is not employed by the Employer on the date on which the Employer's Liability becomes due.

(g) This Election will continue in effect until the earliest of the following:

         (i) the Option Holder and the Company agree in writing that it should cease to have effect;

         (ii) on the date the Company serves written notice on the Option Holder terminating its effect;

         (iii) on the date the Inland Revenue withdraws approval of this Election; or

         (iv) after due payment of the Employer's Liability in respect of the entirety of the Option to which this Election relates, such that the Election ceases to have effect in accordance with its terms.

The Option Holder agrees to the grant of this Option subject to the terms and conditions of the FindWhat.com EMI Replacement Option Plan and this Option Agreement

EXECUTED AS A DEED on behalf        )
of FINDWHAT.COM                     )


Authorised Signatory                        ____________________________

Authorised Signatory                        ____________________________



EXECUTED AS A DEED by               )
OPTION HOLDER                       )        ____________________________

In the presence of                  )

Witness Name                                 ____________________________

Witness Signature                            ____________________________

Witness Address                              ____________________________

                                                                    Appendix G


                          AGREEMENT AND PLAN OF MERGER


THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of ______________, 2004 by and between FindWhat.com, a Nevada corporation ("FindWhat.com"), and FindWhat.com, Inc., a Delaware corporation
("FindWhat.com-Delaware").

                                    RECITALS

WHEREAS, FindWhat.com-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, FindWhat.com is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, on the date of this Merger Agreement, FindWhat.com-Delaware has authority to issue 200,000,000 shares of Common Stock, $0.001 par value per share (the "FindWhat.com-Delaware Common Stock"), of which 1,000 shares are issued and outstanding and owned by FindWhat.com and 500,000 shares of Preferred Stock, $0.001 par value per share (the "FindWhat.com-Delaware Preferred Stock"), of which no shares are issued or outstanding;

WHEREAS, on the date of this Merger Agreement, FindWhat.com has authority to issue 200,000,000 shares of Common Stock, $.001 par value per share (the "FindWhat.com Common Stock"), of which __________ shares are issued and outstanding and 500,000 shares of Preferred Stock (the "FindWhat.com Preferred Stock"), of which no shares are issued and outstanding;

WHEREAS, the respective Boards of Directors for FindWhat.com-Delaware and FindWhat.com have determined that, for the purpose of effecting the reincorporation of FindWhat.com in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that FindWhat.com merge with and into FindWhat.com-Delaware upon the terms and conditions herein provided; and

WHEREAS, the respective Boards of Directors of FindWhat.com-Delaware and FindWhat.com, the shareholders of FindWhat.com, and the sole stockholder of FindWhat.com-Delaware have adopted and approved this Merger Agreement.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, FindWhat.com and FindWhat.com-Delaware hereby agree to merge as follows:

1. Merger. FindWhat.com shall be merged with and into FindWhat.com-Delaware, and FindWhat.com-Delaware shall survive the merger ("Merger"), effective upon the date of filing of a Certificate of Merger with the State of Delaware and Articles of Merger with the State of Nevada made effective in accordance with applicable law (the "Effective Date").

2. Governing Documents. The Amended and Restated Certificate of Incorporation of FindWhat.com-Delaware, attached hereto as Exhibit A (the "Certificate of Incorporation") shall continue to be the Certificate of Incorporation of FindWhat.com-Delaware as the surviving Corporation, unless and until thereafter changed or amended in accordance with the provisions thereof and applicable laws. The Amended and Restated Bylaws of FindWhat.com-Delaware, in effect on the Effective Date, shall continue to be the Bylaws of FindWhat.com-Delaware as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

3. Directors and Officers. The directors and officers of FindWhat.com shall become the directors and officers of FindWhat.com-Delaware upon the Effective Date and any committee of the Board of Directors of FindWhat.com shall become the members of such committees for FindWhat.com-Delaware. The directors of FindWhat.com who become the directors of FindWhat.com-Delaware shall be classified as provided in the Certificate of Incorporation. An individual director's class shall be determined by a majority of the FindWhat.com directors.

4. Succession. On the Effective Date, FindWhat.com-Delaware shall succeed to FindWhat.com in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

5. Further Assurances. From time to time, as and when required by FindWhat.com-Delaware or by its successors and assigns, there shall be executed and delivered on behalf of FindWhat.com such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in FindWhat.com-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FindWhat.com, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of FindWhat.com-Delaware are fully authorized in the name and on behalf of FindWhat.com or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6. Stock of FindWhat.com. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each one (1) share of FindWhat.com Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of FindWhat.com-Delaware Common Stock.

7. Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of FindWhat.com stock shall be deemed for all purposes to evidence ownership of and to represent the shares of FindWhat.com-Delaware stock into which the shares of FindWhat.com stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of FindWhat.com-Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to FindWhat.com-Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of FindWhat.com-Delaware stock evidenced by such outstanding certificate as above provided.

8. Options, Warrants and All Other Rights to Purchase Stock. Upon the Effective Date, each outstanding option, warrant or other right to purchase shares of FindWhat.com stock, including those options granted under the FindWhat.com 1999 Stock Incentive Plan (the "1999 Option Plan") and the FindWhat.com 2004 Stock Incentive Plan (the "2004 Option Plan" together with the 1999 Option Plan and any other plan adopted hereafter pursuant to which there is a right to purchase FindWhat.com stock, the "Option Plans"), shall be converted into and become an option, warrant, or right to purchase the same number of shares of FindWhat.com-Delaware stock, at a price per share equal to the exercise price of the option, warrant or right to purchase FindWhat.com stock and upon the same terms and subject to the same conditions as set forth in the Option Plans and other agreements entered into by FindWhat.com pertaining to such options, warrants, or rights. A number of shares of FindWhat.com-Delaware stock shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of FindWhat.com stock so reserved as of the Effective Date. As of the Effective Date, FindWhat.com-Delaware shall assume all obligations of FindWhat.com under agreements pertaining to such options, warrants, and rights, including the Option Plans, and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.

9.      Other Employee Benefit Plans. As of the Effective Date,
FindWhat.com-Delaware hereby assumes all obligations of FindWhat.com under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

10. Outstanding Common Stock of FindWhat.com-Delaware. Forthwith upon the Effective Date, the one thousand (1,000) shares of FindWhat.com-Delaware Common Stock presently issued and outstanding in the name of FindWhat.com shall be canceled and retired and resume the status of authorized and unissued shares of FindWhat.com-Delaware Common Stock, and no shares of FindWhat.com-Delaware Common Stock or other securities of FindWhat.com-Delaware shall be issued in respect thereof.

11. Covenants of FindWhat.com-Delaware. FindWhat.com-Delaware covenants and agrees that it will, on or before the Effective Date:

a. Qualify to do business as a foreign corporation in the States of Florida and New York, and in all other states in which FindWhat.com is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of FindWhat.com-Delaware.

b. File any and all documents with the Delaware Franchise Tax Board and the Nevada Franchise Tax Board necessary to the assumption by FindWhat.com-Delaware of all of the franchise tax liabilities of FindWhat.com.

12. Amendment. At any time before or after approval and adoption by the stockholders of FindWhat.com, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of FindWhat.com-Delaware and FindWhat.com to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

13. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either FindWhat.com or FindWhat.com-Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of FindWhat.com-Delaware and the shareholders of FindWhat.com.

14. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of FindWhat.com and FindWhat.com-Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

FINDWHAT.COM, INC., a Delaware corporation



By:
   --------------------------------------


FINDWHAT.COM, a Nevada corporation



By:
   --------------------------------------

                                                                      Appendix H

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               FINDWHAT.COM, INC.

                       * * * * * * * * * * * * * * * * * *

                    (Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware)

        FINDWHAT.COM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        1. The date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 16, 2002.

        2. The Board of Directors of the corporation, without a meeting pursuant to the provisions of Section 141(f) of the General Corporation Law of Delaware, adopted a resolution proposing and declaring advisable this Amended and Restated Certificate of Incorporation.

        3. This Amended and Restated Certificate of Incorporation was duly adopted by the sole stockholder of the Corporation, without a meeting pursuant to the provisions of Section 228, 242 and 245 of the General Corporation Law of Delaware.

        4. This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation to read as follows:


FIRST:          The name of the Corporation is FindWhat.com, Inc.

SECOND:         The address of its registered office in the State of Delaware is
2711 Centerville Rd., Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:          The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                (A) The aggregate number of common shares which this Corporation shall have authority to issue is 200,000,000 shares of Common Stock having a par value of $.001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

                (B) The Corporation shall be authorized to issue 500,000 shares of Preferred Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors.

                (C) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters presented for vote of the stockholders. Subject to the provisions of the General Corporation Law of the State of Delaware, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation, or winding up of the Corporation, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders ratably and proportioned to the number of shares held by them.

FIFTH:          (A) The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). All directors shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        (B) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

SIXTH:          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, or amend the Bylaws of the Corporation or the holders of a majority of the issued and outstanding capital stock of the Corporation are expressly authorized to amend the Bylaws.

SEVENTH:        No director of the Corporation shall be personally liable to the
Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of a dividend or the payment for the purchase or redemption of the Corporation's stock in violation of Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:         The Corporation is to have perpetual existence.

NINTH:          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH:          Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH:       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this (i) Article ELEVENTH, (ii) Article FIFTH, or (iii) Article SEVENTH.

        I, THE UNDERSIGNED, being the President of FindWhat.com, Inc. do make this amended and restated certificate, hereby declaring that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of this 12th day of March, 2004.




                                     -----------------------------------
                                     Craig A. Pisaris-Henderson, President

                                                                      Appendix I






                           AMENDED AND RESTATED BYLAWS


                                       OF


                               FINDWHAT.COM, INC.


                             A DELAWARE CORPORATION







                              AS OF MARCH 12, 2004

                                TABLE OF CONTENTS

ARTICLE I - OFFICES......................................................................................4

         Section 1.  Registered Office...................................................................4
                     -----------------

         Section 2.  Other Offices.......................................................................4
                     -------------

ARTICLE II -MEETINGS OF STOCKHOLDERS.....................................................................4

         Section 1.  Place...............................................................................4
                     -----

         Section 2.  Annual Meeting......................................................................4
                     --------------

         Section 3.  Notice of Annual Meeting............................................................4
                     ------------------------

         Section 4.  List of Stockholders................................................................4
                     --------------------

         Section 5.  Special Meetings....................................................................4
                     ----------------

         Section 6.  Notice of Special Meetings..........................................................4
                     --------------------------

         Section 7.  Business at Annual or Special Meetings..............................................4
                     --------------------------------------

         Section 8.  Quorum..............................................................................5
                     ------

         Section 9.  Voting Power........................................................................5
                     ------------

         Section 10.  Votes; Proxies.....................................................................5
                      --------------

         Section 11.  Action Without A Meeting...........................................................5
                      ------------------------

ARTICLE III - DIRECTORS..................................................................................5

         Section 1.  Nomination of Director Candidates...................................................5
                     ---------------------------------

         Section 2.  Number of Directors.................................................................6
                     -------------------

         Section 3.  Powers of Board of Directors........................................................6
                     ----------------------------

         Section 4.  Place of Meetings...................................................................6
                     -----------------

         Section 5.  Organizational Meetings.............................................................6
                     -----------------------

         Section 6.  Regular Meetings....................................................................6
                     ----------------

         Section 7.  Special Meetings....................................................................7
                     ----------------

         Section 8.  Quorum..............................................................................7
                     ------

         Section 9.  Actions by Unanimous Written Consent................................................7
                     ------------------------------------

         Section 10.  Participation by Telephonic Communications.........................................7
                      ------------------------------------------

         Section 11.  Designation of Committees..........................................................7
                      -------------------------

         Section 12.  Minutes of Committee Meetings......................................................7
                      -----------------------------

         Section 13.  Compensation and Expenses of Directors.............................................7
                      --------------------------------------

         Section 14. Vacancies...........................................................................7
                     ---------

ARTICLE IV - NOTICES.....................................................................................8

         Section 1.  Manner of Notices...................................................................8
                     -----------------

         Section 2.  Waiver of Notices...................................................................8
                     -----------------

ARTICLE V - OFFICERS.....................................................................................8

         Section 1.  Designations of Officers............................................................8
                     ------------------------

         Section 2.  Election of Officers................................................................8
                     --------------------

         Section 3.  Other Officers......................................................................8
                     --------------

         Section 4.  Salaries of Officers................................................................8
                     --------------------

         Section 5.  Terms of Office.....................................................................8
                     ---------------

         Section 6.  Duties of Chairman of the Board.....................................................8
                     -------------------------------

         Section 7.  Vice Chairman of the Board..........................................................8
                     --------------------------

         Section 8.  Duties of the President.............................................................8
                     -----------------------

         Section 9.  Duties of the Vice-Presidents.......................................................9
                     -----------------------------

         Section 10.  Duties of the Secretary............................................................9
                      -----------------------

         Section 11.  Duties of the Assistant Secretary..................................................9
                      ---------------------------------

         Section 12.  Duties of the Treasurer............................................................9
                      -----------------------

         Section 13.  Further Duties of the Treasurer....................................................9
                      -------------------------------

         Section 14.  Bond...............................................................................9
                      ----

         Section 15.  Assistant Treasurer................................................................9
                      -------------------

ARTICLE VI - CERTIFICATE OF STOCK........................................................................9

         Section 1.  Certificates........................................................................9
                     ------------

         Section 2.  Facsimile Signatures...............................................................10
                     --------------------

         Section 3.  Lost Certificates..................................................................10
                     -----------------

         Section 4.  Transfer of Stock..................................................................10
                     -----------------

         Section 5.  Fixing Record Date.................................................................10
                     ------------------


         Section 6.  Registered Stockholders............................................................10
                     -----------------------

ARTICLE VII - GENERAL PROVISIONS DIVIDENDS..............................................................10

         Section 1.  Dividend...........................................................................10
                     --------

         Section 2.  Reserves...........................................................................10
                     --------

         Section 3.  Annual Statement...................................................................11
                     ----------------

         Section 4.  Checks.............................................................................11
                     ------

         Section 5.  Fiscal Year........................................................................11
                     -----------

         Section 6.  Seal...............................................................................11
                     ----

         Section 7.  Right of Inspection................................................................11
                     -------------------

ARTICLE VIII - AMENDMENTS...............................................................................11

         Section 1.  Amendment..........................................................................11
                     ---------

         Section 2.  Additional ByLaws..................................................................11
                     -----------------

ARTICLE IX - INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................................11

         Section 1.  Right to Indemnification...........................................................11
                     ------------------------

         Section 2.  Right of Claimant to Bring Suit....................................................12
                     -------------------------------

         Section 3.  Indemnification of Employees and Agents............................................12
                     ---------------------------------------

         Section 4.  Non-Exclusivity of Rights..........................................................12
                     -------------------------

         Section 5.  Indemnification Contracts..........................................................12
                     -------------------------

         Section 6.  Insurance..........................................................................12
                     ---------

         Section 7.  Effect of Amendment................................................................13
                     -------------------

         Section 8.  Acts of Disinterested Directors....................................................13
                     -------------------------------

                               ARTICLE I - OFFICES

        Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

        Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.


                      ARTICLE II -MEETINGS OF STOCKHOLDERS

        Section 1. Place. All meetings of the stockholders shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

        Section 2. Annual Meeting. Annual meetings of stockholders shall be held on such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting.

        Section 3. Notice of Annual Meeting. Written notice of the annual meeting stating the place, date, and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

        Section 4. List of Stockholders. The Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the Corporation's principal office. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

        Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the president or the Board of Directors and shall be called by the president or secretary at the request in writing of holders of not less than 51% of the issued and outstanding shares of capital stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting.

        Section 6. Notice of Special Meetings. Written notice of a special meeting stating the place, date, and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

        Section 7. Business at Annual or Special Meetings. At an annual or special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before such meeting. To be properly brought before a meeting of stockholders, business must be (i) in the case of an annual meeting, properly brought before the meeting by or at the direction of the Board of Directors, (ii) in the case of a special meeting, specified in the notice of the special meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or
(iii) otherwise properly brought before the meeting by a stockholder and specified in the notice of the special meeting (or any supplement thereto). For business to be properly brought before a meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 70 days nor more than 90 days prior to the date of an annual meeting of stockholders or, if a special meeting, not later than the close of business on the 7th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which public disclosure of the date of the special meeting was made.

        A shareholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before a meeting of stockholders, (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business and any stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder on the date of such stockholder's notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder's notice, and (iv) any material interest of the stockholder in such proposal.

        Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting of stockholders except in accordance with the procedures set forth in this Section 7. The chairman of the stockholder meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

        Section 8. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 9. Voting Power. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Incorporation or Bylaws a different vote is required in which case such express provision shall govern and control the decision of such question.

        Section 10. Votes; Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder.

        Section 11. Action Without A Meeting. Any action which may be taken by the vote of the shareholders at a meeting may be taken without a meeting if consented to by the holders of a majority of the shares entitled to vote or such greater proportion as may be required by the laws of the State of Delaware, the Certificate of Incorporation, or these Bylaws. Whenever action is taken by written consent, a meeting of shareholders need not be called or noticed.


                             ARTICLE III - DIRECTORS

        Section 1. Nomination of Director Candidates. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder's intent to make such nomination or nominations has been given in writing to the Secretary of the Corporation. To be timely, a stockholder nomination for a director to be elected at an annual meeting shall be received at the Corporation's principal executive offices not less than 120 calendar days in advance of the date that the Corporation's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure was made. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected.

        In the event that a person is validly designated as a nominee in accordance with this Section 1 of Article III and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee upon delivery, not fewer than five days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary, setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to this
Section 1 of Article III had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such substitute nominee.

        If the chairman of the meeting for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provision of this Section 1 of
Article III, such nomination shall be void; provided, however, that nothing in this Section 1 of Article III shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation of any series of Preferred Stock.

        Section 2. Number of Directors. The number of directors shall initially be two (2) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). All directors shall hold office until the next annual meeting of stockholders, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        Section 3. Powers of Board of Directors. The business of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

        Section 4. Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

        Section 5. Organizational Meetings. The first meeting of each newly elected Board of Directors shall be held immediately after the annual meeting of stockholders at the same place as such annual meeting is held and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at the time and place provided herein, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

        Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

        Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the chairman of the board or the president and shall be called by the chairman of the board or the president or the secretary on the written request of a majority of the directors. Notice of special meetings of the Board of Directors shall be given to each director (i) in a writing mailed not less than three days before such meeting addressed to the residence or usual place of business of a director, (ii) by facsimile or telegram sent not less than two days before such meeting to the residence or usual place of business of a director, or (iii) delivered in person or by telephone not less than one day before such meeting.

        Section 8. Quorum. At all meetings of the Board of Directors a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 9. Actions by Unanimous Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

        Section 10. Participation by Telephonic Communications. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        Section 11. Designation of Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of not less than two directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

        In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        Section 12. Minutes of Committee Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

        Section 13. Compensation and Expenses of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 14. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.


                              ARTICLE IV - NOTICES

        Section 1. Manner of Notices. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram or telecopy.

        Section 2. Waiver of Notices. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto.


                              ARTICLE V - OFFICERS

        Section 1. Designations of Officers. The officers of the Corporation shall be chosen by the Board of Directors and shall be a chairman of the board, a president, a vice-president, a secretary, and a treasurer. The Board of Directors may also choose additional vice-presidents (including senior, executive, or assistant vice-presidents), and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provides.

        Section 2. Election of Officers. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a chairman, a president, one or more vice-presidents, a secretary, and a treasurer.

        Section 3. Other Officers. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

        Section 4. Salaries of Officers. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors.

        Section 5. Terms of Office. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

        Section 6. Duties of Chairman of the Board. The chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors at which he is present; and, in his absence, the president shall preside at such meetings. He shall have such other powers and perform such other duties as from time to time may be conferred or imposed upon him by the Board of Directors.

        Section 7. Vice Chairman of the Board. The vice chairman of the Board of Directors shall have such other powers and perform such other duties as from time to time may be conferred or imposed upon him by the Board of Directors.

        Section 8. Duties of the President. The president of the Corporation shall be the principal operating and administrative officer of the Corporation. If there is no chairman of the board or during the absence or disability of the chairman of the board, he shall exercise all of the powers and discharge all of the duties of the chairman of the board. He shall possess power to sign all certificates, contracts, and other instruments of the Corporation. He shall, in the absence of the chairman of the board, preside at all meetings of the stockholders and of the Board of Directors. He shall perform all such other duties as are incident to his office or are properly required of him by the Board of Directors.

        Section 9. Duties of the Vice-Presidents. In the absence of the president or in the event of his inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

        Section 10. Duties of the Secretary. The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or chief executive officer, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

        Section 11. Duties of the Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

        Section 12. Duties of the Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

        Section 13. Further Duties of the Treasurer. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the chairman of the board, president, and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Corporation.

        Section 14. Bond. If required by the Board of Directors, the treasurer shall give the Corporation a bond (which shall be renewed each year) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation.

        Section 15. Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.


                        ARTICLE VI - CERTIFICATE OF STOCK

        Section 1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the chairman of the board or the president or a vice-president and the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

        Section 2. Facsimile Signatures. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

        Section 3. Lost Certificates. The Board of Directors (through the Corporation's duly authorized officers) may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors (through the Corporation's duly authorized officers) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

        Section 4. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

        Section 5. Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, entitled to express consent to corporate action in writing without a meeting, entitled to receive payment of any dividend or other distribution or allotment of any rights, entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not be more than sixty nor less than ten days before the date of any such meeting, nor more than sixty days prior to any other action, provided that the record date to determine stockholders entitled to consent in writing without a meeting shall be not more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 6. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.


                   ARTICLE VII - GENERAL PROVISIONS DIVIDENDS

        Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors to the extent permitted by applicable law then in effect. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

        Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall deem conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

        Section 3. Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

        Section 4 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 5. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise fixed by resolution of the Board of Directors.

        Section 6. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

        Section 7.      Right of Inspection.

        (a) The books and records of the Corporation shall be open to inspection as provided in Section 220 of the Delaware General Corporation Law.

        (b) Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the Corporation and/or its subsidiary corporations. Such inspection may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.


                            ARTICLE VIII - AMENDMENTS

        Section 1. Amendment. Amendments and changes of these ByLaws may be made at any regular or special meeting of the Board of Directors by a vote of a majority of the Board, or may be made by a vote of, or a consent in writing signed by the holders of a majority of the issued and outstanding capital stock.

        Section 2. Additional ByLaws. Additional bylaws not inconsistent herewith may be adopted by the Board of Directors at any meeting of the Board of Directors at which a quorum is present by an affirmative vote of a majority of the directors present or by the unanimous consent of the Board of Directors.


             ARTICLE IX - INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 1 of this Article IX, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Delaware General Corporation Law, or (d) the action, suit or proceeding (or part thereof) is brought to establish or enforce a right to indemnification under an indemnity agreement or any other statute or law or otherwise as required under
Section 145 of the Delaware General Corporation Law. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, unless the Delaware General Corporation Law then so prohibits, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

        Section 2.      Right of Claimant to Bring Suit. If a claim under
Section 2 is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of a claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

        Section 3. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

        Section 4. Non-Exclusivity of Rights. The rights conferred on any person in Sections 1 and 2 of Article IX shall not be exclusive of any other rights which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 5. Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this
Article IX.

        Section 6. Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        Section 7. Effect of Amendment. Any amendment, repeal or modification of any provision of this Article IX by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

        Section 8. Acts of Disinterested Directors. Disinterested Directors considering or acting on any indemnification matter under this Article or under governing corporate law or otherwise may consider or take action as the Board of Directors or may consider or take action as a committee or individually or otherwise. In the event that Disinterested Directors consider or take action as the Board of Directors, one-third of the total number of directors in office shall constitute a quorum.

Dated: As of March 12, 2002          FINDWHAT.COM, INC.


                                     By: /s/ Craig A. Pisaris-Henderson
                                         ---------------------------------------
                                          Craig A. Pisaris-Henderson
                                          President and Chief Executive Officer

                                                                      Appendix J


                             AUDIT COMMITTEE CHARTER
                OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                                  FINDWHAT.COM


--------------------------------------------------------------------------------
                                    AMENDED AND RESTATED AS OF DECEMBER 15, 2003

1.      PURPOSES

        The primary purposes of the committee are to oversee on behalf of the company's board of directors: (1) the accounting and financial reporting processes of the company and integrity of the company's financial statements,
(2) the audits of the company's financial statements and appointment, compensation, qualifications, independence and performance of the company's independent auditors, (3) the company's compliance with legal and regulatory requirements, and (4) the company's internal control over financial reporting.

        The committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the company is responsible for determining that the company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the company's financial statements. It is not the duty of the committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the company's internal policies, procedures and controls.

2.      COMPOSITION

        (a) At Least Three Members. The committee is comprised of at least three directors. The board of directors will designate a committee member as the chairperson of the committee, or if the board of directors does not do so, the committee members will appoint a committee member as chairperson by a majority vote of the authorized number of committee members.

        (b) Independence. All committee members must be independent as determined by the board of directors in accordance with the Nasdaq listing standards (the "listing standards") and applicable SEC rules, as they may be amended from time to time.

        (c) Financial Literacy. Each committee member must be financially literate upon appointment to the committee, as determined by the board of directors pursuant to the listing standards. At all times, there must be at least one member of the committee who, as determined by the board of directors, meets the finance, accounting or comparable experience requirement of the listing standards. In addition, the board of directors must annually evaluate whether or not at least one member of the committee is an audit committee financial expert as defined in the SEC rules.

        (d) Appointment. Subject to the requirements of the listing standards, the board of directors may appoint and remove committee members in accordance with the company's bylaws. Committee members will serve for terms as may be fixed by the board of directors, and in any case at the will of the board of directors whether or not a specific term is fixed.

3.      SELECTION AND REVIEW OF INDEPENDENT AUDITORS AND THEIR SERVICES

        (a) Overall Authority. The committee has sole authority and direct responsibility for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditors engaged by the company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the company. The independent auditors must report directly to the committee. The committee's authority includes, without limitation, resolution of disagreements between management and the auditors regarding financial reporting.

        (b) Terms of Audit and Non-Audit Engagements. The committee has sole authority to pre-approve all audit, review, attest and permissible non-audit services to be provided to the company or its subsidiaries by the independent auditors. The committee may establish pre-approval policies and procedures in compliance with applicable SEC rules.

4.      ANNUAL FINANCIAL REPORTING

        In connection with the audit of each fiscal year's financial statements, the committee will undertake the following actions:

        (a) Discuss Financial Statements and Internal Control Report with Management. Review and discuss with appropriate members of the company's management the audited financial statements, related accounting and auditing principles and practices, and management's assessment of internal control over financial reporting and the related reports on internal control to be included in the company's Annual Report on Form 10-K (as and when these reports are required under SEC rules).

        (b) Critical Accounting Policy Report. Timely request and receive from the independent auditors (prior to each filing of the audit report with the SEC) the report required in connection with the annual audit pursuant to applicable SEC rules concerning (1) all critical accounting policies and practices to be used; (2) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the company, including: (i) ramifications of the use of such alternative disclosures and treatments; and (ii) the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and the management of the company, such as any management letter or schedule of unadjusted differences.

        (c) SAS 61 Review. Discuss with the independent auditors the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as (1) the quality and acceptability of the accounting principles applied in the financial statements,
(2) new or changed accounting policies, the effect of regulatory and accounting initiatives, and significant estimates, judgments, uncertainties or unusual transactions, (3) the selection, application and effects of critical accounting policies and estimates applied by the company, (4) issues raised by any "management" or "internal control" letter from the auditors, problems or difficulties encountered in the audit and management's response, disagreements with management, or other significant aspects of the audit, and (5) any off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons, that may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

        (d) Review of MD&A. Review with appropriate management and auditor representatives the company's intended disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the company's annual report on Form 10-K.

        (e) Obtain ISB No. 1 Disclosure. Receive from the independent auditors a formal written statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1.

        (f) Dialogue with Auditors on Independence. Actively discuss with the auditors any disclosed relationships or services that may impact the objectivity or independence of the auditors.

        (g) Recommend Filing of Audited Financial Statements. Recommend whether or not the audited financial statements should be included in the company's Annual Report on Form 10-K for filing with the SEC.

5.      QUARTERLY FINANCIAL REPORTING

        The committee's quarterly review will normally include a review and discussion with management and the independent auditors, as the committee considers appropriate, of the following materials:

        (a) Quarterly Review. The quarterly financial statements of the company and the results of the independent auditors' review of these financial statements.

        (b) Discussion of Significant Matters with Management. Management's analysis of significant matters that relate to (1) the quality and acceptability of the accounting principles applied in the financial statements, (2) new or changed accounting policies, the effect of regulatory and accounting initiatives, and significant estimates, judgments, uncertainties or unusual transactions, (3) the selection, application and effects of critical accounting policies and estimates applied by the company, and (4) any off-balance sheet transactions and relationships with any unconsolidated entities or any other persons that may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

        (c) MD&A. The company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in the company's quarterly report on Form 10-Q.

6.      OTHER FUNCTIONS

        (a) Annual Review of this Charter. The committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the board of directors.

        (b) Complaints and Anonymous Submissions. The committee will establish and maintain procedures for (1) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, and auditing matters, and (2) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

        (c) Related Party Approvals. It is the company's policy that the company will not enter into related party transactions defined in the listing standards unless the committee or another independent body of the board of directors first reviews and approves the transactions.

        (d) Compliance. The committee, to the extent it deems necessary or appropriate, will periodically review with management the company's disclosure controls and procedures, internal control for financial reporting purposes, and systems and procedures to promote compliance with laws.

        (e) Earnings Releases. The committee will discuss with management earnings press releases and other published financial information, including management projections for financial performance. This may be conducted generally as to types of information and presentations.

        (f) Internal Control Over Financial Reporting. The committee will periodically review and discuss, as appropriate, with management and the independent auditors: (1) the design and effectiveness of the company's internal control over financial reporting as defined in the SEC rules, and (2) any significant deficiencies or material weaknesses in that internal control, any change that has materially affected or is reasonably likely to materially affect that internal control, and any fraud (whether or not material) that involves management or other employees who have a significant role in that internal control, that have been reported to the committee.

        (g) Reports from Legal Counsel. The committee will review and take appropriate action with respect to any reports to the committee from legal counsel engaged by the company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company, its subsidiaries or any person acting on their behalf.

        (h) Other Reviews. The committee, as the committee may consider appropriate, may consider and review with the full board of directors, company management, internal or outside legal counsel, or the independent auditors any other topics relating to the purpose of the committee that may come to the committee's attention. The committee may perform any other activities consistent with this charter, the bylaws and applicable listing standards and laws as the committee or the board of directors considers appropriate.

7.      MEETINGS, REPORTS AND RESOURCES OF THE COMMITTEE.

        (a) Meetings. The committee will meet as often as it determines to be necessary to carry out its responsibilities. The committee may also act by unanimous written consent. The committee will meet separately, periodically, with management, the independent auditors and any other persons as it deems necessary.

        (b) Procedures. The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bylaws or the listing standards and SEC rules. The chairperson or majority of the committee members may call meetings of the committee. A majority of the authorized number f committee members constitutes a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present will be the act of the committee, unless in either case a greater number is required by this charter, the bylaws or the listing standards. The committee will keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

        (c) Reports. The committee will timely prepare the audit committee report required to be included in the company's annual meeting proxy statement, and report to the board of directors on the other matters relating to the committee or its purposes, as required by the listing standards or SEC rules. The committee will also report to the board of directors annually the overall results of the annual review of the independent auditors and their independence. The committee also will report to the board of directors on the major items covered by the committee at each committee meeting, and provide additional reports to the board of directors as the committee may determine to be appropriate, including review with the full board of directors of any issues that arise from time to time with respect to the quality or integrity of the company's financial statements, the company's compliance with legal or regulatory requirements, the performance and independence of the independent auditors.

        (d) Committee Access and Resources. The committee is at all times authorized to have direct, independent and confidential access to the independent auditors and to the company's other directors, management and personnel to carry out the committee's purposes. The committee is authorized to conduct investigations, and to retain, at the expense of the company, independent legal, accounting, or other professional advisers or consultants selected by the committee, for any matters relating to the purposes or duties of the committee. The company will provide for adequate funding, as determined by the committee, for payment of compensation to the independent auditors for their audit and audit-related, review and attest services, for payment of compensation to advisers engaged by the committee, and for ordinary administrative expenses of the committee necessary or appropriate in carrying out its duties.

        (e) Reliance on Others. Nothing in this charter is intended to preclude or impair the protection provided in Section 78.138 of the Nevada Private Corporations Law for good faith reliance by members of the committee on reports or other information provided by others.

                                                                      Appendix K


                          NOMINATING COMMITTEE CHARTER
            OF THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS OF
                                  FINDWHAT.COM


--------------------------------------------------------------------------------
                                    AMENDED AND RESTATED AS OF DECEMBER 15, 2003

1.      PURPOSES

        The primary purposes of the committee are to (a) recommend to the board of directors the individuals qualified to serve on the company's board of directors for election by stockholders at each annual meeting of stockholders and to fill vacancies on the board of directors, (b) implement the board of directors' criteria for selecting new directors, (c) develop, recommend to the board of directors, and assess corporate governance policies for the company, and (d) oversee the evaluation of the board of directors.

2.      COMPOSITION

        (a) At Least Two Members. The committee is comprised of at least two directors. The board of directors will designate a committee member as the chairperson of the committee, or if the board of directors does not do so, the committee members will appoint a committee member as chairperson by a majority vote of the authorized number of committee members.

        (b) Independence. All committee members must be independent as determined by the board of directors in accordance with the Nasdaq listing standards in effect from time to time (the "listing standards").

        (c) Appointment. Subject to the requirements of the listing standards, the board of directors may appoint and remove committee members in accordance with the company's bylaws. Committee members will serve for such terms as may be fixed by the board of directors, and in any case at the will of the board of directors whether or not a specific term is fixed.

3.      FUNCTIONS

        The committee will undertake the following actions:

        (a) Qualifications of Directors. Periodically assess, develop and communicate with the full board of directors concerning the appropriate criteria for nominating and appointing directors, including the board's size and composition; corporate governance policies; applicable listing standards and laws; individual director performance, expertise, experience and willingness to serve actively; number of other public and private company boards on which a director candidate serves; consideration of director nominees timely proposed by stockholders in accordance with the bylaws; and other appropriate factors.

        (b) Director Nominees and Vacancies. Recommend to the board of directors the individuals to be nominated for election as directors at each annual meeting of stockholders and to fill vacancies on the board of directors, subject to legal rights, if any, of third parties to nominate or appoint directors.

        (c) Committee Appointments. If and when requested periodically by the board of directors, identify and recommend to the board of directors the appointees to be selected by the board of directors for service on the committees of the board of directors.

        (d) Retention of Search Firm. Have authority to retain and terminate any search firm used to identify director candidates and to approve the search firm's fees and other retention terms.

        (e) Governance Policies. Develop, assess and make recommendations to the board of directors concerning appropriate corporate governance policies.

        (f) Board Evaluation. Oversee an annual review of the performance of the full board of directors.

        (g) Other Functions. Perform any other activities consistent with this charter, the bylaws and applicable listing standards and laws as the committee or the board of directors considers appropriate.

        (h) Annual Performance Review. Evaluate its own performance as a committee and this charter on an annual basis.

4.      MEETINGS, REPORTS AND RESOURCES

        (a) Meetings. The committee will meet at least annually and as often as necessary to carry out its responsibilities. The committee may also hold special meetings or act by unanimous written consent as the committee may decide. The committee may meet in separate executive sessions with other directors, the chief executive officer and other company employees, agents or representatives invited by the committee.

        (b) Procedures. The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bylaws or the listing standards. The chairperson or majority of the committee members may call meetings of the committee. A majority of the authorized number of committee members constitutes a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present will be the act of the committee, unless in either case a greater number is required by this charter, the bylaws or the listing standards. The committee will keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

        (c) Reports. The committee will report its director nominees for the annual meeting of stockholders to the board of directors at an appropriate time prior to preparation of the company's proxy statement for the annual meeting. The committee will also report to the board of directors annually the results of (1) an oversight review of the performance of the board of directors, (2) the committee's assessment of the company's corporate governance policies and implementation, and (3) an annual review by the committee of its own performance. The committee will also report to the board of directors on the major items covered by the committee at each committee meeting, and provide additional reports to the board of directors as the committee may determine to be appropriate.

        (d) Committee Access and Resources. The committee is at all times authorized to have direct, independent and confidential access to the company's other directors, management and personnel to carry out the committee's purposes. The committee is authorized to retain at the company's expense independent counsel or other advisers selected by the committee for matters related to the committee's purposes.

        (e) Reliance on Others. Nothing in this charter is intended to preclude or impair the protection provided in Section 78.138 of the Nevada Private Corporations Law for good faith reliance by members of the committee on reports or other information provided by others.

                                                                      APPENDIX L





               ---------------------------------------------------

                            THE ESPOTTING MEDIA INC.
                                SHARE OPTION PLAN

               ---------------------------------------------------







                  DATE OF ADOPTION BY BOARD               18TH MAY 2001
                  EXPIRY DATE                             18TH MAY 2011







              NOTICE OF OPTIONS GRANTED UNDER THIS PLAN MUST BE
              SUBMITTED TO THE INLAND REVENUE WITHIN THIRTY (30) DAYS OF THE DATE OF GRANT OF THAT OPTION










                                Baker & McKenzie
                              100 New Bridge Street
                                 London EC4V 6JA
                                     CJC/AZA

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Plan the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:-

1.1.1    "ADOPTION DATE"                                means the date on which this Plan is adopted [by the
                                                        Company after having been approved by] the Board of
                                                        Directors;

1.1.2    "ASSOCIATED COMPANY"                           means any firm, company or other organisation:

1.1.2.1                                                         which is directly or indirectly
                                                                Controlled by the Company; or

1.1.2.2                                                         which directly or indirectly Controls the
                                                                Company; or

1.1.2.3                                                         which is directly or indirectly Controlled by a
                                                                third party who also directly or indirectly Controls
                                                                the Company;

1.1.3    "AUDITORS"                                     means the Company's auditors for the time being;

1.1.4    "THE BOARD"                                    means the Board of Directors or other governing body for
                                                        the time being of the Company or, except in
                                                        Rule 11.6, any duly authorised committee

1.1.5    "CHANGE OF CONTROL"                            means the transfer (whether through a single
                                                        transaction or a series of transactions) of Shares to
                                                        any person (or persons connected with each other, or
                                                        persons acting in concert

                                                        with each other) who, as a consequence of such transfer
                                                        of Shares would obtain Control (direct or indirect) of
                                                        the Company, or a merger or consolidation or takeover
                                                        of the Company;

1.1.6    "THE COMPANY"                                  means Espotting Media Inc.;

1.1.7    "CONTROL"                                      has the same meaning as in Section 840 of the Taxes
                                                        Act;

1.1.8    "DATE OF GRANT"                                means in relation to any Option the date on which the
                                                        Option is, was or is to be granted;

1.1.9    "ELIGIBLE EMPLOYEE"                            means any employed director or any employee of the
                                                        Company or any Qualifying Subsidiary whose committed
                                                        time (as defined in paragraph 29(2) of schedule 14)
                                                        equals at least 25 hours per week or, if less, 75% of
                                                        his working time (as defined in paragraph 29(5) of
                                                        Schedule 14);

1.1.10   "EXERCISE PRICE"                               means the price or the method by which the price is
                                                        to be determined at which each Share subject to an
                                                        Option may be acquired on the exercise of that
                                                        Option, being either the Market Value of a Share or
                                                        the price determined by the Board in good faith in
                                                        its discretion, provided that it is not less than the
                                                        par value of a Share on the Date of Grant;

1.1.11   "FINANCE ACT"                                  means the Finance Act 2000;

1.1.12   "MARKET VALUE"                                 means the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable
                                                        Gains Act 1992 and agreed with the Inland
                                                        Revenue Shares Valuation Division;

1.1.13   "OPTION"                                       means a right to acquire Shares pursuant to this Plan which is still subsisting;

1.1.14   "OPTION HOLDER"                                means an individual to whom an Option has been
                                                        granted or his personal representatives;

1.1.15   "THIS PLAN"                                    means the Espotting Media Inc Share Option Plan as
                                                        from time to time amended;

1.1.16   "QUALIFYING SUBSIDIARY"                        means any company which falls within paragraph 15 of
                                                        Schedule 14;

1.1.17   "RULES"                                        means the Rules of this Plan;

1.1.18   "SALE"                                         means a sale of all or substantially all the assets of the
                                                        Company and its Subsidiaries, if any;

1.1.19   "SCHEDULE 14"                                  means Schedule 14 to the Finance Act;

1.1.20   "SHARES"                                       means Common Stock with a par value of $0.01 each in the
                                                        capital of the Company which comply with paragraph 38 of
                                                        Schedule 14;


1.1.21   "TAXES ACT"                                    means the Income and Corporation Taxes Act 1988;

1.2      Except insofar as the context otherwise requires:

1.2.1 words denoting the singular shall include the plural and vice versa;

1.2.2 words denoting the masculine gender shall include the feminine gender;

1.2.3 a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

2.       PURPOSE OF THE PLAN

2.1 The Purpose of the Plan is to grant Options for commercial reasons in order to recruit or retain key Eligible Employees, and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.

3.       GRANT OF OPTIONS

3.1 Subject to the limits set out in these Rules and Schedule 14 the Board may, in its absolute discretion, at any time grant Options to Eligible Employees as it shall select. No further Options may be granted whilst there exist subsisting Options granted under the Plan where their grant would breach any limits set out in these Rules or Schedule 14.

3.2 An Option shall be personal to the Option Holder and may not, save as otherwise specifically provided in this Plan, be transferred, assigned or charged.

3.3 No Option shall be granted under the Plan to any person who is precluded by paragraph 30 of Schedule 14 from eligibility.

4.       OPTION AGREEMENTS

4.1 Options granted pursuant to Rule 3.1 above will be evidenced by an Option Agreement signed by the Option Holder to indicate his or her acceptance of its terms.

         The Option Agreement shall state the Date of Grant of the Option, that it is granted pursuant to Schedule 14, the number, or maximum number, of Shares subject to the Option, the Exercise Price payable for each Share subject to the Option and any conditions or vesting provisions which attach to the exercise of the Option, and details of any restrictions (including risk of forfeiture provisions and any related conditions) attaching to the Shares subject to the Option.

4.2      The Option Agreement shall be in the form attached to this Plan as
         Schedule I or in such other form as the Board may from time to time prescribe which complies with the requirements of Schedule 14.

4.3 An Option Holder may renounce any Option granted to him within 30 days after the Date of Grant and if an Option is so renounced it will be deemed never to have been granted to him.

5.       PLAN LIMITS

5.1 This Plan shall commence on the Adoption Date and shall (unless previously terminated by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the expiry of a period of 10 years from such date. Upon termination (however it occurs) no further Options shall be granted, but termination shall be without prejudice to any accrued rights in existence at the date of termination.

5.2 The power of the Board to grant Options under Rule 3 shall be limited and take effect so that following any grant of Options under the Plan, an Option Holder will not hold Options granted under the Plan or any UK Inland Revenue approved company share option plan operated by the Company or any Qualifying Subsidiary, not being a UK Inland Revenue approved savings related share option plan, over Shares with an aggregate market value in excess of any limit as may apply from time to time under Schedule 14, determined on the basis of the Market Value of the Shares as at the Date of Grant of the relevant Option and the Market Value at the Date of Grant of options granted under the rules of any other UK Inland Revenue company share option plan.

5.3 In determining the limits in Rule 5.2 or 5.3, no account shall be taken of any Option (i) which has been released, lapsed or otherwise become incapable of exercise or (ii) which has been met, or which the Board reasonably considers will be met, by the transfer of shares which are already in issue or (iii) which has been granted by way of replacement for an option over shares of an acquired company.

6.       TIME OF EXERCISE

6.1 Options shall vest in accordance with the terms of the Option Agreement and shall only become exercisable (subject to Rule 6.2 or any contrary specific provision contained in the Option Agreement) on the earliest to occur of the following:

         6.1.1 the Board serving written notice on all Option Holders of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Sale, other than in circumstances where the assets are sold to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Sale;

         6.1.2 the Board serving written notice on all Option Holders of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Change of Control, other than in circumstances where the Change of Control is to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Change of Control;

         6.1.3 the date on which an Option Holder ceases to be an Eligible Employee of the Company or any Qualifying Subsidiary for any reason other than where he so ceases as a result of termination on his committing any breach which would entitle the Company or any Associated Company to terminate without notice that Option Holder's position as an Eligible Employee of the Company or any Associated Company whether under the terms of that Option Holder's employment contract or contract for services or otherwise;

         6.1.4    on each date that the Option shall vest whether in whole or in part in accordance with the Option Agreement.

6.2 Options shall vest (but not become exercisable purely as a result of this Rule 6.2) if the Company serves a notice of intention to procure (an "Intention Notice") that Option Holders are to be granted new rights within six months of an event under Rules 6.1.1 or 6.1.2 in substitution for all or any part of the rights they hold as Option Holders. The Company has the right to revoke the Intention Notice prior to the said event to the effect that the Intention Notice had never been served and may instead serve notice under Rules 6.1.1 or 6.1.2.

6.3 Where new rights are granted in accordance with Rule 6.2, they must be, in the opinion of the Auditors (acting as experts and not as arbitrators) no less valuable overall than the prior rights.

7.       LAPSE OF OPTIONS

7.1      Options shall lapse on the earliest of the following dates:

7.1.1             the tenth anniversary of the Date of Grant;

7.1.2 subject to rule 7.2, immediately on completion or, if earlier, the expiry of the date specified in the written notice of the Sale or Change of Control in accordance with Rule 6.1.1, or Rule 6.1.2 above;

7.1.3 immediately upon the date on which an Option Holder commits any breach which would entitle the Company or any Associated Company to terminate without notice the employment of the Option Holder as an Eligible Employee of the Company or any Associated Company whether under the terms of that Option Holder's employment contract or contract for services or otherwise;

7.1.4 one month after the date on which an Option Holder ceases to be an Eligible Employee of the Company or any Associated Company in accordance with Rule 6.1.3 above;

7.1.5 the passing of an effective resolution or the making of an order by the Court, for the winding-up of the Company.

7.2 Where an Intention Notice has been served under Rule 6.2 and has not been revoked, the Option shall lapse at the expiry of six months from the date of the Sale or Change of Control (as applicable) or earlier at the date (if any) specified in the Intention Notice.

8.       MANNER OF EXERCISE OF OPTIONS

8.1 An Option shall be exercised by notice in writing (in the form prescribed by the Company) given by the Option Holder, or as the case may be his personal representatives, to the Company and the notice of exercise of the Option shall be accompanied by:

8.1.1             the relevant Option Agreement; and

8.1.2             a remittance for the total Exercise Price payable.

8.2 The Option Holder shall also deliver a remittance for the tax and/or social security contributions, if required by the Company or an Associated Company pursuant to Rule 10.3, as a condition of receiving the Shares pursuant to Rule 8.3.

8.3 Within 30 days after receipt of a notice of exercise, the Option Agreement and the appropriate remittance (if any) required pursuant to Rule 8.1 above, the Board shall issue or procure the transfer to the Option Holder of the number of Shares in respect of which the Option has been validly exercised. Save for any rights determined by reference to a date on or before the date of issuance, any Shares which are issued shall rank pari passu and as one class with the other issued shares of the same class.

8.4 In respect of any Shares issued under this Plan at a time when the Shares are listed on a stock exchange, the Company shall make application to the stock exchange in question for such Shares to be admitted to listing.

9.       VARIATION OF SHARE CAPITAL

9.1 Subject to Rule 9.2 below, in the event of any variation in the share capital of the Company (whenever affected) by way of capitalisation or rights issue, sub-division, consolidation, reduction or otherwise, the Board may make such adjustments as it considers appropriate to:

9.1.1 the number of Shares in respect of which any Option may be exercised; and

9.1.2 the Exercise Price at which Shares may be acquired by the exercise of any such Option; or

9.1.3 where any such Option has been exercised but no Shares have been issued or transferred to such exercise, the number of Shares which may be so issued or transferred and the Exercise Price at which they may be so acquired, provided that the overall value of the Option is unchanged and provided that no alteration may be made to an Option which falls outside the provisions of Schedule 14.

9.2 As soon as reasonably practicable after making any adjustment under Rule 9.1 above, the Board shall give notice in writing thereof to any Option Holder affected thereby.

10.      WITHHOLDING

10.1 The Company or any Associated Company shall be entitled to withhold, and the Option Holder shall be obliged to pay, the amount of any tax and/or national insurance contributions (including if applicable the employer's secondary Class 1 national insurance contributions) attributable to or payable in connection with the grant or any vesting, exercise, release or assignment of any Option. The Board may establish appropriate procedures to provide for any such payment and to ensure that the Company or Associated Companies receive advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or national insurance contributions or which may make available to the Company or Associated Companies any tax deduction resulting from the occurrence of such an event; including but not limited to (i) the deduction of such payment from any amounts due to an Option Holder by the Company or any of its Associated Companies from time to time and (ii) the withholding of some or all of the Shares due to an Option Holder on the exercise of an Option until all of the tax and/or national insurance contributions attributable to or payable in connection with the exercise of the Option have been paid.

11.      ADMINISTRATION AND AMENDMENT

11.1 The Board shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan or Schedule 14) for the implementation and administration of this Plan as it thinks fit.

11.2 The decision of the Board, or any committee appointed pursuant to Rule 11.6, shall be final and binding in all matters relating to this Plan (other than in the case of matters to be confirmed by the auditors of the Company in accordance with these Rules).

11.3 The Rules may be altered from time to time by the Board save that no alteration or addition may be made to the advantage of Option Holders or to the Rules without the approval of the Company in general meeting unless it is a minor amendment to benefit the administration of the Plan in which case the approval of the Company in general meeting is not necessary. No amendment shall be made which would adversely affect any of the subsisting rights of Option Holders without the written consent of Option Holders who, if all Subsisting Options were to be exercised in full, would become entitled to not less than three-quarters of all the Shares which would fall to be transferred and/or allotted.

11.4 Written notice of any amendment to this Plan shall be given to all Option Holders.

11.5 The Company shall not be obliged to provide Eligible Employees or Option Holders with copies of any notices, circulars or other documents sent to shareholders of the Company.

11.6 The Board may establish a committee to which it may delegate its powers under this Plan. The Board may, at any time, alter or direct the manner in which the committee shall act.

11.7 The Company and any Qualifying Subsidiary may (subject to applicable laws) provide monies to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of this Plan, or enter into any guarantee or indemnity for these purposes.

11.8 In any matter in which they are required to act under this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and their determinations shall be final and binding on all parties.

12.      GENERAL

12.1 No person shall be treated for the purposes of this Plan as ceasing to be an Eligible Employee of the Company or any Associated Company until he ceases to be an Eligible Employee of the Company and all other Associated Companies.

12.2 Notwithstanding any provision of any other Rule, the rights and obligations of any individual under the terms of his office or employment with the Company or any Associated Company shall not be affected by his participation in this Plan or any right which he may have to participate therein. An individual who is granted any Options pursuant to this Plan shall have no rights to compensation or damages in consequence of the termination of his office or employment with the Company or an Associated Company for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Options under this Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If an individual did acquire any such rights, he would be deemed to have waived them irrevocably by not renouncing the Option pursuant to Rule 3.3.

12.3 Save as otherwise provided in this Plan any notice or communication to be given by the Company to any Eligible Employee or Option Holder may be personally delivered or sent by fax or by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped. Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Option Holder concerned and the Company shall have no liability to any such persons in respect of any notification, document, share certificate or other communication so given, sent or made.

12.4 Any notice to be given to the Company shall be faxed, delivered or sent to the Company at its registered office and shall be effective upon receipt.

12.5 Options granted under this Plan shall be governed by and construed in accordance with the laws of England.

                                                                      APPENDIX M






               ---------------------------------------------------

                            THE ESPOTTING MEDIA INC.
                      EUROPEAN SHARE OPTION & WARRANT PLAN

               ---------------------------------------------------







                  DATE OF ADOPTION BY BOARD              10TH APRIL 2002
                  EXPIRY DATE                            10TH APRIL 2012



















                                Baker & McKenzie
                              100 New Bridge Street
                                 London EC4V 6JA
                                     CJC/AZA

1.       DEFINITIONS AND INTERPRETATION

1.1      In this Plan the following words and expressions shall, unless the context otherwise requires, have the following respective meanings:-

1.1.1    "ADOPTION DATE"                                means the date on which this Plan is adopted by the
                                                        Board of Directors;

1.1.2    "ASSOCIATED COMPANY"                           means any firm, company or other organisation:

1.1.2.1                                                         which is directly or indirectly Controlled by the Company; or

1.1.2.2                                                         which directly or indirectly Controls the Company; or

1.1.2.3                                                         which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company;

1.1.3    "AUDITORS"                                     means the Company's auditors for the time being;

1.1.4    "THE BOARD"                                    means the Board of Directors or other governing body for
                                                        the time being of the Company or, except in
                                                        Rule 11.6, any duly authorised committee

1.1.5    "CHANGE OF CONTROL"                            means the transfer (whether through a single
                                                        transaction or a series of transactions) of Shares to
                                                        any person (or persons connected with each other, or
                                                        persons acting in concert with each other) who, as a
                                                        consequence of

                                                        such transfer of Shares would obtain Control (direct or
                                                        indirect) of the Company, or a merger or consolidation or
                                                        takeover of the Company;

1.1.6    "THE COMPANY"                                  means Espotting Media Inc.;

1.1.7    "CONSULTANT"                                   means any consultant or other person contracted to
                                                        provide services to the Company or any Associated
                                                        Company;

1.1.8    "CONTROL"                                      has the same meaning as in Section 840 of the Taxes
                                                        Act;

1.1.9    "DATE OF GRANT"                                means in relation to any Option or Warrant the date
                                                        on which the Option or Warrant is, was or is to be
                                                        granted;

1.1.10   "ELIGIBLE EMPLOYEE"                            means any employee of the Company or any Associated
                                                        Company;

1.1.11   "EXERCISE PRICE"                               means the price or the method by which the price is
                                                        to be determined at which each Share subject to an
                                                        Option or Warrant may be acquired on the exercise of
                                                        that Option or Warrant, being the price determined by
                                                        the Board in good faith in its discretion, provided
                                                        that it is not less than the par value of a Share on
                                                        the Date of Grant;

1.1.12   "OPTION"                                       means a right to acquire Shares pursuant to this Plan which is still subsisting;

1.1.13   "PARTICIPANT"                                  means a person to whom an Option or a Warrant has
                                                        been granted or his personal representatives;

1.1.14   "THIS PLAN"                                    means the Espotting Media Inc European Share Option
                                                        Plan as from time to time amended;

1.1.15   "RELATED PARTY"                                means any Consultant or any person who assists or who
                                                        has assisted the Company in obtaining venture capital
                                                        or other financing;

1.1.16   "RULES"                                        means the Rules of this Plan;

1.1.17   "SALE"                                         means a sale of all or substantially all the assets of the
                                                        Company and its Subsidiaries, if any;

1.1.18   "SHAREHOLDERS AGREEMENT"                       means the Subscription and Shareholders Agreement
                                                        dated [               2001] and entered between (1)
                                                        Daniel Ishag, David Ishag, Sebastian Bishop and
                                                        Nicholas Bancroft-Cooke; (2) Proven Private Equity
                                                        Limited; (3) Proven Venture Capital Trust plc; (4)
                                                        Proven Media Venture Capital Trust plc; (5) Guinness
                                                        Flight Venture Capital Trust plc; (6) The Global
                                                        Rights Fund II; and (7) Espotting Media, Inc;

1.1.19   "SHARES"                                       means Common Stock with a par value of $0.01 each in the
                                                        capital of the Company;

1.1.20   "TAXES ACT"                                    means the Income and Corporation Taxes Act 1988;

1.1.21   "WARRANT"                                      means a right to subscribe for Shares pursuant
                                                        to this Plan which is still subsisting;

1.2      Except insofar as the context otherwise requires:

1.2.1             words denoting the singular shall include the plural and vice versa;

1.2.2             words denoting the masculine gender shall include the feminine gender;

1.2.3 a reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

2.       PURPOSE OF THE PLAN

2.1 The Purpose of the Plan is to grant Options or Warrants for commercial reasons in order to recruit or retain Eligible Employees or Consultants and to reward or recognise Related Parties.

3.       GRANT OF OPTIONS AND WARRANTS

3.1 Subject to the limits set out in these Rules the Board may, in its absolute discretion, at any time grant Options to Eligible Employees and Warrants to Related Parties as it shall select.

3.2 An Option or Warrant shall be personal to the Participant and may not, save as otherwise specifically provided in this Plan, be transferred, assigned or charged.

4.       OPTION AGREEMENTS

4.1 Options granted pursuant to Rule 3.1 above will be evidenced by an Option Agreement signed by the Participant to indicate his or her acceptance of its terms. The Option Agreement shall state the Date of Grant of the Option, the number, or maximum number, of Shares subject to the Option, the Exercise Price payable for each Share subject to the Option and any conditions or vesting provisions which attach to the exercise of the Option.

4.2      The Option Agreement shall be in the form attached to this Plan as
         Schedule I or in such other form as the Board may from time to time prescribe.

4.3 A Participant may renounce any Option granted to him within 30 days after the Date of Grant and if an Option is so renounced it will be deemed never to have been granted to him.

5.       WARRANT AGREEMENTS

5.1 Warrants granted pursuant to Rule 3.1 above will be evidenced by a Warrant Agreement signed by the Participant to indicate his or her acceptance of its terms. The Warrant Agreement shall state the Date of Grant of the Warrant, the number, or maximum number, of Shares subject to the Warrant, the Exercise Price payable for each Share subject to the Warrant and any conditions or vesting provisions which attach to the exercise of the Warrant.

5.2      The Warrant Agreement shall be in the form attached to this Plan as
         Schedule II or in such other form as the Board may from time to time prescribe.

5.3 A Participant may renounce any Warrant granted to him within 30 days after the Date of Grant and if a Warrant is so renounced it will be deemed never to have been granted to him.

6.       PLAN LIMITS

6.1 This Plan shall commence on the Adoption Date and shall (unless previously terminated by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the expiry of a period of 10 years from such date. Upon termination (however it occurs) no further Options or Warrants shall be granted, but termination shall be without prejudice to any accrued rights in existence at the date of termination.

6.2 The number of Shares over which Options or Warrants may be granted under this Plan shall not exceed such number of shares as shall be approved by the Board in accordance with the Company's Certificate of Incorporation, Bylaws and the Shareholders Agreement.

6.3 In determining whether the limit in Rule 6.2 above is exceeded, no account shall be taken of any Shares where the right to acquire or subscribe for such Shares was released or lapsed without being exercised.

7.       TIME OF EXERCISE

7.1 Options or Warrants shall vest in accordance with the terms of the Option or Warrant Agreement and shall only become exercisable (unless the Company procures in respect of Rule 7.1.3 that Participants are to be granted new rights in substitution for all or any part of the rights they hold as Participants immediately prior to the said event, provided that such new rights are in the opinion of the Auditors (acting as experts and not as arbitrators) no less valuable overall than the prior rights) subject to Rule 7.2 or any contrary specific provision contained in the Option or Warrant Agreement, on the earliest to occur of the following:

         7.1.1 the Board serving written notice on all Participants of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Sale, other than in circumstances where the assets are sold to an Associated Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Sale;

        7.1.2 the Board serving written notice on all Participants of the receipt of a third party arms length offer being made to any shareholder or shareholders the completion of which will result in the occurrence of a Change of Control, other than in circumstances where the Change of Control is to an Associated

                  Company or the Company is liquidated for the purposes of amalgamation, reorganisation or reconstruction of whatsoever kind, which notice shall specify the time limit by which any exercise of rights must be finalised and shall state that any exercise is subject to actual completion of the Change of Control;

        7.1.3 the Board serving written notice on all Participants that the Tag Along or Drag Along Rights contained in Part D.(c) or D.(e) of the Article FOURTH of the Company's Certificate of Incorporation have been invoked;

        7.1.4 the date on which a Participant ceases to be an Eligible Employee or a Consultant of the Company or any Associated Company for any reason other than where he so ceases as a result of termination on his committing any breach which would entitle the Company or any Associated Company to terminate without notice that Participant's position as an Eligible Employee or a Consultant of the Company or any Associated Company whether under the terms of that Participant's employment contract or contract for services or otherwise;

        7.1.5 on each date that the Option or Warrant shall vest whether in whole or in part in accordance with the Option or Warrant Agreement.

7.2 Options or Warrants shall vest (but not become exercisable purely as a result of this Rule 7.2) if the Company serves a notice of intention (an "Intention Notice") to procure that Participants are to be granted new rights within six months of an event under Rules 7.1.1 or 7.1.2 in substitution for all or any part of the rights they hold as Participants. The Company has the right to revoke the Intention Notice prior to the said event to the effect that the Intention Notice had never been served and may serve notice under Rules 7.1.1 or 7.1.2.

7.3 Where new rights are granted in accordance with Rule 7.2, they must be, in the opinion of the Auditors (acting as experts and not as arbitrators) no less valuable overall than the prior rights.

8.       LAPSE OF OPTIONS OR WARRANTS

8.1      Options or Warrants shall lapse on the earliest of the following dates:

8.1.1             the tenth anniversary of the Date of Grant;

8.1.2 subject to Rule 8.2, immediately on completion or, if earlier, the expiry of the date specified in the written notice of the Sale or Change of Control in accordance with Rule 7.1.1, or Rule 7.1.2 above;

8.1.3 immediately on the expiry of the time limit for exercise as specified in the written notice served by the Board on Participants in accordance with Rule 7.1.3 above or, if earlier, the day falling four days before the expiry date specified in any notice served on shareholders in accordance with Part D.(c) or D.(e) of the Article FOURTH of the Company's Certificate of Incorporation;

8.1.4 immediately upon the date on which a Participant commits any breach which would entitle the Company or any Associated Company to terminate without notice the employment or contract or other relationship between the Participant as an Eligible Employee or Related Party of the Company or any Associated Company whether under the terms of that Participant's employment contract or contract for services or otherwise;

8.1.5 one month after the date on which a Participant ceases to be an Eligible Employee or Consultant of the Company or any Associated Company in accordance with Rule 7.1.4 above;

8.1.6 the passing of an effective resolution or the making of an order by the Court, for the winding-up of the Company.

8.2 Where an Intention Notice has been served under Rule 7.2 and has not been revoked, the Option or Warrant shall lapse at the expiry of six months from the date of the Sale or Change of Control (as applicable) or earlier at the date specified in the Intention Notice.

9.       MANNER OF EXERCISE OF OPTIONS AND WARRANTS

9.1 An Option or Warrant shall be exercised by notice in writing (in the form prescribed by the Company) given by the Participant, or as the case may be his personal representatives, to the Company and the notice of exercise of the Option or Warrant shall be accompanied by:

9.1.1           the relevant Option or Warrant Agreement; and

9.1.2           a remittance for the total Exercise Price payable.

9.2 The Participant shall also deliver a remittance for the tax and/or social security contributions, if required by the Company or an Associated Company pursuant to Rule 11.1, as a condition of receiving the Shares pursuant to Rule 9.3.

9.3 Within 30 days after receipt of a notice of exercise, the Option or Warrant Agreement and the appropriate remittance (if any) required pursuant to Rule 9.1 above, the Board shall issue or procure the transfer to the Participant of the number of Shares in respect of which the Option or Warrant has been validly exercised. Save for any rights determined by reference to a date on or before the date of issuance, any Shares which are issued shall rank pari passu and as one class with the other issued shares of the same class.

9.4 In respect of any Shares issued under this Plan at a time when the Shares are listed on a stock exchange, the Company shall make application to the stock exchange in question for such Shares to be admitted to listing.

10.      VARIATION OF SHARE CAPITAL

10.1 Subject to Rule 10.2 below, in the event of any variation in the share capital of the Company (whenever affected) by way of capitalisation or rights issue, sub-division, consolidation, reduction or otherwise, the Board may make such adjustments as it considers appropriate to:

10.1.1 the number of Shares in respect of which any Option or Warrant may be exercised; and

10.1.2 the Exercise Price at which Shares may be acquired by the exercise of any such Option or Warrant; or

10.1.3 where any such Option or Warrant has been exercised but no Shares have been issued or transferred to such exercise, the number of Shares which may be so issued or transferred and the Exercise Price at which they may be so acquired.

10.2 As soon as reasonably practicable after making any adjustment under Rule 10.1 above, the Board shall give notice in writing thereof to any Participant affected thereby.

11.      WITHHOLDING

11.1 The Company or any Associated Company shall be entitled to withhold, and the Participant shall be obliged to pay, the amount of any tax and/or national insurance contributions (including if applicable the employer's secondary Class 1 national insurance contributions) attributable to or payable in connection with the grant or any vesting, exercise, release or assignment of any Option. The Board may establish appropriate procedures to provide for any such payment and to ensure that the Company or Associated Companies receive advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or national insurance contributions or which may make available to the Company or Associated Companies any tax deduction resulting from the occurrence of such an event; including but not limited to (i) the deduction of such payment from any amounts due to a Participant by the Company or any of its Associated Companies from time to time and (ii) the withholding of some or all of the Shares due to a Participant on the exercise of an Option until all of the tax and/or national insurance contributions attributable to or payable in connection with the exercise of the Option have been paid.

12.      ADMINISTRATION AND AMENDMENT

12.1 The Board shall have power from time to time to make and vary such regulations not being inconsistent with this Plan for the implementation and administration of this Plan as it thinks fit.

12.2 The decision of the Board, or any committee appointed pursuant to Rule 12.6, shall be final and binding in all matters relating to this Plan (other than in the case of matters to be confirmed by the auditors of the Company in accordance with these Rules).

12.3 The Rules may be altered from time to time by the Board save that no alteration or addition may be made to Rule 6.2 without obtaining the approvals required in accordance with the Company's Certificate of Incorporation, Bylaws and the Shareholders Agreement. No amendment shall be made to the Rules or Subsisting Options or Warrants which would adversely affect any of the subsisting rights of Participants without the written consent of Participants who, if all Subsisting Options or Warrants were to be exercised in full, would become entitled to not less than three-quarters of all the Shares which would fall to be transferred and/or allotted.

12.4 Written notice of any amendment to this Plan shall be given to all Participants.

12.5 The Company shall not be obliged to provide Eligible Employees or Participants with copies of any notices, circulars or other documents sent to shareholders of the Company.

12.6 The Board may establish a committee to which it may delegate its powers under this Plan. The Board may, at any time, alter or direct the manner in which the committee shall act.

12.7 The Company and any Associated Company may (subject to applicable laws) provide monies to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of this Plan, or enter into any guarantee or indemnity for these purposes.

12.8 In any matter in which they are required to act under this Plan, the Auditors shall be deemed to be acting as experts and not as arbitrators and their determinations shall be final and binding on all parties.

13.      GENERAL

13.1 No person shall be treated for the purposes of this Plan as ceasing to be an Eligible Employee, Consultant or Related Party of the Company or any Associated Company until he ceases to be an Eligible Employee, Consultant or Related Party of the Company and all other Associated Companies.

13.2 Notwithstanding any provision of any other Rule, the rights and obligations of any individual under the terms of his office or employment with the Company or any Associated Company shall not be affected by his participation in this Plan or any right which he may have to participate therein. An individual who is granted any Options pursuant to this Plan shall have no rights to compensation or damages in consequence of the termination of his office or employment with the Company or an Associated Company for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Options under this Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If an individual did acquire any such rights, he would be deemed to have waived them irrevocably by not renouncing the Option pursuant to Rule 4.3.

13.3 Save as otherwise provided in this Plan any notice or communication to be given by the Company to any Participant may be personally delivered or sent by fax or by ordinary post to his last known address and where a notice or communication is sent by post it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped. Share certificates and other communications sent by post will be sent at the risk of the Participant concerned and the Company shall have no liability to any such persons in respect of any notification, document, share certificate or other communication so given, sent or made.

13.4 Any notice to be given to the Company shall be faxed, delivered or sent to the Company at its registered office and shall be effective upon receipt.

13.5 Options or Warrants granted under this Plan shall be governed by and construed in accordance with the laws of England.

                                   SCHEDULE I

                 ESPOTTING MEDIA INC EUROPEAN SHARE OPTION PLAN
                                OPTION AGREEMENT

Name of Participant:       _________________________________________________

Address of Participant:         ______________________________________________

Date of Grant:                  ______________________________________________

Number of Shares

subject to Option:              ______________________________________________

Exercise Price:                 ______________________________________________

1. Espotting Media Inc ("the Company") hereby grants to the Participant named above an Option to acquire the specified Number of Shares in the Company at the Exercise Price, subject to the terms and conditions set out below.

2. The Option shall be exercisable subject to and in accordance with the Rules of the Espotting Media Inc. European Share Option Plan and this Option Agreement. In the event of any conflict between the Rules and the terms of this Option Agreement, the Rules will prevail.

3. Capitalised terms in this Option Agreement shall bear the same meaning as those set out in the Rules.

4.       The Option shall vest as follows:

         The vesting period will commence with the first date of employment of the Participant and the Option shall vest as to one-third on the anniversary of that first date of employment and thereafter as to one-third on each of the following anniversaries of that date.

         The Board shall have absolute discretion to determine whether and as to how and to what extent the Option may accelerate as to vesting upon the Participant becoming entitled to exercise the Option or to receive an exchange of options in accordance with the provisions of Rules 7.1.1,
         7.1.2 or 7.1.3.

5. The Participant hereby agrees to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company or any Associated Company which employs him/her in respect of the exercise, assignment, release or cancellation of the Option ("Employer NICs"). The Participant further agrees that the Company or any Associated Company which employs him/her may collect the Employer NICs (i) by deduction from his/her salary or other earnings or payments due at any time (ii) directly from him/her or (iii) by selling some of the Shares he/she is entitled to receive on the exercise of the Option. The Participant also agrees that the Company may withhold some or all of the Shares due to him/her on the exercise of the Option until such tax has been so recovered. The Participant further agrees that if any additional consents or formal elections are required to accomplish the above, he/she will provide them promptly upon request.

6. The Company or any Associated Company shall be entitled to withhold any tax payable in connection with the exercise, assignment, release or cancellation of any Option (i) by deduction from his/her salary or other earnings or payments due at any time (ii) directly from him/her or (iii) by selling some of the Shares he/she is entitled to receive on the exercise of the Option. The Participant also agrees that the Company may withhold some or all of the Shares due to him/her on the exercise of the Option until such tax has been so recovered.

7. The Participant hereby agrees that cessation of the Participant's rights or entitlement to exercise Options (or any diminution in value of the same) resulting from termination of the Participant's employment by the Company (for any reason whatsoever and whether or not in breach of contract) shall not give rise to a claim for damages and, if (notwithstanding the foregoing) any such claim is found by the court of competent jurisdiction to have arisen, then the Participant, by entering into this Option Agreement, shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

8. The Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Associated Companies hold certain personal information about him, including his name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in his favour ("Data"). The Participant further understands that the Company and its Associated Companies will transfer Data as necessary for the purposes of this Option and may further transfer Data to any third parties assisting the Company and/or its Associated Companies in relation to the Plan. The Participant understands that recipients of Data may be located in the European Economic Area or elsewhere. The Participant authorises recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom he may elect to deposit any Shares acquired pursuant to this Option of such Data as may be required for the subsequent holding of Shares on his behalf), in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan.

The Participant agrees to the grant of this Option subject to the terms and conditions of the Espotting Media Inc. Share Option Plan and this Option Agreement

EXECUTED AS A DEED on behalf                )
of ESPOTTING MEDIA INC
DIRECTOR                                    )   ____________________________
DIRECTOR/SECRETARY                          )   ____________________________

EXECUTED AS A DEED by                       )
PARTICIPANT                                 )   ____________________________

WITNESS NAME                                )   ____________________________
WITNESS SIGNATURE                           )   ____________________________
WITNESS ADDRESS                             )   ____________________________

                                   SCHEDULE II

                 ESPOTTING MEDIA INC EUROPEAN SHARE OPTION PLAN
                                WARRANT AGREEMENT

Name of Participant:       _________________________________________________

Address of Participant:    _________________________________________________

Date of Grant:             _________________________________________________

Number of Shares

subject to Warrant:        _________________________________________________

Exercise Price:            _________________________________________________

1. Espotting Media Inc ("the Company") hereby grants to the Participant named above a Warrant to subscribe for the specified Number of Shares in the Company at the Exercise Price, subject to the terms and conditions set out below.

2. The Warrant shall be exercisable subject to and in accordance with the Rules of the Espotting Media Inc. European Share Option Plan and this Warrant Agreement. In the event of any conflict between the Rules and the terms of this Warrant Agreement, the Rules will prevail.

3. Capitalised terms in this Warrant Agreement shall bear the same meaning as those set out in the Rules.

4.       [The Warrant shall vest as follows:

         The vesting period will commence with the [date of this Warrant Agreement]/[first date on which the Participant provides services as a Consultant] [please specify any other relevant date for commencement] and the Warrant shall vest as to one-third on the anniversary of that [date]/[first date of providing services] and thereafter as to one-third on each of the following anniversaries of that date.

         The Board shall have absolute discretion to determine whether and as to how and to what extent the Warrant may accelerate as to vesting upon the Participant becoming entitled to exercise the Warrant or to receive an exchange of Warrants in accordance with the provisions of Rules 7.1.1, 7.1.2 or 7.1.3.]

5. The Participant hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Associated Companies hold certain personal information about him, including his name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all warrants or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in his favour ("Data"). The Participant further understands that the Company and its Associated Companies will transfer Data as necessary for the purposes of this Warrant and may further transfer Data to any third parties assisting the Company and/or its Associated Companies in relation to the Plan. The Participant understands that recipients of Data may be located in the European Economic Area or elsewhere. The Participant authorises recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom he may elect to deposit any Shares acquired pursuant to this Warrant of such Data as may be required for the subsequent holding of Shares on his behalf), in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan.


The Participant agrees to the grant of this Warrant subject to the terms and conditions of the Espotting Media Inc. Share Option Plan and this Warrant Agreement

EXECUTED AS A DEED on behalf        )
of ESPOTTING MEDIA INC
DIRECTOR                            )        ____________________________
DIRECTOR/SECRETARY                  )        ____________________________

EXECUTED AS A DEED by               )
PARTICIPANT                         )        ____________________________

WITNESS NAME                        )        ____________________________
WITNESS SIGNATURE                   )        ____________________________
WITNESS ADDRESS                     )        ____________________________

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         FindWhat's articles of incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.7502, FindWhat may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of FindWhat, by reason of the fact that he is or was a director, officer, employee or agent of FindWhat, or is or was serving at the request of FindWhat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding under certain circumstances and provided that, among other things, he:

         - did not breach his fiduciary duties as a director or officer in a manner which involved intentional misconduct, fraud or a knowing violation of law; and

         - acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of FindWhat, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         FindWhat's bylaws provide that unless prohibited by Nevada law, FindWhat must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by FindWhat or in its right to procure a judgment in its favor, by reason of the fact that the person is or was FindWhat's director, officer, employee or agent, or is or was serving at FindWhat's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by such person in connection with any such action, suit or proceeding. The right to indemnification conferred by FindWhat's bylaws will be presumed to have been relied upon by FindWhat's directors, officers, employees and agents and will be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

         FindWhat's board of directors is authorized, on behalf of FindWhat, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada law. Such agreements or arrangements may provide:

         (1) that the expenses of FindWhat's officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by FindWhat as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

         (2) that the indemnitee will be presumed to be entitled to indemnification under FindWhat's bylaws or such agreement or arrangement and FindWhat will have the burden of proof to overcome that presumption;

         (3) for procedures to be followed by FindWhat and the indemnitee in making any determination of entitlement to indemnification or for appeals; and

         (4) for insurance or other financial arrangements, all as may be deemed appropriate by the board of directors at the time of execution of the agreement or arrangement.

         FindWhat may, unless prohibited by Nevada law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against the indemnitee and liability and expenses that he or she incurred in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses. Such other financial arrangements may include:

         -        the creation of a trust fund;

         -        the establishment of a program of self-insurance;

         - the securing of FindWhat's obligation of indemnification by granting a security interest or other lien on any of its assets; or

         -        the establishment of a letter of credit, guaranty or surety.

         The foregoing bylaw provisions, as well as this provision, may be amended by the FindWhat stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of the outstanding capital stock of FindWhat (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these bylaw provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the directors, officers and controlling persons of FindWhat pursuant to these provisions or otherwise, FindWhat has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The above discussion of FindWhat's articles, bylaws, and Nevada law is not intended to be exhaustive and is respectively qualified in its entirety by the actual articles, bylaws, and applicable Nevada statutes.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

NUMBER            EXHIBIT

(a)

2.1###            Amended and Restated Agreement and Plan of Merger among FindWhat.com, Who Merger Corp. and
                  Espotting, dated February 9, 2004.

2.2***            Agreement and Plan of Merger among FindWhat.com, Close Reach Merger Corp. and Miva Corporation
                  dated September 2, 2003.

3.1*              Articles of Incorporation of FindWhat.com (f/k/a Collectibles America, Inc.).

3.2**             Amendment and Restated Bylaws of FindWhat.com.

3.3####           Audit Committee Charter.

5++               Opinion of Baker & McKenzie regarding legality of the issuance of shares pursuant to the merger.

10.1##/+          Amended and Restated Executive Employment Agreement between FindWhat.com and Craig A.
                  Pisaris-Henderson.

10.2##/+          Amended and Restated Executive Employment Agreement between FindWhat.com and Phillip R. Thune.

10.3              Loan and Security Agreement by and between Fifth Third Bank, as lender, and FindWhat.com, as borrower, dated February 19, 2004

10.4****/+        FindWhat.com 1999 Stock Incentive Plan, as amended.

10.5##/+          Form of Incentive Stock Option Agreement.

10.6##/+          Form of Non-Qualified Stock Option Agreement.

10.7##/+          Executive Employment Agreement between FindWhat.com and Dave Rae.

10.8              [Reserved.]

10.9##            Colonial Bank Plaza office building lease dated January 31, 2002, as amended.

10.10#/+          Executive Employment Agreement between FindWhat.com and Anthony Garcia.

10.11#####/+      Executive Employment Agreement between FindWhat.com and Brenda Agius.

13.1#####         Annual report of the registrant to security holders for the fiscal year ended December 31, 2003.

14.1#####         Code of Ethics

14.2#####         Code of Conduct

16.1####          Letter regarding change in certifying accountant

21.1#####         List of Subsidiaries

23.1              Consent of Grant Thornton LLP

23.2              Consent of Ernst & Young LLP, Tampa, Florida

23.3              Consent of Ernst & Young LLP, London, England

23.4++            Consent of Baker & McKenzie (included in Exhibit 5).

23.5              Consent of Porter, Wright, Morris & Arthur LLP

24.1              Powers of Attorney (included on signature page).

99.1              Form of Proxy Card for the annual meeting of the stockholders of the registrant.

99.2              Consent of UBS Securities LLC

* Incorporated by reference to the exhibit previously filed on September 14, 1999 with prior Form 10 of FindWhat.com (file no. 0-27331).

** Incorporated by reference to the exhibit previously filed on January 23, 2002 with FindWhat.com's Form 8-K.

***Incorporated by reference to the exhibit previously filed on January 6, 2004, with FindWhat.com's Form 8-K.

**** Incorporated by reference to the exhibit previously filed August 1, 2002, with FindWhat.com's Form S-8.

***** Incorporated by reference to the extent previously filed on April 2, 2001 with FindWhat.com's Form 10-KSB for the year ended December 31, 2000

# Incorporated by reference to the exhibit previously filed on May 15, 2001 with FindWhat.com's Form 10-QSB for the fiscal year ended March 31, 2001.

## Incorporated by reference to the exhibit previously filed on November 6, 2002 with FindWhat.com's Form 10 QSB for the fiscal year ended September 30, 2002.

### Incorporated by reference to the exhibit previously filed on February 10, 2004 with FindWhat.com's Form 8-K.

#### Incorporated by reference to the exhibit previously filed on March 25, 2003 with FindWhat.com's Form 8 K/A.

#####Incorporated by reference to the exhibit previously filed on March 5, 2004 with FindWhat.com's Form 10-K.

+ Management compensatory contract or plan.

++To be filed by amendment.

(b) Report of Independent Auditors on Schedule

Schedule II - Valuation and Qualifying Accounts of Espotting

ITEM 22.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort
Myers, State of Florida, on this 12th day of March, 2004.

                         FINDWHAT.COM



                         By:   /s/  Craig A. Pisaris-Henderson
                              -------------------------------------------------
                               Craig A. Pisaris-Henderson, Chairman, President,
                                    Chief Executive Officer and Secretary
                                    (Principal Executive Officer)



                         By:   /s/  Phillip R. Thune
                              -------------------------------------------------
                                Phillip R. Thune, Chief Operating Officer, Chief
                                    Financial Officer and Treasurer
                                    (Principal Financial Officer)

                                POWER OF ATTORNEY

         We, the undersigned directors and/or officers of FindWhat, hereby severally constitute and appoint Craig Pisaris-Henderson and Phillip R. Thune, and each of them individually, with full power of substitution and resubstitution, our true and lawful attorneys, with full power to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of FindWhat and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of March, 2004.

/s/  Craig A. Pisaris-Henderson
-----------------------------------------------------         Chairman, President, Chief Executive Officer, and
Craig A. Pisaris-Henderson                                    Secretary
                                                              (Principal Executive Officer)

/s/  Phillip R. Thune
-----------------------------------------------------         Chief Operating Officer, Chief Financial Officer,
Phillip R. Thune                                              Treasurer and Director
                                                              (Principal Financial Officer)

/s/  Brenda Agius
-----------------------------------------------------         Vice President - Finance
Brenda Agius                                                  (Principal Accounting Officer)

/s/  Kenneth E. Christensen                                   Director
-----------------------------------------------------
Kenneth E. Christensen

/s/  Frederick E. Guest, II                                   Director
-----------------------------------------------------
Frederick E. Guest, II

/s/  Lee Simonson                                             Director
-----------------------------------------------------
Lee Simonson

/s/  Daniel B. Brewster, Jr.                                  Director
-----------------------------------------------------
Daniel B. Brewster, Jr.

/s/  Jerry Della Femina                                       Director
-----------------------------------------------------
Jerry Della Femina

/s/  David J. Londoner                                        Director
-----------------------------------------------------
David J. Londoner

*By:  /s/  Phillip R. Thune
-----------------------------------------------------
Phillip R. Thune, Attorney-in-Fact

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE



Espotting Media Inc.

We have audited the consolidated financial statements of Espotting Media Inc. as of March 31, 2003, 2002 and 2001, and for each of the three years in the period ended March 31, 2003, and have issued our report thereon dated February 6, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. These schedules are the responsibility of Espotting Media Inc.'s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                     /s/ Ernst & Young LLP

London, England
February 6, 2004

                              ESPOTTING MEDIA INC.
                        VALUATION AND QUALIFYING ACCOUNTS

                                   Balance at
                                  Beginning of        Charges to       Charges to                       Balance at
         Description                 Period            Earnings      Other Accounts    Deductions     End of Period
------------------------------- ------------------ ----------------- ---------------- -------------- -----------------
Allowance for doubtful
accounts:

   Year ended March 31, 2003    $          37,000  $      1,101,000  $       49,000   $          -   $      1,187,000

   Year ended March 31, 2002    $           4,000  $         34,000  $       (1,000)  $          -   $         37,000

   Year ended March 31, 2001    $               -  $          4,000  $            -   $          -   $          4,000

Income tax valuation
allowance:

   Year ended March 31, 2003    $           2,937  $          4,479  $            -   $          -   $          7,416

   Year ended March 31, 2002    $             788  $          2,149  $            -   $          -   $          2,937

   Year ended March 31, 2001    $              -   $            788  $            -   $          -   $            788